EXHIBIT 4

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                             BCAP TRUST LLC 2007-AA4

                       MORTGAGE PASS-THROUGH CERTIFICATES

                                 SERIES 2007-AA4

                                 TRUST AGREEMENT

                                      among

                                    BCAP LLC,
                                   Depositor,

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                    Custodian

                                       and

                      DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                     Trustee

                               Dated June 1, 2007

================================================================================

                                TABLE OF CONTENTS

                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01  Definitions.......................................................

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Mortgage Loans......................................
Section 2.02  Acceptance by the Custodian of the Mortgage Loans.................
Section 2.03  Execution and Delivery of Certificates............................
Section 2.04  REMIC Matters.....................................................
Section 2.05  Representations and Warranties of the Depositor...................
Section 2.06  Representations and Warranties of the Custodian...................

                                   ARTICLE III

                                 TRUST ACCOUNTS

Section 3.01  Distribution Account, Excess Reserve Fund Account,
               Pre-Funding Account and Capitalized Interest Account.............
Section 3.02  Investment of Funds in the Distribution Account...................

                                   ARTICLE IV

                                  DISTRIBUTIONS

Section 4.01  Priorities of Distribution........................................
Section 4.02  Subordination.....................................................
Section 4.03  Allocation of Realized Losses for Group I.........................
Section 4.04  Monthly Statements to Certificateholders..........................
Section 4.05  Allocation of Applied Realized Loss Amounts on Group II
               Certificates.....................................................
Section 4.06  Certain Matters Relating to the Determination of LIBOR............

                                    ARTICLE V

                                THE CERTIFICATES

Section 5.01  The Certificates..................................................
Section 5.02  Certificate Register; Registration of Transfer and
               Exchange of Certificates.........................................
Section 5.03  Mutilated, Destroyed, Lost or Stolen Certificates.................
Section 5.04  Persons Deemed Owners.............................................
Section 5.05  Access to List of Certificateholders' Names and Addresses.........
Section 5.06  Maintenance of Office or Agency...................................

                                   ARTICLE VI

                                  THE DEPOSITOR

Section 6.01  Respective Liabilities of the Depositor...........................
Section 6.02  Merger or Consolidation of the Depositor..........................
Section 6.03  Limitation on Liability of the Depositor and Others...............
Section 6.04  Option to Purchase Defaulted Mortgage Loans.......................

                                   ARTICLE VII

                                SERVICER DEFAULT

Section 7.01  Events of Default.................................................
Section 7.02  Trustee to Act; Appointment of Successor..........................
Section 7.03  Notification to Certificateholders................................

                                  ARTICLE VIII

 CONCERNING THE TRUSTEE, THE CUSTODIAN, VARIOUS TAX MATTERS, SERVICING REPORTS
                              AND PERIODIC FILINGS

Section 8.01  Duties of the Trustee.............................................
Section 8.02  [Reserved]........................................................
Section 8.03  Certain Matters Affecting the Trustee.............................
Section 8.04  Trustee and Custodian Not Liable for Certificates or
               Mortgage Loans...................................................
Section 8.05  Trustee May Own Certificates......................................
Section 8.06  Trustee's and Custodian's Fees and Expenses.......................
Section 8.07  Eligibility Requirements for the Trustee..........................
Section 8.08  Resignation and Removal of the Trustee............................
Section 8.09  Successor Trustee.................................................
Section 8.10  Merger or Consolidation of the Trustee............................
Section 8.11  Appointment of Co-Trustee or Separate Trustee.....................
Section 8.12  Tax Matters.......................................................
Section 8.13  Annual Reports on Assessment of Compliance with Servicing
               Criteria; Annual Independent Public Accountants'
               Attestation Report...............................................
Section 8.14  Periodic Filings..................................................
Section 8.15  Tax Classification of the Excess Reserve Fund Account.............
Section 8.16  Subcontractors....................................................
Section 8.17  Custodial Responsibilities........................................
Section 8.18  Limitations on Custodial Responsibilities.........................

                                   ARTICLE IX

                                   TERMINATION

Section 9.01  Termination upon Liquidation or Purchase of the Mortgage
               Loans............................................................
Section 9.02  Final Distribution on the Certificates............................
Section 9.03  Additional Termination Requirements...............................

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

Section 10.01 Amendment.........................................................
Section 10.02 Recordation of Agreement; Counterparts............................
Section 10.03 Governing Law.....................................................
Section 10.04 Intention of Parties..............................................
Section 10.05 Notices...........................................................
Section 10.06 Severability of Provisions........................................
Section 10.07 Limitation on Rights of Certificateholders........................
Section 10.08 Certificates Nonassessable and Fully Paid.........................
Section 10.09 Waiver of Jury Trial..............................................
Section 10.10 Regulation AB Compliance; Intent of the Parties;
               Reasonableness...................................................
Section 10.11 Third Party Rights................................................

                                    EXHIBIT V

                      FORM OF SUBSEQUENT TRANSFER AGREEMENT

                             BCAP LLC TRUST 2007-AA4

SCHEDULES

Schedule I    Mortgage Loan Schedule

EXHIBITS

EXHIBIT A     Form of Class I-A, Class I-B, Class I-2-X1, Class II-A
              and Class II-M Certificates

EXHIBIT B     Form of Class I-R and Class II-R Certificates

EXHIBIT C     Form of Class II-CE Certificates

EXHIBIT D     Form of Request for Release

EXHIBIT E     Form of Initial Certification of Custodian

EXHIBIT F     Form of Document Certification and Exception Report of
              Custodian

EXHIBIT G     Form of Residual Transfer Affidavit

EXHIBIT H     Form of Transferor Certificate

EXHIBIT I     Form of Rule 144A Letter

EXHIBIT J     Form of Certification to be Provided with Form 10-K

EXHIBIT K     Form of Trustee Certification to be Provided to Depositor

EXHIBIT L-1   Wells Fargo Sale and Servicing Agreement

EXHIBIT L-2   Countrywide Sale Agreement

EXHIBIT L-3   Chevy Chase Sale and Servicing Agreement

EXHIBIT M     Countrywide Servicing Agreement

EXHIBIT N-1   Wells Fargo Assignment Agreement

EXHIBIT N-2   Countrywide Assignment Agreement

EXHIBIT N-3   Chevy Chase Assignment Agreement

EXHIBIT O     Servicing Criteria

EXHIBIT P     Additional Form 10-D Disclosure

EXHIBIT Q     Additional Form 10-K Disclosure

EXHIBIT R     Form 8-K Disclosure Information

EXHIBIT S     Additional Disclosure Notification

EXHIBIT T     Countrywide Amendment Reg AB

EXHIBIT U     Representation Letter

EXHIBIT V     Subsequent Transfer Agreement

            THIS TRUST AGREEMENT, dated as of June 1, 2007 (this "Agreement"), is hereby executed by and between BCAP LLC, a Delaware limited liability company (the "Depositor"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as custodian (in such capacity, the "Custodian"), and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee (the "Trustee").

                             W I T N E S S E T H:

            In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                              PRELIMINARY STATEMENT

            The Trustee shall elect that six segregated asset pools within the Trust Fund (exclusive of (i) the Excess Reserve Fund Account, (ii) the Pre-Funding Account, (iii) the Capitalized Interest Account and (iv) the right of the Group II Principal Certificates to receive Basis Risk Carry Forward Amounts) be treated for federal income tax purposes as comprising six REMICs (each, with respect to Group I, a "Group I Trust REMIC" or, in the alternative, the Group I Pooling Tier REMIC, the Group I Lower Tier REMIC and the Group I Upper Tier REMIC, respectively, and with respect to Group II, a "Group II Trust REMIC" or, in the alternative, the Group II REMIC PF, the Group II Lower Tier REMIC and the Group II Upper Tier REMIC, respectively). The Startup Day for each Trust REMIC is the Closing Date. The latest possible maturity date for each regular interest is the latest date referenced in Section 2.04.

            Each Class of Group I Certificates (other than the Class I-R Certificates) represents ownership of a regular interest in the Group I Upper Tier REMIC for purposes of the REMIC Provisions. The Class I-R Certificates represent ownership of the sole Class of residual interest in each of the Group I Pooling Tier REMIC, the Group I Lower Tier REMIC and the Group I Upper Tier REMIC.

            The Class II-CE Interest, the Class II-UT-PFIO Interest and each Class of Group II Principal Certificates (other than the right of each Class of Group II Principal Certificates to receive Basis Risk Carry Forward Amounts), represents ownership of a regular interest in the Group II Upper Tier REMIC for purposes of the REMIC Provisions. The Class II-R Certificates represent ownership of the sole Class of residual interest in each of the Group II REMIC PF, the Group II Lower Tier REMIC and the Group II Upper Tier REMIC.

                           GROUP I Pooling Tier REMIC

            The Group I Pooling Tier REMIC will hold as assets the Group I Mortgage Loans. The Class PT-I-1B, Class PT-I-1Q, Class PT-I-2B, Class PT-I-2Q, Class PT-I-3B and Class PT-I-3Q Interests will evidence "regular interests" in the Group I Pooling Tier REMIC created hereunder. The Class PT-I-R Interest will constitute the sole Class of "residual interests" in the Group I Pooling Tier REMIC and will be evidenced by the Class I-R Certificates.

            The following table sets forth the Original Group I Pooling Tier Principal Amounts and per annum rates of interest for the Group I Pooling Tier REMIC Regular Interests and the Class PT-I-R Interest:

                                        Group I Pooling Tier
                                           REMIC Interest              Original Group I Pooling Tier
          Class Designation                     Rate                         Principal Amount
-------------------------------------  ----------------------  ---------------------------------------------
Class PT-I-1B                                    (1)           0.001% of Group I Subgroup Subordinate
                                                               Amount of Subgroup I-1 (4)
Class PT-I-1Q                                    (1)           Stated Principal Balance of Subgroup I-1
                                                               Mortgage Loans less Group I Pooling Tier
                                                               Principal Amount of Class PT-I-1B (5)
Class PT-I-2B                                    (2)           0.001% of Group I Subgroup Subordinate
                                                               Amount of Subgroup I-2 (4)
Class PT-I-2Q                                    (2)           Stated Principal Balance of Subgroup I-2
                                                               Mortgage Loans less aggregate Group I
                                                               Pooling Tier Principal Amounts of Class
                                                               PT-I-2B and Class PT-I-2-PO Interest (5)
Class PT-I-3B                                    (3)           0.001% of Group I Subgroup Subordinate
                                                               Amount of Subgroup I-3 (4)
Class PT-I-3Q                                    (3)           Stated Principal Balance of Subgroup I-3
                                                               Mortgage Loans less Group I Pooling Tier
                                                               Principal Amount of Class PT-I-3B Interest
                                                               (5)
Class PT-I-R                                     N/A           N/A

------------

(1) The interest rate for this Group I Pooling Tier REMIC Regular Interest shall be a per annum rate equal to the weighted average of the Net Mortgage Rates on the Subpool I-1 Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Mortgage Loans in such Subpool, as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date)..

(2) The interest rate for this Group I Pooling Tier REMIC Regular Interest shall be a per annum rate equal to the weighted average of the Net Mortgage Rates on the Subpool I-2 Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Mortgage Loans in such Subpool, as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date).

(3) The interest rate for this Group I Pooling Tier REMIC Regular Interest shall be a per annum rate equal to the weighted average of the Net Mortgage Rates on the Subpool I-3 Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Mortgage Loans in such Subpool, as of the first day of the month immediately prior to the month in which the relevant distribution date occurs (before taking into account scheduled payments of principal on that date).

(4) As of the Closing Date and any date of determination, (i) the Group I Pooling Tier Principal Amount of the Class PT-I-1B Interest shall equal 0.001% of the Subgroup Subordinate Amount of Subgroup I-1, (ii) the Group I Pooling Tier Principal Amount of the Class PT-I-2B Interest shall equal 0.001% of the Subgroup Subordinate Amount of Subgroup I-2 and (ii) the Group I Pooling Tier Principal Amount of the Class PT-I-3B Interest shall equal 0.001% of the Subgroup Subordinate Amount of Subgroup I-3 (in each case, computed to at least eight decimal places).

(5) As of the Closing Date and any date of determination, (i) the Group I Pooling Tier Principal Amount of the Class PT-I-1Q Interest shall equal the excess of the aggregate Stated Principal Balance of the Mortgage Loans in Subgroup I-1 over the Group I Pooling Tier Principal Amount of the Class PT-I-1B Interest, (ii) the Group I Pooling Tier Principal Amount of the Class PT-I-2Q Interest shall equal the excess of the aggregate Stated Principal Balance of the Mortgage Loans in Subgroup I-2 over the Group I Pooling Tier Principal Amount of the Class PT-I-2B Interest and (iii) the Group I Pooling Tier Principal Amount of the Class PT-I-3Q Interest shall equal the excess of the aggregate Stated Principal Balance of the Mortgage Loans in Subgroup I-3 over the Group I Pooling Tier Principal Amount of the Class PT-I-3B Interest.

            With respect to the Group I Mortgage Loans and the Group I Pooling Tier REMIC Regular Interests, distributions of principal shall be made, and Realized Losses, Fraud Losses, Bankruptcy Losses, Special Hazard Losses, Deficient Valuations and Excess Losses shall be allocated:

            first, to the Class PT-I-1B Interest, Class PT-I-2B Interest and Class PT-I-3B Interest, from the related Subgroup, so that their respective Group I Pooling Tier Principal Amounts (computed to at least eight decimal places) are equal to (A) 0.001% of the Subgroup Subordinate Amount of Subgroup I-1, (B) 0.001% of the Subgroup Subordinate Amount of Subgroup I-2 and (C) 0.001% of the Subgroup Subordinate Amount of Subgroup I-3, respectively (except that if any such amount is a larger number than in the preceding distribution period, the least amount of principal shall be distributed or losses shall be allocated to the Class PT-I-1B Interest, Class PT-I-2B Interest and Class PT-I-3B Interest, as applicable, such that the Group I Pooling Tier Subordinated Balance Ratio is maintained); and

            second, any remaining amounts of principal shall be distributed and losses shall be allocated from the related Subgroup, to the Class PT-I-1Q Interest, Class PT-I-2Q Interest and Class PT-I-3Q Interest, respectively.

            Any amounts remaining after distributing principal and interest to the Group I Pooling Tier REMIC Regular Interests as described above shall be distributed to the Holders of the Class I-R Certificates in respect of the Class PT-I-R Interest.

                            Group I Lower Tier REMIC

            The Group I Lower Tier REMIC will hold as assets the Group I Pooling Tier REMIC Regular Interests. The Class LT-I-1-A1, Class LT-I-1-A2, Class LT-I-2-A1, Class LT-I-2-A2, Class LT-I-3-A1, Class LT-I-3-A2, Class LT-I-B-1, Class LT-I-B-2, Class LT-I-B-3, Class LT-I-B-4, Class LT-I-B-5 and Class LT-I-B-6 Interests (the "Group I Lower Tier Regular Interests") will evidence "regular interests" in the Group I Lower Tier REMIC created hereunder. The Class LT-I-R Interest shall constitute the sole Class of "residual interests" in the Group I Lower Tier REMIC and will be evidenced by the Class I-R Certificates.

            The following table sets forth the Group I Lower Tier Principal Amounts and per annum rates of interest for the Group I Lower Tier Regular
Interests:

                              Corresponding Class of    Group I Lower Tier REMIC      Group I Lower Tier
     Class Designation         Group I Certificates          Interest Rate             Principal Amount
--------------------------  -------------------------  --------------------------  ------------------------
Class LT-I-1-A1             Class I-1-A1                          (3)                         (1)
Class LT-I-1-A2             Class I-1-A2                          (3)                         (1)
Class LT-I-2-A1             Class I-2-A1                          (4)                         (1)
Class LT-I-2-A2             Class I-2-A2                          (4)                         (1)
Class LT-I-3-A1             Class I-3-A1                          (5)                         (1)
Class LT-I-3-A2             Class I-3-A2                          (5)                         (1)
Class LT-I-B-1              Class I-B-1                           (2)                         (1)
Class LT-I-B-2              Class I-B-2                           (2)                         (1)
Class LT-I-B-3              Class I-B-3                           (2)                         (1)
Class LT-I-B-4              Class I-B-4                           (2)                         (1)
Class LT-I-B-5              Class I-B-5                           (2)                         (1)
Class LT-I-B-6              Class I-B-6                           (2)                         (1)
Class LT-I-R                Class I-R                             (3)                         $100

------------
(1) This Group I Lower Tier Regular Interest shall at all times have (and principal shall be paid such that at all times it has) a Group I Lower Tier REMIC Principal Amount equal to the Class Certificate Balance of the Corresponding Class of Group I Certificates.

(2) This Group I Lower Tier Regular Interest shall have an interest rate equal to the Pass-Through Rate of the Corresponding Class of Group I Certificates. For federal income tax purposes, the Pass-Through Rate for the Class I-B-1, Class I-B-2, Class I-B-3, Class I-B-4 and Class I-B-5 Certificates and the Class LT-I-B-1, Class LT-I-B-2, Class LT-I-B-3, Class LT-I-B-4 and Class LT-I-B-5 Interests, for any Distribution Date shall be expressed as a per annum rate equal to the weighted average of (i) the interest rate for the Class PT-I-1B Interest, (ii) the interest rate for the Class PT-I-2B Interest and (iii) the interest rate for the Class PT-I-3B Interest, weighted on the basis of the respective Group I Pooling Tier Principal Amounts of each such Group I Pooling Tier Regular Interest (computed to at least eight decimal places), immediately prior to such Distribution Date.

(3) The Pass Through Rate for the Class I-1-A1, Class I-1-A2 and Class I-R Certificates for each Distribution Date will be a per annum rate equal to the weighted average of the Net Mortgage Rates on the Subpool I-1 Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Mortgage Loans in such Subpool, as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date).

(4) The Pass Through Rate for the Class I-2-A1 and Class I-2-A2 for each Distribution Date will be a per annum rate equal to the weighted average of the Net Mortgage Rates on the Subpool I-2 Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Mortgage Loans in such Subpool, as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date).

(5) The Pass Through Margin for the Class I-3-A1 and Class I-3-A2 Certificates for each Distribution Date will be a per annum rate equal to the weighted average of the Net Mortgage Rates on the Subpool I-3 Mortgage Loans, weighted on the basis of the outstanding principal balances of the Mortgage Loans in such Subpool, as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date).

(6) The Pass Through Margin for the Class I-3-A1 and Class I-3-A2 Certificates for each Distribution Date will be a per annum rate equal to the weighted average of the Net Mortgage Rates on the Subpool I-3 Mortgage Loans, weighted on the basis of the outstanding principal balances of the Mortgage Loans in such Subpool, as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date).

            On each Distribution Date, Group I Available Funds shall be applied to distributions of interest and principal on the Group I Lower Tier Regular Interests, in each case in an amount sufficient to make the distributions on the respective Corresponding Class of Group I Certificates on such Distribution Date in accordance with the provisions of Article IV, provided, that prior to the Distribution Date in June 2014, interest payable on the Class I-2-X1 Certificates at a rate of 0.2900% per annum on a balance equal to the Class Certificate Balance of the Class I-2-A1 Certificates shall be deemed payable to the Class LT-I-2-A1 Interest.

            As of any date, the Group I Lower Tier Principal Amount of each Group I Lower Tier Regular Interest shall equal the Class Certificate Balance of the respective Corresponding Class of Group I Certificates. Realized Losses, Fraud Losses, Special Hazard Losses, Bankruptcy Losses, Deficient Valuations and Excess Losses shall be allocated to the Group I Lower Tier Regular Interests in the same manner as they are allocated to the Corresponding Class of Group I Certificates pursuant to Article IV.

            Any amounts remaining after distribution to the Group I Lower Tier Regular Interests as described above shall be distributed to the holders of the Class I-R Certificates in respect of the Class LT-I-R Interest.

                            Group I Upper Tier REMIC

            The Class I-1-A1, Class I-1-A2, Class I-2-A1, Class I-2-X1, Class I-2-A2, Class I-3-A1, Class I-3-A2, Class I-B-1, Class I-B-2, Class I-B-3, Class I-B-4, Class I-B-5 and Class I-B-6 Certificates will constitute "regular interests" in the Group I Upper Tier REMIC created hereunder and their Pass-Through Rates and Class Certificate Balances shall be as set forth below under the table entitled "Certificates." The Class UT-I-R Interest will constitute the sole Class of "residual interests" in the Group I Upper Tier REMIC and will be evidenced by the Class I-R Certificates.

            Any amounts remaining after distributions of interest and principal to the Group I Upper Tier REMIC Certificates shall be distributed to the holders of the Class I-R Certificates in respect of the Class UT-I-R Interest.

            For federal income tax purposes, each Class of Group II Principal Certificates represents beneficial ownership of a regular interest in the Group II Upper Tier REMIC and the right to receive Basis Risk Carry Forward Amounts, and the Class II-CE Certificates represent beneficial ownership of two regular interests in the Group II Upper Tier REMIC and the Excess Reserve Fund Account, which portions of the Trust Fund shall be treated as a grantor trust.

                                GROUP II REMIC PF

            Group II REMIC PF will hold as assets the Group II Mortgage Loans (including the right to acquire Group II Mortgage Loans with the Pre-Funding Amount). Group II REMIC PF shall issue the following interests in Group II REMIC PF, and each such interest (other than the Class PF-II-R Interest) is hereby designated as a regular interest in Group II REMIC PF (the "Group II REMIC PF Regular Interests"). Group II REMIC PF shall also issue the Class PF-II-R Interest, which is hereby designated as the sole class of residual interest in Group II REMIC PF and shall be represented by the Class II-R Certificates.

                                                            Original REMIC PF
                                                             Principal Amount
   Class Designation         REMIC PF Interest Rate         or Notional Amount
   -----------------         ----------------------         ------------------
Class PF-II-A                          (1)                     $201,178,036
Class PF-II-B                          (2)                      $57,000,000
Class PF-II-IO                         (3)                          (4)
Class PF-II-R                          (5)                          (5)

---------

(1) For any Distribution Date (and the related Interest Accrual Period), this Group II REMIC PF Regular Interest shall bear interest at a per annum rate (its "Group II REMIC PF Interest Rate") equal to the Group II REMIC PF WAC Rate.

(2) This Group II REMIC PF Regular Interest shall bear interest at a per annum rate (its "Group II REMIC PF Interest Rate") (i) for the first two Distribution Dates (and the related Interest Accrual Periods), 0.00% and
      (ii) thereafter, a per annum rate equal to the Group II REMIC PF WAC Rate.

(3) This Group II REMIC PF Regular Interest shall bear interest at a per annum rate (its "Group II REMIC PF Interest Rate") (i) for the first two Distribution Dates and the related Interest Accrual Periods, all interest on the Subsequent Group II Mortgage Loans for such Distribution Date divided by $57,000,000 and (ii) thereafter, 0.00%.

(4) The Class PF-II-IO Interest shall have a Notional Amount equal to the Group II REMIC PF Principal Amount of the Class PF-II-B Interest.

(5) The Class PF-II-R Interest, represented by the Class II-R Certificates, is the sole class of residual interest in Group II REMIC PF. The Class PF-II-R Interest does not have a principal amount or an interest rate.

            On each of the first two Distribution Dates, Realized Losses, Group II Subsequent Recoveries and payments of principal (as reduced by any Deferred Interest) in respect of the Initial Group II Mortgage Loans shall be allocated to the PF-II-A Interest, until the Group II REMIC PF Principal Amount of such interest is reduced to zero. On each of the first two Distribution Dates, Realized Losses, Group II Subsequent Recoveries and payments of principal (as reduced by any Deferred Interest) in respect of the Subsequent Group II Mortgage Loans (including amounts paid as principal from the Pre-Funding Account) shall be allocated to the Class PF-II-B Interest, until the Group II REMIC PF Principal Amount of such interest is reduced to zero. On each Distribution Date thereafter, Realized Losses, Group II Subsequent Recoveries and payments of principal (as reduced by any Deferred Interest) in respect of the Group II Mortgage Loans shall be allocated, pro rata, to the Class PF-II-A and Class PF-II-B Interests, until the Group II REMIC PF Principal Amount of such Group II REMIC PF Regular Interests are reduced to zero.

            All Distributable Prepayment Premiums with respect to any Distribution Date (to the extent not applied to pay principal as part of the Group II Principal Distribution Amount) shall be distributed to the Class PF-II-A Interest.

            Any amounts remaining after distributing principal, interest, Group II Subsequent Recoveries and Distributable Prepayment Premiums to the Group II REMIC PF Regular Interests shall be distributed to the Holders of the Class II-R Certificates in respect of the Class PF-II-R Interest.

                            Group II Lower Tier REMIC

            The Group II Lower Tier REMIC will hold as assets the Group II REMIC PF Regular Interests. The Group II Lower Tier REMIC shall issue the following interests, and each such interest, other than the Class II-LT-R Interest, is hereby designated as a regular interest in the Group II Lower Tier REMIC (the "Group II Lower Tier REMIC Regular Interests"). The Class II-LT-R Interest is hereby designated as the sole Class of residual interest in the Group II Lower Tier REMIC and shall be represented by the Class II-R Certificates.

                                                                                            Group II
                            Group II Lower                                             Corresponding Upper
                              Tier REMIC            Initial Group II Lower Tier        Tier REMIC Regular
    Class Designation        Interest Rate              Principal Amount (4)                 Interest
-------------------------   ---------------   ---------------------------------------   ------------------
Class LT-II-A-1                   (1)         1/2 Group II Corresponding Upper Tier          II-A-1
                                              REMIC Regular Interest initial Class
                                              Certificate Balance
Class LT-II-M-1                   (1)         1/2 Group II Corresponding Upper Tier          II-M-1
                                              REMIC Regular Interest initial Class
                                              Certificate Balance
Class LT-II-M-2                   (1)         1/2 Group II Corresponding Upper Tier          II-M-2
                                              REMIC Regular Interest initial Class
                                              Certificate Balance
Class LT-II-M-3                   (1)         1/2 Group II Corresponding Upper Tier          II-M-3
                                              REMIC Regular Interest initial Class
                                              Certificate Balance
Class LT-II-M-4                   (1)         1/2 Group II Corresponding Upper Tier          II-M-4
                                              REMIC Regular Interest initial Class
                                              Certificate Balance
Class LT-II-M-5                   (1)         1/2 Group II Corresponding Upper Tier          II-M-5
                                              REMIC Regular Interest initial Class
                                              Certificate Balance
Class LT-II-M-6                   (1)         1/2 Group II Corresponding Upper Tier          II-M-6
                                              REMIC Regular Interest initial Class
                                              Certificate Balance
Class LT-II-M-7                   (1)         1/2 Group II Corresponding Upper Tier          II-M-7
                                              REMIC Regular Interest initial Class
                                              Certificate Balance
Class II-LT-Accrual               (1)         1/2 Group II Pool Stated Principal               N/A
                                              Balance, plus 1/2 Pre-Funding Amount,
                                              plus 1/2 Subordinated Amount
Class II-LT-PFIO                  (2)                           (2)                            N/A
Class II-LT-R                     (3)                           (3)                            N/A

------------------------------
(1) The interest rate with respect to any Distribution Date for these interests is a per annum variable rate equal to the Group II Lower Tier REMIC Net WAC Rate.

(2) This Group II Lower Tier REMIC Regular Interest is an interest only interest and does not have a Group II REMIC PF Principal Amount. On each Distribution Date, this Group II Lower Tier REMIC Regular Interest shall be entitled to receive all interest distributable on the Class II-UT-PFIO Interest.

(3) The Class II-LT-R Interest is the sole Class of residual interest in the Group II Lower Tier REMIC and it does not have a principal amount or an interest rate.

(4) For all Distribution Dates, the Group II Lower Tier Principal Amount of these Group II Lower Tier REMIC Regular Interests shall be expressed to eight decimal places.

            The Class LT-II-A-1, Class LT-II-M-1, Class LT-II-M-2, Class LT-II-M-3, Class LT-II--4, Class LT-II-M-5, Class LT-II-M-1 and Class LT-II-M-7 Interests are hereby designated the Group II-LT Accretion Directed Classes (the "Group II-LT Accretion Directed Classes").

            On each Distribution Date, 50% of the increase in the Subordinated Amount (to the extent not attributable to Deferred Interest) shall be payable as a reduction of the Group II Lower Tier REMIC Principal Amount of the Group II-LT Accretion Directed Classes (each such Class will be reduced by an amount equal to 50% of any increase in the Subordinated Amount that is attributable to a reduction in the Class Certificate Balance of its Group II Corresponding Class) and shall be accrued and added to the Group II Lower Tier REMIC Principal Amount of the Class II-LT-Accrual Interest. On each Distribution Date, the increase in the Group II Lower Tier REMIC Principal Amount of the Class II-LT-Accrual Interest may not exceed interest accruals for such Distribution Date for the Class II-LT-Accrual Interest. In the event that: (i) 50% of the increase in the Subordinated Amount (to the extent not attributable to Deferred Interest) exceeds (ii) interest accruals on the Class II-LT-Accrual Interest for such Distribution Date, the excess for such Distribution Date (accumulated with all such excesses for all prior Distribution Dates) will be added to any increase in the Subordinated Amount for purposes of determining the amount of interest accrual on the Class II-LT-Accrual Interest payable as principal on the Group II-LT Accretion Directed Classes on the next Distribution Date pursuant to the first sentence of this paragraph. All payments of scheduled principal and prepayments of principal generated by the Group II Mortgage Loans (including, for the first two Distribution Dates, amounts paid as principal from the Pre-Funding Account) (as reduced by any Deferred Interest) and all Subsequent Recoveries for Loan Group II allocable to principal shall be allocated (i) 50% to the Class II-LT-Accrual Interest, (ii) 50% to the Group II-LT Accretion Directed Classes (such principal payments and Subsequent Recoveries for Loan Group II shall be allocated among such Group II-LT Accretion Directed Classes in an amount equal to 50% of the principal amounts and Group II Subsequent Recoveries allocated to their respective Group II Corresponding Classes), until paid in full. Notwithstanding the above, principal payments allocated to the Class II-CE Interest that result in the reduction in the Subordinated Amount shall be allocated 100% to the Class II-LT-Accrual Interest (until paid in full).

            Reductions to Group II Lower Tier REMIC Principal Amounts as a result of Realized Losses in Loan Group II and increases in Group II Lower Tier REMIC Principal Amounts as a result of Group II Subsequent Recoveries shall be applied so that after all distributions have been made on each Distribution Date
(i) the Group II Lower Tier REMIC Principal Amount of each Group II-LT Accretion Directed Class is equal to 50% of the Class Certificate Balance of its Group II Corresponding Class, (ii) the Class II-LT-Accrual Interest is equal to 50% of the aggregate Stated Principal Balance of the Group II Mortgage Loans, plus 50% of any remaining Pre-Funded Amount plus 50% of the Subordinated Amount.

            All Distributable Prepayment Premiums with respect to any Distribution Date shall be distributed to the Class II-LT-Accrual Interest.

            Any amounts remaining after distributing principal, interest, Group II Subsequent Recoveries and Distributable Prepayment Premiums to the Group II Lower Tier REMIC Regular Interests shall be distributed to the Holders of the Class II-R Certificates in respect of the Class II-LT-R Interest.

                            Group II Upper Tier REMIC

            The Group II Upper Tier REMIC shall issue the following Classes of Group II Upper Tier REMIC Regular Interests and each such interest, other than the Class II-UT-R Interest, is hereby designated as a regular interest in the Group II Upper Tier REMIC. The Class II-UT-R Interest is hereby designated as the sole Class of residual interests in the Group II Upper Tier REMIC and shall be represented by the Class II-R Certificates.

                                                         Group II Initial Upper         Group II
                             Group II Upper Tier REMIC       Tier Principal           Corresponding
     Class Designation             Interest Rate                 Amount           Class of Certificates
--------------------------   -------------------------   ----------------------   ---------------------
Class II-A-1                            (1)                  $229,133,000             Class II-1-A
Class II-M-1                            (1)                    $9,423,000             Class II-M-1
Class II-M-2                            (1)                    $5,164,000             Class II-M-2
Class II-M-3                            (1)                    $1,678,000             Class II-M-3
Class II-M-4                            (1)                    $1,807,000             Class II-M-4
Class II-M-5                            (1)                    $1,678,000             Class II-M-5
Class II-M-6                            (1)                    $2,453,000             Class II-M-6
Class II-M-7                            (1)                    $2,194,000             Class II-M-7
Class II-CE                             (2)                       (2)                 Class II-CE (2)
Class II-UT-PFIO                        (3)                       (3)                 N/A
Class II-UT-R                           (4)                       (4)                 Class II-R

------------

(1) For any Distribution Date (and the related Interest Accrual Period), this interest shall bear interest at the Pass-Through Rate for the Group II Corresponding Class of Certificates.

(2) The Class II-CE Interest has an initial principal balance of $4,648,036 but it will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class II-CE Interest shall have a notional principal balance equal to the aggregate of the Group II Lower Tier Principal Amounts of the Lower Tier Regular Interests (other than the Class II-LT-PFIO Interest) as of the first day of the related Interest Accrual Period. With respect to any Interest Accrual Period, the Class II-CE Interest shall bear interest at a rate equal to the excess, if any, of the Group II Lower Tier REMIC Net WAC Rate over the product of (i) 2 and (ii) the weighted average Group II Lower Tier REMIC Interest Rate of the Group II Lower Tier Regular Interests (other than the Class II-LT-PFIO Interest), where the Group II Lower Tier REMIC Interest Rate on the Class II-LT-Accrual Interest is subject to a cap equal to zero and each Group II-LT Accretion Directed Class is subject to a cap equal to the Pass-Through Rate on its Corresponding Class of Certificates. With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class II-CE Interest shall be deferred in an amount equal to any increase in the Group II Subordinated Amount on such Distribution Date. Such deferred interest shall not itself bear interest.

(3) This Group II Upper Tier REMIC Regular Interest is an interest only interest and does not have a Group II REMIC PF Principal Amount. On each Distribution Date, this Group II Upper Tier REMIC Regular Interest shall be entitled to receive all interest distributable on the Class PF-II-IO Interest.

(4) The Class II-UT-R Interest does not have an interest rate or a principal balance.

            All Distributable Prepayment Premiums with respect to any Distribution Date (to the extent not applied as provided in Section 4.01(b)(ii) and (iii)) shall be distributed to the Class II-CE Interest.

            Any amounts remaining after distributing principal, interest, Group II Subsequent Recoveries and Distributable Prepayment Premiums to the Group II Upper Tier REMIC Regular Interests shall be distributed to the Holders of the Class II-R Certificates in respect of the Class II-UT-R Interest.

                                  Certificates

            The following table sets forth the Class Certificate Balance and Pass-Through Rate for each Class of Certificates.

                                      Class            Class Certificate Balance
 Class Designation              Pass-Through Rate         or Notional Balance
 -----------------              -----------------      -------------------------
Class I-1-A1                           (1)                   $   234,935,000
Class I-1-A2                           (1)                   $    17,864,000
Class I-2-A1                           (2)                   $   112,755,000
Class I-2-X1                           (3)                   $   112,755,000
                                                                  (Notional)
Class I-2-A2                           (4)                   $     8,575,000
Class I-3-A1                           (5)                   $   116,285,000
Class I-3-A2                           (5)                   $     8,843,000
Class I-R                              (1)                   $           100
Class I-B-1                            (6)                   $    12,294,000
Class I-B-2                            (6)                   $     7,751,000
Class I-B-3                            (6)                   $     5,078,000
Class I-B-4                            (6)                   $     5,612,000
Class I-B-5                            (6)                   $     2,673,000
Class I-B-6                            (6)                   $     1,872,960
Class II-A-1 (11)                      (7)                   $   229,133,000
Class II-M-1 (11)                      (8)                   $     9,423,000
Class II-M-2 (11)                      (8)                   $     5,164,000
Class II-M-3 (11)                      (8)                   $     1,678,000
Class II-M-4 (11)                      (8)                   $     1,807,000
Class II-M-5 (11)                      (8)                   $     1,678,000
Class II-M-6 (11)                      (8)                   $     2,453,000
Class II-M-7 (11)                      (8)                   $     2,194,000
Class II-R                             (10)                             N/A
Class II-CE                            (9)                              (9)

------------

(1) The Pass-Through Rate for the Class I-1-A1, Class I-1-A2 and Class I-R Certificates for each Distribution Date will be a per annum rate equal to the weighted average of the Net Mortgage Rates on Subpool I-1 Mortgage Loans, weighted on the basis of the outstanding principal balances of the Mortgage Loans in such Subpool, as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date) (the "Subgroup I-1 WAC Rate").

(2) The Pass-Through Rate for the Class I-2-A1 Certificates for each Distribution Date will be a per annum rate equal to the weighted average of the Net Mortgage Rates on Subpool I-2 Mortgage Loans, weighted on the basis of the outstanding principal balances of the Mortgage Loans in such Subpool, as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date) (the "Subgroup I-2 WAC Rate") minus, before the Distribution Date in June 2014, 0.2900% and on and after the Distribution Date in June 2014, 0.0000%.

(3) The Pass-Through Rate for the Class I-2-X1 Certificates for each Distribution Date before the Distribution Date in June 2014 will be 0.2900%. With respect to any Distribution Date thereafter, the Pass-Through Rate will be 0.0000%.

(4) The Pass-Through Rate for the Class I-2-A2 Certificates for each Distribution Date will be the Subgroup I-2 WAC Rate.

(5) The Pass-Through Rate for the Class I-3-A1 and Class I-3-A2 Certificates for each Distribution Date will be a per annum rate equal to the weighted average of the Subpool I-3 Mortgage Loans, weighted on the basis of the outstanding principal balances of the Mortgage Loans in such Subpool, as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date) (the "Subgroup I-3 WAC Rate").

(6) The Pass-Through Rate for the Class I-B Certificates for each Distribution Date will be a per annum rate equal to the weighted average (weighted on the basis of the portion of the aggregate Class Certificate Balance of Class I-B Certificates attributable to each Subgroup as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date)) of the weighted average of the Net Mortgage Rates on the Mortgage Loans in each Subpool, weighted on the basis of the outstanding Stated Principal Balances of the Mortgage Loans in the related Subpool, as of the first day of the month immediately prior to the month in which the relevant Distribution Date occurs (before taking into account scheduled payments of principal on that date) (the "Group I Subordinate WAC Rate").

(7) The Class II-A-1 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the Group II Loan Cap.

(8) The Class II-M-1, Class II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6 and Class II-M-7 Certificates will bear interest during each Interest Accrual Period at a per annum rate equal to the lesser of (i) LIBOR plus the applicable Pass-Through Margin and (ii) the Loan Group II Cap.

(9) The Class II-CE Certificates will represent beneficial ownership of the Class II-CE Interest and the Class II-UT-PFIO Interest, subject to payment of any Basis Risk Carry Forward Amounts to the Group II Offered Certificates. For federal income tax purposes, the Trustee will treat a Class II-CE Certificateholder's obligation to make payments to the Group II Offered Certificates of Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account as payments under a notional principal contract. Such rights of the Class II-CE Certificateholders and Group II Offered Certificateholders shall be treated as held in a portion of the Trust Fund that is treated as a grantor trust under subpart E, Part I of subchapter J of the Code. The Class II-CE Certificates do not have a Class Certificate Balance.

(10) The Class II-R Certificates do not have a principal balance or an interest rate. The Class II-R Certificates represent the residual interest in each Group II Trust REMIC.

(11) Each of these Certificates will represent not only the ownership of the Corresponding Class of Group II Upper Tier REMIC Regular Interest but also the right to receive payments from the Excess Reserve Fund Account in respect of any Basis Risk Carry Forward Amounts. For federal income tax purposes, the Trustee will treat a Group I Principal Certificateholder's right to receive payments from the Excess Reserve Fund Account as payments received pursuant to a notional principal contract between the Class II-CE Certificateholders and each Class of Group I Principal Certificates.

            Any amounts remaining after distribution to the Group II Lower Tier Interests as described above shall be distributed to the holders of the Class II-R Certificates in respect of the Class II-UT-R Interest.

            The minimum denomination for each Class of the Offered Certificates (other than the Class II-R Certificates) will be $25,000 initial Class Certificate Balance, with integral multiples of $1 in excess thereof, except that one Certificate in each Class may be issued in a different amount. The minimum denomination for (a) the Class I-R Certificates will be a 100% Percentage Interest in such Class, (b) the Class II-R Certificates will be $100 initial Class Certificate Balance, (c) the Class II-CE Certificates will be a 1% Percentage Interest in such Class and (d) each Class of Interest Only Certificates will be a 1% Percentage Interest in such Class.

Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates             All Classes of Certificates other than the
                                    Physical Certificates.

Class I-A Certificates              Class I-1-A1, Class I-1-A2, Class I-2-A1,
                                    Class I-2-X1, Class I-2-A2, Class I-3-A1 and
                                    Class I-3-A2 Certificates.

Class I-B Certificates              Class I-B-1, Class I-B-2, Class I-B-3, Class
                                    I-B-4, Class I-B-5 and Class I-B-6
                                    Certificates.

Class II-M Certificates             Class II-M-1, Class II-M-2, Class II-M-3,
                                    Class II-M-4, Class II-M-5, Class II-M-6 and
                                    Class II-M-7 Certificates.

ERISA-Restricted Certificates       The Class I-B-4, Class I-B-5 and Class I-B-6
                                    Certificates, the Physical Certificates and any Certificate with a rating below the lowest applicable permitted rating under the Underwriters' Exemption.

Group I Certificates                Class I-A, Class I-B and Class I-R
                                    Certificates.

Group I Principal Certificates      Class I-A (other than the Class I-2-X1
                                    Certificates) and Class I-B Certificates.

Group I Senior Certificates         Class I-A Certificates.

Group I Subordinated Certificates   Class I-B Certificates.

Group II Certificates               Class II-A-1 and Class II-M Certificates.

Group II Principal Certificates     Class II-A-1 and Class II-M Certificates.

Group II Senior Certificates        Class II-A-1 Certificates.

Group II Subordinate Certificates   Class II-M Certificates.

Offered Certificates                The Group I Offered Certificates and the
                                    Group II Offered Certificates.

Physical Certificates               The Class I-R, Class II-CE and Class II-R
                                    Certificates.

Private Certificates                The Class I-B-4, Class I-B-5, Class I-B-6,
                                    Class I-R, Class II-R and Class II-CE
                                    Certificates.

Rating Agencies                     Moody's, DBRS and S&P.

Regular Certificates                All Classes of Certificates other than the
                                    Class I-R, Class II-CE and Class II-R
                                    Certificates.

Residual Certificates               The Class I-R and Class II-R Certificates.

Subgroup I-1 Certificates           Class I-1-A1, Class I-1-A2 and Class I-R
                                    Certificates.

Subgroup I-2 Certificates           Class I-2-A1, Class I-2-X1 and Class I-2-A2
                                    Certificates.

Subgroup I-3 Certificates           Class I-3-A1 and Class I-3-A2 Certificates.

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.01 Definitions. Capitalized terms used herein but not defined herein shall have the meanings given them in the related Servicing Agreement or related Sale Agreement, as applicable. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            Account: Any of the Distribution Account, the Collection Account, the Excess Reserve Fund Account, the Pre-Funding Account, the Capitalized Interest Account or the Investment Account. Each Account shall be an Eligible Account.

            Addition Notice: A written notice from the Depositor to the Trustee and the Rating Agencies that the Depositor desires to make a Subsequent Transfer.

            Additional Disclosure Notification: As defined in Section 8.14(b).

            Additional Form 10-D Disclosure: As defined in Section 8.14(b).

            Additional Form 10-K Disclosure: As defined in Section 8.14(c).

            Adjustable Rate Mortgage Loan: Each Mortgage Loan that has an adjustable Mortgage Rate.

            Adjusted Net Mortgage Rate: As to each Group II Mortgage Loan and at any time, the per annum rate equal to the Mortgage Interest Rate less the applicable Expense Fee Rate.

            Adjustment Amount: For the Special Hazard Loss Coverage Amount and, with respect to each anniversary of July 1, 2007, the amount, if any, by which such Special Hazard Loss Coverage Amount (without giving effect to the deduction of the Adjustment Amount for such anniversary) exceeds the greatest of (x) the product of 1% and the outstanding principal balance of the Group I Mortgage Loans on the Distribution Date immediately preceding such anniversary, (y) the outstanding principal balance of the Group I Mortgage Loans secured by Mortgaged Properties in the highest California zip code concentration on the Distribution Date immediately preceding such anniversary, and (z) twice the outstanding principal balance of the Group I Mortgage Loans that has the largest outstanding principal balance on the Distribution Date immediately preceding such anniversary.

            Advance: Any Monthly Advance or Servicing Advance.

            Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            Aggregate Subordinate Percentage: With respect to the Group I Subordinate Certificates and any Distribution Date, the sum of the Class Certificate Balances of the Group I Subordinate Certificates immediately prior to such Distribution Date divided by the aggregate of the Stated Principal Balances of the Group I Mortgage Loans.

            Agreement: This Trust Agreement and all amendments or supplements hereto.

            Allocable Share: With respect to any Distribution Date and any Class of Group I Subordinate Certificates, the portion of the Group I Subordinate Optimal Principal Amount allocable to such Class, equal to the product of the Group I Subordinate Optimal Principal Amount for each Subgroup of Group I in the aggregate on such Distribution Date and a fraction, the numerator of which is the related Class Certificate Balance of that Class and the denominator of which is the aggregate of the Class Certificate Balances of the Group I Subordinate Certificates; provided, that no Class of Group I Subordinate Certificates will be entitled on any Distribution Date to receive distributions pursuant to clauses (5), (6), and (7) of the definition of Group I Subordinate Optimal Principal Amount with respect to any Subgroup of Group I unless the Group I Subordinate Certificates Prepayment Distribution Trigger for that class is satisfied for that Distribution Date; if the Group I Subordinate Certificates Prepayment Distribution Trigger is not satisfied for an outstanding class of Group I Subordinate Certificates, those amounts will be distributable to the remaining Classes of Group I Subordinate Certificates for which the Group I Subordinate Certificates Prepayment Distribution Trigger is satisfied, pro rata, according to Class Certificate Balance.

            Amount Available for Subgroup I-1 Principal: As to any Distribution Date, Group I Available Funds for such Distribution Date reduced by the aggregate amount distributable on such Distribution Date in respect of interest on the Subgroup I-1 Certificates pursuant to Section 4.01(a) priority first sub-clause (i).

            Amount Available for Subgroup I-2 Principal: As to any Distribution Date, Group I Available Funds for such Distribution Date reduced by the aggregate amount distributable on such Distribution Date in respect of interest on the Subgroup I-2 Certificates pursuant to Section 4.01(a) priority first sub-clause (ii).

            Amount Available for Subgroup I-3 Principal: As to any Distribution Date, Group I Available Funds for such Distribution Date reduced by the aggregate amount distributable on such Distribution Date in respect of interest on the Subgroup I-3 Certificates pursuant to Section 4.01(a) priority first sub-clause (iii).

            Analytics Company: Intex Solutions, Inc., or any other bond analytics service provider identified to the Trustee by the Depositor.

            Applied Realized Loss Amount: With respect to any Group II Certificate, a Group II Applied Realized Loss Amount.

            Apportioned Subordinate Principal Distribution Amount: With respect to the Group I Subordinate Certificates and any Distribution Date, the product of (i) the aggregate Group I Subordinate Principal Distribution Amount and (ii) a fraction the numerator of which is equal to the Group I Subordinate Optimal Principal Amount for the Subgroup of Group I whose Group I Senior Certificates have been reduced to zero, and the denominator of which is equal to the aggregate of the Group I Subordinate Optimal Principal Amount with respect to each Subgroup of Group I.

            Assignment Agreements: The Countrywide Assignment Agreement, the Wells Fargo Assignment Agreement and the Chevy Chase Assignment Agreement.

            Assignment of Mortgage: An executed assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

            Bankruptcy Coverage Termination Date: The point in time at which the Bankruptcy Loss Coverage Amount is reduced to zero.

            Bankruptcy Loss Coverage Amount: With respect to any Distribution Date, an amount equal to approximately $100,000, minus the aggregate amount of previous Deficient Valuations and Debt Service Reductions. As of any Distribution Date on or after the Cross-Over Date, the Bankruptcy Loss Coverage Amount will be zero. The Bankruptcy Loss Coverage Amount may be reduced or modified upon written confirmation from the Rating Agencies that the reduction or modification will not adversely affect the then current ratings of the Group I Senior Certificates by the Rating Agencies.

            Basic Principal Distribution Amount: With respect to Group II and any Distribution Date, the excess of (i) the excess of (x) the aggregate Group II Principal Remittance Amount for that Distribution Date over (y) an amount equal to the Deferred Interest that accrued on the Group II Mortgage Loans for the related Due Period, over (ii) the Excess Subordinated Amount, if any, for that Distribution Date.

            Basis Risk Carry Forward Amount: With respect to each Class of Group II Offered Certificates, as of any Distribution Date, the sum of (A) if on such Distribution Date the Pass-Through Rate for any Class of Group II Offered Certificates is based upon the Group II Loan Cap, the excess, if any, of (i) the Group II Accrued Certificate Interest Distribution Amount such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such Pass-Through Rate not been subject to the Group II Loan Cap over (ii) the Group II Accrued Certificate Interest Distribution Amount payable on such Class of Certificates on such Distribution Date giving effect to, with respect to each Class of Group II Offered Certificates, the Group II Loan Cap, and (B) the portion of any such excess described in clause (A) for such Class of Group II Certificates from all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the applicable Pass-Through Rate for such Class of Group II Certificates for such Distribution Date, without giving effect to Group II Loan Cap.

            Basis Risk Payment: For any Distribution Date, an amount equal to the lesser of (i) the aggregate of the Basis Risk Carry Forward Amounts for such Distribution Date and (ii) the Class II-CE Distributable Amount (prior to any reduction for amounts paid from the Excess Reserve Fund Account to pay any Basis Risk Carry Forward Amount.

            Book-Entry Certificates: As specified in the Preliminary
Statement.

            Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the States of New York or California, (b) the State in which each Servicer's servicing operations are located or (c) any State in which the Trustee's Corporate Trust Office is located, are authorized or obligated by law or executive order to be closed.

            Capitalized Interest Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.02(a) in the name of the Trustee for the benefit of the Certificateholders and designated "Deutsche Bank National Trust Company, in trust for registered holders of BCAP LLC Trust 2007-AA4, Mortgage Pass-Through Certificates, Series 2007-AA4."

            Capitalized Interest Requirement: With respect to the Distribution Date occurring in July 2007 or August 2007, the excess, if any, of (x) the Group II Accrued Certificate Interest Distribution Amount for all classes of the Group II Principal Certificates for such Distribution Date (calculated without regard to the Pass-Through Rate being limited by the Group II Loan Cap) over (y) all scheduled installments of interest (net of the related Expense Fees) due on the Mortgage Loans in the related Due Period. In no event shall the Capitalized Interest Requirement be less than zero.

            Certificate: Any one of the Certificates executed by the Trustee in substantially the forms attached hereto as exhibits.

            Certificate Group: The Group I Certificates or Group II Certificates, as applicable.

            Certificate Owner: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate.

            Certificate Register: The register maintained pursuant to Section 5.02.

            Certificateholder or Holder: The Person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor or any Affiliate of the Depositor shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if any such Person (including the Depositor) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for purposes of any provision hereof that requires the consent of the Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Trustee is entitled to rely conclusively on a certification of the Depositor or any Affiliate of the Depositor in determining which Certificates are registered in the name of an Affiliate of the Depositor.

            Chevy Chase: Chevy Chase Bank, F.S.B., a federal savings bank, and its successors in interest.

            Chevy Chase Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of the Closing Date, among Chevy Chase, the Trustee and the Depositor, relating to certain Group II Mortgage Loans, a copy of which is attached hereto as Exhibit N-3.

            Chevy Chase Sale and Servicing Agreement: The Seller's Purchase, Warranties and Servicing Agreement, dated as of December 1, 2006, as amended by Amendment No. 1, dated as of May 23, 2007, by and between the Depositor and Chevy Chase, a copy of which is attached hereto as Exhibit L-3.

            Class: All Certificates bearing the same class designation as set forth in this Agreement.

            Class Certificate Balance: With respect to any Class of Certificates (other than Class II-CE and Class I-2-X1 Certificates), at any date, (A) the sum of (x) the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof and
(y) any Net Deferred Interest allocated to such Class on the related Distribution Date and all previous Distribution Dates and minus (B) (i) all distributions of principal previously made with respect thereto (ii) the principal portion of all Realized Loss or Applied Realized Loss Amounts, as applicable, allocated to such Class of Certificates on previous Distribution Dates and, (iii) in the case of a class of Group II Subordinate Certificates, the portion, if any, of any Group II Subordinate Certificate Writedown Amount allocated to that Class for previous Distribution Dates; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery for the related Loan Group is distributed, the Class Certificate Balances of any Class or Classes of Certificates that have been previously reduced by Realized Losses or Applied Realized Loss Amounts, as applicable, shall be increased, in order of seniority, by the amount of the Subsequent Recovery for such Loan Group distributed on such Distribution Date (up to the amount of Realized Losses or Applied Realized Loss Amounts, as applicable, allocated to such Class or Classes of Certificates). The Class II-CE Certificates have no Class Certificate Balance.

            Class I-A Certificates: As specified in the Preliminary Statement.

            Class I-R Certificates: All Certificates bearing the Class designation of "Class I-R."

            Class II-A Principal Distribution Amount: With respect to any Distribution Date is the excess of, if any, (a) the aggregate Class Certificate Balance of the Class II-A Certificates immediately prior to that Distribution Date over (b) the lesser of (i) prior to the Distribution Date in July 2013, 71.875% of the Current Maximum Amount for that Distribution Date or (ii) on or after the Distribution Date in July 2013, 77.50% of the Current Maximum Amount for that Distribution Date and (y) the excess, if any, of the Current Maximum Amount for that Distribution Date over the Group II Overcollateralization Floor.

            Class II-CE Certificates: All Certificates bearing the Class designation of "Class II-CE."

            Class II-CE Distributable Amount: On any Distribution Date, the sum of (i) as a distribution in respect of interest, the amount of interest that has accrued on the Class II-CE and Class II-UT-PFIO Interests (as set forth in the Preliminary Statement) and not applied as an Extra Principal Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus (without duplication), (ii) as a distribution in respect of principal, any portion of the principal balance of the Class II-CE Interest that is distributable as a Subordination Reduction Amount, minus (iii) any amounts paid from the Excess Reserve Fund Account to pay Basis Risk Carry Forward Amounts.

            Class II-CE Interest: The Group II Upper Tier REMIC Regular Interest represented by the Class II-CE Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

            Class II-LT-PFIO Interest: As specified in the Preliminary
Statement.

            Class II-UT-PFIO Interest: As specified in the Preliminary
Statement.

            Class II-LT-R Interest: The sole Class of "residual interest" in the Group I Lower Tier REMIC evidenced by the Class I-R Certificates.

            Class II-M Certificates: As specified in the Preliminary Statement.

            Class II-M-1 Principal Distribution Amount: With respect to any Distribution Date is the excess of, if any, (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for that Distribution Date) and (b) the Class Certificate Balance of the Class II-M-1 Certificates immediately prior to that Distribution Date over (ii) the lesser of (a) (1) on any Distribution Date prior to July 2013, 81.00% of the Current Maximum Amount for that Distribution Date or (2) on any Distribution Date on or after July 2013, 84.80% of the Current Maximum Amount for that Distribution Date and (b) the excess, if any, of the Current Maximum Amount for that Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-2 Principal Distribution Amount: With respect to any Distribution Date is the excess of, if any, (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for that Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for that Distribution Date) and (c) the Class Certificate Balance of the Class II-M-2 Certificates immediately prior to that Distribution Date over (ii) the lesser of (a) (1) on any Distribution Date prior to July 2013, 86.00% of the Current Maximum Amount for that Distribution Date or
(2) on any Distribution Date on or after July 2013, 88.80% of the Current Maximum Amount for that Distribution Date and (b) the excess, if any, of the Current Maximum Amount for that Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-3 Principal Distribution Amount: With respect to any Distribution Date is the excess of, if any, (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for that Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for that Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for that Distribution Date) and (d) the Class Certificate Balance of the Class II-M-3 Certificates immediately prior to that Distribution Date over (ii) the lesser of
(a) (1) on any Distribution Date prior to July 2013, 87.625% of the Current Maximum Amount for that Distribution Date or (2) on any Distribution Date on or after July 2013, 90.10% of the Current Maximum Amount for that Distribution Date and (b) the excess, if any, of the Current Maximum Amount for that Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-4 Principal Distribution Amount: With respect to any Distribution Date is the excess of, if any, (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for that distribution date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for that Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for that Distribution Date), (d) the Class Certificate Balance of the Class II-M-3 Certificates (after taking into account the distribution of the Class II-M-3 Principal Distribution Amount for that Distribution Date) and (e) the Class Certificate Balance of the Class II-M-4 Certificates immediately prior to that Distribution Date over (ii) the lesser of (a) (1) on any Distribution Date prior to July 2013, 89.375% of the Current Maximum Amount for that Distribution Date or (2) on any Distribution Date on or after July 2013, 91.50% of the Current Maximum Amount for that Distribution Date and (b) the excess, if any, of the Current Maximum Amount for that Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-5 Principal Distribution Amount: With respect to any Distribution Date is the excess of, if any, (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for that Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for that Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for that Distribution Date), (d) the Class Certificate Balance of the Class II-M-3 Certificates (after taking into account the distribution of the Class II-M-3 Principal Distribution Amount for that Distribution Date), (e) the Class Certificate Balance of the Class II-M-4 Certificates (after taking into account the distribution of the Class II-M-4 Principal Distribution Amount for that Distribution Date) and (f) the Class Certificate Balance of the Class II-M-5 Certificates immediately prior to that Distribution Date over (ii) the lesser of
(a) (1) on any Distribution Date prior to July 2013, 91.00% of the Current Maximum Amount for that Distribution Date or (2) on any Distribution Date on or after July 2013, 92.80% of the Current Maximum Amount for that Distribution Date and (b) the excess, if any, of the Current Maximum Amount for that Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-6 Principal Distribution Amount: With respect to any Distribution Date is the excess of, if any, (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for that Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for that Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for that Distribution Date), (d) the Class Certificate Balance of the Class II-M-3 Certificates (after taking into account the distribution of the Class II-M-3 Principal Distribution Amount for that Distribution Date), (e) the Class Certificate Balance of the Class II-M-4 Certificates (after taking into account the distribution of the Class II-M-4 Principal Distribution Amount for that Distribution Date), (f) the Class Certificate Balance of the Class II-M-5 Certificates (after taking into account the distribution of the Class II-M-5 Principal Distribution Amount for that Distribution Date) and (g) the Class Certificate Balance of the Class II-M-6 Certificates immediately prior to that distribution date over (ii) the lesser of (a) (1) on any Distribution Date prior to July 2013, 93.375% of the Current Maximum Amount for that Distribution Date or (2) on any Distribution Date on or after July 2013, 94.70% of the Current Maximum Amount for that Distribution Date and (b) the excess, if any, of the Current Maximum Amount for that Distribution Date over the Group II Overcollateralization Floor.

            Class II-M-7 Principal Distribution Amount: With respect to any Distribution Date is the excess of (i) the sum of (a) the aggregate Class Certificate Balances of the Class II-A Certificates (after taking into account the distribution of the Class II-A Principal Distribution Amount for such Distribution Date), (b) the Class Certificate Balance of the Class II-M-1 Certificates (after taking into account the distribution of the Class II-M-1 Principal Distribution Amount for such Distribution Date), (c) the Class Certificate Balance of the Class II-M-2 Certificates (after taking into account the distribution of the Class II-M-2 Principal Distribution Amount for such Distribution Date), (d) the Class Certificate Balance of the Class II-M-3 Certificates (after taking into account the distribution of the Class II-M-3 Principal Distribution Amount for such Distribution Date), (e) the Class Certificate Balance of the Class II-M-4 Certificates (after taking into account the distribution of the Class II-M-4 Principal Distribution Amount for such Distribution Date), (f) the Class Certificate Balance of the Class II-M-5 Certificates (after taking into account the distribution of the Class II-M-5 Principal Distribution Amount for such Distribution Date), (g) the Class Certificate Balance of the Class II-M-6 Certificates (after taking into account the distribution of the Class II-M-6 Principal Distribution Amount for such Distribution Date) and (h) the Class Certificate Balance of the Class II-M-7 Certificates immediately prior to that Distribution Date over (ii) the lesser of
(a) (1) on any Distribution Date prior to July 2013, 95.500% of the Current Maximum Amount for that Distribution Date or (2) on any distribution date on or after July 2013, 96.40% of the Current Maximum Amount for that Distribution Date and (b) the excess, if any, of the Current Maximum Amount for that Distribution Date over the Group II Overcollateralization Floor.

            Class II-A Certificates: As specified in the Preliminary Statement.

            Class II-R Certificates: All Certificates bearing the Class designation of "Class II-R."

            Class II-UT PFIO Interest: A regular interest in the Upper Tier REMIC as described in the Preliminary Statement and the related footnote thereto.

            Class II-UT-R Interest: The sole class of "residual interest" in the Group II Upper Tier REMIC.

            Class LT-II-R Interest: The sole class of "residual interest" in the Group II Lower Tier REMIC.

            Class PT-II-R Interest: The sole class of "residual interest" in the Group II Pooling Tier REMIC.

            Closing Date: June 29, 2007.

            Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

            Collection Account: The "Custodial Account" as defined in each Servicing Agreement.

            Commission: The U.S. Securities and Exchange Commission.

            Compensating Interest: For any Distribution Date and Loan Group, the lesser of (a) the Prepayment Interest Shortfall for such Loan Group, if any, for such Distribution Date, with respect to voluntary Principal Prepayments for such Loan Group by the Mortgagor, (b) in the case of Loan Group I and Countrywide Servicing only, one half of the lesser of (1) the Servicing Fee payable to Countrywide Servicing for such Distribution Date and (2) the Servicing Fee actually received by Countrywide Servicing for such Distribution Date, and (c) in the case of Loan Group II and Chevy Chase Servicing only, the Servicing Fee payable to Chevy Chase Servicing for such Distribution Date.

            Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

            Corporate Trust Office: The designated office of the Trustee in the State of California at which at any particular time its corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located at 1761 East St. Andrew Place, Santa Ana, California 92705-4934, Attn: Trust Administration-BC0704, facsimile no. (714) 247-6478, and which is the address to which notices to and correspondence with the Trustee should be directed.

            Countrywide Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of the Closing Date, among Countrywide Home Loans Servicing LP, Countrywide Home Loans Inc., the Trustee, the Sponsors and the Depositor, relating to the Group I Mortgage Loans, a copy of which is attached hereto as Exhibit N-2.

            Countrywide Home Loans: Countrywide Home Loans, Inc., a New York corporation, and its successors in interest.

            Countrywide Amendment Reg AB: The Countrywide Amendment Reg AB, dated as of August 30, 2006, to the Countrywide Sale Agreement and the Countrywide Servicing Agreement, between Barclays Bank PLC and Countrywide Home Loans, a copy of which is attached hereto as Exhibit U.

            Countrywide Sale Agreement: With respect to Countrywide Mortgage Loans purchased prior to February 26, 2007 (as set forth on the Mortgage Loan Schedule), the Master Mortgage Loan Purchase Agreement, dated August 30, 2006, between Barclays Bank PLC and Countrywide Home Loans, Inc. as amended by Amendment Reg AB and with respect to Countrywide Mortgage Loans purchased on or after February 26, 2007 (as set forth on the Mortgage Loan Schedule), the Master Mortgage Loan Purchase Agreement, dated as of February 26, 2007, in each case by and between Barclays Bank PLC and Countrywide Home Loans, Inc. as amended by Amendment Reg AB.

            Countrywide Servicing: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors in interest.

            Countrywide Servicing Agreement: With respect to Countrywide Mortgage Loans purchased prior to February 26, 2007 (as set forth on the Mortgage Loan Schedule), the Servicing Agreement, dated August 30, 2006, between Barclays Bank PLC and Countrywide Servicing, as amended by Amendment Reg AB and with respect to Countrywide Mortgage Loans purchased on or after February 26, 2007 (as set forth on the Mortgage Loan Schedule), the Servicing Agreement, dated as of February 26, 2007, in each case by and between Barclays Bank PLC and Countrywide Home Loans, Inc. as amended by Amendment Reg AB.

            Cross-Over Date: The Distribution Date on which the Class Certificate Balances of the Group I Subordinate Certificates have been reduced to zero.

            Cumulative Loss Percentages: With respect to any Distribution Date and Loan Group II, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses for Loan Group II incurred from the Cut-off Date to the last day of the calendar month preceding the month in which such Distribution Date occurs and the denominator of which is the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the Cut-off Date.

            Cumulative Loss Trigger Event: If, with respect to any Distribution Date, the circumstances in which the aggregate amount of Realized Losses for Loan Group II incurred since the Cut-off Date through the last day of the related Due Period divided by the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the Cut-off Date exceeds the applicable percentages described below with respect to such Distribution Date:

Distribution Date Occurring In                        Cumulative Loss Percentage
------------------------------                        --------------------------
July 2009 through June 2010           0.35% for the first month, plus an additional 1/12th of
                                      0.45% for each month thereafter
July 2010 through June 2011           0.80% for the first month, plus an additional 1/12th of
                                      0.65% for each month thereafter
July 2011 through June 2012           1.45% for the first month, plus an additional 1/12th of
                                      0.60% for each month thereafter
July 2012 through June 2013           2.05% for the first month, plus an additional 1/12th of
                                      0.80% for each month thereafter
July 2013 through June 2014           2.85% for the first month, plus an additional 1/12th of
                                      0.30% for each month thereafter
July 2014 and thereafter              3.15% with respect to July 2014

            Current Maximum Amount: With respect to any Distribution Date and Group II, the sum of (i) the aggregate of the Stated Principal Balances of the Group II Mortgage Loans held by the Trust for such Distribution Date, and (ii) with respect to each Distribution Date on or prior to August 25, 2007, the aggregate amount on deposit in the Pre-Funding Account as of the end of the related Due Period, net of investment earnings on deposit in the account.

            Custodial File: With respect to each Mortgage Loan, all Mortgage Loan Documents which are delivered to, and received by, the Custodian or which at any time comes into the possession of the Custodian.

            Custodian: Wells Fargo Bank, National Association, a national banking association, and its successors in interest and, if any successor custodian is appointed hereunder, such successor.

            Custodian Fee: With respect to any Distribution Date (commencing with the July 2007 Distribution Date), the amount charged by the Custodian to the Trustee for custodial services with respect to the Mortgage Loans performed by the Custodian during the preceding calendar month (commencing with the month of July 2007), based on a custodial fee schedule furnished by the Custodian to the Trustee.

            Cut-off Date: June 1, 2007.

            Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated Principal Balance thereof as of the close of business on the Cut-off Date (after giving effect to payments of principal due on that date, whether or not received).

            DBRS: DBRS, Inc. and its successors, and if such company shall for any reason no longer perform the functions of a securities rating agency, "DBRS" shall be deemed to refer to any other "nationally recognized statistical rating organization" as set forth on the most current list of such organizations released by the Commission. For purposes of Section 10.05(c) the address for notices to DBRS shall be DBRS, Inc., 140 Broadway, 35th Floor, New York, New York 10005, or such other address as DBRS may hereafter furnish to the Depositor, the Custodian and the Trustee.

            Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code in the Scheduled Payment for such Mortgage Loan which became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

            Deferred Interest: For any Mortgage Loan and any Distribution Date, an amount equal to the excess, if any, of the interest accrued during the related Mortgage Loan accrual period at the applicable Mortgage Rate over the entire Scheduled Payment due on such Mortgage Loan on the related Due Date.

            Deficient Valuation: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the United States Bankruptcy Code.

            Definitive Certificates: Any Certificate evidenced by a Physical Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

            Deleted Mortgage Loan: A Mortgage Loan which is purchased or repurchased by the applicable Original Loan Seller, the Purchasers or the Depositor in accordance with the terms of the applicable Sale Agreement, the applicable Assignment Agreement, the Representation Letter or this Agreement, as applicable, or which is, in the case of a substitution pursuant to the applicable Sale Agreement or the applicable Assignment Agreement, replaced or to be replaced with a substitute mortgage loan.

            Delinquency Trigger Event: With respect to Group II and any Distribution Date, the circumstances in which the quotient (expressed as a percentage) of (x) the rolling three month average of the aggregate unpaid principal balance of the Group II Mortgage Loans that are 60 days or more delinquent (including Group II Mortgage Loans in foreclosure, Group II Mortgage Loans related to REO Property and Group II Mortgage Loans where the Mortgagor has filed for bankruptcy) and (y) (i) prior to the Distribution Date in July 2013, the Current Maximum Amount, as of the last day of the related Due Period, equals or exceeds 24.75% of the prior period's Senior Enhancement Percentage or
(ii) on or after the Distribution Date in July 2013, the Current Maximum Amount, as of the last day of the related Due Period, equals or exceeds 31.00% of the prior period's Group II Senior Enhancement Percentage.

            Delivery Date: With respect to the Initial Group II Mortgage Loans, the Closing Date; with respect to any Subsequent Group II Mortgage Loans, the applicable Subsequent Transfer Date therefor.

            Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

            Depositor: BCAP LLC, a Delaware limited liability company, and its successors in interest.

            Depositor Float Period: With respect to any Distribution Date and the related amounts in the Distribution Account, the period commencing on the Servicer Remittance Date and ending prior to the third Business Day immediately preceding such Distribution Date.

            Depository: The initial Depository shall be The Depository Trust Company, the nominee of which is CEDE & Co., as the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

            Depository Institution: Any depository institution or trust company, including the Trustee, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated "P-1" by Moody's, "R-1 (high)" by DBRS and "A-1" by Standard & Poor's.

            Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

            Determination Date: With respect to each Servicer Remittance Date, the Business Day immediately preceding such Servicer Remittance Date.

            Disqualified Non-U.S. Person: With respect to a Residual Certificate, (i) any Non-U.S. Person or agent thereof other than a Non-U.S. Person that holds the Residual Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Trustee with an effective IRS Form W-8ECI, or (ii) any domestic entity classified as a partnership under the Code if any of its direct or indirect partners (other than through a U.S. corporation) are (or are permitted to be under the applicable partnership agreement) Disqualified Non-U.S. Persons, unless such Person described in (i) or (ii) above has delivered to both the transferor and the Trustee an opinion of a nationally recognized tax counsel to the effect that the transfer of the Residual Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Residual Certificate will not be disregarded for federal income tax purposes.

            Distributable Prepayment Premiums: With respect to any Distribution Date, Prepayment Premiums collected during the related Due Period with respect to approximately 27.46% of the Initial Group II Mortgage Loans and all of the Subsequent Group II Mortgage Loans.

            Distribution Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.01(b) in the name of the Trustee for the benefit of the Certificateholders and designated "Deutsche Bank National Trust Company in trust for registered holders of BCAP LLC Trust 2007-AA4 Mortgage Pass-Through Certificates, Series 2007-AA4." Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

            Distribution Date: The 25th day of each month or, if such day is not a Business Day, the immediately succeeding Business Day, commencing in July 2007.

            Document Certification and Exception Report: The report attached to Exhibit F hereto.

            Due Date: The day of the month on which the Scheduled Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the month in which that Distribution Date occurs and ending on the first day of the calendar month in which that Distribution Date occurs.

            Eligible Account: Either (i) an account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution (provided, however, that following a downgrade, withdrawal, or suspension of such Eligible Institution's S&P rating below the levels set forth in definition of "Eligible Institution" with respect to any Eligible Account, the applicable Eligible Institution shall either (x) obtain a guaranty from a guarantor which satisfies the S&P requirements set forth in such definition, or (y) transfer any such Eligible Account to one or more segregated trust accounts in the trust department of an institution which satisfies the definition of "Eligible Institution", in either case, as promptly as practicable (and in any case within not more than 60 calendar days with respect to the Excess Reserve Fund Account, or 30 calendar days with respect to each other Account)) (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account acceptable to each Rating Agency. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee. Each Eligible Account shall be a separate account.

            Eligible Institution: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated at least "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 30 days), or the long-term unsecured debt obligations of which are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations, or other short-term deposits of which are rated at least "P-1" by Moody's or "R-1" by DBRS (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Trustee) (in each case to the extent they are designated as Rating Agencies in the Preliminary Statement).

            ERISA: The Employee Retirement Income Security Act of 1974, as amended.

            ERISA-Qualifying Underwriting: A best efforts or firm commitment underwriting or private placement that meets the requirements of Prohibited Transaction Exemption ("PTE") 2007-5, 72 Fed. Reg. 13130 (2007) (or any successor thereto), or any substantially similar administrative exemption granted by the U.S. Department of Labor.

            ERISA-Restricted Certificate: As specified in the Preliminary Statement.

            Event of Default: With respect to each Servicer, as defined in the related Servicing Agreement.

            Excess Losses: With respect to Group I, Special Hazard Losses in excess of the related Special Hazard Loss Coverage Amount, Bankruptcy Losses in excess of the related Bankruptcy Loss Coverage Amount and Fraud Loss in excess of the related Fraud Loss Coverage Amount.

            Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.01(a) in the name of the Trustee for the benefit of the Group II Principal Certificateholders and designated "Deutsche Bank National Trust Company in trust for registered holders of BCAP LLC Trust 2007-AA4, Mortgage Pass-Through Certificates, Series 2007-AA4." Funds in the Excess Reserve Fund Account shall be held in trust for the Group II Principal Certificateholders for the uses and purposes set forth in this Agreement. Amounts on deposit in the Excess Reserve Fund Account shall not be invested.

            Excess Subordinated Amount: With respect to any Distribution Date and Group II, the excess, if any, of (a) the Subordinated Amount for such Distribution Date over (b) the Specified Subordinated Amount for such Distribution Date.

            Exchange Act: The Securities Exchange Act of 1934, as amended.

            Expense Fee Rate: As to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate and, with respect to the Group II Mortgage Loans and if applicable, any lender paid mortgage insurance premium rate.

            Expense Fees: As to each Mortgage Loan, the fees calculated by reference to the Expense Fee Rate.

            Extra Principal Distribution Amount: As of any Distribution Date, the lesser of (x) the Total Monthly Excess Spread for such Distribution Date plus, to the extent of any Realized Losses with respect to the Group II Mortgage Loans and not previously recovered, any Distributable Prepayment Premiums collected for that Distribution Date and (y) the Subordination Deficiency for such Distribution Date.

            Fannie Mae: The Federal National Mortgage Association, and its successors in interest.

            Final Scheduled Distribution Date: The Final Scheduled Distribution Date for each Class of Group I Certificates is the Distribution Date occurring in June 2047, and the Final Scheduled Distribution Date for each Class of Group II Certificates is the Distribution Date occurring in August 2047.

            Fixed Rate Mortgage Loan: Each Mortgage Loan that has a fixed Mortgage Rate.

            Force Majeure Event: As described in Section 8.18(l).

            Form 8-K Disclosure Information: As defined in Section 8.14(g).

            Fractional Interest: With respect to any Distribution Date and each Class of Group I Subordinate Certificates, a fraction (expressed as a percentage), the numerator of which is the aggregate Class Certificate Balance of such Class and each Class of Group I Subordinate Certificates subordinate to such Class, if any, and the denominator of which is the aggregate Stated Principal Balance of the Group I Mortgage Loans.

            Fraud Loan: A Liquidated Loan as to which a Fraud Loss has occurred.

            Fraud Loss: With respect to Group I, any Realized Losses for Group I incurred by reason of a default arising from fraud, dishonesty or misrepresentation in the origination of the related Group I Mortgage Loan.

            Fraud Loss Coverage Amount: With respect to Group I and any Distribution Date, the amount set forth in the following table for the indicated period:

            Period                                            Fraud Loss Coverage Amount
-----------------------------                -------------------------------------------------------------
Closing Date through June 2008               3.00% of the aggregate Group I Cut-Off Date Pool Balance
                                             minus the aggregate amount of Fraud Loss that would have
                                             been allocated to the Group I Subordinate Certificates in
                                             the absence of the Loss Allocation Limitation since the
                                             Cut-Off Date

July 2008 through June 2009                  2.00% of the aggregate Group I Cut-off Date Pool Balance
                                             minus the aggregate amount of Fraud Loss that would have been allocated to the Group I Subordinate Certificates in the
                                             absence of the Loss Allocation Limitation since the Cut-Off
                                             Date

July 2009 through June 2012                  1.00% of the aggregate Group I Cut-Off Date Pool Balance
                                             minus the aggregate amount of Fraud Loss that would have been allocated to the Group I Subordinate Certificates in the
                                             absence of the Loss Allocation Limitation since the Cut-Off
                                             Date

After the earlier to occur of July 2012 and  $0
the Cross-Over Date

            Fraud Loss Coverage Termination Date: The point in time at which the Fraud Loss Coverage Amount is reduced to zero.

            Freddie Mac: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the Emergency Home Finance Act of 1970, as amended, and its successors in interest.

            Gross Margin: The fixed percentage amount set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Rate.

            Group: With respect to the Certificates, the related Certificate Group and with respect to the Mortgage Loans, the related Loan Group.

            Group I: With respect to Certificates, the Group I Certificates and with respect to Mortgage Loans, the Group I Mortgage Loans.

            Group I Accrued Certificate Interest: For each Class of Certificates of Group I for each Distribution Date will be an amount equal to (1) the interest accrued at such class's Pass-Through Rate during the related Interest Accrual Period on the Class Certificate Balance or Notional Amount of such Class of Certificates, minus each class's pro rata share of any related Net Interest Shortfalls, the interest portion of any Excess Losses through the Cross-Over Date to the extent allocated to such class and, after the Cross-Over Date, the interest portion of Realized Losses for Group I, including Excess Losses for Group I, to the extent allocated to such Class plus (2) the portion of any Group I Accrued Certificate Interest referred to in clause (1) above for that Class remaining undistributed from previous Distribution Dates.

            Group I Available Funds: With respect to any Distribution Date, any Subpool and the Group I Mortgage Loans, to the extent received by the Trustee
(x) the sum of (i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Group I Mortgage Loans in such Subpool in the related Due Period and received by the related Servicer on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries received by the related Servicer on the Group I Mortgage Loans in such Subpool during the related Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Group I Mortgage Loans in such Subpool received by the related Servicer during the related Prepayment Period together with all Compensating Interest paid by the related Servicer in connection therewith (excluding any Prepayment Premiums); (iv) all Substitution Adjustment Amounts with respect to substitutions of Group I Mortgage Loans in such Subpool that occur on or prior to the related Determination Date; (v) all amounts received with respect to such Distribution Date as the Repurchase Price in respect of a Group I Mortgage Loan in such Subpool repurchased on or prior to the related Determination Date; and (vi) the proceeds received with respect to the termination of the Loan Group I pursuant to clause (a) of Section 9.01; reduced by (y) amounts in reimbursement for Advances previously made with respect to the Group I Mortgage Loans and other amounts as to which the related Servicer, the Depositor, the Custodian or the Trustee are entitled to be paid or reimbursed pursuant to this Agreement.

            Group I Certificates: As specified in the Preliminary Statement.

            Group I Corresponding Class: The Class of interests in the Group I Lower Tier REMIC or Group I Upper Tier REMIC created under this Agreement that corresponds to the Class of interests in the other such Group I Trust REMIC, as applicable, or to a Class of Certificates in the manner set out below:

Group I Corresponding         Group I Corresponding
   Lower Tier REMIC              Upper Tier REMIC         Group I Corresponding
   Regular Interest              Regular Interest         Class of Certificates
   ----------------              ----------------         ---------------------
   Class LT-I-1-A1                 Class I-1-A1               Class I-1-A1
   Class LT-I-1-A2                 Class I-1-A2               Class I-1-A2
   Class LT-I-2-A1        Class I-1-A1 and Class I-2-X1       Class I-2-A1
   Class LT-I-2-A2                 Class I-2-A2               Class I-2-A2
   Class LT-I-3-A1                 Class I-3-A1               Class I-3-A1
   Class LT-I-3-A2                 Class I-3-A2               Class I-3-A2
    Class LT-I-B-1                 Class I-B-1                 Class I-B-1
    Class LT-I-B-2                 Class I-B-2                 Class I-B-2
    Class LT-I-B-3                 Class I-B-3                 Class I-B-3
    Class LT-I-B-4                 Class I-B-4                 Class I-B-4
    Class LT-I-B-5                 Class I-B-5                 Class I-B-5
    Class LT-I-B-6                 Class I-B-6                 Class I-B-6

            Group I Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Group I Mortgage Loans as of the Cut-off Date.

            Group I Interest Shortfall: The aggregate amount of interest that would otherwise have been received for each Group I Mortgage Loan that was the subject of a Relief Act Reduction.

            Group I Lower Tier Regular Interest: As described in the Preliminary Statement.

            Group I Lower Tier REMIC: As described in the Preliminary Statement.

            Group I Lower Tier REMIC Interest Rate: As described in the Preliminary Statement.

            Group I Lower Tier Principal Amount: The principal balance of each Group I Lower Tier Regular Interest, as set forth in the Preliminary Statement.

            Group I Mortgage Loan: Each Mortgage Loan listed on the Mortgage Loan Schedule as a Group I Mortgage Loan.

            Group I Offered Certificates: As specified in the Preliminary Statement.

            Group I Optional Termination Date: The Distribution Date on which the aggregate Stated Principal Balance of the Group I Mortgage Loans, as of the last day of the related Due Period, is equal to 10% or less of the Group I Cut-off Date Pool Principal Balance.

            Group I Pooling Tier REMIC Regular Interests: Any of the Class PT-I-1B, Class PT-I-1Q, Class PT-I-2B, Class PT-I-2Q, Class PT-I-3B and Class PT-I-3Q Interests.

            Group I Pooling Tier Subordinated Balance Ratio: The ratio between the Group I Pooling Tier Principal Amounts of the Class PT-I-1B Interest, Class PT-I-2B Interest and Class PT-I-3B Interest, equal to the ratio among the Group I Subgroup Subordinate Amount of Subgroup I-1, the Group I Subgroup Subordinate Amount of Subgroup I-2 and the Group I Subgroup Subordinate Amount of Subgroup I-3.

            Group I Pooling Tier REMIC: As described in the Preliminary
Statement.

            Group I Pooling Tier REMIC Interest Rate: As described in the Preliminary Statement.

            Group I Pooling Tier Principal Amount: As described in the Preliminary Statement.

            Group I Pooling Tier REMIC Regular Interest: As described in the Preliminary Statement.

            Group I Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Group I Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Group I Principal Certificates: As specified in the Preliminary Statement.

            Group I Purchase Price: With respect to any Group I Mortgage Loan, purchase such Mortgage Loan at a price equal to the sum of (a) 100% of the Stated Principal Balance of that Mortgage Loan as of the date of repurchase, (b) interest on such Stated Principal Balance at the applicable Mortgage Interest Rate (net of the applicable servicing fee and applicable lender-paid mortgage insurance fee rate, if any) from the date on which interest has last been paid through the last day of the month in which such repurchase takes place, less (c) amounts received or advanced in respect to such repurchased Mortgage Loan which are being held in the collection account for distribution in the month of repurchase.

            Group I Senior Optimal Principal Amount: With respect to each Subgroup in Group I and any Distribution Date, the sum of:

            (1) the Group I Senior Percentage related to such Subgroup of the sum for each Mortgage Loan in such Subgroup on the related Due Date without giving effect to any Deficient Valuation or Debt Service Reduction that occurred prior to the reduction of the Bankruptcy Loss Coverage Amount to zero;

            (2) the Group I Senior Percentage of the Group I Purchase Price of each Mortgage Loan in such Subgroup that was repurchased by the applicable Original Loan Seller or another person with respect to that Distribution Date;

            (3) the Group I Senior Percentage related to such Substitution Adjustment Amounts in respect of a Mortgage Loan in such Subgroup received with respect to that Distribution Date;

            (4) the Group I Senior Percentage of the amount of net Insurance Proceeds or net Liquidation Proceeds allocable to principal received in the prior calendar month with respect to a Mortgage Loan in such Subgroup that is not a Liquidated Loan;

            (5) with respect to each Mortgage Loan in such Subgroup that became a Liquidated Loan during the prior calendar month, the lesser of:

            (a) the Group I Senior Percentage of the Stated Principal Balance of that Mortgage Loan of such Subgroup; and

            (b) either (A) the Group I Senior Prepayment Percentage related to such Subgroup or (B) if an Excess Loss was sustained with respect to any Liquidated Loan of such Subgroup during the preceding calendar month, the Group I Senior Percentage related to such Subgroup, of the amount of the net Insurance Proceeds or net Liquidation Proceeds allocable to principal received with respect to that Mortgage Loan during the prior calendar month;

            (6) the Group I Senior Prepayment Percentage related to such Subgroup of:

            (a) Principal Prepayments in Full in respect of a Mortgage Loan of such Subgroup received during the related Prepayment Period; and

            (b) partial principal prepayments in respect of a Mortgage Loan of such Subgroup applied during the related Prepayment Period;

            (7) with respect to any Distribution Date prior to the Cross-Over Date only, the Group I Senior Prepayment Percentage related to such Subgroup of the Subsequent Recoveries for such Subgroup received during the related Prepayment Period;

provided, however, that if a Deficient Valuation or Debt Service Reduction is sustained with respect to a Mortgage Loan of such Subgroup that is not a Liquidated Loan after the Bankruptcy Loss Coverage Amount has been reduced to zero, the Group I Senior Optimal Principal Amount for such Subgroup will be reduced on the related Distribution Date by the Group I Senior Percentage related to such Subgroup of the principal portion of such Deficient Valuation or Debt Service Reduction.

            Group I Senior Percentage: With respect to each Subgroup of Group I and each Distribution Date, the lesser of 100% and the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of all of the Senior Certificates (except for the Class I-2-X1 Certificates) of such Subgroup immediately prior to such Distribution Date, and the denominator of which is the aggregate Stated Principal Balance of all Mortgage Loans in the related Subgroup for such Distribution Date.

            Group I Senior Prepayment Percentage: With respect to each Subgroup of Group I and any Distribution Date, the percentage (not exceeding 100%) set forth in the following table:

   Distribution Date Occurring                 Group I Senior Prepayment Percentage
---------------------------------           ------------------------------------------
July 2007 through June 2014           100%
July 2014 through June 2015           Group I Senior Percentage of such Subgroup plus 70%
                                      of the Group I Subordinate Percentage;
July 2015 through June 2016           Group I Senior Percentage of such Subgroup plus 60%
                                      of the Group I Subordinate Percentage;
July 2016 through June 2017           Group I Senior Percentage of such Subgroup plus 40%
                                      of the Group I Subordinate Percentage;
July 2017 through June 2018           Group I Senior Percentage of such Subgroup plus 20%
                                      of the Group I Subordinate Percentage; and
After June 2018                       Group I Senior Percentage of such Subgroup

provided, however, that on any of the foregoing Distribution Dates if the Group I Senior Percentage for any Subgroup in Group I exceeds the initial Group I Senior Percentage for such Subgroup, the Group I Senior Prepayment Percentage for each Subgroup of Group I will once again equal 100%. The reductions in the Group I Senior Prepayment Percentages for each Subgroup described above will not occur, unless, as of the last day of the month preceding the Distribution Date, both:

                     (i) the aggregate Stated Principal Balance of Group I
            Mortgage Loans delinquent 60 days or more (including for this purpose any of such Mortgage Loans in bankruptcy or foreclosure and such Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust) does not exceed 50% of the aggregate Class Certificate Balances of the Group I Subordinate Certificates as of that date; and

                     (ii) cumulative Realized Losses with respect to the
            Mortgage Loans do not exceed:

                        (A) 30% of the Original Subordinate Principal Balance if
                  such Distribution Date occurs between and including July 2014 and June 2015;

                        (B) 35% of the Original Subordinate Principal Balance if
                  such Distribution Date occurs between and including July 2015 and June 2016;

                        (C) 40% of the Original Subordinate Principal Balance if
                  such Distribution Date occurs between and including July 2016 and June 2017;

                        (D) 45% of the Original Subordinate Principal Balance if
                  such Distribution Date occurs between and including July 2017 and June 2018; and

                        (E) 50% of the Original Subordinate Principal Balance if
                  such Distribution Date occurs after June 2018.

            Notwithstanding the foregoing and with respect to each Subgroup and any Distribution Date, if the following conditions are satisfied:

                     (iii) the then-current Group I Subordinate Percentage for
            such Subgroup is equal to or greater than two times the initial Group I Subordinate Percentage of a Subgroup;

                     (iv) the aggregate Stated Principal Balance of Group I
            Mortgage Loans Delinquent 60 days or more (including for this purpose any of such Mortgage Loans in bankruptcy or foreclosure and such Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the issuing entity) does not exceed 50% of the aggregate Class Certificate Balances of the Group I Subordinate Certificates as of that date; and

                     (v) cumulative Realized Losses with respect to the Group
            I Mortgage Loans do not exceed:

                        (A) 20% of the Original Subordinate Principal Balance if
                  such Distribution Date occurs on or prior to June 2010, and

                        (B) 30% of the Original Subordinate Principal Balance if
                  such Distribution Date occurs after June 2010.

then the Group I Senior Prepayment Percentage for such Distribution Date will be as set forth in the following table:

Distribution Date Occurring         Group I Senior Prepayment Percentage
---------------------------         ------------------------------------
July 2007 through June 2010         Group I Senior Percentage of such Subgroup
                                    plus 50% of the Group I Subordinate
                                    Percentage

After June 2010                     Group I Senior Percentage of such Subgroup

            Upon the reduction of a Group I Senior Prepayment Percentage during one of the periods described in the table above, such reduction will remain in effect for the remainder of that period.

            Group I Subgroup Subordinate Amount: As to any Distribution Date, with respect to any Subgroup for Group I, the amount equal to the excess of the aggregate Stated Principal Balance of the applicable Subgroup Mortgage Loans over the aggregate Class Certificate Balance of the Group I Senior Certificates (other than the Class I-2-X1 Certificates) of the related Subgroup immediately prior to such Distribution Date.

            Group I Subgroup WAC Rate: The Subgroup I-1 WAC Rate, Subgroup I-2 WAC Rate or Subgroup I-3 WAC Rate, as applicable.

            Group I Subordinated Certificates: As specified in the Preliminary Statement.

            Group I Subordinate Certificates Prepayment Distribution Trigger:
With respect to a Class of Group I Subordinate Certificates and any Distribution Date, is satisfied if either (i) the Fractional Interest for such Class for such date equals or exceeds the Fractional Interest for such Class calculated as of the date of issuance of the Certificates, or (ii) that Class of Group I Subordinate Certificates is the only Class of Group I Subordinate Certificates then Outstanding.

            Group I Subordinate Certificate Writedown: The amount, if any, by which:

                     (i) the sum of the Class Certificate Balances of the Group
            I Senior Certificates (other than the Class I-2-X1 Certificates) and the Group I Subordinate Certificates, after giving effect to the distribution of principal and the allocation of Realized Losses in reduction of the Class Certificate Balances of those certificates on that Distribution Date, exceeds

                     (ii) the aggregate Pool Balance of the Group I Mortgage
            Loans as of the following Distribution Date, less any Deficient Valuations related to each such Subgroup of Group I occurring before the Bankruptcy Loss Coverage Amount has been reduced to zero.

            Group I Subordinate Optimal Principal Amount: With respect to any Subgroup of Group I and any Distribution Date in the aggregate, the sum of:

                     (i) the Group I Subordinate Percentage of all Scheduled
            Payments of principal due on each Mortgage Loan of such Subgroup on the related Due Date without giving effect to any Deficient Valuation or Debt Service Reduction that occurred prior to the reduction of the Bankruptcy Loss Coverage Amount to zero;

                     (ii) the Group I Subordinate Percentage of the principal
            portion of the Purchase Price of each Mortgage Loan of such Subgroup that was repurchased by the Original Loan Seller or another Person with respect to that Distribution Date;

                     (iii) the Group I Subordinate Percentage related to any
            Substitution Adjustment Amounts in respect of a Mortgage Loan of such Subgroup received with respect to that Distribution Date;

                     (iv) the Group I Subordinate Percentage of the amount of
            net Insurance Proceeds or net Liquidation Proceeds allocable to principal received in the prior calendar month with respect to a Group I Mortgage Loan of such Subgroup that is not a Liquidated Loan;

                     (v) with respect to each Group I Mortgage Loan of such
            Subgroup that became a Liquidated Loan during the prior calendar month, the portion of the amount of the net Insurance Proceeds or net Liquidation Proceeds allocable to principal received with respect to that Mortgage Loan during the prior calendar month that was not included in clause (5) of the definition of "Group II Senior Optimal Principal Amount" for such Distribution Date; and

                     (vi) the Group I Subordinate Prepayment Percentage related to such Subgroup of the sum for each Group I Mortgage Loan in such Subgroup of:

                        (A) Principal Prepayments in Full in respect of a
                  Mortgage Loan of such Subgroup received during the related Prepayment Period; and

                        (B) partial principal prepayments in respect of a
                  mortgage loan of such Subgroup applied during the related Prepayment Period; and

                     (vii) with respect to any Distribution Date prior to the
            Cross-Over Date only, the Group I Subordinate Prepayment Percentage related to such Subgroup of the Subsequent Recoveries for such Subgroup received during the related Prepayment Period;

provided, however, that if a Deficient Valuation or Debt Service Reduction is sustained with respect to a Mortgage Loan of such Subgroup that is not a Liquidated Loan after the Bankruptcy Loss Coverage Amount has been reduced to zero, the Group I Subordinate Optimal Principal Amount for such Subgroup will be reduced on the related Distribution Date by the Group I Subordinate Percentage of the principal portion of such Deficient Valuation or Debt Service Reduction.

            Group I Subordinate Percentage: With respect to any Subgroup of Group I any Distribution Date, the difference between 100% and the Group I Senior Percentage for such Subgroup on such Distribution Date.

            Group I Subordinate Prepayment Percentage: With respect to and Subgroup of Group I and any Distribution Date, the difference between 100% and the Group I Senior Prepayment Percentage for such Subgroup on such Distribution Date.

            Group I Subordinate Principal Distribution Amount: With respect to Group I, the aggregate amount payable as principal on the Group I Subordinate Certificates from Group I Available Funds for each Subgroup in Group I in accordance with Section 4.01(a), after application of Group I Available Funds for each such Subgroup to make payments on the Senior Certificates in such Subgroup as described in Section 4.01(a) (including amounts required to be paid as described in Section 4.01(a)) and giving effect to distributions of Accrued Certificate Interest to the Group I Subordinate Certificates in accordance with the priorities set forth in Section 4.01(a).

            Group I Subordinate WAC Rate: As defined in the Preliminary
Statement.

            Group I Subsequent Recovery: With respect to any Distribution Date and any Group I Mortgage Loan, an amount, net of any reimbursable expenses, received in respect of principal on that Mortgage Loan during the related Prepayment Period that has previously been allocated as a Realized Loss to a Class of Group I Certificates.

            Group I Termination Price: As described in Section 9.01(a).

            Group I Trust REMIC: Any of the Group II Pooling Tier REMIC, the Group II Lower Tier REMIC or the Group I Upper Tier REMIC, as applicable.

            Group I Upper Tier REMIC: As described in the Preliminary Statement.

            Group II: With respect to Certificates, the Group II Certificates and with respect to Mortgage Loans, the Group II Mortgage Loans.

            Group II Accrued Certificate Interest Distribution Amount: With respect to any Distribution Date for each Class of Group II Principal Certificates, the amount of interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the related Class Certificate Balance immediately prior to such Distribution Date, as reduced by such Class' share of Net Prepayment Interest Shortfalls, Relief Act Interest Shortfalls and Net Deferred Interest for such Distribution Date allocated to such Class pursuant to Section 4.01.

            Group II Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the Group II Principal Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Group II Mortgage Loans for such Distribution Date.

            Group II Available Funds: With respect to any Distribution Date and the Group II Mortgage Loans, to the extent received by the Trustee (x) the sum of (i) all scheduled installments of interest (net of the related Expense Fees) and principal due on the Due Date on such Group II Mortgage Loans in the related Due Period and received by the related Servicer on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds, Liquidation Proceeds and Group II Subsequent Recoveries received by the related Servicer on the Group II Mortgage Loans during the related Prepayment Period (in each case, net of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Group II Mortgage Loans received by the related Servicer during the related Prepayment Period together with all Compensating Interest paid by the related Servicer in connection therewith; (iv) all Substitution Adjustment Amounts with respect to substitutions of Group II Mortgage Loans that occur on or prior to the related Determination Date; (v) all amounts received with respect to such Distribution Date as the Repurchase Price in respect of a Group II Mortgage Loan repurchased on or prior to the related Determination Date; (vi) the proceeds received with respect to the termination of the Loan Group II pursuant to clause
(a) of Section 9.01; and (vii) any amounts remaining in the Pre-Funding Account at the end of Pre-Funding Period (net of investment earnings on such amounts) (which amounts shall be treated as a receipt of principal on the Group II Mortgage Loans with respect to the related Distribution Date); reduced by (y) amounts in reimbursement for Advances previously made with respect to the Group II Mortgage Loans and other amounts as to which the related Servicer, the Depositor, the Custodian or the Trustee are entitled to be paid or reimbursed pursuant to this Agreement.

            Group II Certificates: As specified in the Preliminary Statement.

            Group II Corresponding Class: As specified in the Preliminary Statement.

            Group II Cut-off Date Pool Principal Balance: The aggregate Stated Principal Balances of all Group II Mortgage Loans as of the Cut-off Date.

            Group II Loan Cap: With respect to Loan Group II as of any Distribution Date, a per annum rate equal to: a fraction, expressed as a percentage, (x) the numerator which is a product of (A) 12 and (B) the amount of accrued interest on the Group II Mortgage Loans in the prior calendar month (in each case, less the applicable Expense Fee Rate) and (y) the denominator of which is the Current Maximum Amount as of the last day of the immediately preceding Due Period (or as of the Cut-off Date with respect to the first Distribution Date), after giving effect to principal prepayments during the related Prepayment Period, subject to adjustment based on the actual number of days elapsed in the related Interest Accrual Period.

            Group II Lower Tier REMIC Regular Interest: Each as specified in the Preliminary Statement.

            Group II Lower Tier REMIC: As described in the Preliminary
Statement.

            Group II Lower Tier REMIC Interest Rate: As described in the Preliminary Statement.

            Group II Lower Tier REMIC Net WAC Rate: With respect to the applicable Group II Lower Tier REMIC Regular Interests as of any Distribution Date, a per annum rate equal to the weighted average of the Group II REMIC PF Interest Rates for the Class PF-A and Class PF-B Interests, weighted on the basis of their respective Group II REMIC PF Principal Amounts.

            Group II Lower Tier Principal Amount: As described in the Preliminary Statement.

            Group II-LT Accretion Directed Classes: As described in the Preliminary Statement.

            Group II Mortgage Loan: Each Mortgage Loan listed on the Mortgage Loan Schedule as a Group II Mortgage Loan.

            Group II Offered Certificates: As specified in the Preliminary Statement.

            Group II Pool Stated Principal Balance: As to any Distribution Date, the aggregate of the Stated Principal Balances of the Group II Mortgage Loans for such Distribution Date that were Outstanding Mortgage Loans on the Due Date in the related Due Period.

            Group II Principal Distribution Amount: For any Distribution Date, the sum of (i) the Basic Principal Distribution Amount for such Distribution Date and (ii) the Extra Principal Distribution Amount for such Distribution Date.

            Group II Principal Remittance Amount: With respect to any Distribution Date and the Group II Mortgage Loans, the amount equal to the sum of the following amounts (without duplication): (i) all scheduled payments of principal due on the Due Date on such Mortgage Loans in the related Due Period and received on or prior to the related Determination Date, together with any Monthly Advances in respect thereof; (ii) all Condemnation Proceeds, Insurance Proceeds and Liquidation Proceeds allocable to principal and received during the related Prepayment Period with respect to Loan Group II; (iii) all Principal Prepayments allocable to principal and received during the related Prepayment Period for Loan Group II; (iv) all amounts received with respect to such Distribution Date representing the portion of the purchase price allocable to principal in connection with a purchase or repurchase of a Deleted Mortgage Loan in Loan Group II; (v) principal portion of all amounts received with respect to such Distribution Date as a Substitution Adjustment Amount and received in connection with the substitution of a Group II Mortgage Loan; (vi) the allocable portion of the proceeds received with respect to the termination of Loan Group II pursuant to clause (a) of Section 9.01 (to the extent such proceeds relate to principal); and (vii) any amounts remaining in the Pre-Funding Account at the end of Pre-Funding Period (net of investment earnings on such amounts) (which amounts shall be treated as a receipt of principal on the Group II Mortgage Loans with respect to the related Distribution Date).

            Group II Purchase Price: With respect to any Group II Mortgage Loan, purchase such Mortgage Loan at a price equal to the product of the percentage of par stated in the related Purchase Price and Terms Letter and the lesser of (1) the Principal Balance of the Mortgage Loan at the time of repurchase or (2) the sum of (i) the original mortgage amount plus (ii) interest on Principal Balance at the applicable Mortgage Interest Rate (net of the applicable servicing fee and applicable lender-paid mortgage insurance fee rate, if any) from the date on which interest has last been paid through the last day of the month in which such repurchase takes place, plus (iii) any outstanding escrow advances and any outstanding servicing advances made on account of the Mortgage Loan, less (iii) amounts received or advanced in respect to such repurchased Mortgage Loan which are being held in the collection account for distribution in the month of repurchase.

            Group II Principal Certificates: As specified in the Preliminary Statement.

            Group II REMIC PF: As specified in the Preliminary Statement.

            Group II REMIC PF WAC Rate: With respect to the Mortgage Loans as of any Distribution Date, a per annum rate equal to the weighted average of the Adjusted Net Mortgage Rates for such Mortgage Loans (excluding, in the case of the first two Distribution Dates and the related Interest Accrual Periods only, the Subsequent Group II Mortgage Loans) then in effect on the beginning of the related Due Period, adjusted in each case to accrue on the basis of a 360-day year and the actual number of days in the related Interest Accrual Period.

            Group II REMIC PF Regular Interests: As specified in the Preliminary Statement.

            Group II Senior Certificates: As specified in the Preliminary Statement.

            Group II Subordinate Certificates: As specified in the Preliminary Statement.

            Group II Subsequent Recovery: With respect to any Distribution Date and any Group II Mortgage Loan, an amount, net of any reimbursable expenses, received in respect of principal on that Mortgage Loan during the related Prepayment Period that has previously been allocated as a Realized Loss to a Class of Certificates of Group II.

            Group II Termination Price: As described in Section 9.01(a).

            Group II Trust REMIC: Any of the Group II REMIC PF, the Group II Lower Tier REMIC or the Group II Upper Tier REMIC, as applicable.

            Group II Upper Tier REMIC: As described in the Preliminary
Statement.

            Group II Upper Tier REMIC Regular Interest: As described in the Preliminary Statement.

            Index: As to each Group I Mortgage Loan, the index from time to time in effect for the adjustment of the Mortgage Rate set forth as such in the related Mortgage Note.

            Initial Cut-off Date: June 1, 2007.

            Initial Group II Mortgage Loans: The Group II Mortgage Loans delivered by the Depositor on the Startup Day.

            Initial Pre-Funded Amount: $57,000,000.

            Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

            Interest Accrual Period: With respect to each Distribution Date and
(1) the Group I Certificates, the calendar month immediately preceding the month in which the related Distribution Date occurred, calculated on the basis of a 360-day year and twelve months of 30 days each and (2) the Group II Offered Certificates, the period from and including the preceding Distribution Date (or, in the case of the first Distribution Date, the Closing Date) through the day before the current Distribution Date, calculated on the basis of a 360-day year and the actual number of days elapsed in the applicable Interest Accrual Period.

            Interest Remittance Amount: With respect to any Distribution Date and any Subgroup of Group II Mortgage Loans, the sum of (i) the portion of Group II Available Funds attributable to interest received or advanced with respect to the Group II Mortgage Loans in that Subgroup with respect to such Distribution Date net of the fees payable to the Servicer for the Group II Mortgage Loans in that Subgroup and any lender-paid insurance premiums with respect to the Group II Mortgage Loans in that Subgroup for that Distribution Date and (ii) the aggregate Deferred Interest for the Group II Mortgage Loans for the related Due Period, in an amount not to exceed the Group II Principal Remittance Amount for such Distribution Date.

            Interests: Any of the Group I Pooling Tier REMIC Regular Interests, the Group I Lower Tier Regular Interests, the Group II REMIC PF Regular Interests, the Group II Lower Tier REMIC Regular Interests and the Group II Upper Tier REMIC Regular Interests.

            Investment Account: As defined in Section 3.02(a).

            LIBOR: With respect to any Interest Accrual Period for the LIBOR Certificates, the rate determined by the Trustee on the related LIBOR Determination Date on the basis of the offered rate for one month U.S. dollar deposits as such rate appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on such date; provided, that if such rate does not appear on Reuters Page LIBOR01, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Trustee shall request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Trustee (after consultation with the Depositor), at approximately 11:00 a.m. (New York City time) on such date for one-month U.S. dollar deposits of leading European banks.

            LIBOR Determination Date: With respect to any LIBOR Certificates and any Interest Accrual Period, the second London Business Day preceding the commencement of such Interest Accrual Period.

            Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which was liquidated in the Prepayment Period preceding the month of such Distribution Date and as to which the applicable Servicer has certified to the Trustee that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property.

            Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan, including any Subsequent Recoveries.

            Loan Group: Either of Loan Group I or Loan Group II.

            Loan Group I: The Group I Mortgage Loans.

            Loan Group II: The Group II Mortgage Loans.

            London Business Day: Any day on which dealings in deposits of United States dollars are transacted in the London interbank market.

            Loss Allocation Limitation: With respect to the Group I Certificates, the limitation on reductions of the Class Certificate Balance of any Class on any Distribution Date on account of any Realized Loss to the extent that the reduction would have the effect of reducing the aggregate Class Certificate Balance of all of the certificates (other than the Class I-2-X1 Certificates) as of that Distribution Date to an amount less than the Pool Balance for all of the Subgroups in Group I as of the following Distribution Date, less any Deficient Valuations applicable to each such Subgroup in Group I occurring before the Bankruptcy Loss Coverage Amount has been reduced to zero.

            Maximum Pool Principal Balance: The aggregate Stated Principal Balance of all Initial Mortgage Loans as of the Initial Cut-off Date plus the Initial Pre-Funded Amount.

            MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

            MERS Loan: Any Mortgage Loan registered with MERS on the MERS
System.

            MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

            Monthly Advance: As defined in the applicable Servicing Agreement.

            Monthly Statement: The statement made available to the Certificateholders pursuant to Section 4.04.

            Moody's: Moody's Investors Service, Inc. and its successors in interest. If Moody's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor, the Servicers, the Custodian and the Trustee.

            Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note, including all riders thereto.

            Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

            Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note with respect to each Mortgage Loan.

            Mortgage Loan: An individual Mortgage Loan which is the subject of the related Sale Agreement and the related Servicing Agreement, each Mortgage Loan originally sold and subject to the Sale Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Custodial File, the Servicing File, the Scheduled Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition proceeds, Prepayment Premiums and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

            Mortgage Loan Documents: The mortgage loan documents pertaining to each Mortgage Loan.

            Mortgage Loan Schedule: A schedule of Mortgage Loans delivered to the Trustee and Custodian and referred to on Schedule I, such schedule setting forth the following information with respect to each Mortgage Loan as of the Cut-off Date: (1) the applicable Original Loan Seller's Mortgage Loan number;
(2) the address, city, state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgagor is self-employed; (4) a code indicating whether the Mortgaged Property is owner-occupied, investment property or a second home;
(5) a code indicating whether the Mortgaged Property is a single family residence, two family residence, three-family residence, four family residence, condominium, manufactured housing or planned unit development; (6) the purpose of the Mortgage Loan; (7) the type of Mortgage Loan; (8) the Mortgage Interest Rate at origination; (9) the current Mortgage Interest Rate; (10) the name of the applicable Servicer; (11) the Servicing Fee Rate; (12) the current Scheduled Payment; (13) the original term to maturity; (14) the remaining term to maturity; (15) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (16) the loan-to-value ratio at origination; (17) the actual principal balance of the Mortgage Loan as of the Cut-off Date; (18) social security number of the Mortgagor; (19) a code indicating whether the Mortgaged Property is a leasehold estate; (20) the Due Date of the Mortgage Loan; (21) whether the Mortgage Loan is insured by a Primary Mortgage Insurance Policy and the name of the insurer; (22) the certificate number of the Primary Mortgage Insurance Policy; (23) the amount of coverage of the Primary Mortgage Insurance Policy, and if it is a lender-paid Primary Mortgage Insurance Policy, the premium rate; (24) the type of appraisal; (25) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; (26) documentation type (including asset and income type); (27) first payment date; (28) the schedule of the payment delinquencies in the prior 12 months; (29) FICO score; (30) the Mortgagor's name; (31) the stated maturity date; (32) the original principal amount of the mortgage; (33) the "pay through" date or the date of the last payment made; (34) the Gross Margin of the Mortgage Loan and (35) the Loan Group and Subgroup of such Mortgage Loan. With respect to the Mortgage Loans in each Loan Group in the aggregate: (1) the number of Mortgage Loans in such Loan Group; (2) the current aggregate outstanding principal balance of the Mortgage Loans in such Loan Group; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans in such Loan Group; and (4) the weighted average maturity of the Mortgage Loans in such Loan Group.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

            Mortgage Rate: The annual rate of interest borne on a Mortgage
Note.

            Mortgaged Property: The real property (or leasehold estate, if applicable) identified on the Mortgage Loan Schedule as securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagor: The obligor on a Mortgage Note.

            Net Deferred Interest: With respect to each Distribution Date, the excess, if any, of (x) any Deferred Interest that accrued on the Group II Mortgage Loans for the related Due Period, over (y) the Group II Principal Remittance Amount for that Distribution Date.

            Net Interest Shortfall: With respect to any Distribution Date, the sum of (x) the Group I Interest Shortfall and (y) any related Net Prepayment Interest Shortfall.

            Net Monthly Excess Cash Flow: For any Distribution Date, the amount remaining for distribution pursuant to Section 4.01(a)(iii) (before giving effect to distributions pursuant to such subsection).

            Net Mortgage Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Rate less the Expense Fee Rate.

            Net Prepayment Interest Shortfall: For any Distribution Date and any Loan Group, the amount by which the sum of the Prepayment Interest Shortfalls for such Loan Group exceeds the Compensating Interest payments for such Loan Group made with respect to such Distribution Date.

            NIM Issuer: The entity established as the issuer of NIM Securities.

            NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class CE Certificates.

            NIM Trustee: The trustee for the NIM Securities.

            Non-Excess Realized Loss: Any Realized Loss other than an Excess
Loss.

            Non-Permitted Transferee: A Person other than a Permitted
Transferee.

            Nonrecoverable Monthly Advance: Any Monthly Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the applicable Servicer or any successor Servicer including the Trustee as successor servicer, will not or, in the case of a proposed Monthly Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

            Nonrecoverable Servicing Advance: Any Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in the good faith business judgment of the applicable Servicer or any successor Servicer including the Trustee as successor servicer, will not or, in the case of a proposed Servicing Advance, would not, be ultimately recoverable from related Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise.

            Notice of Final Distribution: The notice to be provided pursuant to
Section 9.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

            Notional Amount: With respect to the Class I-2-X1 Certificates and any Distribution Date, the Class Certificate Balance of the Class I-2-A1 Certificates immediately prior to such Distribution Date.

            Offered Certificates: As specified in the Preliminary Statement.

            Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the related Servicer or the related Original Loan Seller, and delivered to the Trustee, as required by the applicable Servicing Agreement or applicable Sale Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the applicable Servicer, reasonably acceptable to the Trustee (and/or such other Persons as may be set forth herein); provided, that any Opinion of Counsel relating to (a) qualification of any Trust REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the applicable Servicer or the Trustee of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the applicable Servicer or the Trustee of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the applicable Servicer or Trustee of the Mortgage Loans as an officer, employee, director or person performing similar functions.

            Original Loan Sellers: Countrywide Home Loans, in its capacity as seller under the Countrywide Sale Agreement, Wells Fargo, in its capacity as Seller under the Wells Fargo Sale and Servicing Agreement and Chevy Chase, in its capacity as Seller under the Chevy Chase Sale and Servicing Agreement.

            Original Subordinate Principal Balance: With respect to Group I, the aggregate of the Class Certificate Balances of the Group I Subordinate Certificates as of the date of issuance of the Certificates.

            Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

                     (i) Certificates theretofore canceled by the Trustee or
            delivered to the Trustee for cancellation; and

                     (ii) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Trustee pursuant to this Agreement.

            Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a Stated Principal Balance greater than zero which was not the subject of a Principal Prepayment in Full prior to such Due Date and which did not become a Liquidated Mortgage Loan prior to such Due Date.

            Overcollateralization Floor: An amount equal to 0.50% of the Maximum Pool Principal Balance.

            Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

            Pass-Through Margin: With respect to each Class of Group II Principal Certificates, the following percentages:

                      Class II-A-1                 0.250%
                      Class II-M-1                 0.500%
                      Class II-M-2                 0.550%
                      Class II-M-3                 0.750%
                      Class II-M-4                 1.150%
                      Class II-M-5                 1.500%
                      Class II-M-6                 1.500%
                      Class II-M-7                 1.500%

            On the first Distribution Date after the Group II Optional Termination Date, the Pass-Through Margins for the Group II Principal Certificates shall increase to the rate set forth below:

                      Class II-A-1                 0.500%
                      Class II-M-1                 0.750%
                      Class II-M-2                 0.825%
                      Class II-M-3                 1.125%
                      Class II-M-4                 1.725%
                      Class II-M-5                 2.250%
                      Class II-M-6                 2.250%
                      Class II-M-7                 2.250%

            Pass-Through Rate: For each Class of Certificates or Interests, the per annum rate set forth or calculated in the manner described in the Preliminary Statement.

            Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

            Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the applicable Servicer or the Trustee, or any of their respective Affiliates:

                     (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                     (ii) demand and time deposits in, certificates of deposit
            of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by any Depository Institution and rated P-1 by Moody's, R-1 (high) by DBRS and A-1+ by S&P;

                     (iii) repurchase obligations with respect to any security
            described in clause (i) above entered into with a Depository Institution (acting as principal);

                     (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

                     (v) commercial paper (including both non-interest-bearing
            discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

                     (vi) units of money market funds, including money market
            funds advised by the Depositor or the Trustee or an Affiliate thereof, that are rated, if rated by Moody's, at least "Aaa" by Moody's, at least "AAA" by DBRS, and, at least "AAAm" or "AAAm-G" by Standard & Poor's; and

                     (vii) if previously confirmed in writing to the Trustee,
            any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

            Permitted Transferee: Any Person other than (i) the United States, any State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) a Person that is a Disqualified Non-U.S. Person or a U.S. Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of such Person or any other U.S. Person, (vi) an "electing large partnership" within the meaning of Section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

            Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

            Physical Certificates: As specified in the Preliminary Statement.

            Pool Balance: With respect to any Subgroup of Group I or all Subgroups of Group I in the aggregate, and any Distribution Date, the aggregate Stated Principal Balance of the Mortgage Loans in the related Subgroup of Group I in such Subgroup for such Distribution Date.

            Pre-Funding Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 3.01 for the benefit of the Certificateholders, and designated in trust for registered holders of BCAP LLC Trust 2007-AA4, Mortgage Pass Through Certificates, Series 2007-AA4, the funds of which, during the Pre-Funding Period, shall be applied solely to the purchase of Subsequent Group II Mortgage Loans.

            Pre-Funding Amount: With respect to any date, the amount on deposit in the Pre-Funding Account, which amount the Trustee shall evidence to the Depositor upon written request.

            Pre-Funding Earnings: The actual investment earnings realized on amounts deposited in the Pre-Funding Account.

            Pre-Funding Period: The period commencing on the Closing Date and ending on the earliest to occur of (i) the date on which the amount on deposit in the Pre-Funding Account (exclusive of any investment earnings) is less than $100,000 and (ii) July 31, 2007.

            Prepayment Interest Shortfall: With respect to any Servicer Remittance Date and any Loan Group, the sum of, for each Mortgage Loan in such Loan Group that was, during the related Prepayment Period, the subject of a Principal Prepayment that was applied by the applicable Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding the Due Date in the succeeding Prepayment Period, an amount equal to the product of (a) the Mortgage Interest Rate net of the applicable Servicing Fee Rate for such Mortgage Loan, (b) the amount of the Principal Prepayment for such Mortgage Loan, (c) 1/360 and (d) the number of days commencing on the date on which such Principal Prepayment was applied and ending on the last day of the related Prepayment Period.

            Prepayment Premium: Any prepayment premium, penalty or charge, if any, required under the terms of the related Mortgage Note to be paid in connection with a Principal Prepayment, to the extent permitted by law.

            Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan) which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment in Full: Any Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

            Prepayment Period: With respect to any Distribution Date, the calendar month preceding the month in which that Distribution Date occurs.

            Private Certificates: As specified in the Preliminary Statement.

            Prospectus Supplement: The Prospectus Supplement, dated June 28, 2007, relating to the Offered Certificates.

            PTCE: Department of Labor Prohibited Transaction Class Exemption.

            PTCE 95-60: As defined in Section 5.02(b).

            PUD: A planned unit development.

            Purchaser: Either Barclays Bank PLC, a public limited company registered in England and Wales, and its successors in interest or Sutton Funding LLC, a Delaware limited liability company, and its successors in interest.

            Rating Agency: Each of the Rating Agencies specified in the Preliminary Statement. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 10.05(b), the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as either such Rating Agency may hereafter furnish to the Depositor and the Trustee.

            Realized Losses: The excess of the Scheduled Principal Balance of a defaulted Mortgage Loan over the net Liquidation Proceeds with respect to that Mortgage Loan that are allocated to principal.

            Record Date: With respect to the Group I Certificates and any Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date, provided, however, that, for any Group I Certificate issued in definitive form, the Record Date shall be the close of business on the last Business Day of the month preceding the month in which such applicable Distribution Date occurs. With respect to the Group II Certificates, the last Business Day of the month immediately preceding the month of the related Distribution Date.

            Reference Bank: As defined in Section 4.04.

            Regular Certificates: As specified in the Preliminary Statement.

            Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            Relief Act: The Servicemembers Civil Relief Act and any similar state statutes.

            Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers Civil Relief Act or any similar state statutes.

            Relief Act Reduction: Any reduction in the Mortgage Interest Rate on a Group I Mortgage Loan due to the application of the Relief Act.

            REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

            REO Disposition: The final sale by the applicable Servicer of any REO Property.

            REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

            Reportable Event: As defined in Section 8.14(g).

            Representation Letter: The Side Letter, dated as of March 29, 2007, by and between Barclays Bank PLC and the Depositor, a copy of which is attached hereto as Exhibit V.

            Repurchase Price: With respect to (i) any Group I Mortgage Loan, the Group I Purchase Price and (ii) any Group II Mortgage Loan, the Group II Purchase Price.

            Request for Release: The Request for Release submitted by the applicable Servicer to the Custodian, substantially in the form of Exhibit D.

            Residual Certificates: As specified in the Preliminary Statement.

            Responsible Officer: When used with respect to the Trustee, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer, any associate, or any other officer in the corporate trust department of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers with direct responsibility for the administration of this Agreement and also, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

            Restricted Classes: As described in Section 4.02(b).

            Reuters Page LIBOR01: The display page currently so designated on the Reuters 3000 Xtra Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

            Rule 144A Letter: As defined in Section 5.02(b).

            Sale Agreements: The Countrywide Sale Agreement and the Wells Fargo Sale and Servicing Agreement.

            Sarbanes Certification: As defined in Section 8.14(c).

            Sarbanes-Oxley Act: means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff).

            Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan which, unless otherwise specified herein, shall give effect to any related Debt Service Reduction and any Deficient Valuation that affects the amount of the monthly payment due on such Mortgage Loan.

            Securities Act: The Securities Act of 1933, as amended.

            Senior Enhancement Percentage: For any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class Certificate Balances of the Class II-M Certificates and (ii) the Subordinated Amount (in each case after taking into account the distributions of the related Group II Principal Distribution Amount for that Distribution Date) by (y) the Current Maximum Amount for that Distribution Date.

            Senior Specified Enhancement Percentage: With respect to Group II and any Determination Date, (i) prior to the Distribution Date in July 2013, 28.125%, or (ii) on or after the Distribution Date in July 2013, 22.500%.

            Servicer Remittance Date: With respect to any Distribution Date, the 18th day (or if such 18th day is not a Business Day, the first Business Day immediately succeeding such 18th day) of the month in which such Distribution Date occurs.

            Servicers: Countrywide Servicing in its capacity as servicer under the Countrywide Servicing Agreement and the related Assignment Agreement, or any successor servicer appointed pursuant thereto, Wells Fargo in its capacity as servicer under the Wells Fargo Sale and Servicing Agreement and the related Assignment Agreement, or any successor servicer appointed pursuant thereto and Chevy Chase in its capacity as servicer under the Chevy Chase Sale and Servicing Agreement and the related Assignment Agreement, or any successor servicer appointed pursuant thereto.

            Servicing Advances: As defined in the applicable Servicing
Agreement.

            Servicing Agreements: The Countrywide Servicing Agreement, the Wells Fargo Sale and Servicing Agreement and the Chevy Chase Sale and Servicing Agreement.

            Servicing Criteria: The "servicing criteria" set forth in Item 1122(d) of Regulation AB, which as of the Closing Date are listed on Exhibit P hereto.

            Servicing Fee: As defined in the applicable Servicing Agreement.

            Servicing Fee Rate: With respect to each Mortgage Loan, the per annum rate for such Mortgage Loan specified on the Mortgage Loan Schedule.

            Servicing File: The "Credit File" as defined in the applicable Servicing Agreement.

            Servicing Function Participant: As defined in Section 8.13(a).

            Similar Law: As defined in Section 5.02(b).

            60+ Day Delinquent Mortgage Loan: With respect to any Loan Group and any Distribution Date and each Mortgage Loan in the related Loan Group with respect to which any portion of a Scheduled Payment is, as of the last day of the related Due Period, two months or more delinquent (as calculated in accordance with the MBA method), each Mortgage Loan in the related Loan Group in foreclosure, each REO Property relating to such Loan Group and each Mortgage Loan in such Loan Group for which the Mortgagor has filed for bankruptcy.

            Special Hazard Coverage Termination Date: The point in time at which the related Special Hazard Loss Coverage Amount is reduced to zero.

            Special Hazard Loss Coverage Amount: Approximately $5,986,826.27 less, on each distribution, the sum of (1) the aggregate amount of Special Hazard Losses that would have been previously allocated to the Group I Subordinate Certificates in the absence of the Loss Allocation Limitation and
(2) the related Adjustment Amount. As of any distribution on or after the Cross-Over Date, the Special Hazard Loss Coverage Amount will be zero.

            Special Hazard Losses: Any Realized Losses attributable to damage or a direct physical loss suffered by a Mortgaged Property related Group I Mortgage Loan, including any Realized Loss due to the presence or suspected presence of hazardous wastes or substances on a Mortgaged Property, other than any such damage or loss covered by a hazard policy or a flood insurance policy required to be maintained in respect of the Mortgaged Property under the Wells Fargo Sale and Servicing Agreement or any loss due to normal wear and tear or certain other causes.

            Special Hazard Mortgage Loan: A Liquidated Loan as to which a Special Hazard Loss has occurred.

            Specified Subordinated Amount: With respect to Group II and each Distribution Date (i) prior to the Stepdown Date, an amount equal to 1.80% of the of the Maximum Pool Principal Balance, (ii) the greater of (a) (1) on or after the Stepdown Date, if there is no Trigger Event in effect and prior to the Distribution Date in July 2013, the greater of (a) 4.50% of the aggregate Stated Principal Balance of the Group II Mortgage Loans for the related Distribution Date (after taking into account all principal received on the Group II Mortgage Loans that is distributed on such Distribution Date) or (2) on or after any Distribution Date in July 2013, if there is no Trigger Event in effect, 3.60% of the Current Maximum Amount for the related Distribution Date (after taking into account all principal received on the Group II Mortgage Loans that is distributed on such Distribution Date)and (b) the Overcollateralization Floor and (iii) on or after the Stepdown Date, if a Trigger Event is in effect, the Specified Subordinated Amount for the prior Distribution Date. When the Class Certificate Balance of each Class of Group II Offered Certificates has been reduced to zero, the Specified Subordinated Amount will thereafter equal zero.

            Sponsor: Either of (i) Barclays Bank PLC, a public limited company registered in England and Wales and regulated by the United Kingdom's Financial Services Authority or (ii) Sutton Funding LLC, a Delaware limited liability company.

            Standard & Poor's or S&P: Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors in interest. If Standard & Poor's is designated as a Rating Agency in the Preliminary Statement, for purposes of Section 10.05(b) the address for notices to Standard & Poor's shall be Standard & Poor's, 55 Water Street, New York, New York 10041,
Attention: Residential Mortgage Surveillance Group - BCAP LLC Trust 2007-AA4, or such other address as Standard & Poor's may hereafter furnish to the Depositor, the Servicers and the Trustee.

            Startup Day: As defined in Section 2.04.

            Stated Principal Balance: As to each Mortgage Loan and as of any Determination Date, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date plus any Deferred Interest added to the balance of such Group II Mortgage Loan, minus (ii) all amounts previously remitted to the Trustee with respect to the related Mortgage Loan representing payments or recoveries of principal including advances in respect of scheduled payments of principal. For purposes of any Distribution Date, the Stated Principal Balance of any Mortgage Loan will give effect to any scheduled payments of principal received or advanced prior to the related Servicer Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Principal Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has become a Liquidated Mortgage Loan during the related Prepayment Period shall be zero.

            Stepdown Date: The later to occur of (i) the earlier to occur of (a) the Distribution Date in July 2010 and (b) the Distribution Date immediately following the Distribution Date on which the aggregate Class Certificate Balances of the Class II-A-1 Certificates have been reduced to zero and (ii) the first Distribution Date on which the Senior Enhancement Percentage (calculated for this purpose only after taking into account payments of principal on the Group II Mortgage Loans applied to reduce the Stated Principal Balance of the Group II Mortgage Loans for the applicable Distribution Date but prior to any applications of Group II Principal Distribution Amount to the Group II Certificates on such Distribution Date) is greater than or equal to the Group II Senior Specified Enhancement Percentage.

            Subcontractor: Any third-party or Affiliated vendor, subcontractor or other Person utilized by a Servicer, a Subservicer or the Trustee that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans.

            Subgroup: With respect to (a) Group I, either the Certificates related to Subgroup I-1, Subgroup I-2 or Subgroup I-3 or the Group I Mortgage Loans, as the context requires.

            Subgroup I-1 Mortgage Loans:__Each Mortgage Loan listed on the Mortgage Loan Schedule as a Subgroup I-1 Mortgage Loan.

            Subgroup I-2 Mortgage Loans:__Each Mortgage Loan listed on the Mortgage Loan Schedule as a Subgroup I-2 Mortgage Loan.

            Subgroup I-3 Mortgage Loans:__Each Mortgage Loan listed on the Mortgage Loan Schedule as a Subgroup I-3 Mortgage Loan.

            Subgroup I-1 WAC Rate: As defined in the Preliminary Statement.

            Subgroup I-2 WAC Rate: As defined in the Preliminary Statement.

            Subgroup I-3 WAC Rate: As defined in the Preliminary Statement.

            Subordinated Amount: With respect to Group II and any Distribution Date, the excess, if any, of (a) the Current Maximum Amount for such Distribution Date over (b) the Class Certificate Balances of the Group II Principal Certificates as of such Distribution Date (after giving effect to the payment of the Group II Principal Remittance Amount on such Certificates on that Distribution Date).

            Subordination Deficiency: With respect to Group II and any Distribution Date, the excess, if any, of (a) the Specified Subordinated Amount applicable to such Distribution Date over (b) the Subordinated Amount applicable to such Distribution Date.

            Subordination Reduction Amount: With respect to Group II and any Distribution Date, an amount equal to the lesser of (a) the Excess Subordinated Amount and (b) the Net Monthly Excess Cash Flow.

            Subpool: Any of Subpool I-1, Subpool I-2 or Subpool I-3, as applicable.

            Subpool I-1: The Mortgage Loans in Subpool I-1, which corresponds to Subgroup I-1.

            Subpool I-2: The Mortgage Loans in Subpool I-2, which corresponds to Subgroup I-2.

            Subpool I-3 The Mortgage Loans in Subpool I-3, which corresponds to Subgroup I-3.

            Subsequent Cut-off Date: As to any Subsequent Group II Mortgage Loans, the date specified in the Addition Notice delivered in connection therewith, which date shall be the close of business on the first day of the month in which such Subsequent Group II Mortgage Loans will be conveyed to the Trust Fund.

            Subsequent Group II Mortgage Loans: The Group II Mortgage Loans hereafter transferred and assigned to the Trust Fund pursuant to Section 2.01(c), each of which shall have been purchased by the Sponsors under a Mortgage Loan Purchase Agreement.

            Subsequent Recovery: As Group I Subsequent Recovery or a Group II Subsequent Recovery, as applicable.

            Subsequent Transfer: The transfer and assignment by the Depositor to the Trust of the Subsequent Group II Mortgage Loans pursuant to the terms hereof.

            Subsequent Transfer Agreement: Any one or more of the subsequent transfer agreements substantially in the form of Exhibit V hereto pursuant to which a Subsequent Group II Mortgage Loan is transferred and assigned to the Trust Fund on a Subsequent Transfer Date.

            Subsequent Transfer Date: The Business Day on which a Subsequent Transfer occurs.

            Subservicer: Any Person that services Mortgage Loans on behalf of the applicable Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the applicable Servicer under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in Item 1122(d) of Regulation AB.

            Substitution Adjustment Amount: With respect to any Sale Agreement or with respect to a Mortgage Loan substituted by the related Purchaser, an amount of cash received from the applicable Original Loan Seller in connection with a substitution for a Deleted Mortgage Loan.

            Tax Matters Person: The Holder of the Class I-R Certificate is designated as "tax matters person" of the Group I Pooling Tier REMIC, the Group I Lower Tier REMIC and the Group I Upper Tier REMIC, in the manner provided under Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1. The Holder of the Class II-R Certificate is designated as "tax matters person" of the Group II REMIC PF, the Group II Lower Tier REMIC and the Group II Upper Tier REMIC in the manner provided under Treasury Regulations
Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1.

            10-K Filing Deadline: As defined in Section 8.14(c).

            Termination Price: Either the Group I Termination Price or the Group II Termination Price.

            Total Monthly Excess Spread: As to Loan Group II and any Distribution Date, an amount equal to the excess if any, of (i) the interest collected (prior to the Servicer Remittance Date) or advanced on the Group II Mortgage Loans for Due Dates during the related Due Period (net of Expense Fees) and the aggregate Deferred Interest for the Group II Mortgage Loans for the related Due Period, in an amount not to exceed the Group II Principal Remittance Amount for such Distribution Date over (ii) the interest payable to the Group II Principal Certificates on such Distribution Date pursuant to Section 4.01(b)(i).

            Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Residual Certificate.

            Transfer Affidavit: As defined in Section 5.02(c).

            Transferor Certificate: As defined in Section 5.02(b).

            Trigger Event: With respect to Group II, either a Cumulative Loss Trigger Event or a Delinquency Trigger Event.

            Trust: The express trust created hereunder in Section 2.01(d).

            Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal received on or with respect thereto after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or before the related Cut-off Date; (ii) each Account and all amounts deposited therein pursuant to the applicable provisions of this Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) the rights of the Trust under the Assignment Agreements, the Countrywide Servicing Agreement, the Wells Fargo Sale and Servicing Agreement, the Countrywide Sale Agreement and the Chevy Chase Sale and Servicing Agreement; (v) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing; and (vi) the Representation Letter.

            Trust REMIC: Any Group I Trust REMIC or Group II Trust REMIC, as applicable.

            Trustee: Deutsche Bank National Trust Company, a national banking association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

            Trustee Float Period: With respect to any Distribution Date and the related amounts in the Distribution Account, the period commencing on the third Business Day immediately preceding such Distribution Date and ending on such.

            Undercollateralized Subgroup: With respect to one or more Subgroups of Group I, each particular Subgroup of Group I on any Distribution Date for which the Class Certificate Balances of the Group I Senior Certificates of such Subgroup of Group I (after giving effect to distributions to be made on such Distribution Date) is greater than the Pool Balance of the related Subgroup of Group I as of the following Distribution Date.

            Underwriters' Exemption: Any exemption listed in footnote 1 of, and amended by, Prohibited Transaction Exemption 2002-41, 67 Fed. Reg. 54487
(2002), or amended by Prohibited Transaction Exemption 2002-19, 67 Fed. Reg. 14979, or any successor exemption.

            Unpaid Interest Amount: As of any Distribution Date and any Class of Group II Certificates, the sum of (a) the portion of the Group II Accrued Certificate Interest Distribution Amount from prior Distribution Dates remaining unpaid immediately prior to the current Distribution Date and (b) interest on the amount in clause (a) above at the applicable Pass-Through Rate (to the extent permitted by applicable law).

            Unpaid Realized Loss Amount: With respect to any Class of Group II Certificates and as to any Distribution Date, is the excess of (i) the Applied Realized Loss Amounts with respect to such Class over (ii) the sum of (a) all distributions in reduction of such Applied Realized Loss Amounts on all previous Distribution Dates, and (b) the amount by which the Class Certificate Balance of such Class has been increased due to the distribution of any Subsequent Recoveries on all previous Distribution Dates. Any amounts distributed to a Class of Certificates in respect of any Unpaid Realized Loss Amount will not be applied to reduce the Class Certificate Balance of such Class.

            U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

            Voting Rights: The portion of the voting rights of all of the Certificates relating to such Loan Group which is allocated to any Certificate in such Loan Group. As of any Determination Date and with respect to the Group I Certificates, (a) 1% of all Voting Rights shall be allocated to the Class I-R Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests) and (b) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Group I Certificates in proportion to the Class Certificate Balances of their respective Certificates on such date. As of any Determination Date and with respect to the Group II Certificates, (a) 1% of all Voting Rights shall be allocated to each Class I-2-X1 Certificates, if any (such Voting Rights to be allocated among the holders of Certificates of each such Class in accordance with their respective Percentage Interests), and (b) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Group II Certificates in proportion to the Class Certificate Balances of their respective Certificates on such date.

            Wells Fargo: Wells Fargo Bank, National Association, a national banking association, and its successors in interest.

            Wells Fargo Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of the Closing Date, among Wells Fargo Bank, N.A., the Trustee and the Depositor, relating to certain Group I Mortgage Loans, a copy of which is attached hereto as Exhibit N-1.

            Wells Fargo Sale and Servicing Agreement: The Seller's Warranties and Servicing Agreement, dated as of March 1, 2007, by and between the Depositor and Wells Fargo, a copy of which is attached hereto as Exhibit L-1.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

            Section 2.01 Conveyance of Mortgage Loans. (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund and the Trustee, on behalf of the Trust, hereby accepts the Trust Fund, other than any Subsequent Group II Mortgage Loans, which will be so sold, transferred, assigned, set over and conveyed on the related Subsequent Transfer Date.

            (b) In connection with the transfer and assignment of each Mortgage Loan, the Depositor has delivered or caused to be delivered to the Custodian for the benefit of the Certificateholders the following documents or instruments with respect to each applicable Mortgage Loan so assigned:

               (i) the original Mortgage Note, endorsed without recourse in blank by the last endorsee, including all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee;

               (ii) the original Assignment of Mortgage in blank, unless the Mortgage Loan is a MERS Mortgage Loan;

               (iii) the related original Mortgage and evidence of its recording or, in certain limited circumstances, a certified copy of the mortgage with evidence of recording;

               (iv) except with respect to a MERS Loan, originals of any intervening Mortgage assignment or certified copies in either case evidencing recording; provided, that the assignment may be in the form of a blanket assignment or assignments, a copy of which with evidence of recording shall be acceptable;

               (v)originals of all assumption, modification, agreements or certified copies thereof, in either case with evidence of recording if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not required, an original or copy of the agreement;

               (vi) an original or copy of a title insurance policy or evidence of title;

               (vii) to the extent applicable, an original power of attorney;
      and

               (viii) a security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

            The Depositor shall deliver to the Custodian the applicable recorded document promptly upon receipt from the respective recording office but in no event later than 120 days from the Closing Date.

            From time to time, pursuant to the applicable Sale Agreement, each Original Loan Seller may forward to the Custodian additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan, in accordance with the terms of such Sale Agreement. All such mortgage documents held by the Custodian as to each Mortgage Loan shall constitute the "Custodial File."

            On or prior to the Closing Date, the Depositor shall deliver to the Custodian Assignments of Mortgages (except in the case of MERS Loans), in blank, for each applicable Mortgage Loan. On the Closing Date, the Original Loan Seller will submit the Assignments of Mortgage for recordation, at such Original Loan Seller's expense, pursuant to the applicable Sale Agreement.

            In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Custodian within the time period and in the manner specified in the related Sale Agreement, the Trustee, upon written notice from the Custodian of such failure in the form of its scheduled certifications, shall take or cause to be taken such remedial actions under such Sale Agreement against the related Original Loan Seller as may be permitted to be taken thereunder, including, without limitation, if applicable, the repurchase by such Original Loan Seller of such Mortgage Loan. The foregoing repurchase remedy shall not apply in the event that an Original Loan Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided, that such Original Loan Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of an officer of such Original Loan Seller, confirming that such document has been accepted for recording.

            Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains or loses the original Mortgage or assignment after it has been recorded, the obligations of the related Original Loan Seller shall be deemed to have been satisfied upon delivery by such Original Loan Seller to the Custodian prior to the Closing Date of a copy of such Mortgage or assignment, as the case may be, certified (such certification to be an original thereof) by the public recording office to be a true and complete copy of the recorded original thereof.

            (c) Purchase and Sale of Subsequent Group II Mortgage Loans.

            (i) Subject to the satisfaction of the conditions set forth in paragraph (ii) below, and upon the Trustee's receipt of a Subsequent Transfer Agreement executed by all other parties thereto, in consideration of the Trustee's delivery on the related Subsequent Transfer Dates to or upon the order of the Depositor of all or a portion of the balance of funds in the Pre-Funding Account, the Depositor shall on any Subsequent Transfer Date sell, transfer, assign, set over and convey to the Trustee without recourse but subject to terms and provisions of this Agreement, all of the right, title and interest of the Depositor in and to the Subsequent Group II Mortgage Loans, including the outstanding principal of and interest due on such Subsequent Group II Mortgage Loans, and all other related assets included or to be included in the Trust Fund with respect thereto.

            The amount released from the Pre-Funding Account with respect to a transfer of Subsequent Group II Mortgage Loans shall be one-hundred percent (100%) of the aggregate Stated Principal Balances as of the related Subsequent Cut-off Date of the Subsequent Group II Mortgage Loans so transferred.

            (ii) The Subsequent Group II Mortgage Loans and the other property and rights related thereto described in paragraph (a) above shall be transferred by the Depositor to the Trust Fund only upon the satisfaction of each of the following conditions on or prior to the related Subsequent Transfer Date:

            (A) the Depositor shall have provided the Trustee and the Rating Agencies with a timely Addition Notice, which shall include a Mortgage Loan Schedule, listing the Subsequent Group II Mortgage Loans and shall have provided any other information reasonably requested by any of the foregoing with respect to the Subsequent Group II Mortgage Loans;

            (B) the Servicer shall have deposited in the Collection Account all collections of (x) principal in respect of the Subsequent Group II Mortgage Loans received and due after the related Subsequent Cut-off Date and (y) interest due on the Subsequent Group II Mortgage Loans after the related Subsequent Cut-off Date;

            (C) as of each Subsequent Transfer Date, the applicable Original Loan Seller was not insolvent nor will be made insolvent by such transfer nor is the applicable Original Loan Seller aware of any pending insolvency;

            (D)   the Pre-Funding Period shall not have terminated;

            (E) the applicable Original Loan Seller shall have delivered to the Trustee an executed Assignment and Recognition Agreement with respect to each related Subsequent Group II Mortgage Loans to be added to the Trust Fund on such Subsequent Transfer Date (which Assignment and Recognition Agreement shall include a representation and warranty from the related Original Loan Seller that none of the Subsequent Group II Mortgage Loans is a High Cost Loan, none of the Subsequent Group II Mortgage Loans is covered by the Home Ownership and Equity Protection Act of 1994 and none of the Subsequent Group II Mortgage Loans is in violation of any comparable state law);

            (F) each of the Rating Agencies shall have provided a notice in either written or electronic format acknowledging their respective consents to the transfer of the Subsequent Group II Mortgage Loans to the Trust Fund;

            (G) the parties to this Agreement shall have delivered to the Trustee an executed copy of a Subsequent Transfer Agreement, substantially in the form of Exhibit V hereto;

            (H) each Sponsor shall have delivered to the Trustee an Officer's Certificate confirming the satisfaction of each condition precedent specified in this paragraph (ii), and the Opinion of Counsel referenced in clause (d).

            The Trustee shall have no obligation to monitor or otherwise determine the compliance of any other party with the foregoing conditions, and shall have no liability for any such non-compliance.

            (iii) The obligation of the Trust Fund to purchase the Subsequent Group II Mortgage Loans on a Subsequent Transfer Date is subject to the requirements that, following the purchase of such Subsequent Group II Mortgage Loans, with respect to the entire Mortgage Loan pool for Group
      II:

            (1) no more than 11.00% may be first lien mortgage loans which are secured by Mortgaged Properties that also secure second lien mortgage loans;

            (2) no less than 12.00% and no more than 17.00% may be Fixed Rate Mortgage Loans;

            (3) the weighted average original term to maturity may not exceed 410 months;

            (4) the weighted average gross Mortgage Rate must not be less than 8.550%, or more than 8.625%;

            (5) the weighted average original LTV must not exceed 78.90%, and no more than 32.00% of the Group II Mortgage Loans may have LTVs in excess of 80.00%;

            (6) at least 90.00% of the Group II Mortgage Loans must have Prepayment Premiums;

            (7) the weighted average Gross Margin for the Adjustable Rate Mortgage Loans must be at least 3.500%;

            (8) the weighted average credit score (FICO Score) must be at least 680, and none of the Mortgage Loans may have credit scores below 600; and

            (9) no mortgage loan is classified as a "high cost" loan under the Home Ownership and Equity Protection Act of 1994 ("HOEPA") and no mortgage loan is in violation of, or classified as a "high cost," "threshold," "predatory" or similar loan under, any other applicable state, federal or local law.

            Any of the requirements set forth in clauses (ii) and (iii) above may be waived or modified in any respect with the consent of the Rating Agencies.

            (iv) In connection with the transfer and assignment of the Subsequent Group II Mortgage Loans, the Depositor shall satisfy the document delivery requirements set forth in Section 2.01(b), provided that any timing requirements set forth therein shall be calculated from the Subsequent Transfer Date, instead of the Closing Date.

            (d) The Depositor does hereby establish, pursuant to the further provisions of this Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "BCAP LLC Trust 2007-AA4" and Deutsche Bank National Trust Company is hereby appointed as Trustee in accordance with the provisions of this Agreement.

            (e) The Trust shall have the capacity, power and authority, and the Trustee on behalf of the Trust is hereby authorized, to accept the sale, transfer, assignment, set over and conveyance by the Depositor to the Trust of all the right, title and interest of the Depositor in and to the Trust Fund (including, without limitation, the Mortgage Loans) pursuant to Section 2.01(a).

            (f) If at any time the Trustee has received written notice of a breach under the Representation Letter, the Countrywide Sale Agreement, the Countrywide Servicing Agreement, the Wells Fargo Sale and Servicing Agreement or the Chevy Chase Sale and Servicing Agreement, as applicable, the Trustee shall enforce the rights of the Trust under such agreement with respect to such breach.

            Section 2.02 Acceptance by the Custodian of the Mortgage Loans. The Custodian shall acknowledge on the Closing Date receipt by the Custodian of the documents identified in the Initial Certification in the form annexed hereto as Exhibit E, and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, for the benefit of all present and future Certificateholders in accordance with this Trust Agreement. The Custodian acknowledges that it will maintain possession of the related Mortgage Notes in California, Minnesota or Salt Lake City, Utah.

            Prior to and as a condition to the Closing Date, the Custodian shall deliver via facsimile (with original to follow the next Business Day) to the Depositor and the Trustee an Initial Certification, or as the Depositor agrees to, on the Closing Date, certifying receipt of a Mortgage Note and Assignment of Mortgage for each Mortgage Loan. The Custodian shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File.

            The Custodian shall deliver to the Trustee, the Depositor, the Servicers and the Original Loan Sellers a Document Certification and Exception Report, in the form annexed hereto as Exhibit F, within 90 days after the Closing Date to the effect that, as to each applicable Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents required to be delivered to it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1), (2), (8), (32) and (34) of the Mortgage Loan Schedule respecting such Mortgage Loan is correct; and each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement.

            The Custodian shall retain possession and custody of each applicable Custodial File in accordance with and subject to the terms and conditions set forth herein. The applicable Servicer shall promptly deliver to the Custodian, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of such Servicer from time to time.

            The Trustee shall enforce the obligation of each Original Loan Seller to cure or repurchase Mortgage Loans that do not conform to the requirements of Sections 2.01 and 2.02 as determined in the Custodian's review as required herein by notifying the applicable Original Loan Seller to correct or cure such default. If the applicable Original Loan Seller fails or is unable to correct or cure the defect or breach within the period set forth in the applicable agreement, the Trustee shall notify the Depositor of such failure to correct or cure. Unless otherwise directed by the Depositor within five (5) Business Days after notifying the Depositor of such failure by the applicable party to correct or cure, the Trustee, upon receipt of written notice from the Custodian in the form of its scheduled certifications, shall notify the Depositor and the Depositor will cause the applicable Original Loan Seller to repurchase the Mortgage Loan. The Trustee shall enforce the obligation of each Original Loan Seller under the related Sale Agreement to cure or repurchase Mortgage Loans for which there is a defect or a breach of a representation or warranty thereunder of which a Responsible Officer of the Trustee has received written notice, by notifying the applicable party to correct or cure such default. If, within ten (10) Business Days of receipt of such notice by such party, such party fails to repurchase such Mortgage Loan, the Trustee shall notify the Depositor of such failure. The Trustee shall pursue all legal remedies available to the Trustee, on behalf of the Trust, against the applicable Servicer, the applicable Original Loan Seller and the related Purchaser, as applicable, under this Agreement, the applicable Sale Agreement or the applicable Servicing Agreement, as the case may be, if the Trustee has received written notice from the Depositor directing the Trustee to pursue such remedies. The Trustee will be reimbursed by the Trust for all costs and expenses incurred by it in enforcing such legal remedies.

            In the event that a Mortgage Loan shall have been repurchased pursuant to a Sale Agreement or the Representation Letter, a Request for Release substantially in form and substance of Exhibit D hereto, shall be delivered to the Custodian and the Custodian shall release within two Business Days the related Custodial File to such Person as directed in writing by the applicable Servicer or the Depositor.

            Upon the payment in full of any Mortgage Loan, or upon the receipt by the applicable Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the applicable Servicer will notify the Trustee and the Custodian in the manner specified in the related Servicing Agreement and shall request delivery to it of the Custodial File by submitting a Request for Release, which Request for Release may be in an electronic format in a form acceptable to the Custodian. Upon receipt of such certification and Request for Release, the Custodian shall promptly release the related Custodial File to the applicable Servicer within two (2) Business Days.

            From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any insurance policy relating to the Mortgage Loans, the Custodian shall, upon request of the related Servicer and delivery to the Custodian of a Request for Release in the manner specified in the related Servicing Agreement which Request for Release may be in an electronic format in a form acceptable to the Custodian, release the related Custodial File to the applicable Servicer within three (3) Business Days from the receipt of the applicable Request for Release, and the Trustee shall, at the direction of such Servicer (which may be by a Request for Release), execute such documents as shall be necessary to the prosecution of any such proceedings.

            Section 2.03 Execution and Delivery of Certificates. The Trustee acknowledges the transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, the Trustee has executed and delivered to or upon the order of the Depositor, the Certificates in authorized Denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

            Section 2.04 REMIC Matters. The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The "Startup Day" of each Trust REMIC for purposes of the REMIC Provisions shall be the Closing Date. The "latest possible maturity date" of the regular interests in each Group I Trust REMIC is the Distribution Date occurring in June 2047, which is the Distribution Date in the month following the month in which the latest maturity date of any Group I Mortgage Loan occurs. The "latest possible maturity date" of the regular interests in each Group II Trust REMIC is the Distribution Date occurring in August 2047, which is the Distribution Date in the month following the month in which the latest maturity date of any Group II Mortgage Loan occurs.

            Section 2.05 Representations and Warranties of the Depositor. The Depositor hereby represents, warrants and covenants to the Custodian and the Trustee that as of the date of this Agreement or as of such date specifically provided herein:

            (a) The Depositor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

            (b) The Depositor has the power and authority to convey the Mortgage Loans and to execute, deliver and perform, and to enter into and consummate transactions contemplated by, this Agreement;

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite company action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

            (d) No consent, approval, authorization or order of, or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been received or obtained on or prior to the Closing Date;

            (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the certificate of formation or limited liability company agreement of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii) results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii) results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

            (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this Agreement;

            (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that would materially and adversely affect its performance hereunder; and

            (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee on the Closing Date, the Depositor had, or, with respect to the Subsequent Group II Mortgage Loans, will have, good title to, and was the sole owner of each Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred all right, title and interest in each Mortgage Loan to the Trustee. The transfer of the Mortgage Note and the Mortgage as and in the manner contemplated by this Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders, the security interest referred to in Section 10.04.

            It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05 shall survive delivery of the respective Custodial Files to the Custodian, and shall inure to the benefit of the Trustee on behalf of the Certificateholders.

            Section 2.06 Representations and Warranties of the Custodian.

            The Custodian hereby represents and warrants to the Depositor and the Trustee, as of the Closing Date:

            (a) The Custodian is duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Custodian or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to perform any of its obligations under this Agreement in accordance with the terms thereof.

            (b) The Custodian has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of the Custodian the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Custodian, enforceable against the Custodian in accordance with its terms, except that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (c) The execution and delivery of this Agreement by the Custodian, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms thereof are in the ordinary course of business of the Custodian and will not result in a material breach of any term or provision of the articles of association or bylaws of the Custodian.

                                   ARTICLE III

                                 TRUST ACCOUNTS

            Section 3.01 Distribution Account, Excess Reserve Fund Account, Pre-Funding Account and Capitalized Interest Account. (a) The Trustee shall establish and maintain the Excess Reserve Fund Account, on behalf of the Class II-CE Certificateholders, to receive any Basis Risk Payment and to secure their limited recourse obligation to pay to the Group II Offered Certificateholders any Basis Risk Carry Forward Amounts. For the avoidance of doubt, any Basis Risk Carry Forward Amounts shall be paid to the Group II Principal Certificates from the Excess Reserve Fund Account. On each Distribution Date, the Trustee shall deposit the amount of any Basis Risk Payment received by it for such date into the Excess Reserve Fund Account. The Excess Reserve Fund Account shall be a non-interest bearing account.

            On each Distribution Date on which there exists a Basis Risk Carry Forward Amount on any Class or Classes of Group II Principal Certificates, the Trustee shall (1) withdraw from the Distribution Account, to the extent of funds available therefor in the Distribution Account, and deposit in the Excess Reserve Fund Account, as set forth in Section 4.01(b)(iii)(E), the lesser of (x) the Class II-CE Distributable Amount and (y) the aggregate Basis Risk Carry Forward Amounts of the Group II Principal Certificates for such Distribution Date and (2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Group II Principal Certificates the related Basis Risk Carry Forward Amount. Such payments shall be allocated to those Classes based upon the amount of Basis Risk Carry Forward Amount owed to each such Class and shall be paid in the priority set forth in Section 4.01(b)(iii)(F).

            The Trustee shall account for the Excess Reserve Fund Account as an asset of a grantor trust under subpart E, Part I of subchapter J of the Code and not as an asset of any Trust REMIC created pursuant to this Agreement. The beneficial owners of the Excess Reserve Fund Account are the Class II-CE Certificateholders. For all federal income tax purposes, amounts transferred by the Group II Upper Tier REMIC to the Excess Reserve Fund Account shall be treated as distributions by the Trustee to the Class II-CE Certificateholders in respect of the Class II-CE Interest and then contributed by the Class II-CE Certificateholders to the Excess Reserve Fund Account.

            Any Basis Risk Carry Forward Amounts distributed by the Trustee to the Group II Principal Certificateholders from the Excess Reserve Fund Account shall be accounted for by the Trustee, for federal income tax purposes, as amounts paid first to the Holders of the Class II-CE Certificates (in respect of the Class II-CE Interest or the Class II-UT-PFIO Interest, respectively) and then to the respective Class or Classes of Group II Principal Certificates. In addition, the Trustee shall account for the Group II Principal Certificateholders' rights to receive payments of Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account. Funds in the Excess Reserve Fund Account shall remain uninvested.

            Notwithstanding any provision contained in this Agreement, the Trustee shall not be required to make any distributions from the Excess Reserve Fund Account except as expressly set forth in this Section 3.01(a).

            (b) The Trustee shall establish and maintain the Distribution Account on behalf of the Certificateholders, which shall be a non-interest bearing trust account. The Trustee shall, promptly upon receipt on the Business Day received, deposit in the Distribution Account and retain therein the following:

            (i) the aggregate amount remitted by the applicable Servicer to the Trustee pursuant to the applicable Servicing Agreement; and

            (ii) any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

            In the event that the applicable Servicer shall remit any amount not required to be remitted pursuant to the applicable Servicing Agreement, and the applicable Servicer pursuant to an Officer's Certificate directs the Trustee in writing to withdraw such amount from the Distribution Account, the Trustee shall return such funds to the applicable Servicer. All funds deposited in the Distribution Account shall be held by the Trustee in trust for the Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with Section 4.01. In no event shall the Trustee incur liability for withdrawals from the Distribution Account at the direction of a Servicer.

            The Trustee may invest the funds in the Distribution Account in one or more Permitted Investments in accordance with Section 3.02. The Trustee may withdraw from the Distribution Account any income or gain earned from the investment of funds deposited therein during the Trustee Float Period for its own benefit.

            (c) The Trustee shall establish and maintain the Capitalized Interest Account, on behalf of the Certificateholders, which shall be a non-interest-bearing trust account. The Trustee shall deposit $380,964 into the Capitalized Interest Account received from the Depositor. Withdrawals from the Capitalized Interest Account shall be made in accordance with Section 4.01. The Trustee shall account for the Capitalized Interest Account as an outside reserve fund within the meaning of Treasury Regulations Section 1.860G-2(h) and not as an asset of any Trust REMIC. The beneficial owner of the Capitalized Interest Account shall be the Depositor.

            (d) The Trustee shall establish and maintain the Pre-Funding Account on behalf of the Certificateholders. The Trustee shall deposit the Initial Pre-Funded Amount into the Pre-Funding Account, which shall be a non-interest-bearing trust account. Withdrawals from the Pre-Funding Account shall be made in accordance with Section 4.01. The purchase of Subsequent Group II Mortgage Loans shall be pursuant to a "fixed price contract" within the meaning of the REMIC Provisions.

            Section 3.02 Investment of Funds in the Distribution Account. (a) The Trustee may (but shall not be obligated to) invest funds in the Distribution Account during the Trustee Float Period, and the Depositor may direct the Trustee to invest the funds in the Pre-Funding Account and the Capitalized Interest Account (each of such Accounts, for purposes of this Section 3.02, an "Investment Account"), in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand or maturing on such Distribution Date, in the case of an investment that is an obligation of the Trustee, no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee. The Trustee shall be entitled to sole possession over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trustee or its agent, together with any document of transfer necessary to transfer title to such investment to the Trustee. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Trustee may:

            (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

            (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

            (b) All income and gain realized from the investment of funds deposited in the Distribution Account held by the Trustee during the Trustee Float Period shall be subject to the Trustee's withdrawal in the manner set forth in Section 8.06. All income and gain realized from the investment of funds deposited in the Pre-Funding Account and the Capitalized Interest Account held by or on behalf of the Depositor shall be retained in such Investment Account, subject to withdrawal as provided in Section 4.01. Whether in regard to the Pre-Funding Account or the Capitalized Interest Account, the Depositor shall deposit in the Pre-Funding Account or the Capitalized Interest Account, as applicable, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss. The Trustee shall not be liable for the amount of any loss incurred with respect to any investment or lack of investment of funds held in the Pre-Funding Account or Capitalized Account.

            (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trustee shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. Notwithstanding the foregoing, the Trustee shall be liable to the Trust for any such loss on any funds it has invested under this Section 3.02 only during the Trustee Float Period, and the Trustee shall deposit funds in the amount of such loss in the Distribution Account promptly after such loss is incurred.

            (d) The Trustee or its Affiliates are permitted to receive additional compensation that could be deemed to be in the Trustee's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Permitted Investments, (ii) using Affiliates to effect transactions in certain Permitted Investments and (iii) effecting transactions in certain Permitted Investments. Such compensation is not payable or reimbursable under Section 8.06 of this Agreement.

            (e) In order to comply with its duties under the USA Patriot Act of 2001 and other laws, rules and regulations applicable to banking institutions, including those related to the funding of terrorist activities and money laundering, the Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties agrees to provide to the Trustee upon its request from time to time such party's complete name, address, tax identification number and such other identifying information together with copies of such party's constituting documentation, securities disclosure documentation and such other identifying documentation as may be available for such party.

            (f) On or prior to each Distribution Date, the Custodian shall deliver an invoice to the Trustee (which may be provided electronically), setting forth the amount of the Custodian Fee for the related Distribution Date. The Trustee shall remit the Custodian Fee to the Custodian payable out of the compensation payable hereunder to the Trustee.

            (g) In consideration for ongoing obligations hereunder with respect to the Trust Fund, the Depositor may (but shall not be obligated to) direct the Trustee, in writing, to invest funds from the Group I Mortgage Loans or the Group II Mortgage Loans in the Distribution Account during the Depositor Float Period, in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand or maturing on the third Business Day immediately preceding such Distribution Date, in the case of an investment that is an obligation of the Depositor no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement. If the Depositor does not direct the Trustee to invest the funds from either Group of Mortgage Loans in the Distribution Account, then the funds will remain uninvested. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account during the Depositor Float Period shall be made in the name of the Depositor. The Depositor shall be entitled to sole possession over each such investment during the Depositor Float Period, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Depositor or its agent, together with any document of transfer necessary to transfer title to such investment to the Depositor. In the event amounts on deposit in the Distribution Account during the Depositor Float Period are at any time invested in a Permitted Investment payable on demand, the Depositor may:

                  (x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

                  (y) demand payment of all amounts due thereunder that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Distribution Account.

            (h) The Depositor shall be liable to the Trust for any such loss on any funds it has invested under this Section 3.02, and the Depositor shall remit such funds to the Trustee promptly after such loss is incurred for deposit in the Distribution Account. In no event shall the Trustee have any liability or responsibility for the selection of investments and any losses incurred thereon, and shall have no obligation to invest or reinvest any funds in the absence of timely written direction.

            (i) Interest earned on investments of funds in the Distribution Account with respect to funds on deposit during the Depositor Float Period shall be held for the Depositor with the Trustee until the interest may be distributed directly to the Depositor on the Distribution Date in the month of the applicable Depositor Float Period.

                                   ARTICLE IV

                                  DISTRIBUTIONS

            Section 4.01 Priorities of Distribution. (a) Distributions on Group I Certificates. On each Distribution Date, the Trustee will make the disbursements and transfers from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Group I Available Funds remaining and, on such Distribution Date, shall make distributions on the Group I Certificates in accordance with such allocation:

            first, concurrently,

            (i) from the Group I Available Funds for Subgroup I-1, to the Class I-1-A1, Class I-1-A2 and Class I-R Certificates, pro rata, the applicable Group I Accrued Certificate Interest for that Distribution Date;

            (ii) from the Group I Available Funds for Subgroup I-2, to the Class I-2-A1, Class I-2-X1 and Class I-2-A2 Certificates, pro rata, the applicable Group I Accrued Certificate Interest for that Distribution Date;

            (iii) from the Group I Available Funds for Subgroup I-3, to the Class I-3-A1 and Class I-3-A2 Certificates, pro rata, the applicable Group I Accrued Certificate Interest for that Distribution Date;

            second, concurrently,

            (i) from the Group I Available Funds for Subgroup I-1,the Group I Senior Optimal Principal Amount for Subgroup I-1 for that Distribution Date, sequentially, as follows, (a) to the Class I-R Certificates until the Class Certificate Balance of such Class has been reduced to zero, and
      (b) to the Class I-1-A1 and Class I-1-A2 Certificates, pro rata, until the Class Certificate Balance of each such Class has been reduced to zero;

            (ii) from the Group I Available Funds for Subgroup I-2, to the Class I-2-A1 and Class I-2-A2 Certificates, pro rata, the Group I Senior Optimal Principal Amount for Subgroup I-2 for that Distribution Date, until the Class Certificate Balance of each such Class has been reduced to zero; and

            (iii) from the Group I Available Funds for Subgroup I-3, to the Class I-3-A1 and Class I-3-A2 Certificates, pro rata, the Group I Senior Optimal Principal Amount for Subgroup I-3 for that Distribution Date, until the Class Certificate Balance of each such Class has been reduced to zero;

            third, from the remaining Group I Available Funds for all Subgroups in Group I in the aggregate, to the Class I-B-1 Certificates in the following order: (1) the Group I Accrued Certificate Interest on the Class I-B-1 Certificates for that Distribution Date and (2) the Class I-B-1 Certificates' Allocable Share for that Distribution Date;

            fourth, from the remaining Group I Available Funds for all Subgroups in Group I in the aggregate, to the Class I-B-2 Certificates in the following order: (1) the Group I Accrued Certificate Interest on the Class I-B-2 Certificates for that Distribution Date and (2) the Class I-B-2 Certificates' Allocable Share for that Distribution Date;

            fifth, from the remaining Group I Available Funds for all Subgroups in Group I in the aggregate, to the Class I-B-3 Certificates in the following order: (1) the Group I Accrued Certificate Interest on the Class I-B-3 Certificates for that Distribution Date and (2) the Class I-B-3 Certificates' Allocable Share for that Distribution Date;

            sixth, from the remaining Group I Available Funds for all Subgroups in Group I in the aggregate, to the Class I-B-4 Certificates in the following order: (1) the Group I Accrued Certificate Interest on the Class I-B-4 Certificates for that Distribution Date and (2) the Class I-B-4 Certificates' Allocable Share for that Distribution Date;

            seventh, from the remaining Group I Available Funds for all Subgroups in Group I in the aggregate, to the Class I-B-5 Certificates in the following order: (1) the Group I Accrued Certificate Interest on the Class I-B-5 Certificates for that Distribution Date and (2) the Class I-B-5 Certificates' Allocable Share for that Distribution Date;

            eighth, from the remaining Group I Available Funds for all Subgroups in Group I in the aggregate, to the Class I-B-6 Certificates in the following order: (1) the Group I Accrued Certificate Interest on the Class I-B-6 Certificates for that Distribution Date and (2) the Class I-B-6 Certificates' Allocable Share for that Distribution Date; and

            ninth, to the Class I-R Certificates, any remaining portion of the Group I Available Funds each Group I REMIC for that Distribution Date.

            Pro rata distributions of interest among Classes of Certificates are required to be made in proportion to the then current amount of interest to which the applicable Classes are entitled. Pro rata distributions of principal among Classes of Certificates are required to be made in proportion to the then-current Certificate Principal Balance of the applicable Classes.

            (b) Distributions on Group II Certificates. On each Distribution Date, the Trustee will make the disbursements and transfers from amounts then on deposit in the Distribution Account and, in the case of clauses (ii) and (iii) below, Distributable Prepayment Premiums for such Distribution Date in the following order of priority and to the extent of the Group II Available Funds remaining and, on such Distribution Date, shall make distributions on the Group II Certificates in accordance with such allocation:

            (i) holders of each Class of Group II Principal Certificates in the following order of priority:

                  (A) to the Class II-A-1 Certificates any related Group II
            Accrued Certificate Interest Distribution Amount and any Unpaid Interest Amounts for such Class, as applicable;

                  (B) from any remaining Interest Remittance Amount, to the
            Class II-M-1 Certificates, the Group II Accrued Certificate Interest Distribution Amount for such Class on such Distribution
            Date;

                  (C) from any remaining Interest Remittance Amount, to the
            Class II-M-2 Certificates, the Group II Accrued Certificate Interest Distribution Amount for such Class on such Distribution
            Date;

                  (D) from any remaining Interest Remittance Amount, to the
            Class II-M-3 Certificates, the Group II Accrued Certificate Interest Distribution Amount for such Class on such Distribution
            Date;

                  (E) from any remaining Interest Remittance Amount, to the
            Class II-M-4 Certificates, the Group II Accrued Certificate Interest Distribution Amount for such Class on such Distribution
            Date;

                  (F) from any remaining Interest Remittance Amount, to the
            Class II-M-5 Certificates, the Group II Accrued Certificate Interest Distribution Amount for such Class on such Distribution
            Date;

                  (G) from any remaining Interest Remittance Amount, to the
            Class II-M-6 Certificates, the Group II Accrued Certificate Interest Distribution Amount for such Class on such Distribution Date; and

                  (H) from any remaining Interest Remittance Amount, to the
            Class II-M-7 Certificates, the Group II Accrued Certificate Interest Distribution Amount for such Class on such Distribution
            Date;

            (ii) (A) on each Distribution Date (1) prior to the Stepdown Date or (2) with respect to which a Trigger Event is in effect, to the Holders of the related Class or Classes of Group II Offered Certificates then entitled to distributions of principal, from Group II Available Funds remaining after making distributions pursuant to clause (i) above, an amount equal to the Group II Principal Distribution Amount in the following order of priority:

                        (1) to the Class II-A-1 Certificates, until its Class
                  Certificate Balance is reduced to zero; and

                        (2) sequentially to the Class II-M-1, Class II-M-2,
                  Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6 and Class II-M-7 Certificates, in that order, until the respective Class Certificate Balances are reduced to zero;

                  (B) on each Distribution Date (1) on and after the Stepdown
            Date and (2) as long as a Trigger Event is not in effect, to the Holders of the related Class or Classes of Group II Offered Certificates then entitled to distribution of principal, from Group II Available Funds remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, an amount equal to the Group II Principal Distribution Amount in the following amounts and order of priority:

                        (1) to the Class II-A-1 Certificates, the lesser of (x)
                  the Group II Principal Distribution Amount and (y) the Class II-A Principal Distribution Amount, until their Class Certificate Balance is reduced to zero;

                        (2) to the Class II-M-1 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Class II-A Certificateholders in clause (ii)(B)(1) above and (y) the Class II-M-1 Principal Distribution Amount until their Class Certificate Balance has been reduced to zero;

                        (3) to the Class II-M-2 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Class II-A Certificateholders in clause (ii)(B)(1) above and to the Class II-M-1 Certificateholders in clause (ii)(B)(2) above and (y) the Class II-M-2 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (4) to the Class II-M-3 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Class II-A Certificateholders in clause (ii)(B)(1) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(2) above and to the Class II-M-2 Certificateholders in clause (ii)(B)(3) above and (y) the Class II-M-3 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (5) to the Class II-M-4 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Class II-A Certificateholders in clause (ii)(B)(1) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(2) above, to the Class II-M-2 Certificateholders in clause (ii)(B)(3) above and to the Class II-M-3 Certificateholders in clause (ii)(B)(4) above and (y) the Class II-M-4 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (6) to the Class II-M-5 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Class II-A Certificateholders in clause (ii)(B)(1) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(2) above, to the Class II-M-2 Certificateholders in clause (ii)(B)(3) above, to the Class II-M-3 Certificateholders in clause (ii)(B)(4) above and to the Class II-M-4 Certificateholders in clause
                  (ii)(B)(5) above and (y) the Class II-M-5 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

                        (7) to the Class II-M-6 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Class II-A Certificateholders in clause (ii)(B)(1) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(2) above, to the Class II-M-2 Certificateholders in clause (ii)(B)(3) above, to the Class II-M-3 Certificateholders in clause (ii)(B)(4) above, to the Class II-M-4 Certificateholders in clause
                  (ii)(B)(5) above and to the Class II-M-5 Certificateholders in clause (ii)(B)(6) above and (y) the Class II-M-6 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero; and

                        (8) to the Class II-M-7 Certificates, the lesser of (x)
                  the excess of (i) the Group II Principal Distribution Amount over (ii) the amounts distributed to the Class II-A Certificateholders in clause (ii)(B)(1) above, to the Class II-M-1 Certificateholders in clause (ii)(B)(2) above, to the Class II-M-2 Certificateholders in clause (ii)(B)(3) above, to the Class II-M-3 Certificateholders in clause (ii)(B)(4) above, to the Class II-M-4 Certificateholders in clause
                  (ii)(B)(5) above, to the Class II-M-5 Certificateholders in clause (ii)(B)(6) and to the Class II-M-6 Certificateholders in clause (ii)(B)(7) above and (y) the Class II-M-7 Principal Distribution Amount, until their Class Certificate Balance has been reduced to zero;

            (iii) any amount remaining after the distributions in clauses (i) and (ii) above together with any Distributable Prepayment Premiums collected for such Distribution Date (other than for purposes of clauses
      (B) and (D) below and to the extent such Distributable Prepayment Premiums are not included in the Group II Principal Distribution Amount distributed above), plus as specifically indicated below, amounts on deposit in the Excess Reserve Fund Account, shall be distributed in the following order of priority:

                  (A) sequentially, to the Holders of the Class II-M-1, Class
            II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6 and Class II-M-7 Certificates, in that order, any Unpaid Interest Amount for each such Class;

                  (B) to the Holders of the Class II-A-1 Certificates, to reduce its Class Certificate Balance in an amount up to the Net Deferred Interest allocated to such Class of Certificates and not previously reimbursed;

                  (C) sequentially, to the Holders of the Class II-M-1, Class
            II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6 and Class II-M-7 Certificates, in that order, any Group II Unpaid Realized Loss Amount for each such Class;

                  (D) sequentially, to the Holders of the Class II-M-1, Class
            II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6 and Class II-M-7 Certificates, in that order, to reduce their respective Class Certificate Balance in an amount up to the Net Deferred Interest allocated to each such Class of Certificates and not previously reimbursed;

                  (E) to the Excess Reserve Fund Account, the amount of any
            Basis Risk Payment for such Distribution Date;

                  (F) from funds on deposit in the Excess Reserve Fund Account with respect to that Distribution Date, an amount equal to any remaining unpaid Basis Risk Carry Forward Amount with respect to the Group II Principal Certificates for that Distribution Date, first, to the Class II-A-1 Certificates, up to its unpaid remaining Basis Risk Carry Forward Amounts, and, second, sequentially to the Class II-M-1, Class II-M-2, Class II-M-3, Class II-M-4, Class II-M-5, Class II-M-6 and Class II-M-7 Certificates, in that order, in each case up to their respective unpaid remaining Basis Risk Carry Forward Amounts;

                  (G) to the Holders of the Class II-CE Certificates, the
            remainder of the Class II-CE Distributable Amount plus any Distributable Prepayment Premiums, in each case, not distributed pursuant to Sections 4.01(b)(ii) and 4.01(b)(iii)(A)-(F); and

                  (H) to the Holders of the Class II-R Certificates, any
            remaining amount, in respect of each Group II Trust REMIC.

            If on any Distribution Date, as a result of the foregoing allocation rules, any Class of Class II-A Certificates does not receive in full the related Group II Accrued Certificate Interest Distribution Amount or the related Unpaid Interest Amount, if any, then such shortfall will be allocated to the Holders of such Classes, with interest thereon, on future Distribution Dates, as an Unpaid Interest Amount, subject to the priorities described above. In the event the Class Certificate Balance of any Class of Group II Principal Certificates has been reduced to zero, that Class of Certificates shall no longer be entitled to receive any related unpaid Basis Risk Carry Forward Amounts except to the extent the Class Certificate Balance is increased as a result of any Subsequent Recovery for Loan Group II.

            (c) [Reserved.]

            (d) On any Distribution Date, any Relief Act Interest Shortfalls for Loan Group II for such Distribution Date and Net Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Trustee as a reduction in the following order:

            (i) First, to the portion of the Class II-CE Distributable Amount allocable to interest; and

            (ii) Second, pro rata, as a reduction of the Group II Accrued Certificate Interest Distribution Amount for the Class II-A and Class II-M Certificates, based on the amount of interest to which such Classes would otherwise be entitled.

            (e) On any Distribution Date, to the extent the Amount Available for Subgroup I-1 Principal is insufficient to make the full distribution required to be made pursuant to clause (i), priority second sub-clause (A) above, the amount distributable on the Subgroup I-1 Certificates in respect of principal under such sub-clause shall be equal to the product of (1) the Amount Available for Subgroup I-1 Principal and (2) the Senior Optimal Principal Amount for Subgroup I-1.

            On any Distribution Date, to the extent the Amount Available for Subgroup I-2 Principal is insufficient to make the full distribution required to be made pursuant to clause (ii), priority second sub-clause (B) above, the amount distributable on the Subgroup I-2 Certificates in respect of principal under such sub-clause shall be equal to the product of (1) the Amount Available for Subgroup I-2 Principal and (2) the Group I Senior Optimal Principal Amount for Subgroup I-2.

            On any Distribution Date, to the extent the Amount Available for Subgroup I-3 Principal is insufficient to make the full distribution required to be made pursuant to clause (ii), priority second sub-clause (B) above, the amount distributable on the Subgroup I-3 Certificates in respect of principal shall be equal to the product of (1) the Amount Available for Subgroup I-3 Principal and (2) the Group I Senior Optimal Principal Amount for Subpool I-3.

            (f) On the July 2007 and August 2007 Distribution Dates, the Trustee shall transfer the Capitalized Interest Requirement, if any, for such Distribution Date from the Capitalized Interest Account into the Excess Reserve Fund Account for payment of Basis Risk Carry Forward Amounts in the same order of priority as Section 4.01(b)(iii)(F).

            (g) On the Distribution Date following the final Subsequent Transfer Date and the Distribution Date following July 31, 2007, Pre-Funding Earnings in the Pre-Funding Account, after taking into account the transfers in respect of the Distribution Date described in clause (h) below, shall be paid by the Trustee to the Depositor. On the Distribution Date following July 31, 2007, any amounts remaining in the Capitalized Interest Account, after taking into account the transfers in respect of the Distribution Date described in clause (f) above, shall be paid by the Trustee to the Depositor.

            (h) On each Subsequent Transfer Date, the Depositor shall instruct in writing the Trustee to withdraw from the Pre-Funding Account an amount equal to 100% of the aggregate Stated Principal Balances as of the related Subsequent Cut-off Date of the Subsequent Group II Mortgage Loans sold to the Trust Fund on such Subsequent Transfer Date and pay such amount to or upon the order of the Depositor upon satisfaction of the conditions set forth in Section 2.01(c) with respect to such transfer. The Trustee may conclusively rely on such written instructions from the Depositor.

            (i) If the Pre-Funding Amount available in the Pre-Funding Account (exclusive of Pre-Funding Earnings) has been reduced to $100,000 or less by the close of business on July 31, 2007 then, on the August 25, 2007 Distribution Date, after giving effect to any reductions in such Pre-Funding Amount on such date, the Trustee shall withdraw from the Pre-Funding Account on such date and deposit in the Distribution Account the amount on deposit in such Pre-Funding Account other than any Pre-Funding Earnings. Any amount deposited into the Distribution Account pursuant to the preceding sentence from the Pre-Funding Account shall be distributed as part of the Group II Principal Remittance Amount to the Group II Principal Certificates on the related Distribution Date.

            Section 4.02 Subordination (a) On each Distribution Date, the amount referred to in clause (1) of the definition of Group I Accrued Certificate Interest (without any reduction referred to therein) for each Class of Group I Senior Certificates and Group I Subordinate Certificates for such Distribution Date shall be reduced by (i) the related Class's pro rata share of Net Prepayment Interest Shortfalls with respect to the Mortgage Loans in the related Subgroup, based on such Class's Accrued Certificate Interest for such Distribution Date without taking into account such Net Prepayment Interest Shortfalls and (ii) the related Class's pro rata share of (A) after the related Special Hazard Coverage Termination Date with respect to each Mortgage Loan in the related Subgroup, that became a Special Hazard Mortgage Loan during the calendar month preceding the month of such Distribution Date, the excess of one month's interest at the related net Mortgage Interest Rate on the Stated Principal Balance of such Mortgage Loan as of the Due Date in such month over the amount of Liquidation Proceeds applied as interest on such Mortgage Loan with respect to such month, (B) after the related Bankruptcy Coverage Termination Date with respect to each Mortgage Loan in the related Subgroup that became subject to a Bankruptcy Loss during the calendar month preceding the month of such Distribution Date, the interest portion of the related Deficient Valuation, (C) each Relief Act Reduction incurred on a Mortgage Loan in the related Subgroup, during the calendar month preceding the month of such Distribution Date and (D) after the related Fraud Loss Coverage Termination Date with respect to each Mortgage Loan in the related Subgroup that became a Fraud Loan during the calendar month preceding the month of such Distribution Date, the excess of one month's interest at the related net Mortgage Interest Rate on the Stated Principal Balance of such Mortgage Loan as of the Due Date in such month over the amount of Liquidation Proceeds applied as interest on such Mortgage Loan with respect to such month. For purposes of calculating the reduction in the amount referred to in clause (1) of the definition of Group I Accrued Certificate Interest for each Class of Group I Subordinate Certificates in respect of any Subgroup, such reduction shall be based upon the amount of interest accruing on the Group I Subgroup Subordinated Amount at the applicable Group I Subgroup WAC Rate for such Subgroup, on such Class' proportionate share, based on Class Certificate Balance, of the related Group I Subgroup Subordinate Amount for that Distribution Date.

            (b) Notwithstanding the priority and allocation contained in Section 4.01(a), if with respect to any Class of Group I Subordinate Certificates on any Distribution Date, such Class has not satisfied the related Group I Subordinate Certificates Prepayment Distribution Trigger, no distribution of amounts pursuant to clauses (ii) and (iii) of the definition of the Group I Subordinate Optimal Principal Amount will be made to any such Classes (the "Restricted Classes") and the amount of such amounts pursuant to clauses (ii) and (iii) of the definition of the applicable Group I Subordinate Optimal Principal Amount otherwise distributable to the Restricted Classes shall be distributed to any Classes of Group I Subordinate Certificates, which are not Restricted Classes, having lower numerical Class designations than such Class, pro rata based on their respective Class Certificate Balances immediately prior to such Distribution Date. The calculation of any amount to be distributed under this
Section 4.02 shall be made by the applicable Servicer.

            (c) On each Distribution Date, after application of Group I Available Funds in accordance with Section 4.01(a) items first and second, the Trustee shall effect cross-collateralization among the Subgroups of Group I Certificates in the following priority:

            (i) Subject to Section 4.02(c), to the extent any Group I Accrued Certificate Interest with respect to any Class of Group I Senior Certificates remains unpaid after application of Group I Available Funds in accordance with Section 4.01(a)(i) items first and second, Group I Available Funds remaining after payments on the Group I Senior Certificates shall be applied to cover such unpaid Group I Accrued Certificate Interest, and shall be applied pro rata based on the amounts of such unpaid Group I Accrued Certificate Interest to the extent there are insufficient funds to pay such amounts in full.

            (ii) If on any Distribution Date, one or more of the Subgroups of Group I Certificates is an Undercollateralized Subgroup, the available Group I Subordinate Principal Distribution Amount shall be paid to each such Undercollateralized Subgroup as principal to the Group I Senior Certificates of each such Undercollateralized Subgroup in accordance with the priorities set forth in Section 4.01(a) until the aggregate Class Certificate Balance of the Group I Senior Certificates of each such Undercollateralized Subgroup equals the Stated Principal Balance of the Mortgage Loans in the related Subgroup. If more than one Subgroup is an Undercollateralized Subgroup, the available Group I Subordinate Principal Distribution Amount shall be distributed between such Undercollateralized Subgroups pro rata according to Stated Principal Balances of the Mortgage Loans in the related Subgroups. Any application of the Group I Subordinate Principal Distribution Amount pursuant to this paragraph (ii) will reduce distributions of such amount to the Group I Subordinate Certificates in reverse order of priority pursuant to the priorities set forth in Section 4.01(a)(ii).

            (iii) On or after the date on which the Class Certificate Balances of all of the Group I Senior Certificates in any of the Subgroups have been reduced to zero, amounts otherwise distributable as principal on the Group I Subordinate Certificates, up to the applicable Apportioned Subordinate Principal Distribution Amount, shall be paid pro rata as principal to the remaining Group I Senior Certificates (other than the related Class I-2-X1 Certificates) of such other Subgroup in accordance with the priorities set forth in Section 4.01(a), provided that on such Distribution Date (a) the Aggregate Subordinate Percentage for such Distribution Date is less than twice the initial Aggregate Subordinate Percentage or (b) the average outstanding principal balance of the 60+ Day Delinquent Mortgage Loans with respect to Group I Mortgage Loans only as a percentage of the Subordinate Amount for the related Subgroup is greater than or equal to 50%. Any application of the applicable Apportioned Subordinate Principal Distribution Amount to the Group I Senior Certificates pursuant to this paragraph will reduce distributions of the Group I Subordinate Principal Distribution Amount to the Group I Subordinate Certificates, pro rata, based on the Class Certificate Balances of the Group I Subordinate Certificates.

            (c) In the event that the Trust Fund is terminated pursuant to
Section 9.01(a), the Trustee shall remit the amount of any excess by wire transfer of immediately available funds to the holders of the Class I-R Certificates in accordance with the instructions of the holders of the Class I-R Certificates.

            Section 4.03 Allocation of Realized Losses for Group I. (a) On or prior to each Distribution Date, the Servicer shall determine the total amount of Realized Losses, including Excess Losses and the allocation of such total amount for Group I as set forth below. Realized Losses occurring on the Group I Mortgage Loans shall be allocated as follows:

            (i)(A) any Realized Loss (other than an Excess Loss) shall be allocated first to the Subordinate Certificates in reverse order of their respective numerical Class designations (beginning with the Class of Subordinate Certificates then outstanding with the highest numerical Class designation) until the respective Class Certificate Balance of each such Class is reduced to zero and second (1) with respect to such losses occurring with respect to Subgroup I-1 Mortgage Loans, to the Classes of Subgroup I-1 Certificates, pro rata on the basis of their respective Class Certificate Balances immediately prior to the related Distribution Date until the Class Certificate Balance of each such Class has been reduced to zero; provided, however, that on or after the Cross-Over Date, the losses allocable to the Class I-1-A1 Certificates under this paragraph will instead be allocated to the Class I-1-A2 Certificates (in addition to other losses borne by such Certificates) until the Class Certificate Balance of the Class 1-A-2 Certificates has been reduced to zero; (2) with respect to such losses occurring with respect to Group I-2 Mortgage Loans, to the Subgroup I-2 Certificates, pro rata, on the basis of their respective Class Certificate Balances immediately prior to the related Distribution Date until the Class Certificate Balance of each such Class has been reduced to zero; provided, however, that on or after the Cross-Over Date, the losses allocable to the Class I-2-A1 Certificates under this paragraph will instead be allocated to the Class I-2-A2 Certificates (in addition to other losses borne by such Certificates) until the Class Certificate Balance of the Class I-2-A2 Certificates has been reduced to zero; and (3) with respect to such losses occurring with respect to Group I-3 Mortgage Loans, to the Subgroup I-3 Certificates, pro rata, on the basis of their respective Class Certificate Balances immediately prior to the related Distribution Date until the Class Certificate Balance of each such Class has been reduced to zero; provided, however, that on or after the Cross-Over Date, the losses allocable to the Class I-3-A1 Certificates under this paragraph will instead be allocated to the Class I-3-A2 Certificates (in addition to other losses borne by such Certificates) until the Class Certificate Balance of the Class I-3-A2 Certificates has been reduced to zero.

                  (B) any Excess Losses occurring on the Group I Mortgage Loans shall be allocated among (1) the Subgroup I-1 Certificates, in the case of an Excess Loss on a Subgroup I-1 Mortgage Loan, the Subgroup I-2 Certificates, in the case of an Excess Loss on a Subgroup I-2 Mortgage Loan, the Subgroup I-3 Certificates, in the case of an Excess Loss on a Subgroup I-3 Mortgage Loan, and (2) each Class of Subordinate Certificates, pro rata, based upon their respective Class Certificate Balances (or, in the case of such Subordinate Certificates in the aggregate, the Subgroup Subordinate Amount for the Loan Group which incurred the Excess Loss, the aggregate amount so allocated to the Subordinate Certificates then to be allocated among such Subordinate Certificates, pro rata, based on their respective Class Certificate Balances) after giving effect to distributions of principal on such Distribution Date.

            (b) The Class Certificate Balance of the Class of Group I Subordinate Certificates then outstanding with the highest numerical Class designation shall be reduced on each Distribution Date by the amount, if any, by which the aggregate of the Class Certificate Balances of the Group I Senior Certificates and Group I Subordinate Certificates (after giving effect to the distribution of principal and the allocation of Realized Losses with respect to the Group I Mortgage Loans) exceeds the aggregate Stated Principal Balance of the Group I Mortgage Loans for the following Distribution Date, less any Deficient Valuations occurring before the Bankruptcy Loss Coverage Amount has been reduced to zero; and

            (c) Any allocation of Realized Losses to a Certificate or any reduction in the Class Certificate Balance of a Certificate, pursuant to Section 4.03(a) or (b) above shall be accomplished by reducing the Class Certificate Balance thereof, as applicable, immediately following the distributions made on the related Distribution Date in accordance with the definition of "Class Certificate Balance" herein; provided that no Realized Loss with respect any Subgroup shall be allocated to reduce the Class Certificate Balance of a Group I Senior Certificate to the extent that such allocation would reduce the aggregate Class Certificate Balance of all of the Certificates and Group I Subordinate Certificates to an amount less than the aggregate Stated Principal Balance for the Subgroups of Group I for the following Distribution Date minus any related Deficient Valuations occurring before the related Bankruptcy Loss Coverage Termination Date (such limitation, the "Loss Allocation Limitation").

            (d) Prior to the Cross-Over Date, with respect to any Group I Subsequent Recoveries received during a Prepayment Period with respect to any Mortgage Loans, the Class Certificate Balance of one or more Classes of Group I Certificates that have previously had Realized Losses allocated, will be increased for the related Distribution Date, as follows:

            (i) first, up to the amount of the Group I Subsequent Recoveries with respect to a Subgroup, the Class Certificate Balance of each Class of Group I Senior Certificates (other than the Class I-2-X1 Certificates) in the Subgroup corresponding to such Subgroup will be increased, pro rata, up to the amount of the excess, if any, of (x) unrecovered Realized Losses previously allocated to each such Class, if any over (y) amounts previously applied to the increase of the Class Certificate Balance of such Class pursuant to this Section 4.03(d)(i); and

            (ii) second, up to the amount of the Subsequent Recoveries remaining after allocation pursuant to the preceding clause (i), the Class Certificate Balance of each related Class of Group I Subordinate Certificates, in order of seniority, will be increased, by the amount of the excess, if any, of (x) unrecovered Realized Losses previously allocated to each such Class, if any, over (y) amounts previously applied to the increase of the Class Certificate Balance of such Class pursuant to this Section 4.03(d)(ii)(A).

            (e) Commencing on the Cross-Over Date, the Trustee shall distribute the amount of any Group I Subsequent Recovery received during a Prepayment Period, pro rata, based on Class Certificate Balances, to the Classes of Senior Certificates of the Subgroup for which the Group I Subsequent Recovery was received; provided, however, that any distribution to a Class of Certificates pursuant to this Section 4.03(e) shall not reduce the Class Certificate Balance of such Class.

            Section 4.04 Monthly Statements to Certificateholders. (a) Not later than each Distribution Date, the Trustee shall make available to each Certificateholder, the Servicers, the Depositor and each Rating Agency a statement based in part on information provided by the applicable Servicer setting forth with respect to the related distribution:

            (i) the actual Distribution Date, the related Record Date, the Interest Accrual Period(s) for each Class for such Distribution Date and the LIBOR Determination Date for such Interest Accrual Period;

            (ii) the amount of Group I Available Funds and Group II Available Funds;

            (iii) (A) the amount of Group I Available Funds allocable to principal, and (B) the amount of Group II Available Funds allocable to principal, the Group II Principal Remittance Amount (separately identifying the components thereof) and the Group II Principal Distribution Amount (and the calculation thereof);

            (iv) the amount of Group I Available Funds allocable to interest and each Group I Interest Remittance Amount and the amount of Group II Available Funds allocable to interest;

            (v) with respect to Group II only, the amount of any Unpaid Interest Amount for each Class included in such distribution and any remaining Unpaid Interest Amounts after giving effect to such distribution, any Basis Risk Carry Forward Amount for each Class of Group II Certificates, the amount of such Basis Risk Carry Forward Amount covered by withdrawals from the Excess Reserve Fund Account;

            (vi) for each Loan Group, the aggregate amount of any Principal Prepayments and repurchase proceeds included in the distributions to Certificateholders;

            (vii) with respect to Group II only, if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation of the shortfall as between principal and interest, including any Basis Risk Carry Forward Amount not covered by amounts in the Excess Reserve Fund Account and any Basis Risk Carry Forward Amount not covered by amounts in the Excess Reserve Fund Account;

            (viii) the Class Certificate Balance of each Class of Certificates before and after giving effect to the distribution of principal on such Distribution Date and the aggregate amount of all Advances recovered during the related Due Period;

            (ix) the Group I Pool Stated Principal Balance and Group II Pool Stated Principal Balance for the related Distribution Date;

            (x) the amount of the Expense Fees paid to or retained by the Servicers or the Trustee with respect to such Distribution Date, in each case, identifying the general purpose of such fees;

            (xi) the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

            (xii) for each Loan Group, the amount of Advances included in the distribution on such Distribution Date and the aggregate amount of Advances reported by the Servicers (and the Trustee as successor servicer and any other successor servicer, if applicable) as outstanding as of the close of business on the Determination Date immediately preceding such Distribution Date;

            (xiii) for each Loan Group, the number and aggregate outstanding principal balances of Mortgage Loans in such Loan Group (1) as to which the Scheduled Payment is delinquent (as calculated in accordance with the MBA method) 30 to 59 days, 60 to 89 days, 90 or more days, and in such other periods and for such times as required by Regulation AB, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding month;

            (xiv) for each Loan Group, for each of the preceding 12 calendar months, or all calendar months since the related Cut-off Date, whichever is less, the aggregate dollar amount of the Scheduled Payments for such Loan Group (A) due on all Outstanding Mortgage Loans in such Loan Group on each of the Due Dates in each such month and (B) delinquent 60 days or more on each of the Due Dates in each such month (as calculated in accordance with the MBA method);

            (xv) for each Loan Group, with respect to any Mortgage Loans in such Loan Group that became REO Properties during the preceding calendar month, the aggregate number of such Mortgage Loans and the aggregate outstanding principal balance of such Mortgage Loans as of the close of business on the Determination Date preceding such Distribution Date of the REO Properties;

            (xvi) for each Loan Group, the total number and outstanding principal balance of any REO Properties in such Loan Group (and market value, if available) as of the close of business on the Determination Date preceding such Distribution Date;

            (xvii) with respect to Group II only, whether a Trigger Event has occurred and is continuing (including the calculation demonstrating the existence of the Trigger Event);

            (xviii) with respect to Group II only, the amount on deposit in each Excess Reserve Fund Account (after giving effect to distributions on such Distribution Date);

            (xix) with respect to Group II only, in the aggregate and for each Class of Certificates, the aggregate amount of Applied Realized Loss Amounts incurred during the preceding calendar month and aggregate Applied Realized Loss Amounts through such Distribution Date;

            (xx) with respect to Group II only, the amount of any Net Monthly Excess Cash Flow on such Distribution Date and the allocation of it to the related Certificateholders with respect to Unpaid Interest Amounts, Applied Realized Loss Amounts, Basis Risk Carry Forward Amounts;

            (xxi) [reserved];

            (xxii) with respect to Group II only, the Subordinated Amount and Specified Subordinated Amount;

            (xxiii) with respect to Group II only, the Cumulative Loss Percentage and the aggregate amount of Realized Losses used to calculate the Cumulative Loss Percentage;

            (xxiv) with respect to Group II only, the amount distributed on the Class II-CE Certificates;

            (xxv) for each Loan Group, with respect to each Class of Certificates, any amounts not covered by Compensating Interest on such Distribution Date;

            (xxvi) for each Loan Group, the number of mortgage loans in the applicable loan group with respect to which a reduction in the mortgage interest rate has occurred pursuant to the Relief Act, as well as the amount of any Interest Shortfalls during the related due period; both in the aggregate and for each class of certificates in the applicable loan group;

            (xxvii) if provided by the applicable Servicer, for the applicable Loan Group, any material changes to methodology regarding calculations of delinquencies and charge offs;

            (xxviii) if provided by the applicable Servicer, for the applicable Loan Group, any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time;

            (xxix) if provided by the applicable Servicer, for the applicable Loan Group, material breaches of pool asset representations or warranties or transaction covenants;

            (xxx) if provided by the applicable Servicer, for the applicable Loan Group, if applicable, information regarding any new issuance of asset backed securities backed by the same asset pool, any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable;

            (xxxi) if provided by the applicable Servicer, for the applicable Loan Group, any material changes in the solicitation, credit granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets;

            (xxxii) the amount of any Subsequent Recoveries for each Loan Group for such Distribution Date; and

            (xxxiii) for each Loan Group, the number of Mortgage Loans in such Loan Group at the beginning and end of the applicable reporting period, the pool factor, and the weighted average interest rate, and weighted average remaining term.

            In addition, each Form 10-D prepared and filed by the Trustee pursuant to Section 8.14 shall include the following information with respect to the related distribution:

                     (i) material breaches of Mortgage Loan representations and warranties of which the Trustee has actual knowledge or has received written notice; and

                     (ii) material breaches of any covenants under this
            Agreement of which the Trustee has actual knowledge or has received written notice.

            (b) The Trustee's responsibility for providing the above statement to the Certificateholders, each Rating Agency and the Depositor is limited, if applicable, to the availability, timeliness and accuracy of the information derived from the Servicers. The Trustee shall make available the above statement via the Trustee's internet website. The Trustee's website will initially be located at https://www.tss.db.com/invr and assistance in using the website can be obtained by calling the Trustee's investor relations desk at 1-800-735-7777. A paper copy of the above statement will also be made available upon request. Parties that are unable to use the website are entitled to have a paper copy mailed to them via first class mail by calling the investor relations desk and indicating such. The Trustee may change the way the monthly statements to Certificateholders are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Trustee shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access the Trustee's internet website, the Trustee may require registration and the acceptance of a disclaimer. The Trustee will not be liable for the dissemination of information in accordance with this Agreement.

            The Trustee shall make available to each Analytics Company via the Trustee's internet website each statement to Certificateholders prepared pursuant to this Section 4.04(b). The Trustee shall cooperate in good faith with the Depositor and the Servicers to reconcile any discrepancies in such statements, and the Trustee shall provide any corrections to such statements to each Analytics Company as soon as reasonably practicable after the related Distribution Date.

            The Trustee will also be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the monthly statement to Certificateholders and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

            (c) Within a reasonable period of time after the end of each calendar year, the Trustee shall cause to be furnished to each Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(iii) and (a)(v) of this Section 4.04 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to any requirements of the Code as from time to time in effect.

            Section 4.05 Allocation of Applied Realized Loss Amounts on Group II Certificates. Any Applied Realized Loss Amounts relating to Loan Group II shall be allocated by the Trustee to the most junior Class of Group II Subordinated Certificates then Outstanding in reduction of the Class Certificate Balance thereof and after the Class Certificate Balance of each Class of Group II Subordinated Certificates is reduced to zero.

            In the event Applied Realized Loss Amounts are allocated to any Class of Certificates, their Class Certificate Balances shall be reduced by the amount so allocated and no funds shall be distributed with respect to the written down amounts or with respect to interest or Basis Risk Carry Forward Amounts on the written down amounts on that Distribution Date or any future Distribution Dates, even if funds are otherwise available therefor.

            Notwithstanding the foregoing, the Class Certificate Balance of each Class of Certificates of a Group that has been previously reduced by Applied Realized Loss Amounts will be increased, in that order or seniority, by the amount of the Subsequent Recoveries for the related Loan Group (but not in excess of the Applied Realized Loss Amount allocated to the applicable Class of Certificates).

            Section 4.06 Certain Matters Relating to the Determination of LIBOR. LIBOR shall be calculated by the Trustee in accordance with the definition of LIBOR. Until all of the Principal Certificates are paid in full, the Trustee shall at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each LIBOR Determination Date. The Trustee initially shall designate the Reference Banks (after consultation with the Depositor). Each "Reference Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Trustee and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Trustee should terminate its appointment as Reference Bank, the Trustee shall promptly appoint or cause to be appointed another Reference Bank (after consultation with the Depositor). The Trustee shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four Reference Banks which is caused by circumstances beyond its reasonable control.

            (i) The Pass-Through Rate for each Class of Principal Certificates for each Interest Accrual Period shall be determined by the Trustee on each LIBOR Determination Date so long as the Principal Certificates are Outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the Principal Certificates in the table relating to the Certificates in the Preliminary Statement. The Trustee shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.06 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the Principal Certificates by the Trustee shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Trustee.

                                    ARTICLE V

                                THE CERTIFICATES

            Section 5.01 The Certificates. The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one Certificate in each Class may be issued in a different amount) and aggregate denominations per Class set forth in the Preliminary Statement.

            The Depositor hereby directs the Trustee to register the Class II-CE Certificates in the name of the Depositor or its designee.

            Subject to Section 9.02 respecting the final distribution on the Certificates, on each Distribution Date the Trustee shall make distributions to each Certificateholder of record on the preceding Record Date either (x) by wire transfer in immediately available funds to the account of such Holder at a bank or other entity having appropriate facilities therefor, if such Holder has so notified the Trustee at least five Business Days prior to the related Record Date or (y) by check mailed by first class mail to such Certificateholder at the address of such Holder appearing in the Certificate Register.

            The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of any such Certificates or did not hold such offices at the date of such Certificate. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless authenticated by the Trustee by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Trustee shall authenticate the Certificates to be issued at the direction of the Depositor, or any Affiliate thereof.

            Section 5.02 Certificate Register; Registration of Transfer and Exchange of Certificates. (a) The Trustee shall maintain, or cause to be maintained in accordance with the provisions of Section 5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections
(b) and (c) below and to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Trustee shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and aggregate Percentage Interest.

            At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Trustee. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute, authenticate, and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing.

            No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

            All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Trustee in accordance with the Trustee's customary procedures.

            (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under the Securities Act and such state securities laws. In determining whether a transfer is being made pursuant to an effective registration statement, the Trustee shall be entitled to rely solely upon a written notice to such effect from the Depositor. Except with respect to (i) the transfer of the Class II-CE or the Residual Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class II-CE Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class II-CE Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Trustee in writing the facts surrounding the transfer in substantially the form set forth in Exhibit H (the "Transferor Certificate") and either (i) there shall be delivered to the Trustee a letter in substantially the form of Exhibit I (the "Rule 144A Letter") or (ii) there shall be delivered to the Trustee at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a Physical Certificate. As directed by the Depositor, the Trustee shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Depositor shall cooperate with the Trustee and the applicable Servicer in providing the Rule 144A information referenced in the preceding sentence, including providing to the Trustee such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably determine to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee, the applicable Servicer and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

            Except with respect to (i) the transfer of the Class II-CE Certificates or the Residual Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class II-CE Certificates to the NIM Issuer or the NIM Trustee, or (iii) a transfer of the Class II-CE Certificates from the NIM Issuer or the NIM Trustee to the Depositor or an Affiliate of the Depositor, no transfer of an ERISA-Restricted Certificate shall be made unless the Trustee shall have received either (i) a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Trustee (in the event such Certificate is a Private Certificate, such requirement is satisfied only by the Trustee's receipt of a representation letter from the transferee substantially in the form of Exhibit I), to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan subject to Section 4975 of the Code or a plan subject to any Federal, state or local law ("Similar Law") materially similar to the foregoing provisions of ERISA or the Code, nor a Person acting on behalf of any such plan or arrangement nor using the assets of any such plan or arrangement to effect such transfer, or (ii) in the case of an ERISA-Restricted Certificate other than a Residual Certificate that has been the subject of an ERISA-Qualifying Underwriting, and the purchaser is an insurance company, a representation that the purchaser is an insurance company that is purchasing such Certificates with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and that the purchase and holding of such Certificates are covered under Sections I and III of PTCE 95-60 or (iii) in the case of any such ERISA-Restricted Certificate other than a Residual Certificate presented for registration in the name of an employee benefit plan subject to Title I of ERISA, a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a plan subject to Similar Law, or a trustee of any such plan or any other Person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Trustee, which Opinion of Counsel shall not be an expense of the Depositor, the Trustee, the Servicers, the Custodian or the Trust Fund, addressed to the Trustee, to the effect that the purchase or holding of such ERISA-Restricted Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Depositor, the Trustee, the Custodian or the Servicers to any obligation in addition to those expressly undertaken in this Agreement or to any liability. For purposes of the preceding sentence, with respect to an ERISA-Restricted Certificate that is not a Physical Certificate, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Trustee by the transferee's (including an initial acquirer's) acceptance of the ERISA-Restricted Certificates. Notwithstanding anything else to the contrary herein, (a) any purported transfer of an ERISA-Restricted Certificate, other than a Residual Certificate, to or on behalf of an employee benefit plan subject to ERISA, the Code or Similar Law without the delivery to the Trustee of an Opinion of Counsel satisfactory to the Trustee as described above shall be void and of no effect and (b) any purported transfer of a Residual Certificate to a transferee that does not make the representation in clause (i) above shall be void and of no effect.

            None of the Residual Certificates may be sold to any employee benefit plan subject to Title I of ERISA, any plan subject to Section 4975 of the Code, or any plan subject to any Similar Law or any Person investing on behalf or with plan assets of such plan.

            To the extent permitted under applicable law (including, but not limited to, ERISA), the Trustee shall be under no liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Trustee in accordance with the foregoing requirements.

            (c) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

            (i) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee;

            (ii) No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Trustee under subparagraph (b) above, the Trustee shall have been furnished with an affidavit (a "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit G;

            (iii) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate and (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee;

            (iv) Any attempted or purported Transfer of any Ownership
      Interest in a Residual Certificate in violation of the provisions of this
      Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this
      Section 5.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Trustee shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transfer Affidavit, Transferor Certificate and the Rule 144A Letter. The Trustee shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact a Non-Permitted Transferee at the time it became a Holder or, at such subsequent time as it became a Non-Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Permitted Transferee of such Certificate; and

            (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Trustee, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is a Non-Permitted Transferee.

            The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Trustee of an Opinion of Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund, the Trustee, the Custodian or the Servicers, to the effect that the elimination of such restrictions will not cause any Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are Outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement which, based on an Opinion of Counsel furnished to the Trustee, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is a Non-Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is a Non-Permitted Transferee to a Holder that is a Permitted Transferee.

            (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

            (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the Trustee except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii) ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the Depository;
(iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Trustee shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the Book-Entry Certificates for purposes of exercising the rights of holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and
(vi) the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect Certificate Owners.

            All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

            If (x) (i) the Depository or the Depositor advises the Trustee in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Trustee or the Depositor is unable to locate a qualified successor, or (y) the Depositor notifies the Depository of its intent to terminate the book-entry system through the Depository and, upon receipt of notice of such intent from the Depository, the Depository Participants holding beneficial interests in the Book-Entry Certificates agree to initiate such termination, the Trustee shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully registered Certificates (the "Definitive Certificates") to Certificate Owners requesting the same. Upon surrender to the Trustee of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the Trustee shall issue the Definitive Certificates. None of the Depositor or the Trustee shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Trustee with an adequate inventory of Certificates to facilitate the issuance and transfer of Definitive Certificates. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates and the Trustee shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder; provided, that the Trustee shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

            (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Trustee in accordance with its customary practice. No service charge shall be made for any registration of transfer or exchange of Private Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Private Certificates.

            Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates. If
(a) any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor and the Trustee such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Trustee that such Certificate has been acquired by a bona fide purchaser, the Trustee shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this
Section 5.03, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 5.04 Persons Deemed Owners. The Trustee, the Depositor and any agent of the Depositor or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and the Trustee, the Depositor, nor any agent of the Depositor or the Trustee shall be affected by any notice to the contrary.

            Section 5.05 Access to List of Certificateholders' Names and Addresses. If three or more Certificateholders (a) request such information in writing from the Trustee, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates and (c) provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or applicable Servicer shall request such information in writing from the Trustee, then the Trustee shall, within ten Business Days after the receipt of such request, provide the Depositor, the applicable Servicer or such Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the Trustee, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Trustee shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 5.06 Maintenance of Office or Agency. The Trustee will maintain or cause to be maintained at its expense an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange. The Trustee initially designates its offices located at DB Services Tennessee, 648 Grassmere Park Road, Nashville, Tennessee 37211-3658, Attention:
Transfer Unit. The Trustee shall give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

                                   ARTICLE VI

                                  THE DEPOSITOR

            Section 6.01 Respective Liabilities of the Depositor. The Depositor shall be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

            Section 6.02 Merger or Consolidation of the Depositor. The Depositor will keep in full effect its existence, rights and franchises as a corporation under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

            Any Person into which the Depositor may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor shall be a party, or any Person succeeding to the business of the Depositor, shall be the successor of the Depositor, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Section 6.03 Limitation on Liability of the Depositor and Others. Neither the Depositor nor any of its directors, officers, employees or agents shall be under any liability to the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor or any such Person against any breach of representations or warranties made by it herein or protect the Depositor or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor and any director, officer, employee, Affiliate or agent of the Depositor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor and any director, officer, employee or agent of the Depositor shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action relating to this Agreement or the Certificates or any other unanticipated or extraordinary expense, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. The Depositor shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor may in its discretion undertake any such action (or direct the Trustee to undertake such actions for the benefit of the Certificateholders) that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and interests of the Trustee and the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Depositor and the Trustee, if applicable, shall be entitled to be reimbursed therefor out of the Distribution Account.

            Section 6.04 Option to Purchase Defaulted Mortgage Loans. The Depositor shall have the option, but is not obligated, to purchase from the Trust any Mortgage Loan that is 90 days or more delinquent. The purchase price therefor, which shall be deposited in the Distribution Account, shall be 100% of the unpaid principal balance of such Mortgage Loan, plus all related accrued and unpaid interest, and the amount of any unreimbursed Servicing Advances made by the applicable Servicer related to the applicable Mortgage Loan.

                                   ARTICLE VII

                                SERVICER DEFAULT

            Section 7.01 Events of Default. If an Event of Default described in the applicable Servicing Agreement shall occur with respect to the related Servicer then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, or at the direction of Certificateholders entitled to a majority of the Voting Rights in the related Loan Group the Trustee shall, by notice in writing to such Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of such Servicer under such Servicing Agreement and in and to the Mortgage Loans serviced by such Servicer and the proceeds thereof. The Holders of Certificates evidencing at least 66% of the Voting Rights of Certificates in such Loan Group affected by an Event of Default may waive such Event of Default; provided, however, that (a) an Event of Default with respect to a Servicer's obligation to make Monthly Advances may be waived only by all of the holders of the Certificates affected by such Event of Default and (b) no such waiver is permitted that would materially adversely affect any non-consenting Certificateholder. On and after the receipt by a Servicer of such written notice of termination, all authority and power of a Servicer hereunder, whether with respect to the applicable Mortgage Loans or otherwise, shall pass to and be vested in the Trustee. The Trustee is hereby authorized and empowered to execute and deliver, on behalf of each Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the applicable Mortgage Loans and related documents, or otherwise.

            Section 7.02 Trustee to Act; Appointment of Successor. Within 90 days after the Trustee gives, and a Servicer receives a notice of termination pursuant to Section 7.01, the Trustee shall, subject to and to the extent provided in Section 7.03, and subject to the rights of the Trustee to appoint a successor Servicer pursuant to this Section 7.02, be the successor to such Servicer in its capacity as servicer under the related Servicing Agreement or comparable new agreement with the successor and the transactions set forth or provided for herein and in such Servicing Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on such Servicer by the terms and provisions thereof and applicable law including the obligation to make Monthly Advances or Servicing Advances pursuant to such Servicing Agreement (it being understood and agreed that if such Servicer fails to make an Advance, the Trustee as successor Servicer shall do so unless a determination has been made that such Advance would constitute a Nonrecoverable Monthly Advance or a Nonrecoverable Servicing Advance). As compensation therefor, the Trustee shall be entitled to all funds relating to the Mortgage Loans that such Servicer would have been entitled to charge to the Collection Account if such Servicer had continued to act under the related Servicing Agreement including, if such Servicer was receiving the Servicing Fee at the Servicing Fee Rate set forth in such Servicing Agreement (as set forth in the Mortgage Loan Schedule with respect to the related Mortgage Loans), such Servicing Fee and the income on investments or gain related to the Collection Account. It is understood and acknowledged by the parties hereto that there will be a period of transition before the transfer of servicing obligations is fully effective. Notwithstanding the foregoing, the Trustee will have a period (not to exceed 90 days) to complete the transfer of all servicing data and correct or manipulate such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise enable the Trustee to service the Mortgage Loans in accordance with accepted servicing practices.

            Notwithstanding the foregoing, the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making Monthly Advances and Servicing Advances pursuant to a servicing agreement, or if it is otherwise unable to so act, or, at the written request of Certificateholders entitled to a majority of the Voting Rights in the related Loan Group, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to related Servicer under such Servicing Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of such Servicer. No such appointment of a successor to a Servicer hereunder shall be effective until the Depositor shall have consented thereto. Any successor to a Servicer shall be an institution which is a Fannie Mae and Freddie Mac approved seller/servicer in good standing, which has a net worth of at least $25,000,000, which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of such terminated Servicer, (other than liabilities of such terminated Servicer incurred prior to termination of such Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided, that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to a Servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall, subject to this Section 7.02, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it, the Depositor and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to such Servicer from investments. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other successor to a Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the predecessor Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

            Any successor Servicer shall be responsible for giving notice to the related Mortgagors of such change of Servicer, in accordance with applicable federal and state law, and shall, during the term of its service as Servicer, maintain in force the policy or policies that such Servicer is required to maintain pursuant to the related Servicing Agreement. In no event shall the Trustee be responsible for paying the costs and expenses of transferring the servicing of the Mortgage Loans.

            Section 7.03 Notification to Certificateholders. (a) Upon any termination of or appointment of a successor to a Servicer, the Trustee shall give prompt written notice thereof to Certificateholders and to each Rating Agency.

            (b) Promptly after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders and each Rating Agency notice of each such Event of Default hereunder known to the Trustee, unless such Event of Default shall have been cured or waived.

                                  ARTICLE VIII

 CONCERNING THE TRUSTEE, THE CUSTODIAN, VARIOUS TAX MATTERS, SERVICING REPORTS
                              AND PERIODIC FILINGS

            Section 8.01 Duties of the Trustee. The Trustee, before the occurrence of an Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case an Event of Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

            The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

            No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

            Unless an Event of Default known to the Trustee has occurred and is continuing:

            (a) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement which it believes in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

            (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts; and

            (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of all of the Certificates relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement.

            The Trustee shall be permitted to utilize one or more Subcontractors for the performance of certain of its obligations under this Agreement, provided that the Trustee complies with Section 8.16. The Trustee shall indemnify the Depositor and the Sponsors and any director, officer, employee or agent of the Depositor or the Sponsors and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to the failure of the Trustee to perform any of its obligations under Section 8.16, including without limitation any failure by the Trustee to identify pursuant to Section 8.16 any Subcontractor that is a Servicing Function Participant. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee.

            Section 8.02 [Reserved].

            Section 8.03 Certain Matters Affecting the Trustee. Except as otherwise provided in Section 8.01:

            (a) the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, opinions (including an Opinion of Counsel), certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

            (b) the Trustee may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (c) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of Certificates;

            (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder;

            (f) the Trustee shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

            (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement (other than as issuer of the investment security and with respect to the investment of funds in the Distribution Account during the Trustee Float Period).

            (h) unless a Responsible Officer of the Trustee has actual knowledge of the occurrence of a Event of Default, the Trustee shall not be deemed to have knowledge of an Event of Default, until a Responsible Officer of the Trustee shall have received written notice thereof;

            (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby;

            (j) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act;

            (k) the Trustee shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the powers granted hereunder;

            (l) notwithstanding anything to the contrary in the applicable Servicing Agreement, the Trustee shall not consent to the related Servicer's request of assigning the Servicing Agreement or the servicing rights thereunder to any other party; and

            (m) should the Trustee deem the nature of any action required on its part to be unclear, the Trustee may require prior to such action that it be provided by the Depositor with reasonable further instructions.

            Section 8.04 Trustee and Custodian Not Liable for Certificates or Mortgage Loans. The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. Neither the Trustee nor the Custodian makes any representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Trustee, the Trustee's execution and authentication of the Certificates. The Trustee shall not be accountable for the use or application by the Depositor or the Servicers of any funds paid to the Depositor or the Servicers in respect of the Mortgage Loans or deposited in or withdrawn from the Collection Account by the Depositor or the Servicers.

            The Trustee shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become a successor Servicer).

            The Trustee executes the Certificates not in its individual capacity but solely as Trustee of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement. Each of the undertakings and agreements made on the part of the Trustee on behalf of the Trust Fund in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

            Section 8.05 Trustee May Own Certificates. The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

            Section 8.06 Trustee's and Custodian's Fees and Expenses. As compensation for its activities under this Agreement, the Trustee may withdraw from the Distribution Account on each Distribution Date any interest or investment income earned on funds deposited in the Distribution Account during the Trustee Float Period. With respect to each Distribution Date, the Trustee shall pay the Custodian the Custodian Fee out of the interest or investment income earned on funds deposited in the Distribution Account during the Trustee Float Period as described in the previous sentence. The obligations of the Trustee under this Section 8.06 shall survive the resignation, termination or removal of the Custodian for payment of the Custodian Fee accrued prior to such termination, resignation or removal. The Trustee and any director, officer, employee, or agent of the Trustee shall be indemnified by the Trust Fund and held harmless against any loss, liability, or expense (including reasonable attorneys' fees) resulting from any error in any tax or information return prepared by the Servicers or incurred in connection with any claim or legal action relating to:

            (a) this Agreement,

            (b) the Certificates, or

            (c) the performance of any of the Trustee's duties under this Agreement,

other than any loss, liability, or expense (i) resulting from any breach of a Servicer's obligations in connection with the related Servicing Agreement for which that Servicer has completed performance of its obligation to indemnify the Trustee pursuant to such Servicing Agreement, (ii) resulting from any breach of an Original Loan Seller's obligations in connection with the related Sale Agreement for which it has completed performance of its obligation to indemnify the Trustee pursuant to such Sale Agreement, or (iii) incurred because of willful misfeasance, bad faith, or negligence in the performance of any of the Trustee's duties under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee under this Agreement. Without limiting the foregoing, except as otherwise agreed upon in writing by the Depositor and the Trustee, and except for any expense, disbursement, or advance arising from the Trustee's negligence, bad faith, or willful misfeasance, the Trust Fund shall pay or reimburse the Trustee, for all reasonable expenses, disbursements, and advances incurred or made by the Trustee in accordance with this Agreement with respect to:

                  (A) the reasonable compensation, expenses, and disbursements of its counsel not associated with the closing of the issuance of the Certificates, and

                  (B) the reasonable compensation, expenses, and disbursements of any accountant, engineer, or appraiser that is not regularly employed by the Trustee, to the extent that the Trustee must engage them to perform services under this Agreement.

            Except as otherwise provided in this Agreement, the Trustee shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Trustee in the ordinary course of its duties as Trustee, Registrar or paying agent under this Agreement or for any other routine expenses incurred by the Trustee; provided, however, no expense shall be reimbursed hereunder if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions.

            Section 8.07 Eligibility Requirements for the Trustee. The Trustee hereunder shall at all times be a corporation, banking association or other association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.07 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this
Section 8.07, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.08. The entity serving as Trustee may have normal banking and trust relationships with the Depositor and its Affiliates or with the applicable Servicer and its Affiliates; provided, however, that such entity cannot be an Affiliate of the Depositor or of the applicable Servicer other than the Trustee in its role as successor to the applicable Servicer.

            Section 8.08 Resignation and Removal of the Trustee. The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the Servicers, the Custodian and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to Section 8.09, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.09 meeting the qualifications set forth in Section 8.07. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

            If at any time the Trustee shall cease to be eligible in accordance with Section 8.07 and shall fail to resign after written request thereto by the Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in duplicate, one copy of which shall be delivered to the Trustee and one copy to the successor trustee.

            The Holders of Certificates entitled to a majority of the Voting Rights of all of the Certificates may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys in fact duly authorized, one complete set of which shall be delivered to the Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify each Rating Agency of any removal of the Trustee.

            Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.08 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.09.

            Section 8.09 Successor Trustee. Any successor trustee appointed as provided in Section 8.08 shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The Depositor and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

            No successor trustee shall accept appointment as provided in this
Section 8.09 unless at the time of its acceptance, the successor trustee is eligible under Section 8.07 and its appointment does not adversely affect the then current rating of the Certificates.

            Upon acceptance of appointment by a successor trustee as provided in this Section 8.09, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

            Section 8.10 Merger or Consolidation of the Trustee. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee shall be the successor of the Trustee hereunder; provided, that such corporation shall be eligible under Section 8.07 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In connection with the succession to the Trustee under this Agreement by any Person
(i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the Trustee shall notify the Depositor of such succession or appointment and shall furnish to the Depositor in writing and in form and substance reasonably satisfactory to the Depositor, all information reasonably necessary for the Trustee to accurately and timely report, pursuant to Section 8.14(g), the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

            Section 8.11 Appointment of Co-Trustee or Separate Trustee. Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this Section 8.11, such powers, duties, obligations, rights and trusts as the Trustee may consider appropriate. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.09 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under
Section 8.09.

            Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (a) To the extent necessary to effectuate the purposes of this
Section 8.11, all rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee under this Agreement to advance funds on behalf of the applicable Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the applicable Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

            (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

            (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

            (d) The Trust Fund, and not the Trustee, shall be liable for the payment of reasonable compensation, reimbursement and indemnification to any such separate trustee or co-trustee.

            Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection and indemnity to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the applicable Servicer and the Depositor.

            Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            Section 8.12 Tax Matters. It is intended that the assets with respect to which any REMIC election pertaining to the Trust Fund is to be made, as set forth in the Preliminary Statement, shall constitute, and that the conduct of matters relating to such assets shall be such as to qualify such assets as, a "real estate mortgage investment conduit" as defined in, and in accordance with, the REMIC Provisions. In furtherance of such intention, the Trustee covenants and agrees that it shall act as agent (and the Trustee is hereby appointed to act as agent) on behalf of each Trust REMIC and that in such capacity it shall:

            (a) prepare, sign and file, in a timely manner, a U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare, sign and file with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each Trust REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

            (b) within thirty days of the Closing Date, apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for all Trust REMICs and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (c) on or prior to the Closing Date, apply for an employer identification number from the Internal Revenue Service via Form SS-4 or any other acceptable method for the grantor trust and shall also furnish to the Internal Revenue Service, on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

            (d) [Reserved.]

            (e) make an election that each Trust REMIC be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

            (f) prepare and forward to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

            (g) provide information necessary for the computation of tax imposed on the Transfer of a Residual Certificate to a Person that is a "Non-Permitted Transferee," or an agent (including a broker, nominee or other middleman) of a Non-Permitted Transferee, or a pass through entity in which a Non-Permitted Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

            (h) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are Outstanding so as to maintain the status of each Trust REMIC as a REMIC under the REMIC Provisions;

            (i) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any Trust REMIC created hereunder;

            (j) pay, from the sources specified in the last paragraph of this
Section 8.12, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on each Trust REMIC before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Trustee or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Trustee from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

            (k) cause federal, state or local income tax or information returns to be signed by the Trustee or, if required by applicable tax law, such other Person as may be required to sign such returns by the Code or state or local laws, regulations or rules;

            (l) maintain records relating to each of the Trust REMICs, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the fair market value and adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information; and

            (m) as and when necessary and appropriate, represent each Trust REMIC in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of any Trust REMIC, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it at the expense of the Trust, which expense shall be paid or reimbursed to the Trustee.

            The Holder of the largest Percentage Interest of the Class I-R Certificates shall act as Tax Matters Person for each Group I Trust REMIC and the Holder of the largest Percentage Interest of the Class II-R Certificates shall act as Tax Matters Person for each Group II Trust REMIC, in each case within the meaning of Treasury Regulations Section 1.860F-4(d), and the Trustee is hereby designated as agent of such Certificateholder for such purpose (or if the Trustee is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Trustee shall, as and when necessary and appropriate, represent each Trust REMIC in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each Trust REMIC, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of any Trust REMIC, and otherwise act on behalf of each Trust REMIC in relation to any tax matter or controversy involving it.

            The Trustee shall treat the rights of the Class II-CE Certificateholders to receive amounts in the Excess Reserve Fund Account and the rights of the Group I Principal Certificateholders to receive Basis Risk Carry Forward Amounts as the beneficial ownership of interests in a grantor trust, and not as an obligation of any Group I Trust REMIC created hereunder, for federal income tax purposes.

            The Trustee shall file or cause to be filed with the IRS together with Form 1041 or such other form as may be applicable and shall furnish or cause to be furnished, to the Class II-CE Certificateholders, the Group I Principal Certificateholders and the Group II Offered Certificateholders the respective amounts described above that are received, in the time or times and in the manner required by the Code.

            To enable the Trustee to perform its duties under this Agreement, the Depositor shall provide to the Trustee within ten days after the Closing Date all information or data that the Trustee requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Trustee concerning the value to each Class of Group I Certificates of the right to receive Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account and Basis Risk Carry Forward Amounts. Unless otherwise advised by the Depositor, for federal income tax purposes, the Trustee is hereby directed to assign a value of zero to the right of each Holder allocating the purchase price of an initial LIBOR Certificateholder between such right and the related Upper Tier Regular Interest. Thereafter, the Depositor shall provide to the Trustee promptly upon written request therefor any additional information or data that the Trustee may, from time to time, reasonably request to enable the Trustee to perform its duties under this Agreement; provided, however, that the Depositor shall not be required to provide any information regarding the Mortgage Loans after the Closing Date or any information that the applicable Servicer is required to provide to the Trustee. The Depositor hereby indemnifies the Trustee for any losses, liabilities, damages, claims, or expenses of the Trustee arising from any errors or miscalculations of the Trustee that result from any failure of the Depositor to provide, pursuant to this paragraph, accurate information or data to the Trustee on a timely basis.

            The Trustee shall not (i) cause the creation of any interests in any Trust REMIC other than the regular and residual interests set forth in the Preliminary Statement, (ii) receive any amount representing a fee or other compensation for services (except as otherwise permitted by this Agreement) or
(iii) otherwise knowingly or intentionally take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon any Trust REMIC or the Trust Fund (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on contributions to a Trust REMIC set forth in Section 860G(d) of the Code, or the tax on "net income from foreclosure property") unless the Trustee receives an Opinion of Counsel (at the expense of the Trust Fund, but in no event at the expense of the Trustee), to the effect that the contemplated action will not, with respect to the Trust Fund, result in the imposition of a tax upon any Trust REMIC created hereunder or endanger the status of any Trust REMIC.

            If any tax is imposed on "prohibited transactions" of any Trust REMIC as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of the Group I Pooling-Tier REMIC or the Group II Pooling-Tier REMIC, as defined in Section 860G(c) of the Code, on any contribution to any Trust REMIC after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including any minimum tax imposed on any Trust REMIC pursuant to Sections 23153 and 24874 of the California Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Trustee if such tax arises out of or results from negligence of the Trustee in the performance of any of its obligations under this Agreement, (ii) the related Servicer, in the case of any such minimum tax, and otherwise if such tax arises out of or results from a breach by such Servicer of any of its obligations under the applicable Servicing Agreement, (iii) the applicable Original Loan Seller if such tax arises out of or results from such Original Loan Seller's obligation to repurchase a Mortgage Loan pursuant to the applicable Sale Agreement or (iv) in all other cases, or if the Trustee, the applicable Servicer or the applicable Original Loan Seller fails to honor its obligations under the preceding clause (i), (ii), or (iii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section 4.01(a) and Section 4.01(b).

            For as long as each Trust REMIC shall exist, the Trustee shall act as specifically required herein, and the Trustee shall comply with any directions of the Depositor stating that such directions are being given to assure such continuing treatment. In particular, the Trustee shall not (a) sell or authorize the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a purchase or repurchase of the Mortgage Loans pursuant to this Agreement or (b) accept any contribution to any Trust REMIC after the Startup Day without receipt of an Opinion of Counsel that such action described in clause (a) or (b) will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding.

            Section 8.13 Annual Reports on Assessment of Compliance with Servicing Criteria; Annual Independent Public Accountants' Attestation Report.

            (a) Not later than March 15th of each calendar year commencing in 2008, the Trustee and Custodian shall deliver, and the Trustee and the Custodian shall cause each Subcontractor utilized by the Trustee or the Custodian, as applicable, and determined by the Trustee or the Custodian, as applicable, pursuant to Section 8.16 to be "participating in a servicing function" within the meaning of Item 1122 of Regulation AB (in each case, a "Servicing Function Participant"), to deliver, each at its own expense, to the Depositor, a report on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such party of its responsibility for assessing compliance with the Servicing Criteria applicable to it, (B) a statement that such party used the Servicing Criteria to assess compliance with the applicable Servicing Criteria, (C) such party's assessment of compliance with the applicable Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 8.14, including, if there has been any material instance of noncompliance with the applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Person's assessment of compliance with the applicable Servicing Criteria as of and for such period. Each such assessment of compliance report shall be addressed to the Depositor and signed by an authorized officer of such Person, and shall address each of the applicable Servicing Criteria set forth on Exhibit P hereto, or as set forth in the notification furnished to the Depositor pursuant to Section 8.14(c). The Trustee and Custodian each hereby acknowledges and agrees that its assessments of compliance will cover the items identified on Exhibit P hereto as being covered by the Trustee and Custodian, as applicable. The parties to this Agreement acknowledge that where a particular Servicing Criteria has multiple components, each party's assessment of compliance and related attestation of compliance) will relate only to those components that are applicable to such party. Promptly after receipt of each such report on assessment of compliance, the Depositor shall review each such report and, if applicable, consult with the Trustee or Custodian, as applicable, as to the nature of any material instance of noncompliance with the Servicing Criteria applicable to it (and each Servicing Function Participant engaged or utilized by the Trustee or Custodian, as applicable), as the case may be. Neither the Trustee nor the Custodian shall be required to cause the delivery of any such assessments by March 15th in any given year so long as Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year, as notified in writing by the Depositor.

            (b) Not later than March 15th of each calendar year commencing in 2008, the Trustee and Custodian shall cause, and the Trustee and Custodian shall cause each Servicing Function Participant utilized by such Person, to cause, each at its own expense, a registered public accounting firm (which may also render other services to such party) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Depositor, with a copy to the Rating Agencies, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Person, which includes an assertion that such Person has complied with the Servicing Criteria applicable to it pursuant to Section 8.13(a) and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, that attests to and reports on such Person's assessment of compliance with the Servicing Criteria applicable to it. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant's attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Neither the Trustee nor the Custodian shall be required to cause the delivery of any such attestation required by this paragraph in any given year so long as Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year, as notified in writing by the Depositor.

            (c) No later than February 1 of each fiscal year, commencing in 2008, the Trustee and Custodian shall notify the Depositor as to the name of each Servicing Function Participant utilized by it during the preceding calendar year, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant in each case, to the extent of any change from the prior year's notice, if any. When the Trustee or Custodian submits its assessment pursuant to Section 8.13(a), the Trustee or Custodian will also at such time include the assessment (and related attestation pursuant to Section 8.13(b)) of each Servicing Function Participant utilized by it.

            Section 8.14 Periodic Filings. (a) The Trustee and the Custodian shall reasonably cooperate with the Depositor in connection with the reporting requirements of the Trust under the Exchange Act. The Trustee shall prepare for execution by the Depositor any Forms 10-D and 10-K and certain Form 8-K's (not to include any Form 8-K related to the filing of this Agreement and any amendments thereto), required by the Exchange Act and the rules and regulations of the Commission thereunder, in order to permit the timely filing thereof, and the Trustee shall file (via the Commission's Electronic Data Gathering and Retrieval System, or EDGAR) such Forms executed by the Depositor.

            (b) Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Trustee shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Trustee shall file each Form 10-D with a copy of the related Monthly Statement attached thereto. Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall be reported to the Depositor and the Trustee by the parties set forth on Exhibit Q and directed and approved by the Depositor pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit Q hereto, within 5 calendar days after the related Distribution Date, the parties, to the extent described on Exhibit Q, shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Additional Form 10-D Disclosure, the form and substance of the Additional Form 10-D Disclosure described on Exhibit T applicable to such party (and shall include with such Additional Form 10-D Disclosure an Additional Disclosure Notification in the form attached hereto as Exhibit T (such form, the "Additional Disclosure Notification")), and the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit Q (other than with respect to the Trustee) of their duties under this paragraph or proactively solicit or procure from such parties any Additional Forma 10-D Disclosure information; provided, however, the Trustee shall cooperate with the Depositor in a reasonable manner in order for the Depositor to comply with its reporting obligations under the Exchange Act as set forth in Section 8.14(a). The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph. The Trustee shall compile all such information provided to it in a Form 10-D prepared by it.

            After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor for approval and execution. No later than 2 Business Days prior to the 15th calendar day after the related Distribution Date, an officer of the Depositor shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee will follow the procedures set forth in Section 8.14(f)(ii). Form 10-D requires the Depositor to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby instructs the Trustee, with respect to each Form 10-D, to check "yes" for each item unless the Trustee has received timely prior written notice from the Depositor that the answer should be "no" for an item. The Depositor shall notify the Trustee in writing, as soon as reasonably practicable but no later than 5 Business Days prior to the 15th calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D, if the answer to the questions should be "no." The Trustee shall be entitled to rely on such instructions in preparing and/or filing any such Form 10-D. The Depositor acknowledges that the performance by the Trustee of its duties under this
Section 8.14(b) related to the timely preparation and filing of Form 10-D is contingent upon the Servicers (including Subcontractors and Servicing Function Participants), the Depositor and the Custodian observing all applicable deadlines in the performance of their duties under this Section 8.14(b). The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-D, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any party hereto (other than the Trustee or any Subcontractor utilized by the Trustee) needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

            (c) On or before 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline"), commencing in March 2008, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement, (i) an annual compliance statement for each Servicer and each Subservicer engaged by such Servicer, as described under the applicable Servicing Agreement, (ii)(A) the annual reports on assessment of compliance with servicing criteria for the Trustee, each Servicer, the Custodian, each Subservicer engaged by the Servicers and each Servicing Function Participant utilized by the Servicers, the Custodian or the Trustee, as described under Section 8.13 or the applicable Servicing Agreement, as the case may be, and (B) if any such report on assessment of compliance with servicing criteria identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or such report on assessment of compliance with servicing criteria is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (iii)(A) the registered public accounting firm attestation report for the Trustee, each Servicer, the Custodian, each Subservicer engaged by the Servicers and each Servicing Function Participant utilized by the Servicers, the Custodian or the Trustee, as described under
Section 8.13, and (B) if any registered public accounting firm attestation report identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (iv) a certification in the form attached hereto as Exhibit J, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the "Sarbanes Certification"), which shall be signed by the senior officer of the Depositor in charge of securitization. Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall be reported to the Depositor and the Trustee by the parties set forth on Exhibit R and directed and approved by the Depositor pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

            As set forth on Exhibit R hereto, no later than March 1 of each year (or, in the case of applicable Servicer, March 5th of each year) that the Trust is subject to the Exchange Act reporting requirements, commencing in 2008, the parties, to the extent described on Exhibit R, shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Additional Form 10-K Disclosure, the form and substance of the Additional Form 10-K Disclosure described on Exhibit R applicable to such party (and shall include with such Additional Form 10-K Disclosure an Additional Disclosure Notification in the form attached hereto as Exhibit T), and the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit R (other than with respect to the Trustee) of their duties under this paragraph or proactively solicit from such parties any Additional Form 10-K Disclosure information; provided, however, the Trustee shall cooperate with the Depositor in a reasonable manner in order for the Depositor to comply with its reporting obligations under the Exchange Act as set forth in Section 8.14(a). The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph. The Trustee shall compile all such information provided to it in a Form 10-K prepared by it.

            After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor for approval and execution. Form 10-K requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby instructs the Trustee, with respect to each Form 10-K, to check "yes" for each item unless the Trustee has received timely prior written notice from the Depositor that the answer should be "no" for an item. The Depositor shall notify the Trustee in writing by March 1st if the answer to the questions should be "no." The Trustee shall be entitled to rely on such instructions in preparing and/or filing any such Form 10-K. No later than 5:00 p.m. EST on the 4th Business Day prior to the 10-K Filing Deadline, a senior officer of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 8.14(f)(ii). The Depositor acknowledges that the performance by the Trustee of its duties under this Section 8.14(c) related to the timely preparation and filing of Form 10-K is contingent upon the Depositor observing all applicable deadlines in the performance of its duties under this Section 8.14(c) and Section 8.14(d) and is contingent upon each Servicer (and any Subservicer or Servicing Function Participant engaged by such Servicer) observing all applicable deadlines in the performance of its duties under the applicable Servicing Agreement. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-K, where such failure results from the Trustee's inability or failure to receive, on a timely basis, any information from any party hereto or any Subservicer or Servicing Function Participant engaged by any such party hereto (other than the Trustee or any Servicing Function Participant utilized by the Trustee) needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            (d) In connection with the execution of a Sarbanes Certification, the Trustee shall sign a certification (in the form attached hereto as Exhibit K, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission) for the benefit of the Depositor and its officers, directors and Affiliates. Each such certification shall be delivered to the Depositor no later than March 10th of each year (or if such day is not a Business Day, the immediately preceding Business Day) and the Depositor shall deliver the Sarbanes Certification no later than the time set forth for the delivery to the Trustee of the signed Form 10-K pursuant to Section 8.14(c) for such year. In the event that prior to the filing date of the Form 10-K in March of each year, the Trustee has actual knowledge of information material to the Sarbanes Certification, that party shall promptly notify the Depositor. In addition, the Trustee shall indemnify and hold harmless the Depositor and the Sponsors and their officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Trustee's obligations under this
Section 8.14(d) or the Trustee's material misstatement, material omission, negligence, bad faith or willful misconduct in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless any indemnified party, then the Trustee agrees in connection with a breach of the Trustee's obligations under this Section 8.14(d) or the Trustee's material misstatement, material omission, negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the Depositor and the Sponsors as a result of the losses, claims, damages or liabilities of the Depositor and the Sponsors in such proportion as is appropriate to reflect the relative fault of the Depositor and the Sponsor on the one hand and the Trustee on the other. The obligations of the Trustee under this Section 8.14(d) shall apply to the Trustee whether or not such Trustee is acting as Trustee at the time such certification is required to be delivered. The indemnification and contribution obligations set forth in this Section 8.14(d) shall survive the termination of this Agreement or the earlier resignation or removal of the Trustee.

            (e) Upon any filing of Form 10-D, Form 10-K or Form 8-K with the Commission, the Trustee shall promptly deliver to the Depositor a copy of each such executed report, statement or information.

            (f) (i) The obligations set forth in paragraphs (a) through (d) of this Section shall only apply with respect to periods for which reports are required to be filed with respect to the Trust under the Exchange Act. On or prior to January 30 of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 Suspension Notification with respect to the Trust, with a copy to the Depositor. At the start of any fiscal year, including any fiscal year after the filing of a Form 15 Suspension Notification, if the number of Holders of the Offered Certificates of record exceeds the number set forth in Section 15(d) of the Exchange Act or the regulations promulgated pursuant thereto which would cause the Trust to again become subject to the reporting requirements of the Exchange Act, the Trustee shall recommence preparing and filing reports on Form 10-K, 10-D and 8-K as required pursuant to this Section 8.14 and the parties hereto shall again have the obligations set forth in this Section 8.14.

            (ii) In the event that the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed pursuant to this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Trustee will promptly notify the Depositor. In the case of Form 10-D and 10-K, the Depositor and Trustee will thereupon prepare and file, and the other parties shall cooperate in connection with such preparation and filing, a Form 12b-25 and a 10-D/A and 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee will, upon receipt of all required Form 8-K Disclosure Information and, upon the approval and direction of the Depositor, include such disclosure information on the next succeeding Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, in connection with any Additional Form 10-D Disclosure (other than, in the case of Form 10-D, for the purpose of restating any Monthly Statement), Additional Form 10-K Disclosure or Form 8-K Disclosure Information, the Trustee will notify the Depositor and such other parties to the transaction as are affected by such amendment, and the Depositor and the Trustee shall prepare and file, and such other parties will cooperate in connection with such preparation and filing, any necessary Form 8-K/A, 10-D/A or 10-K/A. Any Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an officer or a senior officer of the Depositor. The Depositor acknowledges that the performance by the Trustee of its duties under this
      Section 8.14(f) related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Depositor observing all applicable deadlines in the performance of its duties under this Section 8.14 and is contingent upon each Servicer observing all applicable deadlines in the performance of its duties under the applicable Servicing Agreement. The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, where such failure results from the Trustee's inability or failure to obtain or receive, on a timely basis, any information from any party hereto or any Subservicer or any Servicing Function Participant engaged by any such party hereto (other than the Trustee or any Servicing Function Participant utilized by the Trustee) needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            (g) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a "Reportable Event"), and also if requested by the Depositor, the Trustee shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (other than the initial Form 8-K) ("Form 8-K Disclosure Information") shall be reported to the Depositor and the Trustee by the parties set forth on Exhibit R and directed and approved by the Depositor pursuant to the following paragraph. The Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any Form 8-K, except as set forth in the next paragraph.

            As set forth on Exhibit S hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than the end of business (New York City time) on the 2nd Business Day after the occurrence of a Reportable Event the parties, to the extent described on Exhibit S, shall be required to provide to the Trustee and the Depositor, to the extent known by such applicable parties, any Form 8-K Disclosure Information, the form and substance of the Form 8-K Disclosure Information described on Exhibit S applicable to such party (and shall include with such Form 8-K Disclosure Information, an Additional Disclosure Notification in the form attached hereto as Exhibit T, and the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Trustee has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit S (other than with respect to the Trustee) of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information; provided, however, the Trustee shall cooperate with the Depositor in a reasonable manner in order for the Depositor to comply with its reporting obligations under the Exchange Act as set forth in Section 8.14(a). The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph. The Trustee shall compile all such information provided to it in a Form 8-K prepared by it.

            After preparing the Form 8-K, the Trustee shall no later than 12:00 noon (New York City time) on the 3rd Business Day after the Reportable Event but in no case without having had notice for 24 hours forward electronically a draft copy of the Form 8-K to the Depositor for review. No later than 12:00 noon (New York City time) on the 4th Business Day after the Reportable Event, an officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee will follow the procedures set forth in Section 8.14(f)(ii). The Depositor acknowledges that the performance by the Trustee of its duties under this Section 8.14(g) related to the timely preparation, arrangement for execution and filing of Form 8-K is contingent upon the Depositor observing all applicable deadlines in the performance of its duties under this Section 8.14(g). The Trustee shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 8-K, where such failure results from the Trustee's inability or failure to obtain or receive, on a timely basis, any information from any party hereto (other than the Trustee or any Subcontractor utilized by the Trustee) needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

            (h) The Trustee shall have no liability for any loss, expense, damage or claim arising out of or resulting from (i) the accuracy or inaccuracy of any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information (excluding any information therein provided by the Trustee or any Subcontractor utilized by the Trustee) provided to the Trustee in connection with the preparation of Forms 10-D, 10-K and 8-K pursuant to this
Section 8.14, or (ii) the failure of the Depositor to approve for filing any Forms 10-D, 10-K and 8-K required to be prepared by the Trustee pursuant to this
Section 8.14, in either case, not resulting from the Trustee's own negligence, bad faith or misconduct.

            (i) Any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information required to be provided to the Trustee shall be sent (by email at DBSec.Notifications@db.com in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trustee, the Depositor and the party providing such information. With respect to any notice required to be delivered by the Trustee to the Depositor pursuant to
Section 8.14 of this Agreement, the Trustee may deliver such notice, notwithstanding any contrary provision in Section 10.05, via facsimile to 212-412-7519 or telephonically by calling the General Counsel at 212-412-4000. The signing party at the Depositor can be contacted at 200 Park Avenue, New York, New York 10166, Attention: General Counsel, Facsimile: (212) 412-7519, or such other address as to which the Depositor has provided prior written notice to the Trustee.

            Section 8.15 Tax Classification of the Excess Reserve Fund Account. For federal income tax purposes, the Trustee shall treat the Excess Reserve Fund Account as beneficially owned by the holders of the Class II-CE Certificates and shall treat such portion of the Trust Fund as part of a grantor trust, within the meaning of subpart E, Part I of subchapter J of the Code.

            The Trustee shall allocate the issue price for a Class of Certificates among the respective components for purposes of determining the issue price of each Group II Upper Tier REMIC Regular Interest based on information received from the Depositor. Unless otherwise advised by the Depositor in writing, for federal income tax purposes, the Trustee is hereby directed to assign a value of zero to the right of each Holder of a Group II Principal Certificate to receive the related Basis Risk Carry Forward Amount for purposes of allocating the purchase price of an initial Group II Principal Certificateholder between such right and the related Group II Upper Tier REMIC Regular Interest.

            Section 8.16 Subcontractors

            (a) Subject to the conditions set forth in this Section 8.16(a) and
Section 8.17(c), each of the Trustee and the Custodian is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. The Trustee or the Custodian, as applicable, shall promptly upon request provide to the Depositor and the Trustee a written description (in form and substance satisfactory to the Depositor) of the role and function of each Subcontractor utilized by the Trustee or the Custodian, specifying, not later than the date specified for delivery of the annual report on assessment of compliance set forth in Section 8.13(a) (i) the identity of each such Subcontractor, if any, that is "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this paragraph. As a condition to the utilization by the Trustee or the Custodian of any Subcontractor determined to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, the Trustee or the Custodian, as applicable, shall cause any such Subcontractor used by the Trustee or Custodian for the benefit of the Depositor to comply with the provisions of Section 8.14 of this Agreement to the same extent as if such Subcontractor were the Trustee or Custodian, as applicable. The Trustee and Custodian shall be responsible for obtaining from each such Subcontractor and delivering to the applicable Persons any assessment of compliance report and related accountant's attestation required to be delivered by such Subcontractor under Section 8.14, in each case as and when required to be delivered.

            Section 8.17 Custodial Responsibilities.

            (a) The Custodian shall provide access to the Mortgage Loan Documents in possession of the Custodian regarding the related Mortgage Loans and REO Property and the servicing thereof to the Trustee, the Certificateholders, the Federal Deposit Insurance Corporation (the "FDIC") and the supervisory agents and examiners of the FDIC, such access being afforded only upon two (2) Business Days' prior written request and during normal business hours at the office of the Custodian. The Custodian shall allow representatives of the above entities to photocopy any of the records and documentation relating to the Mortgage Loans and REO Property and shall provide equipment for that purpose at the expense of the person requesting such access.

            (b) The Custodian may resign from its obligations hereunder upon 60 days' prior written notice to the Trustee, the Depositor and the Servicers. Such resignation shall take effect upon (i) the appointment of a successor Custodian reasonably acceptable to the Depositor within such 60 day period; and (ii) delivery of all Mortgage Loan Files to the successor Custodian. The Trustee shall have the right, but not the obligation, to become the successor Custodian. If no successor Custodian is appointed within 60 days after written notice of the Custodian's resignation is received by the Trustee, the Custodian may petition a court of competent jurisdiction to appoint a successor Custodian.

            Upon such resignation and appointment of successor Custodian, the Custodian shall, at the Custodian's expense, promptly transfer to the successor Custodian, as directed in writing by the Trustee, all applicable Mortgage Files being administered under this Agreement. Notwithstanding the foregoing, the Trust Fund, not the Custodian, shall bear the costs relating to the transfer of Mortgage Files if the Custodian shall resign with cause (including the Custodian's resignation due to the failure of the Custodian to be paid all fees and expenses due to the Custodian hereunder).

            (c) For so long as reports are required to be filed with the Commission under the Exchange Act with respect to the Trust, the Custodian shall not utilize any Subcontractor for the performance of its duties hereunder if such Subcontractor would be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB without the prior written consent of the Depositor, in its sole discretion.

            (d) The Custodian and any of its directors, officers, employees or agents shall be indemnified by the Trust Fund and held harmless against any and all loss, claim, damage, fee, fine, penalty, liability, or expense (including attorneys' fees and expenses) incurred in connection with any claim or legal action relating to this Agreement or the performance of any of the Custodian's duties under this Agreement other than any loss, liability, or expense directly resulting from the willful misconduct, bad faith, or negligence in the performance of any of the Custodian's duties under this Agreement. This indemnity shall survive the termination or assignment of this Agreement or the earlier resignation or removal of the Custodian. Except as otherwise provided in this Agreement or a separate letter agreement between the Depositor and the Custodian, the Custodian shall not be entitled to payment or reimbursement for any routine ongoing expenses incurred by the Custodian in the ordinary course of its duties as Custodian under this Agreement or for any other expenses incurred by the Custodian; provided, however, that no expense shall be reimbursed by the Trust Fund under this Agreement if it would not constitute an "unanticipated expense incurred by the REMIC" within the meaning of the REMIC Provisions.

            (e) The Custodian shall indemnify the Depositor, the Sponsors, the Trustee and any director, officer, employee, agent and affiliate of the Depositor, the Sponsors or the Trustee and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonably and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them sustain directly resulting from (i) the failure of the Custodian to deliver when required any assessment of compliance or accountant's attestation report required to be delivered by the Custodian or (ii) any material misstatement or material omission contained in any assessment of compliance or accountant's attestation report delivered by the Custodian. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Custodian.

            Section 8.18 Limitations on Custodial Responsibilities.

            (a) The Custodian shall be under no duty or obligation to inspect, review or examine the Mortgage Files to determine that the contents thereof are appropriate for the represented purpose or that they have been actually recorded or that they are other than what they purport to be on their face.

            (b) The Custodian shall not be responsible for preparing or filing any reports or returns relating to federal, state or local income taxes with respect to this Agreement, other than for the Custodian's compensation or for reimbursement of expenses.

            (c) The Custodian shall not be responsible or liable for, and makes no representation or warranty with respect to, the validity, adequacy, perfection or priority of any lien upon or security interest in any Mortgage File.

            (d) The duties and obligations of the Custodian shall only be such as are expressly set forth in this Agreement or as set forth in a written amendment to this Agreement executed by the parties hereto or their successors and assigns. In the event that any provision of this Agreement implies or requires that action or forbearance be taken by a party, but is silent as to which party has the duty to act or refrain from acting, the parties agree that the Custodian shall not be the party required to take the action or refrain from acting. In no event shall the Custodian have any responsibility to ascertain or take action except as expressly provided herein.

            (e) The Custodian makes no representations and shall have no responsibilities (except as expressly set forth herein) as to the validity, sufficiency, value, genuineness, ownership or transferability of any of the Mortgage Loans.

            (f) The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection therewith, except in the case of its grossly negligent performance or omission or its bad faith or willful misconduct.

            (g) The Custodian shall not be responsible to verify (i) the validity, legality, enforceability, sufficiency, due authorization or genuineness of any document in the Mortgage File or of any Mortgage Loans or
(ii) the collectibility, insurability, effectiveness including the authority or capacity of any Person to execute or issue any document in the Mortgage File, or suitability of any Mortgage Loans.

            (h) The Custodian shall have no obligation to verify the receipt of any such documents the existence of which was not made known to the Custodian by receipt of the Mortgage File.

            (i) The Custodian shall have no obligation to determine whether the recordation of any document is necessary.

            (j) Except as set forth in Section 8.17(e), in no event shall the Custodian or its directors, affiliates, officers, agents, and employees be held liable for any special, indirect or consequential damages resulting from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

            (k) In order to comply with laws, rules and regulations applicable to banking institutions, including those related to the funding of terrorists activities and money laundering, the Custodian is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Custodian. Accordingly, each of the parties agrees to provide to the Custodian upon its request from time to time such party's complete name, address, tax identification number and such other identifying information together with copies of such party's constituting documentation, securities disclosure documentation and such other identifying documentation as may be available for such party.

            (l) The Custodian shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, governmental or regulatory actions, fire, communication line failures, computer viruses, power failures, or earthquakes (each a "Force Majeure Event"). The Custodian agrees that it will use commercially reasonable efforts to mitigate the effects of the Force Majeure Event. The Custodian further agrees that it shall give notice (including a reasonable description of such Force Majeure Event) to the other parties hereto within a reasonable time but in no event later than two (2) Business Days of the Custodian having notice or knowledge of such Force Majeure Event and use its best efforts to resume performance as promptly as practicable under the circumstances.

            (m) Nothing in this Agreement shall be deemed to impose on the Custodian any duty to qualify to do business in any jurisdiction, other than (i) any jurisdiction where any Mortgage File is or may be held by the Custodian from time to time hereunder, and (ii) any jurisdiction where its ownership of property or conduct of business requires such qualification and where failure to qualify could have a material adverse effect on the Custodian or its property or business or on the ability of the Custodian to perform it duties hereunder.

            (n) The Custodian shall have no responsibility nor duty with respect to any Mortgage File while such Mortgage File is not in its possession. If the Custodian requests instructions from the Trustee with respect to any act, action or failure to act in connection with this Agreement, the Custodian shall be entitled to refrain from taking such action and continue to refrain from acting unless and until the Custodian shall have received written instructions from the Trustee, the Servicers or the Depositor with respect to a Mortgage File without incurring any liability therefore to the Trustee or any other person.

            (o) Any Person into which the Custodian may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Custodian shall be a party, or any person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto anything herein to the contrary notwithstanding.

            (p) The Custodian shall not be liable with respect to any action taken or omitted to be taken in accordance with the written direction, instruction, acknowledgement, consent or any other communication from the Trustee or any agent of the Trustee. In the event the terms of this Agreement and the instructions of the Trustee conflict, the Trustee's instructions shall control.

            (q) In the event that (i) Trustee, any of the Servicers, the Depositor, or the Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Mortgage File, or (ii) a third party shall institute any court proceeding by which any Mortgage File shall be required to be delivered otherwise than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement copies of all court papers, orders, documents and other materials concerning such proceedings. The Custodian shall, to the extent permitted by applicable law, continue to hold and maintain under the terms of this Agreement all the Mortgage Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon the final determination of such court, the Custodian shall dispose of such Mortgage File as directed by the Trustee or Depositor in writing, consistent with such determination of such court. Expenses of the Custodian incurred as a result of such proceedings shall be paid by the Trust Fund.

            (r) The Custodian may consult with counsel of its choice and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel.

            (s) Notwithstanding anything to the contrary, the Custodian shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties under this Agreement.

                                   ARTICLE IX

                                   TERMINATION

            Section 9.01 Termination upon Liquidation or Purchase of the Mortgage Loans. Subject to Section 9.03, the obligations and responsibilities of the Depositor, the Custodian and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) (I) the purchase on or after the Group I Optional Termination Date, by the Holder of a majority percentage interest in the Class I-R Certificates, at the price (the "Group I Termination Price") equal to the sum of (i) 100% of the unpaid principal balance of each Group I Mortgage Loan (other than in respect of REO Property for such Group) plus accrued and unpaid interest thereon at the applicable Mortgage Interest Rate, and (ii) the lesser of (x) the appraised value of any REO Property in Group I as determined by the higher of two appraisals completed by two independent appraisers selected by the applicable Servicer at the expense of such Servicer and (y) the unpaid principal balance of each Group I Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (iii) all unreimbursed Monthly Advances, Servicing Advances and indemnification payments payable to the applicable Servicer for Loan Group I, and (iv) any unreimbursed indemnification payments payable to the Trustee under this Agreement and (II) the purchase on or after the Group II Optional Termination Date, by the Holder of a majority percentage interest in the Class II-R Certificates, at the price (the "Group II Termination Price") equal to the sum of (i) 100% of the unpaid principal balance of each Group II Mortgage Loan (other than in respect of REO Property for such Group) plus accrued and unpaid interest thereon at the applicable Mortgage Interest Rate, and (ii) the lesser of (x) the appraised value of any REO Property in Group II as determined by the higher of two appraisals completed by two independent appraisers selected by the applicable Servicer at the expense of such Servicer and (y) the unpaid principal balance of each Group II Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage Rate, (iii) all unreimbursed Monthly Advances, Servicing Advances and indemnification payments payable to the applicable Servicer in Loan Group II, and (iv) any unreimbursed indemnification payments payable to the Trustee and Custodian under this Agreement; and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

            Section 9.02 Final Distribution on the Certificates. If, on any Servicer Remittance Date, the applicable Servicer notifies the Trustee that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Account, the Trustee shall promptly send a Notice of Final Distribution to the applicable Certificateholders. If the electing Person elects to terminate a Loan Group pursuant to clause (a) of Section 9.01, by no later than the 10th day of the month of the final distribution, the Trustee upon request by the electing Person will notify the Depositor of the final Distribution Date for such Loan Group and of the applicable repurchase price of the Mortgage Loans in such Loan Group and the related REO Properties.

            A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Trustee by letter to Certificateholders mailed not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made, and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Trustee will give such Notice of Final Distribution to each Rating Agency at the time such Notice of Final Distribution is given to Certificateholders.

            In the event the electing Person purchases the Mortgage Loans in a Loan Group (and REO Properties) pursuant to Section 9.01(a), such electing Person is required to remit to the Trustee the applicable Termination Price on the Servicer Remittance Date immediately preceding the applicable final Distribution Date. Upon such final deposit with respect to the Trust Fund and the receipt by the Custodian (with a copy to the Trustee) of the Request for Release, the Custodian shall promptly release to such electing Person or its designee the Custodial Files for the Mortgage Loans in the related Loan Group.

            Upon presentation and surrender of the Certificates, the Trustee shall cause to be distributed to the Certificateholders of each Class (after reimbursement of all amounts due the Depositor and the Trustee hereunder), in each case on the final Distribution Date and in the order set forth in Section
4.01 for the related Group, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, an amount up to an amount equal to (i) as to each Class of Regular Certificates, the Class Certificate Balance thereof plus for each such Class accrued interest thereon in the case of an interest-bearing Certificate and all other amounts to which such Classes are entitled pursuant to Section 4.01 for the related Group, (ii) as to the Residual Certificates, the amount, if any, which remains on deposit in the Distribution Account for the related Loan Group after application pursuant to clause (i) above (other than the amounts retained to meet claims, which retained amounts shall also be released to the Residual Certificates, as applicable, as and to the extent such amounts shall no longer be required to be so retained). The foregoing provisions are intended to distribute to each Class of Regular Certificates any accrued and unpaid interest and principal to which they are entitled based on the Pass-Through Rates and actual Class Certificate Balances or notional principal balances set forth in the Preliminary Statement upon liquidation of the Trust.

            In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class I-R Certificateholders shall be entitled to all unclaimed funds and other assets of Loan Group I which remain subject hereto and the Class II-R Certificateholders shall be entitled to all unclaimed funds and other assets of Loan Group II which remain subject hereto.

            Section 9.03 Additional Termination Requirements. In the event the electing Person elects to purchase the Mortgage Loans in a Loan Group as provided in Section 9.01, the related Trust REMICs shall be terminated in accordance with the following additional requirements, unless the Trustee has been supplied with an Opinion of Counsel, at the expense of the electing Person, to the effect that the failure to comply with the requirements of this Section
9.03 will not (i) result in the imposition of taxes on "prohibited transactions" on any Trust REMIC as defined in Section 860F of the Code, or (ii) cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are
Outstanding:

            (a) The Trustee shall sell all of the assets of a Loan Group to the person electing to terminate such Loan Group or its designee, and, by the next Distribution Date after such sale, the Trustee shall distribute to the related Certificateholders the proceeds of such sale in complete liquidation of each of the related Trust REMICs; and

            (b) The Trustee shall attach a statement to the final federal income tax return for each of the terminated Trust REMICs stating that pursuant to Treasury Regulations Section 1.860F-1, the first day of the 90 day liquidation period for each such Trust REMIC was the date on which the Trustee sold the assets of the Trust Fund to the electing Person.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

            Section 10.01 Amendment. This Agreement may be amended from time to time by the Trustee, the Depositor and the Custodian (and the Trustee may request an amendment or consent to any amendment of the Servicing Agreement) without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake, (ii) to correct any defective provision herein, or to supplement any provision in this Agreement which may be inconsistent with any other provision herein or in the Servicing Agreement, (iii) to add to the duties of the Depositor, the Custodian or the Trustee (or with respect to the applicable Servicing Agreement of the related Servicer), (iv) to add any other provisions with respect to matters or questions arising hereunder or under the Servicing Agreement, or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement or in the applicable Servicing Agreement; provided that any action pursuant to clause (iv) or (v) above shall not, as evidenced by an Opinion of Counsel (which Opinion of Counsel shall be an expense of the requesting party, but in any case shall not be an expense of the Trustee, the Custodian or the Trust Fund), adversely affect in any material respect the interests of any Certificateholder; provided, further, that the amendment shall not be deemed to adversely affect in any material respect the interests of the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating. The Trustee, the Custodian and the Depositor also may at any time and from time to time amend this Agreement (and the Trustee shall request the related Servicer to amend the applicable Servicing Agreement), without the consent of the Certificateholders, to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of each Trust REMIC under the REMIC Provisions, (ii) avoid or minimize the risk of the imposition of any tax on any Trust REMIC pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or (iii) comply with any other requirements of the Code; provided, that the Trustee has been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or helpful to, as applicable, (i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

            This Agreement may also be amended from time to time by the Depositor, the Custodian and the Trustee and the Trustee shall request the related Servicer to amend the applicable Servicing Agreement) with the consent of the Holders of Certificates evidencing Percentage Interests aggregating not less than 66-2/3% of each Class of Certificates affected thereby for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in clause (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66-2/3%, or (iii) reduce the aforesaid percentages of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then Outstanding.

            Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement or the Servicing Agreement unless (i) it shall have first received an Opinion of Counsel, which opinion shall not be an expense of the Trustee or the Trust Fund, to the effect that such amendment will not cause the imposition of any tax on any Trust REMIC or the Certificateholders or cause any such Trust REMIC to fail to qualify as a REMIC or the grantor trust to fail to qualify as a grantor trust at any time that any Certificates are Outstanding and (ii) the party seeking such amendment shall have provided written notice to the Rating Agencies (with a copy of such notice to the Trustee) of such amendment, stating the provisions of the Agreement to be amended.

            Notwithstanding the foregoing provisions of this Section 10.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee or the related Servicer under the applicable Servicing Agreement, any Certificate beneficially owned by the Depositor or any of its Affiliates or by the Original Loan Sellers or any of its Affiliates shall be deemed not to be Outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this Section 10.01 have been obtained.

            Promptly after the execution of any amendment to this Agreement or the Servicing Agreements requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance or a copy of such amendment to each Certificateholder and each Rating Agency.

            It shall not be necessary for the consent of Certificateholders under this Section 10.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

            Nothing in this Agreement shall require the Trustee to enter into an amendment which modifies its obligations or liabilities without its consent and in all cases without receiving an Opinion of Counsel (which Opinion shall not be an expense of the Trustee or the Trust Fund), satisfactory to the Trustee that
(i) such amendment is permitted and is not prohibited by this Agreement or the Servicing Agreement and that all requirements for amending this Agreement or the Servicing Agreement have been complied with; and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this Section 10.01.

            Notwithstanding the Trustee's consent to, or request for, any amendment of the Servicing Agreement pursuant to the terms of this Section 10.01, the Servicing Agreement cannot be amended without the consent of the applicable Servicer.

            The Trustee may, but shall not be obligated to, enter into any amendment which negatively affects the Trustee's own rights, duties or immunities under this Agreement.

            Section 10.02 Recordation of Agreement; Counterparts. This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation shall be effected by the Depositor at the expense of the Trust, but only if an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders is delivered to the Depositor.

            For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

            Section 10.03 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

            Section 10.04 Intention of Parties. It is the express intent of the Trustee and the Depositor that the conveyance (i) of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the Depositor to the Trustee each be, and be construed as, an absolute sale thereof. It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, either of such assets are held to be the property of the Depositor, or if for any other reason this Agreement is held or deemed to create a security interest in either of such assets, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and
(ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

            The Depositor, for the benefit of the Certificateholders, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

            Section 10.05 Notices. (a) The Trustee shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

            (i) any material change or amendment to this Agreement;

            (ii) the occurrence of any Event of Default that has not been cured;

            (iii) the resignation or termination of the applicable Servicer or the Trustee and the appointment of any successor;

            (iv) the repurchase or substitution of Mortgage Loans pursuant to this Agreement or the Sale Agreement;

            (v) any notice of a repurchase of a Mortgage Loan pursuant to this Agreement or a Sale Agreement; and

            (vi) the final payment to Certificateholders.

            (b) In addition, the Trustee shall promptly make available on its internet website to each Rating Agency copies of the following:

            (i) each report to Certificateholders described in Section 4.04;

            (ii) the related Servicer's annual statement of compliance and the accountant's attestation described in the applicable Servicing Agreement; and

            (c) All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to (a) in the case of the Depositor, BCAP LLC, 200 Park Avenue, New York, New York 10166,
Attention: General Counsel, Facsimile: (212) 412-7519, or such other address as the Depositor may hereafter furnish to the applicable Servicer and the Trustee;
(b) in the case of the Trustee to 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration-BCAP 2007-AA4, or in each case such other address as the Trustee may hereafter furnish to the Depositor; (c) in the case of Wells Fargo, as Custodian, to Wells Fargo Bank, National Association, 24 Executive Park, Suite 100, Irvine, California 92614 Attention:
Corporate Trust Services or such other addresses as may be hereafter furnished to the other parties hereto in writing; (d) (d) in the case of Wells Fargo, as a Servicer, 1 Home Campus, MAC S2401-06T, Des Moines, Iowa 50328-001 Attention:
John Brown, Facsimile No. (515) 213-7121, with a copy to General Counsel, or such other address as may be hereafter furnished to the other parties hereto in writing; (e) in the case of Countrywide, to 4500 Park Granada, Calabasas, California 91302, Attention Darren Bigby; (f) in the case of Countrywide Servicing in its capacity as Servicer, to Countrywide Home Loans Servicing LP, 400 Countrywide Way, Simi Valley, California 93065, Attention: Lupe Montero,
Fax: 805-520-5615, Email: lupe_montero@ countrywide.com; and (g) in the case of each of the Rating Agencies, the address specified therefor in the definition corresponding to the name of such Rating Agency. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the Certificate Register.

            Section 10.06 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 10.07 Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust created hereby, nor entitle such Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the Trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 10.07, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 10.08 Certificates Nonassessable and Fully Paid. It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

            Section 10.09 Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

            Section 10.10 Regulation AB Compliance; Intent of the Parties; Reasonableness. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agree to comply with all reasonable requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with the Trust, the Trustee shall cooperate fully with the Depositor to deliver to the Depositor (including its assignees or designees), any and all statements, reports, certifications, records and any other information available to such party and reasonably necessary in the good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Trustee, reasonably believed by the Depositor to be necessary in order to effect such compliance.

            Section 10.11 Third Party Rights. Each Person entitled to indemnification hereunder who is not a party hereto, shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto and shall have the right to enforce its rights under this Agreement.

                                      * * *

            IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                       BCAP LLC

                                       By:
                                          ____________________________________
                                          Name:
                                          Title:

                                       WELLS FARGO BANK, N.A., as Custodian

                                       By:
                                          ____________________________________
                                          Name:
                                          Title:

                                       DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                          as Trustee

                                       By:
                                          ____________________________________
                                          Name:
                                          Title:

                                       By:
                                          ____________________________________
                                          Name:
                                          Title:

                                   SCHEDULE I

                             Mortgage Loan Schedule

       (Delivered to the Trustee and not attached to the Trust Agreement)

                                    EXHIBIT A

FORM OF CLASS I-1-A1, CLASS I-1-A2, CLASS I-2-A1, CLASS I-2-X1, CLASS I-2-A2, CLASS I-3-A1, CLASS I-3-A2, CLASS I-B-1, CLASS I-B-2, CLASS I-B-3, CLASS I-B-4, CLASS I-B-5, CLASS I-B-6, CLASS II-A-1, CLASS II-M-1, CLASS II-M-2, CLASS II-M-3, CLASS II-M-4, CLASS II-M-5, CLASS II-M-6 and CLASS II-M-7 CERTIFICATES.

[For Class I-B-4, Class I-B-5 and Class I-B-6 only: IF THIS CERTIFICATE IS A PHYSICAL CERTIFICATE, NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR LETTER (THE "TRANSFEROR LETTER") IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER (THE "144A LETTER") IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR
(II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

IF THIS CERTIFICATE IS A BOOK-ENTRY CERTIFICATE, THE PROPOSED TRANSFEROR WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE TRANSFEROR LETTER AND THE PROPOSED TRANSFEREE WILL BE DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE RULE 144A LETTER, IN EACH CASE AS IF SUCH CERTIFICATE WERE EVIDENCED BY A PHYSICAL CERTIFICATE.]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN INTEREST IN A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE") [To be added to the Group II Principal Certificates: AND CERTAIN OTHER ASSETS].

[To be added to the Class I-B-4, Class I-B-5 and Class I-B-6 Certificates:
NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR, IF THE TRANSFEREE IS AN INSURANCE COMPANY, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE COVERED UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE, TO THE EFFECT THAT THE PURCHASE OR HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA, SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE TRUSTEE, THE DEPOSITOR OR THE SERVICERS TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THE AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.]

[To be added to the Class I-2-X1 Certificate only: THIS CERTIFICATE IS AN INTEREST-ONLY CERTIFICATE AND IS NOT ENTITLED TO ANY DISTRIBUTIONS IN RESPECT OF PRINCIPAL.]

Certificate No.                          :
Cut-off Date                             :    June 1, 2007
First Distribution Date                  :    July 25, 2007
Initial [Class Certificate
Balance or Notional Amount] of
this Certificate                         :
("Denomination")
Initial [Class Certificate
Balances or Notional Amount] of          :
all Certificates of this Class

I-1-A1                                        $ 234,935,000
I-1-A2                                        $  17,864,000
I-2-A1                                        $ 112,755,000
I-2-X1                                        $ 112,755,000
I-2-A2                                        $   8,575,000
I-3-A1                                        $ 116,285,000
I-3-A2                                        $   8,843,000
I-B-1                                         $  12,294,000
I-B-2                                         $   7,751,000
I-B-3                                         $   5,078,000
II-A-1                                        $ 229,133,000
II-M-1                                        $   9,423,000
II-M-2                                        $   5,164,000
II-M-3                                        $   1,678,000
II-M-4                                        $   1,807,000
II-M-5                                        $   1,678,000
II-M-6                                        $   2,453,000
II-M-7                                        $   2,194,000
I-B-4                                         $   5,612,000
I-B-5                                         $   2,673,000
I-B-6                                         $   1,872,960





CUSIP                                    :    I-1-A1             05530W AA5
                                              I-1-A2             05530W AB3
                                              I-2-A1             05530W AC1
                                              I-2-X1             05530W BA4
                                              I-2-A2             05530W AD9
                                              I-3-A1             05530W AE7
                                              I-3-A2             05530W AF4
                                              I-B-1              05530W AG2
                                              I-B-2              05530W AH0
                                              I-B-3              05530W AJ6
                                              II-A-1             05530W AJ6
                                              II-M-1             05530W AP2
                                              II-M-2             05530W AQ0
                                              II-M-3             05530W AR8
                                              II-M-4             05530W AS6
                                              II-M-5             05530W AT4
                                              II-M-6             05530W AU1
                                              II-M-7             05530W AV9
                                              I-B-4              05530W AK3
                                              I-B-5              05530W AL1
                                              I-B-6              05530W AM9







ISIN                                     :    I-1-A1             US05530WAA53
                                              I-1-A2             US05530WAB37
                                              I-2-A1             US05530WAC10
                                              I-2-X1             US05530WBA45
                                              I-2-A2             US05530WAD92
                                              I-3-A1             US05530WAE75
                                              I-3-A2             US05530WAF41
                                              I-B-1              US05530WAG24
                                              I-B-2              US05530WAH07
                                              I-B-3              US05530WAJ62
                                              II-A-1             US05530WAJ62
                                              II-M-1             US05530WAP23
                                              II-M-2             US05530WAQ06
                                              II-M-3             US05530WAR88
                                              II-M-4             US05530WAS61
                                              II-M-5             US05530WAT45
                                              II-M-6             US05530WAU18
                                              II-M-7             US05530WAV90
                                              I-B-4              US05530WAK36
                                              I-B-5              US05530WAL19
                                              I-B-6              US05530WAM91

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA4
               Mortgage Pass-Through Certificates, Series 2007-AA4
 [Class I-1-A1][Class I-1-A2][Class I-2-A1][Class I-2-X1][Class I-2-A2]
   [Class I-3-A1][Class I-3-A2][Class I-B-1][Class I-B-2][Class I-B-3][Class
       I-B-4][Class I-B-5][Class I-B-6] [Class II-A-1][Class II-M-1][Class II-M-2][Class II-M-3][Class II-M-4][Class II-M-5] [Class II-M-6][Class II-M-7]

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            [For all Certificates other than the Class I-2-X1 Certificate:
Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Class Certificate Balance at any time may be less than the Class Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [__________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") between BCAP LLC, as depositor (the "Depositor"), Wells Fargo Bank, N.A., as custodian (the "Custodian"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                              DEUTSCHE BANK NATIONAL TRUST
                                                COMPANY,
                                                not in its individual capacity,
                                                but solely as Trustee

                                              By: ______________________________



Authenticated:





By:  _______________________________________
     Authorized Signatory of
     DEUTSCHE BANK NATIONAL TRUST COMPANY,
     not in its individual capacity, but solely
     as Trustee

                                    BCAP LLC
                             BCAP LLC Trust 2007-AA4
               Mortgage Pass-Through Certificates, Series 2007-AA4

            This Certificate is one of a duly authorized issue of Certificates designated as BCAP LLC Trust 2007-AA4 Mortgage Pass Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the applicable Interest Accrual Period for the related Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month immediately preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office designated by the Trustee for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the office designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee and the Depositor and any agent of the Trustee or the Depositor may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the [Group I ][Group II] Mortgage Loans is less than or equal to 10% of the [Group I][Group II] Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining [Group I ][Group II] Mortgage Loans in and all property acquired in respect of the [Group I ][Group II] Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_____________________________________________________________________________.

Dated:

                                           -------------------------------------
                                           Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of_____________________________________________________________,
account number ______, or, if mailed by check, to______________________________.
Applicable statements should be mailed to______________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or___________________________________________________,
as its agent.

                                    EXHIBIT B

                  FORM OF [CLASS I-R][CLASS II-R] CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A "RESIDUAL INTEREST" IN MULTIPLE "REAL ESTATE MORTGAGE INVESTMENT CONDUITS," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEREE DELIVERS TO THE TRUSTEE A TRANSFER AFFIDAVIT IN ACCORDANCE WITH THE PROVISIONS OF THE AGREEMENT REFERRED TO HEREIN.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO MATERIALLY SIMILAR PROVISIONS OF APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN. IN THE EVENT THAT SUCH REPRESENTATION IS VIOLATED, OR ANY ATTEMPT IS MADE TO TRANSFER TO A PLAN OR ARRANGEMENT SUBJECT TO SECTION 406 OF ERISA, A PLAN SUBJECT TO SECTION 4975 OF THE CODE OR A PLAN SUBJECT TO SIMILAR LAW, OR A PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR ARRANGEMENT OR USING THE ASSETS OF ANY SUCH PLAN OR ARRANGEMENT, SUCH ATTEMPTED TRANSFER OR ACQUISITION SHALL BE VOID AND OF NO EFFECT.

Certificate No.                          :            R
Cut-off Date                             :            June 1, 2007
First Distribution Date                  :            July 25, 2007

Percentage Interest of this
Certificate ("Denomination")             :            [ ]%

CUSIP                                    :            R [__________________]

ISIN                                     :            R [_________________]

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA4
               Mortgage Pass-Through Certificates, Series 2007-AA4

                             [Class I-R][Class II-R]

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [____________] is the registered owner of the Percentage Interest specified above of any monthly distributions due to the [Class I-R][Class II-R] Certificates pursuant to a Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") between BCAP LLC, as depositor (the "Depositor"), Wells Fargo Bank, N. A., as custodian (the "Custodian") and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            Any distribution of the proceeds of any remaining assets of the applicable portion of the Trust Fund will be made only upon presentment and surrender of this [Class I-R][Class II-R] Certificate at the office designated by the Trustee for such purposes.

            No transfer of a [Class I-R][Class II-R] Certificate shall be made unless the Trustee shall have received a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan or arrangement subject to Section 406 of ERISA, a plan or arrangement subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement to effect such transfer, which representation letter shall not be an expense of the Trustee or the Trust Fund. In the event that such representation is violated, or any attempt is made to transfer to a plan or arrangement subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a plan subject to Similar Law, or a person acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement, such attempted transfer or acquisition shall be void and of no effect.

            Each Holder of this [Class I-R][Class II-R] Certificate shall be deemed by the acceptance or acquisition an Ownership Interest in this [Class I-R][Class II-R] Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this [Class I-R][Class II-R] Certificate are expressly subject to the following provisions: (i) each Person holding or acquiring any Ownership Interest in this [Class I-R][Class II-R]Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee, (ii) no Ownership Interest in this [Class I-R][Class II-R] Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Trustee under
Section 5.02(b) of the Agreement, the Trustee shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit G to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this [Class I-R][Class II-R] Certificate shall agree
(A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest this [Class I-R][Class II-R] Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, Trustee or agent in connection with any Transfer of this [Class I-R][Class II-R] Certificate, (C) not to cause income with respect to the [Class R][Class II-R] Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other U.S. Person and (D) not to Transfer the Ownership Interest in this [Class I-R][Class II-R] Certificate or to cause the Transfer of the Ownership Interest in this [Class I-R][Class II-R] Certificate to any other Person if it has actual knowledge that such Person is a Non-Permitted Transferee and (iv) any attempted or purported Transfer of the Ownership Interest in this [Class I-R][Class II-R] Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                              DEUTSCHE BANK NATIONAL TRUST
                                                COMPANY,
                                                not in its individual capacity,
                                                but solely as Trustee

                                              By: ______________________________



Authenticated:





By:  _______________________________________
     Authorized Signatory of
     DEUTSCHE BANK NATIONAL TRUST COMPANY,
     not in its individual capacity, but solely
     as Trustee

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA4
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as BCAP LLC Trust 2007-AA4 Mortgage Pass Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the monthly immediately preceding the month in which such Distribution Date occurs.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office designated by the Trustee for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the office designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor, and any agent of the Trustee or the Depositor may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the [Group I][Group II] Mortgage Loans is less than or equal to 10% of the [Group I][Group II] Cut-off Date Pool Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the [Group I][Group II] Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section
9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_____________________________________________________________________________.

Dated:

                                           -------------------------------------
                                           Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of_____________________________________________________________,
account number ______, or, if mailed by check, to______________________________.
Applicable statements should be mailed to______________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or___________________________________________________,
as its agent.

                                    EXHIBIT C

                         FORM OF CLASS II-CE CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS TWO "REGULAR INTERESTS" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND CERTAIN OTHER ASSETS

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO THE TRUSTEE A TRANSFEROR CERTIFICATE IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE TRUSTEE RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE TRUSTEE RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT-REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE TRUSTEE EITHER A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), OR A PLAN SUBJECT TO SECTION 4975 OF THE CODE, OR A PLAN SUBJECT TO APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR A PERSON INVESTING ON BEHALF OF OR WITH PLAN ASSETS OF SUCH A PLAN, OR IF THE TRANSFEREE IS AN INSURANCE COMPANY AND THE CERTIFICATE HAS BEEN THE SUBJECT OF AN ERISA-QUALIFYING UNDERWRITING, A REPRESENTATION LETTER THAT IT IS USING THE ASSETS OF ITS GENERAL ACCOUNT AND THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE SATISFY THE REQUIREMENTS FOR EXEMPTIVE RELIEF UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR AN OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE, TO THE EFFECT THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION WITHIN THE MEANING OF ERISA,
SECTION 4975 OF THE CODE OR ANY SIMILAR LAW AND WILL NOT SUBJECT THE DEPOSITOR OR THE TRUSTEE TO ANY OBLIGATION IN ADDITION TO THOSE EXPRESSLY UNDERTAKEN IN THIS AGREEMENT OR TO ANY LIABILITY. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, ANY PURPORTED TRANSFER OF THIS CERTIFICATE TO OR ON BEHALF OF AN EMPLOYEE BENEFIT PLAN SUBJECT TO TITLE I OF ERISA, SECTION 4975 OF THE CODE OR SIMILAR LAW WITHOUT THE REPRESENTATION LETTER OR OPINION OF COUNSEL SATISFACTORY TO THE TRUSTEE AS DESCRIBED ABOVE SHALL BE VOID AND OF NO EFFECT.

Certificate No.                          :         II-CE

Cut-off Date                             :         June 1, 2007

First Distribution Date                  :         July 25, 2007

Percentage Interest of this
Certificate ("Denomination")             :         100%

CUSIP                                    :         [____________]

ISIN                                     :         [____________]

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA4
               Mortgage Pass-Through Certificates, Series 2007-AA4

                                   CLASS II-CE

evidencing a percentage interest in the distributions allocable to the Certificates of the above-referenced Class.

            Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

            This certifies that [_______________________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the Denomination of this Certificate by the aggregate of the Denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Trust Agreement dated as of the Cut-off Date specified above (the "Agreement") between BCAP LLC, as depositor (the "Depositor"), Wells Fargo Bank, N.A., as custodian (the "Custodian") and Deutsche Bank National Trust Company, as trustee (the "Trustee"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

            This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the office designated by the Trustee for such purposes or the office or agency maintained by the Trustee.

            No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Trustee shall require the transferor to execute a transferor certificate (in substantially the form attached to the Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the Trustee that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the 1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor. No transfer of a Certificate of this Class shall be made unless the Trustee shall have received either (i) a representation letter from the transferee of such Certificate, acceptable to and in form and substance satisfactory to the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA or Section 4975 of the Code or any materially similar provisions of applicable federal, state or local law ("Similar Law") or a person acting on behalf of or investing plan assets of any such plan, which representation letter shall not be an expense of the Trustee, or (ii) if the transferee is an insurance company and the certificate has been the subject of an ERISA-Qualifying Underwriting, a representation letter that it is purchasing such Certificates with the assets of its general account and that the purchase and holding of such Certificates satisfy the requirements for exemptive relief under Sections I and III of PTCE 95-60, or (iii) in the case of a Certificate presented for registration in the name of an employee benefit plan subject to ERISA, or a plan or arrangement subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments) or a plan subject to Similar Law, or a Trustee of any such plan or any other person acting on behalf of any such plan or arrangement or using such plan's or arrangement's assets, an Opinion of Counsel satisfactory to the Trustee, which Opinion of Counsel shall not be an expense of the Trustee, the Depositor or the Trust Fund, addressed to the Trustee and the Depositor to the effect that the purchase and holding of such Certificate will not constitute or result in a non-exempt prohibited transaction within the meaning of ERISA, Section 4975 of the Code or any Similar Law and will not subject the Trustee to any obligation in addition to those expressly undertaken in this Agreement or to any liability.

            Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

            This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Trustee.

                                      * * *

            IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated:

                                              DEUTSCHE BANK NATIONAL TRUST
                                                COMPANY,
                                                not in its individual capacity,
                                                but solely as Trustee

                                              By: ______________________________



Authenticated:





By:  _______________________________________
     Authorized Signatory of
     DEUTSCHE BANK NATIONAL TRUST COMPANY,
     not in its individual capacity, but solely
     as Trustee

                                    BCAP LLC

                             BCAP LLC Trust 2007-AA4
                       Mortgage Pass-Through Certificates

            This Certificate is one of a duly authorized issue of Certificates designated as BCAP LLC Trust 2007-AA4 Mortgage Pass-Through Certificates, of the Series specified on the face hereof (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

            The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

            This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the other parties to the Agreement.

            Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date for each Distribution Date is the last Business Day of the month immediately preceding the month of such Distribution Date.

            Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Trustee in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the office designated by the Trustee for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

            The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee and the rights of the Certificateholders under the Agreement at any time by the Trustee and the other parties to the Agreement with the consent of the Holders of Certificates affected by such amendment evidencing the requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register of the Trustee upon surrender of this Certificate for registration of transfer at the office designated by the Trustee for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

            The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

            No service charge will be made for any such registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            The Trustee, the Depositor and any agent of the Trustee or the Depositor may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Trustee, the Depositor, nor any such agent shall be affected by any notice to the contrary.

            On any Distribution Date on which the aggregate Stated Principal Balance of the Group II Mortgage Loans is less than or equal to 10% of the Cut-off Date Principal Balance, the Person specified in Section 9.01 of the Agreement will have the option to repurchase, in whole, from the Trust Fund all remaining Group II Mortgage Loans and all property acquired in respect of the Group II Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 9.01 of the Agreement.

            Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                   ASSIGNMENT

            FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

            I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_____________________________________________________________________________.

Dated:

                                           -------------------------------------
                                           Signature by or on behalf of assignor

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of_____________________________________________________________,
account number ______, or, if mailed by check, to______________________________.
Applicable statements should be mailed to______________________________________,
_______________________________________________________________________________.

            This information is provided by ___________________________________, the assignee named above, or___________________________________________________,
as its agent.

                                    EXHIBIT D


                           FORM OF REQUEST FOR RELEASE
                   (for Wells Fargo Bank, N.A., as custodian)


            In connection with the administration of the Mortgage Loans held by you as trustee, we request the release, and acknowledge receipt, of the (Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.

Mortgagor's Name, Address & Zip Code:

Mortgage Loan Number:

Send Custodial File to:

Reason for Requesting Documents (check one)

_______           1.       Mortgage Loan Paid in Full. (The requestor hereby
                           certifies that all amounts received in connection therewith have been credited to the Collection
                           Account pursuant to the Trust Agreement.)

_______           2.       Mortgage Loan Repurchased Pursuant to any or all of
                           the Trust Agreement, the applicable Servicing
                           Agreements or the Assignment Agreements. (The requestor hereby certifies that the Repurchase Price
                           (as defined in the applicable agreement) has been credited to the Collection Account pursuant to the Trust Agreement.)

_______           3.       Mortgage Loan Liquidated by _________________. (The
                           requestor hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the Collection Account pursuant to the Trust
                           Agreement.)

_______           4.       Mortgage Loan in Foreclosure.

_______           5.       Other (explain).


            If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

            Capitalized terms not defined herein shall have the meanings set forth in the Trust Agreement, dated as of June 1, 2007 (the "Trust Agreement"), between BCAP LLC, as depositor, Wells Fargo Bank, N.A., as custodian, and Deutsche Bank National Trust Company, as trustee.

            I, the undersigned, hereby certify that the above statements are true and correct and set my name hereof on this __ day of ___________, 200_.


                                         [REQUESTOR]


                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

            If box 4 or 5 above is checked, upon our return of all of the above documents to you as the trustee, please acknowledge your receipt by signing in the space indicated below, and returning this form, if requested.


WELLS FARGO BANK, N.A.,
as a Custodian


By:
   -----------------------------
   Name:
   Title

                                    EXHIBIT E

                   FORM OF INITIAL CERTIFICATION OF CUSTODIAN

                                     [date]

[Depositor]

Wells Fargo Bank, National Association
24 Executive Park, Suite 100
Irvine, California 92614

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California  92705

Countrywide Home Loans, Inc.
4500 Park Granada
Calabasas, California 91302
Attn:  Mr. Darren Bigby

Wells Fargo Bank, National Association
1 Home Campus MAC X2401 06T
Des Moines, Iowa 50328-0001

      Re: Trust Agreement, dated as of June 1, 2007, among BCAP LLC, as depositor, Wells Fargo Bank, National Association, as custodian and Deutsche Bank National Trust Company, as trustee
            --------------------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above-captioned Trust Agreement (the "Trust Agreement"), the undersigned, as Custodian, certifies that it has received:

            (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

            (ii) except with respect to a MERS Loan, a duly executed Assignment of the Mortgage (which may be included in a blanket assignment or assignments).

            Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such Mortgage Loan.

            The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the Trust Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability, recordability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Trust Agreement.

                                         WELLS FARGO BANK, N.A. not in its
                                             individual capacity, but solely as
                                             Custodian

                                         By:_________________________________
                                             Name:
                                             Title:

                                    EXHIBIT F

                         FORM OF DOCUMENT CERTIFICATION
                        AND EXCEPTION REPORT OF CUSTODIAN

                                     [date]

[Depositor]

[Servicer]

[Original Loan Seller]

---------------------

---------------------

      Re: Trust Agreement, dated as of June 1, 2007, among BCAP LLC, as depositor, Wells Fargo Bank, National Association, as custodian and Deutsche Bank National Trust Company, as trustee

Ladies and Gentlemen:

            In accordance with Section 2.02 of the above-captioned Trust Agreement (the "Trust Agreement"), the undersigned, as Custodian, hereby certifies that as to each Mortgage Loan (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

            (a) the original Mortgage Note, endorsed without recourse in blank by the last endorsee, including all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee;

            (b) The original Assignment of Mortgage in blank, unless the Mortgage Loan is a MERS Mortgage Loan;

            (c) the related original Mortgage and evidence of its recording or, in certain limited circumstances, a certified copy of the mortgage with evidence of recording with the standard Fannie Mae/FHLMC Condominium Rider or PUD Rider be attached if the mortgaged property is a condominium or is located in a PUD;

            (d) except with respect to a MERS Loan, originals of any intervening Mortgage assignment or certified copies in either case evidencing recording; provided that the assignment may be in the form of a blanket assignment or assignments, a copy of which with evidence of recording shall be acceptable;

            (e) originals of all assumption, modification, agreements or certified copies thereof, in either case with evidence of recording if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not required, an original or copy of the agreement;

            (f) an original or copy of a title insurance policy, a certificate of title, or attorney's opinion of title and abstract of title;

            (g) to the extent applicable, (1) an original power of attorney, or a certified copy thereof, in either case with evidence of recordation thereon if necessary to maintain the lien of the Mortgage or if the document to which such power of attorney relates is required to be recorded, or, if recordation is not so required, an original or copy of such power of attorney, and (2) an original or copy of any surety agreement or guaranty agreement;

            (h) for each Mortgage Loan with respect to which the Mortgagor's name as it appears on the note does not match the borrower's name on the mortgage loan schedule, one of the following: the original of the assumption agreement, or a certified copy thereof, in either case with evidence of recording thereon if required to maintain the lien of the mortgage or if otherwise required, or, if recordation is not so required, an original or copy of such assumption agreement;

            (i) a security agreement, chattel mortgage or equivalent document executed in connection with the mortgage, if any.

            Based on its review and examination and only as to the foregoing documents, (a) such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items 2, 8, 31 and 32 of the Mortgage Loan Schedule accurately reflects information set forth in the Custodial File.

            The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Trust Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or the perfection or priority of any Mortgage. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as noteholder or assignee thereof, in and to that Mortgage Note or (ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Trust Agreement.

                                         WELLS FARGO BANK, N.A. not in its
                                             individual capacity, but solely as
                                             Custodian

                                         By:_________________________________
                                             Name:
                                             Title:

                                    EXHIBIT G

                       FORM OF RESIDUAL TRANSFER AFFIDAVIT

                            BCAP LLC Trust 2007-AA4,
               Mortgage Pass-Through Certificates, Series 2007-AA4

STATE OF          )
                  )   ss.:
COUNTY OF         )

            The undersigned, being first duly sworn, deposes and says as follows:

            1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a [Class I-R][Class II-R] Certificate (the "Certificate") issued pursuant to the Trust Agreement (the "Agreement"), between BCAP LLC, as depositor (the "Depositor"), Wells Fargo Bank, N.A., as custodian (the "Custodian") and Deutsche Bank National Trust Company, as trustee (the "Trustee"). Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor, and the Trustee.

            2. The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

            3. The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and
(iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

            4. The Transferee has been advised of, and understands that a tax will be imposed on a "pass-through entity" holding the Certificate if at any time during the taxable year of the pass through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass through entity an affidavit that such record holder is a Permitted Transferee and the pass through entity does not have actual knowledge that such affidavit is false. (For this purpose, a "pass through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass through entities as a nominee for another Person.)

            5. The Transferee has reviewed the provisions of Section 5.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

            6. The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is not a Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Trustee a certificate substantially in the form set forth as Exhibit H to the Agreement (a "Transferor Certificate") to the effect that such Transferee has no actual knowledge that the Person to which the Transfer is to be made is not a Permitted Transferee.

            7. The Transferee has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes payable with respect to the Certificate may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due. The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate.

            8. The Transferee's taxpayer identification number is __________.

            9. The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

            10. The Transferee is aware that the Certificate may be a "noneconomic residual interest" within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

            11. The Transferee will not cause income from the Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

            12. Check one of the following:

            [_] The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

                  (i) the present value of any consideration given to the
            Transferee to acquire such Certificate;

                  (ii) the present value of the expected future distributions on such Certificate; and

                  (iii) the present value of the anticipated tax savings
            associated with holding such Certificate as the related REMIC generates losses.

            For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee:

            [_] The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly:

                  (i) the Transferee is an "eligible corporation," as defined in
            U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

                  (ii) at the time of the transfer, and at the close of the
            Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

                  (iii) the Transferee will transfer the Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and
            (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations;
            and

                  (iv) the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            [_] None of the above.

            13. The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this ____ day of _______, 20__.

                                         _______________________________________
                                         Print Name of Transferee

                                         By:____________________________________
                                            Name:
                                            Title:

[Corporate Seal]

ATTEST:

________________________________
[Assistant] Secretary

            Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

            Subscribed and sworn before me this ____ day of ________, 20__.


                                         _______________________________________
                                                      NOTARY PUBLIC


                                             My Commission expires the __ day
                                                    of _________, 20__

                                    EXHIBIT H

                         FORM OF TRANSFEROR CERTIFICATE

                                                                __________, 20__

BCAP LLC
200 Park Avenue
New York, New York  10166
Attention:  Ian Sterling

Deutsche Bank National Trust Company
c/o DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211-3658
Attention:  Transfer Unit

            Re: BCAP LLC Trust 2007-AA4, Mortgage Pass-Through Certificates Series 2007-AA4, Class [?]

Ladies and Gentlemen:

            In connection with our disposition of the above Certificates we certify that (a) we understand that the Certificates have not been registered under the Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b) we have not offered or sold any Certificates to, or solicited offers to buy any Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and
(c) to the extent we are disposing of a Residual Certificate, (A) we have no knowledge the Transferee is not a Permitted Transferee and (B) after conducting a reasonable investigation of the financial condition of the Transferee, we have no knowledge and no reason to believe that the Transferee will not pay all taxes with respect to the Residual Certificates as they become due and (C) we have no reason to believe that the statements made in paragraphs 7, 10 and 11 of the Transferee's Residual Transfer Affidavit are false.

                                         Very truly yours,

                                         _______________________________________
                                         Print Name of Transferor

                                         By: ___________________________________
                                             Authorized Officer

                                    EXHIBIT I

                            FORM OF RULE 144A LETTER

                                                              ____________, 20__

BCAP LLC
200 Park Avenue
New York, New York  10166
Attention:  Ian Sterling

Deutsche Bank National Trust Company
c/o DB Services Tennessee
648 Grassmere Park Road
Nashville, Tennessee 37211
Attn:  Transfer Unit

            Re: BCAP LLC Trust 2007-AA4, Mortgage Pass-Through Certificates Series 2007-AA4, Class [?]
                  -----------------------------------------------------------

Ladies and Gentlemen:

            In connection with our acquisition of the above Certificates we certify that (a) we understand that the Certificates are not being registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates,
(c) we have had the opportunity to ask questions of and receive answers from the Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) we are not an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a plan or arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or a plan subject to any federal, state or local law materially similar to the foregoing provisions of ERISA or the Code, nor are we acting on behalf of any such plan or arrangement or using the assets of any such plan or arrangement to effect such acquisition, or, with respect to a Class I-B-4 Certificate, Class I-B-5 Certificate and Class I-B-6 Certificate or Class II-CE Certificate that has been the subject of an ERISA-Qualifying Underwriting, the purchaser is an insurance company that is purchasing this certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")) and the purchase and holding of such Certificates satisfy the requirements for exemptive relief under Sections I and III of PTCE 95-60, (e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Certificates, any interest in the Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates and (f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

                                                            ANNEX 1 TO EXHIBIT I

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

            2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Buyer owned and/or invested on a discretionary basis $___________(1) in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii) the Buyer satisfies the criteria in the category marked below.

____ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

____ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

____ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

____ Broker-dealer. The Buyer is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

____ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.



-------------------------
(1) Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

____ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.

____ Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

____ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

____ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940.

____ Other.

            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit,
(v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

            6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan as provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

                                         _______________________________________
                                                Print Name of Transferee

                                         By:____________________________________
                                            Name:
                                            Title:

                                            Date:

                                                            ANNEX 2 TO EXHIBIT I

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That are Registered Investment Companies]

            The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

            1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

            2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended and (ii) as marked below, the Buyer alone, or the Buyer's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

____ The Buyer owned $___________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____ The Buyer is part of a Family of Investment Companies which owned in the aggregate $__________ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements,
(vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

            5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

            6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

                                         _______________________________________
                                         Print Name of Transferee


                                         By:____________________________________
                                             Name:
                                             Title:


                                         IF AN ADVISER:


                                         _______________________________________
                                         Print Name of Buyer


                                         Date:__________________________________

                                    EXHIBIT J

                          SARBANES-OXLEY CERTIFICATION

                                     [DATE]

                             BCAP TRUST LLC 2007-AA4
                                   [________]

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California 92705


Re:   BCAP TRUST LLC 2007-AA4

            I, [identify the certifying individual], certify that:

            1. I have reviewed the report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of BCAP TRUST LLC 2007-AA4 (the "Exchange Act periodic reports");

            2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

            3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

            4. [I am responsible for reviewing the activities performed by the servicer(s) and based on my knowledge and the compliance review(s) conducted in preparing the servicer compliance statement(s) required in this report under
Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicer(s) [has/have] fulfilled [its/their] obligations under the servicing agreement(s) in all material respects and]

            5. All of the reports on assessment of compliance with servicing criteria for ABS and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

            [In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties [name of servicer, sub-servicer, co-servicer, depositor or trustee].]

            Date:_____________________

                                              __________________________________
                                              [Signature]
                                              [Title]

                                    EXHIBIT K

                        FORM OF TRUSTEE CERTIFICATION TO
                            BE PROVIDED TO DEPOSITOR

      Re: BCAP LLC Trust 2007-AA4 (the "Trust") Mortgage Pass-Through Certificates Series 2007-AA4, issued pursuant to the Trust Agreement, dated as of June 1, 2007 (the "Trust Agreement"), between BCAP LLC, as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee, and Wells Fargo Bank, National Association, as custodian

            The Trustee hereby certifies to the Depositor and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

            1. I have reviewed the annual report on Form 10-K for the fiscal year [___] (the "Annual Report"), and all reports on Form 10-D required to be filed in respect of the period covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

            2. Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, it being understood that the Trustee is not responsible for verifying the accuracy or completeness of information in the Reports (a) provided by Persons other than the Trustee or any Subcontractor utilized by the Trustee or (b) relating to Persons other than the Trustee or any Subcontractor utilized by the Trustee as to which a Responsible Officer of the Trustee does not have actual knowledge;

            3. Based on my knowledge, the distribution information required to be provided by the Trustee under the Trust Agreement for inclusion in the Reports is included in the Reports; and

            4. The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities of the Trustee and each Subcontractor utilized by the Trustee and its related attestation report on assessment of compliance with servicing criteria required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

Deutsche Bank National Trust Company, as Trustee



By:_________________________________
   Name:
   Title:

                                   EXHIBIT L-1

                    WELLS FARGO SALE AND SERVICING AGREEMENT



                                BARCLAYS BANK PLC


                                    Purchaser


                                       and


                             WELLS FARGO BANK, N.A.


                                     Company





                     --------------------------------------


                   SELLER'S WARRANTIES AND SERVICING AGREEMENT


                            Dated as of March 1, 2007


                     --------------------------------------




                  Fixed Rate and Adjustable Rate Mortgage Loans

                                TABLE OF CONTENTS

ARTICLE I.......................................................................

DEFINITIONS.....................................................................

ARTICLE II......................................................................

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS;
CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS......................................

ARTICLE III.....................................................................

REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH..............................

ARTICLE IV......................................................................

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS..................................

ARTICLE V.......................................................................

PAYMENTS TO PURCHASER...........................................................

ARTICLE VI......................................................................

GENERAL SERVICING PROCEDURES....................................................

ARTICLE VII.....................................................................

COMPANY TO COOPERATE............................................................

ARTICLE VIII....................................................................

THE COMPANY.....................................................................

ARTICLE IX......................................................................

AGENCY TRANSFERS, SECURITIZATION TRANSACTIONS AND WHOLE LOAN TRANSFERS..........

ARTICLE X.......................................................................

DEFAULT.........................................................................

ARTICLE XI......................................................................

TERMINATION.....................................................................

ARTICLE XII.....................................................................

MISCELLANEOUS PROVISIONS........................................................





                                    EXHIBITS

       Exhibit A            Mortgage Loan Schedule
                            (WFHM 2007-PA06(A))
       Exhibit A-1          Mortgage Loan Schedule
                            (WFHM 2007-PA06(B))
       Exhibit A-2          Mortgage Loan Schedule
                            (WFHM 2007-PA06(C))
       Exhibit A-3          Mortgage Loan Schedule
                            (WFHM 2007-PA07(A))
       Exhibit A-4          Mortgage Loan Schedule
                            (WFHM 2007-PA07(B))
       Exhibit B            Custodial Agreement
       Exhibit C            Contents of Each Mortgage File and Servicing File
       Exhibit D            Data File Elements
       Exhibit E            Form of Opinion of Counsel
       Exhibit F            Servicing Criteria
       Exhibit G            Sarbanes Certification
       Exhibit H            Form of Assignment, Assumption and Recognition
                            Agreement
       Exhibit I            Form of Indemnification and Contribution Agreement
       Exhibit J            Form of Officer's Certificate
       Exhibit K            Freddie Mac Representations and Warranties

        This is a Seller's Warranties and Servicing Agreement for fixed rate and adjustable rate, residential, first lien mortgage loans, dated and effective as of March 1, 2007, and is executed between Barclays Bank PLC, as purchaser (the "Purchaser"), and Wells Fargo Bank, N.A., as seller and servicer (the "Company").



                               W I T N E S S E T H
                               - - - - - - - - - -


        WHEREAS, the Purchaser has agreed to purchase from the Company and the Company has agreed to sell to the Purchaser certain pools of first lien, fixed rate and adjustable rate mortgage loans (each a "Pool" and collectively, the "Mortgage Loans") which have an aggregate outstanding principal balance as of the close of business on the Cut-off Date, after deduction of payments due on or before such date, whether or not received, as indicated on the Mortgage Loan Schedules, which are annexed hereto as Exhibit A, Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4;

        WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule; and

        WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the conveyance, servicing and control of the Mortgage Loans.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:


                                       ARTICLE I

                                      DEFINITIONS

        Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

        Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as the Mortgage Loans in the jurisdiction where the related Mortgaged Property is located.

        Adjustable Rate Mortgage Loan: A Mortgage Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

        Adjustment Date: As to each Adjustable Rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

        Agency/Agencies: Fannie Mae, Freddie Mac or GNMA, or any of them as applicable.

        Agency Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to an Agency which sale or transfer is not a Securitization Transaction or Whole Loan Transfer.

        Agreement: This Seller's Warranties and Servicing Agreement and all exhibits, amendments and supplements hereto.

        ALTA: The American Land Title Association or any successor thereto.

        Appraised Value: With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or
(ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the origination of such Mortgage Loan.

        Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser, or if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the Purchaser to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.

        Assignment of Mortgage Note and Pledge Agreement: With respect to a Cooperative Loan, an assignment of the Mortgage Note and Pledge Agreement.

        Assignment of Proprietary Lease: With respect to a Cooperative Loan, an assignment of the Proprietary Lease sufficient under the laws of the jurisdiction wherein the related Cooperative Apartment is located to effect the assignment of such Proprietary Lease.

        Balloon Loan: A Mortgage Loan for which the Monthly Payments will not fully amortize the mortgage loan by the end of the term, at which time the balance of the principal is due in a lump sum.

        Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the parties are located are authorized or obligated by law or executive order to be closed.

        Buydown Agreement: An agreement between the Company and a Mortgagor, or an agreement among the Company, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.

        Buydown Funds: In respect of any Buydown Mortgage Loan, any amount contributed by the seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Company or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the Mortgagor's funds in the early years of a Mortgage Loan.

        Buydown Mortgage Loan: Any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full monthly payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

        Buydown Period: The period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.

        Closing Date: March 28, 2007.

        Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

        Commission: The United States Securities and Exchange Commission.

        Commitment Letter: That certain letter agreement (i) dated as of February 12, 2007, relating to WFHM 2007-PA06 Pool and (ii) dated as of February 13, 2007, relating to WFHM 2007-PA07 Pool, each between the Company and the Purchaser.

        Company: Wells Fargo Bank, N.A., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

        Company Information: As defined in Section 9.01(e)(i)(A).

        Company Mortgage Loan: A Mortgage Loan that has been underwritten in accordance with the Underwriting Guidelines.

        Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

        Convertible Mortgage Loan: An Adjustable Rate Mortgage Loan that by its terms and subject to certain conditions contained in the related Mortgage or Mortgage Note allows the Mortgagor to convert the adjustable Mortgage Loan Interest Rate on such Adjustable Rate Mortgage Loan to a fixed Mortgage Loan Interest Rate.

        Cooperative: The entity that holds title (fee or an acceptable leasehold estate) to all of the real property that the Project comprises, including the land, separate dwelling units and all common areas.

        Cooperative Apartment: The specific dwelling unit relating to a Cooperative Loan.

        Cooperative Lien Search: A search for (a) federal tax liens, mechanics' liens, lis pendens, judgments of record or otherwise against (i) the Cooperative, (ii) the seller of the Cooperative Apartment and (iii) the Company if the Cooperative Loan is a refinanced Mortgage Loan, (b) filings of financing statements and (c) the deed of the Project into the Cooperative.

        Cooperative Loan: A Mortgage Loan that is secured by Cooperative Shares and a Proprietary Lease granting exclusive rights to occupy the related Cooperative Apartment.

        Cooperative Shares: The shares of stock issued by a Cooperative, owned by the Mortgagor, and allocated to a Cooperative Apartment.

        Covered Loan: A Mortgage Loan categorized as "Covered" pursuant to the Standard & Poor's Glossary for File Format for LEVELS(R) Version 5.7, Appendix E, revised July 1, 2006 (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002).

        Custodial Account: The separate account or accounts created and maintained pursuant to Section 4.04.

        Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which is annexed hereto as Exhibit B.

        Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.

        Cut-off Date: March 1, 2007.

        Data File: The electronic data file prepared by the Company and delivered to the Purchaser including the data fields set forth on Exhibit D, with respect to each Mortgage Loan.

        Deleted Mortgage Loan: A Mortgage Loan which is repurchased by the Company in accordance with the terms of this Agreement and which is, in the case of a substitution pursuant to Section 3.03, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

        Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

        Determination Date: The Business Day immediately preceding the related Remittance Date.

        Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

        Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending on the first day of the month of the Remittance Date.

        Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

        Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.06.

        Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

        Event of Default: Any one of the conditions or circumstances enumerated in Section 10.01.

        Exception Mortgage Loan: A mortgage loan that has been underwritten in accordance with the Underwriting Guidelines, but for which one or more exceptions to those guidelines have been allowed.

        Exchange Act: The Securities and Exchange Act of 1934, as amended.

        Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

        FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

        Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

        First Remittance Date: April 18, 2007.

        Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

        Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the related Mortgage Loan Schedule.

        High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law or (c) a "High Cost" pursuant to the Standard & Poor's Glossary for File Format for LEVELS(R) Version 5.7, Appendix E, revised July 1, 2006.

        Index: With respect to any Adjustable Rate Mortgage Loan, the index identified on the related Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest thereon.

        Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

        Interest Only Mortgage Loan: A Mortgage Loan for which an interest-only payment feature is allowed during the interest-only period set forth in the related Mortgage Note.

        Lender Paid Mortgage Insurance Policy or LPMI Policy: A PMI Policy for which the Company pays all premiums from its own funds, without reimbursement therefore.

        Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

        Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination (unless otherwise indicated) to the lesser of Purchase Price or Appraised Value of the Mortgaged Property.

        Maximum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note which is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

        MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

        MERS Mortgage Loan: Any Mortgage Loan as to which the related Mortgage or Assignment of Mortgage has been registered with MERS on the MERS System

        MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

        MIN: The Mortgage Identification Number used to identify mortgage loans registered under MERS.

        Minimum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth in the related Mortgage Note which is the minimum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be decreased on any Adjustment Date.

        Monthly Advance: The portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date required to be advanced by the Company pursuant to Section 5.03 on the Business Day immediately preceding the Remittance Date of the related month.

        Monthly Payment: The scheduled monthly payment of principal and interest, or in the case of an Interest Only Mortgage Loan, payments of (i) interest or (ii) principal and interest, as applicable, on a Mortgage Loan.

        Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or the Pledge Agreement securing the Mortgage Note for a Cooperative Loan.

        Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit C annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

        Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

        Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note from time to time in accordance with the provisions of the Mortgage Note.

        Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the related Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan. The Mortgage Loans shall include the Adjustable Rate Mortgage Loans, the Company Mortgage Loans, the Exception Mortgage Loans and the Third-Party Mortgage Loans.

        Mortgage Loan Documents: With respect to a Mortgage Loan, the documents listed as items 1 through 11 on Exhibit C attached hereto.

        Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee Rate.

        Mortgage Loan Schedule: For each Pool, a schedule of Mortgage Loans annexed hereto as Exhibit A, Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Company's Mortgage Loan number; (2) the city, state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, a Cooperative Apartment, planned unit development or condominium; (4) the Mortgage Interest Rate as of the Cut-off Date; (5) the Mortgage Loan Remittance Rate as of the Cut-off Date; (6) the Monthly Payment as of the Cut-off Date; (7) the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (11) the Loan-to-Value Ratio; (12) the next Adjustment Date immediately following the Cut-off Date; (13) the lifetime Periodic Interest Rate Cap; (14) the Index; (15) the type of Adjustable Rate Mortgage Loan; (16) the Maximum Mortgage Interest Rate; (17) the first Adjustment Date immediately following origination; (18) whether the Mortgage Loan is convertible or not; (19) a code indicating the mortgage guaranty insurance company; and (20) the Servicing Fee Rate.

        Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage, including any addendum, attachment, allonge, amendment, supplement or modification thereto.

        Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note, or with respect to a Cooperative Loan, the Cooperative Apartment.

        Mortgagor: The obligor on a Mortgage Note.

        Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and certified by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

        Opinion of Counsel: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser.

        Periodic Interest Rate Cap: As to each Adjustable Rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date pursuant to the terms of the Mortgage Note.

        Person: Any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

        Pledge Agreement: With respect to a Cooperative Loan, the specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease.

        Pledge Instruments: With respect to a Cooperative Loan, the Stock Power, the Assignment of the Proprietary Lease and the Assignment of the Mortgage Note and Pledge Agreement.

        Pledged Asset Mortgage Loan: A Mortgage Loan for which the Mortgagor has pledged financial assets as partial collateral for the Mortgage Loan, in lieu of a cash down payment.

        PMI Policy: A policy of primary mortgage guaranty insurance evidenced by an electronic form and certificate number issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans. The premiums on a PMI Policy may be paid (i) by the Mortgagor or (ii) by the Company from its own funds, without reimbursement, in the case of an LPMI Policy. If the premiums are paid by the Company, the PMI Policy is an LPMI Policy.

        Prepayment Penalty: Payments penalties, fees or charges calculated pursuant to the Mortgage Note and due pursuant to the terms of the Mortgage Loan as the result of a Principal Prepayment of the Mortgage Loan, not otherwise due thereon in respect of principal or interest.

        Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

        Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

        Principal Prepayment Period: The calendar month preceding the month in which the related Remittance Date occurs.

        Project: With respect to a Cooperative Loan, all real property owned by the related Cooperative including the land, separate dwelling units and all common areas.

        Proprietary Lease: With respect to a Cooperative Loan, a lease on a Cooperative Apartment evidencing the possessory interest of the Mortgagor in such Cooperative Apartment.

        Purchase Price: The purchase price percentage for the Mortgage Loans as specified in the related Commitment Letter and as may be adjusted pursuant to the related Commitment Letter.

        Purchaser: Barclays Bank PLC, or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

        Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation was not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfied the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

        Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchased or post-purchased quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

        Qualified Depository: A deposit account or accounts maintained with a federal or state chartered depository institution the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's Ratings Services or Prime-1 by Moody's Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Purchaser by written notice to the Company) at the time any deposits are held on deposit therein.

        Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

        Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Company for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Loan Remittance Rate not less than, and not more than two percent (2%) greater, than the Mortgage Loan Remittance Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan and
(v) comply with each representation and warranty set forth in Sections 3.01 and 3.02.

        Rating Agency: Each of Fitch, Inc., Moody's Investors Service, Inc., Standard & Poor's Ratings Services and Dominion Bond Rating Service, Inc., or any successor thereto.

        Recognition Agreement: An agreement whereby a Cooperative and a lender with respect to a Cooperative Loan (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.

        Reconstitution: Any Securitization Transaction, Agency Transfer or Whole Loan Transfer.

        Reconstitution Agreement: The agreement or agreements entered into by the Company and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer, Agency Transfer or Securitization Transaction.

        Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be reconstituted as part of an Agency Transfer, Securitization Transaction or Whole Loan Transfer pursuant to Section
9.01 hereof. The Reconstitution Date shall be such date which the Purchaser shall designate.

        Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

        REMIC: A "real estate mortgage investment conduit" within the meaning of
Section 860D of the Code.

        REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

        Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately following) of any month, beginning with the First Remittance Date.

        REO Disposition: The final sale by the Company of any REO Property.

        REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

        REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

        Repurchase Price: A price equal to (i) the Stated Principal Balance of the Mortgage Loan as of the date on which such repurchase takes place, plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser through the last day of the month in which such repurchase takes place, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

        Securities Act: The Securities Act of 1933, as amended.

        Securitization Transaction: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

        Servicer: As defined in Section 9.01(e)(iii).

        Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses other than Monthly Advances (including reasonable attorney's fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08 (excluding the Company's obligation to pay the premiums on LPMI Policies) and Section 4.10.

        Servicing Criteria: The "servicing criteria" set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

        Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is received. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

        Servicing Fee Rate: 0.250% per annum per Mortgage Loan.

        Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents which are delivered to the Custodian pursuant to Section 2.03.

        Servicing Officer: Any officer of the Company involved in or responsible for the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

        Stated Principal Balance: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

        Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

        Stock Certificate: With respect to a Cooperative Loan, a certificate evidencing ownership of the Cooperative Shares issued by the Cooperative.

        Stock Power: With respect to a Cooperative Loan, an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative.

        Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

        Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

        Subsidy Account: An account maintained by the Company specifically to hold all Subsidy Funds to be applied to individual Subsidy Loans.

        Subsidy Funds: With respect to any Subsidy Loans, funds contributed by the employer of a Mortgagor in order to reduce the payments required from the Mortgagor for a specified period in specified amounts.

        Subsidy Loan: Any Mortgage Loan subject to a temporary interest subsidy agreement pursuant to which the monthly interest payments made by the related Mortgagor will be less than the scheduled monthly interest payments on such Mortgage Loan, with the resulting difference in interest payments being provided by the employer of the Mortgagor. Each Subsidy Loan will be identified as such in the related Data File.

        Tax Service Contract: A transferable contract maintained for the Mortgaged Property with a tax service provider for the purpose of obtaining current information from local taxing authorities relating to such Mortgaged Property.

        Third-Party Mortgage Loan: A mortgage loan that has been underwritten in accordance with the related Third-Party Underwriting Guidelines.

        Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

        Third-Party Underwriting Guidelines: The underwriting guidelines of a Third-Party Originator, as amended from time to time, applicable to the related Third-Party Mortgage Loans, as provided to the Purchaser by the Company.

        Underwriting Guidelines: The underwriting guidelines of the Company, a copy of which has been delivered by the Company to the Purchaser.

        Unverified Information: With respect to the Mortgage Loans identified on the related Data File, information regarding the Mortgagor's income, source of income, or assets that is stated on the loan application by the Mortgagor but not verified in the origination process, pursuant to the applicable Underwriting Guidelines.

        Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans other than a Securitization Transaction or Agency Transfer.


                                   ARTICLE II

 CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS;
                   CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS

Section 2.01 Conveyance of Mortgage Loans; Possession of Mortgage Files;
             Maintenance of Servicing Files.

        The Company, simultaneously with the execution and delivery of this Agreement, does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all the right, title and interest of the Company in and to the Mortgage Loans. Pursuant to Section 2.03, the Company has delivered the Mortgage Loan Documents for each Mortgage Loan to the Custodian.

        The contents of each Mortgage File not delivered to the Custodian are and shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Custodian. The possession of each Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. The Company shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 3.03 or 6.02. All such costs associated with the release, transfer and re-delivery of any Mortgage Files and/or Servicing Files shall be the responsibility of the Purchaser (unless in connection with Section 3.03 or 6.02).

        In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause the MERS System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS System to identify the Purchaser as the beneficial owner of such Mortgage Loan.

Section 2.02   Books and Records; Transfers of Mortgage Loans.

        From and after the sale of the Mortgage Loans to the Purchaser all rights arising out of the Mortgage Loans, including, but not limited to, all funds received on or in connection with the Mortgage Loans, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of the Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

        The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae or Freddie Mac and records of periodic inspections as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae or Freddie Mac Selling and Servicing Guide, as amended from time to time.

        The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

        The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transferee of a Mortgage Loan shall be recognized by the Company hereunder unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans unless the books and records show such Person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans. The Purchaser shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. Such notification of a transfer shall include a final loan schedule which shall be received by the Company no fewer than five (5) Business Days before the last Business Day of the month. If such notification is not received as specified above, the Company's duties to remit and report as required by Section 5 shall begin with the next Due Period.

Section 2.03   Custodial Agreement; Delivery of Documents.

        The Company has delivered to the Custodian those Mortgage Loan Documents as required by this Agreement with respect to each Mortgage Loan.

        The Custodian has certified its receipt of all such Mortgage Loan Documents required to be delivered pursuant to this Agreement, as evidenced by the trust receipt or initial certification of the Custodian in the form annexed to the Custodial Agreement. The Purchaser will be responsible for the fees and expenses of the Custodian.

        The Company shall be responsible for paying any costs in connection with recording the initial Assignment of Mortgage, if necessary or at the direction of the Purchaser. The Purchaser shall be responsible for paying any costs in connection with any subsequent recordings for the Assignments of Mortgage.

        The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one (1) week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

        In the event the public recording office is delayed in returning any original document, the Company shall deliver to the Custodian within one hundred eighty (180) days (successive thirty (30) day extensions may be obtained with the consent of the Purchaser, which consent shall not be unreasonably withheld, up to a maximum of two hundred forty (240) days) of its submission for recordation, a copy of such document and an Officer's Certificate, which shall
(i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver the document to the Custodian by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

        Prior to Company's receipt of the Purchase Price, as adjusted pursuant to the related Commitment Letter, the Purchaser shall cause the Custodian to act as bailee for the sole and exclusive benefit of the Company pursuant to the Custodial Agreement and act only in accordance with Company's instructions. Upon the Company's receipt of the Purchase Price, as adjusted pursuant to the related Commitment Letter, the Company shall provide notification to the Custodian to release the ownership of the Mortgage Loan Documents specified above to the Purchaser. Such notification shall be in a form of a written notice by facsimile or other electronic media, with a copy sent to the Purchaser. Subsequent to such release, such Mortgage Loan Documents shall be retained by the Custodian for the benefit of the Purchaser. All Mortgage Loan Documents related to Mortgage Loans not purchased by the Purchaser on the Closing Date shall be maintained by the Custodian for the benefit of the Company and shall be returned to the Company within two (2) Business Days after the Closing Date.

        In the event that new, replacement, substitute or additional Stock Certificates are issued with respect to existing Cooperative Shares, the Company immediately shall deliver to the Custodian the new Stock Certificates, together with the related Stock Powers in blank. Such new Stock Certificates shall be subject to the related Pledge Instruments and shall be subject to all of the terms, covenants and conditions of this Agreement.

Section 2.04   Examination of Mortgage Files.

        Prior to the Closing Date, the Company shall (a) deliver to the Purchaser in escrow, for examination, the Mortgage File for each Mortgage Loan, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the Mortgage Files available to the Purchaser for examination at the Company's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Company. Such examination may be made by the Purchaser at any time before or after the Closing Date or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time after the Closing Date upon prior reasonable notice to the Company. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief or remedy as provided under this Agreement.

Section 2.05   Closing.

        The closing for the purchase and sale of the Mortgage Loans, shall take place on the Closing Date. At the Purchaser's option, the closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in Person, at such place as the parties shall agree.

        The closing shall be subject to each of the following conditions:

        (a) at least two (2) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser the related Data File and related Mortgage Loan Schedule;

        (b) all of the representations and warranties of the Company under this Agreement shall be true and correct as of the Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute an Event of Default under this Agreement;

        (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

        (d) the Company shall have delivered and released to the Custodian under this Agreement all documents required pursuant to this Agreement; and

        (e) all other terms and conditions of this Agreement shall have been complied with.

        Subject to the foregoing conditions, the Purchaser shall pay to the Company on the Closing Date the Purchase Price by wire transfer of immediately available funds to the account designated by the Company.

Section 2.06   Closing Documents.

        With respect to the Mortgage Loans, the closing documents shall consist of fully executed originals of the following documents:

        (a) this Agreement, dated as of the Cut-off Date, in two counterparts;

        (b)    a copy of the Custodial Agreement;

        (c) the Mortgage Loan Schedules, one copy to be attached to each counterpart of this Agreement;

        (d)    a trust receipt, as required under the Custodial Agreement;

        (e) an Opinion of Counsel of the Company, in the form of Exhibit E hereto;

        (f) an Officer's Certificate of the Company, in the form of Exhibit J hereto, including all attachments thereto; and

        (g)    the Commitment Letters.


                                      ARTICLE III

                  REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH


Section 3.01   Company Representations and Warranties.

        The Company hereby represents and warrants to the Purchaser that, as of the Closing Date:

        (a)    Due Organization and Authority.

               The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

        (b)    Ordinary Course of Business.

               The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, who is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

        (c)    No Conflicts.

               Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

        (d)    Ability to Service.

               The Company is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is a HUD approved mortgagee and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

        (e)    Reasonable Servicing Fee; Fair Consideration.

               The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. The consideration received by the Company upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonable equivalent value for the Mortgage Loans;

        (f)    Ability to Perform.

               The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company's creditors;

        (g)    No Litigation Pending.

               There is no action, suit, proceeding or investigation pending or threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

        (h)    No Consent Required.

               No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date;

        (i)    Selection Process.

               The Mortgage Loans were selected from among the outstanding adjustable rate and fixed rate, one- to four-family mortgage loans in the Company's mortgage banking portfolio at the Closing Date as to which the representations and warranties set forth in
               Section 3.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

        (j)    No Untrue Information.

               Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

        (k)    Sale Treatment.

               The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

        (l)    No Material Change.

               There has been no material adverse change in the business, operations, financial condition or assets of the Company since the date of the Company's most recent financial statements;

        (m)    No Brokers' Fees.

               The Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans;

        (n)    MERS.

               The Company is a member of MERS in good standing; and

        (o)    Insured Depository Institution.

               The Company is an "insured depository institution" as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, as amended.

Section 3.02   Representations and Warranties Regarding Individual Mortgage
               Loans.

        As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the Closing Date:

        (a)    Mortgage Loans as Described.

               The information set forth in the Mortgage Loan Schedules attached hereto as Exhibit A, Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4 and the information contained on the Data Files delivered to the Purchaser is true and correct; provided that the Company makes no representation or warranty as to the accuracy of Unverified Information;

        (b)    Payments Current.

               All payments required to be made up to the Cut-off Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment under any Mortgage Loan has been thirty
               (30) days delinquent more than one (1) time within twelve (12) months prior to the Closing Date;

        (c)    No Outstanding Charges.

               There are no defaults in complying with the terms of the Mortgages, and all taxes, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Company has not advanced funds, or induced, or solicited directly or indirectly, the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

        (d)    Original Terms Unmodified.

               The terms of the Mortgage Note and Mortgage, and with respect to each Cooperative Loan, the related Pledge Agreement, Proprietary Lease and Pledge Instruments, have not been impaired, waived, altered or modified in any respect from the date of origination, except by a written instrument which has been recorded or registered with the MERS System, if necessary, to protect the interests of the Purchaser and maintain the lien priority of the Mortgage and which has been delivered to the Custodian. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

        (e)    No Defenses.

               The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

        (f)    No Satisfaction of Mortgage.

               The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, release, cancellation, subordination or rescission;

        (g)    Validity of Mortgage Loan Documents.

               The Mortgage Note and the Mortgage and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

               With respect to each Cooperative Loan, the Mortgage Note, the Mortgage, the Pledge Agreement, and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage, the Pledge Agreement, the Proprietary Lease, the Stock Power, Recognition Agreement and the Assignment of Proprietary Lease had legal capacity to enter into the Mortgage Loan and to execute and deliver such documents, and such documents have been duly and properly executed by such parties;

        (h)    No Fraud.

               No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company, or the Mortgagor (except with respect to the accuracy of Unverified Information), or to the best of the Company's knowledge, any appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

        (i)    Compliance with Applicable Laws.

               Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection and privacy, equal credit opportunity, disclosure or predatory, abusive and fair lending laws applicable to the Mortgage Loan have been complied with. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including, but not limited to, certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

        (j)    Location and Type of Mortgaged Property.

               The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or a Cooperative Apartment, or an individual unit in a planned unit development or a townhouse, provided, however, that any condominium project, mixed use property or planned unit development shall conform with the applicable Fannie Mae or Freddie Mac requirements, or the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, regarding such dwellings, and no residence or dwelling is a mobile home or a manufactured dwelling. As of the respective appraisal date for each Mortgaged Property, any Mortgaged Property being used for commercial purposes conforms to the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, and, to the best of the Company's knowledge, since the date of such appraisal, no portion of the Mortgaged Property was being used for commercial purposes outside of the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable;

        (k)    Valid First Lien.

               The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

               (1) the lien of current real property taxes and assessments not yet due and payable;

               (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

               (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

               Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

               With respect to each Cooperative Loan, each Pledge Agreement creates a valid, enforceable and subsisting first security interest in the Cooperative Shares and Proprietary Lease, subject only to (i) the lien of the related Cooperative for unpaid assessments representing the Mortgagor's pro rata share of the Cooperative's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (ii) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Pledge Agreement; provided, however, that the appurtenant Proprietary Lease may be subordinated or otherwise subject to the lien of any mortgage on the Project;

        (l)    Full Disbursement of Proceeds.

               The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, as allowed under the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

        (m)    Consolidation of Future Advances.

               Any future advances made prior to the Cut-off Date, have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the related Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae or Freddie Mac; the consolidated principal amount does not exceed the original principal amount of the Mortgage Loan; the Company shall not make future advances after the Cut-off Date;

        (n)    Ownership.

               The Company is the sole owner of record and holder of the Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Company has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser. The Company is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

        (o)    Origination/Doing Business.

               The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution that is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were)
               (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

        (p)    LTV, PMI Policy.

               Each Mortgage Loan has an LTV as specified on the related Mortgage Loan Schedule. Except as set forth on the related Data File, if the LTV of the Mortgage Loans was greater than 80% at the time of origination, a portion of the unpaid principal balance of the Mortgage Loan is and will be insured as to payment defaults by a PMI Policy. If the Mortgage Loan is insured by a PMI Policy which is not an LPMI Policy, the coverage will remain in place until (i) the LTV decreases to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 U.S.C ss.4901, et seq. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. The Qualified Insurer has a claims paying ability acceptable to Fannie Mae or Freddie Mac. Any Mortgage Loan subject to a PMI Policy or an LPMI Policy obligates the Mortgagor or the Company to maintain the PMI Policy or LPMI Policy, as applicable, and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

        (q)    Title Insurance.

               The Mortgage Loan is covered by an ALTA lender's title insurance policy (or in the case of any Mortgage Loan secured by a Mortgaged Property located in a jurisdiction where such policies are generally not available, an opinion of counsel of the type customarily rendered in such jurisdiction in lieu of title insurance) or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of Paragraph
               (k) of this Section 3.02, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Additionally, such lender's title insurance policy includes no exceptions regarding ingress, egress or encroachments that impact the value or the marketability of the Mortgaged Property. The Company is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

        (r)    No Defaults.

               There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Company nor its predecessors have waived any default, breach, violation or event of acceleration;

        (s)    No Mechanics' Liens.

               There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in Paragraph (q) above;

        (t)    Location of Improvements; No Encroachments.

               Except as insured against by the title insurance policy referenced in Paragraph (q) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

        (u)    Payment Terms.

               Except with respect to the Interest Only Mortgage Loans, principal payments commenced no more than sixty (60) days after the funds were disbursed to the Mortgagor in connection with the Mortgage Loan. Except with respect to the Interest Only Mortgage Loans, each Mortgage Loan is payable in equal monthly installments of principal and interest, with interest calculated and payable in arrears, sufficient (except with respect to Balloon Loans) to amortize the Mortgage Loan fully by the stated maturity date set for in the Mortgage Note over an original term to maturity of not more than thirty (30) years. With respect to each Balloon Loan, the Mortgage Loan is payable in equal monthly installments of principal and interest based on a fifteen (15), thirty (30) or forty (40) year amortization schedule, as set forth in the related Mortgage Note, and a final lump sum payment substantially greater than the preceding Monthly Payment is required which is sufficient to amortize the remaining principal balance of the Balloon Loan. No Balloon Loan has an original stated maturity of less than seven (7) years. As to each Adjustable Rate Mortgage Loan on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down to the nearest multiple of 0.125% indicated by the Mortgage Note; provided that the Mortgage Interest Rate will not increase or decrease by more than the Periodic Interest Rate Cap on any Adjustment Date, and will in no event exceed the Maximum Mortgage Interest Rate or be lower than the minimum Mortgage Interest Rate listed on the Mortgage Note for such Mortgage Loan. As to each Adjustable Rate Mortgage Loan that is not an Interest Only Mortgage Loan, each Mortgage Note requires a monthly payment which is sufficient, during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each Interest Only Mortgage Loan, the interest-only period shall not exceed fifteen (15) years (or such other period specified on the related Data File) and following the expiration of such interest-only period, the remaining Monthly Payments shall be sufficient to fully amortize the original principal balance over the remaining term of the Mortgage and to pay interest at the related Mortgage Interest Rate. As to each Adjustable Rate Mortgage Loan, if the related Mortgage Interest Rate changes on an Adjustment Date or, with respect to an Interest Only Mortgage Loan, on an Adjustment Date following the related interest-only period, the then outstanding principal balance will be reamortized over the remaining life of such Mortgage Loan. No Adjustable Rate Mortgage Loan contains terms or provisions which would result in negative amortization;

        (v)    Customary Provisions.

               The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

        (w)    Occupancy of the Mortgaged Property.

               As of the date of origination, the Mortgaged Property was lawfully occupied and as of the Closing Date, to the best of Company's knowledge, the Mortgaged Property is lawfully occupied under applicable law;

        (x)    No Additional Collateral.

               Except with respect to Pledged Asset Mortgage Loans, the Mortgage
               Note is not and has not been secured by any collateral, pledged account or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in Paragraph (k) above;

        (y)    Deeds of Trust.

               In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

        (z)    Acceptable Investment.

               The Company has no knowledge of any circumstances or conditions with respect to the Mortgage Loan, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

        (aa)   Transfer of Mortgage Loans.

               If the Mortgage Loan is not a MERS Mortgage Loan, the Assignment of Mortgage, upon the insertion of the name of the assignee and recording information, is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

        (bb)   Mortgaged Property Undamaged.

               The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

        (cc)   Collection Practices; Escrow Deposits.

               The origination, servicing and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices, and have been in all material respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage Note;

        (dd)   No Condemnation.

               There is no proceeding pending or to the best of the Company's knowledge threatened for the total or partial condemnation of the related Mortgaged Property;

        (ee)   The Appraisal.

               The Mortgage File includes an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by a Qualified Appraiser, duly appointed by the Company who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of Title XI of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

        (ff)   Insurance.

               The Mortgaged Property (and, with respect to any Cooperative Loan, the related Project) securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire and such hazards as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of
               Section 4.10, in an amount which is at least equal to the lesser of (i) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If the improvements on the Mortgaged Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier and such policy conforms to the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain a hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Company has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

        (gg)   Servicemembers Civil Relief Act.

               The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, as amended, or similar state laws;

        (hh)   No Graduated Payments or Contingent Interests.

               The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. No Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan;

        (ii)   No Construction Loans.

               No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgage Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

        (jj)   Underwriting.

               (i) Each Company Mortgage Loan was underwritten in accordance with the Underwriting Guidelines;

               (ii) Each Third-Party Mortgage Loan was underwritten in accordance with the Third-Party Underwriting Guidelines;

               (iii) Each Exception Mortgage Loan was underwritten in accordance with the Underwriting Guidelines, subject to the exceptions allowed; and

               (iv) Each Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

        (kk)   No Bankruptcy.

               No Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and as of the Closing Date, the Company has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding;

        (ll)   The Mortgagor.

               The Mortgagor is one or more natural Persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable;

        (mm)   Interest Calculation.

               Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

        (nn)   Environmental Status.

               There is no pending action or proceeding directly involving the Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company's knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to the use and enjoyment of the Mortgaged Property;

        (oo)   No High Cost Loans.

               No Mortgage Loan is a High Cost Loan or Covered Loan;

        (pp)   Anti-Money Laundering Laws.

               The Company has complied with all applicable anti-money laundering laws and regulations, (the "Anti-Money Laundering Laws"), and has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the "Executive Order") or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the "OFAC Regulations") or in violation of the Executive Order or the OFAC Regulations, and as of the origination date of the related Mortgage Loan, no Mortgagor was subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a "blocked person" for purposes of the OFAC Regulations;

        (qq)   Single Premium Credit Life Insurance.

               No Mortgagor was required to purchase any single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance product) as part of the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

        (rr)   Buydown Mortgage Loans.

               With respect to each Mortgage Loan that is a Buydown Mortgage
               Loan:

               (i) On or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan. The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan. The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note. The Buydown Mortgage Loan satisfies the requirements of the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable;

               (ii) The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement. The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Company and if required under the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property;

               (iii) The Buydown Funds may not be refunded to the Mortgagor unless the Mortgagor makes a principal payment for the outstanding balance of the Mortgage Loan;

               (iv) As of the date of origination of the Mortgage Loan, the provisions of the related Buydown Agreement complied with the requirements of Fannie Mae or Freddie Mac guidelines or the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable, regarding buydown agreements.

        (ss)   Cooperative Loans.

               With respect to each Cooperative Loan

               (i) The Cooperative Shares are held by a Person as a tenant-stockholder in a Cooperative. Each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first lien and security interest in the Cooperative Loan and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Purchaser or its designee establishes in Purchaser a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Purchaser has full right to sell and assign the same. The Proprietary Lease term expires no less than five years after the Mortgage Loan term or such other term acceptable to Fannie Mae or Freddie Mac;

               (ii) A Cooperative Lien Search has been made by a company competent to make the same which company is acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Cooperative is located and such search has not revealed information which would materially and adversely affect the Cooperative Loan;

               (iii) (a) The term of the related Proprietary Lease is not less than the terms of the Cooperative Loan; (b) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative; (c) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease; (d) the Cooperative has been created and exists in full compliance with the requirements for residential cooperatives in the jurisdiction in which the Project is located and qualifies as a cooperative housing corporation under Section 210 of the Code; (e) the Recognition Agreement is on a form published by Aztech Document Services, Inc. or includes similar provisions; and (f) the Cooperative has good and marketable title to the Project, and owns the Project either in fee simple or under a leasehold that complies with the requirements of the Fannie Mae or Freddie Mac guidelines or the Underwriting Guidelines (other than the exceptions identified for the Exception Mortgage Loans) or the Third-Party Underwriting Guidelines, as applicable; such title is free and clear of any adverse liens or encumbrances, except the lien of any blanket mortgage;

               (iv) The Company has the right under the terms of the Mortgage Note, Pledge Agreement and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor; and

               (v)     Each Stock Power (i) has all signatures guaranteed or
                       (ii) if all signatures are not guaranteed, then such Cooperative Shares will be transferred by the stock transfer agent of the Cooperative if the Company undertakes to convert the ownership of the collateral securing the related Cooperative Loan.

        (tt)   Delivery of Mortgage Files.

               The Mortgage Loan Documents required to be delivered by the Company have been delivered to the Custodian in accordance with this Agreement. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit C, except for such documents the originals of which have been delivered to the Custodian or for such documents where the originals of which have been sent for recordation. With respect to each Mortgage Loan for which a lost note affidavit has been delivered to the Custodian in place of the original Mortgage Note, the related Mortgage Note is no longer in existence, and, if such Mortgage Loan is subsequently in default, the enforcement of such Mortgage Loan or of the related Mortgage by or on behalf of the Purchaser will not be affected by the absence of the original Mortgage Note;

        (uu)   Credit Reporting.

               With respect to each Mortgage Loan, the Company has furnished complete information on the related borrower credit files to Equifax, Experian and Trans Union Credit Information Company, in accordance with the Fair Credit Reporting Act and its implementing regulations;

        (vv)   Pledged Asset Mortgage Loan.

               No Mortgage Loan is a Pledged Asset Mortgage Loan;

        (ww)   Indiana.

               There is no Mortgage Loan that was originated on or after January 1, 2005, which is a "high cost home loan" as defined under the Indiana Home Loan Practices Act (I.C. 24-9);

        (xx)   Leasehold Estate.

               With respect to each Mortgage Loan secured in whole or in part by the interest of the Mortgagor as a lessee under a ground lease of the related Mortgaged Property (a "Ground Lease") and not be a fee interest in such Mortgaged Property:

               (i) The Mortgagor is the owner of a valid and subsisting interest as tenant under the Ground Lease;

               (ii) The Ground Lease is in full force and effect;

               (iii) The Mortgagor is not in default under any provision of the lease;

               (iv) The lessor under the Ground Lease is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed;

               (v) The term of the Ground Lease exceeds the maturity date of the related Mortgage Loan by at least five (5) years;

               (vi) The Mortgagee under the Mortgage Loan is given at least sixty (60) days' notice of any default and an opportunity to cure any defaults under the Ground Lease or to take over the Mortgagor's rights under the Ground Lease;

               (vii) The Ground Lease does not contain any default provisions that could result in forfeiture or termination of the Ground Lease except for non-payment of the Ground Lease or a court order;

               (viii) The Ground Lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor;

               (ix) The Ground Lease or a memorandum thereof has been recorded and by its terms permits the leasehold estate to be mortgaged; and

               (x) The execution, delivery and performance of the Mortgage do not require consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, the Ground Lease;

        (yy)   Tax Service Contract.

               Each Mortgage Loan shall have a Tax Service Contract which shall have a term of the life of the Mortgage Loan. Each such Tax Service Contract shall be fully transferable, without penalty, premium or cost to the Purchaser or its designee; provided, however, in the event of termination under Section 11.02 herein, the Company shall be required to reimburse the Purchaser for all costs and expenses incurred by the Purchaser or its designee in connection wit the assignment of any such Tax Service Contract;

        (zz)   Due on Sale.

               The Mortgage contains an enforceable provision, to the extent not prohibited by applicable law as of the date of such Mortgage, for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

        (aaa)  Arbitration.

               With respect to each Mortgage Loan, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction; and

        (bbb)  Georgia Fair Lending Act.

               There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, that is secured by property located in the State of Georgia. There is no Mortgage Loan that was originated on or after March 7, 2003, that is a "high cost home loan" as defined under the Georgia Fair Lending Act.

Section 3.03 Repurchase.

        It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

        Within ninety (90) days of the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans, the Company shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Company shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01, and such breach cannot be cured within ninety (90) days of the earlier of either discovery by or notice to the Company of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Company at the Repurchase Price.

        Notwithstanding the above paragraphs, within sixty (60) days of the earlier of either discovery by, or notice to, the Company of any breach of the representations or warranties set forth in clauses (oo), (qq), (uu), (aaa) or
(bbb) of Section 3.02 or any of the representations or warranties set forth in Exhibit K attached hereto, the Company shall repurchase such Mortgage Loan at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Section 3.02 and the Company discovers or receives notice of any such breach within 120 days of the Closing Date, the Company shall, if the breach cannot be cured, at the Purchaser's option and provided that the Company has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the Closing Date. If the Company has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan within ninety (90) days of the written notice of the breach or the failure to cure, whichever is later. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to Purchaser on the Remittance Date immediately following the Principal Prepayment Period in which such Repurchase Price is received, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution.

        At the time of repurchase or substitution, the Purchaser and the Company shall arrange for the reassignment of the Deleted Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the Deleted Mortgage Loan. If the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall cause MERS to designate on the MERS System to remove the Purchaser as the beneficial holder with respect to such Mortgage Loan. In the event of a repurchase or substitution, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the respective Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the respective Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Company shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Company shall effect such substitution by delivering to the Custodian for such Qualified Substitute Mortgage Loan the documents required by
Section 2.03, with the Mortgage Note endorsed as required by Section 2.03. No substitution will be made in any calendar month after the Determination Date for such month. The Company shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Company. With respect to any Deleted Mortgage Loan, distributions to Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Company shall thereafter be entitled to retain all amounts subsequently received by the Company in respect of such Deleted Mortgage Loan.

        For any month in which the Company substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Company shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Company in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, the Company shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

        In addition to such repurchase or substitution obligation, the Company shall indemnify the Purchaser and its present and former directors, officer, employees and agents and hold them harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Company set forth in this Section 3.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 3.03 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

        Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Company to the Purchaser, (ii) failures by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.


                                   ARTICLE IV

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01   Company to Act as Servicer.

        The Company, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the utilization of a Subservicer or a Subcontractor, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. The Company shall be responsible for any and all acts of a Subservicer and a Subcontractor, and the Company's utilization of a Subservicer or a Subcontractor shall in no way relieve the liability of the Company under this Agreement.

        Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, the Company shall not make any future advances, other than Servicing Advances, with respect to a Mortgage Loan. The Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal (except for actual payments of principal) or change the final maturity date on such Mortgage Loan, unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent. In the event that no default exists or is imminent, the Company shall request written consent from the Purchaser to permit such a modification and the Purchaser shall provide written consent or notify the Company of its objection to such modification within three (3) Business Days of its receipt of the Company's request. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

        The Company is authorized and empowered by the Purchaser, in its own name, when the Company believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS System, or cause the removal from MERS registration of any Mortgage Loan on the MERS System, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

        In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Company.

        The Company shall cause to be maintained for each Cooperative Loan a copy of the financing statements and shall file and such financing statements and continuation statements as necessary, in accordance with the Uniform Commercial Code applicable in the jurisdiction in which the related Cooperative Apartment is located, to perfect and protect the security interest and lien of the Purchaser.

Section 4.02   Liquidation of Mortgage Loans.

        In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Company shall determine prudently to be in the best interest of Purchaser, and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to
Section 4.01 and remains delinquent for a period of ninety (90) days or any other default continues for a period of ninety (90) days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company's obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

        Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Purchaser. Upon completion of the inspection or review, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

        After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

Section 4.03   Collection of Mortgage Loan Payments.

        Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.04   Establishment of and Deposits to Custodial Account.

        The Company shall segregate and hold all funds collected and received in connection with a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A., in trust for the Purchaser and/or subsequent purchasers of Mortgage Loans - P & I." The Custodial Account shall be established with a Qualified Depository. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Custodial Account. The Custodial Account shall at all times be insured to the fullest extent allowed by applicable law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05.

        The Company shall deposit in the Custodial Account within two (2) Business Days of Company's receipt, and retain therein, the following collections received by the Company and payments made by the Company after the Cut-off Date, other than payments of principal and interest due on or before the Cut-off Date, or received by the Company prior to the Cut-off Date but allocable to a period subsequent thereto:

        (i) all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

        (ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

        (iii)  all Liquidation Proceeds;

        (iv) all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14), Section 4.11 and Section 4.15;

        (v) all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

        (vi) any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 5.03, 6.01 or 6.02;

        (vii) any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.03 and all amounts required to be deposited by the Company in connection with a shortfall in principal amount of any Qualified Substitute Mortgage Loan pursuant to Section 3.03;

        (viii) with respect to each Principal Prepayment an amount (to be paid by the Company out of its funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment, equals one month's interest on the amount of principal so prepaid at the Mortgage Loan Remittance Rate;

        (ix)   any amounts required to be deposited by the Company pursuant to
               Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy;

        (x) any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16;

        (xi) with respect to Buydown Mortgage Loans and Subsidy Loans, an amount from the Escrow Account that when added to the amount received from the Mortgagor for such month, equal the full Monthly Payment due under the related Mortgage Note; and

        (xii)  any Prepayment Penalties received with respect to any Mortgage
               Loan.

        The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05.

Section 4.05   Permitted Withdrawals From Custodial Account.

        The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

       (i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

        (ii) to reimburse itself for Monthly Advances of the Company's funds made pursuant to Section 5.03, the Company's right to reimburse itself pursuant to this sub clause (ii) being limited to amounts received on the related Mortgage Loan which represent late Monthly Payments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

        (iii) to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this sub clause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, in which case the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

       (iv)    to pay itself interest on funds deposited in the Custodial
               Account;

       (v) to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 8.01;

       (vi) to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

       (vii) to reimburse itself for any Servicing Advances or REO expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

       (viii) to remove funds inadvertently placed in the Custodial Account by the Company; and

       (ix) to clear and terminate the Custodial Account upon the termination of this Agreement.

        In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 5.01, the Company is not obligated to remit on such Remittance Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

Section 4.06   Establishment of and Deposits to Escrow Account.

        The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Wells Fargo Bank, N.A., in trust for the Purchaser and/or subsequent purchasers of Residential Mortgage Loans, and various Mortgagors - T & I." The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07.

        The Company shall deposit in the Escrow Account or Accounts within two
(2) Business Days of Company's receipt, and retain therein:

        (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

        (ii) all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property;

        (iii)  all payments on account of Buydown Funds or Subsidy Funds; and

        (iv) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

        The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in
Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07   Permitted Withdrawals From Escrow Account.

        Withdrawals from the Escrow Account or Accounts may be made by the Company only:

        (i) to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

        (ii) to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

        (iii) to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

        (iv) for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

        (v) for application to the restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

        (vi) to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

        (vii) to remove funds inadvertently placed in the Escrow Account by the Company;

        (viii) to transfer payment on account of Buydown Funds and/or Subsidy Funds to the Custodial Account, as applicable; and

        (ix) to clear and terminate the Escrow Account on the termination of this Agreement.

Section 4.08   Payment of Taxes, Insurance and Other Charges.

        With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. To the extent that a Mortgage does not provide for Escrow Payments, the Company shall determine whether any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

Section 4.09   Protection of Accounts.

        The Company may transfer the Custodial Account, Subsidy Account or the Escrow Account to a different Qualified Depository from time to time, provided that the Company shall give notice to the Purchaser of such transfer.

Section 4.10   Maintenance of Hazard Insurance.

        The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae or Freddie Mac, the Company shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another qualified insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 4.11 hereof.

        If the related Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with the applicable law and pursuant to the Fannie Mae or Freddie Mac guide, that the Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall force place the required flood insurance on the Mortgagor's behalf.

        If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner's association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

        In the event that the Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the desirability of protection of the Mortgaged Property and if the Mortgagor does not obtain such coverage, the Company shall immediately force place the required coverage on the Mortgagor's behalf.

        All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in amount or material change in coverage.

        The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

        Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company's normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

Section 4.11   Maintenance of Mortgage Impairment Insurance.

        In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section
4.10. The Company shall prepare and make any claims on the blanket policy as deemed necessary by the Company in accordance with Accepted Servicing Practices. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Company's funds, without reimbursement therefor. Upon request of the Purchaser, the Company shall cause to be delivered to such Purchaser a certificate of insurance and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to such Purchaser.

Section 4.12   Maintenance of Fidelity Bond and Errors and Omissions Insurance.

        The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other Persons acting in any capacity requiring such Persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Company Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and Errors and Omissions Insurance Policy shall be acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certificate of insurance for such Fidelity Bond and Errors and Omissions Insurance Policy and a statement from the surety and the insurer that such Fidelity Bond and Errors and Omissions Insurance Policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.13   Inspections.

        The Company shall inspect the Mortgaged Property as often as deemed necessary by the Company in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer, to assure itself that the value of the Mortgaged Property is being preserved. The Company shall keep a record of each such inspection and, upon request, shall provide the Purchaser with an electronic report of each such inspection.

Section 4.14   Restoration of Mortgaged Property.

        The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

        (i) the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

        (ii) the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

        (iii) the Company shall verify that the Mortgage Loan is not in default; and

        (iv) pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

        If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Section 4.15   Maintenance of PMI Policy; Claims.

        Except as indicated on the related Data File, with respect to each Mortgage Loan with an LTV in excess of 80% at the time of origination, the Company shall, without any cost to the Purchaser maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy insuring the portion of the unpaid principal balance of the Mortgage Loan as to payment defaults. If the Mortgage Loan is insured by a PMI Policy for which the Mortgagor pays all premiums, the coverage will remain in place until (i) the LTV decreases to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 U.S.C ss.4901, et seq. In the event that such PMI Policy shall be terminated other than as required by law, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy. If the insurer shall cease to be a Qualified Insurer, the Company shall determine, in accordance with Accepted Servicing Practices, whether recoveries under the PMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the PMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable PMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement PMI Policy as provided above.

        In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.16   Title, Management and Disposition of REO Property.

        In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser's designee, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

        The Company shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Company, either itself or through an agent selected by the Company, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

        The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event prior to the close of the third calendar year beginning after the year in which title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than three years is permitted under the foregoing sentence, (i) the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if a purchase money mortgage is taken in connection with such sale, such purchase money mortgage (1) shall name the Company as mortgagee, and (2) shall not be held pursuant to this Agreement.

        The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

        The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

        The Company shall withdraw from the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, or the Company itself. The Company shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in this Section
4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Section 4.17   Real Estate Owned Reports.

        Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information available to the Company as the Purchaser shall reasonably request.

Section 4.18   Liquidation Reports.

        Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 4.19   Reports of Foreclosures and Abandonments of Mortgaged Property.

        Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to
Section 6050J of the Code. The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

Section 4.20   Application of Buydown Funds.

        With respect to each Buydown Mortgage Loan, the Company shall have deposited into the Escrow Account, no later than the last day of the month, Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on all Due Dates in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payments which are required to be paid by the Mortgagor under the terms of the related Mortgage Note (without regard to the related Buydown Agreement as if the Mortgage Loan were not subject to the terms of the Buydown Agreement). With respect to each Buydown Mortgage Loan, the Company will distribute to the Purchaser on each Remittance Date an amount of Buydown Funds equal to the amount that, when added to the amount required to be paid on such date by the related Mortgagor, pursuant to and in accordance with the related Buydown Agreement, equals the full Monthly Payment that would otherwise be required to be paid on such Mortgage Loan by the related Mortgagor under the terms of the related Mortgage Note (as if the Mortgage Loan were not a Buydown Mortgage Loan and without regard to the related Buydown Agreement).

        If the Mortgagor on a Buydown Mortgage Loan defaults on such Mortgage Loan during the Buydown Period and the Mortgaged Property securing such Buydown Mortgage Loan is sold in the liquidation thereof (either by the Company or the insurer under any related Primary Insurance Policy) the Company shall, on the Remittance Date following the date upon which Liquidation Proceeds or REO Disposition proceeds are received with respect to any such Buydown Mortgage Loan, distribute to the Purchaser all remaining Buydown Funds for such Mortgage Loan then remaining in the Escrow Account. Pursuant to the terms of each Buydown Agreement, any amounts distributed to the Purchaser in accordance with the preceding sentence will be applied to reduce the outstanding principal balance of the related Buydown Mortgage Loan. If a Mortgagor on a Buydown Mortgage Loan prepays such Mortgage Loan in its entirety during the related Buydown Period, the Company shall be required to withdraw from the Escrow Account any Buydown Funds remaining in the Escrow Account with respect to such Buydown Mortgage Loan in accordance with the related Buydown Agreement. If a principal prepayment by a Mortgagor on a Buydown Mortgage Loan during the related Buydown Period, together with any Buydown Funds then remaining in the Escrow Account related to such Buydown Mortgage Loan, would result in a principal prepayment of the entire unpaid principal balance of the Buydown Mortgage Loan, the Company shall distribute to the Purchaser on the Remittance Date occurring in the month immediately succeeding the month in which such Principal Prepayment is received, all Buydown Funds related to such Mortgage Loan so remaining in the Escrow Account, together with any amounts required to be deposited into the Custodial Account.

Section 4.21   Notification of Adjustments.

        With respect to each Adjustable Rate Mortgage Loan, the Company shall adjust the Mortgage Interest Rate on the related Adjustment Date and shall adjust the Monthly Payment accordingly in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Company shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and Monthly Payment adjustments. Upon the discovery by the Company or the receipt of notice from the Purchaser that the Company has failed to adjust a Mortgage Interest Rate or Monthly Payment in accordance with the terms of the related Mortgage Note, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused the Purchaser thereby.

Section 4.22 Confidentiality/Protection of Customer Information.

        The Company shall keep confidential and shall not divulge to any party, without the Purchaser's prior written consent, the price paid by the Purchaser for the Mortgage Loans, except to the extent that it is reasonable and necessary for the Company to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies. Each party agrees that it shall comply with all applicable laws and regulations regarding the privacy or security of Customer Information and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including maintaining security measures designed to meet the objectives of the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 (the "Interagency Guidelines"). For purposes of this Section, the term "Customer Information" shall have the meaning assigned to it in the Interagency Guidelines.

Section 4.23   Fair Credit Reporting Act

        The Company, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

Section 4.24   Establishment of and Deposits to Subsidy Account.

        The Company shall segregate and hold all Subsidy Funds collected and received pursuant to the Subsidy Loans separate and apart from any of its own funds and general assets and shall establish and maintain one or more Subsidy Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A., in trust for the Purchaser, its successors or assigns, and/or subsequent purchasers of Residential Mortgage Loans, and various Mortgagors." The Subsidy Account shall be an eligible deposit account established with an eligible institution.

        The Company shall, from time to time, withdraw funds from the Subsidy Account for the following purposes:

               (i) to deposit in the Custodial Account in the amounts and in the manner provided for in Section 4.04(xi);

               (ii) to transfer funds to another eligible institution in accordance with Section 4.09 hereof;

               (iii) to withdraw funds deposited in error; and

               (iv) to clear and terminate the Subsidy Account upon the termination of this Agreement.

        Notwithstanding anything to the contrary elsewhere in this Agreement, the Company may employ the Escrow Account as the Subsidy Account to the extent that the Company can separately identify any Subsidy Funds deposited therein.

Section 4.25   Use of Subservicers and Subcontractors.

        The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

        (a) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(d)(iii), 9.01(d)(v), 9.01(d)(vi), 9.01(d)(vii) and 9.01(e) of
        this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(d)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

        (b) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

        As a condition to the utilization of any Subcontractor determined to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(e) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and other certifications required to be delivered by such Subcontractor under Section 6.06, in each case as and when required to be delivered.

Section 4.26   Quality Control Procedures.

        The Company shall have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Company's loan production and the servicing activities of the Company in accordance with industry standards.


                                    ARTICLE V

                              PAYMENTS TO PURCHASER

Section 5.01   Remittances.

        On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii); minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date, and minus (e) any amounts attributable to Buydown Funds being held in the Custodial Account, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

        With respect to any remittance received by the Purchaser after the second Business Day following the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Company on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02   Statements to Purchaser.

        Not later than the Remittance Date, the Company shall furnish to the Purchaser a monthly remittance advice, with a trial balance report attached thereto, as to the remittance period ending on the last day of the preceding month.

Section 5.03   Monthly Advances by Company.

        On the Business Day immediately preceding each Remittance Date, the Company shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01. Any amounts held for future distribution and so used shall be replaced by the Company by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including REO Disposition Proceeds, Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; provided, however, that such obligation shall cease if the Company determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Company from Liquidation Proceeds, REO Disposition Proceeds, Insurance Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Company determines that any such advances are non-recoverable, the Company shall provide the Purchaser with a certificate signed by two officers of the Company evidencing such determination. The Company shall not have an obligation to make such Monthly Advances as to any Mortgage Loan with respect to shortfalls relating to the Servicemembers Civil Relief Act or similar state and local laws.


                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

Section 6.01   Transfers of Mortgaged Property.

        The Company shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.

        If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company shall enter into (i) an assumption and modification agreement with the Person to whom such property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement the fee will be retained by the Company as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other material terms shall be changed without Purchaser's consent.

        To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loan. If the credit worthiness of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 6.02   Satisfaction of Mortgages and Release of Mortgage Files.

        Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall notify the Purchaser in the monthly remittance advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents.

        If the Company satisfies or releases the lien of the Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage (other than as a result of a modification of the Mortgage pursuant to the terms of this Agreement or liquidation of the Mortgaged Property pursuant to the terms of this Agreement) or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within two
(2) Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 6.03   Servicing Compensation.

        As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the unpaid principal balance and for the period respecting which any related interest payment on a Mortgage Loan is received. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payments.

        Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

Section 6.04   Annual Statements as to Compliance.

        On or before March 1 of each calendar year, the Company shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (a) a review of the Company's activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and (b) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.


Section 6.05   [Reserved]

Section 6.06   Report on Assessment of Compliance and Attestation.

        On or before March 1 of each calendar year, the Company shall:

        (i) deliver to the Purchaser and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser and such Depositor) regarding the Company's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company and shall address each of the "Applicable Servicing Criteria" specified on Exhibit F hereto delivered to the Purchaser at the time of any Securitization Transaction;

        (ii) deliver to the Purchaser and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

        (iii) cause each Subservicer and each Subcontractor, determined by the Company pursuant to Section 4.25(b) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser and such Depositor an assessment of compliance and accountants' attestation as and when provided in paragraphs (i) and (ii) of this Section 6.06; and

        (iv) if requested by the Purchaser and any Depositor not later than February 1 of the calendar year in which such certification is to be delivered, deliver to the Purchaser, any Depositor and any other Person that will be responsible for signing the certification (a "Sarbanes Certification") required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to
                Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit G.

        The Company acknowledges that the parties identified in clause (iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission. Neither the Purchaser nor any Depositor will request delivery of a certification under clause (iv) above unless a Depositor is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes Mortgage Loans.

        Each assessment of compliance provided by a Subservicer pursuant to
Section 6.06(i) shall address each of the Servicing Criteria specified substantially in the form of Exhibit F hereto delivered to the Purchaser at the time of any Securitization Transaction or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 6.06(iii) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 4.25.

Section 6.07   Remedies.

        (i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under Article IX,
Section 4.25, Section 6.04 or Section 6.06, or any breach by the Company of a representation or warranty set forth in Section 9.01(d)(vi)(A), or in a writing furnished pursuant to Section 9.01(d)(vi)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(d)(vi)(B) to the extent made as of a date subsequent to such closing date, shall, except as provided in sub-clause (ii) of this Section, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

        (ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants' letter when and as required under Section 6.04 or Section 6.06, including (except as provided below) any failure by the Company to identify any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten (10) calendar days after the date on which such information, report, certification or accountants' letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

        Neither the Purchaser nor any Depositor shall be entitled to terminate the rights and obligations of the Company pursuant to this Section 6.07(ii) if a failure of the Company to identify a Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB was attributable solely to the role or function of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.

        (iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser), any Master Servicer and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 6.08   Right to Examine Company Records.

        The Purchaser, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice. The Purchaser shall pay its own expenses associated with such examination.

Section 6.09 Compliance with REMIC Provisions.

        If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action, cause the REMIC to take any action or fail to take any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on (a) "prohibited transactions" or "income from non-permitted assets" as defined in Section 860F(a)(2) of the Code, (b) "contributions" to a REMIC set forth in Section 860G(d) of the Code, (c) "foreclosure" property as defined in Section 860G(a)(8) of the Code and (d) "net income from foreclosure property" which is subject to tax under the REMIC Provisions) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.


                                   ARTICLE VII

                              COMPANY TO COOPERATE

Section 7.01   Provision of Information.

        During the term of this Agreement, the Company shall furnish to the Purchaser such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Purchaser or any regulatory agency will be provided at the Purchaser's expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

        The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 7.02   Financial Statements; Servicing Facility.

        In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser a Consolidated Statement of Operations of the Company for the most recently completed two (2) fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Company, upon request, also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large).

        The Company also shall make available to Purchaser or prospective purchasers a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.


                                  ARTICLE VIII

                                   THE COMPANY

Section 8.01   Indemnification; Third Party Claims.

        The Company shall indemnify the Purchaser and their respective present and former directors, officers, employees and agents and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that such party may sustain in any way related to the failure of the Company to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all amounts advanced by it pursuant to the preceding sentence except when the claim is in any way related to the Company's indemnification pursuant to Section 3.03, or the failure of the Company to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement.

        The indemnification rights set forth in this Section 8.01 shall survive the termination of this Agreement or the resignation or removal of the Company for any reason.

Section 8.02 Merger or Consolidation of the Company.

        The Company shall keep in full effect its existence, rights and franchises, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

        Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a Fannie Mae/Freddie Mac-approved seller/servicer in good standing. Furthermore, in the event the Company transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Company, such affiliate shall satisfy the condition above, and shall also be fully liable to the Purchaser for all of the Company's obligations and liabilities hereunder.

Section 8.03   Limitation on Liability of Company and Others.

        Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

Section 8.04   Limitation on Resignation and Assignment by Company.

        The Purchaser has entered into this Agreement with the Company and subsequent purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement nor the servicing rights hereunder or delegate its rights or duties hereunder (other than pursuant to Section 4.01) or any portion hereof or sell or otherwise dispose of all of its property or assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

        The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in
Section 12.01.

        Without in any way limiting the generality of this Section 8.04, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its rights or duties hereunder (other than pursuant to Section 4.01) or any portion hereof or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.01, without any payment of any penalty or damages and without any liability whatsoever to the Purchaser or any third party.


                                   ARTICLE IX

     AGENCY TRANSFERS, SECURITIZATION TRANSACTIONS AND WHOLE LOAN TRANSFERS

Section 9.01 Agency Transfers, Securitization Transactions and Whole Loan Transfers

        The Purchaser and the Company agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, may effect Whole Loan Transfers, Agency Transfers or Securitization Transactions, retaining the Company as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the Reconstitution Date, the Mortgage Loans transferred may cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section
9.01 is rejected by the transferee, the Company shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement.

        The Company shall cooperate with the Purchaser in connection with each Whole Loan Transfer, Agency Transfers or Securitization Transaction in accordance with this Section 9.01. In connection therewith:

        (a) The Company shall make all representations and warranties made herein with respect to the Mortgage Loans as of the Closing Date and all representations and warranties made herein with respect to the Company itself as of the closing date of each Whole Loan Transfer, Agency Transfer or Securitization Transaction. In the event of a Securitization Transaction or Agency Transfer for which Freddie Mac representations and warranties are required, the Company agrees to make the representations and warranties listed on Exhibit K, as of the related Closing Date, at the time of such Securitization Transaction or Agency Transfer, with respect to the Mortgage Loans included therein;

        (b) The Company shall negotiate in good faith and execute any (i) seller/servicer agreements required to effectuate the foregoing provided such agreements create no greater obligation or cost on the part of the Company than otherwise set forth in this Agreement or (ii) an Assignment, Assumption and Recognition Agreement, substantially in the form attached hereto as Exhibit H, or a pooling and servicing agreement in form and substance reasonably acceptable to the Purchaser and the Company, which shall not create any greater obligation upon the Company.

        (c) The Company shall execute any seller/servicer agreements required within a reasonable period of time after receipt of such seller/servicer agreements which time shall be sufficient for the Company and Company's counsel to review such seller/servicer agreements. Under this Agreement, the Company shall retain a Servicing Fee for each Mortgage Loan at the Servicing Fee Rate; and

        (d) In connection with any Securitization Transaction, the Company shall (1) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs
                (i), (ii), (iii) and (vii) of this subsection (d), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (iv) of this subsection (d).

               (i) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding (1) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (2) each Third-Party Originator, and (3) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such
               information shall include, at a minimum:

                      (A)   the originator's form of organization;

                      (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                      (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Company, each Third-Party Originator and each Subservicer; and

                      (D) a description of any affiliation or relationship (of a type described in Item 1119 of Regulation AB) between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of a Securitization
                            Transaction:

                            (1) the sponsor;

                            (2) the depositor;

                            (3) the issuing entity;

                            (4) any servicer;

                            (5) any trustee;

                            (6) any originator;

                            (7) any significant obligor;

                            (8) any enhancement or support provider; and

                            (9) any other material transaction party.

                (ii) If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (1) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (2) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

                        Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

                        If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

                (iii) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a "Servicer"), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

                        (A)     the Servicer's form of organization;

                        (B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                                (1)     whether any prior securitizations of
                                        mortgage loans of a type similar to the
                                        Mortgage Loans involving the Servicer
                                        have defaulted or experienced an early
                                        amortization or other performance
                                        triggering event because of servicing
                                        during the three-year period immediately preceding the related Securitization Transaction;

                                (2) the extent of outsourcing the Servicer utilizes;

                                (3)     whether there has been previous
                                        disclosure of material noncompliance
                                        with the applicable Servicing Criteria
                                        with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

                                (4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

                                (5) such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

                        (C) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

                        (D) information regarding the Servicer's financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

                        (E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

                        (F) a description of the Servicer's processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                        (G) a description of the Servicer's processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

                        (H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience;

                (iv) If so requested by the Purchaser or any Depositor for the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to)
                        (1) notify the Purchaser and any Depositor in writing of
                        (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in Section 9.01(d)(i)(D) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

                (v) As a condition to the succession to the Company or any Subservicer as servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person
                        (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser and any Depositor, at least fifteen (15) calendar days prior to the effective date of such succession or appointment,
                        (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

                (vi) (A) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under this Section 9.01(d) that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (1) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (2) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;
                        (3) no material noncompliance with the applicable Servicing Criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;
                        (4) no material changes to the Company's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (5) there are no aspects of the Company's financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (6) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (7) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

                        (B) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under this Section 9.01(d), the Company shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in sub clause (A) above or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

                (vii) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the performance or servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the servicer under this Agreement, commencing with the first such report due not less than ten (10) Business Days following such request.

        (e) The Company shall indemnify the Purchaser, each affiliate of the Purchaser, the Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor (each, an "Indemnified Party"), in an Indemnification Agreement substantially in the form of
                Exhibit I attached hereto, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under Sections 4.25, 6.04, 6.06, 9.01(d) and (e) by or on behalf of the
                        Company, or provided under Sections 4.25, 6.04, 6.06, 9.01(d) and (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the "Company Information"), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

                (ii)    any breach by the Company of its obligations under this
                        Section 9.01(e), including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under Sections 4.25, 6.04,
                        6.06 and 9.01(d), including any failure by the Company to identify any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB; or

                (iii) any breach by the Company of a representation or warranty set forth in Section 9.01(d)(vi)(A) or in a writing furnished pursuant to Section 9.01(d)(vi)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(d)(vi)(B) to the extent made as of a date subsequent to such closing date.

                In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(e), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

                If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

                In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(e), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

                This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

        (f) The Purchaser and a credit-worthy parent of the Purchaser, reasonably acceptable to the Company shall indemnify the Company, each affiliate of the Company, each Person who controls any of such parties or the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange
                Act) and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Company, in an Indemnification Agreement substantially in the form of Exhibit I attached hereto, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                (i) any untrue statement of a material fact contained or alleged to be contained in any offering materials related to a Securitization Transaction, including without limitation the registration statement, prospectus, prospectus supplement, any private placement memorandum, any free writing prospectuses, any ABS informational and computational material, and any amendments or supplements to the foregoing (collectively, the "Securitization Materials") or

                (ii) the omission or alleged omission to state in the Securitization Materials a material fact required to be stated in the Securitization Materials or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is other than a statement or omission arising out of, resulting from, or based upon the Company Information.

                If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Purchaser agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Purchaser on the other.

                This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

        The Purchaser and the Company acknowledge and agree that the purpose of
Section 9.01(d) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provisions of comparable disclosure in private offerings.

        Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

        The Purchaser (including any of its assignees or designees) shall cooperate with the Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

        In the event the Purchaser has elected to have the Company hold record title to the Mortgages, prior to the Reconstitution Date the Company shall prepare an Assignment of Mortgage in blank or to the trustee from the Company acceptable to the trustee for each Mortgage Loan that is part of the Whole Loan Transfers, Agency Transfers or Securitization Transactions. The Purchaser shall pay all preparation and recording costs associated therewith, if such Assignments of Mortgage have been previously prepared and recorded in the name of the Purchaser or its designee. The Company shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the trustee upon the Company's receipt thereof. Additionally, the Company shall prepare and execute, at the direction of the Purchaser, any note endorsements in connection with any and all seller/servicer agreements.

        All Mortgage Loans (i) not sold or transferred pursuant to Whole Loan Transfers, Agency Transfers or Securitization Transactions or (ii) that are subject to a Securitization Transaction for which the related trust is terminated for any reason, shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.


                                    ARTICLE X

                                     DEFAULT

Section 10.01  Events of Default.

        Each of the following shall constitute an Event of Default on the part of the Company:

        (i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of five (5) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

        (ii) failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or by the Custodian; or

        (iii) failure by the Company to maintain its license to do business in any jurisdiction where the Mortgaged Property is located if such license is required; or

        (iv) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

        (v) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

        (vi) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three (3) Business Days; or

        (vii) the Company ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer; or

        (viii) the Company attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of Section 8.04; or

        (ix)    an Event of Default as defined in Section 6.07.

        If the Company obtains knowledge of an Event of Default, the Company shall promptly notify the Purchaser. In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate, without compensation to the Company, other than payments to the Company for services performed under this Agreement up to the date of such termination as provided for herein, all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

        Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account, Subsidy Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Section 10.02  Waiver of Defaults.

        By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.


                                   ARTICLE XI

                                   TERMINATION

Section 11.01  Termination.

        This Agreement shall terminate upon either: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) mutual consent of the Company and the Purchaser in writing.

Section 11.02  Termination Without Cause.

        The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause as provided in this Section 11.02. Any such notice of termination shall be in writing and delivered to the Company by registered mail as provided in Section 12.05.

        The Company shall be entitled to receive, as such liquidated damages, upon the transfer of the servicing rights, an amount equal to: (i) 2.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .25% is paid per annum, (ii) 3.25% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .375% is paid per annum, and (iii) 3.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .44% or greater is paid per annum.


                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

Section 12.01  Successor to Company.

        Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 8.04, 10.01, 11.01 (ii) or pursuant to
Section 11.02 the Purchaser shall, (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.01 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Sections 3.03 and 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

        Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.01, except for subsection (h) with respect to the sale of the Mortgage Loans and subsections (i) and (k) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 8.04, 10.01, 11.01 or 11.02 shall not affect any claims that any Purchaser may have against the Company arising out of the Company's actions or failure to act prior to any such termination or resignation.

        The Company shall deliver promptly to the successor servicer the funds in the Custodial Account, Subsidy Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

        Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

Section 12.02  Amendment.

        This Agreement may be amended from time to time by written agreement signed by the Company and the Purchaser.

Section 12.03  Governing Law.

        This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

        Each of the Company and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Company or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

Section 12.04  Duration of Agreement.

        This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

Section 12.05  Notices.

        All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

        (i)    if to the Company with respect to servicing issues:

               Wells Fargo Bank, N.A.
               1 Home Campus
               Des Moines, IA  50328-0001
               Attention: John B. Brown, MAC X2302-033
               Fax: 515/324-3118

        (ii)   if to the Company with respect to all other issues:

               Wells Fargo Bank, N.A.
               7430 New Technology Way
               Frederick, MD  21703
               Attention: Structured Finance Manager, MAC X3906-012
               Fax: 301/846-8152

        In each instance, with a copy to:

               Wells Fargo Bank, N.A.
               1 Home Campus
               Des Moines, Iowa  50328-0001
               Attention: General Counsel MAC X2401-06T

               or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

        (ii)   if to Purchaser:

               Barclays Bank PLC
               222 Broadway
               New York, New York 10038
               Attention: Glenn Pearson
               Fax: 212-412-1006
               E-mail: glenn.pearson@barclayscapital.com

        In each instance, with a copy to:

               Barclays Bank PLC
               200 Park Avenue
               New York, New York 10166
               Attention: Michael Dryden
               Fax: 212-412-1006
               E-mail: michael.dryden@barclayscapital.com

               or such other address as may hereafter be furnished to the Company in writing by the Purchaser;

Section 12.06  Severability of Provisions.

        If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.07  Relationship of Parties.

        Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 12.08  Execution; Successors and Assigns.

        This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns. The parties agree that this Agreement and signature pages thereof may be transmitted between them by facsimile and that faxed signatures may constitute original signatures and that a faxed signature page containing the signature (faxed or original) is binding on the parties.

Section 12.09  Recordation of Assignments of Mortgage.

        To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 12.10  Assignment by Purchaser.

        The Purchaser shall have the right, without the consent of the Company to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any Person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form attached as Exhibit H, and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 12.11  Solicitation of Mortgagor.

        Neither party shall, after the Closing Date, take any action to solicit the refinancing of any Mortgage Loan. It is understood and agreed that neither
(i) promotions undertaken by either party or any affiliate of either party which are directed to the general public at large, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements nor (ii) serving the refinancing needs of a Mortgagor who, without solicitation, contacts either party in connection with the refinance of such Mortgage or Mortgage Loan, shall constitute solicitation under this Section.

Section 12.12  Further Agreements.

        The Purchaser and the Company each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 12.13  General Interpretive Principles.

        For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

        (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

        (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

        (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

        (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

        (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

        (vi) the term "include" or "including" shall mean without limitation by reason of enumeration.


                [Intentionally Blank - Next Page Signature Page]

        IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.


BARCLAYS BANK PLC                              WELLS FARGO BANK, N.A.
Purchaser                                      Company

By:______________________________              By:______________________________

Name: ___________________________              Name: ___________________________

Title: __________________________              Title: __________________________

STATE OF              )
                      ) ss:
COUNTY OF ___________ )

        On the _____ day of March, 2007 before me, a Notary Public in and for said State, personally appeared ______, known to me to be _________ of Wells Fargo Bank, N.A., the national banking association that executed the within instrument and also known to me to be the person who executed it on behalf of said bank, and acknowledged to me that such bank executed the within instrument.

        IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.


                                             ___________________________________
                                             Notary Public

                                             My Commission expires _____________

STATE OF                     )
                             ) ss:
COUNTY OF                    )

        On the _____ day of March, 2007 before me, a Notary Public in and for said State, personally appeared _______________________________, known to me to be the _____________________ of Barclays Bank PLC, the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

        IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.



                                             ___________________________________
                                             Notary Public

                                             My Commission expires _____________

                                    EXHIBIT A

                             MORTGAGE LOAN SCHEDULE
                             ----------------------

                               (WFHM 2007-PA06(A))

                                   EXHIBIT A-1

                             MORTGAGE LOAN SCHEDULE
                             ----------------------

                               (WFHM 2007-PA06(B))

                                   EXHIBIT A-2

                             MORTGAGE LOAN SCHEDULE
                             ----------------------

                               (WFHM 2007-PA06(C))

                                   EXHIBIT A-3

                             MORTGAGE LOAN SCHEDULE
                             ----------------------

                               (WFHM 2007-PA07(A))

                                   EXHIBIT A-4

                             MORTGAGE LOAN SCHEDULE
                             ----------------------

                               (WFHM 2007-PA07(B))

                                    EXHIBIT B

                               CUSTODIAL AGREEMENT
                               -------------------

                                    EXHIBIT C

                CONTENTS OF EACH MORTGAGE FILE AND SERVICING FILE
                -------------------------------------------------

        With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser prior to the Closing Date and any prospective purchaser after the Closing Date, and which shall be retained by the Company in the Mortgage File or Servicing File or delivered to the Custodian pursuant to Sections 2.01 and 2.03 of the Seller's Warranties and Servicing Agreement to which this Exhibit is attached (the "Agreement"):

With respect to each Mortgage File:
-----------------------------------

        1. (a) The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of ____________ without recourse" and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: "[Company], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: "[Company], formerly known as [previous name]").

                (b) A certified copy of the Mortgage Note (endorsed as provided above) together with a lost note affidavit, providing indemnification to the holder thereof for any losses incurred due to the fact that the original Mortgage Note is missing.

        2. The originals or certified true copies of any document sent for recordation of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

        3. Except in the case of MERS Mortgage Loans, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for the insertion of the name of the assignee and recording information). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by "[Company], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by "[Company], formerly know as [previous name]."

        4. The original of any guarantee executed in connection with the Mortgage Note.

        5.      Original or certified copy of power of attorney, if applicable.

        6. The original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

                For each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN for that Mortgage Loan and either language indicating that the Mortgage Loan was originated in the name of MERS, or if the Mortgage Loan was not originated in the name of MERS, the original Mortgage and the assignment to MERS, with evidence of recording thereon. Further, with respect to MERS Mortgage Loans, (a) the Mortgage names MERS as the Mortgagee and
                (b) the requirements set forth in the Electronic Tracking Agreement have been satisfied, with a conformed recorded copy to follow as soon as the same is received by the Company.

        7. Except with respect to MERS Mortgage Loans, the originals or certified true copies of documents sent for recordation of all intervening assignments of the Mortgage with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

        8. The electronic form of PMI Policy as identified by certificate number.

        9. The original mortgagee policy of title insurance or other evidence of title such as a copy of the title commitment or copy of the preliminary title commitment.

        10. Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

        11. For each Cooperative Loan, the original or a copy of the following:

                Pledge Agreement entered into by the Mortgagor with respect to such Cooperative Loan;

                UCC-3 assignment in blank (or equivalent instrument), sufficient under the laws of the jurisdiction where the related Cooperative Apartment is located to reflect of record the sale and assignment of the Cooperative Loan to the Purchaser;

                Assignment of Pledge Agreement in blank showing a complete chain of assignment from the originator of the related Cooperative Loan to the Company;

                Form UCC-1 and any continuation statements with evidence of filing thereon with respect to such Cooperative Loan;

                Cooperative Shares with a Stock Certificate in blank attached;

                Proprietary Lease;

                Assignment of Proprietary Lease, in blank, and all intervening assignments thereof;

                Recognition agreement of the interests of the mortgagee with respect to the Cooperative Loan by the Cooperative, the stock of which was pledged by the related Mortgagor to the originator of such Cooperative Loan; and

                Any assumption, consolidation or modification agreements relating to any of the items specified above.


With respect to each Mortgage Loan, the Servicing File shall include each of the following items to the extent in the possession of the Company or in the possession of the Company's agent(s):

        12. The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

        13.     Residential loan application.

        14.     Mortgage Loan closing statement.

        15. Verification of employment and income, unless originated under the Company's Limited Documentation program, Fannie Mae Timesaver Plus.

        16. Verification of acceptable evidence of source and amount of down payment, including any related asset verification, if applicable.

        17.     Credit report on the Mortgagor.

        18. Residential appraisal report, including the related completion certificate, if applicable.

        19.     Photograph of the Mortgaged Property.

        20. Survey of the Mortgage property, if required by the title company or applicable law.

        21. Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

        22.     All required disclosure statements.

        23. If available, termite report, structural engineer's report, water potability and septic certification.

        24.     Sales contract, if applicable.

        25. Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

        26.     Amortization schedule, if available.

        27. Payment history for any Mortgage Loan that has been closed for more than 90 days.

        In the event an Officer's Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within one hundred eighty (180) days (successive thirty (30) day extensions may be obtained with the consent of the Purchaser, which consent shall not be unreasonably withheld, up to a maximum of two hundred forty (240) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

        Notwithstanding Paragraphs 1 and 3 above, the Purchaser acknowledges that the Company may deliver (i) a Mortgage Note for which the chain of endorsements is not identical to that of the intervening Assignments with respect to such Mortgage Note, which shall not affect the enforceability of such Mortgage Note, and/or (ii) intervening Assignments which are not identical to the chain of endorsements with respect to such Mortgage Note, which shall not affect the validity of such intervening Assignments; provided, however, that such acknowledgment shall in no way operate to negate the Purchaser's remedies for the Company's breach of the representations and warranties under this Agreement.

                                    EXHIBIT D

                               DATA FILE ELEMENTS

        (1)     the Mortgage Loan number;

        (2) the street address of the Mortgaged Property including the city, state, county and zip code;

        (3) a code indicating whether the Mortgaged Property is a single family residence, a 2-4 family dwelling, a PUD, a cooperative, a townhouse, manufactured housing or a unit in a condominium project;

        (4)     the Mortgage Interest Rate as of the Cut-off Date;

        (5)     the current Monthly Payment;

        (6)     the original loan term (in number of months);

        (7)     the stated maturity date;

        (8) the Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date;

        (9)     the Loan-to-Value Ratio;

        (10) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan;

        (11) a code indicating whether the Mortgage Loan is a temporary buydown (Y or N);

        (12)    the Servicing Fee Rate;

        (13) a code indicating whether the Mortgage Loan is covered by lender-paid mortgage insurance (Y or N);

        (14) a code indicating whether the Mortgage Loan is a Time$aver(R) Mortgage Loan (Y or N);

        (15)    the Mortgagor's first and last name;

        (16)    a code indicating a Co-Borrower (Y or N);

        (17)    the Co-Borrower's first and last name, if applicable;

        (18) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investment property;

        (19) the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

        (20) the date on which the first Monthly Payment was due on the Mortgage Loan;

        (21) the last Due Date on which a Monthly Payment was actually applied to the actual principal balance;

        (22)    the original principal amount of the Mortgage Loan;

        (23) a code indicating the purpose of the loan (i.e., purchase, financing, rate/term refinancing, cash-out refinancing);

        (24)    the Mortgage Interest Rate at origination;

        (25) a code indicating the documentation style (i.e., full (providing two years employment verification - 2 years W-2's and current pay stub or 2 years 1040's for self employed borrowers), alternative or reduced);

        (26)    a code indicating if the Mortgage Loan is subject to a PMI
                Policy;

        (27)    the Appraised Value of the Mortgage Property;

        (28)    the sale price of the Mortgaged Property, if applicable;

        (29)    the Mortgagor's underwriting FICO score;

        (30)    term of Prepayment Penalty in years;

        (31)    a code indicating the product type;

        (32)    a code indicating the credit grade of the Mortgage Loan;

        (33) the unpaid balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of all payments of principal;

        (34)    the Mortgage Note date of the Mortgage Loan;

        (35) the mortgage insurance certificate number and percentage of coverage, if applicable;

        (36)    the Mortgagor's date of birth;

        (37) if the Mortgage Loan is a MERS Mortgage Loan, the MIN, if applicable;

        (38)    employer name;

        (39)    subsidy program code;

        (40)    servicer name;

        (41)    the combined Loan-to-Value Ratio at origination;

        (42)    the total Loan-to-Value Ratio;

        (43)    whether the Mortgage Loan is convertible (Y or N);

        (44) a code indicating whether the Mortgage Loan is a relocation loan (Y or N);

        (45) a code indicating whether the Mortgage Loan is a leasehold loan (Y or N);

        (46) a code indicating whether the Mortgage Loan is an Alt A loan (Y or N);

        (47) a code indicating whether the Mortgage Loan is a no ratio loan (Y or N);

        (48) a code indicating whether the Mortgage Loan is a Pledged Asset Mortgage Loan (Y or N);

        (49)    effective LTV percentage for Pledged Asset Mortgage Loan;

        (50)    citizenship type code;

        (51) a code indicating whether the Mortgage Loan is a conforming or non-conforming loan, based on the original loan balance;

        (52) the name of the client for which the Mortgage Loan was originated;

        (53)    a code indicating amortization type (1= Full or 2=IO);

        (54) a code indicating interest-only terms in months for Interest Only Mortgage Loans;

        (55)    the remaining interest-only term for Interest-Only Mortgage
                Loans;

        (56) a date when first full payment is due after interest-only period is over for Interest Only Mortgage Loans;

        (57)    the current monthly tax and insurance payment;

        (58) a code indicating whether the Mortgage Loan was originated through the correspondent, retail or wholesale channel;

        (59)    front end debt-to-income ratio;

        (60)    back end debt-to-income ratio;

        (61) a code indicating borrower or lender verification of assets (B or L);

        (62) combined balance of the first lien and second lien mortgage loan balances, if applicable;

        (63)    a code indicating age of Mortgage Loan in months;

        (64) a code indicating delinquency status for last twelve (12) months (rolling);

        (65)    updated FICO score;

        (66)    a code indicating if borrower is self-employed (Y or N);

        (67) a policy number or certificate number of the physical document evidencing mortgage insurance;

        (68) a borrower's prior rent or mortgage payment history (not associated with subject Mortgage Loan);

        (69) the appraisal form used to document the Appraisal Value of the Mortgage Property;

        (70)    documentation type translated to Moody's definition;

        (71) type of asset verification utilized for decisioning the loan, translated to Moody's definitions;

        (72)    documentation type translated to Standard and Poor's definition;

        (73) type of asset verification utilized for decisioning the loan, translated to Standard and Poor's definitions;

        (74)    documentation type translated to Fitch's definition;

                     The Company shall provide the following
                  For the Home Mortgage Disclosure Act (HMDA):
                  --------------------------------------------

        (75)    the Mortgagor's and co-Mortgagor's (if applicable) ethnicity;

        (76)    the Mortgagor's and co-Mortgagor's (if applicable) race;

        (77)    lien status;

        (78)    for cash-out refinance loans, the cash purpose;

        (79)    the Mortgagor's and co-Mortgagor's (if applicable) gender;

        (80) the Mortgagor's and co-Mortgagor's (if applicable) social security numbers;

        (81)    the number of units for the property;

        (82)    the year in which the property was built;

        (83)    the qualifying monthly income of the Mortgagor;

        (84)    the number of bedrooms contained in the Mortgaged Property;

        (85)    a code indicating first time buyer (Y or N);

        (86)    the total rental income, if any;

                     The Seller shall provide the following
             for the Adjustable Rate Mortgage Loans (if applicable):
             -------------------------------------------------------

        (87) the maximum Mortgage Interest Rate under the terms of the Mortgage Note for Adjustable Rate Mortgage Loans;

        (88)    the Periodic Interest Rate Cap for Adjustable Rate Mortgage
                Loans;

        (89)    the Index for Adjustable Rate Mortgage Loans;

        (90)    the next Adjustment Date for Adjustable Rate Mortgage Loans;

        (91)    the Gross Margin for Adjustable Rate Mortgage Loans;

        (92)    the lifetime interest rate cap for Adjustable Rate Mortgage
                Loans;

        (93)    the initial rate cap for Adjustable Rate Mortgage Loans;

        (94)    the first adjustment cap for Adjustable Rate Mortgage Loans;

        (95) minimum interest rate allowed per Mortgage Note for Adjustable Rate Mortgage Loans;

        (96) look-back period for Adjustable Rate Mortgage Loans (to determine loan index);

        (97) minimum rate first adjustment period percent for Adjustable Rate Mortgage Loans;

        (98) maximum rate first adjustment period percent for Adjustable Rate Mortgage Loans.

                                       EXHIBIT E

                              FORM OF OPINION OF COUNSEL
                              --------------------------






@
@
@
@

Re:     Wells Fargo Bank, N.A.
        Mortgage Loan Series @

Dear Sir/Madam:

I am @ of Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A. and have acted as counsel to Wells Fargo Home Mortgage, a division of Wells Fargo Bank, N.A. (the "Company"), with respect to certain matters in connection with the sale by the Company of the mortgage loans designated as Mortgage Loan Series @ (the "Mortgage Loans") pursuant to that certain Seller's Warranties and Servicing Agreement by and between the Company and @ (the "Purchaser"), dated as of @, 20__, (the "Agreement"), which sale is in the form of whole Mortgage Loans. Capitalized terms not otherwise defined herein have the meanings set forth in the Agreement.

I have examined the following documents:

1.      the Seller's Warranties and Servicing Agreement;

2.      the Custodial Agreement;

3.      the form of endorsement of the Mortgage Notes; and

4. such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.

To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company contained in the Agreement. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is my opinion that;

1. The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

2. The Company has the power to engage in the transactions contemplated by the Agreement, the Custodial Agreement and all requisite power, authority and legal right to execute and deliver the Agreement, the Custodial Agreement and the Mortgage Loans, and to perform and observe the terms and conditions of such instruments.

3. Each person who, as an officer or attorney-in-fact of the Company, signed (a) the Agreements and (b) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Agreements was, at the respective times of such signing and delivery, and is, as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

4. Each of the Agreement, the Custodial Agreement, and the Mortgage Loans, has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its terms, subject to the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

5. The Company has been duly authorized to allow any of its officers to execute any and all documents by original or facsimile signature in order to complete the transactions contemplated by the Agreement and the Custodial Agreement and in order to execute the endorsements to the Mortgage Notes and the assignments of the Mortgages, and the original or facsimile signature of the officer at the Company executing the Agreement, the Custodial Agreement, the endorsements to the Mortgage Notes and the assignments of the Mortgages represents the legal and valid signature of said officer of the Company.

6. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreement, the Custodial Agreement or the sale and delivery of the Mortgage Loans or the consummation of the transactions contemplated by the Agreement and the Custodial Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

7. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreement and the Custodial Agreement, will conflict with or results in or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

8. There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in my opinion, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreement, and the Custodial Agreement, or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreement and the Custodial Agreement.

9. For purposes of the foregoing, I have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or governmental authority has manifested to the legal department of the Company or an employee of the Company responsible for the receipt of process a present intention to initiate such proceedings; nor have I regarded any legal or governmental actions, investigations or proceedings as including those that are conducted by state or federal authorities in connection with their routine regulatory activities. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient fully to transfer all right, title and interest of the Company thereto as noteholder and mortgagee, apart from the rights to service the Mortgage Loans pursuant to the Agreement.

10. The form of endorsement that is to be used with respect to the Mortgage Loans is legally valid and sufficient to duly endorse the Mortgage Notes to the Purchaser. Upon the completion of the endorsement of the Mortgage Notes and the completion of the assignments of the Mortgages, and the recording thereof, the endorsement of the Mortgage Notes, the delivery to the Custodian of the completed assignments of the Mortgages, and the delivery of the original endorsed Mortgage Notes to the Custodian would be sufficient to permit the entity to which such Mortgage Note is initially endorsed at the Purchaser's direction, and to whom such assignment of Mortgages is initially assigned at the Purchaser's direction, to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and would be sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

Sincerely,




@
@
@/@

                                   EXHIBIT F

                       SERVICING CRITERIA TO BE ADDRESSED
                       ----------------------------------
                           IN ASSESSMENT OF COMPLIANCE
                           ---------------------------



      The assessment of compliance to be delivered by [the Company][Name of Subservicer] shall address, as a minimum, the criteria identified below as "Applicable Servicing Criteria"


------------------------------------------------------------------------------------------------------------------------------
Reg AB Reference                            Servicing Criteria                               Applicable      Inapplicable
                                                                                             Servicing        Servicing
                                                                                              Criteria         Criteria
------------------------------------------------------------------------------------------------------------------------------
                                      General Servicing Considerations
------------------------------------------------------------------------------------------------------------------------------
                   Policies and procedures are instituted to monitor any performance or          X
                   other triggers and events of default in accordance with the
1122(d)(1)(i)      transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   If any material servicing activities are outsourced to third parties,         X
                   policies and procedures are instituted to monitor the third party's
1122(d)(1)(ii)     performance and compliance with such servicing activities.
------------------------------------------------------------------------------------------------------------------------------
                   Any requirements in the transaction agreements to maintain a back-up                            X
1122(d)(1)(iii)    servicer for the mortgage loans are maintained.
------------------------------------------------------------------------------------------------------------------------------
                   A fidelity bond and errors and omissions policy is in effect on the           X
                   party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise
1122(d)(1)(iv)     in accordance with the terms of the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                                     Cash Collection and Administration
------------------------------------------------------------------------------------------------------------------------------
                   Payments on mortgage loans are deposited into the appropriate                 X
                   custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of
1122(d)(2)(i)      days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   Disbursements made via wire transfer on behalf of an obligor or to an         X
1122(d)(2)(ii)     investor are made only by authorized personnel.
------------------------------------------------------------------------------------------------------------------------------
                   Advances of funds or guarantees regarding collections, cash flows or          X
                   distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the
1122(d)(2)(iii)    transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   The related accounts for the transaction, such as cash reserve                X
                   accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash)
1122(d)(2)(iv)     as set forth in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   Each custodial account is maintained at a federally insured                   X
                   depository institution as set forth in the transaction agreements.
                   For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule
1122(d)(2)(v)      13k-1(b)(1) of the Securities Exchange Act.
------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vi)     Unissued checks are safeguarded so as to prevent unauthorized access.         X
------------------------------------------------------------------------------------------------------------------------------
                   Reconciliations are prepared on a monthly basis for all asset-backed          X
                   securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A)
                   mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and
                   (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the
1122(d)(2)(vii)    transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                                     Investor Remittances and Reporting
------------------------------------------------------------------------------------------------------------------------------
                   Reports to investors, including those to be filed with the                    X
                   Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number
1122(d)(3)(i)      of mortgage loans serviced by the Servicer.
------------------------------------------------------------------------------------------------------------------------------
                   Amounts due to investors are allocated and remitted in accordance             X
                   with timeframes, distribution priority and other terms set forth in
1122(d)(3)(ii)     the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   Disbursements made to an investor are posted within two business days         X
                   to the Servicer's investor records, or such other number of days
1122(d)(3)(iii)    specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   Amounts remitted to investors per the investor reports agree with             X
                   cancelled checks, or other form of payment, or custodial bank
1122(d)(3)(iv)     statements.
------------------------------------------------------------------------------------------------------------------------------
                                         Pool Asset Administration
------------------------------------------------------------------------------------------------------------------------------
                   Collateral or security on mortgage loans is maintained as required by         X
1122(d)(4)(i)      the transaction agreements or related mortgage loan documents.
------------------------------------------------------------------------------------------------------------------------------
                   Mortgage loan and related documents are safeguarded as required by            X
1122(d)(4)(ii)     the transaction agreements
------------------------------------------------------------------------------------------------------------------------------
                   Any additions, removals or substitutions to the asset pool are made,          X
                   reviewed and approved in accordance with any conditions or
1122(d)(4)(iii)    requirements in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   Payments on mortgage loans, including any payoffs, made in accordance         X
                   with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items
                   (e.g., escrow) in accordance with the related mortgage loan
1122(d)(4)(iv)     documents.
------------------------------------------------------------------------------------------------------------------------------
                   The Servicer's records regarding the mortgage loans agree with the            X
                   Servicer's records with respect to an obligor's unpaid principal
1122(d)(4)(v)      balance.
------------------------------------------------------------------------------------------------------------------------------
                   Changes with respect to the terms or status of an obligor's mortgage          X
                   loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction
1122(d)(4)(vi)     agreements and related pool asset documents.
------------------------------------------------------------------------------------------------------------------------------
                   Loss mitigation or recovery actions (e.g., forbearance plans,                 X
                   modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established
1122(d)(4)(vii)    by the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   Records documenting collection efforts are maintained during the              X
                   period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is
1122(d)(4)(viii)   deemed temporary (e.g., illness or unemployment).
------------------------------------------------------------------------------------------------------------------------------
                   Adjustments to interest rates or rates of return for mortgage loans           X
                   with variable rates are computed based on the related mortgage loan
1122(d)(4)(ix)     documents.
------------------------------------------------------------------------------------------------------------------------------
                   Regarding any funds held in trust for an obligor (such as escrow              X
                   accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                   interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws;
                   and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other
1122(d)(4)(x)      number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   Payments made on behalf of an obligor (such as tax or insurance               X
                   payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such
1122(d)(4)(xi)     other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   Any late payment penalties in connection with any payment to be made          X
                   on behalf of an obligor are paid from the Servicer's funds and not charged to the obligor, unless the late payment was due to the
1122(d)(4)(xii)    obligor's error or omission.
------------------------------------------------------------------------------------------------------------------------------
                   Disbursements made on behalf of an obligor are posted within two              X
                   business days to the obligor's records maintained by the servicer, or
1122(d)(4)(xiii)   such other number of days specified in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   Delinquencies, charge-offs and uncollectible accounts are recognized          X
1122(d)(4)(xiv)    and recorded in accordance with the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------
                   Any external enhancement or other support, identified in Item                                   X
                   1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained
1122(d)(4)(xv)     as set forth in the transaction agreements.
------------------------------------------------------------------------------------------------------------------------------

                                       EXHIBIT G

                                SARBANES CERTIFICATION

        Re: The [_] agreement dated as of [_], 200[_] (the "Agreement"), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [Name of
Servicer] (the "Servicer"), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

        (1) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the "Compliance Statement"), the report on assessment of the Servicer's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria"), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and Item 1122 of Regulation AB (the "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and
        Section 1122(b) of Regulation AB (the "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[_] that were delivered by the Servicer to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the "Servicer Servicing Information");

        (2) Based on my knowledge, the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicer Servicing Information;

        (3) Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicer under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

        (4) I am responsible for reviewing the activities performed by the Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement in all material respects; and

        (5) The Compliance Statement required to be delivered by the Servicer pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Servicer and by any Subservicer or Subcontractor pursuant to the Agreement have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.


                                                  Date: _______________________
                                                  By:   _______________________
                                                  Name: _______________________
                                                  Title:_______________________

                                    EXHIBIT H

                ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT
                ------------------------------------------------


               THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated [____________ __, 20__] ("Agreement"), among Barclays Bank PLC ("Assignor"), [____________________] ("Assignee") and Wells Fargo Bank, N.A., (the "Company"):

               For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

               1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain mortgage loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans"), (b) except as described below, that certain Seller's Warranties and Servicing Agreement (the "Seller's Warranties and Servicing Agreement"), dated as of [_________], 200[_], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Seller's Warranties and Servicing Agreement relates to the Mortgage Loans and (c) that certain Custodial Agreement (the "Custodial Agreement"), dated as of [__________], 200[_], by and among the Company, the Purchaser and [_____________] (the "Custodian").

               The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Seller's Warranties and Servicing Agreement which are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company
--------------------------

               2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Seller's Warranties and Servicing Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of [______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Seller's Warranties and Servicing Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Article II of the Seller's Warranties and Servicing Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser or the Custodian under the Seller's Warranties and Servicing Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Seller's Warranties and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Seller's Warranties and Servicing Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company
---------------------------------------------

               3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

        (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

        (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Seller's Warranties and Servicing Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

        (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

        (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Seller's Warranties and Servicing Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Seller's Warranties and Servicing Agreement, and the Company is solvent.

               4. Pursuant to Section 9.01 of the Seller's Warranties and Servicing Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 3.01 of the Seller's Warranties and Servicing Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

               5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Section 3.03 of the Seller's Warranties and Servicing Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

               6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

               8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

               9. Each of this Agreement and the Seller's Warranties and Servicing Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Seller's Warranties and Servicing Agreement (to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Seller's Warranties and Servicing Agreement.

               10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

               11. In the event that any provision of this Agreement conflicts with any provision of the Seller's Warranties and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

               12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Seller's Warranties and Servicing Agreement.

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                               WELLS FARGO BANK, N.A.


                                               By:   ___________________________
                                                   Name:________________________
                                                   Its: ________________________


                                               BARCLAYS BANK PLC


                                               By: _____________________________
                                                   Name:________________________
                                                   Its:_________________________


                                               By: _____________________________
                                                   Name:________________________
                                                   Its:_________________________


                                               [__________________________]


                                               By: _____________________________
                                                   Name:________________________
                                                   Its:_________________________

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                                    EXHIBIT I

                             FORM OF INDEMNIFICATION
                             -----------------------
                                       AND
                                       ---
                             CONTRIBUTION AGREEMENT
                             ----------------------

               THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among Securitized Asset Backed Receivables LLC, a Delaware limited liability company (the "Depositor"), [______________], a [______________] (the "Underwriter"), and [______________], a [______________]
(the "Indemnifying Party").

                              W I T N E S S E T H:
                              - - - - - - - - - -

               WHEREAS, the Indemnifying Party and the Depositor are parties to that certain Assignment, Assumption and Recognition Agreement (as defined herein);

               WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to ____________ (the "Purchaser"), an affiliate of the Depositor, in anticipation of the securitization transaction;

               WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

               NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

               1933 Act: The Securities Act of 1933, as amended.

               1934 Act: The Securities Exchange Act of 1934, as amended.

               ABS Informational and Computational Material: Any written communication as defined in Item 1101(a) of Regulation AB, as may be amended from time to time.

               Agreement: This Indemnification and Contribution Agreement, as the same may be amended in accordance with the terms hereof.

               Free Writing Prospectus: Any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

               Indemnified Parties: As defined in Section 3.1.

               Indemnifying Party Information: (A) All information in the Prospectus Supplement, the Offering Circular, the Free Writing Prospectus or any amendment or supplement thereto (i) contained under the headings ["___________ and ["_________"], (ii) the static pool information contained on Exhibit B attached hereto, which has been prepared by the Company with respect to mortgage loans originated by it that are of a type similar to the Mortgage Loans, and
(iii) any information or data regarding the Mortgage Loans provided by the Company or its affiliates to the Depositor or any of its affiliates for the purpose of disclosure in the Prospectus Supplement, the Offering Circular or the Free Writing Prospectus.

               Offering Circular: The offering circular, dated
[________________], 200_, relating to the private offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

               Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

               Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, among the Depositor, the Indemnifying Party, as responsible party and servicer, and [______________].

               Privately Offered Certificates: [_______] Trust [_______], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

               Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated ___________, 200_, relating to the offering of the Publicly Offered Certificates.

               Publicly Offered Certificates: [_______] Trust [_______], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

               Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, among the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

               1.2 Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

               (a) Each party hereto represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

               (b) Each party hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party;

               (c) Each party hereto represents and warrants that assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party and

                                   ARTICLE III

                                 INDEMNIFICATION

               3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor and the Underwriter and their respective present and former directors, officers, employees, agents and each Person, if any, that controls the Depositor, the Underwriter, as the case may be, within the meaning of either the 1933 Act or the 1934 Act (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, to which each such Indemnified Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Indemnifying Party Information; provided, by way of clarification, that clause (ii) shall be construed to apply solely by reference to omissions from the Indemnifying Party Information and not to any other information. The Indemnifying Party shall in each case reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Indemnifying Party's liability under this
Section 3.1(a) shall be in addition to any other liability that the Indemnifying Party may otherwise have.

               (b) Indemnification by the Depositor of the Indemnifying Party.
(a) The Depositor shall indemnify and hold harmless the Indemnifying Party and its respective present and former directors, officers, employees, agents and each Person, if any, that controls the Indemnifying Party, within the meaning of either the 1933 Act or the 1934 Act, against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities, to which each such Indemnifying Party may become subject, under the 1933 Act, the 1934 Act or otherwise, to the extent that such losses, claims, damages, penalties, fines, forfeitures or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, or (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information set forth in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto, other than the Indemnifying Party Information. The Depositor shall in each case reimburse each Indemnifying Party for any legal or other costs, fees, or expenses reasonably incurred and as incurred by such Indemnifying Party in connection with investigating or defending any such loss, claim, damage, penalty, fine, forfeiture, liability or action. The Depositor's liability under this Section 3.1(b) shall be in addition to any other liability that the Depositor may otherwise have.

               (c) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1, then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate losses, liabilities, claims, damages, penalty, fine, forfeiture, costs, fees and expenses of the nature contemplated herein and incurred by the parties hereto in such proportions that are appropriate to reflect the relative fault of the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

               3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party (or to the party requesting contribution) otherwise than under Section 3.1. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or
(iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

               4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

               4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

               4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

               4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

               4.5 Barclays Bank PLC Obligations. Barclays Bank PLC agrees with the Indemnifying Party, for the sole and exclusive benefit of the Indemnifying Party and each person who controls the Indemnifying Party within the meaning of either the 1933 Act or the 1934 Act and not for the benefit of any assignee thereof or any other person or persons dealing with the Indemnifying Party, to indemnify and hold harmless the Indemnifying Party and each person who controls the Indemnify Party within the meaning of either the 1933 Act or 1934 Act against any failure by the Depositor to perform any of its obligations under this Agreement. Barclays Bank PLC agrees that there are no conditions precedent to the obligations of Barclays Bank PLC hereunder other than written demand to the Depositor to perform its obligations under this Agreement.

               4.6 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

                      In the case of the Depositor:

                      Sutton Funding LLC
                      c/o Global Securitization Services, LLC
                      445 Broad Hollow Road, Suite 239
                      Melville, New York 11747
                      Attention: Vice
                      President
                      Telephone: (631) 587-4700

                      with a copy to:

                      c/o Barclays Bank PLC, as administrator
                      200 Park Avenue, 5th Floor
                      New York, New York 10166
                      Attention:
                      [__________]
                      Telephone: (212) ___-____

                      In the case of the Underwriter:

                      [______________]
                      [______________]
                      [______________]
                      Attention:
                      Telephone:

                      In the case of the Indemnifying Party:

                      [______________]
                      [______________]
                      [______________]
                      Attention:


                               [Signature Page Follows]

               IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                               [DEPOSITOR]


                                               By: _____________________________
                                                   Name:
                                                   Title:

                                               [UNDERWRITER]


                                               By: _____________________________
                                                   Name:
                                                   Title:

                                               [INDEMNIFYING PARTY]


                                               By: _____________________________
                                                   Name:
                                                   Title:

                                       EXHIBIT J

                             FORM OF COMPANY CERTIFICATION

I, ____________, hereby certify that I am the duly elected ____________ of Wells Fargo Bank, N.A., an institution organized under the laws of the United States (the "Company") and state as follows:

1. Attached hereto as Exhibit A is a true, correct and complete copy of the articles of association of the Company which are in full force and effect on the date hereof.

2. Attached hereto as Exhibit B is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof.

3. Attached hereto as Exhibit C is a true, correct and complete copy of the resolutions of the Mortgage Banking Committee of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Master Seller's Warranties and Servicing Agreement dated as of _________ by and between the Company and the Purchaser (the "Seller's Warranties and Servicing Agreement") and the Custodial Agreement among the Purchaser, the Company and ____________ as ("Custodian"), collectively (the "Agreements"), by original signature, and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original or facsimile signature, and each such resolutions are in effect on the date hereof.__

5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements or the sale of the Mortgage Loans or the consummation of the transactions contemplated by the Agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

6. To the best of my knowledge, neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreements, conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default under, the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulation, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

7. There are no actions, suits or proceedings pending or, to the best of my knowledge, threatened against or affecting the Company that would materially and adversely affect the Company's ability to perform its obligations under the Agreements. No proceedings looking toward merger, consolidation or liquidation, dissolution or bankruptcy of the Company are pending or contemplated.

8. The Company is duly authorized to engage in the transactions described and contemplated by the Agreements.

9. Capitalized terms used but not defined herein shall have the meanings assigned in the Seller's Warranties and Servicing Agreement.

        IN WITNESS WHEREOF, I have hereunto signed by name and affixed the seal of the Company.

Dated:                                             By:  _______________________

                                                   Name: ______________________

[Seal]
                                                   Title: _____________________


        I, _____________, ______________ of Wells Fargo Bank, N.A., hereby certify that _____________ is the duly elected, qualified and acting _____________ of the Company and that the signature appearing above is his genuine signature.

        IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                             By:  _______________________

                                                   Name: ______________________

                                                   Title: _____________________

                                    EXHIBIT K

                   FREDDIE MAC REPRESENTATIONS AND WARRANTIES


1.      Eligible Products.

        With respect to each Mortgage Loan, the Mortgagor was not encouraged or required to select a mortgage loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, taking into account such facts as, without limitation, the Mortgage Loan's requirements and the borrower's credit history, income, assets and liabilities. For a borrower who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the borrower should be directed towards or offered the Mortgage Loan originator's prime mortgage line if the borrower is able to qualify for one of the prime products.

2.      Borrower's Ability to Repay.

        The methodology used in underwriting the extension of credit for each Mortgage Loan in the trust did not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan.

3.      Prepayment Penalties.

        With respect to any Mortgage Loan that contains a Prepayment Penalty:
        (a) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such Prepayment Penalty; (b) the Mortgage Loan's originator had a written policy of offering the Mortgagor, or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a Prepayment Penalty; (c) the Prepayment Penalty was adequately disclosed to the Mortgagor pursuant to applicable state and federal law; (d) no subprime Mortgagor Loan originated on or after October 1, 2002 will provide for Prepayment Penalties for a term in excess of three (3) years and any Mortgage Loans originated prior to such date, and any non-subprime loans, will not provide for Prepayment Penalties for a term in excess of five (5) years; in each case unless the Mortgage Loan was modified to reduce the prepayment period to no more than three years from the date of the note and the Mortgagor was notified in writing of such reduction in prepayment period; and (e) such Prepayment Penalty may be imposed in any instance when the Mortgage Loan is accelerated or paid off in connection with the workout of a delinquent Mortgage Loan or due to the Mortgagor's default, notwithstanding that the terms of the Mortgage Loan or state or federal law might permit the imposition of such Prepayment Penalty.

4.      Manufactured Housing.

        No Mortgage Loan is secured by manufactured housing.

                                   EXHIBIT L-2

                           COUNTRYWIDE SALE AGREEMENT



                          COUNTRYWIDE HOME LOANS, INC.,
                                 as Countrywide

                                       and

                               BARCLAYS BANK PLC,
                                  as Purchaser

                    ________________________________________

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

                           dated as of August 30, 2006

                    ________________________________________


                     Conventional Residential Mortgage Loans

                              (SERVICING RETAINED)

ARTICLE I. DEFINITIONS

ARTICLE II. PRE-CLOSING AND CLOSING PROCEDURES

  Section 2.01  Due Diligence by the Purchaser................................
  Section 2.02  Identification of Mortgage Loan Package.......................
  Section 2.03  Post-Closing Due Diligence....................................
  Section 2.04  Credit Document Deficiencies Identified During Due Diligence..
  Section 2.05  Delivery of Collateral Files..................................
  Section 2.06  Purchase Confirmation.........................................
  Section 2.07  Closing.......................................................
  Section 2.08  Payment of the Purchase Proceeds..............................
  Section 2.09  Entitlement to Payments on the Mortgage Loans.................
  Section 2.10  Payment of Costs and Expenses.................................
  Section 2.11  MERS Mortgage Loans and the MERS System.......................
  Section 2.12  Required Closing Documents....................................


ARTICLE III. REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

  Section 3.01  Representations and Warranties Respecting Countrywide.........
  Section 3.02  Representations and Warranties Regarding Individual Mortgage
                Loans.........................................................
  Section 3.03  Remedies for Breach of Representations and Warranties.........
  Section 3.04  Repurchase of Convertible Mortgage Loans......................
  Section 3.05  Representations and Warranties Respecting the Purchaser.......
  Section 3.06  Indemnification by the Purchaser..............................

ARTICLE IV. MISCELLANEOUS

  Section 4.01  Notices.......................................................
  Section 4.02  Sale Treatment................................................
  Section 4.03  Exhibits......................................................
  Section 4.04  General Interpretive Principles...............................
  Section 4.05  Reproduction of Documents.....................................
  Section 4.06  Further Agreements............................................
  Section 4.07  Assignment of Mortgage Loans by the Purchaser.................
  Section 4.08  Conflicts between Transaction Documents.......................
  Section 4.09  Governing Law.................................................
  Section 4.10  Severability Clause...........................................
  Section 4.11  Successors and Assigns........................................
  Section 4.12  Confidentiality...............................................
  Section 4.13  Entire Agreement..............................................
  Section 4.14  Counterparts..................................................
  Section 4.15  Waivers.......................................................
  Section 4.16  No Solicitation...............................................
  Section 4.17  Consent to Service of Process.................................



  Exhibit A     Schedule of Collateral Documents..............................
  Exhibit B     Form of Purchase Confirmation.................................
  Exhibit C     Form of Custodial Agreement...................................
  Exhibit D     Form of Trade Confirmation....................................
  Exhibit E     Form of Countrywide,s Officer,s Certification.................
  Exhibit F     Form of Security Release Certification........................

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

            This Master Mortgage Loan Purchase Agreement is made and entered into as of August 30, 2006 (the "Agreement"), between Countrywide Home Loans, Inc., having an address at 4500 Park Granada, Calabasas, California 91302 ("Countrywide"), and Barclays Bank PLC, having an address at 200 Park Avenue New York, New York 10166 the ("Purchaser").


                              R E C I T A L S
                              - - - - - - - -

            The Purchaser has agreed to purchase from Countrywide and Countrywide has agreed to sell from time to time to the Purchaser all of Countrywide's right, title and interest, excluding servicing rights, in and to those certain mortgage loans identified in a Purchase Confirmation (as defined below) executed by Countrywide and the Purchaser. This Agreement is intended to set forth the terms and conditions by which Countrywide shall transfer and the Purchaser shall acquire such mortgage loans.

            In consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Countrywide and the Purchaser agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

            Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supersede such term.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of a similar type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

            Agency: Either Fannie Mae or Freddie Mac.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac
Transfer.

            Agreement: This Master Mortgage Loan Purchase Agreement, including all exhibits and supplements hereto, and all amendments hereof.

            Appraised Value: The value of the related Mortgaged Property as set forth in an appraisal made in connection with the origination of a Mortgage Loan or the sale price of the related Mortgaged Property if the proceeds of such Mortgage Loan were used to purchase such Mortgaged Property, whichever is less.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Balloon Mortgage Loan: Any Mortgage Loan wherein the Mortgage Note matures prior to full amortization and requires a final and accelerated payment of principal.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California, the State of New York, or the State of Texas are authorized or obligated by law or executive order to be closed.

            Closing: The consummation of the sale and purchase of each Mortgage Loan Package.

            Closing Documents: The documents required to be delivered on each Closing Date pursuant to Section 2.12.

            Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

            Closing Date: The date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the Trade Confirmation or Purchase Confirmation.

            Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A hereto.

            Collateral File: With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

            Combined Loan-to-Value Ratio: As of any date and as to any Mortgage Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan and (ii) the Stated Principal Balance (or the original principal balance, if so indicated) as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Mortgage Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value of the related Mortgaged Property.

            Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

            Conventional Mortgage Loan: A Mortgage Loan that is not insured by the FHA or guaranteed by the VA.

            Convertible Mortgage Loan: Any Adjustable Rate Mortgage Loan that contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan in accordance with the terms of the related Mortgage Note.

            Countrywide: Countrywide Home Loans, Inc., or any successor or assign to Countrywide under this Agreement as provided herein.

            Credit File: The file retained by Countrywide that includes the mortgage loan documents pertaining to a Mortgage Loan including copies of the Collateral Documents together with the credit documentation relating to the origination of such Mortgage Loan, which Credit File may be maintained by Countrywide on microfilm or any other comparable medium.

            Custodial Account: The account or accounts created and maintained pursuant to Section 3.04 of the Servicing Agreement, each of which shall be an Eligible Account.

            Custodial Agreement: The agreement governing the retention of the Collateral Files by the Custodian.

            Custodian: Wells Fargo Bank, N.A., its successor in interest or assign, or such other custodian that may be designated by Purchaser from time to time.

            Cut-off Date: The first day of the month in which the related Closing Date occurs or such other date as may be set forth in the related Trade Confirmation or Purchase Confirmation.

            Cut-off Date Balance: The aggregate scheduled unpaid principal balance of the Mortgage Loans in a Mortgage Loan Package as of the Cut-off Date, after application of (i) scheduled payments of principal due on such Mortgage Loans on or before such Cut-off Date, whether or not collected, and (ii) any Principal Prepayments received from the Mortgagor prior to the Cut-off Date.

            Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

            Determination Date: The Business Day immediately preceding the related Remittance Date.

            Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Eligible Account: An account or accounts (i) maintained with a depository institution the short term debt obligations of which are rated by a nationally recognized statistical rating agency in one of its two (2) highest rating categories at the time of any deposit therein, (ii) the deposits of which are insured up to the maximum permitted by the FDIC, or (iii) maintained with an institution and in a manner acceptable to an Agency.

            Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, flood insurance premiums, and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            Fannie Mae: The Federal National Mortgage Association or any successor organization.

            Fannie Mae Transfer: Any sale or transfer of some or all of the Mortgage Loans to Fannie Mae.

            First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien on the related Mortgaged Property.

            Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

            Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor organization.

            Freddie Mac Transfer: Any sale or transfer of some or all of the Mortgage Loans to Freddie Mac under its Cash Purchase Program or MBS Program (Special Servicing Option).

            Funding Deadline: With respect to each Closing Date, one o'clock (1:00) p.m. New York time.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) that is a Section 32 Mortgage Loan under the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) (classified as a "high cost" or similarly defined loan under any other applicable state, federal or local law or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary, as applicable at the time of origination of the Mortgage Loan.

            HUD: The Department of Housing and Urban Development or any federal agency or official thereof which may from time to time succeed to the functions thereof.

            Index: With respect to any Adjustable Rate Mortgage Loan on each Interest Adjustment Date the applicable index as set forth in the related Mortgage Note.

            Interim Funder: With respect to each MERS Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

            Interest Adjustment Date: With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

            Investor: With respect to each MERS Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

            Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

            Liquidation Proceeds: Amounts, other than PMI Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by Countrywide in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 3.13 of the Servicing Agreement.

            LPMI Fee: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by Countrywide to pay the premium due on the PMI Policy with respect to such LPMI Loan.

            LPMI Loan: Any Mortgage Loan with respect to which Countrywide is responsible for paying the premium due on the related PMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

            LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

            MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.

            MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

            MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

            MERS System: The electronic system of recording transfers of mortgages maintained by MERS.

            MIC: A mortgage insurance certificate issued by HUD.

            Missing Credit Documents: As defined in Section 2.04 hereof.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, upon a leasehold estate of the Mortgagor, as the case may be.

            Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

            Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds (if applicable), Government Insurance Proceeds (if applicable), Other Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

            Mortgage Loan Package: The Mortgage Loans sold to the
Purchaser pursuant to a Purchase Confirmation.

            Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the interest rate payable to the Purchaser on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and the LPMI Fee, if applicable.

            Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans included therein and made a part of the related Purchase Confirmation, which schedule shall include, the following information with respect to each Mortgage Loan: (i) Countrywide's loan number identifying such Mortgage Loan; (ii) the Mortgage Interest Rate, less any LPMI Fee, as of the Cut-off Date; (iii) with respect to any Adjustable Rate Mortgage Loan, the Gross Margin, the Periodic Rate Cap, the Lifetime Rate Cap, the next Interest Adjustment Date and whether such Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan, (iv) with respect to a LPMI Loan, the LPMI Fee, (v) with respect to each First Lien Mortgage Loan, the LTV at origination and, with respect to each Second Lien Mortgage Loan, the Combined LTV at origination; (vi) the remaining term as of the Cut-off Date and the original term of such Mortgage Loan, (vii) whether such Mortgage Loan is a First Lien Mortgage Loan or a Second Lien Mortgage Loan (viii) any other information pertaining to such Mortgage Loan as may be reasonably requested by the Purchaser, (ix) with respect to each Option ARM Mortgage Loan, (a) the maximum negative amortization percentage, and
(b) the recast period, (x) name, address, city and zipcode of Mortgagor, (xi) the Stated Principal Balance, (xii) appraisal amount, (xiii) purchase amount,
(xiv) loan amount, (xv) first Monthly Payment Due Date, (xvi) credit score,
(xvii) document type, (xviii) occupancy type, (xix) payment current through date, (xx) Prepayment Penalty window - flag/term, and (xxi) interest-only term. The information set forth in the Mortgage Loan Schedule relating to the Mortgage Interest Rate, Periodic Rate Cap and Lifetime Rate Cap with respect to any LPMI Loan, as applicable, is exclusive of the LPMI Fee.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

            Mortgagor: The obligor on a Mortgage Note.

            Officer's Certificate: A certificate signed by (a) an assistant Vice President or higher ranking officer and (b) by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of Countrywide, and delivered to the Purchaser as required by this Agreement.

            Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given.

            Option ARM Mortgage Loan: An Adjustable Rate Mortgage Loan that gives the related Mortgagor three different payment options each month, which include: (i) a minimum monthly payment option, (ii) an interest-only payment option or (iii) a full principal and interest option which amortizes over 30 years or less.

            Other Insurance Proceeds: Proceeds of any title policy, hazard policy, pool policy or other insurance policy covering a Mortgage Loan, other than the PMI Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that Countrywide would follow in servicing mortgage loans held for its own account.

            Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgaged-backed securities transaction.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

            Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

            PMI Policy: A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

            PMI Proceeds: Proceeds of any PMI Policy.

            Preliminary Mortgage Loan Package: The mortgage loans identified or described in a Trade Confirmation, which, subject to the Purchaser's due diligence as contemplated in Section 2.02 of this Agreement, are intended to be sold under this Agreement as a Mortgage Loan Package.

            Preliminary Mortgage Loans: The mortgage loans constituting a Preliminary Mortgage Loan Package.

            Prepayment Penalty:__With respect to each Mortgage Loan, a prepayment penalty, charge, premium or fee, if any, payable upon the Principal Prepayment in full or part of such Mortgage Loan, as set forth in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, excluding any prepayment penalty or premium thereon (unless the Purchase Confirmation provides otherwise), which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment Period: As to any Remittance Date, the second day of the calendar month preceding the month of such Remittance Date, through the first day of the calendar month of such Remittance Date.

            Purchase Confirmation: A letter agreement, substantially in the form of Exhibit B hereto, executed by Countrywide and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the purchase price for such Mortgage Loans, the Closing Date and the Servicing Fee Rate.

            Purchase Proceeds: The amount paid on the related Closing Date by the Purchaser to Countrywide in exchange for the Mortgage Loan Package purchased on such Closing Date as set forth in the applicable Purchase Confirmation.

            Purchaser: The Person identified as the "Purchaser" in the preamble to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Any reference to "Purchaser" as used herein shall be deemed to include any designee of the Purchaser, so long as such designation was made in accordance with the limitations set forth in
Section 4.07 hereof.

            Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided.

            Qualified Substitute Mortgage Loan: A mortgage loan that must, on the date of such substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by Countrywide in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 3.02 hereof; (v) shall be the same type of Mortgage Loan (i.e., a Convertible Mortgage Loan or a Fixed Rate Mortgage Loan).

            Relief Act: The Servicemembers' Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" as defined in Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of Subchapter M of Chapter 1, Subtitle A, of the Code, and related provisions, and proposed, temporary and final Treasury Regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The eighteenth (18th) day of any month, beginning with the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following.

            REO Disposition: The final sale by Countrywide of any REO Property or the transfer of the management of such REO Property to the Purchaser as set forth in Section 3.13 of the Servicing Agreement.

            REO Property: A Mortgaged Property acquired by Countrywide on behalf of the Purchaser as described in Section 3.13 of the Servicing Agreement.

            RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

            Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which such amounts are being held in the Custodial Account for distribution in the month of repurchase.

            Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien on the related Mortgaged Property.

            Servicing Agreement: The agreement dated as of August 30, 2006 and signed by the Purchaser and Servicing LP with respect to the administration and servicing of the Mortgage Loans.

            Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to Countrywide, which shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed, and shall be prorated (based upon the number of days of the related month Countrywide so acted as servicer relative to the total number of days in that month) for each part thereof. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by Countrywide, or as otherwise provided herein. Subject to the foregoing, and with respect to each Mortgage Loan, Countrywide shall be entitled to receive its Servicing Fee through the disposition of any related REO Property and the Servicing Fee payable with respect to any REO Property shall be based on the Stated Principal Balance of the related Mortgage Loan at the time of foreclosure.

            Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the applicable Trade Confirmation or Purchase Confirmation.

            Servicing LP: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors and assigns, in its capacity as servicer hereunder.

            Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary applicable at the time of origination of the Mortgage Loan.

            Stated Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

            Trade Confirmation: A letter agreement substantially in the form of Exhibit D hereto executed by Countrywide and the Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of a Mortgage Loan Package.

            Transaction Documents: With respect to any Mortgage Loan, the related Trade Confirmation, the related Purchase Confirmation, this Agreement and the Servicing Agreement.

            Underwriting Guidelines: The applicable underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Trade Confirmation.

            Updated LTV: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the date of determination divided by the value of the related Mortgaged Property as determined by a recent appraisal of the Mortgaged Property.

            VA: The Department of Veterans Affairs.

            Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan format.



                                   ARTICLE II
                       PRE-CLOSING AND CLOSING PROCEDURES

            Section 2.01. Due Diligence by the Purchaser.

            (a) Review of Credit File. At least five (5) Business Days prior to the Closing Date, Countrywide shall make available to the Purchaser the Credit File for each Preliminary Mortgage Loan in the related Preliminary Mortgage Loan Package. The Purchaser shall have the right to review the Credit File for each such Preliminary Mortgage Loan, at Countrywide's offices or such other location agreed upon by the Purchaser and Countrywide, for the purpose of determining whether each Preliminary Mortgage Loan conforms in all material respects to the applicable terms contained in the Transaction Documents, which determination shall be made in the Purchaser's reasonable and good faith discretion. In the event that the Purchaser rejects any Preliminary Mortgage Loan based on such review, reasonable discretion that any Mortgage Loan is not in compliance in all material respects with the applicable terms of the Transaction Documents, such Mortgage Loan shall be deleted from the related Mortgage Loan Schedule and Countrywide shall have the right to substitute replacement Preliminary Mortgage Loans satisfying the requirements set forth above, and the Purchaser shall have the right to review any such replacement Preliminary Mortgage Loan(s) in the manner contemplated above. The Purchaser shall use its reasonable best efforts to conduct its due diligence, and to convey the results thereof to Countrywide, within the time and in the manner necessary to permit Countrywide to rebut or cure any Preliminary Mortgage Loan or to substitute replacement Preliminary Mortgage Loans as permitted herein.

            (b) Rejection of Preliminary Mortgage Loans. Without limiting the generality of the foregoing, in the event that the Purchaser rejects Preliminary Mortgage Loans (i) comprising more than ten percent (10%) of the related Preliminary Mortgage Loan Package (as measured by unpaid principal balance), or
(ii) for reasons other than as permitted under this Agreement or the Trade Confirmation, Countrywide may, in its sole discretion, rescind its offer to sell any of the Preliminary Mortgage Loans relating thereto to the Purchaser and Countrywide shall have no liability therefor.


            Section 2.02 Identification of Mortgage Loan Package.

            At least three (3) Business Days prior to the Closing Date, the Purchaser shall identify those Preliminary Mortgage Loans that the Purchaser intends to be included in the Mortgage Loan Package.

            Section 2.03 Post-Closing Due Diligence.

            In the event that the Purchaser fails to complete its due diligence, as contemplated in Section 2.01 of this Agreement, with respect to any Preliminary Mortgage Loan, the Purchaser and Countrywide may nonetheless mutually agree to the purchase and sale of such Mortgage Loan as contemplated hereunder, and upon such mutual agreement, if the Purchaser provides notice to Countrywide of such Mortgage Loan and such Mortgage Loan is identified as such in the Purchase Confirmation (as used therein, the "Pending Mortgage Loans"), the Purchaser shall have the right to review the related Credit File for such Mortgage Loan within ten (10) Business Days after the Closing Date and, based on such review and within such ten (10) Business Days period, request that Countrywide repurchase any Pending Mortgage Loan that the Purchaser reasonably and in good faith contends does not conform in all material respects to the applicable terms of the Transaction Documents. Countrywide shall have ten (10) Business Days from the date of its receipt of such request to either (a) repurchase such Mortgage Loan at the purchase price for such Mortgage Loan (as calculated under the related Transaction Documents, as applicable) plus accrued and unpaid interest, or (b) provide evidence reasonably satisfactory to the Purchaser that such Mortgage Loan does in fact conform to the terms of the Transaction Documents, as applicable. In the event that Countrywide must repurchase any Mortgage Loan in accordance with this Section 2.03 or pursuant to any other applicable term contained in the Transaction Documents, Countrywide may, at its option, substitute replacement Mortgage Loans conforming in all material respects to the applicable terms contained in the related Transaction Documents. The rights and remedies set forth in this Section 2.03 are in addition to those set forth in Section 3.03 hereof.

            Section 2.04 Credit Document Deficiencies Identified During Due Diligence.

            If, with respect to a Mortgage Loan Package, the related Purchase Confirmation identifies any Mortgage Loan for which the related Credit File is missing material documentation (as used therein, the "Missing Credit Documents"), Countrywide agrees to use its best efforts to procure each such Missing Credit Document within sixty (60) days following the related Closing Date. In the event of a default by a Mortgagor or any material impairment of the Mortgaged Property, in either case directly arising from a breach of Countrywide's obligation to deliver the Missing Credit Document within the time specified above, Countrywide shall repurchase such Mortgage Loan at the Repurchase Price.

            Section 2.05 Delivery of Collateral Files.

            (a) Custodial Agreement. Countrywide shall, on or before the Business Day prior to the related Closing Date, deliver to the Custodian the Collateral File for each Mortgage Loan in the Mortgage Loan Package. The parties hereto shall execute the Custodial Agreement on or prior to the initial Closing Date as required under Section 2.12. Countrywide shall comply with its obligations under the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

            (b) Missing Collateral Documents. In the event that any of the original Collateral Documents set forth in clauses (3) through (9) of Exhibit A hereto are not delivered to the Custodian on or before the Closing Date (each, a "Missing Collateral Document"), then Countrywide shall have (i) with respect to any Missing Collateral Document sent for recording, twelve (12) months from the related Closing Date, or (ii) with respect to all other Missing Collateral Documents, one-hundred twenty (120) days from the Closing Date, to deliver to the Purchaser such Missing Collateral Documents; provided, however, that with respect to any Government Mortgage Loan, Countrywide agrees to procure each such Missing Collateral Document within sixty (60) days following the FHA's or the VA's, as applicable, deadline for procuring such documents. Notwithstanding the foregoing, Countrywide shall not be deemed to be in breach of this Agreement if its failure to deliver to the Purchaser any Missing Collateral Document within the time specified above is due solely to (i) the failure of the applicable recorder's office to return a Missing Collateral Document that was sent for recording or (ii) the failure of the title insurer to issue and deliver the original mortgagee title policy, except where such refusal to issue the policy is based on a claim that the title insurer is under no obligation to issue such policy.

            (c) Other Documents. Countrywide shall forward to the Purchaser in a timely manner any original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement upon execution and, if applicable, recordation thereof.

            Section 2.06 Purchase Confirmation.

            Upon confirmation with the Purchaser of a Mortgage Loan Package, Countrywide shall prepare and deliver to the Purchaser for execution the related Purchase Confirmation, executed by an authorized signatory of Countrywide.


            Section 2.07 Closing.

            The Closing of each Mortgage Loan Package shall take place on the related Closing Date and shall be subject to the satisfaction of each of the following conditions, unless otherwise waived by the prejudiced party(ies):

            (a) All of the representations and warranties of Countrywide under this Agreement shall be true and correct in all material respects as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

            (b) All of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

            (c) Both parties shall have executed the related Trade Confirmation and Purchase Confirmation;

            (d) at least two Business Days prior to the related Closing Date, Countrywide shall deliver to the Purchaser a a listing on a loan level basis of the necessary information to compute the Purchase Proceeds of the Mortgage Loans delivered on such Closing Date (including accrued interest) in a format as mutually agreed upon by Countrywide and the Purchaser, and prepare a Mortgage Loan Schedule;

            (e) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section
2.12 of this Agreement, in such forms as are agreed upon by the parties, duly executed by all signatories as required pursuant to the terms hereof; and

            (f) Countrywide shall have delivered to the Custodian all Collateral Documents required pursuant to Section 2.05 of this Agreement.

            Section 2.08 Payment of the Purchase Proceeds.

            Subject to the conditions set forth in Section 2.07 hereof, and in consideration for the Mortgage Loan Package to be purchased by the Purchaser on the related Closing Date, the Purchaser shall pay to Countrywide on such Closing Date the Purchase Proceeds by wire transfer of immediately available funds to the account designated by Countrywide on or before the Funding Deadline.

            Section 2.09 Entitlement to Payments on the Mortgage Loans.

            With respect to any Mortgage Loan purchased hereunder, the Purchaser shall be entitled to (a) all scheduled principal due after the related Cut-off Date; (b) all other recoveries of principal collected after the related Cut-off Date, except for (i) recoveries of principal collected after the Cut-off Date and prior to the Closing Date that are reflected in the Mortgage Loan Schedule, and (ii) all scheduled payments of principal due on or before the related Cut-off Date; and (c) all payments of interest on such Mortgage Loan net of interest at the Servicing Fee Rate and the LPMI Fee, if applicable (minus that portion of any such payment that is allocable to the period prior to the related Cut-off Date).

            Section 2.10 Payment of Costs and Expenses.

            The Purchaser and Countrywide shall each bear its own costs and expenses in connection with the purchase and sale of the Mortgage Loans including any commissions due its sales personnel, the legal fees and expenses of its attorneys and any due diligence expenses. To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, only the first of such recordation to be effected shall be at Countrywide's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option and all subsequent recordations shall be at the expense of the Purchaser.



            Section 2.11 MERS Mortgage Loans and the MERS System.

            (a) Notwithstanding anything contained in this Agreement to the contrary, with respect to any MERS Mortgage Loan sold to the Purchaser by Countrywide pursuant to this Agreement, Countrywide shall cause the registration of such MERS Mortgage Loan to be changed on the MERS System to reflect the Purchaser as the beneficial owner of such MERS Mortgage Loan. The foregoing obligation of Countrywide shall be in lieu of Countrywide delivering to the Purchaser an Assignment of Mortgage for such MERS Mortgage Loan. With respect to the Mortgage and intervening assignments related to any MERS Mortgage Loan, Countrywide shall, in accordance with Section 2.05 of this Agreement, provide the Purchaser with the original Mortgage with evidence of registration with MERS and, as applicable, the originals of all intervening assignments of the Mortgage with evidence of recording thereon prior to the registration of the Mortgage Loan with the MERS System.

            With respect to each MERS Mortgage Loan, Countrywide shall designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System.

            In connection with the MERS System, Countrywide is hereby authorized and empowered, in its own name, to register, or change the registration of any MERS Mortgage Loan to effectuate such registration. Further, Countrywide is authorized to cause the removal of any MERS Mortgage Loan from such registration, and to execute and deliver on behalf of itself and the Purchaser, any and all instruments of assignment and comparable instruments with respect to any registration and/or removal of such MERS Mortgage Loan on or from the MERS System.

            Section 2.12 Required Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            (a) this Agreement (to be executed and delivered only for the initial Closing Date);

            (b) with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            (c) the related Mortgage Loan Schedule attached to the related Purchase Confirmation as the Mortgage Loan Schedule thereto;

            (d) with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit E hereto with respect to Countrywide, including all attachments thereto;

            (e) a Security Release Certification, in the form of Exhibit F, as applicable, hereto executed by any person, if any of the Mortgage Loans are subject to a security interest, pledge or hypothecation for the benefit of such person; and

            Countrywide shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

                                  ARTICLE III.
               REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

            Section 3.01 Representations and Warranties Respecting Countrywide.

            Countrywide represents, warrants and covenants to the Purchaser that, as of each Closing Date:

            (a) Organization and Standing. Countrywide is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms of this Agreement;

            (b) Due Authority. Countrywide has the full power and authority to
(i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to sell each Mortgage Loan. This Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of Countrywide, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by Countrywide to make this Agreement valid and binding upon Countrywide in accordance with its terms;

            (c) No Conflict. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by Countrywide, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Countrywide's certificate of incorporation or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which Countrywide is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Countrywide or its property is subject;

            (d) Approved Seller. Countrywide is an approved seller/servicer for each Agency in good standing and is a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act. No event has occurred, including a change in insurance coverage, which would make Countrywide unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements;

            (e) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to Countrywide's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Countrywide would materially and adversely affect the sale of the Mortgage Loans to the Purchaser, the ability of Countrywide to service the Mortgage Loans hereunder in accordance with the terms hereof, or Countrywide's ability to perform its obligations under this Agreement, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Countrywide contemplated herein;

            (f) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Countrywide, of or compliance by Countrywide with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

            (g) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Countrywide, , and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by Countrywide pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (h) Ability to Perform; Solvency. Countrywide does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Countrywide is solvent and the sale of the Mortgage Loans will not cause Countrywide to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Countrywide's creditors;

            (i) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form or other document furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading;

            (j) No Brokers. Countrywide has not dealt with any third party broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (k) Sale Treatment. Countrywide intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of Countrywide and Countrywide has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes; and

            (l) Reasonable Purchase Price. The consideration received by Countrywide upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

            Section 3.02 Representations and Warranties Regarding Individual Mortgage Loans.

            With respect to each Mortgage Loan (unless otherwise specified below), Countrywide represents and warrants to the Purchaser as of the related Closing Date that:

            (a) Mortgage Loan Schedule. The information contained in the Mortgage Loan Schedule is complete, true and correct in all material respects;

            (b) No Delinquencies or Advances. All payments required to be made prior to the related Cut-off Date for such Mortgage Loan under the terms of the Mortgage Note have been made; Countrywide has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; and there has been no delinquency of more than thirty (30) days in any payment by the Mortgagor thereunder during the last twelve (12) months;

            (c) Taxes, Assessments, Insurance Premiums and Other Charges. With respect to each Mortgage Loan, there is no delinquent taxes and insurance premiums and, to the best of Countrywide's knowledge, there is no delinquent ground rents, water charges, sewer rents, assessments, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property;

            (d) No Modifications. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments that have been or will be recorded, if necessary to protect the interests of the Purchaser, and that have been or will be delivered to the Purchaser or its designee, all in accordance with this Agreement. The substance of any such waiver, alteration or modification has been approved by the primary mortgage guaranty insurer, if any, and by the title insurer, to the extent required by the related policy and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the primary mortgage insurer, if any, and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Collateral File and the terms of which are reflected in the Mortgage Loan Schedule if executed prior to the Closing Date;

            (e) No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceedings at the time the Mortgage Loan was originated;

            (f) Hazard and Flood Insurance. All buildings or other improvements upon the Mortgaged Property are insured by an insurer acceptable to an Agency against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, and such insurer is licensed to do business in the state where the Mortgaged Property is located. All such insurance policies contain a standard mortgagee clause naming Countrywide, its successors and assigns as mortgagee, and all premiums thereon have been paid. If, upon the origination of the Mortgage Loan, the Mortgaged Property was, or was subsequently deemed to be, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy that meets the requirements of the current guidelines of the Federal Insurance Administration (or any successor thereto) and conforms to the requirements of an Agency is in effect. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's expense and, upon the failure of the Mortgagor to do so, the holder of the Mortgage is authorized to maintain such insurance at the Mortgagor's expense and to seek reimbursement therefor from the Mortgagor;

            (g) Compliance with Applicable Law. Any and all requirements of any applicable federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all anti-predatory and abusive laws applicable to the Mortgage Loan including, without limitation, any applicable law governing Prepayment Penalties, have been complied with;

            (h) No Release of Mortgage. The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

            (i) Enforceability of Mortgage Documents. The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws. All parties to the Mortgage Note, and the Mortgage had legal capacity to enter into the Mortgage Note and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties;

            (j) Valid First or Second Lien. Each related Mortgage is a valid, subsisting enforceable and perfected first lien (with respect to a First Lien Mortgage Loan) or second lien (with respect to a Second Lien Mortgage Loan) on the related Mortgaged Property, including all improvements on the Mortgaged Property. The lien of the Mortgage is subject only to:

                (i) the lien of current real property taxes and assessments not yet due and payable;

                (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording that are acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and that do not adversely affect the Appraised Value (as evidenced by an appraisal referred to in such definition) of the Mortgaged Property set forth in such appraisal;

                (iii) with respect to a Second Lien Mortgage Loan only, the lien of the first mortgage on the Mortgaged Property; and

                (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.


Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien Mortgage Loan) or second lien (with respect to a Second Lien Mortgage Loan) and first priority (with respect to a First Lien Mortgage Loan) or second priority (with respect to a Second Lien Mortgage Loan) security interest on the property described therein and Countrywide has full right to sell and assign the same to the Purchaser (subject to (i)-(iv) above).

            (k) Disbursements of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed, and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and recording the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (l) Sole Owner. Countrywide is the sole owner and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and Countrywide has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest not specifically set forth in the related Mortgage Loan Schedule and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the terms of this Agreement;

            (m) Title Insurance. Each Mortgage Loan that is a First Lien Mortgage Loan and each Mortgage Loan that is a Second Lien Mortgage Loan with an original principal balance greater than $100,000, in either case, is covered by a lender's title insurance policy acceptable to an Agency, issued by a title insurer acceptable to an Agency and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring (subject to the exceptions contained in Section 3.02(j)(i), (i) and (iv) above) Countrywide, its successors and assigns as to the first or second priority lien of the Mortgage, as applicable. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. Countrywide is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including Countrywide, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

            (n) No Default. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and Countrywide has not waived any default, breach, violation or event of acceleration, and with respect to any Second Lien Mortgage Loan, Countrywide has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (o) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (p) Origination and Collection Practices. The origination, servicing and collection practices used by Countrywide with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Countrywide and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due Countrywide have been capitalized under any Mortgage or the related Mortgage Note. With respect to Adjustable Rate Mortgage Loans, all Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to applicable state, federal and local law has been properly paid and credited;

            (q) No Condemnation or Damage. To the best of Countrywide's knowledge, the Mortgaged Property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

            (r) Customary and Enforceable Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby including (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) otherwise by judicial foreclosure. There is no homestead available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (s) Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage;

            (t) Appraisal. Unless the Mortgage Loan was underwritten pursuant to one of Countrywide's streamline documentation programs, the Credit File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by an appraiser who meets the minimum requisite qualifications of an Agency and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder for appraisers, duly appointed by the originator, that had no interest, direct or indirect in the Mortgaged Property, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal is in a form acceptable to an Agency, with such riders as are acceptable to such Agency;

            (u) Trustee for Deed of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (v) CLTV and LTV, Private Mortgage Insurance, FHA Insurance and VA Guarantees. No Mortgage Loan that is a Second Lien Mortgage Loan has a CLTV greater than 100%. No Mortgage Loan has an LTV greater than 100%. Each Conventional Mortgage Loan, except a Second Lien Mortgage Loan or a Mortgage Loan underwritten in accordance with sub-prime credit underwriting guidelines, with an LTV at origination in excess of eighty percent (80%) is and will be subject to a PMI Policy, which insures that portion of the Mortgage Loan over seventy-five percent (75%) of the Appraised Value of the related Mortgaged Property. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith or, in the case of a lender paid mortgage insurance policy, the premiums and charges are included in the Mortgage Interest Rate for the Mortgage Loan. Each Government Mortgage Loan either has, or will have in due course, a valid and enforceable MIC or LGC, as applicable and, in each case, all premiums due thereunder have been paid. []Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Note is net of any such insurance premium if the related PMI Policy is lender-paid;

            (w) Lawfully Occupied. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same including certificates of occupancy, have been made or obtained from the appropriate authorities;

            (x) Assignment of Mortgage. Except for the absence of recording information, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

            (y) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (z) Form of Mortgage Note and Mortgage. The Mortgage Note and Mortgage are on forms acceptable to an Agency;

            (aa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

            (bb) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is an accepted practice that consists of a single parcel of real property with a detached single family residence erected thereon, or a two to four residential dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform in all material respects with the Underwriting Guidelines. At the time of origination, no portion of the Mortgaged Property was used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes. None of the Mortgaged Properties are log homes, mobile homes, geodesic domes or any other properties not eligible for financing pursuant to the applicable Underwriting Guidelines;

            (cc) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten generally in accordance with the Underwriting Guidelines;

            (dd) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (ee) Due On Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ff) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from an adjustable rate to a fixed rate;

            (hh) No Violation of Environmental Laws. There is no pending action or proceeding directly involving any Mortgaged Property of which Countrywide is aware in which compliance with any environmental law, rule or regulation is an issue;

            (ii) Servicemembers' Civil Relief Act. The Mortgagor has not notified Countrywide, and Countrywide has no knowledge of any relief requested to the Mortgagor under the Relief Act;

            (jj) Disclosure Materials. The Mortgagor has received all disclosure materials required by applicable law with respect to the making of the Mortgage Loans;

            (kk) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct to perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade in or exchange of a Mortgaged Property;

            (ll) Credit Information. For each Mortgage Loan, Countrywide or its designee has furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and requisite information on its borrower credit files to each of the following credit repositories: Equifax Credit Information Services, Inc., Trans Union, LLC and Experian Information Solution, Inc., on a monthly basis;

            (mm) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; and (6) the use of leasehold estates for residential properties is an accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (nn) Prepayment Penalty. With respect to each Mortgage Loan that has a Prepayment Penalty, each such Prepayment Penalty is enforceable and is permitted pursuant to applicable federal, state and local law. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination;

            (oo) Payment Terms. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Note. Except with respect to any Option ARM Mortgage Loan, the Mortgage Note is payable in monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than fourty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Except for Balloon Mortgage Loans, the Mortgage Loan does not require a balloon payment on its stated maturity date;

            (pp) Simple Interest Mortgage Loans. With respect to each Mortgage Loan that is a simple interest Mortgage Loan, the Mortgage Loan is identified on the related Mortgage Loan Schedule as a simple interest Mortgage Loan, the Mortgage Loan is required to be serviced as a simple interest Mortgage Loan pursuant to the terms of the related Mortgage Note, and the servicing and collection practices used in connection therewith have been in accordance with legal, proper, prudent and customary practices for servicing simple interest Mortgage Loans;

            (qq) Compliance with Anti-Money Laundering Laws. Countrywide has established an anti-money laundering compliance program to the extent required by applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2003, and the laws and regulations administered by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), which prohibit dealings with certain countries, territories, entities and individuals named in OFAC's Sanction Programs and on the Specially Designated Nationals and Blocked Persons List. The Mortgage Loans have been originated, and documentation related thereto shall be maintained, in material compliance with such program; and

            (rr) Fraud. No fraud, error, omission, misrepresentation or similar occurrence, with respect to a Mortgage Loan has taken place on the part of Countrywide or, to the best of Countrywide's knowledge, any other Person, including without limitation, the Mortgagor, any appraiser, or any builder or developer involved in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

            Section 3.03 Remedies for Breach of Representations and Warranties.

            (a) Notice of Breach. The representations and warranties set forth in Sections 3.01 and 3.02 of this Agreement shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Collateral Documents or Credit File. Upon discovery by either Countrywide or the Purchaser of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of one or more of the related Mortgage Loans, the party discovering such breach shall give prompt written notice to the other.

            (b) Cure or Repurchase. Within sixty (60) days from the earlier of either discovery by or notice to Countrywide of a breach of a representation or warranty that materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans, or the Purchaser's interests therein, Countrywide shall use its best efforts to promptly cure such breach in all material respects, and, if such breach cannot be cured, Countrywide shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01 hereof and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to Countrywide of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by Countrywide at the Repurchase Price.

            (c) Substitution or Repurchase. However, if the breach shall involve a representation or warranty set forth in Section 3.02, (Countrywide shall, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans. If Countrywide has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan(s) pursuant to the provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution. At the time of repurchase or substitution, the Purchaser and Countrywide shall arrange for the reassignment of the Deleted Mortgage Loan and release of the related Collateral File to Countrywide and the delivery to Countrywide of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event Countrywide determines to substitute a Qualified Substitute Mortgage Loan for a repurchased Mortgage Loan, Countrywide shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place and amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify the Qualified Substitute Mortgage Loan(s) and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, Countrywide shall be deemed to have made as to such Qualified Substitute Mortgage Loan(s) the representations and warranties except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. Countrywide shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing the Collateral Documents for such Qualified Substitute Mortgage Loan(s). Countrywide shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan(s) in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by Countrywide. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and Countrywide shall thereafter be entitled to retain all amounts subsequently received by Countrywide in respect of such Deleted Mortgage Loan.

            For any month in which Countrywide substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, Countrywide shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by Countrywide in the month of substitution pursuant to Section 4.01 of the Servicing Agreement. Accordingly, on the date of such substitution, Countrywide shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.


            In addition to such repurchase or substitution obligation, Countrywide shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses resulting from, a breach of any representation or warranty contained in Sections 3.01 and 3.02 of this Agreement that materially and adversely affects the value of one or more Mortgage Loans or the Purchaser's interest therein.

             (d) Sole Remedy. With respect to the breach of a representation and warranty set forth in Section 3.01 and Section 3.02 hereof with respect to a Mortgage Loan, the obligation under this Section 3.03 of Countrywide to cure, repurchase, indemnify or replace such Mortgage Loan shall constitute the sole remedy against Countrywide respecting such breach available to the Purchaser.

            (e) Accrual of Cause of Action. Any cause of action against Countrywide relating to or arising out of the breach of any representations and warranties made in Sections 3.01 or 3.02 hereof shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by Countrywide to the Purchaser, (ii) failure by Countrywide to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon Countrywide by the Purchaser for compliance with the relevant provisions of this Agreement.

            Section 3.04 Repurchase of Convertible Mortgage Loans.

            In the event a Mortgagor exercises the option to convert a Convertible Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note, Countrywide shall repurchase such Convertible Mortgage Loan within thirty (30) days of such conversion taking effect at a price equal to on hundred percent (100%) of the unpaid principal balance of such Convertible Mortgage Loan at the time of such conversion plus accrued interest thereon through the last day of the month of repurchase at the Mortgage Loan Remittance Rate; provided, however, no interest shall be due and payable if a Convertible Mortgage Loan is repurchased on the first day of a month. Any repurchase of a Convertible Mortgage Loan(s) pursuant to the foregoing provisions of this Section 3.04 shall be accomplished by deposit in the Custodial Account of the amount of said repurchase price for distribution to the Purchaser on the next scheduled Remittance Date.



            Section 3.05 Representations and Warranties Respecting the
Purchaser.

            The Purchaser represents, warrants and covenants to Countrywide that, as of each Closing Date:

            (a) Organization and Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified to transact business in and is in good standing under the laws of each state in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such qualification;

            (b) Due Authority. The Purchaser has the full power and authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement; the Purchaser has the full power and authority to purchase and hold each Mortgage Loan;

            (c) No Conflict. Neither the acquisition of the Mortgage Loans by the Purchaser pursuant to this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

            (d) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to the Purchaser's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to the Purchaser would adversely affect the purchase of the Mortgage Loans by the Purchaser hereunder, or the Purchaser's ability to perform its obligations under this Agreement; and

            (e) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement (including, but not limited to, any approval from HUD), or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

            Section 3.06 Indemnification by the Purchaser.

            The Purchaser shall indemnify Countrywide and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses resulting from, a breach of any representation or warranty contained in Sections 3.05. With respect to the breach of a representation and warranty set forth in Section 3.05 hereof, the obligation under this Section 3.06 of the Purchaser to indemnify Countrywide shall constitute the sole remedy against the Purchaser respecting such breach available to Countrywide.



                                  ARTICLE IV.
                                  MISCELLANEOUS

            Section 4.01 Notices.

            All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)   to Countrywide:

                  Countrywide Home Loans, Inc.
                  4500 Park Granada
                  Calabasas, California 91302
                  Attn: Mr. Josh Adler

                  With copy to: General Counsel

            (ii)  the Purchaser:

                  Barclays Bank PLC
                  200 Park Avenue
                  New York, New York 10166
                  Attention: Mary Logan

                  With a copy to:

                  Barclays Bank PLC, as administrator
                  200 Park Avenue
                  New York, New York  10166
                  Attention: Mary Logan
                  Fax: (212) 412-3266
                  E mail: mary.logan@barclayscapital.com

            To the address and contact set forth in the related Purchase Confirmation or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            Section 4.02 Sale Treatment.

            It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by Countrywide and not a pledge of the Mortgage Loans by Countrywide to the Purchaser to secure a debt or other obligation of Countrywide. Consequently, the sale of each Mortgage Loan shall be reflected as a sale on Countrywide's business records, tax returns and financial statements. Accordingly, Countrywide and the Purchaser shall each treat the transaction for federal income tax purposes as a sale by Countrywide, and a purchase by the Purchaser, of the Mortgage Loans.

            Section 4.03 Exhibits.

            The Exhibits to this Agreement and each Trade Confirmation and Purchase Confirmation executed by Countrywide and the Purchaser are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            Section 4.04 General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

            (g) reference to the Transaction Documents or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.

            Section 4.05 Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.


            Section 4.06 Further Agreements.

            Countrywide shall execute and deliver to the Purchaser and the Purchaser shall be required to execute and deliver to Countrywide such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            Section 4.07 Assignment of Mortgage Loans by the Purchaser.

            (a) The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in a Whole Loan Transfer; provided, however, that the transferee will not be deemed to be the Purchaser hereunder unless such transferee shall agree in writing to be bound by the terms of this Agreement in the form of an assignment, assumption and recognition agreement ("AAR") reasonably acceptable to the Purchaser and Countrywide and an original counterpart of the AAR shall have been executed by the Purchaser and the transferee and delivered to Countrywide. Notwithstanding the foregoing, no transfer shall be effective if such transfer would result in there being more than three (3) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package.

            Section 4.08 Conflicts between Transaction Documents.

            In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and either the related Trade Confirmation or the related Purchase Confirmation, the terms of the related Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and the Servicing Agreement, the terms of this Agreement shall control.


            Section 4.09 Governing Law.

            This Agreement shall be deemed in effect when fully executed and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by applicable federal law.

            Section 4.10 Severability Clause.

            Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to an amendment to this Agreement which places each party in the same or as economic position as each party would have been in except for such invalidity.

            Section 4.11 Successors and Assigns.

            This Agreement shall bind and inure to the benefit of and be enforceable by Countrywide and the Purchaser and the respective permitted successors and assigns of Countrywide and the Purchaser. Except as specifically set forth in Section 4.07 above, the Purchaser may not assign, pledge or hypothecate this Agreement to any Person without Countrywide's prior written consent.

            Section 4.12 Confidentiality.

            Countrywide and the Purchaser acknowledge and agree that the terms of the Transaction Documents shall be kept confidential and their contents will not be divulged to any party without the other party's consent, except to the extent that it is appropriate for Countrywide and the Purchaser to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies.

            Section 4.13 Entire Agreement.

            This Agreement and the related Trade Confirmation and Purchase Confirmation constitute the entire understanding between the parties hereto with respect to the sale of each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. Countrywide and the Purchaser understand and agree that no employee, agent or other representative of Countrywide or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Trade Confirmation or Purchase Confirmation. Neither this Agreement nor the related Trade Confirmation or Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

            Section 4.14 Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            Section 4.15 Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            Section 4.16 No Solicitation

            The Purchaser shall not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Purchaser's behalf, to solicit any borrower in any manner whatsoever, including but not limited to, soliciting a borrower to prepay or refinance a Mortgage Loan. Furthermore, neither the Purchaser nor any of its affiliates shall directly or indirectly provide information to any third party for purposes of soliciting the borrowers related to the Mortgage Loans. It is understood that promotions undertaken by the Purchaser or its affiliates which are directed to the general public at large (i.e., newspaper advertisements, radio or T.V. ads, etc.) and not specifically directed to the borrowers related to the Mortgage Loans shall not constitute a breach of this section. Countrywide will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors or independent mortgage brokerage companies on Countrywide's behalf, to personally, by telephone or mail, solicit the borrower under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that Countrywide may solicit any borrower for whom Countrywide has received a request for verification of mortgage, a request for demand for payoff, a borrower initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the borrower initiates a title search, provided further, it is understood and agreed that promotions undertaken by Countrywide or any of its affiliates which concern optional insurance products or other additional products shall not constitute solicitation nor is Countrywide prohibited from responding to unsolicited requests or inquiries made by a borrower or an agent of a borrower. Notwithstanding the foregoing, the following solicitations, if undertaken by Countrywide or any affiliate of Countrywide, shall not be prohibited: (i) solicitations or promotions that are directed to the general public at large, including, without limitation, mass mailings based on mailing lists and newspaper, radio, television and other mass media advertisements and (ii) borrower messages included on, and statement inserts provided with, the monthly statements sent to borrowers; provided, however, that similar messages and inserts are sent to all other borrowers of similar type mortgage loans serviced by Countrywide and such affiliates, including, but not limited to, those mortgage loans serviced for the Countrywide's and/or such affiliates own account; and (iii) solicitations made as a part of a campaign directed to borrowers with mortgage loans meeting certain defined parameters (other than parameters relating to the borrowers or Mortgage Loans specifically), provided, that such solicitations are made to all borrowers of mortgage loans serviced by Countrywide and such affiliates with respect to mortgage loans meeting such defined parameters, including, but not limited to, those mortgage loans serviced for the Countrywide's and/or such affiliates own account.

            Section 4.17 Consent to Service of Process.

            EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE SATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                       [SIGNATURE PAGE TO FOLLOW]

      IN WITNESS WHEREOF, Countrywide and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                       COUNTRYWIDE HOME LOANS, INC.,

                                       Countrywide

                                       By:_________________________________
                                       Name: Darren Bigby
                                       Title:

                                       BARCLAYS BANK PLC,
                                       the Purchaser

                                       By:_________________________________
                                          Name
                                          Title:

                                    EXHIBIT A

                              COLLATERAL DOCUMENTS

1. Mortgage Note: The original Mortgage Note (or a lost note affidavit in a form acceptable to an Agency) bearing all intervening endorsements, endorsed "Pay to the order of _____________, without recourse" and signed in the name of Countrywide by an authorized officer.

2.    Assignment of Mortgage: The original Assignment of Mortgage in blank.

3. Guarantee: The original of any guarantee executed in connection with the Mortgage Note.

4. Mortgage: The original Mortgage with evidence of recording thereon or, if such original Mortgage has not been returned to Countrywide on or prior to the Closing Date by the public recording office where such Mortgage has been delivered for recordation, a copy of such Mortgage certified by Countrywide to be a true and complete copy of the original Mortgage sent for recordation.

5. Modifications: The originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon, if any.

6. Intervening Assignments: The originals of all intervening assignments of Mortgage with evidence of recording thereon, provided that such originals have been returned to Countrywide by the public recording office where such intervening assignment of Mortgage has been delivered for recordation.

7. Title Policy: If applicable, the original mortgagee title insurance policy (or the equivalent thereof with respect to any Mortgage Loan in which the related Mortgaged Property is located in a jurisdiction where such title insurance is not customarily provided) if such title insurance policy has been issued by the related title company on or prior to the Closing Date.

8. Loan Guaranty Certificate: The original Loan Guaranty Certificate, if applicable.

9. Mortgage Insurance Certificate: The original Mortgage Insurance Certificate, if applicable.

                                    EXHIBIT B

                          FORM OF PURCHASE CONFIRMATION

                            [COUNTRYWIDE LETTERHEAD]

                                                                          [DATE]

            Barclays Bank PLC
            200 Park Avenue
            New York, New York 10166
            Attn: [CONTACT, TITLE]

            Re:   Purchase Confirmation ($x.xmm) (Deal No. xxxx-xxx)
            Ladies and Gentlemen:

            This purchase confirmation (the "Purchase Confirmation") between Countrywide Home Loans, Inc. ("Countrywide") and Barclays Bank PLC ("Purchaser") sets forth our agreement pursuant to which Purchaser is purchasing, and Countrywide is selling those certain mortgage loans identified in Exhibit A hereto and more particularly described herein, excluding the servicing rights related thereto (the "Mortgage Loans").

            The purchase, sale and servicing of the Mortgage Loans as contemplated herein shall be governed by that certain Master Mortgage Loan Purchase Agreement dated as of [DATE], between Countrywide and Purchaser (as amended herein and otherwise, the "Purchase Agreement") and that certain Servicing Agreement dated as of [DATE] between Countrywide and Purchaser (both the Purchase Agreement and the Servicing Agreement shall be referred to herein, as applicable, as the "Agreement"). By executing this Purchase Confirmation, each of Countrywide and Purchaser again makes, with respect to itself and each Mortgage Loan, as applicable, all of the covenants, representations and warranties made by each such party in the Agreement, except as the same may be amended by this Purchase Confirmation.

            All exhibits hereto are incorporated herein in their entirety. In the event there exists any inconsistency between the Agreement and this Purchase Confirmation, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

            1. Assignment and Conveyance of Mortgage Loans. Upon Purchaser's payment of the Purchase Proceeds in accordance with Section 2.08 of the Purchase Agreement, Countrywide shall sell, transfer, assign and convey to Purchaser, without recourse, but subject to the terms of the Purchase Confirmation and the Purchase Agreement, all of the right, title and interest of Countrywide in and to the Mortgage Loans, excluding the servicing rights relating thereto. Each Mortgage Loan shall be serviced by Countrywide pursuant to the terms of the Servicing Agreement.

            2. Defined Terms. As used in the Agreement, the following defined terms shall have meanings set forth below with respect to the related Mortgage Loan Package.

            a. Closing Date: [DATE].

            b. Cut-off Date: [DATE].

            c. Cut-off Date Balance:

            [d. Index: On each Interest Adjustment Date, the applicable index rate shall be a rate per annum equal to [the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year, as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15] [the average of interbank offered rates for six-month U.S. dollar denominated deposits in the London market (LIBOR), as published [in the Wall Street Journal] [by Fannie Mae] [the 11th District Cost of Funds as made available by the Federal Home Loan Bank] [the weekly average yield on certificates of deposit adjusted to a constant maturity of six months as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15 or a similar publication.]]

            e. Missing Credit Documents: As set forth in Exhibit [C] hereto.

Notwithstanding anything contained in Section 2.04 of the Purchase Agreement to the contrary, Countrywide's obligation to repurchase from the Purchaser the Mortgage Loan related to a Missing Credit Document shall occur only in the event of a default by a Mortgagor or any material impairment of the Mortgaged Property directly arising a breach of Countrywide's obligation to deliver the Missing Credit Document within the time specified in Section 2.04 of the Purchase Agreement.

            [f. Pending Mortgage Loans: As set forth in Exhibit [C] hereto.]

            g. Purchase Proceeds: With respect to [the Mortgage Loans] [each Mortgage Loan], and as set forth in Exhibit [A] and Exhibit [B] hereto, the sum of (a) the product of (i) the Cut-off Date Balance of [such Mortgage Loan] [such Mortgage Loans], and (ii) the purchase price percentage set forth in Exhibit [A] hereto for such [Mortgage Loan] [Mortgage Loans], and (b) accrued interest from the Cut-off Date through the day prior to the Closing Date, inclusive.

            h. Servicing Fee Rate: [0.25%] [0.375%] [With respect to the period prior to the initial Interest Adjustment Date, [0.25]% and, thereafter, [0.375]%].

            3. Description of Mortgage Loans. Each Mortgage Loan complies with the specifications set forth below in all material respects.

            a. Loan Type: Each Mortgage Loan is a [Conventional] [Government] Mortgage Loan and a [Adjustable Rate] [Balloon] [Convertible] [Fixed Rate] Mortgage Loan.

            b. Lien Position: Each Mortgage Loan is secured by a perfected [first] [second] lien Mortgage.

            c. Underwriting Criteria: Each Mortgage Loan [was underwritten generally in accordance with Countrywide's credit underwriting guidelines in effect at the time such Mortgage Loan was originated] [conforms to the Fannie Mae or Freddie Mac mortgage eligibility criteria (as such criteria applies to Countrywide) and is eligible for sale to, and securitization by, Fannie Mae or Freddie Mac] [conforms in all material respects to the GNMA mortgage eligibility criteria and is eligible for sale and securitization into a GNMA mortgage-backed security] [at the time of origination was underwritten to guidelines which are consistent with an institutional investor-quality mortgage loan].

            Kindly acknowledge your agreement to the terms of this Purchase Confirmation by signing in the appropriate space below and returning this Purchase Confirmation to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,                                         Agreed to and Accepted by:

COUNTRYWIDE HOME LOANS, INC.                       BARCLAYS BANK PLC

By: ____________________________                   By: _________________________
    Name:   Darren Bigby                               Name:
    Title:                                             Title:

                                    EXHIBIT A

                                       to

                              PURCHASE CONFIRMATION

                             MORTGAGE LOAN SCHEDULE

                                   (attached)

                                    EXHIBIT B

                                       to

                              PURCHASE CONFIRMATION

                        CALCULATION OF PURCHASE PROCEEDS

                                   (attached)

                                    EXHIBIT C

                                       to

                              PURCHASE CONFIRMATION

                            MISSING CREDIT DOCUMENTS

--------------------------------------------------------------------------------
LOAN COUNT                         LOAN NUMBER                        DOCUMENT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    EXHIBIT D

                                       to

                              PURCHASE CONFIRMATION

                             PENDING MORTGAGE LOANS



--------------------------------------------------------------------------------
LOAN COUNT                         LOAN NUMBER                        DOCUMENT
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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


                                    EXHIBIT C

                                   [RESERVED]

                                    EXHIBIT D

                           FORM OF TRADE CONFIRMATION

                            [COUNTRYWIDE LETTERHEAD]

                                                                          [DATE]

Barclays Bank PLC
200 Park Avenue
New York, New York 10166
Attn: [CONTACT, TITLE]

        Re: Sale of $[AMOUNT] Million of Mortgage Loans to Barclays Bank PLC (Deal No. yrmm-xxx)
                ----------------------------------------------------------------


_____________________
            Ladies and Gentlemen:

            This Trade Confirmation confirms the agreement between Barclays Bank PLC ("Purchaser") and Countrywide Home Loans, Inc. ("Countrywide") pursuant to which Purchaser has agreed to purchase, and Countrywide has agreed to sell, those certain mortgage loans [identified][summarized] in Exhibit A hereto (the "Mortgage Loans"), subject to the terms set forth herein.

            Closing Date: _________ __, [year][, provided, however, that the parties shall use their best efforts to consummate the transaction prior to [DATE].

            Commitment Amount: $______________.

            Purchase Price: $______________.

            Percentage: ____%, subject to adjustment as set forth in Exhibit A. [Loan-level pricing as set forth in Exhibit A.]

            Product: [Jumbo]["A"][A-"]["Alt A"] [Sub-prime] [Conforming] [Conventional] [Government] [Second Lien/HELOC] [[fixed][(x/1) Index adjustable] rate mortgage loans]. (undefined terms should not be capitalized)

            Underwriting Criteria:

            Servicing Rights: RETAINED: Retained by Countrywide and serviced on a [scheduled/scheduled] [actual/actual] [scheduled][actual] basis for the servicing fee rate [equal to FEE% per annum][set forth in Exhibit A [for each Mortgage Loan]]. [ With respect to the period prior to the initial Interest Adjustment Date, 0.25% and, thereafter, 0.375%].

            Prepayment Penalties: Barclays Bank PLC shall be entitled to any penalties resulting from the prepayment of any Mortgage Loans by the related mortgagor(s).

            Documentation: [Assignment of a [type of agreement]] [Industry standard purchase and servicing agreement.]

            Conditions: [Review of Mortgage Loans by Purchaser to confirm conformance with this Trade Confirmation. Countrywide may, at its option, elect to substitute comparable mortgage loans for any Mortgage Loans rejected by Purchaser pursuant to the preceding sentence.]

            [Countrywide's sale of the Mortgage Loans is expressly subject to
(a) the review of the Mortgage Loans by Purchaser to confirm conformance with the Trade Confirmation, and (b) purchase of the Mortgage Loans by Countrywide on or before the Closing Date from the current owner of the Mortgage Loans (the "Current Owner"). If either of the foregoing conditions are not satisfied, Countrywide shall have no liability to Purchaser.]

            Non-Circumvent: Countrywide and Purchaser understand and agree that Countrywide may introduce the owner of the Mortgage Loans to Purchaser, that the Current Owner is a customer of Countrywide and that such relationship of Countrywide is confidential. Purchaser agrees, with respect to the Current Owner, Purchaser will not, for the purpose of purchasing other mortgage loans [for a period of one year from the Closing Date], communicate with or purchase such other mortgage loans from the Current Owner unless the Current Owner has had previous business dealings (other than any transactions involving Countrywide) with the Current Owner in a similar context.

            Please acknowledge your agreement to the terms and conditions of this Trade Confirmation by signing in the appropriate space below and returning a copy of the same to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.

Sincerely,                                         Agreed to and Accepted by:

COUNTRYWIDE HOME LOANS, INC.                       BARCLAYS BANK PLC

By: ________________________                       By: _________________________
    Name: Darren Bigby                                 Name:
    Title:                                             Title:

                                    EXHIBIT A

                                       to

                               TRADE CONFIRMATION

                 MORTGAGE LOAN SCHEDULE AND PRICING INFORMATION

                                   (attached)

                                    EXHIBIT B

                                       to

                               TRADE CONFIRMATION

                             UNDERWRITING GUIDELINES

                                   (attached)

                               EXHIBIT E

                      COUNTRYWIDE HOME LOANS, INC.

                         OFFICER'S CERTIFICATE

            I, [NAME], hereby certify that I am the duly elected [TITLE] of Countrywide Home Loans, Inc., a corporation organized under the laws of the State of New York ( "Countrywide") and further as follows:

1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Certificate of Incorporation of Countrywide which is in full force and effect on the date hereof.

2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the By-laws of Countrywide which are in effect on the date hereof.

3. Attached hereto as Exhibit 3 is a Certificate of Good Standing of Countrywide issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of Countrywide authorizing Countrywide to execute and deliver each of the [Master Mortgage Loan Purchase Agreement and Servicing Agreement], dated as of [DATE], by and among [PARTY] (the "Purchaser"), and Countrywide (the "Sale and Servicing Agreement")] and to endorse the [Mortgage Notes and execute the Assignments of Mortgages by facsimile signature], and such resolutions are in effect on the date hereof.

5. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of Countrywide, signed (a) the [Sale and Servicing Agreement], and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of Countrywide, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

              [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of Countrywide.


Dated:      [DATE]


By:  _______________________________

Name:   [NAME]

Title: [TITLE]


[SEAL]


            I, [NAME OF ASSISTANT SECRETARY], an Assistant Secretary of Countrywide, hereby certify that [NAME] is the duly elected, qualified and acting [TITLE] of Countrywide and that the signature appearing above is her genuine signature.

            IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:      [DATE]


By:  _______________________________

Name:   [NAME]

Title:  Assistant Secretary


[SEAL]

                                    EXHIBIT 1

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 2

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 3

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 4

                                       to

                              OFFICER'S CERTIFICATE


                             RESOLUTIONS ADOPTED BY

                            THE BOARD OF DIRECTORS OF

                          COUNTRYWIDE HOME LOANS, INC.

                                  AS OF [DATE]

                                    EXHIBIT 5

                                       to

                              OFFICER'S CERTIFICATE



        NAME                           TITLE                     SIGNATURE
-----------------------   -----------------------------   ----------------------

-----------------------   -----------------------------   ----------------------

-----------------------   -----------------------------   ----------------------

-----------------------   -----------------------------   ----------------------

-----------------------   -----------------------------   ----------------------

-----------------------   -----------------------------   ----------------------

-----------------------   -----------------------------   ----------------------

-----------------------   -----------------------------   ----------------------

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Barclays Bank PLC from the company named on the next page (the "Company") pursuant to that certain Mortgage Loan Purchase Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Barclays Bank PLC. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution


_______________________________________
             (Name)

_______________________________________
            (Address)

_______________________________________
_______________________________________
_______________________________________


By:____________________________________

                          II. Certification of Release

            The Company named below hereby certifies to Barclays Bank PLC that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Barclays Bank PLC the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.


By:
Title:
Date:

                          COUNTRYWIDE HOME LOANS, INC.,
                                 as Countrywide

                                       and

                               SUTTON FUNDING LLC,
                                  as Purchaser

                    ________________________________________

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

                          dated as of February 26, 2007

                    ________________________________________



                     Conventional Residential Mortgage Loans
                              (SERVICING RETAINED)

ARTICLE I. DEFINITIONS

ARTICLE II. PRE-CLOSING AND CLOSING PROCEDURES

   Section 2.01     Due Diligence by the Purchaser..............................
   Section 2.02     Identification of Mortgage Loan Package.....................
   Section 2.03     Post-Closing Due Diligence..................................
   Section 2.04     Credit Document Deficiencies Identified During
                      Due Diligence.............................................
   Section 2.05     Delivery of Collateral Files................................
   Section 2.06     Purchase Confirmation.......................................
   Section 2.07     Closing.....................................................
   Section 2.08     Payment of the Purchase Proceeds............................
   Section 2.09     Entitlement to Payments on the Mortgage Loans...............
   Section 2.10     Payment of Costs and Expenses...............................
   Section 2.11     MERS Mortgage Loans and the MERS System.....................
   Section 2.12     Required Closing Documents..................................

ARTICLE III. REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

   Section 3.01     Representations and Warranties Respecting Countrywide.......
   Section 3.02     Representations and Warranties Regarding Individual
                      Mortgage Loans............................................
   Section 3.03     Remedies for Breach of Representations and Warranties.......
   Section 3.04     Repurchase of Convertible Mortgage Loans....................
   Section 3.05     Representations and Warranties Respecting the Purchaser.....
   Section 3.06     Indemnification by the Purchaser............................

ARTICLE IV. MISCELLANEOUS

   Section 4.01     Notices.....................................................
   Section 4.02     Sale Treatment..............................................
   Section 4.03     Exhibits....................................................
   Section 4.04     General Interpretive Principles.............................
   Section 4.05     Reproduction of Documents...................................
   Section 4.06     Further Agreements..........................................
   Section 4.07     Assignment of Mortgage Loans by the Purchaser...............
   Section 4.08     Conflicts between Transaction Documents.....................
   Section 4.09     Governing Law...............................................
   Section 4.10     Severability Clause.........................................
   Section 4.11     Successors and Assigns......................................
   Section 4.12     Confidentiality.............................................
   Section 4.13     Entire Agreement............................................
   Section 4.14     Counterparts................................................
   Section 4.15     Waivers.....................................................
   Section 4.16     No Solicitation.............................................
   Section 4.17     Consent to Service of Process...............................


   Exhibit A        Schedule of Collateral Documents............................
   Exhibit B        Form of Purchase Confirmation...............................
   Exhibit C        Form of Custodial Agreement.................................
   Exhibit D        Form of Trade Confirmation..................................
   Exhibit E        Form of Countrywide's Officer's Certification...............
   Exhibit F        Form of Security Release Certification......................

                     MASTER MORTGAGE LOAN PURCHASE AGREEMENT

This Master Mortgage Loan Purchase Agreement is made and entered into as of February 26, 2007 (the "Agreement"), between Countrywide Home Loans, Inc., having an address at 4500 Park Granada, Calabasas, California 91302 ("Countrywide"), and Sutton Funding, LLC c/o Global Securitization Services, LLC, having an address at 445 Broad Hollow Road, Suite 239, Melville, New York 11747 the ("Purchaser").

                                 R E C I T A L S
                                 - - - - - - - -

            The Purchaser has agreed to purchase from Countrywide and Countrywide has agreed to sell from time to time to the Purchaser all of Countrywide's right, title and interest, excluding servicing rights, in and to those certain mortgage loans identified in a Purchase Confirmation (as defined below) executed by Countrywide and the Purchaser. This Agreement is intended to set forth the terms and conditions by which Countrywide shall transfer and the Purchaser shall acquire such mortgage loans.

            In consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Countrywide and the Purchaser agree as follows:

                                    ARTICLE I.
                                   DEFINITIONS

            Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supersede such term.

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of a similar type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

Agency: Either Fannie Mae or Freddie Mac.

Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

Agreement: This Master Mortgage Loan Purchase Agreement, including all exhibits and supplements hereto, and all amendments hereof.

Appraised Value: The value of the related Mortgaged Property as set forth in an appraisal made in connection with the origination of a Mortgage Loan or the sale price of the related Mortgaged Property if the proceeds of such Mortgage Loan were used to purchase such Mortgaged Property, whichever is less.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

Balloon Mortgage Loan: Any Mortgage Loan wherein the Mortgage Note matures prior to full amortization and requires a final and accelerated payment of principal.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California, the State of New York, or the State of Texas are authorized or obligated by law or executive order to be closed.

Closing: The consummation of the sale and purchase of each Mortgage Loan
Package.

Closing Documents: The documents required to be delivered on each Closing Date pursuant to Section 2.12.

Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

Closing Date: The date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the Trade Confirmation or Purchase Confirmation.

Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A hereto.

Collateral File: With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

Combined Loan-to-Value Ratio: As of any date and as to any Mortgage Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan and (ii) the Stated Principal Balance (or the original principal balance, if so indicated) as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Mortgage Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value of the related Mortgaged Property.

Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

Conventional Mortgage Loan: A Mortgage Loan that is not insured by the FHA or guaranteed by the VA.

Convertible Mortgage Loan: Any Adjustable Rate Mortgage Loan that contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan in accordance with the terms of the related Mortgage Note.

Countrywide: Countrywide Home Loans, Inc., or any successor or assign to Countrywide under this Agreement as provided herein.

Credit File: The file retained by Countrywide that includes the mortgage loan documents pertaining to a Mortgage Loan including copies of the Collateral Documents together with the credit documentation relating to the origination of such Mortgage Loan, which Credit File may be maintained by Countrywide on microfilm or any other comparable medium.

Custodial Account: The account or accounts created and maintained pursuant to
Section 3.04 of the Servicing Agreement, each of which shall be an Eligible Account.

Custodial Agreement: The agreement governing the retention of the Collateral Files by the Custodian.

Custodian: Wells Fargo Bank, N.A., its successor in interest or assign, or such other custodian that may be designated by Purchaser from time to time.

Cut-off Date: The first day of the month in which the related Closing Date occurs or such other date as may be set forth in the related Trade Confirmation or Purchase Confirmation.

Cut-off Date Balance: The aggregate scheduled unpaid principal balance of the Mortgage Loans in a Mortgage Loan Package as of the Cut-off Date, after application of (i) scheduled payments of principal due on such Mortgage Loans on or before such Cut-off Date, whether or not collected, and (ii) any Principal Prepayments received from the Mortgagor prior to the Cut-off Date.

Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

Determination Date: The Business Day immediately preceding the related Remittance Date.

Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Eligible Account: An account or accounts (i) maintained with a depository institution the short term debt obligations of which are rated by a nationally recognized statistical rating agency in one of its two (2) highest rating categories at the time of any deposit therein, (ii) the deposits of which are insured up to the maximum permitted by the FDIC, or (iii) maintained with an institution and in a manner acceptable to an Agency.

Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, flood insurance premiums, and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fannie Mae: The Federal National Mortgage Association or any successor organization.

Fannie Mae Transfer: Any sale or transfer of some or all of the Mortgage Loans to Fannie Mae.

First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien on the related Mortgaged Property.

Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor organization.

Freddie Mac Transfer: Any sale or transfer of some or all of the Mortgage Loans to Freddie Mac under its Cash Purchase Program or MBS Program (Special Servicing Option).

Funding Deadline: With respect to each Closing Date, one o'clock (1:00) p.m. New York time.

Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

            High Cost Loan: A Mortgage Loan (a) that is a Section 32 Mortgage Loan under the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) (classified as a "high cost" or similarly defined loan under any other applicable state, federal or local law or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary, as applicable at the time of origination of the Mortgage Loan.

HUD: The Department of Housing and Urban Development or any federal agency or official thereof which may from time to time succeed to the functions thereof.

Index: With respect to any Adjustable Rate Mortgage Loan on each Interest Adjustment Date the applicable index as set forth in the related Mortgage Note.

Interim Funder: With respect to each MERS Mortgage Loan, the Person named on the MERS System as the interim funder pursuant to the MERS Procedures Manual.

Interest Adjustment Date: With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

Investor: With respect to each MERS Mortgage Loan, the Person named on the MERS System as the investor pursuant to the MERS Procedures Manual.

Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

Liquidation Proceeds: Amounts, other than PMI Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by Countrywide in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 3.13 of the Servicing Agreement.

LPMI Fee: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by Countrywide to pay the premium due on the PMI Policy with respect to such LPMI Loan.

LPMI Loan: Any Mortgage Loan with respect to which Countrywide is responsible for paying the premium due on the related PMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

MERS Procedures Manual: The MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

MERS System: The electronic system of recording transfers of mortgages maintained by MERS.

MIC: A mortgage insurance certificate issued by HUD.

Missing Credit Documents: As defined in Section 2.04 hereof.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, upon a leasehold estate of the Mortgagor, as the case may be.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds (if applicable), Government Insurance Proceeds (if applicable), Other Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the interest rate payable to the Purchaser on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and the LPMI Fee, if applicable.

Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans included therein and made a part of the related Purchase Confirmation, which schedule shall include, the following information with respect to each Mortgage Loan: (i) Countrywide's loan number identifying such Mortgage Loan; (ii) the Mortgage Interest Rate, less any LPMI Fee, as of the Cut-off Date; (iii) with respect to any Adjustable Rate Mortgage Loan, the Gross Margin, the Periodic Rate Cap, the Lifetime Rate Cap, the next Interest Adjustment Date and whether such Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan, (iv) with respect to a LPMI Loan, the LPMI Fee, (v) with respect to each First Lien Mortgage Loan, the LTV at origination and, with respect to each Second Lien Mortgage Loan, the Combined LTV at origination; (vi) the remaining term as of the Cut-off Date and the original term of such Mortgage Loan, (vii) whether such Mortgage Loan is a First Lien Mortgage Loan or a Second Lien Mortgage Loan (viii) any other information pertaining to such Mortgage Loan as may be reasonably requested by the Purchaser, (ix) with respect to each Option ARM Mortgage Loan, (a) the maximum negative amortization percentage, and
(b) the recast period, (x) name, address, city and zipcode of Mortgagor, (xi) the Stated Principal Balance, (xii) appraisal amount, (xiii) purchase amount,
(xiv) loan amount, (xv) first Monthly Payment Due Date, (xvi) credit score,
(xvii) document type, (xviii) occupancy type, (xix) payment current through date, (xx) Prepayment Penalty window - flag/term, and (xxi) interest-only term. The information set forth in the Mortgage Loan Schedule relating to the Mortgage Interest Rate, Periodic Rate Cap and Lifetime Rate Cap with respect to any LPMI Loan, as applicable, is exclusive of the LPMI Fee.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

Mortgagor: The obligor on a Mortgage Note.

Officer's Certificate: A certificate signed by (a) an assistant Vice President or higher ranking officer and (b) by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of Countrywide, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given.

Option ARM Mortgage Loan: An Adjustable Rate Mortgage Loan that gives the related Mortgagor three different payment options each month, which include: (i) a minimum monthly payment option, (ii) an interest-only payment option or (iii) a full principal and interest option which amortizes over 30 years or less.

Other Insurance Proceeds: Proceeds of any title policy, hazard policy, pool policy or other insurance policy covering a Mortgage Loan, other than the PMI Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that Countrywide would follow in servicing mortgage loans held for its own account.

Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgaged-backed securities transaction.

Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

PMI Policy: A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

PMI Proceeds: Proceeds of any PMI Policy.

Preliminary Mortgage Loan Package: The mortgage loans identified or described in a Trade Confirmation, which, subject to the Purchaser's due diligence as contemplated in Section 2.02 of this Agreement, are intended to be sold under this Agreement as a Mortgage Loan Package.

Preliminary Mortgage Loans: The mortgage loans constituting a Preliminary Mortgage Loan Package.

Prepayment Penalty:__With respect to each Mortgage Loan, a prepayment penalty, charge, premium or fee, if any, payable upon the Principal Prepayment in full or part of such Mortgage Loan, as set forth in the related Mortgage Note or Mortgage.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, excluding any prepayment penalty or premium thereon (unless the Purchase Confirmation provides otherwise), which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period: As to any Remittance Date, the calendar month preceding the month of distribution.

Purchase Confirmation: A letter agreement, substantially in the form of Exhibit B hereto, executed by Countrywide and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the purchase price for such Mortgage Loans, the Closing Date and the Servicing Fee Rate.

Purchase Proceeds: The amount paid on the related Closing Date by the Purchaser to Countrywide in exchange for the Mortgage Loan Package purchased on such Closing Date as set forth in the applicable Purchase Confirmation.

Purchaser: The Person identified as the "Purchaser" in the preamble to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Any reference to "Purchaser" as used herein shall be deemed to include any designee of the Purchaser, so long as such designation was made in accordance with the limitations set forth in
Section 4.07 hereof.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided.

Qualified Substitute Mortgage Loan: A mortgage loan that must, on the date of such substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by Countrywide in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 3.02 hereof; (v) shall be the same type of Mortgage Loan (i.e., a Convertible Mortgage Loan or a Fixed Rate Mortgage Loan).

Relief Act: The Servicemembers' Civil Relief Act.

REMIC: A "real estate mortgage investment conduit" as defined in Section 860D of the Code.

REMIC Provisions: Provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of Subchapter M of Chapter 1, Subtitle A, of the Code, and related provisions, and proposed, temporary and final Treasury Regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The eighteenth (18th) day of any month, beginning with the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following.

REO Disposition: The final sale by Countrywide of any REO Property or the transfer of the management of such REO Property to the Purchaser as set forth in
Section 3.13 of the Servicing Agreement.

REO Property: A Mortgaged Property acquired by Countrywide on behalf of the Purchaser as described in Section 3.13 of the Servicing Agreement.

RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which such amounts are being held in the Custodial Account for distribution in the month of repurchase.

Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien on the related Mortgaged Property.

Servicing Agreement: The agreement dated as of February 26, 2007 and signed by the Purchaser and Servicing LP with respect to the administration and servicing of the Mortgage Loans.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to Countrywide, which shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and
(ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed, and shall be prorated (based upon the number of days of the related month Countrywide so acted as servicer relative to the total number of days in that month) for each part thereof. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by Countrywide, or as otherwise provided herein. Subject to the foregoing, and with respect to each Mortgage Loan, Countrywide shall be entitled to receive its Servicing Fee through the disposition of any related REO Property and the Servicing Fee payable with respect to any REO Property shall be based on the Stated Principal Balance of the related Mortgage Loan at the time of foreclosure.

Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the applicable Trade Confirmation or Purchase Confirmation.

Servicing LP: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors and assigns, in its capacity as servicer hereunder.

Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary applicable at the time of origination of the Mortgage Loan.

Stated Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Trade Confirmation: A letter agreement substantially in the form of Exhibit D hereto executed by Countrywide and the Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of a Mortgage Loan Package.

Transaction Documents: With respect to any Mortgage Loan, the related Trade Confirmation, the related Purchase Confirmation, this Agreement and the Servicing Agreement.

Underwriting Guidelines: The applicable underwriting guidelines of the Seller, a copy of which is attached as an exhibit to the related Trade Confirmation.

Updated LTV: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the date of determination divided by the value of the related Mortgaged Property as determined by a recent appraisal of the Mortgaged Property.

VA: The Department of Veterans Affairs.

Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan format.

                                  ARTICLE II.
                       PRE-CLOSING AND CLOSING PROCEDURES

            Section 2.01 Due Diligence by the Purchaser.

            (a) Review of Credit File. At least five (5) Business Days prior to the Closing Date, Countrywide shall make available to the Purchaser the Credit File for each Preliminary Mortgage Loan in the related Preliminary Mortgage Loan Package. The Purchaser shall have the right to review the Credit File for each such Preliminary Mortgage Loan, at Countrywide's offices or such other location agreed upon by the Purchaser and Countrywide, for the purpose of determining whether each Preliminary Mortgage Loan conforms in all material respects to the applicable terms contained in the Transaction Documents, which determination shall be made in the Purchaser's reasonable and good faith discretion. In the event that the Purchaser rejects any Preliminary Mortgage Loan based on such review, reasonable discretion that any Mortgage Loan is not in compliance in all material respects with the applicable terms of the Transaction Documents, such Mortgage Loan shall be deleted from the related Mortgage Loan Schedule and Countrywide shall have the right to substitute replacement Preliminary Mortgage Loans satisfying the requirements set forth above, and the Purchaser shall have the right to review any such replacement Preliminary Mortgage Loan(s) in the manner contemplated above. The Purchaser shall use its reasonable best efforts to conduct its due diligence, and to convey the results thereof to Countrywide, within the time and in the manner necessary to permit Countrywide to rebut or cure any Preliminary Mortgage Loan or to substitute replacement Preliminary Mortgage Loans as permitted herein.

            (b) Rejection of Preliminary Mortgage Loans. Without limiting the generality of the foregoing, in the event that the Purchaser rejects Preliminary Mortgage Loans (i) comprising more than ten percent (10%) of the related Preliminary Mortgage Loan Package (as measured by unpaid principal balance), or
(ii) for reasons other than as permitted under this Agreement or the Trade Confirmation, Countrywide may, in its sole discretion, rescind its offer to sell any of the Preliminary Mortgage Loans relating thereto to the Purchaser and Countrywide shall have no liability therefor.

            Section 2.02 Identification of Mortgage Loan Package.

            At least three (3) Business Days prior to the Closing Date, the Purchaser shall identify those Preliminary Mortgage Loans that the Purchaser intends to be included in the Mortgage Loan Package.

            Section 2.03 Post-Closing Due Diligence.

            In the event that the Purchaser fails to complete its due diligence, as contemplated in Section 2.01 of this Agreement, with respect to any Preliminary Mortgage Loan, the Purchaser and Countrywide may nonetheless mutually agree to the purchase and sale of such Mortgage Loan as contemplated hereunder, and upon such mutual agreement, if the Purchaser provides notice to Countrywide of such Mortgage Loan and such Mortgage Loan is identified as such in the Purchase Confirmation (as used therein, the "Pending Mortgage Loans"), the Purchaser shall have the right to review the related Credit File for such Mortgage Loan within ten (10) Business Days after the Closing Date and, based on such review and within such ten (10) Business Days period, request that Countrywide repurchase any Pending Mortgage Loan that the Purchaser reasonably and in good faith contends does not conform in all material respects to the applicable terms of the Transaction Documents. Countrywide shall have ten (10) Business Days from the date of its receipt of such request to either (a) repurchase such Mortgage Loan at the purchase price for such Mortgage Loan (as calculated under the related Transaction Documents, as applicable) plus accrued and unpaid interest, or (b) provide evidence reasonably satisfactory to the Purchaser that such Mortgage Loan does in fact conform to the terms of the Transaction Documents, as applicable. In the event that Countrywide must repurchase any Mortgage Loan in accordance with this Section 2.03 or pursuant to any other applicable term contained in the Transaction Documents, Countrywide may, at its option, substitute replacement Mortgage Loans conforming in all material respects to the applicable terms contained in the related Transaction Documents. The rights and remedies set forth in this Section 2.03 are in addition to those set forth in Section 3.03 hereof.

            Section 2.04 Credit Document Deficiencies Identified During Due Diligence.

            If, with respect to a Mortgage Loan Package, the related Purchase Confirmation identifies any Mortgage Loan for which the related Credit File is missing material documentation (as used therein, the "Missing Credit Documents"), Countrywide agrees to use its best efforts to procure each such Missing Credit Document within sixty (60) days following the related Closing Date. In the event of a default by a Mortgagor or any material impairment of the Mortgaged Property, in either case directly arising from a breach of Countrywide's obligation to deliver the Missing Credit Document within the time specified above, Countrywide shall repurchase such Mortgage Loan at the Repurchase Price.

            Section 2.05 Delivery of Collateral Files.

            (a) Custodial Agreement. Countrywide shall, on or before the Business Day prior to the related Closing Date, deliver to the Custodian the Collateral File for each Mortgage Loan in the Mortgage Loan Package. The parties hereto shall execute the Custodial Agreement on or prior to the initial Closing Date as required under Section 2.12. Countrywide shall comply with its obligations under the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

            (b) Missing Collateral Documents. In the event that any of the original Collateral Documents set forth in clauses (3) through (9) of Exhibit A hereto are not delivered to the Custodian on or before the Closing Date (each, a "Missing Collateral Document"), then Countrywide shall have (i) with respect to any Missing Collateral Document sent for recording, twelve (12) months from the related Closing Date, or (ii) with respect to all other Missing Collateral Documents, one-hundred twenty (120) days from the Closing Date, to deliver to the Purchaser such Missing Collateral Documents; provided, however, that with respect to any Government Mortgage Loan, Countrywide agrees to procure each such Missing Collateral Document within sixty (60) days following the FHA's or the VA's, as applicable, deadline for procuring such documents. Notwithstanding the foregoing, Countrywide shall not be deemed to be in breach of this Agreement if its failure to deliver to the Purchaser any Missing Collateral Document within the time specified above is due solely to (i) the failure of the applicable recorder's office to return a Missing Collateral Document that was sent for recording or (ii) the failure of the title insurer to issue and deliver the original mortgagee title policy, except where such refusal to issue the policy is based on a claim that the title insurer is under no obligation to issue such policy.

            (c) Other Documents. Countrywide shall forward to the Purchaser in a timely manner any original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement upon execution and, if applicable, recordation thereof.

            Section 2.06 Purchase Confirmation.

            Upon confirmation with the Purchaser of a Mortgage Loan Package, Countrywide shall prepare and deliver to the Purchaser for execution the related Purchase Confirmation, executed by an authorized signatory of Countrywide.

            Section 2.07 Closing.

            The Closing of each Mortgage Loan Package shall take place on the related Closing Date and shall be subject to the satisfaction of each of the following conditions, unless otherwise waived by the prejudiced party(ies):

            (a) All of the representations and warranties of Countrywide under this Agreement shall be true and correct in all material respects as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

            (b) All of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the Closing Date and no event shall have occurred that, with notice or the passage of time, would constitute a default under this Agreement;

            (c) Both parties shall have executed the related Trade Confirmation and Purchase Confirmation;

            (d) at least two Business Days prior to the related Closing Date, Countrywide shall deliver to the Purchaser a listing on a loan level basis of the necessary information to compute the Purchase Proceeds of the Mortgage Loans delivered on such Closing Date (including accrued interest) in a format as mutually agreed upon by Countrywide and the Purchaser, and prepare a Mortgage Loan Schedule;

            (e) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section
2.12 of this Agreement, in such forms as are agreed upon by the parties, duly executed by all signatories as required pursuant to the terms hereof; and

            (f) Countrywide shall have delivered to the Custodian all Collateral Documents required pursuant to Section 2.05 of this Agreement.

            Section 2.08 Payment of the Purchase Proceeds.

            Subject to the conditions set forth in Section 2.07 hereof, and in consideration for the Mortgage Loan Package to be purchased by the Purchaser on the related Closing Date, the Purchaser shall pay to Countrywide on such Closing Date the Purchase Proceeds by wire transfer of immediately available funds to the account designated by Countrywide on or before the Funding Deadline.

            Section 2.09 Entitlement to Payments on the Mortgage Loans.

            With respect to any Mortgage Loan purchased hereunder, the Purchaser shall be entitled to (a) all scheduled principal due after the related Cut-off Date; (b) all other recoveries of principal collected after the related Cut-off Date, except for (i) recoveries of principal collected after the Cut-off Date and prior to the Closing Date that are reflected in the Mortgage Loan Schedule, and (ii) all scheduled payments of principal due on or before the related Cut-off Date; and (c) all payments of interest on such Mortgage Loan net of interest at the Servicing Fee Rate and the LPMI Fee, if applicable (minus that portion of any such payment that is allocable to the period prior to the related Cut-off Date).

            Section 2.10 Payment of Costs and Expenses.

            The Purchaser and Countrywide shall each bear its own costs and expenses in connection with the purchase and sale of the Mortgage Loans including any commissions due its sales personnel, the legal fees and expenses of its attorneys and any due diligence expenses. To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, only the first of such recordation to be effected shall be at Countrywide's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option and all subsequent recordations shall be at the expense of the Purchaser.

            Section 2.11 MERS Mortgage Loans and the MERS System.

            (a) Notwithstanding anything contained in this Agreement to the contrary, with respect to any MERS Mortgage Loan sold to the Purchaser by Countrywide pursuant to this Agreement, Countrywide shall cause the registration of such MERS Mortgage Loan to be changed on the MERS System to reflect the Purchaser as the beneficial owner of such MERS Mortgage Loan. The foregoing obligation of Countrywide shall be in lieu of Countrywide delivering to the Purchaser an Assignment of Mortgage for such MERS Mortgage Loan. With respect to the Mortgage and intervening assignments related to any MERS Mortgage Loan, Countrywide shall, in accordance with Section 2.05 of this Agreement, provide the Purchaser with the original Mortgage with evidence of registration with MERS and, as applicable, the originals of all intervening assignments of the Mortgage with evidence of recording thereon prior to the registration of the Mortgage Loan with the MERS System.

            With respect to each MERS Mortgage Loan, Countrywide shall designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System.

            In connection with the MERS System, Countrywide is hereby authorized and empowered, in its own name, to register, or change the registration of any MERS Mortgage Loan to effectuate such registration. Further, Countrywide is authorized to cause the removal of any MERS Mortgage Loan from such registration, and to execute and deliver on behalf of itself and the Purchaser, any and all instruments of assignment and comparable instruments with respect to any registration and/or removal of such MERS Mortgage Loan on or from the MERS System.

            Section 2.12 Required Closing Documents.

            The Closing Documents for the Mortgage Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

            (a) this Agreement (to be executed and delivered only for the initial Closing Date);

            (b) with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

            (c) the related Mortgage Loan Schedule attached to the related Purchase Confirmation as the Mortgage Loan Schedule thereto;

            (d) with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit E hereto with respect to Countrywide, including all attachments thereto;

            (e) a Security Release Certification, in the form of Exhibit F, as applicable, hereto executed by any person, if any of the Mortgage Loans are subject to a security interest, pledge or hypothecation for the benefit of such person; and

            Countrywide shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

                                  ARTICLE III.
               REPRESENTATIONS AND WARRANTIES; REMEDIES FOR BREACH

            Section 3.01 Representations and Warranties Respecting Countrywide.

            Countrywide represents, warrants and covenants to the Purchaser that, as of each Closing Date:

            (a) Organization and Standing. Countrywide is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms of this Agreement;

            (b) Due Authority. Countrywide has the full power and authority to
(i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to sell each Mortgage Loan. This Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of Countrywide, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by Countrywide to make this Agreement valid and binding upon Countrywide in accordance with its terms;

            (c) No Conflict. Neither the execution and delivery of this Agreement, the acquisition or origination of the Mortgage Loans by Countrywide, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Countrywide's certificate of incorporation or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which Countrywide is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Countrywide or its property is subject;

            (d) Approved Seller. Countrywide is an approved seller/servicer for each Agency in good standing and is a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act. No event has occurred, including a change in insurance coverage, which would make Countrywide unable to comply with Fannie Mae, Freddie Mac or HUD eligibility requirements;

            (e) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to Countrywide's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Countrywide would materially and adversely affect the sale of the Mortgage Loans to the Purchaser, the ability of Countrywide to service the Mortgage Loans hereunder in accordance with the terms hereof, or Countrywide's ability to perform its obligations under this Agreement, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Countrywide contemplated herein;

            (f) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Countrywide, of or compliance by Countrywide with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

            (g) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Countrywide, , and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by Countrywide pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

            (h) Ability to Perform; Solvency. Countrywide does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. Countrywide is solvent and the sale of the Mortgage Loans will not cause Countrywide to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Countrywide's creditors;

            (i) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form or other document furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading;

            (j) No Brokers. Countrywide has not dealt with any third party broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

            (k) Sale Treatment. Countrywide intends to reflect the transfer of the Mortgage Loans as a sale on the books and records of Countrywide and Countrywide has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

            (l) Reasonable Purchase Price. The consideration received by Countrywide upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans; and

            Section 3.02 Representations and Warranties Regarding Individual Mortgage Loans.

            With respect to each Mortgage Loan (unless otherwise specified below), Countrywide represents and warrants to the Purchaser as of the related Closing Date that:

            (a) Mortgage Loan Schedule. The information contained in the Mortgage Loan Schedule is complete, true and correct in all material respects;

            (b) No Delinquencies or Advances. All payments required to be made prior to the related Cut-off Date for such Mortgage Loan under the terms of the Mortgage Note have been made; Countrywide has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; and there has been no delinquency of more than thirty (30) days in any payment by the Mortgagor thereunder during the last twelve (12) months;

            (c) Taxes, Assessments, Insurance Premiums and Other Charges. With respect to each Mortgage Loan, there is no delinquent taxes and insurance premiums and, to the best of Countrywide's knowledge, there is no delinquent ground rents, water charges, sewer rents, assessments, leasehold payments, including assessments payable in future installments or other outstanding charges affecting the related Mortgaged Property;

            (d) No Modifications. The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments that have been or will be recorded, if necessary to protect the interests of the Purchaser, and that have been or will be delivered to the Purchaser or its designee, all in accordance with this Agreement. The substance of any such waiver, alteration or modification has been approved by the primary mortgage guaranty insurer, if any, and by the title insurer, to the extent required by the related policy and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the primary mortgage insurer, if any, and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Collateral File and the terms of which are reflected in the Mortgage Loan Schedule if executed prior to the Closing Date;

            (e) No Defenses. The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto and no Mortgagor was a debtor in any state or Federal bankruptcy or insolvency proceedings at the time the Mortgage Loan was originated;

            (f) Hazard and Flood Insurance. All buildings or other improvements upon the Mortgaged Property are insured by an insurer acceptable to an Agency against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, and such insurer is licensed to do business in the state where the Mortgaged Property is located. All such insurance policies contain a standard mortgagee clause naming Countrywide, its successors and assigns as mortgagee, and all premiums thereon have been paid. If, upon the origination of the Mortgage Loan, the Mortgaged Property was, or was subsequently deemed to be, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy that meets the requirements of the current guidelines of the Federal Insurance Administration (or any successor thereto) and conforms to the requirements of an Agency is in effect. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's expense and, upon the failure of the Mortgagor to do so, the holder of the Mortgage is authorized to maintain such insurance at the Mortgagor's expense and to seek reimbursement therefor from the Mortgagor;

            (g) Compliance with Applicable Law. Any and all requirements of any applicable federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all anti-predatory and abusive laws applicable to the Mortgage Loan including, without limitation, any applicable law governing Prepayment Penalties, have been complied with;

            (h) No Release of Mortgage. The Mortgage has not been satisfied, canceled, subordinated, or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

            (i) Enforceability of Mortgage Documents. The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws. All parties to the Mortgage Note, and the Mortgage had legal capacity to enter into the Mortgage Note and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties;

            (j) Valid First or Second Lien. Each related Mortgage is a valid, subsisting enforceable and perfected first lien (with respect to a First Lien Mortgage Loan) or second lien (with respect to a Second Lien Mortgage Loan) on the related Mortgaged Property, including all improvements on the Mortgaged Property. The lien of the Mortgage is subject only to:

                the lien of current real property taxes and assessments not yet due and payable;

                covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording that are acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and that do not adversely affect the Appraised Value (as evidenced by an appraisal referred to in such definition) of the Mortgaged Property set forth in such appraisal;

                with respect to a Second Lien Mortgage Loan only, the lien of the first mortgage on the Mortgaged Property; and

                other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien (with respect to a First Lien Mortgage Loan) or second lien (with respect to a Second Lien Mortgage Loan) and first priority (with respect to a First Lien Mortgage Loan) or second priority (with respect to a Second Lien Mortgage Loan) security interest on the property described therein and Countrywide has full right to sell and assign the same to the Purchaser (subject to (i)-(iv) above).

            (k) Disbursements of Proceeds. The proceeds of the Mortgage Loan have been fully disbursed, and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and recording the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

            (l) Sole Owner. Countrywide is the sole owner and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and Countrywide has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest not specifically set forth in the related Mortgage Loan Schedule and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to the terms of this Agreement;

            (m) Title Insurance. Each Mortgage Loan that is a First Lien Mortgage Loan and each Mortgage Loan that is a Second Lien Mortgage Loan with an original principal balance greater than $100,000, in either case, is covered by a lender's title insurance policy acceptable to an Agency, issued by a title insurer acceptable to an Agency and qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring (subject to the exceptions contained in Section 3.02(j)(i), (i) and (iv) above) Countrywide, its successors and assigns as to the first or second priority lien of the Mortgage, as applicable. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. Countrywide is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including Countrywide, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

            (n) No Default. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and Countrywide has not waived any default, breach, violation or event of acceleration, and with respect to any Second Lien Mortgage Loan, Countrywide has not received a written notice of default of any senior mortgage loan related to the Mortgaged Property which has not been cured;

            (o) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

            (p) Origination and Collection Practices. The origination, servicing and collection practices used by Countrywide with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing business. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Countrywide and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due Countrywide have been capitalized under any Mortgage or the related Mortgage Note. With respect to Adjustable Rate Mortgage Loans, all Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to applicable state, federal and local law has been properly paid and credited;

            (q) No Condemnation or Damage. To the best of Countrywide's knowledge, the Mortgaged Property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

            (r) Customary and Enforceable Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby including (a) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (b) otherwise by judicial foreclosure. There is no homestead available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

            (s) Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage;

            (t) Appraisal. Unless the Mortgage Loan was underwritten pursuant to one of Countrywide's streamline documentation programs, the Credit File contains an appraisal of the related Mortgaged Property signed prior to the approval of the Mortgage Loan application by an appraiser who meets the minimum requisite qualifications of an Agency and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder for appraisers, duly appointed by the originator, that had no interest, direct or indirect in the Mortgaged Property, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan; the appraisal is in a form acceptable to an Agency, with such riders as are acceptable to such Agency;

            (u) Trustee for Deed of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

            (v) CLTV and LTV, Private Mortgage Insurance, FHA Insurance and VA Guarantees. No Mortgage Loan that is a Second Lien Mortgage Loan has a CLTV greater than 100%. No Mortgage Loan has an LTV greater than 100%. Each Conventional Mortgage Loan, except a Second Lien Mortgage Loan or a Mortgage Loan underwritten in accordance with sub-prime credit underwriting guidelines, with an LTV at origination in excess of eighty percent (80%) is and will be subject to a PMI Policy, which insures that portion of the Mortgage Loan over seventy-five percent (75%) of the Appraised Value of the related Mortgaged Property. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any Mortgage subject to any such PMI Policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith or, in the case of a lender paid mortgage insurance policy, the premiums and charges are included in the Mortgage Interest Rate for the Mortgage Loan. Each Government Mortgage Loan either has, or will have in due course, a valid and enforceable MIC or LGC, as applicable and, in each case, all premiums due thereunder have been paid. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Note is net of any such insurance premium if the related PMI Policy is lender-paid;

            (w) Lawfully Occupied. The Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same including certificates of occupancy, have been made or obtained from the appropriate authorities;

            (x) Assignment of Mortgage. Except for the absence of recording information, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

            (y) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

            (z) Form of Mortgage Note and Mortgage. The Mortgage Note and Mortgage are on forms acceptable to an Agency;

            (aa) Predatory Lending Regulations. No Mortgage Loan is a High Cost Loan and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

            (bb) Type of Mortgaged Property. The Mortgaged Property is a fee simple estate or a leasehold estate located in a jurisdiction in which the use of a leasehold estate for residential properties is an accepted practice that consists of a single parcel of real property with a detached single family residence erected thereon, or a two to four residential dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development, or an individual unit in a residential cooperative housing corporation; provided, however, that any condominium unit, planned unit development or residential cooperative housing corporation shall conform in all material respects with the Underwriting Guidelines. At the time of origination, no portion of the Mortgaged Property was used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes. None of the Mortgaged Properties are log homes, mobile homes, geodesic domes or any other properties not eligible for financing pursuant to the applicable Underwriting Guidelines;

            (cc) Conformance with Agency and Underwriting Guidelines. The Mortgage Loan was underwritten generally in accordance with the Underwriting Guidelines;

            (dd) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

            (ee) Due On Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

            (ff) Conversion to Fixed Interest Rate. The Mortgage Loan does not contain a provision whereby the Mortgagor is permitted to convert the Mortgage Interest Rate from an adjustable rate to a fixed rate;

            (hh) No Violation of Environmental Laws. There is no pending action or proceeding directly involving any Mortgaged Property of which Countrywide is aware in which compliance with any environmental law, rule or regulation is an issue;

            (ii) Servicemembers' Civil Relief Act. The Mortgagor has not notified Countrywide, and Countrywide has no knowledge of any relief requested to the Mortgagor under the Relief Act;

            (jj) Disclosure Materials. The Mortgagor has received all disclosure materials required by applicable law with respect to the making of the Mortgage Loans;

            (kk) Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction (other than a "construct to perm" loan) or rehabilitation of a Mortgaged Property or facilitating the trade in or exchange of a Mortgaged Property;

            (ll) Credit Information. For each Mortgage Loan, Countrywide or its designee has furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and requisite information on its borrower credit files to each of the following credit repositories: Equifax Credit Information Services, Inc., Trans Union, LLC and Experian Information Solution, Inc., on a monthly basis;

            (mm) Leaseholds. If the Mortgage Loan is secured by a leasehold estate, (1) the ground lease is assignable or transferable; (2) the ground lease will not terminate earlier than five years after the maturity date of the Mortgage Loan; (3) the ground lease does not provide for termination of the lease in the event of lessee's default without the mortgagee being entitled to receive written notice of, and a reasonable opportunity to cure the default; (4) the ground lease permits the mortgaging of the related Mortgaged Property; (5) the ground lease protects the mortgagee's interests in the event of a property condemnation; and (6) the use of leasehold estates for residential properties is an accepted practice in the jurisdiction in which the Mortgaged Property is located;

            (nn) Prepayment Penalty. With respect to each Mortgage Loan that has a Prepayment Penalty, each such Prepayment Penalty is enforceable and is permitted pursuant to applicable federal, state and local law. With respect to Mortgage Loans originated prior to October 1, 2002, no such Prepayment Penalty may be imposed for a term in excess of five (5) years following origination;

            (oo) Payment Terms. Principal payments on the Mortgage Loan commenced no more than seventy days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, in the case of an Adjustable Rate Mortgage Loan, the Lifetime Rate Cap and the Periodic Cap are as set forth on the related Mortgage Note. Except with respect to any Option ARM Mortgage Loan, the Mortgage Note is payable in monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than fourty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. Except for Balloon Mortgage Loans, the Mortgage Loan does not require a balloon payment on its stated maturity date;

            (pp) Simple Interest Mortgage Loans. With respect to each Mortgage Loan that is a simple interest Mortgage Loan, the Mortgage Loan is identified on the related Mortgage Loan Schedule as a simple interest Mortgage Loan, the Mortgage Loan is required to be serviced as a simple interest Mortgage Loan pursuant to the terms of the related Mortgage Note, and the servicing and collection practices used in connection therewith have been in accordance with legal, proper, prudent and customary practices for servicing simple interest Mortgage Loans;

            (qq) Compliance with Anti-Money Laundering Laws. Countrywide has established an anti-money laundering compliance program to the extent required by applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2003, and the laws and regulations administered by the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), which prohibit dealings with certain countries, territories, entities and individuals named in OFAC's Sanction Programs and on the Specially Designated Nationals and Blocked Persons List. The Mortgage Loans have been originated, and documentation related thereto shall be maintained, in material compliance with such program; and

            (rr) Fraud. No fraud, error, omission, misrepresentation or similar occurrence, with respect to a Mortgage Loan has taken place on the part of Countrywide or, to the best of Countrywide's knowledge, any other Person, including without limitation, the Mortgagor, any appraiser, or any builder or developer involved in connection with the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan.

            Section 3.03 Remedies for Breach of Representations and Warranties.

            (a) Notice of Breach. The representations and warranties set forth in Sections 3.01 and 3.02 of this Agreement shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Collateral Documents or Credit File. Upon discovery by either Countrywide or the Purchaser of a breach of any of the foregoing representations and warranties that materially and adversely affects the value of one or more of the related Mortgage Loans, the party discovering such breach shall give prompt written notice to the other.

            (b) Cure or Repurchase. Within sixty (60) days from the earlier of either discovery by or notice to Countrywide of a breach of a representation or warranty that materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans, or the Purchaser's interests therein, Countrywide shall use its best efforts to promptly cure such breach in all material respects, and, if such breach cannot be cured, Countrywide shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01 hereof and such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to Countrywide of such breach, all of the Mortgage Loans affected by such breach shall, at the Purchaser's option, be repurchased by Countrywide at the Repurchase Price.

            (c) Substitution or Repurchase. However, if the breach shall involve a representation or warranty set forth in Section 3.02, (Countrywide shall, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans. If Countrywide has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan(s) pursuant to the provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution. At the time of repurchase or substitution, the Purchaser and Countrywide shall arrange for the reassignment of the Deleted Mortgage Loan and release of the related Collateral File to Countrywide and the delivery to Countrywide of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event Countrywide determines to substitute a Qualified Substitute Mortgage Loan for a repurchased Mortgage Loan, Countrywide shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place and amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify the Qualified Substitute Mortgage Loan(s) and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, Countrywide shall be deemed to have made as to such Qualified Substitute Mortgage Loan(s) the representations and warranties except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. Countrywide shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing the Collateral Documents for such Qualified Substitute Mortgage Loan(s). Countrywide shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan(s) in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by Countrywide. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and Countrywide shall thereafter be entitled to retain all amounts subsequently received by Countrywide in respect of such Deleted Mortgage Loan.

            For any month in which Countrywide substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, Countrywide shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by Countrywide in the month of substitution pursuant to Section 4.01 of the Servicing Agreement. Accordingly, on the date of such substitution, Countrywide shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

In addition to such repurchase or substitution obligation, Countrywide shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses resulting from, a breach of any representation or warranty contained in Sections
3.01 and 3.02 of this Agreement that materially and adversely affects the value of one or more Mortgage Loans or the Purchaser's interest therein.

            (d) Sole Remedy. With respect to the breach of a representation and warranty set forth in Section 3.01 and Section 3.02 hereof with respect to a Mortgage Loan, the obligation under this Section 3.03 of Countrywide to cure, repurchase, indemnify or replace such Mortgage Loan shall constitute the sole remedy against Countrywide respecting such breach available to the Purchaser.

            (e) Accrual of Cause of Action. Any cause of action against Countrywide relating to or arising out of the breach of any representations and warranties made in Sections 3.01 or 3.02 hereof shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by Countrywide to the Purchaser, (ii) failure by Countrywide to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon Countrywide by the Purchaser for compliance with the relevant provisions of this Agreement.

            Section 3.04 Repurchase of Convertible Mortgage Loans.

            In the event a Mortgagor exercises the option to convert a Convertible Mortgage Loan to a Fixed Rate Mortgage Loan in accordance with the terms of the related Mortgage Note, Countrywide shall repurchase such Convertible Mortgage Loan within thirty (30) days of such conversion taking effect at a price equal to on hundred percent (100%) of the unpaid principal balance of such Convertible Mortgage Loan at the time of such conversion plus accrued interest thereon through the last day of the month of repurchase at the Mortgage Loan Remittance Rate; provided, however, no interest shall be due and payable if a Convertible Mortgage Loan is repurchased on the first day of a month. Any repurchase of a Convertible Mortgage Loan(s) pursuant to the foregoing provisions of this Section 3.04 shall be accomplished by deposit in the Custodial Account of the amount of said repurchase price for distribution to the Purchaser on the next scheduled Remittance Date.

            Section 3.05 Representations and Warranties Respecting the
Purchaser.

The Purchaser represents, warrants and covenants to Countrywide that, as of each Closing Date:

            (a) Organization and Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified to transact business in and is in good standing under the laws of each state in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such qualification;

            (b) Due Authority. The Purchaser has the full power and authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement; the Purchaser has the full power and authority to purchase and hold each Mortgage Loan;

            (c) No Conflict. Neither the acquisition of the Mortgage Loans by the Purchaser pursuant to this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser's charter or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

            (d) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to the Purchaser's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to the Purchaser would adversely affect the purchase of the Mortgage Loans by the Purchaser hereunder, or the Purchaser's ability to perform its obligations under this Agreement; and

            (e) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement or the consummation of the transactions contemplated by this Agreement (including, but not limited to, any approval from HUD), or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

            Section 3.06 Indemnification by the Purchaser.

            The Purchaser shall indemnify Countrywide and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and expenses resulting from, a breach of any representation or warranty contained in Sections 3.05. With respect to the breach of a representation and warranty set forth in Section 3.05 hereof, the obligation under this Section 3.06 of the Purchaser to indemnify Countrywide shall constitute the sole remedy against the Purchaser respecting such breach available to Countrywide.

                                  ARTICLE IV.
                                  MISCELLANEOUS

            Section 4.01 Notices.

All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

                  (i)      to Countrywide:

                           Countrywide Home Loans, Inc.
                           4500 Park Granada
                           Calabasas, California 91302
                           Attn: Mr. Josh Adler

                           With copy to: General Counsel

                  (ii)     the Purchaser:

                           Sutton Funding LLC
                           c/o Global Securitization Services, LLC
                           445 Broad Hollow Road, Suite 239
                           Melville, New York 11747
                           Attention: Vice President
                           Fax: (212) 302-8767

                           With a copy to:

                           Barclays Bank PLC, as administrator
                           200 Park Avenue, 5th Floor
                           New York, New York 10166
                           Attention: Mary Logan
                           Fax: (212) 412-3266
                           E mail: mary.logan@barclayscapital.com


                           and

                           Attention: Michael Dryden
                           Fax: 212-412-6846
                           E mail: michael.dryden@barclayscapital.com

To the address and contact set forth in the related Purchase Confirmation or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            Section 4.02 Sale Treatment.

            It is the express intention of the parties that the transactions contemplated by this Agreement be, and be construed as, a sale of the Mortgage Loans by Countrywide and not a pledge of the Mortgage Loans by Countrywide to the Purchaser to secure a debt or other obligation of Countrywide. Consequently, the sale of each Mortgage Loan shall be reflected as a sale on Countrywide's business records, tax returns and financial statements. Accordingly, Countrywide and the Purchaser shall each treat the transaction for federal income tax purposes as a sale by Countrywide, and a purchase by the Purchaser, of the Mortgage Loans.

            Section 4.03 Exhibits.

            The Exhibits to this Agreement and each Trade Confirmation and Purchase Confirmation executed by Countrywide and the Purchaser are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            Section 4.04 General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

            (f) the term "include" or "including" shall mean without limitation by reason of enumeration; and

            (g) reference to the Transaction Documents or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.

            Section 4.05 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            Section 4.06 Further Agreements.

            Countrywide shall execute and deliver to the Purchaser and the Purchaser shall be required to execute and deliver to Countrywide such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            Section 4.07 Assignment of Mortgage Loans by the Purchaser.

            (a) The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in a Whole Loan Transfer; provided, however, that the transferee will not be deemed to be the Purchaser hereunder unless such transferee shall agree in writing to be bound by the terms of this Agreement in the form of an assignment, assumption and recognition agreement ("AAR") reasonably acceptable to the Purchaser and Countrywide and an original counterpart of the AAR shall have been executed by the Purchaser and the transferee and delivered to Countrywide. Notwithstanding the foregoing, no transfer shall be effective if such transfer would result in there being more than three (3) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package.

            Section 4.08 Conflicts between Transaction Documents.

            In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and either the related Trade Confirmation or the related Purchase Confirmation, the terms of the related Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and the Servicing Agreement, the terms of this Agreement shall control.

            Section 4.09 Governing Law.

            This Agreement shall be deemed in effect when fully executed and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles), except to the extent preempted by applicable federal law.

            Section 4.10 Severability Clause.

            Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to an amendment to this Agreement which places each party in the same or as economic position as each party would have been in except for such invalidity.

            Section 4.11 Successors and Assigns.

            This Agreement shall bind and inure to the benefit of and be enforceable by Countrywide and the Purchaser and the respective permitted successors and assigns of Countrywide and the Purchaser. Except as specifically set forth in Section 4.07 above, the Purchaser may not assign, pledge or hypothecate this Agreement to any Person without Countrywide's prior written consent.

            Section 4.12 Confidentiality.

            Countrywide and the Purchaser acknowledge and agree that the terms of the Transaction Documents shall be kept confidential and their contents will not be divulged to any party without the other party's consent, except to the extent that it is appropriate for Countrywide and the Purchaser to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies.

            Section 4.13 Entire Agreement.

            This Agreement and the related Trade Confirmation and Purchase Confirmation constitute the entire understanding between the parties hereto with respect to the sale of each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. Countrywide and the Purchaser understand and agree that no employee, agent or other representative of Countrywide or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Trade Confirmation or Purchase Confirmation. Neither this Agreement nor the related Trade Confirmation or Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

            Section 4.14 Counterparts.

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            Section 4.15 Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            Section 4.16 No Solicitation

            The Purchaser shall not take any action or cause any action to be taken by any of its employees, agents or affiliates, or by any independent contractors acting on the Purchaser's behalf, to solicit any borrower in any manner whatsoever, including but not limited to, soliciting a borrower to prepay or refinance a Mortgage Loan. Furthermore, neither the Purchaser nor any of its affiliates shall directly or indirectly provide information to any third party for purposes of soliciting the borrowers related to the Mortgage Loans. It is understood that promotions undertaken by the Purchaser or its affiliates which are directed to the general public at large (i.e., newspaper advertisements, radio or T.V. ads, etc.) and not specifically directed to the borrowers related to the Mortgage Loans shall not constitute a breach of this section. Countrywide will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors or independent mortgage brokerage companies on Countrywide's behalf, to personally, by telephone or mail, solicit the borrower under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that Countrywide may solicit any borrower for whom Countrywide has received a request for verification of mortgage, a request for demand for payoff, a borrower initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the borrower initiates a title search, provided further, it is understood and agreed that promotions undertaken by Countrywide or any of its affiliates which concern optional insurance products or other additional products shall not constitute solicitation nor is Countrywide prohibited from responding to unsolicited requests or inquiries made by a borrower or an agent of a borrower. Notwithstanding the foregoing, the following solicitations, if undertaken by Countrywide or any affiliate of Countrywide, shall not be prohibited: (i) solicitations or promotions that are directed to the general public at large, including, without limitation, mass mailings based on mailing lists and newspaper, radio, television and other mass media advertisements and (ii) borrower messages included on, and statement inserts provided with, the monthly statements sent to borrowers; provided, however, that similar messages and inserts are sent to all other borrowers of similar type mortgage loans serviced by Countrywide and such affiliates, including, but not limited to, those mortgage loans serviced for the Countrywide's and/or such affiliates own account; and (iii) solicitations made as a part of a campaign directed to borrowers with mortgage loans meeting certain defined parameters (other than parameters relating to the borrowers or Mortgage Loans specifically), provided, that such solicitations are made to all borrowers of mortgage loans serviced by Countrywide and such affiliates with respect to mortgage loans meeting such defined parameters, including, but not limited to, those mortgage loans serviced for the Countrywide's and/or such affiliates own account.

            Section 4.17 Consent to Service of Process.

            EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE SATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                           [SIGNATURE PAGE TO FOLLOW]

                  IN WITNESS WHEREOF, Countrywide and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.


                                          COUNTRYWIDE HOME LOANS, INC.,
                                              Countrywide



                                          By: __________________________________
                                              Name:
                                              Title:


                                          SUTTON FUNDING LLC,
                                              the Purchaser



                                          By: __________________________________
                                              Name:
                                              Title:

                                    EXHIBIT A

                              COLLATERAL DOCUMENTS

1. Mortgage Note: The original Mortgage Note (or a lost note affidavit in a form acceptable to an Agency) bearing all intervening endorsements, endorsed "Pay to the order of _____________, without recourse" and signed in the name of Countrywide by an authorized officer.

2.       Assignment of Mortgage: The original Assignment of Mortgage in blank.

3. Guarantee: The original of any guarantee executed in connection with the Mortgage Note.

4. Mortgage: The original Mortgage with evidence of recording thereon or, if such original Mortgage has not been returned to Countrywide on or prior to the Closing Date by the public recording office where such Mortgage has been delivered for recordation, a copy of such Mortgage certified by Countrywide to be a true and complete copy of the original Mortgage sent for recordation.

5. Modifications: The originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon, if any.

6. Intervening Assignments: The originals of all intervening assignments of Mortgage with evidence of recording thereon, provided that such originals have been returned to Countrywide by the public recording office where such intervening assignment of Mortgage has been delivered for recordation.

7. Title Policy: If applicable, the original mortgagee title insurance policy (or the equivalent thereof with respect to any Mortgage Loan in which the related Mortgaged Property is located in a jurisdiction where such title insurance is not customarily provided) if such title insurance policy has been issued by the related title company on or prior to the Closing Date.

8. Loan Guaranty Certificate: The original Loan Guaranty Certificate, if applicable.

9. Mortgage Insurance Certificate: The original Mortgage Insurance Certificate, if applicable.

                                    EXHIBIT B

                          FORM OF PURCHASE CONFIRMATION

                            [COUNTRYWIDE LETTERHEAD]

                                                                          [DATE]

                  Sutton Funding LLC
                  c/o Global Securitization Services, LLC
                  445 Broad Hollow Road, Suite 239
                  Melville, New York 11747

Re:                        Purchase Confirmation ($x.xmm) (Deal No. xxxx-xxx)

Ladies and Gentlemen:



This purchase confirmation (the "Purchase Confirmation") between Countrywide Home Loans, Inc. ("Countrywide") and Sutton Funding LLC ("Purchaser") sets forth our agreement pursuant to which Purchaser is purchasing, and Countrywide is selling those certain mortgage loans identified in Exhibit A hereto and more particularly described herein, excluding the servicing rights related thereto (the "Mortgage Loans").

The purchase, sale and servicing of the Mortgage Loans as contemplated herein shall be governed by that certain Master Mortgage Loan Purchase Agreement dated as of February 26, 2007, between Countrywide and Purchaser (as amended herein and otherwise, the "Purchase Agreement") and that certain Servicing Agreement dated as of February 26, 2007 between Countrywide and Purchaser (both the Purchase Agreement and the Servicing Agreement shall be referred to herein, as applicable, as the "Agreement"). By executing this Purchase Confirmation, each of Countrywide and Purchaser again makes, with respect to itself and each Mortgage Loan, as applicable, all of the covenants, representations and warranties made by each such party in the Agreement, except as the same may be amended by this Purchase Confirmation.

All exhibits hereto are incorporated herein in their entirety. In the event there exists any inconsistency between the Agreement and this Purchase Confirmation, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

1. Assignment and Conveyance of Mortgage Loans. Upon Purchaser's payment of the Purchase Proceeds in accordance with Section 2.08 of the Purchase Agreement, Countrywide shall sell, transfer, assign and convey to Purchaser, without recourse, but subject to the terms of the Purchase Confirmation and the Purchase Agreement, all of the right, title and interest of Countrywide in and to the Mortgage Loans, excluding the servicing rights relating thereto. Each Mortgage Loan shall be serviced by Countrywide pursuant to the terms of the Servicing Agreement.

2. Defined Terms. As used in the Agreement, the following defined terms shall have meanings set forth below with respect to the related Mortgage Loan Package.

a. Closing Date: [DATE].

b. Cut-off Date: [DATE].

c. Cut-off Date Balance:

[d. Index: On each Interest Adjustment Date, the applicable index rate shall be a rate per annum equal to [the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year, as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15] [the average of interbank offered rates for six-month U.S. dollar denominated deposits in the London market (LIBOR), as published [in the Wall Street Journal] [by Fannie Mae] [the 11th District Cost of Funds as made available by the Federal Home Loan Bank] [the weekly average yield on certificates of deposit adjusted to a constant maturity of six months as published by the Board of Governors of the Federal Reserve System in Statistical Release No. H.15 or a similar publication.]]

Missing Credit Documents: As set forth in Exhibit [C] hereto.

Notwithstanding anything contained in Section 2.04 of the Purchase Agreement to the contrary, Countrywide's obligation to repurchase from the Purchaser the Mortgage Loan related to a Missing Credit Document shall occur only in the event of a default by a Mortgagor or any material impairment of the Mortgaged Property directly arising a breach of Countrywide's obligation to deliver the Missing Credit Document within the time specified in Section 2.04 of the Purchase Agreement.

[f. Pending Mortgage Loans: As set forth in Exhibit [C] hereto.]

g. Purchase Proceeds: With respect to [the Mortgage Loans] [each Mortgage Loan], and as set forth in Exhibit [A] and Exhibit [B] hereto, the sum of (a) the product of (i) the Cut-off Date Balance of [such Mortgage Loan] [such Mortgage Loans], and (ii) the purchase price percentage set forth in Exhibit [A] hereto for such [Mortgage Loan] [Mortgage Loans], and (b) accrued interest from the Cut-off Date through the day prior to the Closing Date, inclusive.

h. Servicing Fee Rate: [0.25%] [0.375%] [With respect to the period prior to the initial Interest Adjustment Date, [0.25]% and, thereafter, [0.375]%].

3. Description of Mortgage Loans. Each Mortgage Loan complies with the specifications set forth below in all material respects.

a. Loan Type: Each Mortgage Loan is a [Conventional] [Government] Mortgage Loan and a [Adjustable Rate] [Balloon] [Convertible] [Fixed Rate] Mortgage Loan.

b. Lien Position: Each Mortgage Loan is secured by a perfected [first] [second] lien Mortgage.

c. Underwriting Criteria: Each Mortgage Loan [was underwritten generally in accordance with Countrywide's credit underwriting guidelines in effect at the time such Mortgage Loan was originated] [conforms to the Fannie Mae or Freddie Mac mortgage eligibility criteria (as such criteria applies to Countrywide) and is eligible for sale to, and securitization by, Fannie Mae or Freddie Mac] [conforms in all material respects to the GNMA mortgage eligibility criteria and is eligible for sale and securitization into a GNMA mortgage-backed security] [at the time of origination was underwritten to guidelines which are consistent with an institutional investor-quality mortgage loan].

Kindly acknowledge your agreement to the terms of this Purchase Confirmation by signing in the appropriate space below and returning this Purchase Confirmation to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.



Sincerely,                                      Agreed to and Accepted by:

COUNTRYWIDE HOME LOANS, INC.                    SUTTON FUNDING LLC

By: _____________________________________       By: ____________________________
      Name: Darren Bigby                        Title:
      Title:                                    Name:

                                    EXHIBIT A

                                       to

                              PURCHASE CONFIRMATION

                             MORTGAGE LOAN SCHEDULE

                                   (attached)

                                    EXHIBIT B

                                       to

                              PURCHASE CONFIRMATION

                        CALCULATION OF PURCHASE PROCEEDS

                                   (attached)

                                    EXHIBIT C

                                       to

                              PURCHASE CONFIRMATION

                            MISSING CREDIT DOCUMENTS


----------------------   ----------------------------------   ------------------
    LOAN COUNT                      LOAN NUMBER                     DOCUMENT
----------------------   ----------------------------------   ------------------

----------------------   ----------------------------------   ------------------

----------------------   ----------------------------------   ------------------

----------------------   ----------------------------------   ------------------

----------------------   ----------------------------------   ------------------

                                    EXHIBIT D


                                       to


                              PURCHASE CONFIRMATION


                             PENDING MORTGAGE LOANS


----------------------   ----------------------------------   ------------------
    LOAN COUNT                      LOAN NUMBER                     DOCUMENT
----------------------   ----------------------------------   ------------------

----------------------   ----------------------------------   ------------------

----------------------   ----------------------------------   ------------------

----------------------   ----------------------------------   ------------------

----------------------   ----------------------------------   ------------------

                                    EXHIBIT C

                                   [RESERVED]

                                    EXHIBIT D

                           FORM OF TRADE CONFIRMATION

                            [COUNTRYWIDE LETTERHEAD]

                                                                          [DATE]

        Sutton Funding LLC
        c/o Global Securitization Services, LLC
        445 Broad Hollow Road, Suite 239
        Melville, New York  11747

Re:         Sale of $[AMOUNT] Million of Mortgage Loans to Sutton Funding LLC
(Deal No. yr-mm-xxx)___________________________

Ladies and Gentlemen:

            This Trade Confirmation confirms the agreement between Sutton Funding LLC ("Purchaser") and Countrywide Home Loans, Inc. ("Countrywide") pursuant to which Purchaser has agreed to purchase, and Countrywide has agreed to sell, those certain mortgage loans [identified][summarized] in Exhibit A hereto (the "Mortgage Loans"), subject to the terms set forth herein.

            Closing Date: _________ __, [year][, provided, however, that the parties shall use their best efforts to consummate the transaction prior to [DATE].

            Commitment Amount: $______________.

            Purchase Price: $______________.

            Percentage: ____%, subject to adjustment as set forth in Exhibit A. [Loan-level pricing as set forth in Exhibit A.]

            Product: [Jumbo]["A"][A-"]["Alt A"] [Sub-prime] [Conforming] [Conventional] [Government] [Second Lien/HELOC] [[fixed][(x/1) Index adjustable] rate mortgage loans]. (undefined terms should not be capitalized)

            Underwriting Criteria:

            Servicing Rights: RETAINED: Retained by Countrywide and serviced on a [scheduled/scheduled] [actual/actual] [scheduled][actual] basis for the servicing fee rate [equal to FEE% per annum][set forth in Exhibit A [for each Mortgage Loan]]. [ With respect to the period prior to the initial Interest Adjustment Date, 0.25% and, thereafter, 0.375%].

            Prepayment Penalties: Sutton Funding LLC shall be entitled to any penalties resulting from the prepayment of any Mortgage Loans by the related mortgagor(s).

            Documentation: [Assignment of a [type of agreement]] [Industry standard purchase and servicing agreement.]

            Conditions: [Review of Mortgage Loans by Purchaser to confirm conformance with this Trade Confirmation. Countrywide may, at its option, elect to substitute comparable mortgage loans for any Mortgage Loans rejected by Purchaser pursuant to the preceding sentence.]

            [Countrywide's sale of the Mortgage Loans is expressly subject to
(a) the review of the Mortgage Loans by Purchaser to confirm conformance with the Trade Confirmation, and (b) purchase of the Mortgage Loans by Countrywide on or before the Closing Date from the current owner of the Mortgage Loans (the "Current Owner"). If either of the foregoing conditions are not satisfied, Countrywide shall have no liability to Purchaser.]

            Non-Circumvent: Countrywide and Purchaser understand and agree that Countrywide may introduce the owner of the Mortgage Loans to Purchaser, that the Current Owner is a customer of Countrywide and that such relationship of Countrywide is confidential. Purchaser agrees, with respect to the Current Owner, Purchaser will not, for the purpose of purchasing other mortgage loans [for a period of one year from the Closing Date], communicate with or purchase such other mortgage loans from the Current Owner unless the Current Owner has had previous business dealings (other than any transactions involving Countrywide) with the Current Owner in a similar context.

            Please acknowledge your agreement to the terms and conditions of this Trade Confirmation by signing in the appropriate space below and returning a copy of the same to the undersigned. Telecopy signatures shall be deemed valid and binding to the same extent as the original.



Sincerely,                                        Agreed to and Accepted by:
COUNTRYWIDE HOME LOANS, INC.                      SUTTON FUNDING LLC
By: ______________________________                By: __________________________
      Name: Darren Bigby                          Name: Title:
      Title:

                                    EXHIBIT A


                                       to


                               TRADE CONFIRMATION


                 MORTGAGE LOAN SCHEDULE AND PRICING INFORMATION


                                   (attached)

                                    EXHIBIT B


                                       to


                               TRADE CONFIRMATION


                             UNDERWRITING GUIDELINES


                                   (attached)

                                    EXHIBIT E

                          COUNTRYWIDE HOME LOANS, INC.

                              OFFICER'S CERTIFICATE

                  I, [NAME], hereby certify that I am the duly elected [TITLE] of Countrywide Home Loans, Inc., a corporation organized under the laws of the State of New York ( "Countrywide") and further as follows:

1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the Certificate of Incorporation of Countrywide which is in full force and effect on the date hereof.

2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the By-laws of Countrywide which are in effect on the date hereof.

3. Attached hereto as Exhibit 3 is a Certificate of Good Standing of Countrywide issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of Countrywide authorizing Countrywide to execute and deliver each of the [Master Mortgage Loan Purchase Agreement and Servicing Agreement], dated as of February 26, 2007, by and among Sutton Funding LLC (the "Purchaser"), and Countrywide (the "Sale and Servicing Agreement")] and to endorse the [Mortgage Notes and execute the Assignments of Mortgages by facsimile signature], and such resolutions are in effect on the date hereof.

5. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of Countrywide, signed (a) the [Sale and Servicing Agreement], and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of Countrywide, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

                  [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of Countrywide.



Dated:   [DATE]



By:  __________________________________


Name:      [NAME]

Title: [TITLE]



[SEAL]



                  I, [NAME OF ASSISTANT SECRETARY], an Assistant Secretary of Countrywide, hereby certify that [NAME] is the duly elected, qualified and acting [TITLE] of Countrywide and that the signature appearing above is her genuine signature.

                  IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:   [DATE]



By:  __________________________________


Name:      [NAME]


Title:     Assistant Secretary



[SEAL]

                                    EXHIBIT 1

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 2

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 3

                                       to

                              OFFICER'S CERTIFICATE

                                    EXHIBIT 4

                                       to

                              OFFICER'S CERTIFICATE



                             RESOLUTIONS ADOPTED BY

                            THE BOARD OF DIRECTORS OF

                          COUNTRYWIDE HOME LOANS, INC.

                                  AS OF [DATE]

                                    EXHIBIT 5

                                       to

                              OFFICER'S CERTIFICATE



       NAME                           TITLE                    SIGNATURE
--------------------   -------------------------------  -----------------------

--------------------   -------------------------------  -----------------------

--------------------   -------------------------------  -----------------------

--------------------   -------------------------------  -----------------------

--------------------   -------------------------------  -----------------------

--------------------   -------------------------------  -----------------------

--------------------   -------------------------------  -----------------------

--------------------   -------------------------------  -----------------------

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

            The financial institution named below hereby relinquishes any and all right, title, interest, lien or claim of any kind it may have in all mortgage loans described on the attached Schedule A (the "Mortgage Loans"), to be purchased by Sutton Funding LLC from the company named on the next page (the "Company") pursuant to that certain Mortgage Loan Purchase Agreement, dated as of ______ __, 200_, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company or its designees, as of the date and time of the sale of such Mortgage Loans to Sutton Funding LLC. Such release shall be effective automatically without any further action by any party upon payment in one or more installments, in immediately available funds, of $_____________, in accordance with the wire instructions set forth below.

Name, Address and Wire Instructions of Financial Institution



____________________________________________
                   (Name)

____________________________________________
                 (Address)

____________________________________________
____________________________________________
____________________________________________



By:_________________________________________

                          II. Certification of Release

            The Company named below hereby certifies to Sutton Funding LLC that, as of the date and time of the sale of the above-mentioned Mortgage Loans to Sutton Funding LLC the security interests in the Mortgage Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

By:
Title:
Date:

                                   EXHIBIT L-3

                    CHEVY CHASE SALE AND SERVICING AGREEMENT



                               As of May 23, 2007





Chevy Chase Bank, F.S.B.
7501 Wisconsin Avenue
Bethesda, MD 20814

Attention:  Chris Cusack
---------


            Re: Amendment No. 1 to Seller's Purchase, Warranties and Servicing Agreement, dated as of December 1, 2006 (the "Purchase Agreement"), between Chevy Chase Bank, F.S.B. (the "Seller") and Sutton Funding LLC (the "Purchaser").
                  --------------------------------------------------------------


Ladies and Gentlemen:

            The Purchaser has purchased and intends to purchase on the date hereof certain mortgage loans (the "Mortgage Loans") from the Seller pursuant to the Purchase Agreement. The parties hereto desire to amend the Purchase Agreement, as set forth in this Amendment No. 1 (the "Amendment").

            In consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller hereby agree as follows:

1. Article XI to the Purchase Agreement is hereby amended by adding the following Subsection thereto:

            "Section 11.21  Intention of the Parties.

            (a) It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

            (b) To the extent that any transfer of any Mortgage Loan hereunder from the Seller is characterized as a loan by the Purchaser to the Seller secured by such Mortgage Loan, each of the Purchaser and the Seller represents and warrants as to itself that each receipt by the Purchaser of collections in respect of such Mortgage Loan, to the extent deemed to constitute a remittance of such collections by the Seller to the Purchaser, will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Purchaser and (ii) made in the ordinary course of business or financial affairs of the Seller and the Purchaser."

2. From and after the date hereof, any references to the Purchase Agreement shall mean the Purchase Agreement as amended by this Amendment.

3. Except as modified and expressly amended by this Amendment, the Purchase Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

5. This Amendment shall be construed in accordance with the laws of the State of New York without regard to conflicts of law principles.

                   [SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

                                          Very truly yours,


                                          SUTTON FUNDING LLC


                                          By:___________________________________

                                          Name:_________________________________

                                          Title:________________________________





Accepted and Agreed as of the date first above written:

CHEVY CHASE BANK, F.S.B.


By:_________________________________

Name:_______________________________

Title:______________________________

================================================================================







                              SUTTON FUNDING, LLC,

                                    Purchaser


                            CHEVY CHASE BANK, F.S.B.
                               Seller and Servicer


              SELLER'S PURCHASE, WARRANTIES AND SERVICING AGREEMENT



                          Dated as of December 1, 2006








================================================================================

                                TABLE OF CONTENTS



ARTICLE I      DEFINITIONS......................................................

ARTICLE II SERVICING OR MORTGAGE LOANS; RECORD TITLE AND POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
               DILIVERY OF MORTGAGE LOAN DOCUMENTS..............................

Section 2.01   Agreement to Purchase............................................
Section 2.02   Purchase Price...................................................
Section 2.03   Servicing of Mortgage Loans......................................
Section 2.04   Record Title and Possession of Mortgage Files; Maintenance of
               Servicing Files..................................................
Section 2.05   Books and Records................................................
Section 2.06   Transfer of Mortgage Loans.......................................
Section 2.07   Delivery of Mortgage Loan Documents..............................
Section 2.08   Quality Control Procedures.......................................
Section 2.09   Closing..........................................................

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SERVICER;
               REPURCHASE; REVIEW OF MORTGAGE LOANS.............................

Section 3.01   Representations and Warranties of the Seller and the Servicer....
Section 3.02   Representations and Warranties as to Individual Mortgage Loans...
Section 3.03   Repurchase; Substitution.........................................
Section 3.04   Repurchase of Convertible Mortgage Loans.........................
Section 3.05   Repurchase of Mortgage Loans With Early Payment Defaults.........
Section 3.06   Prepayment in Full Premium Recapture.............................
Section 3.07   Acknowledgement of Anti-Predatory Lending Policies...............

ARTICLE IV     ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS...............

Section 4.01   The Servicer to Act as Servicer..................................
Section 4.02   Collection of Mortgage Loan Payments.............................
Section 4.03   Realization Upon Defaulted Mortgage Loans........................
Section 4.04   Establishment of Custodial Accounts; Deposits in
                 Custodial Accounts.............................................
Section 4.05   Permitted Withdrawals From the Custodial Account.................
Section 4.06   Establishment of Escrow Accounts; Deposits in Accounts...........
Section 4.07   Permitted Withdrawals From the Escrow Account....................
Section 4.08   Payment of Taxes, Insurance and Charges; Maintenance of
                 Primary Mortgage Insurance or LPMI Policies; Collections
                 Thereunder.....................................................
Section 4.09   Transfer of Accounts.............................................
Section 4.10   Maintenance of Hazard Insurance..................................
Section 4.11   Maintenance of Mortgage Impairment Insurance Policy..............
Section 4.12   Maintenance of Fidelity Bond and Errors and Omissions Insurance..
Section 4.13   Title, Management and Disposition of REO Property................
Section 4.14   Notification of Maturity Date....................................
Section 4.15   Limited Power of Attorney........................................

ARCICLE V      PAYMENTS TO THE PURCHASER........................................

Section 5.01   Distributions....................................................
Section 5.02   Statements to the Purchaser......................................
Section 5.03   Monthly Advances by the Servicer.................................
Section 5.04   Liquidation Reports..............................................

ARTICLE VI     GENERAL SERVICING PROCEDURES.....................................

Section 6.01   Assumption Agreements............................................
Section 6.02   Satisfaction of Mortgages and Release of Mortgage Files..........
Section 6.03   Servicing Compensation...........................................
Section 6.04   Annual Statement as to Compliance................................
Section 6.05   Annual Independent Certified Public Accountants'
                 Servicing Report...............................................
Section 6.06   Purchaser's Right to Examine Servicer Records....................
Section 6.07   Servicer Shall Provide Information as Reasonably Required........

ARTICLE VII    THE SELLER AND THE SERVICER......................................

Section 7.01   Indemnification; Third Party Claims..............................
Section 7.02   Merger or Consolidation of the Seller or the Servicer............
Section 7.03   Limitation on Liability of the Seller and Others.................
Section 7.04   Servicer Not to Resign...........................................
Section 7.05   No Transfer of Servicing.........................................

ARTICLE VIII   DEFAULT..........................................................

Section 8.01   Events of Default................................................
Section 8.02   Waiver of Defaults...............................................

ARTICLE IX     TERMINATION......................................................

Section 9.01   Termination......................................................
Section 9.02   Termination Without Cause........................................
Section 9.03   Term Fee.........................................................

ARTICLE X      RECONSTITUTION OF MORTGAGE LOANS.................................

Section 10.01  Reconstitution of Mortgage Loans.................................

ARTICLE XI     MISCELLANEOUS PROVISIONS.........................................

Section 11.01  Successor to the Servicer........................................
Section 11.02  Amendment........................................................
Section 11.03  Recordation of Agreement.........................................
Section 11.04  Governing Law Jurisdiction; Consent to Service of Process........
Section 11.05  Notices..........................................................
Section 11.06  Severability of Provisions.......................................
Section 11.07  Exhibits.........................................................
Section 11.08  General Interpretive Principles..................................
Section 11.09  Reproduction of Documents........................................
Section 11.10  Confidentiality of Information...................................
Section 11.11  Recordation of Assignments of Mortgage...........................
Section 11.12  Assignment by Purchaser..........................................
Section 11.13  No Partnership...................................................
Section 11.14  Execution; Successors and Assigns................................
Section 11.15  Entire Agreement.................................................
Section 11.16  Costs............................................................
Section 11.17  Financial Statements.............................................
Section 11.18  Waivers..........................................................
Section 11.19  No Solicitation..................................................
Section 11.20  Waiver of Trial by Jury..........................................

ARTICLE XII    COMPLIANCE WITH REGULATION AB PROVISIONS.........................

Section 12.01  Intent of the Parties; Reasonableness............................
Section 12.02  Additional Representations and Warranties of the Seller..........
Section 12.03  Information to Be Provided by the Seller.........................
Section 12.04  Servicer Compliance Statement....................................
Section 12.05  Report on Assessment of Compliance and Attestation...............
Section 12.06  Use of Subservicers and Subcontractors...........................
Section 12.07  Indemnification; Remedies........................................
Section 12.08  Responsible Officers.............................................

                                    EXHIBITS
                                    --------

A-1      Contents of Mortgage File..............................................

A-2      Contents of Servicing File.............................................

B        Form of Custodial Account Letter Agreement.............................

C        Form of Escrow Account Letter Agreement................................

D        Form of Assignment, Assumption and Recognition Agreement...............

E        Form of Monthly Servicing Report.......................................

F        Limited Power of Attorney..............................................

G        Form of Annual Certification...........................................

H        Servicing Criteria to be Addressed in Assessment of Compliance.........

I        Form of Indemnification and Contribution Agreement.....................

J        Form of Assignment and Conveyance Agreement............................

K        Form of Opinion of Counsel to the Seller...............................

L        Form of Seller's Officer's Certificate.................................

M        Form Custodial Agreement...............................................

                                    AGREEMENT

               This is a Seller's Purchase, Warranties and Servicing Agreement, dated as of December 1, 2006, and is executed between Sutton Funding, LLC, as purchaser (the "Purchaser"), and Chevy Chase Bank, F.S.B., as seller (in such capacity, the "Seller") and as servicer (in such capacity, the "Servicer").

                              W I T N E S S E T H :

               WHEREAS, the Purchaser has heretofore agreed to purchase from the Seller and the Seller has agreed to sell to the Purchaser certain Mortgage Loans, servicing rights retained, from time to time, pursuant to the terms of a letter agreement by and between the Seller and the Purchaser (the "Purchase Price and Terms Letter").

               WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule. The Mortgage Loans as described herein shall be delivered in groups of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date"); and

               WHEREAS, the Purchaser, the Seller and the Servicer wish to prescribe the representations and warranties of the Seller with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans by the Servicer;

               NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser, the Seller and the Servicer agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               Section 1.01 Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

               "Accepted Servicing Practices": With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

               "Adjustable Rate Mortgage Loan": Mortgage Loan purchased pursuant to this Agreement that provides for adjustment to the Mortgage Interest Rate applicable thereto on each Adjustment Date as set forth in the related Mortgage Note.

               "Adjustment Date": With respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on the Mortgage Loan is adjusted in accordance with the terms of the Mortgage Note.

               "Affiliate": With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               "Agreement": This Seller's Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

               "Appraised Value": With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the underwriting requirements of the originator, and
(ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the underwriting requirements of the originator.

               "Assignment": An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage.

               "Assignment and Conveyance Agreement": As defined in Section
2.04.

               "BIF": The Bank Insurance Fund, or any successor thereto.

               "Business Day": Any day other than (i) a Saturday or a Sunday, or
(ii) a legal holiday in the State of Maryland, or (iii) a day on which banks in the State of Maryland or the Federal Reserve Bank in which the Seller is located or the Custodial Account is maintained are authorized or obligated by law or executive order to be closed.

               "Cash Flow Loan": Any Adjustable Rate Mortgage Loan the terms of which permit the Mortgagor to choose one of various different payments each month which may include, but not be limited to, a Minimum Monthly Payment, an interest-only payment, full principal and interest amortized over the original term, or full principal and interest amortized over the first fifteen (15) years.

               "Closing Date": The date or dates set forth in the related Purchase Price and Terms Letter on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell to the Purchaser, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

               "Code": The Internal Revenue Code of 1986, as the same may be amended from time to time (or any successor statute thereto).

               "Commission": The United States Securities and Exchange
Commission.

               "Compensating Interest": For any Remittance Date, the lesser of
(i) the aggregate Servicing Fee payable to the Servicer for such Remittance Date and (ii) the aggregate Prepayment Interest Shortfall for such Remittance Date.

               "Condemnation Proceeds": All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

               "Convertible Mortgage Loan": Any Adjustable Rate Mortgage Loan purchased pursuant to this Agreement as to which the related Mortgage Note permits the Mortgagor to convert the Mortgage Interest Rate on such Mortgage Loan to a fixed Mortgage Interest Rate.

               "Co-op Lease": With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

               "Co-op Loan": A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

               "Co-op Stock": With respect to a Co-op Loan, the single outstanding class of stock, partnership interest or other ownership instrument in the related residential cooperative housing corporation.

               "Covered Loan": A Mortgage Loan categorized as Covered pursuant to Appendix E of Standard & Poor's Glossary.

               "Credit Score": With respect to a Mortgage Loan, the numerical credit score derived and provided by Fair Isaac Company or other reputable credit scoring company or companies and used by the Mortgage Loan originator to underwrite the applicable Mortgage Loan.

               "Custodial Account": Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "Chevy Chase Bank, F.S.B., in trust for Sutton Funding, LLC as Purchaser" and shall be established as an Eligible Account.

               "Custodial Agreement": The agreement(s) governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents in the form attached hereto as Exhibit L. If more than one Custodial Agreement is in effect at any given time, all of the individual Custodial Agreements shall collectively be referred to as the "Custodial Agreement."

               "Custodian": Wells Fargo Bank, N.A., a national banking association, and its successors in interest or permitted assigns or any successor to the Custodian under the Custodial Agreement as therein provided.

               "Cut-off Date": With respect to each Mortgage Loan Package, the date set forth in the related Purchase Price and Terms Letter.

               "Deemed Material and Adverse Representation": Each representation and warranty identified as such in Section 3.02 of this Agreement.

               "Deleted Mortgage Loan": A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

               "Depositor": The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               "Determination Date": The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

               "DBRS": Dominion Bond Rating Service.

               "Due Date": The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

               "Due Period": With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

               "Eligible Account": Either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company (which may be the Servicer or an Affiliate of the Servicer or which may be the Trustee or an Affiliate of the Trustee) the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated by each Rating Agency not lower than P-1 in the case of Moody's and A-2 in the case of Standard & Poor's, (ii) an account or accounts the deposits in which are fully insured by the FDIC up to the insured amount, (iii) a trust account or accounts maintained with the trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity, provided that any such state chartered depository institution is subject to regulation regarding funds on deposit substantially similar to the regulations set forth in 12 C.F.R. ss. 9.10(b) or
(iv) any account maintained at any Federal Home Loan Bank.

               Eligible Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer or any of its Affiliates:

               (a) obligations of or guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;

               (b) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by, any depository institution and rated "F1+" by Fitch, "A-1+" by Standard & Poor's, "P-1" by Moody's and "R-1" by DBRS;

               (c) repurchase agreements or obligations with respect to any security described in clause (i) maturing not more than one month from the date of acquisition thereof, provided that the unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by each Rating Agency in its highest short-term rating available;

               (d) federal funds, certificates of deposit, demand deposits, time deposits and bankers' acceptances (which shall in no event have an original maturity of more than 365 days) denominated in United States dollars of any U.S. depository institution or trust company incorporated under the laws of the United States, bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by Standard & Poor's and Moody's, and by each other Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

               (e) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by Standard & Poor's and Moody's, and by each other Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment; and

               (f) units of money market funds that have been rated "Aaa" by Moody's, "AAAm" or "AAAm-G" by Standard & Poor's and, if rated by Fitch, at least "AAA" by Fitch and "R-1" by DBRS;

               provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

               "Equity": With respect to any second lien Mortgage Loan, the Appraised Value, less the unpaid principal balance of the related First Lien.

               "Equity Loan-to-Value": With respect to any second lien Mortgage Loan, the original principal balance of such Mortgage Loan, divided by the Equity.

               "Escrow Account": Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "Chevy Chase Bank, F.S.B., in trust for Sutton Funding, LLC as Purchaser and various Mortgagors" and shall be established as an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

               "Escrow Payments": With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, non-LPMI mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the Mortgage, applicable law or any other related document.

               "Event of Default": Any one of the conditions or circumstances enumerated in Section 8.01.

               "Excess Insurance Proceeds": See Insurance Proceeds.

               "Excess Liquidation Proceeds": See Liquidation Proceeds.

               "Exchange Act": The Securities Exchange Act of 1934, as amended.

               "Fannie Mae": The entity formerly known as the Federal National Mortgage Association, or any successor thereto.

               "Fannie Mae Guides": The Fannie Mae Sellers' Guide and the Fannie Mae Servicers' Guide and all amendments or additions thereto, including, but not limited to, future updates thereof.

               "FDIC": The Federal Deposit Insurance Corporation, or any successor thereto.

               "Fidelity Bond": A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

               "FIRREA": The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

               "First Lien": With respect to any second lien Mortgage Loan, the mortgage loan relating to the corresponding Mortgaged Property having a first priority lien.

               "First Remittance Date": The eighteenth (18th) day of the month following each respective Closing Date, or if such day is not a Business Day, the first Business Day immediately preceding such date.

               "Fitch": Fitch, Inc., or any successor thereto.

               "Fixed Rate Mortgage Loan": A Mortgage Loan purchased pursuant to this Agreement which bears a fixed Mortgage Interest Rate during the life of the loan.

               "GAAP": Generally accepted accounting procedures, consistently applied.

               "Gross Margin": With respect to any Adjustable Rate Mortgage Loan and Cash Flow Loan, the fixed percentage amount set forth in the related Mortgage Note and the related Mortgage Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note to determine the new Mortgage Interest Rate for such Mortgage Loan.

               "High Cost Loan": A Mortgage Loan (a) covered by the Home Ownership and Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. ss. 226.32(a)(1)(i) and (ii), (c) classified as a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans," as that term was defined in clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002, that were originated between November 26, 2003 and July 7,
2004), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (d) categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

               "HUD": The United States Department of Housing and Urban Development or any successor thereto.

               "Index": With respect to any Adjustable Rate Mortgage Loan and Cash Flow Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the Mortgage Interest Rate thereon.

               "Insurance Proceeds": Amounts paid pursuant to any insurance policy (other than an MI or LPMI Policy) with respect to a Mortgage Loan that have not been used to restore the related property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures; provided, that "Insurance Proceeds" with respect to any Mortgage Loan shall not exceed the outstanding Principal Balance of such Mortgage Loan plus all accrued and unpaid interest thereon plus any expenses reimbursable to the Servicer relating to such Mortgage Loan, and not including any amount received in excess of such amount ("Excess Insurance Proceeds"); and provided further that Insurance Proceeds shall not include any amount that is required to be paid to the Mortgagor under applicable law.

               "Interest Only Mortgage Loan": A Mortgage Loan that only requires payments of interest for a period of time specified in the related Mortgage Note.

               "Lender Paid Mortgage Insurance Policy Program or LPMI Policies":
A program or policy in which the owner or servicer of such Mortgage Loan is responsible for the premiums associated with the mortgage insurance policy.

               "Liquidation Proceeds": Amounts other than Insurance Proceeds received in connection with the liquidation of a defaulted Mortgage Loan, whether through trustee's sale, foreclosure sale or otherwise or amounts received in connection with any condemnation or partial release of a Mortgaged Property; provided that, "Liquidation Proceeds" with respect to any Mortgage Loan shall not exceed the outstanding Principal Balance of such Mortgage Loan plus all accrued and unpaid interest thereon plus any Liquidation Expenses related to such Mortgage Loan, and not including any amount received in excess of such amount ("Excess Liquidation Proceeds"); and provided, further that Liquidation Proceeds shall not include any amount that is required to be paid to the Mortgagor under applicable law.

               "Loan-to-Value Ratio or LTV": With respect to any Mortgage Loan that is not a second lien Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan to (i) the Appraised Value of the related Mortgaged Property at origination with respect to a Refinanced Mortgage Loan, or
(ii) the lesser of the Appraised Value of the related Mortgaged Property at origination or the purchase price of the related Mortgaged Property with respect to all other Mortgage Loans.

               "Maximum Mortgage Interest Rate": With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

               "MERS": Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

               "MERS Mortgage Loan": Any Mortgage Loan registered with MERS on the MERS System.

               "MERS System": The system of recording transfers of mortgages electronically maintained by MERS.

               "MIN": The Mortgage Identification Number for any MERS Mortgage Loan.

               "Minimum Monthly Payment": With respect to any Cash Flow Loan, the minimum scheduled monthly payment calculated in accordance with the terms of the related Mortgage Note.

               "Minimum Mortgage Interest Rate": With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the minimum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be decreased on any Adjustment Date.

               "MOM Loan": Any Mortgage Loan as to which MERS is acting as Mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

               "Monthly Advance": The payment required to be made by the Servicer with respect to any Remittance Date pursuant to Section 5.03.

               "Monthly Payment": With respect to any Mortgage Loan that is not a Cash Flow Loan, the scheduled monthly payment on the Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan pursuant to the terms of the related Mortgage Note. With respect to any Mortgage Loan that is a Cash Flow Loan, the Minimum Monthly Payment.

               "Mortgage": With respect to a Mortgage Loan that is not a Co-op Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first or second lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or second lien upon a leasehold estate of the Mortgagor. With respect to a Co-op Loan, the related Security Agreement.

               "Mortgagee": The Mortgagee or beneficiary named in the Mortgage and the successors and assigns of such Mortgagee or beneficiary.

               "Mortgage File": With respect to each Mortgage Loan, the documents pertaining thereto specified in Exhibit A-1 and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

               "Mortgage Interest Rate": The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note.

               "Mortgage Loan": An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, any escrow accounts related to the Mortgage Loan, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans and any rights, benefits, proceeds and obligations expressly retained by Seller under this Agreement.

               "Mortgage Loan Documents": The documents contained in a Mortgage File.

               "Mortgage Loan Package": As defined in the Recitals to this Agreement.

               "Mortgage Loan Remittance Rate": With respect to each Mortgage Loan, the Mortgage Interest Rate less the Servicing Fee Rate and the rate at which the premium for any LPMI Policy accrues, if applicable.

               "Mortgage Loan Schedule": A list of Mortgage Loans to be sold to the Purchaser subject to this Agreement (as from time to time amended by the Servicer to reflect the addition of replacement Mortgage Loans and the deletion of deleted Mortgage Loans pursuant to the provisions of this Agreement) setting forth, but not limited to, the following information with respect to each such Mortgage Loan: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied; (5) the type of residential property constituting the Mortgaged Property; (6) the original months to maturity or the remaining months to maturity from the Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (7) the Loan-to-Value Ratio at origination and as of the Cut-off Date; (8) with respect to any second lien Mortgage Loan, the Equity Loan-to-Value Ratio at origination and as of the Cut-off Date; (9) the Mortgage Interest Rate at origination and as of the Cut-off Date; (10) the Mortgage Loan origination date; (11) the paid through date; (12) the stated maturity date of the Mortgage Loan and of the First Lien, if applicable; (13) the amount of the Monthly Payment as of the Cut-off Date; (14) the original principal amount of the Mortgage Loan and the principal balance of the related First Lien, if applicable, as of the date of origination; (15) the Scheduled Principal Balance of the Mortgage Loan and the principal balance of the related First Lien, if applicable, as of the Cut-off Date; (16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance); (17) a code indicating the documentation style (i.e. full, alternative or reduced); (18) the number of times during the twelve (12) month period preceding the Closing Date that any Monthly Payment has been received thirty (30) or more days after its Due Date; (19) the date on which the first payment is due; (20) a code indicating whether or not the Mortgage Loan is insured as to payment defaults by a Primary Mortgage Insurance Policy or LPMI Policy, and, in the case of any Mortgage Loan which is insured as to payment defaults by a Primary Mortgage Insurance Policy or LPMI Policy, the name of the provider of such Primary Mortgage Insurance Policy or LPMI Policy; (21) a code indicating whether or not the Mortgage Loan is insured as to payment defaults by a LPMI Policy and, in the case of any Mortgage Loan which is insured as to payment defaults by a LPMI Policy, a percentage representing the amount of the related insurance premium; (22) a code indicating whether or not the Mortgage Loan is the subject of a Prepayment Penalty as well as the terms of the Prepayment Penalty; (23) the Primary Mortgage Insurance Policy or LPMI Policy certificate number, if applicable; (24) the Primary Mortgage Insurance Policy or LPMI Policy coverage percentage, if applicable; (25) a code indicating the Credit Score of the Mortgagor at the time of origination of the Mortgage Loan;
(26) a code indicating the credit grade and specific loan/underwriting program of each Mortgage Loan as assigned by the Seller pursuant to the Underwriting Standards; (27) the loan type (i.e. fixed, adjustable, cash flow; 2/28, 3/27, 5/25, etc.); (28) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date and the Adjustment Date frequency; (29) with respect to each Adjustable Rate Mortgage Loan, the Gross Margin; (30) with respect to each Adjustable Rate Mortgage Loan, the Maximum Mortgage Interest Rate under the terms of the Mortgage Note; (31) with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Interest Rate under the terms of the Mortgage Note;
(32) with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap;
(33) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the related Cut-off Date; (34) with respect to each Adjustable Rate Mortgage Loan, the Index; (35) a code indicating whether the Mortgage Loan is a second lien Mortgage Loan; (36) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan; (37) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan; (38) with respect to each Interest Only Mortgage Loan, the duration of the related interest only period;
(39) a code indicating whether the Mortgage Loan contains terms or provisions that could result in Negative Amortization and any limit thereon; and (40) with respect to each Cash Flow Loan, the current amount of Negative Amortization as of the Cut-off Date, if any.

               With respect to the Mortgage Loans in the aggregate in each Mortgage Loan Package, the Mortgage Loan Schedule shall set forth the following information, as of the Cut-off Date unless otherwise specified:

               (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; (4) the weighted average original months to maturity of the Mortgage Loans and the weighted average remaining months to maturity of the Mortgage Loans.

               "Mortgage Note": The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

               "Mortgaged Property": With respect to a Mortgage Loan that is not a Co-op Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a fee simple parcel of real estate or a leasehold estate, the term of which is equal to or longer than the term of the related Mortgage Note. With respect to a Co-op Loan, the related Co-op Stock and Co-op Lease securing the indebtedness of the Mortgagor under the related Mortgage Loan.

               "Mortgagor": The obligor on a Mortgage Note.

               "Negative Amortization": With respect to any Cash Flow Loan, any portion of interest accrued at the Mortgage Interest Rate in any month which exceeds the Minimum Monthly Payment on the related Mortgage Loan for such month and which, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.

               "OCC": Office of the Comptroller of the Currency, its successors and assigns.

               "Officers' Certificate": A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

               "Opinion of Counsel": A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser and the Seller, provided that any Opinion of Counsel relating to (a) qualification of the Mortgage Loans in a REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who
(i) is in fact independent of the Seller and any servicer of the Mortgage Loans,
(ii) does not have any material direct or indirect financial interest in the Seller or an Affiliate of Seller and (iii) is not connected with the Seller as an officer, employee, director or person performing similar functions.

               "OTS": Office of Thrift Supervision.

               "Periodic Rate Cap": With respect to each Adjustable Rate Mortgage Loan and any Adjustment Date therefor, a number of percentage points per annum that is set forth in the related Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such Mortgage Loan may increase (without regard to the Maximum Mortgage Interest Rate) or decrease (without regard to the Minimum Mortgage Interest Rate) on such Adjustment Date from the Mortgage Interest Rate in effect immediately prior to such Adjustment Date, which may be a different amount with respect to the first Adjustment Date.

               "Person": Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

               "Prepayment Interest Shortfall": As to any Remittance Date and any Mortgage Loan (other than a Mortgage Loan secured by an REO Property) that was the subject of a Principal Prepayment in full, the difference between (i) one full month's interest at the applicable Mortgage Loan Remittance Rate (after giving effect to any applicable relief act reduction, debt service reduction and deficient valuation) on the outstanding principal balance of the related Mortgage Loan immediately prior to such Principal Prepayment and (ii) the amount of interest actually received with respect to such Mortgage Loan adjusted to the related Mortgage Loan Remittance Rate in connection with such Principal Prepayment.

               "Prepayment Penalty": With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

               "Primary Mortgage Insurance Policy": Each policy of primary mortgage insurance represented to be in effect pursuant to Section 3.02(cc), or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

               "Prime Rate": The prime rate announced to be in effect from time to time as published as the average rate in The Wall Street Journal (Northeast Edition).

               "Principal Prepayment": Any full or partial payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

               "Purchase Price": As defined in Section 2.02.

               "Purchase Price and Terms Letter": With respect to each purchase of a Mortgage Loan Package hereunder, that certain letter agreement setting forth the general terms and conditions of such transaction consummated herein and identifying the Mortgage Loans to be purchased hereunder, by and between the Seller and the Purchaser.

               "Qualified Appraiser": With respect to each Mortgage Loan, an appraiser, duly appointed by the Seller or a Seller third party originator, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Fannie Mae and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

               "Qualified Correspondent": Any Person from which the Seller purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

               "Qualified Insurer": An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided by the insurance policy issued by it, approved as an insurer by Fannie Mae.

               "Rating Agency": Any of DBRS, Fitch, Moody's or Standard &
Poor's.

               "Reconstitution": Any Securitization Transaction or Whole Loan Transfer.

               "Refinanced Mortgage Loan": A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

               "Regulation AB": Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               "REMIC": A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

               "REMIC Provisions": Provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final Treasury Regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

               "Remittance Date": The 18th day of each month, beginning with the First Remittance Date, or if such day is not a Business Day, the first Business Day immediately preceding such date.

               "REO Disposition": The final sale by the Servicer of any REO Property.

               "REO Disposition Proceeds": Amounts received by the Servicer in connection with an REO Disposition.

               "REO Property": A Mortgaged Property acquired by or on behalf of the Purchaser in full or partial satisfaction of the related Mortgage as described in Section 4.13.

               "Repurchase Price" With respect to any Mortgage Loan, a price equal to the product of the percentage of par stated in the related Purchase Price and Terms Letter and the lesser of (1) the Principal Balance of the Mortgage Loan at the time of repurchase or (2) the original mortgage amount plus
(i) interest on Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, plus (iii) any outstanding escrow advances and any outstanding servicing advances made by the Purchaser on account of the Mortgage Loan, less (iv) amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

               "SAIF": The Savings Association Insurance Fund, or any successor thereto.

               "Scheduled Principal Balance": As to each Mortgage Loan, (i) the principal balance of such Mortgage Loan at the related Cut-off Date after giving effect to the payments of principal due on or before such date based upon the Minimum Monthly Payment, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof, plus (iii) without duplication of amounts described in clause (i) above, the cumulative amount of any Negative Amortization.

               "Securities Act": The Securities Act of 1933, as amended.

               "Securitization Transaction": Any transaction involving either
(1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

               "Security Agreement": With respect to a Co-op Loan, the agreement or mortgage creating a security interest in favor of the originator of the Co-op Loan in the related Co-op Stock.

               "Servicing Advances": All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of a Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lien holders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate, and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Seller hereunder), (c) the management and liquidation of any REO Property, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Servicer, with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

               "Servicing Criteria": The "servicing criteria" set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

               "Servicing Fee": As to each Mortgage Loan Package the amount of the fee the Purchaser shall pay to the Servicer for servicing the Mortgage Loans in accordance with the terms of this Agreement, which shall, with respect to each Mortgage Loan, for a period of one full month, be equal to one twelfth of the product of (a) the Servicing Fee Rate and (b) the Scheduled Principal Balance of such Mortgage Loan as of the first day of the month for which such fee is being calculated. Such fee shall be payable monthly (a pro rata Servicing Fee shall be paid for any partial month).

               "Servicing Fee Rate": The rate, as set forth in the related Purchase Price and Terms Letter.

               "Servicing File": With respect to each Mortgage Loan, the documents pertaining thereto specified in Exhibit A-2 and copies of all documents for such Mortgage Loan specified in Exhibit A-1.

               "Servicing Officer": Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Purchaser upon request, as such list may from time to time be amended.

               "Standard & Poor's": Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

               "Static Pool Information": Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

               "Subcontractor": Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

               "Subservicer": Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

               "Successor Servicer": Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Section 7.01.

               "Third-Party Originator": Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Seller.

               "Transfer Date": In the event the Servicer is terminated as servicer of a Mortgage Loan pursuant to the terms herein, the date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of such Mortgage Loans, and the Servicer shall cease all servicing responsibilities.

               "Underwriting Standards": As to each Mortgage Loan, the Seller's underwriting guidelines in effect as of the related Closing Date.

               "Whole Loan Transfer": Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

                                   ARTICLE II

            SERVICING OF MORTGAGE LOANS; RECORD TITLE AND POSSESSION
           OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
                       DELIVERY OF MORTGAGE LOAN DOCUMENTS

               Section 2.01 Agreement to Purchase. The Seller agrees to sell and the Purchaser agrees to purchase on each Closing Date pursuant to this Agreement and the related Purchase Price and Terms Letter the Mortgage Loans being sold by the Seller and listed on the Mortgage Loan Schedule, servicing rights retained, having an aggregate Scheduled Principal Balance in an amount as set forth in the related Purchase Price and Terms Letter, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on such Closing Date. The Seller shall deliver in an electronic format the Mortgage Loan Schedule for the Mortgage Loans to be purchased on such Closing Date to the Purchaser at least four (4) Business Days prior to such Closing Date.

               Section 2.02 Purchase Price. The Purchase Price for each Mortgage Loan in a Mortgage Loan Package shall be equal to the sum of (a) the percentage of par as stated in the related Purchase Price and Terms Letter (subject to adjustment as provided therein), multiplied by the Scheduled Principal Balance of such Mortgage Loan as listed on the related Mortgage Loan Schedule plus (b) accrued interest on the Scheduled Principal Balance of such Mortgage Loan at the Mortgage Interest Rate for such Mortgage Loan as listed on the related Mortgage Loan Schedule from the Cut-off Date to but not including such Closing Date (the "Purchase Price"). If so provided in the Purchase Price and Terms Letter, portions of the Mortgage Loans shall be priced separately.

               The aggregate Purchase Price for the Mortgage Loans in a Mortgage Loan Package shall be paid on the related Closing Date by wire transfer of immediately available funds.

               With respect to each Mortgage Loan, the Purchaser shall be entitled to (1) the principal portion of all Monthly Payments due after the Cut-off Date, (2) all other recoveries of principal collected on or after the Cut-off Date (provided, however, that the principal portion of all Monthly Payments due on or before the Cut-off Date and collected by the Servicer or any successor servicer after the Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans at the Mortgage Loan Remittance Rate (minus that portion of any such payment which is allocable to the period prior to the Cut-off Date). The Scheduled Principal Balance of each Mortgage Loan as of the Cut-off Date is determined after application of payments of principal due on or before the Cut-off Date whether or not collected, together with any unscheduled Principal Prepayments collected prior to the Cut-off Date; provided, however, that Monthly Payments for a Due Date beyond the Cut-off Date shall not be applied to the principal balance as of the Cut-off Date. Such Monthly Payments shall be the property of the Purchaser. The Seller shall deposit any such Monthly Payments into the Custodial Account.

               Section 2.03 Servicing of Mortgage Loans. On each Closing Date, the Mortgage Loans in the related Mortgage Loan Package will be sold by the Seller to the Purchaser on a servicing retained basis.

               Simultaneously with the execution and delivery of this Agreement, for each Mortgage Loan Package, the Servicer hereby agrees to service the Mortgage Loans listed on the Mortgage Loan Schedule in accordance with Accepted Servicing Practices and this Agreement. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

               Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files. As of each Closing Date, the Seller will have sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Seller hereby acknowledges that the Purchaser will have, all the right, title and interest of the Seller in and to the Mortgage Loans.__At such time the Seller shall execute and deliver an Assignment and Conveyance Agreement in the form attached hereto as Exhibit J (the "Assignment and Conveyance Agreement"). In accordance with Section 2.07, the Seller shall deliver at its own expense, the Mortgage Files for the related Mortgage Loans to Purchaser and shall keep in its possession a Servicing File for each Mortgage Loan. The possession of each Servicing File by the Servicer is for the sole purpose of servicing the related Mortgage Loan. From each Closing Date, the ownership of each related Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, excepting any rights, benefits, proceeds and obligations expressly retained by Seller under this Agreement, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Seller shall be received and held by the Seller in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Seller shall be appropriately identified in the Seller's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. In addition, in connection with the assignment of any MERS Mortgage Loan, the Seller agrees that it will cause, at its own expense, the MERS(R) System to indicate that such Mortgage Loans have been assigned by the Seller to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS(R) System to identify the Purchaser of such Mortgage Loans. The Seller further agrees that it will not, and will not permit the Servicer to, and the Servicer agrees that it will not, alter the information referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

               Section 2.05 Books and Records. The sale of each Mortgage Loan will be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller. The Seller shall maintain, a complete set of books and records for the Mortgage Loans sold by it which shall be appropriately identified in the Seller's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. In particular, the Seller shall maintain in its possession, available for inspection by the Purchaser and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Seller and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Seller complies with the requirements of the Fannie Mae Guides.

               In addition to the foregoing, the Seller shall provide to any supervisory agents or examiners that regulate the Purchaser, including but not limited to, the OCC, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to the Seller and without charge to the Seller or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

               Section 2.06 Transfer of Mortgage Loans. The Seller and Servicer shall keep at its office books and records in which, subject to such reasonable regulations as it may prescribe, the Seller and Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms of Section 11.12. For the purposes of this Agreement, the Seller and Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a properly executed Assignment, Assumption and Recognition Agreement in the form of Exhibit D with respect to such Mortgage Loan has been delivered to the Seller and Servicer. Upon receipt of notice of the transfer, the Seller and Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee.

               Section 2.07 Delivery of Mortgage Loan Documents.The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A-1 hereto as required by the Custodial Agreement with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

               The Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the initial certification of the Custodian in the form annexed to the Custodial Agreement. The Seller shall comply with the terms of the Custodial Agreement and the Purchaser shall pay all fees and expenses of the Custodian.

               In the event any document required to be delivered to the Custodian in the Custodial Agreement, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Section
3.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver an original document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording; provided that, upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate.

               Pursuant to Section 11.11, the Seller shall be responsible for recording the Assignments of Mortgage (or Form UCC-3's for Co-op Loans). The Seller shall pay all initial recording fees, for the Assignments of Mortgage (or Form UCC-3's for Co-op Loans) and any other fees in connection with the transfer of the Mortgage Loan Documents to the Custodian or, upon written request of the Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

               No later than five (5) days prior to the related Closing Date, the Seller shall provide a copy of the commitment for title insurance to the Purchaser.

               If the Purchaser discovers any defect with respect to any document constituting part of a Mortgage File, the Purchaser shall give written specification of such defect to the Seller and the Seller shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

                  The Servicer shall forward to the Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution and shall also provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within five (5) days of its return from the appropriate public recording office.

               Section 2.08 Quality Control Procedures. The Seller must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

               Section 2.09 Closing. The closing for the purchase and sale of the Mortgage Loans shall take place on a Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

               The closing for the Mortgage Loans to be purchased on the Closing Date shall be subject to each of the following conditions:

               (a) at least five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem or e-mail, a listing on a loan-level basis of the information contained in the Mortgage Loan Schedule;

               (b) all of the representations and warranties of the Seller and the Servicer under this Agreement shall be materially true and correct as of the Closing Date or, with respect to representations and warranties made as of a date other than the Closing Date, as of such date, and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

               (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

               (d) the Seller and the Servicer shall have delivered and released to the Custodian on or prior to the Closing Date all documents required pursuant to the terms of this Agreement;

               (e) all other terms and conditions of this Agreement and the Purchase Price and Terms Letters shall have been materially complied with;

               (f) with respect to the initial Closing Date, an Opinion of Counsel of the Seller (who may be an employee of the Seller), in the form of Exhibit K hereto ("Opinion of Counsel"); and

               (g) with respect to the initial Closing Date, an Officer's Certificate, in the form of Exhibit L hereto with respect to the Seller, including all attachments thereto.

               Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the Closing Date the Purchase Price pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
             AND THE SERVICER; REPURCHASE; REVIEW OF MORTGAGE LOANS

               Section 3.01 Representations and Warranties of the Seller and the Servicer.Chevy Chase Bank, F.S.B., in its capacity as Seller and Servicer represents, warrants and covenants to the Purchaser that as of each Closing Date or as of such date specifically provided herein:

               (a) The Seller is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry out its business as now being conducted, and is qualified to transact business in each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such qualification or is otherwise not required under applicable law to effect such qualification and no demand for such qualification has been made upon the Seller by any such state, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

               (b) The Seller has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Purchase Price and Terms Letter and to conduct its business as presently conducted; the Seller has duly authorized the execution, delivery and performance of this Agreement and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Purchase Price and Terms Letter, and any agreements contemplated hereby, and this Agreement and the related Purchase Price and Terms Letter and each Assignment of Mortgage to the Purchaser and any agreements contemplated hereby, constitute the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles affecting the enforceability of the rights of creditors; and all requisite action has been taken by the Seller to make this Agreement, the related Purchase Price and Terms Letter and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

               (c) Neither the execution and delivery of this Agreement, the related Purchase Price and Terms Letter, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the related Purchase Price and Terms Letter will materially conflict with any of the terms, conditions or provisions of the Seller's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any material agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject;

               (d) There is no litigation, suit, proceeding or investigation pending or threatened, or any order or decree outstanding, which would have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement or the related Purchase Price and Terms Letter, or which would have a material adverse effect on the financial condition of the Seller;

               (e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement and the related Purchase Price and Terms Letter, except for consents, approvals, authorizations and orders which have been obtained;

               (f) The consummation of the transactions contemplated by this Agreement and the related Purchase Price and Terms Letter are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement and the related Purchase Price and Terms Letter are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

               (g) The origination and servicing practices with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations, and in all material respects proper and prudent in the mortgage origination and servicing business except for such matters as would not have a material adverse effect on the interests of the Purchaser. With respect to escrow deposits and payments that the Seller is entitled to collect, all such payments are in the possession of, or under the control of, the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected and are being maintained in full compliance with applicable state and federal law and the applicable provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to applicable state and local law has been properly paid and credited;

               (h) The Seller has not used selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller's portfolio at the Cut off Date;

               (i) The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

               (j) The Seller is an approved seller/servicer of residential mortgage loans for Fannie Mae and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, meets the minimum capital requirements, if applicable, set forth by the OTS, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and no event has occurred which would make the Seller unable to comply with eligibility requirements or which would require notification to either Fannie Mae;

               (k) The Seller does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement and the related Purchase Price and Terms Letter. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's creditors;

               (l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, the Seller pursuant to this Agreement, the related Purchase Price and Terms Letter or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect. The Seller has prudently originated and underwritten each Mortgage Loan;

               (m) The Seller has delivered to the Purchaser the Seller's annual financial statements as to its last two complete fiscal years. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement or the related Purchase Price and Terms Letter;

               (n) The Seller is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS;

               (o) The Seller is an "insured depository institution" as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, as amended, and accordingly, the Seller makes the following additional representations and warranties:

                         (i) This Agreement between the Purchaser and the Seller
conforms to all applicable statutory and regulatory requirements; and

                         (ii) This Agreement is (1) executed contemporaneously
with the agreement reached by the Purchaser and the Seller, (2) approved by a corporate or banking association resolution by the Seller's board of directors, which approval shall be reflected in the minutes of said board, and (3) an official record of the Seller. A copy of such resolution, certified by a vice president or higher officer of the Seller has been provided to the Purchaser; and

               (p) The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws. Additionally, no Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the "Executive Order") or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of Treasury (the "OFAC Regulations") or in violation of the Executive Order or the OFAC Regulations; and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations nor listed as a "blocked person" for purposes of the OFAC Regulations.

               Section 3.02 Representations and Warranties as to Individual Mortgage Loans. The Seller hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the applicable Closing Date as follows:

               (a) The information set forth in the final Mortgage Loan Schedule, including any diskette or other related data tapes sent to the Purchaser, is complete, true and correct as of the Cut-off Date;

               (b) All payments due pursuant to the terms of the related Mortgage Note on or prior to the Cut off Date for such Mortgage Loan have been made as of the Closing Date, the Mortgage Loan is not delinquent thirty (30) days or more in payment and has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan;

               (c) All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

               (d) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

               (e) The Mortgage Note and the Mortgage are not subject to any right of rescission, set off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

               (f) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and on the date of origination contained a standard Mortgagee clause naming the Seller and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and upon the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

               (g) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure and all predatory, abusive and fair lending laws applicable to the Mortgage Loan and the Seller, including, without limitation, any provisions relating to the Illinois Interest Act, and Prepayment Penalties have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such applicable laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation and warranty is a Deemed Material and Adverse Representation;

               (h) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

               (i) With respect to any first lien Mortgage Loan, the related Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property and, with respect to any second lien Mortgage Loan, the related Mortgage is a valid, subsisting, enforceable and perfected second lien on the Mortgaged Property, including for Mortgage Loans that are not Co-op Loans, all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first or second lien, as applicable, of the Mortgage subject only to (1) with respect to any second lien Mortgage Loan, the related First Lien, (2) the lien of non delinquent current real property taxes and assessments not yet due and payable, (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) are referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) do not materially and adversely affect the appraised value of the Mortgaged Property as set forth in such appraisal, and (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates (1) with respect to any first lien Mortgage Loan, a valid, subsisting, enforceable and perfected first lien and first priority security interest and (2) with respect to any second lien Mortgage Loan, a valid, subsisting, enforceable and perfected second lien and second priority security interest, in each case, on the property described therein, and the Seller has the full right to sell and assign the same to the Purchaser;

               (j) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles and the Seller has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller or the Mortgagor, or, on the part of any other party involved in the origination of the Mortgage Loan that materially and adversely impacts on the Mortgage Loan or the interests of the Purchaser. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on site or off site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

               (k) The Seller, its subsidiaries, or its affiliate is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and upon recordation the Purchaser will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Servicer will retain the Servicing File in trust for the Purchaser only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser on the Closing Date, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment or pledge, and the Seller had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement;

               (l) Each Mortgage Loan that is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae, issued by a title insurer acceptable to Fannie Mae and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (k)(1), (2), (3) and (4) above) the Seller, its successors and assigns, as to the first or second, as applicable, priority lien of the Mortgage in the original principal amount of the Mortgage Loan. Where required by applicable state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Seller, its successors and assigns, are the sole insureds of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Seller's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and the related Purchase Price and Terms Letter. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

               (m) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Seller nor any prior Mortgagee has waived any default, breach, violation or event permitting acceleration. With respect to each second lien Mortgage Loan, (i) the First Lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the Mortgagee under the second lien Mortgage Loan to receive notice of, and affords such Mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage. This representation and warranty is a Deemed Material and Adverse Representation;

               (n) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

               (o) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property at the time of origination lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

               (p) The Mortgage Loan was originated by the Seller or a subsidiary of the Seller which is a HUD-approved Mortgagee, a mortgage broker or correspondent lender, or a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a federal or state authority. The Mortgage Loan was underwritten in general accordance with the Underwriting Standards of the Seller in effect at the time the Mortgage Loan was originated. The Mortgage Loan bears interest at the Mortgage Interest Rate set forth in the Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the Mortgagee thereunder;

               (q) The Mortgaged Property is not subject to any material damage by waste, fire, earthquake, windstorm, flood or other casualty. At origination of the Mortgage Loan there was, and there currently is, no proceeding pending for the total or partial condemnation of the Mortgaged Property. There have not been any condemnation proceedings with respect to the Mortgaged Property and there are no such proceedings scheduled to commence at a future date;

               (r) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption;

               (s) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

               (t) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae;

               (u) All parties which have had any interest in the Mortgage, whether as Mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

               (v) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

               (w) The Mortgagor has received all disclosure materials required by applicable law with respect to the making of such mortgage loans;

               (x) To the extent any Mortgage Loan contains any buydown provision, such buydown funds have been maintained and administered in accordance with, and such Mortgage Loan otherwise complies with, Fannie Mae requirements relating to buydown loans;

               (y) The Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

               (z) Except as noted on the applicable Mortgage Loan Schedule, the Mortgage Loans have an original term to maturity of not more than forty (40) years, with interest payable in arrears on the first day of each month. Except with respect to Cash Flow Loans and Interest Only Mortgage Loans, each Mortgage Note at the time of origination requires a monthly payment which is sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate; provided, however, in the case of a balloon Mortgage Loan, the Mortgage Loan matures at least five (5) years after the first payment date thereby requiring a final payment of the outstanding principal balance prior to the full amortization of the Mortgage Loan. Except with respect to any Cash Flow Loan as noted on the applicable Mortgage Loan Schedule, no Mortgage Loan contains terms or provisions which would result in Negative Amortization. Except as noted on the applicable Mortgage Loan Schedule, the Monthly Payment on each Interest Only Mortgage Loan during the related interest-only period is equal to the product of (i) the related Mortgage Interest Rate divided by 12 and (ii) the principal balance of such Mortgage Loan on the first day of each month and after such interest-only period, and except with respect to Interest Only Mortgage Loans that are Adjustable Rate Mortgage Loans, such Mortgage Loan is payable in equal monthly installments of principal and interest;

               (aa) If a Mortgage Loan has an LTV greater than 80%, the excess of the principal balance of the Mortgage Loan over 75% of the Appraised Value, with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property, with respect to a purchase money Mortgage Loan, is and will be insured as to payment defaults by a LPMI or Primary Mortgage Insurance Policy issued by a Qualified Insurer. All provisions of such LPMI or Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. The mortgage interest rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any such insurance premium;

               (bb) If the Mortgage Loan is not registered with MERS, the applicable Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

               (cc) As to Mortgage Loans that are not Co-op Loans and that are not secured by an interest in a leasehold estate, the Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a cooperative housing corporation erected thereon, or a mobile home;

               (dd) No Mortgage Loan will impose a Prepayment Penalty for a term in excess of five (5) years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a Prepayment Penalty, such Prepayment Penalty set forth on the related Mortgage Loan Schedule. With respect to any Mortgage Loan that contains a provision permitting imposition of a Prepayment Penalty upon a prepayment prior to maturity: (i) The Mortgage Loan provided a benefit to the borrower, such as a rate or fee reduction, for accepting the Prepayment Penalty, (ii) the borrower was offered the choice of another Mortgage that did not include the Prepayment Penalty, (iii) the terms of the Prepayment Penalty provision were adequately disclosed to the borrower; and (iv) there is no penalty collected in the event the Mortgage Loan debt is accelerated as the result of the borrower's default in making the loan payments;

               (ee) As of the date of origination of the Mortgage Loan, the Mortgaged Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

               (ff) If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), or stock in a cooperative housing corporation, such condominium, cooperative or planned unit development project meets the Seller's eligibility requirements as set forth in Underwriting Standards;

               (gg) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any applicable environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

               (gg) The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940;

               (hh) Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices;

               (ii) With respect to each Co--op Loan, the related Mortgage is a valid, subsisting, enforceable and perfected first or second lien on the related cooperative shares securing the related cooperative note, subject only to (a) with respect to any second lien Co-op Loan, the related First Lien, (b) liens of the cooperative for unpaid assessments representing the Mortgagor's pro rata share of the cooperative's payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject (c) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) are referred to or otherwise considered in the appraisal made for the originator of the Co-op Loan, or (B) do not materially and adversely affect the appraised value of the Mortgaged Property as set forth in such appraisal and (c) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Security Agreement. There are no liens against or security interest in the cooperative shares relating to each Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan), which have priority over the Seller's security interest in such cooperative shares;

               (jj) With respect to each Co-op Loan, a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Co-op Loan;

               (kk) With respect to each Co-op Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a "cooperative housing corporation" within the meaning of Section 216 of the Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property;

               (ll) With respect to each Co-op Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Co-op Lease;

               (mm) The Mortgage Loan was originated by a Mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

               (nn) With respect to any ground lease to which a Mortgaged Property may be subject: (i) a true, correct and complete copy of the ground lease and all amendments, modifications and supplements thereto is included in the Servicing File, and the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (ii) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File; (iii) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Closing Date; (iv) the Mortgagor enjoys the quiet and peaceful possession of the leasehold estate, subject to any sublease; (v) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances which, with the passage of time or the giving of notice, or both, would result in a default under such ground lease; (vi) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed; (vii) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Closing Date pursuant to the terms of such ground lease; (viii) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease; (ix) the ground lease term extends, or is automatically renewable, for at least five (5) years beyond the maturity date of the related Mortgage Loan; and (x) the Purchaser has the right to cure defaults on the ground lease;

               (oo) With respect to any broker fees collected and paid on any of the Mortgage Loans, all broker fees have been properly assessed to the borrower and no claims will arise as to broker fees that are double charged and for which the borrower would be entitled to reimbursement;

               (pp) With respect to any Mortgage Loan as to which an affidavit has been delivered to the Purchaser certifying that the original Mortgage Note has been lost or destroyed and not been replaced, if such Mortgage Loan is subsequently in default, the enforcement of such Mortgage Loan will not be materially adversely affected by the absence of the original Mortgage Note;

               (qq) Each Mortgage Loan constitutes a qualified mortgage under
Section 860G(a)(3)(A) of the Code and Treasury Regulations Section
1.860G-2(a)(1);

               (rr) Except as provided in Section 2.07, the Mortgage Note, the Mortgage, the Assignment of Mortgage and the other documents set forth in Exhibit A-1 and required to be delivered on the related Closing Date have been delivered to the Purchaser;

               (ss) All information supplied by, on behalf of, or concerning the Mortgagor is true, accurate and complete in all material respects and does not contain any statement that is or will be inaccurate or misleading in any material respect;

               (tt) There does not exist on the related Mortgaged Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other federal, state or local environmental legislation;

               (uu) The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans. The Servicer shall maintain such statement in the Servicing File;

               (vv) No second lien Mortgage Loan has an Equity LTV in excess of 100%;

               (ww) Either (a) no consent for the second lien Mortgage Loan is required by the holder of the related First Lien or (b) such consent has been obtained and is contained in the Mortgage File. This representation and warranty is a Deemed Material and Adverse Representation;

               (xx) With respect to any second lien Mortgage Loan, the Seller has not received notice of: (1) any proceeding for the total or partial condemnation of any Mortgaged Property, (2) any subsequent, intervening mortgage, lien, attachment, lis pendens or other encumbrance affecting any Mortgaged Property or (3) any default under any mortgage, lien or other encumbrance senior to each Mortgage. This representation and warranty is a Deemed Material and Adverse Representation;

               (yy) With respect to any second lien Mortgage Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the senior lien holder under the related First Lien, and the original lender has notified any senior lien holder in writing of the existence of the second lien Mortgage Loan and requested notification of any action to be taken against the Mortgagor by the senior lien holder. This representation and warranty is a Deemed Material and Adverse Representation;

               (zz) No second lien Mortgage Loan is a "home equity line of credit";

               (aaa) No Mortgage Loan had a Loan-to-Value Ratio at the time of origination of more than 100%;

               (bbb) As of the Closing Date, the Seller has not received a notice of default of a First Lien which has not been cured;

               (ccc) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable, applicable state or local law. This representation and warranty is a Deemed Material and Adverse Representation;

               (ddd) No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single-premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

               (eee) With respect to any Mortgage Loan which is a Texas Home Equity Loan, any and all requirements of Section 50, Article XVI of the Texas Constitution applicable to Texas Home Equity Loans which were in effect at the time of the origination of the Mortgage Loan have been complied with;

               (fff) With respect to each Mortgage Loan, the Seller shall have obtained either (i) a transferable real estate tax service contract with a company reasonably acceptable to the Purchaser or (ii) shall reimburse to the Purchaser the cost of obtaining such contract;

               (ggg) None of the Mortgagors are foreign nationals who enjoy the benefits of either full or partial diplomatic immunity;

               (hhh) The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the related Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the related Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a Deemed Material and Adverse Representation;

               (hhh) No Mortgage Loan originated on or after August 1, 2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction. This representation and warranty is a Deemed Material and Adverse Representation; and

               (iii) Each Cash Flow Loan is payable each month in monthly installments of principal and interest in accordance with the terms of the related Mortgage Note, as indicated on the related Mortgage Loan Schedule. With respect to each Cash Flow Loan, during the term of the Mortgage Loan, the Scheduled Principal Balance of the Mortgage Loan shall not exceed 115% of the initial Scheduled Principal Balance of the Mortgage Loan.

               Section 3.03 Repurchase; Substitution.

               It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage File to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage Loan Document. Upon discovery by the Seller, the Servicer or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the related Mortgage Loan or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the others. The Seller shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Seller hereby covenants and agrees that if any such breach is not corrected or cured within such sixty (60) day period, the Seller shall, at the Purchaser's option and not later than the next Determination Date either repurchase such Mortgage Loan at the Repurchase Price or substitute a mortgage loan for the defective Mortgage Loan as provided below. Notwithstanding anything to the contrary contained herein, it is understood by the parties hereto that a breach of (i) the representation and warranty set forth in clause (qq) of Section 3.02, or (ii) a Deemed Material and Adverse Representation shall be deemed to materially and adversely affect the value of the Mortgage Loans or the interest of the Purchaser therein.__

               If pursuant to the foregoing provisions the Seller repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Servicer shall either (i) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Seller and shall cause such Mortgage to be removed from registration on the MERS(R) System in accordance with MERS' rules and regulations or (ii) cause MERS to designate on the MERS(R) System the Seller as the beneficial holder of such Mortgage Loan.

               If the Seller is required to repurchase any Mortgage Loan pursuant to this Section 3.03 as a result of a breach of any of the representations and warranties set forth in Section 3.02, the Seller may, with the Purchaser's prior consent, which consent shall not be unreasonably withheld, within 180 days from the Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan shall (a) have a principal balance at the time of substitution not in excess of the principal balance of the defective Mortgage Loan (the amount of any difference, plus one month's interest thereon at the Mortgage Interest Rate borne by the defective Mortgage Loan, being paid by the Seller and deemed to be a Principal Prepayment to be deposited by the Seller in the Custodial Account), (b) have a Mortgage Interest Rate not less than, and not more than one percentage point greater than, the Mortgage Interest Rate of the removed Mortgage Loan, (c) have a remaining term to stated maturity not later than, and not more than one year less than, the remaining term to stated maturity of the removed Mortgage Loan, (d) be, in the reasonable determination of the Purchaser, of the same type, quality and character as the removed Mortgage Loan as if the breach had not occurred, (e) have a Loan to Value Ratio at origination no greater than that of the removed Mortgage Loan, (f) with respect to any second lien Mortgage Loan, have an Equity Loan-to-Value Ratio at origination no greater than that of the removed Mortgage Loan, (g) have the same lien priority as that of the removed Mortgage Loan and (h) be, in the reasonable determination of the Purchaser, in material compliance with the representations and warranties contained in this Agreement and described in Section 3.02 as of the date of substitution.

               The Seller shall amend the Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. The Monthly Payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Seller and the Monthly Payment on the Defective Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

               It is understood and agreed that the obligation of the Seller set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 7.01, constitutes the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Seller fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 7.01, that failure shall, upon compliance by the Purchaser with the next to the last paragraph of this Section 3.03, be an Event of Default and the Purchaser shall be entitled to pursue all available remedies. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 8.01 and 9.01.

               Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and
3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Seller or notice thereof by the Purchaser to the Seller, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

               In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, Purchaser may, in connection with any repurchase or substitution of a Defective Mortgage Loan pursuant to this Section 3.03, require that the Seller deliver, at the Purchaser's expense, an Opinion of Counsel to the effect that such repurchase or substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

               Section 3.04 Repurchase of Convertible Mortgage Loans. In the event the Mortgagor under any Convertible Mortgage Loan elects to convert said Mortgage Note to a fixed interest rate Mortgage Note, as provided in said Mortgage Note, then the Seller shall, prior to the effective date of said conversion, repurchase such Convertible Mortgage Loan from the Purchaser in accordance with Section 3.03 hereof.

               Section 3.05 Repurchase of Mortgage Loans With Early Payment Defaults. If (a) a Mortgagor is thirty (30) days or more delinquent with respect to any of the first three (3) Monthly Payments due to the Purchaser on any Mortgage Loan immediately following the applicable Closing Date (b) a Mortgage Loan is in bankruptcy or litigation within the first three (3) months immediately following the applicable Closing Date and it can be demonstrated that Seller's underwriting of the Mortgage Loan was not in compliance with prudent credit practices, the Seller, at the Purchaser's option, shall promptly repurchase such Mortgage Loan from the Purchaser within five (5) Business Days' of receipt of written notice from the Purchaser, in accordance with the procedures set forth in Section 3.03 hereof, however, any such repurchase shall be made at the Repurchase Price.

               Section 3.06 Prepayment in Full Premium Recapture. With respect to any Mortgage Loan that prepays in full during the three (3) month period from the related Closing Date, the Seller shall reimburse the Purchaser an amount equal to the product of (a) the excess of the Purchase Price percentage paid by the Purchaser to the Seller for such Mortgage Loan over 100%, times (b) the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full. Such payment shall be made within thirty (30) days of such payoff.

               Section 3.07 Acknowledgement of Anti-Predatory Lending Policies. As of the applicable Closing Date, the Purchaser has in place internal policies and procedures that expressly prohibit its purchase of any Mortgage Loan classified as (a) a High Cost Loan or (b) a "high cost," "threshold," "covered," or "predatory" loan under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

                                   ARTICLE IV

               ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

               Section 4.01 The Servicer to Act as Servicer. The Servicer, as an independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices. The Servicer shall service and administer the Mortgage Loans through the exercise of the same care that it customarily employs for its own account. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides, which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement shall control and be binding upon the Purchaser and the Servicer.

               Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Servicer has obtained the prior written consent of the Purchaser, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Any forbearance agreement shall be approved by any applicable holder of a Primary Mortgage Insurance Policy, if required.

               The Servicer is authorized and empowered by the Purchaser, in its own name, when the Servicer believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS(R) System, or cause the removal from the registration of any Mortgage Loan on the MERS(R) System, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

               Unless a different time period is stated in this Agreement, the Purchaser shall be deemed to have given consent in connection with a particular matter if the Purchaser does not affirmatively grant or deny consent within five
(5) Business Days from the date the Purchaser receives a written request for consent for such matter from the Servicer.

               The Seller shall cause the Servicer to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. Additionally, the Seller shall cause the Servicer to transmit full-file credit reporting data for each Mortgage Loan pursuant to Fannie Mae Guide Announcement 95-19 and that for each Mortgage Loan, the Seller shall cause the Servicer to agree to report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

               If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action, that under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860D of the Code) unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any tax on the REMIC.

               Section 4.02 Collection of Mortgage Loan Payments. Continuously from the date hereof until the date each Mortgage Loan ceases to be serviced subject to this Agreement, the Servicer will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of related Primary Mortgage Insurance Policy or LPMI Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take special care in ascertaining and estimating annual Escrow Payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

               Section 4.03 Realization Upon Defaulted Mortgage Loans. The Servicer shall use its best efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance or LPMI Policy and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within one hundred twenty (120) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which the Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Servicer shall obtain prior approval of Purchaser as to restoration expenses in excess of ten thousand dollars ($10,000). The Servicer shall notify the Purchaser in writing of the commencement of foreclosure proceedings and prior to the acceptance or rejection of any offer of reinstatement. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Servicer shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

               In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Servicer, with the consent of the Purchaser as required pursuant to this Agreement, within three (3) years after becoming an REO Property, unless the Servicer provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to three years after its becoming REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. The Servicer shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Servicer shall either itself or through an agent selected by the Servicer, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, the Servicer shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

               Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts. The Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Each Custodial Account shall be an Eligible Account and any funds on deposit in the Custodial Account may be invested in an Eligible Investment by and for the benefit of the Servicer. Funds deposited in a Custodial Account may be drawn on in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent purchaser.

               The Seller shall deposit in the Custodial Account within two (2) Business Days of receipt, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

               (i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

               (ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

               (iii) all Liquidation Proceeds;

               (iv) any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 4.13;

               (v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

               (vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Seller's normal servicing procedures, the loan documents or applicable law;

               (vii) any Monthly Advances;

               (viii) all proceeds of any Mortgage Loan repurchased in accordance with Sections 3.03, 3.04 and 3.05;

               (ix) any amounts required to be deposited by the Servicer pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Servicer's own funds, without reimbursement therefor; and

               (x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01 or Section 6.02.

               The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees, Prepayment Penalties and other ancillary fees, to the extent permitted by Section 6.03, need not be deposited by the Seller in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05(iv).

               Section 4.05 Permitted Withdrawals From the Custodial Account. The Servicer may, from time to time, withdraw from the Custodial Account for the following purposes:

               (i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

               (ii) to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fee) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Servicer's right thereto shall be prior to the rights of the Purchaser, except that, where the Servicer is required to repurchase a Mortgage Loan, pursuant to Section 3.03, 3.04 or 3.05, the Servicer's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

               (iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds;

               (iv) to pay to itself as part of its servicing compensation: (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

               (v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03, 3.04 or 3.05 all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined;

               (vi) to reimburse itself for unreimbursed Monthly Advances and Servicing Advances to the extent not fully reimbursed pursuant to
        Section 4.05(ii) or (iii) above;

               (vii) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

               (viii) to make payments in respect of the premiums due, if any, on the LPMI Policies, if applicable;

               (ix) to remove funds inadvertently placed in the Custodial Account by the Servicer; and

               (x) to clear and terminate the Custodial Account upon the termination of this Agreement


               Section 4.06 Establishment of Escrow Accounts; Deposits in Accounts.The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Each Escrow Account shall be an Eligible Account. Funds deposited in the Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

               The Servicer shall deposit in the Escrow Account or Accounts within two (2) Business Days of receipt, and retain therein:

               (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

               (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

               (iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

               The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Servicer shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the depository institution other than interest on escrowed funds required by applicable law to be paid to the Mortgagor and, to the extent required by applicable law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that such Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

               Section 4.07 Permitted Withdrawals From the Escrow Account. Withdrawals from the Escrow Account may be made by the Servicer only:

               (i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

               (ii) to reimburse the Servicer for any Servicing Advance made by the Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

               (iii) to refund to the Mortgagor any funds as may be determined to be overages;

               (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

               (v) for application to restoration or repair of the Mortgaged Property;

               (vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

               (vii) to clear and terminate the Escrow Account on the termination of this Agreement;

               (viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06; and

               (ix) to remove funds inadvertently placed in the Escrow Account by the Servicer.

               Section 4.08 Payment of Taxes, Insurance and Charges; Maintenance of Primary Mortgage Insurance or LPMI Policies; Collections Thereunder. With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

               The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies or LPMI Policies issued by a Qualified Insurer with respect to each first lien Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the Loan-to-Value ratio of the related Mortgage Loan is reduced to 80% or less in the case of a first lien Mortgage Loan having a Loan-to-Value Ratio at origination in excess of 80% or as required by state or federal law. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy or LPMI Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or LPMI Policy for such canceled or non-renewed policy is obtained from and maintained with a Qualified Insurer. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or LPMI Policy. If such Primary Mortgage Insurance Policy or LPMI Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy or LPMI Policy as provided above.

               In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy or LPMI Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or LPMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or LPMI Policy respecting a defaulted first lien Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy or LPMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

               Section 4.09 Transfer of Accounts. The Servicer may transfer a Custodial Account or an Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

               Section 4.10 Maintenance of Hazard Insurance. The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of
(i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan and (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Mortgagor's behalf. The Servicer shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard Mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer.

               Section 4.11 Maintenance of Mortgage Impairment Insurance Policy. In the event that the Servicer shall obtain and maintain a blanket policy issued by an issuer acceptable to Fannie Mae insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with
Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

               Section 4.12 Maintenance of Fidelity Bond and Errors and Omissions Insurance. The Servicer shall, for so long as it acts as servicer under this Agreement, obtain and maintain in force (a) a policy or policies of insurance covering errors and omissions in the performance of its obligations as servicer hereunder, and (b) a fidelity bond in respect of its officers, employees and agents. Each such policy or policies and bond shall, together, comply with the requirements from time to time of Fannie Mae for persons performing servicing for mortgage loans purchased by Fannie Mae. In the event that any such policy or bond ceases to be in effect, the Servicer shall obtain a comparable replacement policy or bond from an insurer or issuer, meeting the requirements set forth above as of the date of such replacement.

               Section 4.13 Title, Management and Disposition of REO Property. In the event that title to the Mortgaged Property is acquired in foreclosure, by deed in lieu of foreclosure or other method resulting in full or partial satisfaction of the related Mortgage, the deed or certificate of sale shall be taken in the name of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Servicer from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

               The Servicer shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition, together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO Property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13.

               The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Servicer shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Servicer to the Purchaser.

               The Servicer shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three (3) years after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than three (3) years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the appraised value, without the prior consent of the Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its appraised value at time of sale, without the prior consent of the Purchaser. If as of the date title to any REO Property was acquired by the Servicer there were outstanding unreimbursed Servicing Advances with respect to the REO Property, the Servicer shall be entitled to immediate reimbursement from the Purchaser for any related unreimbursed Servicing Advances. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Purchaser. The Servicer shall provide reports to Purchaser in reference to the status of the marketing of the REO Properties upon request.

               Notwithstanding anything to the contrary contained herein, the Purchaser may terminate the Servicer as servicer of any such REO Property, provided that the Servicer shall on the date said termination takes effect be reimbursed by withdrawal from the Custodial Account for any unreimbursed Monthly Advances of the Servicer's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05.

               If a REMIC election is or is to be made with respect to the arrangement under which the Mortgage Loans and any REO Property are held, the Servicer shall manage, conserve, protect and operate each REO Property in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by such REMIC of any "income from non permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code or any "net income from foreclosure property" within the meaning of Section 860G(c)(2) of the Code.

               Section 4.14 Notification of Maturity Date. With respect to each Mortgage Loan, the Servicer shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

               Section 4.15 Limited Power of Attorney. The Servicer may execute legal documents related to payoffs, foreclosures, releases of liability, releases of security, loan modifications, subordinations, assignments, and conveyances (or reconveyances) for any mortgage for which it (or MERS) is the owner of record. The Servicer may also execute these types of documents on Purchaser's behalf pursuant to a Limited Power of Attorney. Purchaser shall execute the Limited Power of Attorney form that appears as Exhibit F to this Agreement granting the Servicer such power for each jurisdiction in which the Servicer is servicing mortgages for Purchaser. As required, the Servicer may reformat the Limited Power of Attorney to make it recordable in specific jurisdictions, including without limitation changing the notary acknowledgment, or making other minor wording changes to comply with applicable state law. Purchaser agrees to execute such additional Limited Powers of Attorney upon the Servicer's request.

                                    ARCICLE V

                            PAYMENTS TO THE PURCHASER

               Section 5.01 Distributions. On each Remittance Date, the Servicer shall distribute by wire transfer to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03, minus (iii) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts, and any Principal Prepayments received during the month of such Remittance Date, which amounts shall be remitted on the next succeeding Remittance Date.

               With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late payment is made and shall cover the period commencing with the day following the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date.

               Section 5.02 Statements to the Purchaser. The Servicer shall furnish to the Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth (5th) Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both the Purchaser and the Servicer and in hard copy, which report shall contain the following:

               (i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any Prepayment Penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with
        Section 4.04);

               (ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

               (iii) the amount of servicing compensation received by the Servicer during the prior distribution period;

               (iv) the aggregate Scheduled Principal Balance of the Mortgage Loans;

               (v) the aggregate of any expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 4.05;

               (vi) the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, and
        (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

               (vii) the amount of any Monthly Advances.

               The Servicer shall also provide a monthly servicing report, sorted in the Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such report.

               The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

               In addition, not more than sixty (60) days after the end of each calendar year, the Servicer shall furnish to Purchaser an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

               Section 5.03 Monthly Advances by the Servicer. Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all the amounts it is required to deposit to the Custodial Account, whether or not deferred pursuant to Section 4.01, which were due on a Mortgage Loan on the immediately preceding Due Date and delinquent at the close of business on the related Determination Date.

               The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the earlier of: (i) the date of the termination or resignation, as applicable, of the Servicer pursuant to Section 4.13, 7.04, 8.01, 9.01 or 9.02 or (ii) the date of final disposition and liquidation of the related Mortgage Loan or any Mortgaged Property acquired through foreclosure or a conveyance in lieu of foreclosure, unless the Servicer reasonably believes such advance to be non-recoverable. In such event, the Servicer shall notify Purchaser that an officer of the Servicer has reviewed the related Servicing File and has made the reasonable determination that any additional advances are non-recoverable.

               Section 5.04 Liquidation Reports. Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property. The Servicer shall also provide reports on the status of REO Property containing such information as the Purchaser may reasonably require.

                                   ARTICLE VI

                          GENERAL SERVICING PROCEDURES

               Section 6.01 Assumption Agreements. The Servicer shall, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, with the approval of the Purchaser (such approval not to be unreasonably withheld), will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. If the Servicer is prohibited under applicable law from (a) entering into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed or (b) requiring the original Mortgagor to remain liable under the Mortgage Note, the Servicer, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. The Purchaser shall be deemed to have consented to any assumption for which the Purchaser was given notification and requested to consent, but for which neither a consent nor an objection was given by the Purchaser within two (2) Business Days of such notification.

               In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Fannie Mae Guides. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. If the credit of the proposed transferee does not meet such underwriting criteria, the Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Servicer shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

               Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

               Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files. Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer will immediately notify the Purchaser that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section
4.04 have been or will be so deposited and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five (5) Business Days after receipt of such notice and request, release or cause to be released to the Servicer, the related Mortgage Loan Documents and, upon its receipt of such documents, the Servicer shall within applicable state guidelines promptly prepare the requisite satisfaction or release and have it recorded in the appropriate land records. Such satisfaction or release shall be recorded within the time frames required by applicable law. If such Mortgage Loan is a MERS Mortgage Loan, the Servicer is authorized to cause the removal from the registration on the MERS System of such Mortgage and to execute and deliver, on behalf of the Purchaser, any and all instruments of satisfaction or cancellation or of partial or full release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

               From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy or LPMI Policy, the Purchaser shall, upon request of the Servicer and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Servicer. Such servicing receipt shall obligate the Servicer to return such Mortgage Loan Documents to the Purchaser when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has notified the Purchaser of the name and address of the Person to which such Mortgage File was delivered and the purpose or purposes of such delivery. Upon receipt of a notice stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Servicer.

               Section 6.03 Servicing Compensation. As compensation for its services hereunder, the Servicer shall be entitled to the Servicing Fee. The Servicer shall also be entitled to (i) any interest earned on funds in the Custodial Account (all such interest to be withdrawn in accordance with Section 4.05(iv)) and (ii) additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges, Prepayment Penalties or otherwise, and all such additional servicing compensation as described in this clause (ii) shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account.

               Section 6.04 Annual Statement as to Compliance. The Servicer shall deliver to the Depositor, the Insurer and the Trustee on or before March 1st of each year, commencing March 1, 2008, an Officers' Certificate stating, as to each signer thereof, that (a) a review of the activities of the Servicer during the year ended on the preceding September 30 or in the case of the Officer's Certificate delivered on or before March 1, 2008, from the Delivery Date to September 30, 2007, and of the performance of the Servicer under this Agreement has been made under such officer's supervision, (b) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof, (c) a Servicing Officer has conducted an examination of the activities of each Sub-Servicer during the immediately preceding year and its performance under any Sub-Servicing Agreement, and (d) to the best of such Servicing Officer's knowledge, based on such examination, each Sub-Servicer has performed and fulfilled its duties, responsibilities and obligations under such Sub-Servicing Agreement in all material respects throughout such year, or if there has been a default in the performance or fulfillment of any such duties, responsibilities or obligations, specifying each such default known to such Servicing Officer and the nature and status thereof.

               Section 6.05 Annual Independent Certified Public Accountants' Servicing Report. On or before March 1st of each year, beginning with March 1, 2008, the Servicer, at its expense, shall cause a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants to furnish a statement to the Depositor, the Insurer and the Trustee for the benefit of the Certificateholders to the effect that such firm has examined certain documents substantially similar to this Agreement and records relating to the servicing of mortgage loans serviced by the Servicer or any successor servicer that are substantially similar to the Mortgage Loans (including similar reports delivered by each Sub-Servicer, upon which such firm is entitled to rely) and that, on the basis of an examination conducted substantially in compliance with the Uniform Single Audit Program for Mortgage Bankers or similar standards acceptable to the Servicer, such servicing has been conducted in compliance with this Agreement and applicable Sub-Servicing Agreements except for such significant exceptions or errors in records that, in the opinion of such firm, the Uniform Single Audit Program for Mortgage Bankers or similar standards acceptable to the Servicer requires it to report. In rendering such statement such firm may rely, as to matters relating to direct servicing of Mortgage Loans by Sub-Servicers, if any, upon comparable statements for examinations conducted substantially in compliance with the Uniform Single Audit Program for Mortgage Bankers (or such other standards rendered within one year of such statement) of independent public accountants with respect to the related Sub-Servicer.

               Section 6.06 Purchaser's Right to Examine Servicer Records. The Purchaser shall have the right to examine and audit upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relates to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

               The Servicer shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to the OCC, the OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the federal government, OCC, FDIC, OTS, or any other similar regulations. The Servicer shall be entitled to be reimbursed for the Servicer's costs expenses incurred in providing such reports and access.

               Section 6.07 Servicer Shall Provide Information as Reasonably Required. The Seller shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, whether or not provided for herein, which the Parties shall agree are necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Servicer under this Agreement. The Seller shall also provide reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Servicer under this Agreement. The Servicer shall be entitled to be reimbursed for the Servicer's actual expenses incurred in providing reports, information or documentation required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser.

               In connection with marketing the Mortgage Loans, the Purchaser may request the Seller and/or the Servicer to make available to a prospective purchaser annual financial statements of the Seller and the Servicer for the most recently completed two (2) fiscal years for which such statements are available, as well as a consolidated statement of condition at the end of the last two (2) fiscal years covered by any consolidated statement of operations. The Seller and the Servicer shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above; provided, however, that prior to furnishing such statements or information to any prospective purchaser, the prospective purchaser shall execute and deliver to Seller and/or Servicer a confidentiality agreement in a form satisfactory to the Seller or Servicer, as applicable.

               The Servicer shall make reasonably available to the Purchaser or any prospective purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Servicer's servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement. The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

               The Servicer shall be entitled to be reimbursed for the Servicer's costs expenses incurred in fulfilling its obligations under this
Section 6.07.

                                   ARTICLE VII

                           THE SELLER AND THE SERVICER

               Section 7.01 Indemnification; Third Party Claims.The Servicer agrees to indemnify the Purchaser and its present directors, officers, and employees and any Successor Servicer and hold it harmless against any and all losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain directly related to the failure of the Servicer to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in compliance with the terms of this Agreement which failure materially and adversely affects the interests of the Purchaser. The Seller agrees to indemnify the Purchaser and hold it harmless against any and all losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain directly related to the failure of the Seller to observe and perform its duties, obligations, and covenants in compliance with the terms of this Agreement or as a result of the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement which failure materially and adversely affects the interests of the Purchaser. The Purchaser agrees to indemnify the Seller, as Seller and Servicer, and hold it harmless against any and all losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Seller may sustain directly related to the failure of the Purchaser to observe and perform its duties, obligations, and covenants in strict compliance with the terms of this Agreement which failure materially and adversely affects the interests of the Purchaser. An indemnifying party hereunder shall immediately notify the other party if a claim is made by a third party with respect to this Agreement or a Mortgage Loan, assume (with the consent of the other party) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the other party in respect of such claim. An indemnifying party hereunder shall follow any written instructions received from the other party in connection with such claim. The indemnified party shall promptly reimburse an indemnifying party hereunder for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the gross negligence, bad faith or willful misconduct of indemnified party. The provisions of this Section 7.01 shall survive termination of this Agreement and transfer of the servicing rights.

               Section 7.02 Merger or Consolidation of the Seller or the Servicer. Each of the Seller and the Servicer shall keep in full effect its existence and rights under the laws of the United States except as permitted herein, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

               Any Person into which either the Seller or the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which either the Seller or the Servicer shall be a party, or any Person succeeding to the business of either the Seller or the Servicer whether or not related to loan servicing, shall be the successor of the Seller or of the Servicer, as applicable, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution or (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a HUD-approved Mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae approved seller/servicer in good standing. Notwithstanding the foregoing, if the successor or surviving Person is an institution with a GAAP net worth of less than $25,000,000, then the Purchaser may, in its sole discretion, waive such minimum GAAP net worth requirement.

               Section 7.03 Limitation on Liability of the Seller and Others. None of the Seller, the Servicer nor any of the officers, employees or agents of the Seller or the Servicer shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Seller, the Servicer or any such person against any liability which would otherwise be imposed by reason of its own negligent actions, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Seller, the Servicer and any officer, employee or agent of the Seller and the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

               Section 7.04 Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in Section 11.01.

               Section 7.05 No Transfer of Servicing. With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Purchaser has acted in reliance upon the Servicer's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section 7.05, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall not be unreasonably withheld.

               Without in any way limiting the generality of this Section 7.05, in the event that the Servicer either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement as set forth in
Section 9.02.

                                  ARTICLE VIII

                                     DEFAULT

               Section 8.01 Events of Default. In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

               (i) any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of three (3) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Purchaser; or

               (ii) failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement, or if any of the representations and warranties of the Servicer in Section 3.01 proves to be untrue in any material respect, which failure or breach continues unremedied for a period of forty-five (45) days (except that such number of days shall be fifteen (15) in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such number of business days shall be five (5) in the case of a failure to deliver any reports required to be delivered to the Purchaser hereunder) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Purchaser; or

               (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

               (iv) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

               (v) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

               (vi) the Servicer ceases to be approved by Fannie Mae as a mortgage loan seller and servicer for more than thirty (30) days; or

               (vii) the Servicer ceases to be (a) licensed to service first lien residential mortgage loans in each jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Servicer's ability to perform its obligations hereunder; or

               (viii) the Servicer fails to meet the eligibility criteria set forth in the last sentence of Section 7.02.

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Servicer may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 7.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans. On or after the receipt by the Servicer of such written notice of termination, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to
Section 12.01. Upon written request from the Purchaser, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Purchaser and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

               If any of the Mortgage Loans are MERS Mortgage Loans, in connection with the termination or resignation (as described in Section 8.04) of the Servicer hereunder, either (i) the successor Servicer shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, or (ii) the predecessor Servicer shall cooperate with the successor Servicer either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Purchaser and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS(R) System to the successor Servicer or (y) in causing MERS to designate on the MERS(R) System the successor Servicer as the servicer of such Mortgage Loan.

               Section 8.02 Waiver of Defaults. The Purchaser may waive only by written notice any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

                                   ARTICLE IX

                                   TERMINATION

               Section 9.01 Termination. The respective obligations and responsibilities of the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; (ii) by mutual consent of the Servicer and the Purchaser in writing; or (iii) termination of the Servicer by the Purchaser with or without cause under the terms of this Agreement.

               Section 9.02 Termination Without Cause. The Purchaser may, at its sole option, terminate the Servicer, without cause, upon written notice. The Purchaser and the Servicer agree that upon such termination, the obligations of confidentiality, indemnification, payment of all outstanding monies owing hereunder, as well as, any other provisions intended to survive termination of this Agreement shall continue in full force and effect and shall be binding upon Servicer and Purchaser following such termination. Any such notice of termination shall be in writing and delivered to the Servicer as provided in
Section 11.05 of this Agreement. In the event of such termination, the Purchaser agrees to pay the Servicer's costs and expenses in connection with accommodating such early termination.

               Section 9.03 Termination Fee In addition to Servicer's costs and expenses in connection with a termination without cause, in the event the Purchaser terminates the obligations and responsibilities of the Servicer in its capacity as Servicer without cause, Purchaser shall pay to the Servicer a termination fee equal to two percent (2.0%) of the aggregate outstanding principal balance of the Mortgage Loans as of the date of such termination. Any termination fee provided for in this Subsection 9.03 shall be paid by the Purchaser on the Transfer Date.


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                                    ARTICLE X

                        RECONSTITUTION OF MORTGAGE LOANS

                  Section 10.01     Reconstitution of Mortgage Loans

               (a) The Seller and the Servicer acknowledge, and the Purchaser agrees, that with respect to some or all of the Mortgage Loans in any one Mortgage Loan Package, the Purchaser may affect either: (i) a Whole Loan Transfer; and/or (ii) a Securitization Transaction (each being known as a "Reconstitution"). Such Reconstitutions shall be limited to four (4) Reconstitutions with respect to the Mortgage Loans in any one Mortgage Loan Package. Notwithstanding the foregoing, the Purchaser may pay to the Seller a fee equal to $10,000 in the event it undertakes Reconstitutions in excess of four (4) (not to exceed six (6)). In the event the Purchaser places less than fifteen (15) Mortgage Loans in any Reconstitution, the Seller shall (i) have the right to transfer, upon reasonable compensation for the transfer of the servicing rights, its servicing obligations hereunder to the Purchaser or its designee, or (ii) receive from the Purchaser a fee equal to $1000.

               (b) With respect to each Whole Loan Transfer or Securitization Transaction, as the case may, the Seller and the Servicer agree:

               (i) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures including participating in meetings with rating agencies, bond insurers and such other parties as the Purchaser shall designate and participating in meetings with prospective purchasers of the Mortgage Loans or interests therein and providing information contained in the Mortgage Loan Schedule including any diskette or other related data tapes provided as reasonably requested by such purchasers;

               (ii) to execute all agreements required to be executed by the Seller and Servicer in connection with such Whole Loan Transfer or Securitization Transaction (collectively, the "Reconstitution Agreements") provided that any such Reconstitution Agreement be consistent with the terms hereof and impose no greater duties, liabilities or obligations upon the Seller than those set forth herein and provided that each of the Seller and the Servicer is given an opportunity to review and reasonably negotiate in good faith the content of such documents;

               (iii) to agree to the transfer of all the representations and warranties set forth in Section 3.01 and solely with respect to the Seller, as of the date of the Whole Loan Transfer or Securitization Transaction indicating the date of the Whole Loan Transfer or Securitization Transaction and the applicable Mortgage Loans;

               (iv) to agree to the transfer of the representations and warranties set forth in Section 3.02 with the exception of the representations and warranties set forth in Section 3.02, Subsections
        (g), (m), (q), (r), and (xx) and solely with respect to the Seller, as of the date of the Whole Loan Transfer or Securitization Transaction indicating the date of the Whole Loan Transfer or Securitization Transaction and the applicable Mortgage Loans. No other document need be prepared indicating that the Seller and the Servicer are making such representations and warranties as to the applicable Mortgage Loans as of such date;

               (v) to negotiate and execute one or more master servicing agreements between the Servicer and any third party servicer which is servicing loans on behalf of the Purchaser and which is generally considered to be a prudent master servicer in the secondary mortgage market providing for the Servicer to master service such Mortgage Loans on behalf of the Purchaser;

               (vi) to negotiate and execute one or more subservicing agreements between the Servicer and any master servicer which is generally considered to be a prudent master servicer in the secondary mortgage market designated by the Purchaser after consultation with the Servicer and/or one or more custodial and servicing agreements among the Purchaser or an affiliate of the Purchaser, the Servicer and a third party custodian/trustee which is generally considered to be a prudent custodian/trustee in the secondary mortgage market designated by the Purchaser after consultation with the Servicer, in either case for the purpose of pooling the Mortgage Loans with other mortgage loans for resale or securitization; the Purchaser shall provide the Seller with at least five (5) Business Days prior written notice of any change that Purchaser makes in the custodian/trustee and any changes in investor loan numbers and failure to provide such written notice will result in Purchaser being obligated to pay Seller a twenty-five and 00/100 dollars ($25.00) penalty per Mortgage Loan transferred to the successor Custodian;

               (vii) in connection with any securitization of any Mortgage Loans, to execute a pooling and servicing agreement, which pooling and servicing agreement may contain contractual provisions including, but not limited to, servicer advances of delinquent scheduled payments of principal and interest through liquidation (unless deemed non-recoverable) and payment of Compensating Interest with respect to prepayment interest shortfalls (to the extent of the monthly Servicing Fee payable thereto), servicing and mortgage loan representations and warranties which in form and substance do not exceed the representations and warranties set forth in this Agreement and such provisions with regard to servicing responsibilities, investor reporting (including without limitation, the obligation to deliver an officer's certificate related to the Sarbanes-Oxley Act of 2002 to the depositor, the master servicer, if any, and the trustee), segregation and deposit of principal and interest payments, custody of the Mortgage Loans, and other covenants as the Purchaser and the Seller reasonably agree;

               (viii) to deliver to the Purchaser and to any Person designated by the Purchaser (a) for inclusion in any prospectus or other offering material such publicly available information regarding the Seller and the Servicer, its financial condition and its mortgage loan delinquency, foreclosure and loss experience and any additional information requested by the Purchaser, (b) any similar non-public, unaudited financial information (which the Purchaser may, at its option and at its cost, have audited by certified public accountants) and such other information as is reasonably requested by the Purchaser and which the Seller and the Servicer are capable of providing without unreasonable effort or expense, and (c) such statements and audit letters of reputable, certified public accountants pertaining to information provided by the Seller and the Servicer pursuant to clause (a) above as shall be reasonably requested by the Purchaser;

               (ix) to deliver to the Purchaser, and to any Person designated by the Purchaser, opinions of counsel in a form reasonably acceptable to the Purchaser as are customarily delivered by sellers and servicers and reasonably determined by the Purchaser to be necessary in connection with Whole Loan Transfers or Securitization Transactions, as the case may be, it being understood that the cost of any opinions of counsel (other than in-house counsel) that may be required for a Whole Loan Transfer or Securitization Transaction, as the case may be, shall be the responsibility of the Purchaser, and

               (x) that Purchaser shall reimburse the Seller and the Servicer for the reasonable costs and expenses of the Seller and the Servicer in complying with this Section 10.01; and

               (xi) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an indemnification and contribution agreement in substantially the form attached hereto as
        Exhibit I. Moreover, The Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements; provided that, any such Reconstitution Agreement is consistent with the terms of this Agreement and impose no greater duties, liabilities or obligations upon the Seller than those set forth in this Agreement and; provided that, each of the Seller and the Servicer is given an opportunity to review and reasonably negotiate in good faith the content of such documents not specifically referenced or provided for herein. The Seller shall indemnify the Purchaser, each Affiliate of the Purchaser participating in the Reconstitution and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain arising out of or based upon any untrue statement of a material fact contained in the information provided by or on behalf of the Seller regarding the Seller, the Seller's or other originator's static pool information, the Mortgage Loans or the Underwriting Standards set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

               Section 11.01 Successor to the Servicer. Prior to termination of Servicer's responsibilities and duties under this Agreement pursuant to Section 4.13, 7.04, 8.01, 9.01 or 9.02, the Purchaser shall (i) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 7.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement. In the event that the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Section 3.01 and the indemnification obligations of the Servicer pursuant to Section 7.01.

               Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement.

               The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

               Section 11.02 Amendment. This Agreement may be amended or supplemented from time to time only by written agreement executed by the Purchaser, the Seller and the Servicer.

               Section 11.03 Recordation of Agreement. To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of all the Mortgaged Properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Seller on direction of the Purchaser at the Purchaser's expense.

               Section 11.04 Governing Law Jurisdiction; Consent to Service of Process.THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES, AND TO THE EXTENT NOT INCONSISTENT THEREWITH, OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW, WITHOUT REGARD TO NEW YORK'S OR ANY STATE'S CONFLICT OF LAW PROVISIONS. THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS. EACH OF THE PURCHASER, THE SERVICER, THE SELLER, AND ANY OTHER PARTY ASSERTING THE RIGHT TO MAINTAIN AN ACTION UNDER TO THIS AGREEMENT, IRREVOCABLY
(I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.


               Section 11.05 Notices. Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:


               (i)   If to the Seller:

                      Chevy Chase Bank, F.S.B.
                      7501 Wisconsin Ave., 6th Floor West Tower
                      Bethesda, MD  20814
                      Attention: Robert Galope / Secondary Marketing

               (ii)   If to the Servicer:

                      Chevy Chase Bank, F.S.B.
                      6151 Chevy Chase Drive
                      Laurel, MD 20707
                      Attention: Vicki Parry / Servicing

                      with a copy to:

                      Chevy Chase Bank, F.S.B.
                      7501 Wisconsin Ave., 13th Floor West Tower
                      Bethesda, MD  20814
                      Attention: Sandra S. Barker / Legal

               (iii)  If to the Purchaser:

                      Sutton Funding, LLC
                      c/o Global; Securitization Services LLC
                      445 Broad Hollow Road, Suite 239
                      Melville, New York 11747
                      Attention: Vice President
                      Fax: 212-302-8767


               with a copy to:

                      Barclays Bank PLC, as administrator
                      200 Park Avenue
                      New York, New York 10166
                      Attention: Mary Logan
                      Fax: 211-412-3266
                      E-mail: mary.logan@barclayscapital.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

               Section 11.06 Severability of Provisions. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

               Section 11.07 Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

               Section 11.08 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

               (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

               (iii) references herein to "Articles," "Sections," Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

               (iv) a reference to a Subsection without further reference to a
        Section is a reference to such Subsection as contained in the same
        Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

               (v) the words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision;

               (vi) the term "include" or "including" shall mean without limitation by reason of enumeration; and

               (vii) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.


               Section 11.09 Reproduction of Documents.This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

               Section 11.10 Confidentiality of Information. Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over the Purchaser, the Seller or Servicer, provided such information is identified as confidential non-public information.

               Section 11.11 Recordation of Assignments of Mortgage. To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

               Section 11.12 Assignment by Purchaser. The Purchaser shall have the right, without the consent of the Seller or the Servicer hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall the Purchaser assign its rights hereunder or designate its rights of the Purchaser in more than four (4) Reconstitutions with respect to any related Mortgage Loan Package, except as otherwise provided in Section 10.01 of this Agreement. In no event shall the Purchaser sell a partial interest in any Mortgage Loan without the written consent of the Seller.

               Section 11.13 No Partnership. Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for Purchaser.

               Section 11.14 Execution; Successors and Assigns. This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 7.02, this Agreement shall inure to the benefit of and be binding upon the Seller, the Servicer and the Purchaser and their respective successors and assigns.

               Section 11.15 Entire Agreement. Each of the parties to this Agreement acknowledges that no representations, agreements or promises were made to any of the other parties to this Agreement or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement and the related Purchase Price and Terms Letter set forth the entire understanding between the parties hereto and shall be binding upon all successors of all of the parties. In the event of any inconsistency between a Purchase Price and Terms Letter and this Agreement, this Agreement shall control.

               Section 11.16 Costs. The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its accountants and attorneys, the expenses and fees of any broker responsible for bringing together the Seller and the Purchaser with respect to the transactions covered by this Agreement, and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

               Section 11.17 Financial Statements. The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above.

               The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions pertinent to this Agreement and the transactions contemplated hereby asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller. The services of the Seller contemplated by this Section 11.17 shall be at no cost to the Seller.

               Section 11.18 Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

               Section 11.19 No Solicitation. From and after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or Affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit a Mortgagor under any Mortgage Loan for the purpose of refinancing a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that the Seller, or any of its respective Affiliates:

                     (i) may advertise its availability for handling refinancings of mortgages in its portfolio, including the promotion of terms it has available for such refinancings, through the sending of letters or promotional material, so long as it does not specifically target Mortgagors and so long as such promotional material either is sent to the mortgagors for all of the mortgages in the servicing portfolio of the Seller and any of its Affiliates (those it owns as well as those serviced for others); and

                     (ii) may provide pay-off information and otherwise cooperate with individual mortgagors who contact it about prepaying their mortgages by advising them of refinancing terms and streamlined origination arrangements that are available.

               Promotions undertaken by the Seller or by any Affiliate or agent of the Seller which are directed to the general public at large (including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements), shall not constitute solicitation under this Section 11.19.

               Section 11.20 Waiver of Trial by Jury.

               THE SELLER, THE SERVICER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                   ARTICLE XII

                    COMPLIANCE WITH REGULATION AB PROVISIONS

               Section 12.01 Intent of the Parties; Reasonableness.

               The Purchaser, the Depositor, any designee of the Purchaser and the Seller acknowledge and agree that the purpose of this Article XII is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure if required in a private offering.

               None of the Purchaser, any designee of the Purchaser, nor any Depositor shall exercise its right to request or require delivery of information or other performance under these provisions other than in good faith and as is reasonable or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act) provided further that, the Seller shall not be required to deliver information or other performance under this Article XII for more than four (4) Reconstitutions with respect to any related Mortgage Loan Package. The Purchaser, any designee of the Purchaser, any Depositor and the Seller acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, or consensus among participants in the asset-backed securities markets, , and agree to comply with written requests made by the Purchaser, any designee or assignee of the Purchaser or any Depositor made in good faith for delivery of information under these provisions on the basis of established interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully as set forth herein with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith and reasonable determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

               The Purchaser (including any of its assignees or designees), or any Depositor shall cooperate with the Seller by providing timely written notice of requests for information under the Agreement and by reasonably limiting such requests to information required to comply with Regulation AB.


               Section 12.02 Additional Representations and Warranties of the Seller.

               (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 12.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date, unless otherwise disclosed in such information provided under Section 12.03, and with respect to the representations (i)-(v), only if the Seller is a "Servicer" within the meaning of Item 1108(a)(3) of Regulation AB, and with respect to representation
(vi) only if the Seller meets the requirements for disclosure under Item 1117 of Regulation AB, and with respect to representation (vii) only if the Seller meets the requirements for disclosure under Item 1119 of Regulation AB: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Seller has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Seller as servicer has been disclosed or reported by the Seller; (iv) no material changes to the Seller's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Seller's financial condition that could have a material adverse effect on the performance by the Seller of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified in writing by the related Depositor of a type described in Item 1119 of Regulation AB.

               (b) If so requested by the Purchaser or any Depositor in writing on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 12.03, the Seller shall, within ten
(10) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

               Section 12.03 Information to Be Provided by the Seller.

               In connection with the Purchaser's or Depositor's initial request for information related to any Securitization Transaction, such Purchaser or Depositor shall provide to the Seller a written (including an electronically conveyed) request for the information identifying the Mortgage Loans and (i) stating that the Seller meets the threshold percentages of Regulation AB, (ii) specifying the Securitization Transaction, and (iii) stating the initial threshold percentages. The receipt of this initial request from the Purchaser or the Depositor shall trigger the Seller's obligation to provide the information required by Regulation AB.

               The Seller shall (i) within five (5) Business Days following such written request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing, or in a mutually agreed upon electronic format, the information and materials specified in paragraphs (a), (b), and (c) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller it meets the threshold percentages of Regulation AB, provide to the Purchaser and any Depositor (in writing, or in a mutually agreed upon electronic format) the information specified in paragraph (d) of this Section.

               (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB; provided that, the Seller and each Third-Party Originator, as applicable, meets the threshold disclosure requirements of Items 1110(b), 1117, and 1119 of Regulation AB, as the case may be. Such information shall include, at a minimum:

               (A) the originator's form of organization;

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB; provided, that for the avoidance of doubt such information shall not include information required by Item 1105;

               (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller, each Third-Party Originator and each Subservicer; and

               (D) a description of any affiliation or relationship between the Seller, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

                     (1)    the sponsor;

                     (2)    the depositor;

                     (3)    the issuing entity;

                     (4)    any servicer;

                     (5)    any trustee;

                     (6)    any originator;

                     (7)    any significant obligor;

                     (8)    any enhancement or support provider; and

                     (9)    any other material transaction party.

               (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information solely with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB; provided however, that the Seller shall not be required to provide Static Pool Information with respect to mortgage loans originated prior to January 1, 2006 if Seller meets the requirements of Item 1105(f) of Regulation AB, provided, further however that Seller shall provide such information if it becomes reasonably available to Seller. To the extent that there is reasonably available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format mutually agreed upon by the Purchaser or the Depositor, as applicable, and the Seller.

               Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Seller.

               If so requested in writing by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants mutually agreed upon by the Purchaser or Depositor, as applicable, and the Seller pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006, or, in the case of Static Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably and for compliance with Regulation AB request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor, and shall also be addressed to and for the benefit of the Seller and such Third-Party Originator.

               (c) If so requested by the Purchaser or any Depositor, the Seller shall provide such information to the extent material regarding the Seller, as servicer of the Mortgage Loans, and each Subservicer (each of the Seller and each Subservicer, for purposes of this paragraph, a "Transaction Servicer"), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

               (A) the Transaction Servicer's form of organization;

               (B) a description of how long the Transaction Servicer has been servicing residential mortgage loans; a general discussion of the Transaction Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Transaction Servicer's experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Transaction Servicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Transaction Servicer that may be material, in the good faith mutual judgment of the Seller, the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                       (1) whether any prior securitizations of mortgage loans
               of a type similar to the Mortgage Loans involving the Transaction Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the closing date of the related Securitization Transaction;

                       (2) the extent of outsourcing the Transaction Servicer
               utilizes;

                       (3) whether there has been previous disclosure of
               material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Transaction Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

                       (4) whether the Transaction Servicer has been terminated
               as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

                       (5) such other information as the Purchaser or any
               Depositor may in good faith and reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

               (C) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Transaction Servicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

               (D) information regarding the Transaction Servicer's financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Transaction Servicer could have a material adverse effect on the performance by the Seller of its servicing obligations under this Agreement or any Reconstitution Agreement;

               (E) information regarding advances made by the Transaction Servicer on the Mortgage Loans and the Transaction Servicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Transaction Servicer to the effect that the Transaction Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

               (F) a description of the Transaction Servicer's processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

               (G) a description of the Transaction Servicer's processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

               (H) information as to how the Transaction Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

               (I) If so requested in writing by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall upon discovery (or shall cause each Subservicer and Third-Party Originator to), and provided that the Seller (and each Subservicer and Third-Party Originator, as the case may be) meets the disclosure requirements of Items 1117 and 1119 of Regulation AB, as the case may be, for such disclosure period, (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Seller, any Subservicer or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

               (d) As a condition to the succession to the Seller or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Seller or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Seller or any Subservicer, the Seller shall provide to the Purchaser and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor and agreed to by the Seller, all information reasonably requested in writing by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

               (e) In addition to such information as the Seller, as servicer, is obligated to provide pursuant to other provisions of this Agreement, upon a detailed written request by the Purchaser or any Depositor, the Seller shall provide such information regarding the performance or servicing of the Mortgage Loans as is reasonably required by the Purchaser or any Depositor to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB and to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB relating to Static Pool Information regarding the performance of the Mortgage Loans on the basis of the Purchaser's or such Depositor's reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB (including without limitation as to the format and content of such Static Pool Information) in connection with any future securitization by the Purchaser or any Depositor of mortgage loans of a similar type as the Mortgage Loans. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the Transaction Servicer under this Agreement commencing with the first such report due in connection with the applicable Securitization Transaction.

               Section 12.04 Servicer Compliance Statement.

               With respect to any Securitization Transaction where the Seller is a "Servicer" of Mortgage Loans with respect to the related Securitization Transaction that meets the criteria in Item 1108(a)(2)(i)-(iii) of Regulation AB during the relevant reporting period, on or before March 1 of each calendar year, commencing in 2007, the Seller shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Seller, to the effect that
(i) a review of the Seller's activities during the immediately preceding calendar year (or applicable portion thereof) and of its servicing performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and (ii) to the best of such officer's knowledge, based on such review, the Seller has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

               The obligations of the Transaction Servicer under this Section
12.04 apply to the Transaction Servicer for any year in which the Transaction Servicer during the prior calendar year (or any portion thereof) serviced a Mortgage Loan included in such Securitization Transaction, whether or not the Transaction Servicer is acting as the servicer at the time such statement of compliance is required to be delivered.

               Section 12.05 Report on Assessment of Compliance and Attestation.

               (a) With respect to any Securitization Transaction where the Seller "participated in the servicing function" within the meaning of Item 1122 of Regulation AB including Instruction 2 thereof with respect to such Securitization Transaction during the relevant reporting period, on or before March 1 of each calendar year, commencing in 2007, the Seller shall:

               (i) deliver to the Purchaser and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser and such Depositor) regarding the Seller's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Seller, and shall address each of the applicable Servicing Criteria specified on Exhibit H hereto;

               (ii) deliver to the Purchaser and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser and such Depositor that attests to, and reports on, the assessment of compliance made by the Seller and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

               (iii) cause each Subservicer, and each Subcontractor determined by the Seller pursuant to Subsection 12.06(b) to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser and any Depositor an assessment of compliance and accountants' attestation as and when provided in paragraphs (a) and (b) of this Section; and

               (iv) deliver to the Purchaser, any Depositor and any other Person that will be responsible for signing the certification (a "Sarbanes Certification") required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit G.

               (v) The Seller acknowledges that the parties identified in clause
        (a)(iv) above may rely on the certification provided by the Seller pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission. Neither the Purchaser nor any Depositor will request delivery of a certification under clause (a)(iv) above, unless a Depositor is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes Mortgage Loans.

               (b) Each assessment of compliance provided by a Subservicer pursuant to Subsection 12.05(a)(i) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit H hereto delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Subsection 12.05(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Seller pursuant to Subsection 12.06.

               The obligations of the Servicer, each Subservicer and each Subcontractor under this Section 12.05 apply to the Servicer and each Subservicer and Subcontractor for any year in which the Servicer, such Subservicer or Subcontractor during the prior calendar year (or any portion thereof) acted in such capacity with respect to a Mortgage Loan included in such Securitization Transaction, whether or not such Servicer, Subservicer or Subcontractor is acting in such capacity at the time such assessment of compliance and related accountant's attestation or Sarbanes Certification is required to be delivered.

               Section 12.06 Use of Subservicers and Subcontractors.

               The Seller shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Seller as servicer under this Agreement or any Reconstitution Agreement unless the Seller complies with the provisions of paragraph (a) of this Section. The Seller shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Seller as servicer under this Agreement or any Reconstitution Agreement unless the Seller complies with the provisions of paragraph (b) of this Section.

               (a) It shall not be necessary for the Servicer to seek the consent of the Purchaser or any Depositor to utilize the services of any Subservicer. The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 12.02, 12.03(c) and (e), 12.04, 12.05 and 12.07 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 12.03(d) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 12.04, any assessment of compliance and attestation required to be delivered by such Subservicer under
Section 12.05 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 12.05 as and when required to be delivered, and in each case only to the extent that such Subservicer meets the relevant disclosure, certification, and attestation thresholds provided in Regulation AB including the instructions thereto.

               (b) It shall not be necessary for the Seller to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. The Seller shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser and such Depositor) of the role and function of each Subcontractor utilized by the Seller or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, and
(iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

               As a condition to the utilization of any Subcontractor determined to be "participating in the servicing function" within the meaning of Item 1122 of Regulation AB, the Seller shall cause any such Subcontractor used by the Seller (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Subsections 12.05 and 12.07 of this Agreement to the same extent as if such Subcontractor were the Seller. The Seller shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation required to be delivered by such Subcontractor under Subsection 12.05, in each case as and when required to be delivered.

               Section 12.07 Indemnification; Remedies.

               (a) The Seller shall indemnify the Purchaser and the Depositor (each an "Indemnified Party"), and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses (collectively, "Regulation AB Losses") that any of them may sustain arising out of or based upon:

               (i)(A) any untrue statement of a material fact contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Article XII by or at the direction of the Seller, or provided under this Article XII by or at the direction of any Subservicer, Subcontractor or Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

               (ii) any failure by the Seller, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Article XII, including any failure by the Seller to identify pursuant to Subsection 12.06(b) any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB; or

               (iii) any breach by the Seller of a representation or warranty set forth in Subsection 12.02(a) or in a writing furnished pursuant to Subsection 12.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 12.02(b) to the extent made as of a date subsequent to such closing date.

               In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any Depositor, as applicable, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller, any Subservicer, any Subcontractor or any Third-Party Originator.

               For purposes of clarification with respect to the indemnification given above in this Section 12.07, the Seller shall only be required to indemnify the Regulation AB Indemnified Parties with respect to Regulation AB Losses that any Regulation AB Indemnified Party incurs when such Regulation AB Losses arise out of or are based upon Seller Information and only with respect to those Mortgage Loans sold pursuant to this Agreement; provided, that the indemnification provided in this Section 12.07 shall be the only indemnification with respect to Regulation AB Losses; provided, further, that if the Loan Performance Information is not provided to the Seller pursuant to this Agreement, the Seller shall have no obligation to indemnify any Regulation AB Indemnified Party for Regulation AB Losses arising from the Seller's failure to provide Static Pool Information.

               (b) The parties hereto further agree, and any Indemnified Party not a party hereto is deemed to agree, as a condition to its reliance on such indemnification, that the Seller's indemnification obligations under this
Section 12.07 are subject to the following terms and conditions:

               (i) An Indemnified Party seeking indemnification hereunder shall give written notice to the Seller within a reasonable time after the Indemnified Party receives notice or becomes aware of an indemnifiable claim;

               (ii) The Seller shall undertake the defense of the action or claim with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party (which counsel shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party);

               (iii) The Indemnified Party shall have the right to participate and assist in, but not control, the defense of such claim and employ separate counsel in any action or claim at the expense of the Indemnified Party (i.e., at its own expense); and

               (iv) The Seller shall not settle or compromise any claim suit or action against the Indemnified Party without the express prior written consent of the Indemnified Party.

               (c) Except for remedies under the Agreement and remedies that cannot be waived as a matter of law and injunctive relief, the rights under this
Section 12.07 shall be the exclusive remedy for breaches of this Section 12.07 (including any covenant, obligation, representation or warranty contained herein or therein).

               (d) Limitations. Notwithstanding anything in this Agreement to the contrary, in no event shall the Seller be obligated under this Section 12.07 to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any indemnifiable claims or losses that result from the willful misconduct, bad faith or negligent acts or omissions of the Indemnified Party.

               Section 12.08 Responsible Officers.

               Any reference herein to the Seller's knowledge, discovery or awareness, or notice or identification to the Seller, or a request to the Seller, shall be in each case be deemed to refer solely to the knowledge or awareness of, or notice or identification to, or request of, a Responsible Officer of the Seller.


                  [REMAINDER OF THIS PAGE PURPOSELY LEFT BLANK]

               IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                         SUTTON FUNDING, LLC
                                             Purchaser


                                         By: ___________________________________
                                             Name:
                                             Title:

                                         CHEVY CHASE BANK, F.S.B.
                                             Seller and Servicer


                                         By: ___________________________________
                                             Name:
                                             Title:

                                   Exhibit A-1

                            Contents of Mortgage File

               With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Seller in the Servicing File or delivered to the Purchaser pursuant to Sections 2.04 and 2.05 of the Seller's Purchase, Warranties and Servicing Agreement.

               1. The original Mortgage Note endorsed "Pay to the order of [__________________] without recourse," and signed in the name of the Seller by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Seller. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller] formerly known as [previous name]". If the original note is unavailable, seller will provide an affidavit of lost note (in form acceptable to the Purchaser) stating that the original Mortgage Note was lost or destroyed, together with a copy of such Mortgage Note and indemnifying the Purchaser against any and all claims arising as a result of any person or entity claiming they are the holder of the note or that the note has been paid off and returned.

               2. A true certified copy, certified by the title insurer, of the applicable First Lien.

               3. Except as provided below and for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the title insurer, of the original Mortgage certifying that the original Mortgage has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located and in the case of each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN of the Mortgage Loans and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon, or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded.

               4. The original or certified to be a true copy or if in electronic form identified on the Mortgage Loan Schedule, the certificate number, certified by the Seller, of the related Primary Mortgage Insurance Policy or LPMI Policy, if required.

               5. In the case of each Mortgage Loan that is not a MERS Mortgage Loan, the original Assignment, from the Seller in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by the Purchaser, be in form and substance acceptable for recording, or a copy certified by the Seller as a true and correct copy of the original Assignment which has been sent for recordation.

               6. With respect to Mortgage Loans that are not Co-op Loans, the original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

               7. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Seller, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the title insurer of the original Assignment together with a certificate of the title insurer certifying that the original Assignment has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

               8. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the title insurer, of such original document certifying the original of such document has been delivered for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located.

               9. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located (or, in lieu thereof, a duplicate or conformed copy of such instrument, together with a certificate of receipt from the recording office, certifying that such copy represents a true and complete copy of the original and that such original has been or is currently submitted to be recorded in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located), or if the original power of attorney or other such instrument has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

               10. With respect to a Co-op Loan: (i) a copy of the Co-op Lease and the assignment of such Co-op Lease to the originator of the Mortgage Loan, with all intervening assignments showing a complete chain of title and an assignment thereof by Seller; (ii) the stock certificate together with an undated stock power relating to such stock certificate executed in blank; (iii) the recognition agreement in substantially the same form as standard a "AZTECH" form; (iv) copies of the financial statement filed by the originator as secured party and, if applicable, a filed UCC-3 Assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 Assignment of such security interest by the Seller in a form sufficient for filing.

               11. The original of any guarantee executed in connection with the Mortgage Note.

               12. with respect to Mortgage Loans that are not Co-op Loans, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except with respect to MERS Designated Loans). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]."

               Notwithstanding anything to the contrary herein, the Seller may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

                                   Exhibit A-2

                           Contents of Servicing File

               With respect to each Mortgage Loan, the Servicing File shall include each of the following items, which shall be available for inspection by the Purchaser:

               1. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

               2. Residential loan application.

               3. Uniform underwriter and transmittal summary (Fannie Mae Form
1008) or reasonable equivalent.

               4. Credit report on the mortgagor.

               5. Business credit report, if applicable.

               6. Residential appraisal report and attachments thereto.

               7. Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program, all in accordance with Seller's Underwriting Standards.

               8. Verification of acceptable evidence of source and amount of down payment, in accordance with the Underwriting Standards.

               9. Photograph of the Mortgaged Property (may be part of appraisal).

               10. Survey of the Mortgaged Property, if any.

               11. Sales contract, if applicable.

               12. If available, termite report, structural engineer's report, water portability and septic certification.

               13. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

               14. Any ground lease, including all amendments, modifications and supplements thereto.

               15. Any other document required to service the Mortgage Loans.

                                    Exhibit B

                   Form of Custodial Account Letter Agreement

__________________ , 200_

To:

               As "Servicer" under the Seller's Purchase, Warranties and Servicing Agreement, dated as of December 1, 2006 (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "Chevy Chase Bank, F.S.B., in trust for Sutton Funding LLC as Purchaser". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. This letter is submitted to you in duplicate. Please execute and return one original to us.


                                    ____________________________________________
                                    SERVICER


                                    By: ________________________________________
                                        Name:
                                        Title:

               The undersigned, as "Depository," hereby certifies that the above described account has been established under Account Number ______________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.


                                    ____________________________________________


                                    By: ________________________________________
                                        Name:
                                        Title:

                                    Exhibit C

                     Form of Escrow Account Letter Agreement

_____________________, 200_

To:______

               As "Servicer" under the Seller's Purchase, Warranties and Servicing Agreement, dated as of December 1, 2006 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "Chevy Chase Bank, F.S.B., in trust for Sutton Funding as Purchaser and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. This letter is submitted to you in duplicate. Please execute and return one original to us.


                                    ____________________________________________
                                    SERVICER


                                    By: ________________________________________
                                        Name:
                                        Title:

               The undersigned, as "Depository," hereby certifies that the above described account has been established under Account Number ______________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.


                                    ____________________________________________


                                    By: ________________________________________
                                        Name:
                                        Title:

                                    Exhibit D

            Form of Assignment, Assumption and Recognition Agreement

               This Assignment, Assumption and Recognition Agreement (this "Assignment Agreement"), dated as of _________, between ______________________, a ________________ corporation (the "Assignor"), ______________________, a
________ corporation (the "Assignee"), and Chevy Chase Bank, F.S.B. (the "Seller"):

               For good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

               1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under
(a) those certain mortgage loans listed on Exhibit A attached hereto (the "Mortgage Loans"); and (b) the Seller's Purchase, Warranties and Servicing Agreement dated as of December 1, 2006, but only to the extent of the Mortgage Loans (the "Purchase Agreement"). For purposes of this Assignment Agreement, the term "Purchase Agreement" includes any separate bill of sale, assignment and conveyance or other instrument pursuant to which Seller and Assignor effectuated the purchase and sale of any Mortgage Loan following the execution and delivery of the Purchase Agreement.

               The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under any all obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment Agreement.

               2. Each of the Seller and the Assignor represent and warrant to the Assignee that (a) the copy of the Purchase Agreement, attached hereto as Exhibit B, provided to the Assignee, is a true, complete and accurate copy of the Purchase Agreement, (b) the Purchase Agreement is in full force and effect as of the date hereof, (c) the provisions thereof have not been waived, amended or modified in any respect, nor have any notices of termination been given thereunder, (d) the Purchase Agreement contains all of the terms and conditions governing the sale of the Mortgage Loans by Seller to Assignor and the purchase of the Mortgage Loans by Assignor from Seller; provided, however, that the date of purchase and sale and the amount of payment for the Mortgage Loans may be set out in a Purchase Price and Terms Letter, as defined in the Purchase Agreement, and (e) Seller sold, conveyed and transferred each Mortgage Loan to Assignor pursuant to the Purchase Agreement.

               3. The Assignor warrants and represents to, and covenants with, the Assignee and the Seller that:

               (a) As of the date hereof, the Assignor is not in default under the Purchase Agreement;

               (b) The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase Agreement, free from any and all claims and encumbrances arising out of the Assignor's ownership thereof, and the Mortgage Loans, as well as the Purchase Agreement, upon the transfer thereof to the Assignee as contemplated herein, shall be free and clear of all such liens, claims and encumbrances or any lien claim or encumbrance arising out of the ownership of the Mortgage Loans by any person at any time after Assignor first acquired any Mortgage Loan from the Seller;

               (c) The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Seller with respect to the Purchase Agreement or the Mortgage Loans;

               (d) The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Purchase Agreement or the Mortgage Loans. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the Purchase Agreement, or the Mortgage Loans;

               (e) The Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to sell, transfer and assign the Mortgage Loans;

               (f) The Assignor has full corporate power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor's charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignor. This Assignment Agreement has been duly executed and delivered by the Assignor and constitutes the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

               (g) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby; and

               (h) The Assignor has paid the purchase price for the Mortgage Loans and has satisfied any conditions to closing required of it under the terms of the Purchase Agreement.

               4. The Assignee warrants and represents to, and covenants with, the Assignor and the Seller that:

               (a) The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

               (b) The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee's charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

               (c) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby; and

               (d) The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Purchase Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Seller and the Assignor all of the Assignor's obligations as Purchaser thereunder, with respect to the Mortgage Loans.

               5. The Seller warrants and represents to, and covenants with, the Assignor and the Assignee that:

               (a) The Seller is not a natural person or a general partnership and is duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to service the Mortgage Loans;

               (b) The Seller has full power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Seller's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Seller's charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Seller is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject. The execution, delivery and performance by the Seller of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Seller. This Assignment Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

               (c) No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Seller in connection with the execution, delivery or performance by the Seller of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

               (d) As of the date hereof, the Seller is not in default under the Purchase Agreement; and

               (e) The representations and warranties set forth in Section 3.02 with the exception of the representations and warranties set forth in Section 3.02, Subsections (g), (m), (q), (r), and (xx) are transferred to Assignee as of the date hereof;

               Within ninety (90) days of the earlier of either, discovery by the Seller or notice to the Seller from the Assignee, of a breach of any of the foregoing representations and warranties with respect to a Mortgage Loan which materially and adversely affects the value of such Mortgage Loan or the Assignee's interests therein, the Seller shall use its best efforts to cure such breach in all material respects and, if such breach is not cured within such ninety (90) day period, the Seller shall, at the Assignee's option, repurchase such Mortgage Loan at the Repurchase Price as defined in the Purchase Agreement.

               In connection with any repurchase of a Mortgage Loan, the Assignee shall reassign the provisions of the Purchase Agreement to the Seller with respect to such Mortgage Loan, and provide for the prompt delivery of the related custodial file to the Seller or its designee, as applicable.

               6. From and after the date hereof, the Seller shall recognize the Assignee as the owner of the Mortgage Loans, and shall look solely to the Assignee for performance from and after the date hereof of the Assignor's obligations with respect to the Mortgage Loans.

               7. Notice Addresses.

               (a) The Assignee's address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

               ______________________________
               ______________________________
               ______________________________
               Attention:

               (b) The Assignor's address for purposes for all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

               ______________________________
               ______________________________
               Attention:

               (c) The Seller's address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

               Chevy Chase Bank, F.S.B.
               7501 Wisconsin Ave., 6th Floor West Tower
               Bethesda, MD 20814
               Attention: Robert Galope - Secondary Marketing

               with a copy to:

                    Chevy Chase Bank, F.S.B.
                    7501 Wisconsin Ave., 13th Floor West Tower
                    Bethesda, MD 20814
                    Attention: Sandra S. Barker -- Legal

               8. This Assignment Agreement shall be construed in accordance with the substantive laws of the United States and to the extent not inconsistent therewith the laws of the State of Virginian (without regard to conflict of laws principles) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               9. This Assignment Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Seller, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Seller, the Assignor or the Assignee, respectively, hereunder.

               10. No term or provision of this Assignment Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

               11. This Assignment Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement by the Assignor.

               12. Notwithstanding the assignment of the Purchase Agreement by either the Assignor or Assignee, this Assignment Agreement shall not be deemed assigned by the Seller or the Assignor unless assigned by separate written instrument.

               13. For the purpose for facilitating the execution of this Assignment Agreement as herein provided and for other purposes, this Assignment Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

               IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed by their duly authorized officers as of the date first above written.


                                              __________________________________
                                              Assignor


                                              By: ______________________________
                                                  Name:
                                                  Title: Vice President


                                              __________________________________
                                              Assignee


                                              By: ______________________________
                                                  Name:
                                                  Title: Vice President


                                              Chevy Chase Bank, F.S.B.
                                              Seller


                                              By: ______________________________
                                                  Name:
                                                  Title: Vice President

                                    Exhibit E

                        Form of Monthly Servicing Report

               On the Reporting Date set forth in Section 5.02 of the Agreement, the Purchaser shall have received from the Servicer information related to each mortgage loan serviced on behalf of the Purchaser. All reports shall be generated by the Servicer's loan servicing system and outline loan activity that transpired during the immediately preceding calendar month.

               All information shall contain and be sorted by the Purchaser's loan identification number as well as contain the Servicer's loan identification number. Information regarding the Purchaser's inventory must be clearly separated from that reported to other investors.

               Each remittance must be clearly reconciled to detailed loan level remittance information. All adjustments between information sent and actual remittance must be identifiable at loan level.

               The Loans Transferred In and Loans Transferred Out must be reconciled to collective Notices of Servicing Transfer or Sale Notices received effective during the respective Due Period. A monthly reconciliation of new loans added and loans removed must be submitted.

               From time to time, the Purchaser may reasonably request the Servicer to add or modify information being reported on the reports. The Servicer must notify the Purchaser in the event servicing circumstances dictate file layout changes

               In addition to the information set forth above, the Servicer shall submit, on compact disc or other acceptable format, industry standard reports outlined below. The financial elements provided in the information provided above must clearly reconcile to information set-forth in these reports. From time to time, the Purchaser may reasonably request the Servicer to add or remove standard industry reports.

Delivery

               Remittance reports and related information not suitable for electronic transmission are to be delivered via overnight mail to the addressed to:

Delivery of Reports

               Electronic data files shall be delivered to:

Delivery of Remittances:

               Funds to be remitted pursuant to this Agreement shall be delivered via wire transfer using the following instructions:

                                    Exhibit F

                 LIMITED POWER OF ATTORNEY TO EXECUTE DOCUMENTS

               __________________., a corporation organized and existing under the laws of the State of ______________________________, having an office for the conduct of business at ______________________________, constitutes and appoints Chevy Chase Bank, F.S.B., a federal savings bank organized and existing under the laws of the United States of America, its true and lawful Attorney-in-Fact, and in its name, place, and stead and for its use and benefits, to execute, endorse, and acknowledge all documents customarily and reasonably necessary and appropriate for:

               1. the release of a borrower from personal liability under the mortgage or deed of trust following an approved transfer of ownership of the security property;

               2. the full satisfaction or release of a mortgage or the request to a trustee for a full reconveyance of a deed of trust;

               3. the partial release or discharge of a mortgage or the request to a trustee for a partial reconveyance or discharge of a deed of trust;

               4. the modification or extension of a mortgage or deed of trust:

               5. the subordination of the lien of a mortgage or deed of trust;

               6. the completion, termination, cancellation, or rescission of foreclosure relating to a mortgage or deed of trust, including (but not limited to) the following actions:

               (a) the appointment of a successor or substitute trustee under a deed of trust, in accordance with state law and the deed of trust;

               (b) the issuance of a statement of breach or nonperformance;

               (c) the issuance or cancellation or rescission of notices of default;

               (d) the cancellation or rescission of notices of sale; and

               (e) the issuance of such other documents as may be necessary under the terms of the mortgage, deed of trust, or state law to expeditiously complete said transactions, including, but not limited to, assignments or endorsements of mortgages, deeds of trust, or promissory notes to convey title from Fannie Mae to the Attorney-in-Fact under this Limited Power of Attorney;

               7. the conveyance of properties to the Federal Housing Administration (FHA), the Department of Housing and Urban Development (HUD), the Department of Veterans Affairs (VA), the Rural Housing Service (RHS), or a state or private mortgage insurer; and

               8. the assignment or endorsement of mortgages, deeds of trust, or promissory notes to the Federal Housing Administration (FHA), the Department of Housing and Urban Development (HUD), the Department of Veterans Affairs (VA), the Rural Housing Service (RHS), a state or private mortgage insurer, or Mortgage Electronic Registration System (MERS(TM)).

               The undersigned gives to said Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing requisite, necessary, and proper to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully, to all intents and purposes, as the undersigned might or could do, and hereby does ratify and confirm all that said Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

               Third parties without actual notice may rely upon the power granted under this Limited Power of Attorney, upon the exercise of such power by the Attorney-in-Fact, that all conditions precedent to such exercise of power have been satisfied and that this Limited Power of Attorney has not been revoked unless an instrument of revocation has been recorded.

               IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of ___________, _____.

                                              [_____________________]


                                              By: ______________________________
                                                  Vice President


                                              By: ______________________________
                                                  Secretary

STATE OF                            )
                                    )   ss.:
COUNTY OF                           )

               The foregoing instrument was acknowledged before me, a notary public commissioned in ____________ County, ________________ this _____ day of ___________, _____, by _________________________ Vice President, and by
_________________________, Secretary, _______________________, on behalf of the corporation.


                                              __________________________________
                                                        Notary Public

My commission expires:

__________________________________________________________

                                    Exhibit G

                          FORM OF ANNUAL CERTIFICATION

       Re: The [__] agreement dated as of [__], 200[_] (the "Agreement"), among [IDENTIFY PARTIES]

               I, ________________________________, the _______________________
of [NAME OF COMPANY] (the "Company"), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

               1. I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the "Compliance Statement"), the report on assessment of the Company's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria"), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and Item 1122 of Regulation AB (the "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[_] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the "Company Servicing Information");

               2. Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

               3. Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

               4. I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement, in all material respects; and

               5. The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.


                                                   Date:

                                                   By:

                                                   Name:

                                                   Title:

                                    Exhibit H

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

               The assessment of compliance to be delivered by [the Servicer] [Subservicer] shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria":

--------------------------------------------------------------------------------------------------------------------------
                                                                                                         Applicable
                                                     Servicing Criteria                              Servicing Criteria
--------------------------------------------------------------------------------------------------------------------------
       Reference                                          Criteria
--------------------------------------------------------------------------------------------------------------------------

                                              General Servicing Considerations
--------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(i)       Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(ii)      If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(iii)     Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(iv)      A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
                                        Cash Collection and Administration
--------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(i)       Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(ii)      Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(iii)     Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(iv)      The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(v)       Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities
                    Exchange Act.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vi)      Unissued checks are safeguarded so as to prevent unauthorized access.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vii)     Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
                                         Investor Remittances and Reporting
--------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(i)       Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D)
                    agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(ii)      Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(iii)     Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(iv)      Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
--------------------------------------------------------------------------------------------------------------------------
                                            Pool Asset Administration
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(i)       Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(ii)      Mortgage loan and related documents are safeguarded as required by the transaction agreements
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(iii)     Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(iv)      Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(v)       The Servicer's records regarding the mortgage loans agree with the
                    Servicer's records with respect to an obligor's unpaid principal balance.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vi)      Changes with respect to the terms or status of an obligor's mortgage loans
                    (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vii)     Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(viii)    Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(ix)      Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(x)       Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xi)      Payments made on behalf of an obligor (such as tax or insurance payments)
                    are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xii)     Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiii)    Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiv)     Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xv)      Any external enhancement or other support, identified in Item 1114(a)(1)
                    through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

--------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT I

               FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

               THIS INDEMNIFICATION AND CONTRIBUTION AGREEMENT dated _________, 200_ ("Agreement") among Securitized Asset Backed Receivables LLC, a Delaware limited liability company (the "Depositor"), [______________], a [______________] (the "Underwriter"), and Chevy Chase Bank, F.S.B., a federal savings bank (the "Indemnifying Party").

                              W I T N E S S E T H:

               WHEREAS, the Indemnifying Party and Sutton Funding, LLC, as purchaser (the "Purchaser") are parties to that certain Seller's Purchase, Warranties and Servicing Agreement dated as of December 1, 2006 (the "SPWSA");

               WHEREAS, the Purchaser and the Depositor are parties to the Pooling and Servicing Agreement (as defined herein);

               WHEREAS, the Indemnifying Party originated or acquired the Mortgage Loans and subsequently sold the Mortgage Loans to ________________the Purchaser, an affiliate of the Depositor, in anticipation of the securitization transaction;

               WHEREAS, the Indemnifying Party stands to receive substantial financial benefits in its capacity as Servicer under the Pooling and Servicing Agreement;

               WHEREAS, as an inducement to the Depositor to enter into the Pooling and Servicing Agreement and the Underwriter to enter into the Underwriting Agreement (as defined herein), the Indemnifying Party wishes to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

               NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

               1.1 Certain Defined Terms. The following terms shall have the meanings set forth below, unless the context clearly indicates otherwise:

               1933 Act: The Securities Act of 1933, as amended.

               1934 Act: The Securities Exchange Act of 1934, as amended.

               ABS Informational and Computational Material: Any written communication as required by Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as may be amended from time to time.

               Agreement: This Indemnification and Contribution Agreement.

               Free Writing Prospectus: Any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933 Act.

               Indemnified Parties: As defined in Section 3.1.

               Indemnifying Party Information: (A) All information regarding the Indemnifying Party, or any Indemnifying Party Subcontractor or Subservicer, as applicable, provided to the Purchaser, Depositor or the Underwriter by the Indemnifying Party or at the direction of the Indemnifying Party for inclusion in, and is contained in, the Prospectus Supplement, the Offering Circular, any Free Writing Prospectus or any amendment or supplement thereto (i) contained under the headings "Summary--Relevant Parties--Responsible Party and Servicer," "The Mortgage Loan Pool--Underwriting Guidelines" and "The Servicer" and (ii) regarding the Mortgage Loans, the related Mortgagors and/or the related Mortgaged Properties (but in the case of this clause (ii), only to the extent any untrue statement or omission arose from or is based upon errors or omissions in the information concerning the Mortgage Loans, the related Mortgagors and/or the related Mortgaged Properties, as applicable, provided to the Purchaser or Depositor by or on behalf of the Indemnifying Party), and (B) any static pool information regarding mortgage loans originated or acquired by the Indemnifying Party and provided to the Purchaser, Depositor, or the Underwriter by the Indemnifying Party or at the direction of the Indemnifying Party for inclusion in, and is included in, the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials or the Free Writing Prospectus or any amendment or supplement thereto.

               Offering Circular: The offering circular, dated
[________________], 200_, relating to the private offering of the Privately Offered Certificates, including any structural term sheets, collateral terms sheets and computational materials used in connection with such offering.

               Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

               Pooling and Servicing Agreement: The Pooling and Servicing Agreement, dated as of ___________, 200_, between the Depositor and [______________].

               Privately Offered Certificates: BCAP LLC Trust [_______], Mortgage Pass-Through Certificates, Series [_______], Class [__] issued pursuant to the Pooling and Servicing Agreement.

               Prospectus Supplement: The preliminary prospectus supplement, dated ___________, 200_, together with the final prospectus supplement, dated ___________, 200_, relating to the offering of the Publicly Offered Certificates.

               Publicly Offered Certificates: BCAP LLC Trust [_______], Mortgage Pass-Through Certificates, Series [_______], Class [__], Class [__], Class [__], Class [__], Class [__], Class [__] and Class [__] issued pursuant to the Pooling and Servicing Agreement.

               Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               Underwriting Agreement: The Underwriting Agreement, dated ___________, 200_, between the Depositor and the Underwriter, relating to the sale of the Publicly Offered Certificates.

               1.2______Other Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the SPWSA.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

               (a) Each party hereto represents and warrants that it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

               (b) Each party hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party;

               (c) Each party hereto represents and warrants that assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes the legal, valid and binding obligation of such party and

               (d) The Indemnifying Party hereto represents and warrants that the Indemnifying Party Information satisfies the requirements of Items 1105, 1108, 1110, 1117 and 1119 of Regulation AB.

                                   ARTICLE III

                                 INDEMNIFICATION

               3.1 Indemnification by the Indemnifying Party of the Depositor and the Underwriter. (a) The Indemnifying Party shall indemnify and hold harmless the Depositor and the Underwriter (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, penalties, fines, forfeitures or liabilities ("Indemnified Losses"), joint or several, to which an Indemnified Party may become subject, under the 1933 Act, the 1934 Act, to the extent that such Indemnified Losses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, the Offering Circular, the ABS Informational and Computational Materials, any Free Writing Prospectus or any amendment or supplement thereto. The Indemnifying Party shall only be liable for Indemnified Losses to the extent that such Indemnified Losses arise out of, or are based upon, the Indemnifying Party's (i) breach of any of the representations and warranties set forth in Article II(d) above or (ii) omission or alleged omission to state in the Indemnifying Party Information a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to information provided by the Indemnifying Party as part of the Indemnifying Information. The Indemnifying Party shall in each case where the Purchaser, Depositor, or the Underwriter is entitled to indemnification as set forth herein reimburse each Indemnified Party for any legal or other costs, fees, or expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Indemnified Losses. The Indemnifying Party's liability under this Section 3.1 shall be in addition to any other liability that the Indemnifying Party may otherwise have under the SPWSA.

               (b) If the indemnification provided for in this Section 3.1 shall for any reason be unavailable to an Indemnified Party under this Section 3.1 (other than due to indemnification not being applicable under Section 3.1(a)), then the party which would otherwise be obligated to indemnify with respect thereto, on the one hand, and the parties which would otherwise be entitled to be indemnified, on the other hand, shall contribute to the aggregate Indemnification Losses, in such proportions that are appropriate to reflect the relative fault of the Purchaser, the Depositor or the Underwriter, on the one hand, and the Indemnifying Party, on the other hand, in connection with the applicable misstatements or omissions as well as any other relevant equitable considerations. Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person that was not guilty of such fraudulent misrepresentation. For purposes of this Section 3.1, each director of a party to this Agreement and each Person, if any, that controls a party to this Agreement within the meaning of Section 15 of the 1933 Act shall have the same rights to contribution as such party.

               3.2 Notification; Procedural Matters. Promptly after receipt by an Indemnified Party under Section 3.1 of notice of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party (or if a claim for contribution is to be made against another party) under Section 3.1, notify the Indemnifying Party (or other contributing party) in writing of the claim or the commencement of such action; provided, however, that the failure to notify the Indemnifying Party (or other contributing party) shall not relieve it from any liability which it may have under Section 3.1 except to the extent it has been prejudiced by such failure. In case any such action is brought against any Indemnified Party and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that, by written notice delivered to the Indemnified Party promptly after receiving the aforesaid notice from such Indemnified Party, the Indemnifying Party elects to assume the defense thereof, it may participate with counsel reasonably satisfactory to such Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party or parties shall reasonably have concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, or if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Parties would present such counsel with a conflict of interest, the Indemnified Party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or parties. Upon receipt of notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense of such action and approval by the Indemnified Party of such counsel, the Indemnifying Party shall not be liable to such Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless (i) the Indemnified Party shall have employed separate counsel (plus any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of commencement of the action or
(iii) the Indemnifying Party shall have authorized the employment of counsel for the Indemnified Party at the expense of the Indemnifying Party. No party shall be liable for contribution with respect to any action or claim settled without its consent, which consent shall not be unreasonably withheld. In no event shall the Indemnifying Party be liable for the fees and expenses of more than one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

                                   ARTICLE IV

                                     GENERAL

               4.1 Survival. This Agreement and the obligations of the parties hereunder shall survive the purchase and sale of the Publicly Offered Certificates and Privately Offered Certificates.

               4.2 Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each Indemnified Party and their respective successors and assigns, and no other Person shall have any right or obligation hereunder.

               4.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflict of laws.

               4.4 Miscellaneous. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated except by a writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

               4.5 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

               In the case of the Depositor:

                        Sutton Funding, LLC
                        c/o Global; Securitization Services LLC
                        445 Broad Hollow Road, Suite 239
                        Melville, New York 11747
                        Attention: Vice President
                        Fax: 212-302-8767

               with a copy to:
                        Barclays Bank PLC, as administrator
                        200 Park Avenue
                        New York, New York 10166
                        Attention: Mary Logan
                        Fax: 211-412-3266
                        E-mail: mary.logan@barclayscapital.com

                        In the case of the Underwriter:

                        [______________]
                        [______________]
                        [______________]
                        Attention:
                        Telephone:

               In the case of the Indemnifying Party:

                        [______________]
                        [______________]
                        [______________]
                        Attention:


                                          [Signature Page Follows]

               IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.

                                            [DEPOSITOR]


                                            By: ________________________________
                                                Name:
                                                Title:

                                            [UNDERWRITER]


                                            By: ________________________________
                                                Name:
                                                Title:

                                            CHEVY CHASE BANK, F.S.B.


                                            By: ________________________________
                                                Name:
                                                Title:

                                    Exhibit J

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

               On this ___ day of ____________, 200_, _______________
("Seller"), as the Seller under (i) that certain Purchase Price and Terms Letter, dated as of _________, 200_ (the "PPTL"), and (ii) that certain Seller's Purchase, Warranties and Servicing Agreement, dated as of December 1, 2006 (the "Purchase Agreement"), does hereby sell, transfer, assign, set over and convey to __________________ ("Purchaser") as the Purchaser under the Agreements (as defined below) without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and the related Servicing Rights and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Standards attached hereto as Exhibit C. Pursuant to Article II of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by ______________________ ("Servicer"), as servicer under the Purchase Agreement to service the Mortgage Loans pursuant to the Purchase Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Servicer for the benefit of the Purchaser as the owner thereof. The Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Purchase Agreement, and such retention and possession by the Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in a custodial capacity only. The PPTL and the Purchase Agreement shall collectively be referred to as the "Agreements" herein.

               The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B attached hereto.

               In accordance with Article II of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

               Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                              __________________________________


                                              By: ______________________________
                                                  Name: ________________________
                                                  Title:________________________


Accepted and Agreed:

________________________________


By:  ___________________________
     Name:
     Title:

                                    Exhibit K

                    FORM OF OPINION OF COUNSEL TO THE SELLER

                                     (date)

Sutton Funding, LLC
c/o Global; Securitization Services LLC
445 Broad Hollow Road, Suite 239
Melville, New York 11747

Dear Sirs:

               You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), *with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Seller's Purchase, Warranties and Seller's Agreement by and between the Company and ________________ (the "Purchaser"), dated as of December 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company, as servicer (the "Servicer") and ______________________[CUSTODIAN] (the "Custodial Agreement", and collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement.

               [We] [I] have examined the following documents:

               (a) the Purchase Agreement;

               (b) the Custodial Agreement;

               (c) the form of Assignment of Mortgage;

               (d) the form of endorsement of the Mortgage Notes; and

               (e) such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

               To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the Purchase Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

               Based upon the foregoing, it is [our] [my] opinion that:

               (A) The Company is a [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of the United States.

               (B) The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver the Agreements and to perform and observe the terms and conditions of the Agreements.

               (C) The Agreements have been duly authorized, executed and delivered by the Company, and are the legal, valid and binding agreements enforceable in accordance with their terms against the Company, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

               (D) The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements.

               (E) The Company has been duly authorized to allow any of its officers to execute by original [or facsimile] signature the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

               (F) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               (G) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflict or will conflict with or results or will result in a breach of or constitute or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the material terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

               (H) There is no action, suit, proceeding or investigation pending or, to the best of [our] [my] knowledge, threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

               (I) The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

               (J) The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

               Except as otherwise set forth in the Agreements, I assume no obligation to revise this opinion or alter its conclusions to update or support this letter to reflect any facts or circumstances that may hereafter develop.

               This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of the date of this opinion.

                                                   Very truly yours,


                                                   _____________________________
                                                     [Name]
                                                     [Assistant] General Counsel

                                    Exhibit L

                         SELLER'S OFFICER'S CERTIFICATE

               I, ____________________, hereby certify that I am the duly elected [Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United States] (the "Company") and further as follows:

               (a) Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

               (b) Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               (c) Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               (d) Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver (a) the Seller's Purchase, Warranties and Servicing Agreement, dated as of December 1, 2006 (the "Purchase Agreement"), by and between Sutton Funding, LLC (the "Purchaser") and the Company and (b) the Custodial Agreement, dated as of _______ __, 200_ (the "Custodial Agreement"), by and among the Purchaser, the Company, ________________________ (the "Servicer") and [CUSTODIAN] (the "Custodian"), [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature], and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________. The Purchase Agreement and the Custodial Agreement may be referred to herein as the "Agreements."

               (e) Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements, [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               (f) Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreements conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company or, to the best of my knowledge, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

               (g) To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements.

               (h) Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Agreements, and
        (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on
        Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

               (i) The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement.

               IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Date:____________________________               By: ___________________________
                                                    Name:
[Seal]                                              Title:  [Vice] President

               I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

               IN WITNESS WHEREOF, I have hereunto signed my name.

Date:____________________________               By: ___________________________
                                                    Name:
[Seal]                                              Title: [Assistant] Secretary

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

          NAME                        TITLE                         SIGNATURE
-----------------------   ----------------------------   -----------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                    EXHIBIT M

                           FORM OF CUSTODIAL AGREEMENT



                               SERVICING AGREEMENT



                                     between

                           COUNTRYWIDE HOME LOANS INC.
                                  (Countrywide)


                                       and

                                BARCLAYS BANK PLC
                                   (Purchaser)


                          Dated as of August 30th, 2006



                     Conventional Residential Mortgage Loans

PRELIMINARY STATEMENT

ARTICLE I. DEFINITIONS

ARTICLE II.

     Section 2.01     Representations and Warranties Respecting Countrywide......................................

ARTICLE III. ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

     Section 3.01     Countrywide to Act as Servicer.............................................................
     Section 3.02     Collection of Mortgage Loan Payments.......................................................
     Section 3.03     Realization Upon Defaulted Mortgage Loans..................................................
     Section 3.04     Establishment of Custodial Accounts; Deposits in Custodial Accounts........................
     Section 3.05     Permitted Withdrawals From the Custodial Account...........................................
     Section 3.06     Establishment of Escrow Accounts; Deposits in Escrow Accounts..............................
     Section 3.07     Permitted Withdrawals From Escrow Account..................................................
     Section 3.08     Transfer of Accounts.......................................................................
     Section 3.09     Payment of Taxes, Insurance and Other Charges; Maintenance of PMI Policies;
              Collections Thereunder.............................................................................
     Section 3.10     Maintenance of Hazard Insurance............................................................
     Section 3.11     [Reserved].................................................................................
     Section 3.12     Fidelity Bond; Errors and Omissions Insurance..............................................
     Section 3.13     Title, Management and Disposition of REO Property..........................................
     Section 3.14     Notification of Adjustments................................................................
     Section 3.15     Notification of Maturity Date..............................................................
     Section 3.16     Assumption Agreements......................................................................
     Section 3.17     Satisfaction of Mortgages and Release of Collateral Files..................................
     Section 3.18     Servicing Compensation.....................................................................
     Section 3.19     Restoration of Mortgaged Property..........................................................
     Section 3.20     Compliance with Gramm-Leach-Bliley Act of 1999.............................................

ARTICLE IV. PROVISIONS OF PAYMENTS AND REPORTS TO PURCHASER

     Section 4.01     Distributions..............................................................................
     Section 4.02     Periodic Reports to the Purchaser..........................................................
     Section 4.03     Monthly Advances by Countrywide............................................................
     Section 4.04     Annual Statement as to Compliance..........................................................
     Section 4.05     Annual Independent Certified Public Accountants' Servicing Report..........................
     Section 4.06     Purchaser's Access to Countrywide's Records................................................

ARTICLE V.

     Section 5.01     Indemnification by Countrywide.............................................................
     Section 5.02     Merger or Consolidation of Countrywide.....................................................
     Section 5.03     Limitation on Liability of Countrywide and Others..........................................
     Section 5.04     No Transfer of Servicing...................................................................
     Section 5.05     Subservicing...............................................................................

ARTICLE VI. TERMINATION OF COUNTRYWIDE AS SERVICER

     Section 6.01     Termination Due to an Event of Default.....................................................
     Section 6.02     Termination by Other Means.................................................................

ARTICLE VII. MISCELLANEOUS

     Section 7.01     Notices....................................................................................
     Section 7.02     Exhibits...................................................................................
     Section 7.03     General Interpretive Principles............................................................
     Section 7.04     Reproduction of Documents..................................................................
     Section 7.05     Further Agreements.........................................................................
     Section 7.06     Assignment of Mortgage Loans by the Purchaser; Pass-Through Transfers......................
     Section 7.07     Conflicts between Transaction Documents....................................................
     Section 7.08     Governing Law..............................................................................
     Section 7.09     Severability Clause........................................................................
     Section 7.10     Successors and Assigns.....................................................................
     Section 7.11     Confidentiality............................................................................
     Section 7.12     Entire Agreement...........................................................................
     Section 7.13     Counterparts...............................................................................
     Section 7.14     Waivers....................................................................................
     Section 7.15     Waiver of Trial by Jury....................................................................

                               SERVICING AGREEMENT

THIS SERVICING AGREEMENT (this "Agreement") dated as of August 30th, 2006, is by and between COUNTRYWIDE HOME LOANS INC., in its capacity as servicer ("Countrywide"), and Barclays Bank PLC, and its permitted successors and assigns, as Purchaser (the "Purchaser").

                              PRELIMINARY STATEMENT

            WHEREAS, the Purchaser and Countrywide have entered into that certain Master Mortgage Loan Purchase Agreement dated as of August 30th, 2006 between the Purchaser and Countrywide, as seller (the "Purchase Agreement"), pursuant to which the Purchaser will purchase and Countrywide will sell from time to time, certain Mortgage Loans (as hereinafter defined) identified in a Purchase Confirmation;

            WHEREAS, Countrywide is in the business of providing primary servicing of mortgage loans and owns the right to service the Mortgage Loans listed on the Mortgage Loan Schedule (as hereinafter defined);

            WHEREAS, Countrywide has agreed to service the Mortgage Loans for the Purchaser on the terms and conditions set forth herein; and

            WHEREAS, Countrywide and the Purchaser desire to prescribe the terms and conditions regarding the management, servicing, and control of such Mortgage Loans.

            NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Countrywide and the Purchaser agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

            Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supersede such term.

            Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of a similar type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

            Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

            Agency: Either Fannie Mae or Freddie Mac.

            Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

            Agreement: This Servicing Agreement, including all exhibits and supplements hereto, and all amendments hereof.

            Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

            Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California or the State of Texas are authorized or obligated by law or executive order to be closed.

            Cash Liquidation: Recovery of all cash proceeds by Countrywide with respect to the termination of any defaulted Mortgage Loan other than a Mortgage Loan which became an REO Property, including all PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds, Liquidation Proceeds, Condemnation Proceeds and other payments or recoveries whether made at one time or over a period of time which Countrywide deems to be finally recoverable, in connection with the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

            Closing Date: The date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the Trade Confirmation or Purchase Confirmation.

            Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

            Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A of the Purchase Agreement.

            Collateral File: With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

            Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

            Countrywide: Countrywide Home Loans, Inc., or any successor or assign to Countrywide under this Agreement as provided herein.

            Credit File: The file retained by Countrywide that includes the mortgage loan documents pertaining to a Mortgage Loan including copies of the Collateral Documents together with the credit documentation relating to the origination of such Mortgage Loan, which Credit File may be maintained by Countrywide on microfilm or any other comparable medium.

            Custodial Account: The account or accounts created and maintained pursuant to Section 3.04 herein, each of which shall be an Eligible Account.

            Custodial Agreement: The agreement governing the retention of the Collateral Files by the Custodian.

            Custodian: Wells Fargo Bank, N.A., its successor in interest or assign, or such other custodian that may be designated by Purchaser from time to time.

            Cut-off Date: The first day of the month in which the related Closing Date occurs or such other date as may be set forth in the related Trade Confirmation or Purchase Confirmation.

            Determination Date: The Business Day immediately preceding the related Remittance Date.

            Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

            Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending on the first day of the month of the Remittance Date.

            Eligible Account: An account or accounts (i) maintained with a depository institution the short term debt obligations of which are rated by a nationally recognized statistical rating agency in one of its two (2) highest rating categories at the time of any deposit therein, (ii) the deposits of which are insured up to the maximum permitted by the FDIC, or (iii) maintained with an institution and in a manner acceptable to an Agency.

            Escrow Account: The separate trust account or accounts created and maintained pursuant to Section 3.06 herein, each of which shall be an Eligible Account.

            Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

            Event of Default: Any one of the conditions or circumstances enumerated in Section 6.01 of this Agreement.

            FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

            FHA: The Federal Housing Administration.

            Fannie Mae: The Federal National Mortgage Association or any successor organization.

            Fannie Mae Transfer: Any sale or transfer of some or all of the Mortgage Loans to Fannie Mae.

            Fidelity Bond: A fidelity bond to be maintained by Countrywide pursuant to Section 3.12 of this Agreement.

            First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien on the related Mortgaged Property.

            Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

            Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor organization.

            Freddie Mac Transfer: Any sale or transfer of some or all of the Mortgage Loans to Freddie Mac under its Cash Purchase Program or MBS Program (Special Servicing Option).

            GNMA: The Government National Mortgage Association or any successor organization.

            Government Insurance Proceeds: With respect to each Government Mortgage Loan, payments made pursuant to a MIC or LGC.

            Government Mortgage Loan: A Mortgage Loan insured by the FHA or guaranteed by the VA.

            Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

            HUD: The Department of Housing and Urban Development or any federal agency or official thereof which may from time to time succeed to the functions thereof.

            Interest Adjustment Date: With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

            LGC: A loan guarantee certificate issued by the VA.

            LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

            Late Collections: With respect to any Mortgage Loan, all amounts received during any Due Period, whether as late payments of Monthly Payments or as Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds, proceeds of any REO Disposition or otherwise, which represent late payments or collections of Monthly Payments due but delinquent for a previous Due Period and not previously recovered.

            Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

            Liquidation Proceeds: Amounts, other than PMI Proceeds, Government Insurance Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by Countrywide in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 3.13 of this Agreement.

            LPMI Fee: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by Countrywide to pay the premium due on the PMI Policy with respect to such LPMI Loan.

            LPMI Loan: Any Mortgage Loan with respect to which Countrywide is responsible for paying the premium due on the related PMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

            MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto. MIC: A mortgage insurance certificate issued by HUD.

            Monthly Advance: The advances made or required to be made by Countrywide on any Remittance Date pursuant to this Agreement.

            Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

            Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, upon a leasehold estate of the Mortgagor, as the case may be.

            Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

            Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds (if applicable), Government Insurance Proceeds (if applicable), Other Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

            Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation.

            Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the interest rate payable to the Purchaser on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and the LPMI Fee, if applicable.

            Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans included therein and made a part of the related Purchase Confirmation, which schedule shall include, the following information with respect to each Mortgage Loan: (i) Countrywide's loan number identifying such Mortgage Loan; (ii) the Mortgage Interest Rate, less any LPMI Fee, as of the Cut-off Date; (iii) with respect to any Adjustable Rate Mortgage Loan, the Gross Margin, the Periodic Rate Cap, the Lifetime Rate Cap, the next Interest Adjustment Date and whether such Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan, (iv) with respect to a LPMI Loan, the LPMI Fee, (v) with respect to each First Lien Mortgage Loan, the LTV at origination and, with respect to each Second Lien Mortgage Loan, the Combined LTV at origination; (vi) the remaining term as of the Cut-off Date and the original term of such Mortgage Loan, (vii) whether such Mortgage Loan is a First Lien Mortgage Loan or a Second Lien Mortgage Loan (viii) any other information pertaining to such Mortgage Loan as may be reasonably requested by the Purchaser, (ix) with respect to each Option ARM Mortgage Loan, (a) the maximum negative amortization percentage, and
(b) the recast period, (x) name, address, city and ZIP Code of Mortgagor, (xi) the Stated Principal Balance, (xii) appraisal amount, (xiii) purchase amount,
(xiv) loan amount, (xv) first Monthly Payment Due Date, (xvi) credit score,
(xvii) document type, (xviii) occupancy type, (xix) payment current through date, (xx) Prepayment Penalty flag and term, and (xxi) interest-only term, if applicable. The information set forth in the Mortgage Loan Schedule relating to the Mortgage Interest Rate, Periodic Rate Cap and Lifetime Rate Cap with respect to any LPMI Loan, as applicable, is exclusive of the LPMI Fee.

            Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

            Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

            Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

            Mortgagor: The obligor on a Mortgage Note.

            Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given.

            Option ARM Mortgage Loan: An Adjustable Rate Mortgage Loan that gives the related Mortgagor three different payment options each month, which include: (i) a minimum monthly payment option, (ii) an interest-only payment option or (iii) a full principal and interest option which amortizes over 30 years or less.

            Other Insurance Proceeds: Proceeds of any title policy, hazard policy, pool policy or other insurance policy covering a Mortgage Loan, other than the PMI Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that Countrywide would follow in servicing mortgage loans held for its own account.

            Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgage backed securities transaction.

            Payment Adjustment Date: As to each Mortgage Loan, the date on which an adjustment to the Monthly Payment on a Mortgage Note becomes effective.

            Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

            Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

            PMI Policy: A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

            PMI Proceeds: Proceeds of any PMI Policy.

            Prepayment Interest Shortfall Amount: With respect to any Remittance Date and Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Principal Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan's Due Date in such calendar month, the amount of interest (at the Mortgage Loan Remittance Rate) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

            Prepayment Penalty: With respect to each Mortgage Loan, a prepayment penalty, charge, premium or fee, if any, payable upon the Principal Prepayment in full of such Mortgage Loan, as set forth in the related Mortgage Note or Mortgage.

            Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, excluding any Prepayment Penalty or premium thereon (unless the Purchase Confirmation provides otherwise), which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

            Principal Prepayment Period: As to any Remittance Date, the calendar month preceding the month of distribution.

            Purchase Confirmation: A letter agreement, substantially in the form of an exhibit to the Purchase Agreement, executed by Countrywide and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the purchase price for such Mortgage Loans, the Closing Date and the Servicing Fee Rate.

            Purchaser: The Person identified as the "Purchaser" in the preamble to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Any reference to "Purchaser" as used herein shall be deemed to include any designee of the Purchaser, so long as such designation was made in accordance with the limitations set forth in
Section 7.06 of this Agreement.

            Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, which insurer is approved in such capacity by an Agency.

            Qualified Substitute Mortgage Loan: A mortgage loan that must, on the date of such substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by Countrywide in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in the related mortgage loan purchase agreement; (v) shall be the same type of Mortgage Loan (i.e., a Convertible Mortgage Loan or a Fixed Rate Mortgage Loan).

            Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Pass-Through Transfer or an Agency Transfer pursuant to Section 7.06.

            Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Pass-Through Transfer pursuant to Section 7.06 hereof. The Reconstitution Date shall be such date which the Purchaser shall designate. On such date, the Mortgage Loans transferred shall cease to be covered by this Agreement and Countrywide's servicing responsibilities shall cease under this Agreement with respect to the related transferred Mortgage Loans.

            Relief Act: The Servicemembers' Civil Relief Act.

            REMIC: A "real estate mortgage investment conduit" as defined in
Section 860D of the Code.

            REMIC Provisions: Provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of Subchapter M of Chapter 1, Subtitle A, of the Code, and related provisions, and proposed, temporary and final Treasury Regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

            Remittance Date: The eighteenth (18th) day of any month, beginning with the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following.

            REO Disposition: The final sale by Countrywide of any REO Property or the transfer of the management of such REO Property to the Purchaser as set forth in Section 3.13 of this Agreement.

            REO Property: A Mortgaged Property acquired by Countrywide on behalf of the Purchaser as described in Section 3.13 of this Agreement.

            Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which such amounts are being held in the Custodial Account for distribution in the month of repurchase.

            Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien on the related Mortgaged Property.

            Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses incurred in the performance by Countrywide of its servicing obligations, including the cost of (i) the preservation, restoration and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the REO Property, (iv) with respect to Government Mortgage Loans, amounts advanced to the Purchaser for which Countrywide may be entitled to receive reimbursement from a government agency and (v) compliance with the obligations under this Agreement including Section 3.09 hereof.

            Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to Countrywide, which shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. Solely in the event Countrywide is terminated as servicer of the Mortgage Loans, the Servicing Fee shall be prorated (based upon the number of days of the related month Countrywide so acted as servicer relative to the total number of days in that month) for each part thereof. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by Countrywide, or as otherwise provided herein. Subject to the foregoing, and with respect to each Mortgage Loan, Countrywide shall be entitled to receive its Servicing Fee through the disposition of any related REO Property and the Servicing Fee payable with respect to any REO Property shall be based on the Stated Principal Balance of the related Mortgage Loan at the time of foreclosure.

            Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the applicable Trade Confirmation or Purchase Confirmation.

            Servicing LP: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors and assigns, in its capacity as servicer hereunder.

            Servicing Officer: Any officer of Countrywide involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by Countrywide to Purchaser upon request, as such list may from time to time be amended.

            Stated Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

            Trade Confirmation: A letter agreement substantially in the form of an exhibit attached to the Purchase Agreement executed by Countrywide and the Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of a Mortgage Loan Package.

            Transaction Documents: With respect to any Mortgage Loan, the related Trade Confirmation, the related Purchase Confirmation, this Agreement and the Purchase Agreement.

            Updated LTV: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the date of determination divided by the value of the related Mortgaged Property as determined by a recent appraisal of the Mortgaged Property.

            VA: The Department of Veterans Affairs.

            Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan format.


                                   ARTICLE II.
                          REPRESENTATIONS AND WARRANTIES

            Section 2.01 Representations and Warranties Respecting Countrywide.

            Countrywide represents, warrants and covenants to the Purchaser that, as of each Closing Date:

            (a) Organization and Standing. Countrywide is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement;

            (b) Due Authority. Countrywide has the full power and authority to
(i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to service each Mortgage Loan. This Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of Countrywide, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by Countrywide to make this Agreement valid and binding upon Countrywide in accordance with its terms;

            (c) No Conflict. Neither the servicing of the Mortgage Loans for the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Countrywide's organizational documents or result in a material breach of any legal restriction or any material agreement or instrument to which Countrywide is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Countrywide or its property is subject;

            (d) Approved Servicer. Countrywide is an approved servicer for each Agency in good standing. No event has occurred, including a change in insurance coverage, which would make Countrywide unable to comply with Fannie Mae, Freddie Mac eligibility requirements;

            (e) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to Countrywide's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Countrywide would materially and adversely affect the servicing of the Mortgage Loans to the Purchaser or Countrywide's ability to perform its obligations under this Agreement;

            (f) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Countrywide, of or compliance by Countrywide with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date; and

            (g) Reasonable Servicing Fee. Countrywide acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by Countrywide, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

                                  ARTICLE III.
                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

            Section 3.01 Countrywide to Act as Servicer.

            Countrywide shall service and administer Mortgage Loans sold pursuant to this Agreement in accordance with the terms of this Agreement and shall have full power and authority, acting alone, to do or cause to be done any and all things, in connection with such servicing and administration, that Countrywide may deem necessary or desirable and consistent with the terms of this Agreement. In servicing and administering the Mortgage Loans, Countrywide shall employ procedures in accordance with the customary and usual standards of practice of prudent mortgage servicers. Notwithstanding anything to the contrary contained herein, in servicing and administering Government Mortgage Loans, Countrywide shall not take, or fail to take, any action that would result in the denial of coverage under any LGC or MIC, as applicable. Without limiting the generality of the foregoing, with respect to any Government Mortgage Loan, Countrywide shall be permitted to deviate from the servicing practices set forth herein if such deviation would be consistent with the servicing practices employed in connection with any similar mortgage loan constituting a part of a GNMA mortgage-backed security.

            In accordance with the terms of the related mortgage loan purchase agreement, Countrywide may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in Countrywide's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser; provided, however, that Countrywide shall not permit any modification with respect to any Mortgage Loan that would decrease the Mortgage Interest Rate (other than by adjustments required by the terms of the Mortgage Note), result in the denial of coverage under a PMI Policy, LGC or MIC, reduce the outstanding principal amount (except for actual payments of principal) forgive the payment of principal or interest, or extend the final maturity date on such Mortgage Loan without the Purchaser's consent. Countrywide may permit forbearance or allow for suspension of Monthly Payments for up to one hundred and eighty (180) days if the Mortgagor is in default or Countrywide determines in its reasonable discretion, that default is imminent and if Countrywide determines that granting such forbearance or suspension is in the best interest of the Purchaser. If any modification, forbearance or suspension permitted hereunder allows the deferral of interest or principal payments on any Mortgage Loan, Countrywide shall include in each remittance for any month in which any such principal or interest payment has been deferred (without giving effect to such modification, forbearance or suspension) an amount equal to such month's principal and one (1) month's interest at the Mortgage Loan Remittance Rate on the then unpaid principal balance of the Mortgage Loan and shall be entitled to reimbursement for such advances only to the same extent as for Monthly Advances made pursuant to Section 4.03 of this Agreement. Without limiting the generality of the foregoing, Countrywide shall continue, and is hereby authorized and empowered to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Property. If reasonably required by Countrywide, the Purchaser shall furnish Countrywide with any powers of attorney and other documents necessary or appropriate to enable Countrywide to carry out its servicing and administrative duties under this Agreement.

            If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, Countrywide shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action, that under the REMIC Provisions, if taken or not taken, as the case may be, could (i) materially and adversely affect the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860D of the Code) unless Countrywide has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not materially and adversely affect such REMIC status or result in the imposition of any tax on the REMIC.

            Section 3.02 Collection of Mortgage Loan Payments.

            Countrywide shall make reasonable efforts, in accordance with the customary and usual standards of practice of prudent mortgage servicers, to collect all payments due under each Mortgage Loan to the extent such procedures shall be consistent with this Agreement, the terms and provisions of any related PMI Policy, MIC or LGC, and applicable law. Countrywide shall take special care in ascertaining and estimating Escrow Payments in accordance with Accepted Servicing Practices.

            Section 3.03 Realization Upon Defaulted Mortgage Loans.

            (a) Foreclosure. Countrywide shall use reasonable efforts to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments. Countrywide shall use reasonable efforts to realize upon defaulted Mortgage Loans, in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, Countrywide shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by Countrywide through PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property. Countrywide shall notify the Purchaser in writing of the commencement of foreclosure proceedings. Such notice may be contained in the reports prepared by Countrywide and delivered to the Purchaser pursuant to the terms and conditions of this Agreement. Countrywide shall be responsible for all costs and expenses incurred by it in any foreclosure proceedings; provided, however, that it shall be entitled to reimbursement thereof from proceeds from the related Mortgaged Property.

            Section 3.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

            Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Custodial Accounts, in the form of time deposit or demand accounts and shall be titled "[Countrywide] in trust for Barclays Bank PLC as Purchaser of Mortgage Loans and various Mortgagors." Countrywide shall provide the Purchaser with written evidence of the creation of such Custodial Account(s) within thirty (30) days of the Initial Closing Date.

            Countrywide shall deposit in the Custodial Account within two (2) Business Days following receipt thereof, and retain therein, the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

            (a) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

            (b) all payments on account of interest on the Mortgage Loans, adjusted to the Mortgage Loan Remittance Rate;

            (c) all proceeds from a Cash Liquidation;

            (d) all PMI Proceeds, Government Insurance Proceeds and Other Insurance Proceeds, including amounts required to be deposited pursuant to Sections 3.08 and 3.10 of this Agreement, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Countrywide's normal servicing procedures, the loan documents or applicable law;

            (e) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Countrywide's normal servicing procedures, the loan documents or applicable law;

            (f) all Monthly Advances;

            (g) all proceeds of any Mortgage Loan repurchased in accordance with
Section 3.03 or 3.04 of the Purchase Agreement, and any amount required to be deposited by Countrywide in connection with any shortfall in principal amount of the Qualified Substitute Mortgage Loans and the repurchased Mortgage Loans as required pursuant to Section 3.03 of the Purchase Agreement;

            (h) any amounts required to be deposited by Countrywide pursuant to
Section 3.10 of this Agreement in connection with the deductible clause in any blanket hazard insurance policy (such deposit shall be made from Countrywide's own funds, without reimbursement therefor);

            (i) the Prepayment Interest Shortfall Amount, if any, for the month of distribution (such deposit shall be made from Countrywide's own funds, without reimbursement therefor up to a maximum amount per month equal to the lesser of one half of (a) one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loans, or (b) the aggregate Servicing Fee actually received for such month for the Mortgage Loans); and

            (j) any amounts required to be deposited by Countrywide in connection with any REO Property pursuant to Section 3.13 of this Agreement.

            The foregoing requirements for deposit in the Custodial Account are exclusive. The Purchaser understands and agrees that, without limiting the generality of the foregoing, payments in the nature of late payment charges, Prepayment Penalties and assumption fees (to the extent permitted by Section
3.16 of this Agreement) need not be deposited by Countrywide in the Custodial Account. Any interest paid by the depository institution on funds deposited in the Custodial Account shall accrue to the benefit of Countrywide and Countrywide shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 3.05(d) of this Agreement.

            Section 3.05 Permitted Withdrawals From the Custodial Account.

            Countrywide may, from time to time, withdraw funds from the Custodial Account for the following purposes:

            (a) to make payments to the Purchaser in the amounts and in the manner provided for in Sections 4.01 and 4.03 of this Agreement;

            (b) to reimburse itself for Monthly Advances (Countrywide's reimbursement for Monthly Advances shall be limited to amounts received on the related Mortgage Loan (or to amounts received on the Mortgage Loans as a whole if the Monthly Advance is made due to a shortfall in a Monthly Payment made by a Mortgagor entitled to relief under the Relief Act) which represent Late Collections, net of the related Servicing Fee and LPMI Fee, if applicable. Countrywide's right to reimbursement hereunder shall be prior to the rights of the Purchaser, except that, where Countrywide is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 3.04 of the Purchase Agreement, Countrywide's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loans. Notwithstanding the foregoing, Countrywide may reimburse itself for Monthly Advances from any funds in the Custodial Account if it has determined that such funds are nonrecoverable advances or if all funds, with respect to the related Mortgage Loan, have previously been remitted to the Purchaser);

            (c) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees (Countrywide's reimbursement for Servicing Advances and/or Servicing Fees hereunder with respect to any Mortgage Loan shall be limited to proceeds from Cash Liquidation, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds, Government Insurance Proceeds and Other Insurance Proceeds; provided, however, that Countrywide may reimburse itself for Servicing Advances and Servicing Fees from any funds in the Custodial Account if all funds, with respect to the related Mortgage Loan, have previously been remitted to the Purchaser. Notwithstanding the foregoing, with respect to each Government Mortgage Loan, Countrywide shall not be entitled to reimbursement of any Servicing Advances that constitute losses and expenses for which an issuer of GNMA securities would be responsible, pursuant to Chapter 4 of the GNMA Handbook 5500.2, if such Government Mortgage Loan had been included in a GNMA security);

            (d) to pay to itself as servicing compensation (i) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (ii) the Servicing Fee and the LPMI Fee, if applicable, from that portion of any payment or recovery of interest on a particular Mortgage Loan;

            (e) to pay to itself, with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 or 3.04 of the Purchase Agreement, all amounts received but not distributed as of the date on which the related Repurchase Price is determined;

            (f) to reimburse itself for any amounts deposited in the Custodial Account in error; and

            (g) to clear and terminate the Custodial Account upon the termination of this Agreement.

            Section 3.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

            Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Escrow Accounts in the form of time deposit or demand accounts, which accounts shall be Eligible Accounts. Countrywide shall provide the Purchaser with written evidence of the creation of such Escrow Account(s) within thirty (30) days of the Initial Closing Date.

            Countrywide shall deposit in the Escrow Account(s) within two (2) Business Days following receipt thereof, and retain therein, (a) all Escrow Payments collected on account of the Mortgage Loans, and (b) all Other Insurance Proceeds that are to be applied to the restoration or repair of any Mortgaged Property. Countrywide shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes in accordance with Section 3.07 of this Agreement. Countrywide shall be entitled to retain any interest paid by the depository institution on funds deposited in the Escrow Account except interest on escrowed funds required by law to be paid to the Mortgagor or the related Mortgage. Countrywide shall pay Mortgagor interest on the escrowed funds at the rate required by law notwithstanding that the Escrow Account is non-interest bearing or the interest paid by the depository institution thereon is insufficient to pay the Mortgagor interest at the rate required by law.

            Section 3.07 Permitted Withdrawals From Escrow Account.

            Countrywide may, from time to time, withdraw funds from the Escrow Account(s) for the following purposes: (a) to effect timely payments of the following items, if applicable, ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, PMI Policy premiums, if applicable, and comparable items constituting Escrow Payments for the related Mortgage; (b) to reimburse Countrywide for any Servicing Advance made by Countrywide with respect to a related Mortgage Loan; provided, however, that such reimbursement shall only be made from amounts received on the related Mortgage Loan that represent late payments or collections of Escrow Payments thereunder; (c) to refund to the Mortgagor any funds as may be determined to be overages; (d) for transfer to the Custodial Account in accordance with the terms of this Agreement; (e) for application to restoration or repair of the Mortgaged Property; (f) to pay to Countrywide, or to the Mortgagors to the extent required by law, any interest paid on the funds deposited in the Escrow Account; (g) to reimburse itself for any amounts deposited in the Escrow Account in error; or
(h) to clear and terminate the Escrow Account on the termination of this Agreement.

            Section 3.08 Transfer of Accounts.

            Countrywide may transfer the Custodial Account or the Escrow Account to a different depository institution from time to time provided that such Custodial Account and Escrow Account shall at all times be Eligible Accounts.

            Section 3.09 Payment of Taxes, Insurance and Other Charges; Maintenance of PMI Policies; Collections Thereunder.

            With respect to each Mortgage Loan, Countrywide shall maintain accurate records reflecting the status of (a) ground rents, taxes, assessments, water rates and other charges that are or may become a lien upon the Mortgaged Property; (b) primary mortgage insurance premiums; (c) with respect to Mortgage Loans insured by the FHA, mortgage insurance premiums, and (d) fire and hazard insurance premiums. Countrywide shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums, and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable using Escrow Payments which shall have been estimated and accumulated by Countrywide in amounts sufficient for such purposes. To the extent that the Mortgage does not provide for Escrow Payments, Countrywide shall determine that any such payments are made by the Mortgagor at the time they first become due. Countrywide assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills, irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and shall make advances from its own funds to effect such payments.

            Countrywide will maintain in full force and effect, a PMI Policy conforming in all respects to the description set forth in Section 3.02(v) of the Purchase Agreement, issued by an insurer described in that Section, with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the LTV or the Updated LTV of the related Mortgage Loan is reduced to 80% or less in the case of a Mortgage Loan having a LTV at origination in excess of 80%. or Countrywide, as applicable, will not cancel or refuse to renew any PMI Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement PMI Policy is obtained from and maintained with an insurer that is approved by an Agency. Countrywide shall not take any action that would result in non-coverage under any applicable PMI Policy of any loss that, but for the actions of Countrywide would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 3.16 herein, Countrywide shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions that may be required by such insurer as a condition to the continuation of coverage under the PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, Countrywide shall obtain a replacement PMI Policy as provided above.

            Unless otherwise provided in the related Purchase Confirmation, no Mortgage Loan has in effect as of the Closing Date any mortgage pool insurance policy or other credit enhancement, except for any PMI Policy, MIC or LGC and the insurance or guarantee relating thereto, as applicable (excluding such exception, the "Credit Enhancement"), and Countrywide shall not be required to take into consideration the existence of any such Credit Enhancement for the purposes of performing its servicing obligations hereunder. If the Purchaser shall at any time after the related Closing Date notify Countrywide in writing of its desire to obtain any such Credit Enhancement, the Purchaser and Countrywide shall thereafter negotiate in good faith for the procurement and servicing of such Credit Enhancement.

            Section 3.10 Maintenance of Hazard Insurance.

            Countrywide shall cause to be maintained, for each Mortgage Loan, fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount that is equal to the lesser of (a) the maximum insurable value of the improvements securing such Mortgage Loan or (b) the greater of (i) the unpaid principal balance of the Mortgage Loan, and (ii) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards and such flood insurance has been made available, Countrywide shall cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the National Flood Insurance Administration program (or any successor thereto) with a generally acceptable insurance carrier and with coverage in an amount not less than the lesser of (x) the unpaid principal balance of the Mortgage Loan; (y) the maximum insurable value of the improvements securing such Mortgage Loan; or
(z) the maximum amount of insurance which is available under the National Flood Insurance Reform Act of 1994. Countrywide shall also maintain on REO Property,
(1) fire and hazard insurance with extended coverage in an amount that is not less than the maximum insurable value of the improvements that are a part of such property; (2) liability insurance; and (3) to the extent required and available under the National Flood Insurance Reform Act of 1994, flood insurance in an amount as provided above. Countrywide shall deposit in the Custodial Account all amounts collected under any such policies except (A) amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property and (B) amounts to be released to the Mortgagor in accordance with Countrywide's normal servicing procedures. The Purchaser understands and agrees that no earthquake or other additional insurance on property acquired in respect of the Mortgage Loan shall be maintained by Countrywide or Mortgagor. All such policies shall be endorsed with standard mortgagee clauses with loss payable to Countrywide and shall provide for at least thirty (30) days prior written notice to Countrywide of any cancellation, reduction in the amount of coverage or material change in coverage. Countrywide shall not interfere with the Mortgagor's freedom of choice in selecting either the insurance carrier or agent; provided, however, that Countrywide shall only accept insurance policies from insurance companies acceptable to an Agency and licensed to do business in the state wherein the property subject to the policy is located.

            Section 3.11 [Reserved].

            Section 3.12 Fidelity Bond; Errors and Omissions Insurance.

            Countrywide shall cause to be maintained a blanket Fidelity Bond and an errors and omissions insurance policy with responsible companies, with broad coverage of all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan who handle funds, money, documents or papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure Countrywide against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of its officers, employees and agents. Such Fidelity Bond shall also protect and insure Countrywide against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 3.12 shall diminish or relieve Countrywide from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and errors and omissions insurance policy shall be at least equal to the corresponding amounts required by an Agency for an approved seller/servicer. Upon the request of the Purchaser, Countrywide shall provide to the Purchaser a certificate of insurance which certifies coverage of such Fidelity Bond and errors and omissions insurance policy under this Section 3.12. .

            Section 3.13 Title, Management and Disposition of REO Property.

            (a) Title. In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of Countrywide for the benefit of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person(s) as shall be consistent with an Opinion of Counsel obtained by Countrywide from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person(s) holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

            (b) Management. Countrywide shall either itself or through an agent selected by Countrywide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account. Countrywide shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter or more frequently as required by the circumstances. Countrywide shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Credit File and copies thereof shall be forwarded by Countrywide to the Purchaser within five (5) days of the Purchaser's request therefor. Countrywide shall attempt to sell the REO Property (and may temporarily rent the same for a period not greater than one year except as otherwise provided below) on such terms and conditions as Countrywide deems to be in the best interest of the Purchaser. Countrywide shall deposit, or cause to be deposited, within two
(2) Business Days of following receipt receipt thereof, in the Custodial Account all revenues received with respect to each REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of each REO Property, including the cost of maintaining any hazard insurance pursuant to Section 3.10 hereof and the fees of any managing agent acting on behalf of Countrywide. Notwithstanding anything contained in this Agreement to the contrary, upon written notice to Countrywide, the Purchaser may elect to assume the management and control of any REO Property; provided, however, that prior to giving effect to such election, the Purchaser shall reimburse Countrywide for all previously unreimbursed or unpaid Monthly Advances, Servicing Advances and Servicing Fees related to such REO Property.

            If a REMIC election is or is to be made with respect to the arrangement under which the Mortgage Loans and any REO Property are held, Countrywide shall manage, conserve, protect and operate each REO Property in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by such REMIC of any "income from non permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code.

            (c) Disposition. Subject to the following paragraph, Countrywide shall use best efforts to dispose of each REO Property as soon as possible and shall sell each REO Property no later than one (1) year after title to such REO Property has been obtained, unless Countrywide determines, and gives an appropriate notice to the Purchaser, that a longer period is necessary for the orderly disposition of any REO Property. If a period longer than one (1) year is necessary to sell any REO Property, Countrywide shall, if requested by the Purchaser, report monthly to the Purchaser as to the progress being made in selling such REO Property. Countrywide shall also maintain, on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in Section3.10 hereof.

            Each REO Disposition shall be carried out by Countrywide at such price and upon such terms and conditions as Countrywide deems to be in a manner that maximizes the net present value of the recovery to the Purchaser. If, as of the date title to any REO Property was acquired by Countrywide there were outstanding unreimbursed Servicing Advances, Monthly Advances or Servicing Fees with respect to the REO Property or the related Mortgage Loan, Countrywide upon an REO Disposition of such REO Property, shall be entitled to reimbursement for any related unreimbursed Servicing Advances, Monthly Advances and Servicing Fees from proceeds received in connection with such REO Disposition. The proceeds from the REO Disposition, net of any payment to Countrywide as provided above, shall be promptly deposited in the Custodial Account and distributed to the Purchaser in accordance with Section 4.01 of this Agreement.

            Section 3.14 Notification of Adjustments.

            With respect to each Adjustable Rate Mortgage Loan, Countrywide shall adjust the Mortgage Interest Rate on the related Interest Adjustment Date and shall adjust the Monthly Payment on the related Payment Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index is selected for determining the Mortgage Interest Rate because the original index is no longer available, the same index will be used with respect to each Mortgage Note which requires a new index to be selected, provided that such selection does not conflict with the terms of the related Mortgage Note. Countrywide shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Countrywide shall promptly, upon written request therefor, deliver to the Purchaser such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by Countrywide or the Purchaser that Countrywide has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, Countrywide shall immediately deposit in the Custodial Account, from its own funds, the amount of any interest loss caused the Purchaser thereby without reimbursement therefor.

            Section 3.15 Notification of Maturity Date.

            With respect to each Balloon Mortgage Loan, Countrywide shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date and final balloon payment.

            Section 3.16 Assumption Agreements.

            Countrywide shall, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that Countrywide shall not exercise any such right if prohibited from doing so by law or the terms of the Mortgage Note or if the exercise of such right would impair or threaten to impair any recovery under the related PMI Policy, if any. If Countrywide reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, Countrywide shall enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 3.16, the Purchaser authorizes Countrywide, with the prior written consent of the primary mortgage insurer, if any, to enter into a substitution of liability agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

            In connection with any such assumption or substitution of liability, Countrywide shall follow the underwriting practices and procedures employed by Countrywide for mortgage loans originated by Countrywide for its own account in effect at the time such assumption or substitution is made. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan and the outstanding principal amount of the Mortgage Loan shall not be changed. Countrywide shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser or its designee the original of any such substitution of liability or assumption agreement, which document shall be added to the related Collateral File and shall, for all purposes, be considered a part of such Collateral File to the same extent as all other documents and instruments constituting a part thereof.

            Notwithstanding anything to the contrary contained herein, Countrywide shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption that Countrywide may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.16, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

            Section 3.17 Satisfaction of Mortgages and Release of Collateral Files.

            Upon the payment in full of any Mortgage Loan, or the receipt by Countrywide of a notification that payment in full will be escrowed in a manner customary for such purposes, Countrywide shall immediately notify the Purchaser after the Monthly Remittance Advice (as defined in Section 4.02) has been provided in accordance with Section 4.02 and Countrywide may request the release of any Mortgage Loan documents from the Purchaser in accordance with Section
3.17 hereof. Such notice shall include a statement to the effect that all amounts received or to be received in connection with such payment, which are required to be deposited in the Custodial Account pursuant to Section 3.04 of this Agreement, have been or will be so deposited and shall request delivery to it of the portion of the Collateral File held by the Purchaser. Upon receipt of such notice and request, the Purchaser shall within five (5) Business Days release or cause to be released to Countrywide the related Collateral Documents and Countrywide shall prepare and process any satisfaction or release. In the event that the Purchaser fails to release or cause to be released to Countrywide the related Collateral Documents within five (5) Business Days of Countrywide's request therefor, the Purchaser shall be liable to Countrywide for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by Countrywide resulting from such failure. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

            With respect to a Mortgage Loan paid in full as set forth in the above paragraph, if the Mortgage has been recorded in the name of MERS or its designee, Countrywide shall take all necessary action to effect the release of the Mortgage Loan on the records of MERS.

            In the event Countrywide satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, Countrywide, upon written demand of the Purchaser, shall promptly remit to the Purchaser the then unpaid principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. Countrywide shall maintain the Fidelity Bond and errors and omissions insurance policy as provided for in Section 3.12 insuring Countrywide against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

            From time to time and as appropriate for the service or foreclosure of a Mortgage Loan, including for the purpose of collection under any PMI Policy, the Purchaser shall, within five (5) Business Days of Countrywide's request and delivery to the Purchaser, or the Purchaser's designee, of a servicing receipt signed by a Servicing Officer, release or cause to be released to Countrywide the portion of the Collateral File held by the Purchaser or its designee. Pursuant to the servicing receipt, Countrywide shall be obligated to return to the Purchaser the related Collateral File when Countrywide no longer needs such file, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Collateral File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially. In the event that the Purchaser fails to release or cause to be released to Countrywide the portion of the Collateral File held by the Purchaser or its designee within five (5) Business Days of Countrywide's request therefor, the Purchaser shall be liable to Countrywide for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by Countrywide resulting from such failure. Upon receipt of notice from Countrywide stating that such Mortgage Loan was liquidated, the Purchaser shall release Countrywide from its obligations under the related servicing receipt.

            Section 3.18 Servicing Compensation.

            As compensation for its services hereunder, Countrywide shall be entitled to withdraw from the Custodial Account, or to retain from interest payments on the Mortgage Loans, the amounts provided for as Servicing Fees. Additional servicing compensation in the form of assumption fees (as provided in Section 3.16 of this Agreement), late payment charges, prepayment penalties or otherwise shall be retained by Countrywide e to the extent not required to be deposited in the Custodial Account. Countrywide shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided herein.

            Section 3.19 Restoration of Mortgaged Property

            Countrywide need not obtain the approval of the Purchaser prior to releasing any Other Insurance Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices and the terms of this Agreement. At a minimum, Countrywide shall comply with the following conditions in connection with any such release of Other Insurance Proceeds.

            (a) Countrywide shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

            (b) Countrywide shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics'and materialmen's liens; and

            (c) Pending repairs and restoration, Countrywide shall place Other Insurance Proceeds in the Escrow Account.

            If the Purchaser is named as an additional loss payee, Countrywide is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

            Section 3.20 Compliance with Gramm-Leach-Bliley Act of 1999.

            With respect to each Mortgage Loan, Countrywide and the Purchaser shall comply with Title V of the Gramm-Leach-Bliley Act of 1999, as amended and as applicable, and all applicable regulations promulgated thereunder, and shall provide all notices required thereunder.

                                   ARTICLE IV.
                 PROVISIONS OF PAYMENTS AND REPORTS TO PURCHASER

            Section 4.01 Distributions.

            On each Remittance Date, Countrywide shall distribute to the Purchaser (a) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 3.05 hereof; plus (b) all Monthly Advances, if any, that Countrywide is obligated to distribute pursuant to Section 4.03 of this Agreement; minus (c) any amounts attributable to Principal Prepayments received after the related Principal Prepayment Period; minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date. It is understood that, by operation of Section 3.04 hereof, the remittance on the first Remittance Date is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate, collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in (b), (c) and (d) above.

            Section 4.02 Periodic Reports to the Purchaser.

            (a) Monthly Reports. Not later than each Remittance Date, Countrywide shall furnish to the Purchaser via an electronic medium mutually acceptable to the parties, a monthly report in a form reasonably acceptable to the parties ("a Monthly Remittance Advice"), which report shall include with respect to each Mortgage Loan the following loan-level information: (i) the scheduled balance as of the last day of the related Due Period, (ii) all Principal Prepayments applied to the Mortgagor's account during the related Principal Prepayment Period, and (iii) the delinquency and bankruptcy status of the Mortgage Loan, if applicable.

            (b) Miscellaneous Reports. Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, Countrywide shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property, which report may be included with any other reports prepared by Countrywide and delivered to the Purchaser pursuant to the terms and conditions of this Agreement. With respect to any REO Property, and upon the request of the Purchaser, Countrywide shall furnish to the Purchaser a statement describing Countrywide's efforts during the previous month in connection with the sale of such REO Property, including any rental of such REO Property incidental to the sale thereof and an operating statement. Following the foreclosure sale or abandonment of any Mortgaged Property, Countrywide shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code or any successor provision thereof. Countrywide shall also provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time. The Purchaser agrees to pay for all reasonable out-of-pocket expenses incurred by Countrywide in connection with complying with any request made by the Purchaser hereunder if such information is not customarily provided by Countrywide in the ordinary course of servicing mortgage loans similar to the Mortgage Loans.

            Section 4.03 Monthly Advances by Countrywide.

            Not later than the close of business on the Determination Date preceding each Remittance Date, Countrywide shall deposit in the Custodial Account an amount equal to all payments not previously advanced by Countrywide, whether or not deferred pursuant to Section 4.01 of this Agreement, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent as of the close of business on the Business Day prior to the related Determination Date. Notwithstanding anything to the contrary herein, Countrywide may use amounts on deposit in the Custodial Account for future distribution to the Purchaser to satisfy its obligation, if any, to deposit delinquent amounts pursuant to the preceding sentence. To the extent Countrywide uses any funds being held for future distribution to the Purchaser to satisfy its obligations under this Section 4.03 hereof, Countrywide shall deposit in the Custodial Account an amount equal to such used funds no later than the Determination Date prior to the following Remittance Date to the extent that funds in the Custodial Account on such Remittance Date are less than the amounts to be remitted to the Purchaser pursuant to Section 4.01 of this Agreement.

            Countrywide's obligation to make such advances as to any Mortgage Loan will continue through the earliest of: (a) the last Monthly Payment due prior to the payment in full of the Mortgage Loan; (b) the Remittance Date prior to the Remittance Date for the distribution of any Liquidation Proceeds, Other Insurance Proceeds or Condemnation Proceeds which, in the case of Other Insurance Proceeds and Condemnation Proceeds, satisfy in full the indebtedness of such Mortgage Loan; or (c) the Remittance Date prior to the date the Mortgage Loan is converted to REO Property; provided, however, with respect to any Government Mortgage Loan that is converted to REO Property, Countrywide's obligation to make such advances will continue in accordance with the applicable governmental agency's guidelines. In no event shall Countrywide be obligated to make an advance under this Section 4.03 of this Agreement if at the time of such advance it reasonably determines that such advance will be unrecoverable.

            Section 4.04 Annual Statement as to Compliance.

            Countrywide shall deliver to the Purchaser on or before March 5th of each calendar year, beginning in the year following the Closing Date, signed by a senior officer of Countrywide stating that (a) a review of the activities of Countrywide during the preceding fiscal year and of performance under this Agreement have been made under such officer's supervision, (b) based on such review, Countrywide has fulfilled all of its obligations under this Agreement throughout such fiscal year, or, if there has been a default in the fulfillment of any obligation, specifying each such default known to such officer and the nature and status thereof and the actions being taken by Countrywide to cure such default, and (iii) all reports and information provided to Purchaser by Countrywide, pursuant to Countrywide's reporting requirements under the Agreement, are accurate and complete in all material respects. Copies of such statement may be provided by Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans.

            Section 4.05 Annual Independent Certified Public Accountants' Servicing Report.

            Countrywide shall, on or before March 5th of each year, beginning in the year following the Closing Date, cause, at its sole cost and expense, a firm of independent public accountants, which is a member of the American Institute of Certified Public Accountants, to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records and performed certain other procedures relating to the servicing of the Mortgage Loans during the immediately preceding fiscal year of Countrywide and that such firm is of the opinion that, on the basis of such examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance therewith, except for such exceptions as shall be set forth in such statement.

            Section 4.06 Purchaser's Access to Countrywide's Records.

            The Purchaser shall have access upon reasonable notice to Countrywide, during regular business hours or at such other times as might be reasonable under applicable circumstances, to any and all of the books and records of Countrywide that relate to the performance or observance by Countrywide of the terms, covenants or conditions of this Agreement. Further, Countrywide hereby authorizes the Purchaser, in connection with a sale of the Mortgage Loans, to make available to prospective purchasers a Consolidated Statement of Operations of Countrywide, or its parent company, prepared by or at the request of Countrywide for the most recently completed three (3) fiscal years for which such a statement is available as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. Se also agrees to make available to any prospective purchaser, upon reasonable notice and during normal business hours, a knowledgeable financial or accounting officer for the purpose of answering questions respecting Countrywide's ability to perform under this Agreement. The Purchaser agrees to reimburse Countrywide for any out-of-pocket costs incurred by Countrywide in connection with its obligations under this
Section 4.06.

                                   ARTICLE V.
                            COVENANTS BY COUNTRYWIDE

            Section 5.01 Indemnification by Countrywide.

            Countrywide shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary attorneys' fees and expenses and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to (a) a material breach of any of the representations or warranties made by Countrywide in Section 2.01 of this Agreement, or (b) the failure of Countrywide to perform its obligations hereunder including its obligations to service and administer the Mortgage Loans in compliance with the terms of this Agreement. Notwithstanding the foregoing, the Purchaser shall indemnify Countrywide and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Countrywide may sustain in any way related to (a) actions or inactions of Countrywide which were taken or omitted upon the instruction or direction of the Purchaser, (b) the failure of the Purchaser to perform its obligations hereunder, including subsections (i) and (ii) in Section 5.03 of this Agreement, or (c) failure of the Purchaser to comply with Section 3.20 of this Agreement.

            The indemnification rights set forth in this Section 5.01 shall survive the termination of this Agreement or the resignation or removal of Countrywide for any reason.

            Section 5.02 Merger or Consolidation of Countrywide.

            Countrywide shall keep in full effect its existence, rights and franchises as a corporation under the laws of the United States or under the laws of one of the states thereof, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans, and to perform its duties under this Agreement.

            Notwithstanding anything to the contrary contained herein, any Person into which Countrywide may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Countrywide shall be a party, or any Person succeeding to the business of Countrywide, shall be the successor of Countrywide hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business is the servicing of mortgage loans, unless otherwise consented to by the Purchaser, which consent shall not be unreasonably withheld, and shall be qualified to service mortgage loans on behalf of an Agency.

            Section 5.03 Limitation on Liability of Countrywide and Others.

            Neither Countrywide nor any of the officers, employees or agents of Countrywide shall be under any liability to the Purchaser for any action taken, or for refraining from taking any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect Countrywide or any such person against any breach of warranties or representations made herein, or the failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. Countrywide and any officer, employee or agent of Countrywide may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Notwithstanding anything to the contrary contained in this Agreement, unless one or more Event(s) of Default by Countrywide shall occur and shall not have been remedied within the time limits set forth in Section 6.01(a) of this Agreement, the Purchaser shall not record or cause to be recorded an Assignment of Mortgage with the recording office. To the extent the Purchaser records with the recording office as permitted herein an Assignment of Mortgage which designates the Purchaser as the holder of record of the Mortgage, the Purchaser agrees that it shall (i) provide Countrywide with immediate notice of any action with respect to the Mortgage or the related Mortgaged Property and ensure that the proper department or person at Countrywide receives such notice; and (ii) immediately complete, sign and return to Countrywide any document reasonably requested by Countrywide to comply with its servicing obligations, including without limitation, any instrument required to release the Mortgage upon payment in full of the obligation or take any other action reasonably required by Countrywide. The Purchaser further agrees that Countrywide shall have no liability for the Purchaser's failure to comply with the subsections (i) or (ii) in the foregoing sentence. Countrywide shall have no liability to the Purchaser and shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that Countrywide may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable to protect the Purchaser's interests in the Mortgage Loans. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and Countrywide shall be entitled to be reimbursed therefor from the Purchaser upon written demand except when such expenses, costs and liabilities are subject to Countrywide's indemnification under Section 5.01 of this Agreement.

            Section 5.04 No Transfer of Servicing.

            Countrywide acknowledges that the Purchaser acts in reliance upon Countrywide's independent status, the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, Countrywide shall not assign this Agreement or the servicing rights hereunder, without the prior written approval of the Purchaser, which consent may not be unreasonably withheld; provided, however, that nothing in this Agreement shall limit the right of Countrywide to assign the servicing rights hereunder to Servicing LP. In the event Countrywide assigns the servicing rights to Servicing LP as contemplated in this Section 5.04, the Servicing LP shall assume all obligations of Countrywide, as servicer, under this Agreement from and after the date of such assignment.

            Section 5.05 Subservicing. Countrywide may enter into subservicing agreements or arrangements for the servicing and administration of any or all of the Mortgage Loans. Countrywide will remain obligated and primarily liable to the Purchaser for the servicing of the Mortgage Loans in accordance with the provisions of this Agreement, without diminution of such obligation or liability by virtue of the subservicing agreements or arrangements or by virtue of indemnification from the subservicer, and to the same extent and under the same terms and conditions as if Countrywide alone were servicing the Mortgage Loans. Countrywide will be solely liable for all fees owed by it to any subservicer.

            ARTICLE VI. TERMINATION OF COUNTRYWIDE AS SERVICER

            Section 6.01 Termination Due to an Event of Default.

            (a) Each of the following shall be an Event of Default by Countrywide if it shall occur and, if applicable, be continuing for the period of time set forth therein:

                  (i) any failure by Countrywide to remit to the Purchaser any payment required to be made under the terms of this Agreement which such failure continues unremedied for a period of three (3) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall be given to Countrywide by the Purchaser; or

                  (ii) any failure on the part of Countrywide to duly observe or perform in any material respect any of the covenants or agreements on the part of Countrywide set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Countrywide by the Purchaser (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement; a failure on the part of Countrywide to deliver the statement or report, as applicable, required to be delivered under Section 4.04 or 4.05 of this Agreement, which continues unremedied for nine calendar days after receipt by Countrywide of written notice of such failure from the Purchaser (which failure shall continue no later than March 15th of each year ("Due Date") with respect to Section 4.04 or 4.05 of this Agreement; provided, however, Countrywide shall have received such written notice of such failure at least 5 Business Days prior to such Due Date); or

                  (iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Countrywide and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

                  (iv) Countrywide shall consent to the appointment of a
            conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Countrywide or of or relating to all or substantially all of its property; or

                  (v) Countrywide shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

                  (vi) Countrywide ceases to meet the servicer eligibility
            qualifications of a Fannie Mae and Freddie Mac; or

                  (vii) Countrywide fails to maintain its license to do business or service residential mortgage loans in any jurisdiction where the Mortgaged Properties are located if such license is required, which failure continues unremedied for a period of sixty-five (65) days, or such other additional time as mutually agreed upon by the Purchaser and Countrywide; provided, however, that it is understood by the Purchaser that the failure to cure within the timeframe provided for herein (or such additional time as mutually agreed upon by the Purchaser and the Servicer) shall constitute an Event of Default solely for the affected Mortgage Loan.

            In case one or more Events of Default by Countrywide shall occur and shall not have been remedied, the Purchaser, by notice in writing to Countrywide may, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, terminate without compensation (however, Countrywide shall be reimbursed for all outstanding and unreimbursed Servicing Advances and Monthly Advances), all the rights and obligations of Countrywide under this Agreement, the Purchase Agreement and in and to the Mortgage Loans and the proceeds thereof. Upon the receipt by Countrywide of such written notice, all authority and power of Countrywide under this Agreement and the Purchase Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Purchaser. Upon written request from the Purchaser, Countrywide shall prepare, execute and deliver, any and all documents and other instruments and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at Countrywide's sole expense. Countrywide agrees to cooperate with the Purchaser in effecting the termination of Countrywide's responsibilities and rights hereunder, including without limitation, the transfer to the Purchaser, for administration by it, of all cash amounts which shall at the time be credited by Countrywide to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

            (b) Waiver of Event of Default. The Purchaser may waive any default by Countrywide in the performance of Countrywide's obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Events of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

            Section 6.02 Termination by Other Means.

            The respective obligations and responsibilities of Countrywide shall terminate with respect to any Mortgage Loan Package upon the first to occur of:
(a) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property in such Mortgage Loan Package and the remittance of all funds due hereunder; (b) by mutual consent of Countrywide and the Purchaser in writing;
(c) the purchase by Countrywide of all outstanding Mortgage Loans and REO Property in a Mortgage Loan Package at a price mutually agreed upon by the parties; or (d) the Pass-Through Transfer of the last Mortgage Loan in such Mortgage Loan Package.

                                  ARTICLE VII.
                                  MISCELLANEOUS

            Section 7.01 Notices.

            All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

            (i)  to Countrywide:

                 Countrywide Home Loans Inc.
                 4500 Park Granada
                 Calabasas, California 91302
                 Attn:  Darren Bigby

                 With a copy to: General Counsel

            (ii) the Purchaser:

                 Barclays Bank PLC
                 200 Cedar Knolls Road
                 Whippany, New Jersey  07981
                 Attn:  Glenn Pearson
                 Facsimile:  (973) 576-3736
                 E-Mail:  glenn.pearson@barclayscapital.com


                 With a copy to: Barclays Bank PLC
                 200 Park Avenue
                 New York, New York  10166
                 Attn:  Michael Dryden
                 Facsimile:  (212) 412-6846
                 E-Mail:  Michael.dryden@barclayscapital.com


            To the address and contact set forth in the related Purchase Confirmation or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

            Section 7.02 Exhibits.

            The Exhibits to this Agreement and each Trade Confirmation and Purchase Confirmation executed by Countrywide and the Purchaser are hereby incorporated and made a part hereof and are an integral part of this Agreement.

            Section 7.03 General Interpretive Principles.

            For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

            (a). the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

            (b). accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

            (c). references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

            (d). reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

            (e). the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

            (f). the term "include" or "including" shall mean without limitation by reason of enumeration; and

            (g). reference to the Transaction Documents or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.

            Section 7.04 Reproduction of Documents.

            This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

            Section 7.05 Further Agreements.

            Countrywide shall execute and deliver to the Purchaser and the Purchaser shall be required to execute and deliver to Countrywide such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

            Section 7.06 Assignment of Mortgage Loans by the Purchaser; Pass-Through Transfers.

            (a) The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in a Whole Loan Transfer or Pass-Through Transfer and may assign this Agreement; provided, however, that the transferee will not be deemed to be the Purchaser hereunder unless such transferee shall agree in writing to be bound by the terms of this Agreement in the form of an assignment, assumption and recognition agreement ("AAR") reasonably acceptable to the Purchaser and Countrywide and an original counterpart of the AAR shall have been executed by the Purchaser and the transferee and delivered to Countrywide. Notwithstanding the foregoing, no transfer shall be effective if such transfer would result in there being more than three (3) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package. Any Person or trust to which Mortgage Loans may be transferred pursuant to this Section 7.06(a) or Section 7.06(b) hereunder shall constitute a single Purchaser for the purposes of the preceding sentence.

            (b) The Purchaser and Countrywide agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, but subject to the limitations set forth in Section 7.06(a) hereof, may effect Pass-Through Transfers, retaining Countrywide, as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the related Reconstitution Date, the Mortgage Loans transferred shall cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section 7.06 is rejected by the related transferee, Countrywide shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement. Countrywide shall cooperate with the Purchaser in connection with each Pass-Through Transfer in accordance with this Section 7.06. In connection therewith Countrywide shall:

                  (i) negotiate in good faith an AAR required to effectuate the
            Pass-Through Transfer, provided such AAR creates no greater obligation or cost on the part of Countrywide than otherwise set forth in this Agreement, and provided further that Countrywide shall be entitled to a servicing fee under that agreement at a rate per annum no less than the Servicing Fee Rate; and

                  (ii) provide as applicable:

                        (A) information pertaining to Countrywide of the type
                  and scope customarily included in offering documents for residential mortgage-backed securities transactions involving multiple loan originators; and

                        (B) such opinions of counsel, letters from auditors, and
                  certificates of public officials or officers of Countrywide as are reasonably believed necessary by the trustee, any rating agency or the Purchaser, as the case may be, in connection with such Pass-Through Transfer. The Purchaser shall pay all third party costs associated with the preparation of the information described in clause (ii)(A) above and the delivery of any opinions, letters or certificates described in this clause (ii)(B). Countrywide shall not be required to execute any AAR unless a draft of such AAR is provided to Countrywide at least 10 days before the Reconstitution Date, or such longer period as may reasonably be required for Countrywide and its counsel to review and comment on the agreement.

            (c) In connection with any Pass-Through Transfer, Countrywide shall not be required to "bring down" any of the representations and warranties in this Agreement (i.e., the representations and warranties only speak as of the applicable date set forth in the Purchase Agreement), or, except as provided in the following sentence, to make any other representations or warranties whatsoever. Upon request, Countrywide will bring down the representations and warranties in Section 2.01 of this Agreement to a date no later than the related Reconstitution Date.

            (d) Countrywide shall: (i) provide to the Purchaser any and all necessary information and appropriate verification of information which may be reasonably available to Countrywide, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) execute an indemnity agreement agreed upon by the Purchaser and Countrywide such as an Indemnification and Contribution Agreement in a form to be mutually agreed upon by the parties. Moreover, Countrywide agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

            (e) All Mortgage Loans not sold or transferred pursuant to Pass-Through Transfers shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

            Section 7.07 Conflicts between Transaction Documents.

            In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement, the Purchase Agreement and either the related Trade Confirmation or the related Purchase Confirmation, the terms of the related Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and the Purchase Agreement, the terms of this Agreement shall control.

            Section 7.08 Governing Law.

            This Agreement shall be deemed in effect when fully executed counterpart and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be deemed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles), except to the extent preempted by applicable federal Law.

            Section 7.09 Severability Clause.

            Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to an amendment to this Agreement which places each party in the same or as economic position as each party would have been in except for such invalidity.

            Section 7.10 Successors and Assigns.

            This Agreement shall bind and inure to the benefit of and be enforceable by Countrywide, the Purchaser and the respective permitted successors and assigns of Countrywide and the Purchaser. Except as specifically set forth in Section 7.06 above, the Purchaser may not assign, pledge or hypothecate this Agreement to any Person without Countrywide's prior written consent.

            Section 7.11 Confidentiality.

            Countrywide and the Purchaser acknowledge and agree that the terms of the Transaction Documents shall be kept confidential and their contents will not be divulged to any party without the other party's consent, except to the extent that it is appropriate for Countrywide and the Purchaser to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies.

            Section 7.12 Entire Agreement.

            This Agreement and Purchase Confirmation constitute the entire understanding between the Countrywide and the Purchaser with respect to each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. Countrywide and the Purchaser understand and agree that no employee, agent or other representative of Countrywide or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Purchase Confirmation. Neither this Agreement nor the related Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

            Section 7.13 Counterparts.

            This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

            Section 7.14 Waivers.

            No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

            Section 7.15 Waiver of Trial by Jury.

            COUNTRYWIDE AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            Section 7.16 Consent to Service of Process.

            EACH OF THE PURCHASER AND COUNTRYWIDE IRREVOCABLY (I) SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT;
(II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER

                           (SIGNATURE PAGE TO FOLLOW)

            IN WITNESS WHEREOF, Countrywide and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                          COUNTRYWIDE HOME LOANS INC.,

                                          Countrywide

                                          By:___________________________________
                                             Name:  Darren Bigby
                                             Title:



                                          BARCLAYS BANK PLC,
                                          the Purchaser

                                          By:___________________________________
                                             Name
                                             Title:

                                    EXHIBIT M

                         COUNTRYWIDE SERVICING AGREEMENT

                                  SERVICING AGREEMENT



                                        between

                              COUNTRYWIDE HOME LOANS INC.

                                     (Countrywide)


                                          and

                                  SUTTON FUNDING LLC

                                      (Purchaser)


                            Dated as of February 26th, 2007



                        Conventional Residential Mortgage Loans

PRELIMINARY STATEMENT

ARTICLE I. DEFINITIONS

ARTICLE II. REPRESENTATIONS AND WARRANTIES

    Section 2.01  Representations and Warranties Respecting Countrywide.........

ARTICLE III. ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

    Section 3.01  Countrywide to Act as Servicer................................
    Section 3.02  Collection of Mortgage Loan Payments..........................
    Section 3.03  Realization Upon Defaulted Mortgage Loans.....................
    Section 3.04  Establishment of Custodial Accounts; Deposits in Custodial
           Accounts.............................................................
    Section 3.05  Permitted Withdrawals From the Custodial Account..............
    Section 3.06  Establishment of Escrow Accounts; Deposits in Escrow
           Accounts.............................................................
    Section 3.07  Permitted Withdrawals From Escrow Account.....................
    Section 3.08  Transfer of Accounts..........................................
    Section 3.09  Payment of Taxes, Insurance and Other Charges; Maintenance
           of PMI Policies; Collections Thereunder..............................
    Section 3.10  Maintenance of Hazard Insurance...............................
    Section 3.11  [Reserved]....................................................
    Section 3.12  Fidelity Bond; Errors and Omissions Insurance.................
    Section 3.13  Title, Management and Disposition of REO Property.............
    Section 3.14  Notification of Adjustments...................................
    Section 3.15  Notification of Maturity Date.................................
    Section 3.16  Assumption Agreements.........................................
    Section 3.17  Satisfaction of Mortgages and Release of Collateral Files.....
    Section 3.18  Servicing Compensation........................................
    Section 3.19  Restoration of Mortgaged Property.............................
    Section 3.20  Compliance with Gramm-Leach-Bliley Act of 1999................

ARTICLE IV. PROVISIONS OF PAYMENTS AND REPORTS TO PURCHASER

    Section 4.01  Distributions.................................................
    Section 4.02  Periodic Reports to the Purchaser.............................
    Section 4.03  Monthly Advances by Countrywide...............................
    Section 4.04  Annual Statement as to Compliance.............................
    Section 4.05 Annual Independent Certified Public Accountants' Servicing Report.26
    Section 4.06  Purchaser's Access to Countrywide's Records...................

ARTICLE V. COVENANTS BY COUNTRYWIDE

    Section 5.01  Indemnification by Countrywide................................
    Section 5.02  Merger or Consolidation of Countrywide........................
    Section 5.03  Limitation on Liability of Countrywide and Others.............
    Section 5.04  No Transfer of Servicing......................................
    Section 5.05  Subservicing..................................................

ARTICLE VI. TERMINATION OF COUNTRYWIDE AS SERVICER

    Section 6.01  Termination Due to an Event of Default........................
    Section 6.02  Termination by Other Means....................................

ARTICLE VII. MISCELLANEOUS

    Section 7.01  Notices.......................................................
    Section 7.02  Exhibits......................................................
    Section 7.03  General Interpretive Principles...............................
    Section 7.04  Reproduction of Documents.....................................
    Section 7.05  Further Agreements............................................
    Section 7.06  Assignment of Mortgage Loans by the Purchaser; Pass-Through
           Transfers............................................................
    Section 7.07  Conflicts between Transaction Documents.......................
    Section 7.08  Governing Law.................................................
    Section 7.09  Severability Clause...........................................
    Section 7.10  Successors and Assigns........................................
    Section 7.11  Confidentiality...............................................
    Section 7.12  Entire Agreement..............................................
    Section 7.13  Counterparts..................................................
    Section 7.14  Waivers.......................................................
    Section 7.15  Waiver of Trial by Jury.......................................

                               SERVICING AGREEMENT

               THIS SERVICING AGREEMENT (this "Agreement") dated as of February 26th, 2007, is by and between COUNTRYWIDE HOME LOANS INC., in its capacity as servicer ("Countrywide"), and Sutton Funding LLC, and its permitted successors and assigns, as Purchaser (the "Purchaser").

                              PRELIMINARY STATEMENT

               WHEREAS, the Purchaser and Countrywide have entered into that certain Master Mortgage Loan Purchase Agreement dated as of February 26th, 2007 between the Purchaser and Countrywide, as seller (the "Purchase Agreement"), pursuant to which the Purchaser will purchase and Countrywide will sell from time to time, certain Mortgage Loans (as hereinafter defined) identified in a Purchase Confirmation;

               WHEREAS, Countrywide is in the business of providing primary servicing of mortgage loans and owns the right to service the Mortgage Loans listed on the Mortgage Loan Schedule (as hereinafter defined);

               WHEREAS, Countrywide has agreed to service the Mortgage Loans for the Purchaser on the terms and conditions set forth herein; and

               WHEREAS, Countrywide and the Purchaser desire to prescribe the terms and conditions regarding the management, servicing, and control of such Mortgage Loans.

               NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Countrywide and the Purchaser agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

               Unless the context requires otherwise, all capitalized terms used herein shall have the meanings assigned to such terms in this Article I unless defined elsewhere herein. Any capitalized term used or defined in a Purchase Confirmation that conflicts with the corresponding definition set forth herein shall supersede such term.

               Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of a similar type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

               Adjustable Rate Mortgage Loan: Any Mortgage Loan in which the related Mortgage Note contains a provision whereby the Mortgage Interest Rate is adjusted from time to time in accordance with the terms of such Mortgage Note.

               Agency: Either Fannie Mae or Freddie Mac.

               Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

               Agreement: This Servicing Agreement, including all exhibits and supplements hereto, and all amendments hereof.

               Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

               Business Day: Any day other than (i) a Saturday or Sunday, or
(ii) a day on which banking and savings and loan institutions in either the State of California or the State of Texas are authorized or obligated by law or executive order to be closed.

               Cash Liquidation: Recovery of all cash proceeds by Countrywide with respect to the termination of any defaulted Mortgage Loan other than a Mortgage Loan which became an REO Property, including all PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds, Liquidation Proceeds, Condemnation Proceeds and other payments or recoveries whether made at one time or over a period of time which Countrywide deems to be finally recoverable, in connection with the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

               Closing Date: The date on which the purchase and sale of the Mortgage Loans constituting a Mortgage Loan Package is consummated, as set forth in the Trade Confirmation or Purchase Confirmation.

               Code: The Internal Revenue Code of 1986, as amended, or any successor statute thereto.

               Collateral Documents: The collateral documents pertaining to each Mortgage Loan as set forth in Exhibit A of the Purchase Agreement.

               Collateral File: With respect to each Mortgage Loan, a file containing each of the Collateral Documents.

               Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

               Countrywide: Countrywide Home Loans, Inc., or any successor or assign to Countrywide under this Agreement as provided herein.

               Credit File: The file retained by Countrywide that includes the mortgage loan documents pertaining to a Mortgage Loan including copies of the Collateral Documents together with the credit documentation relating to the origination of such Mortgage Loan, which Credit File may be maintained by Countrywide on microfilm or any other comparable medium.

               Custodial Account: The account or accounts created and maintained pursuant to Section 3.04 herein, each of which shall be an Eligible Account.

               Custodial Agreement: The agreement governing the retention of the Collateral Files by the Custodian.

               Custodian: Wells Fargo Bank, N.A., its successor in interest or assign, or such other custodian that may be designated by Purchaser from time to time.

               Cut-off Date: The first day of the month in which the related Closing Date occurs or such other date as may be set forth in the related Trade Confirmation or Purchase Confirmation.

               Determination Date: The Business Day immediately preceding the related Remittance Date.

               Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

               Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending on the first day of the month of the Remittance Date.

               Eligible Account: An account or accounts (i) maintained with a depository institution the short term debt obligations of which are rated by a nationally recognized statistical rating agency in one of its two (2) highest rating categories at the time of any deposit therein, (ii) the deposits of which are insured up to the maximum permitted by the FDIC, or (iii) maintained with an institution and in a manner acceptable to an Agency.

               Escrow Account: The separate trust account or accounts created and maintained pursuant to Section 3.06 herein, each of which shall be an Eligible Account.

               Escrow Payments: The amounts constituting ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums and other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan.

               Event of Default: Any one of the conditions or circumstances enumerated in Section 6.01 of this Agreement.

               FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

               FHA: The Federal Housing Administration.

               Fannie Mae: The Federal National Mortgage Association or any successor organization.

               Fannie Mae Transfer: Any sale or transfer of some or all of the Mortgage Loans to Fannie Mae.

               Fidelity Bond: A fidelity bond to be maintained by Countrywide pursuant to Section 3.12 of this Agreement.

               First Lien Mortgage Loan: Any Mortgage Loan secured by a first lien on the related Mortgaged Property.

               Fixed Rate Mortgage Loan: Any Mortgage Loan wherein the Mortgage Interest Rate set forth in the Mortgage Note is fixed for the term of such Mortgage Loan.

               Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor organization.

               Freddie Mac Transfer: Any sale or transfer of some or all of the Mortgage Loans to Freddie Mac under its Cash Purchase Program or MBS Program (Special Servicing Option).

               GNMA: The Government National Mortgage Association or any successor organization.

               Government Insurance Proceeds: With respect to each Government Mortgage Loan, payments made pursuant to a MIC or LGC.

               Government Mortgage Loan: A Mortgage Loan insured by the FHA or guaranteed by the VA.

               Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note, which amount is added to the index in accordance with the terms of the related Mortgage Note to determine on each Interest Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

               HUD: The Department of Housing and Urban Development or any federal agency or official thereof which may from time to time succeed to the functions thereof.

               Interest Adjustment Date: With respect to an Adjustable Rate Mortgage Loan, the date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.
               LGC: A loan guarantee certificate issued by the VA.

               LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the Stated Principal Balance (or the original principal balance, if so indicated) of such Mortgage Loan as of the date of determination to the Appraised Value of the related Mortgaged Property.

               Late Collections: With respect to any Mortgage Loan, all amounts received during any Due Period, whether as late payments of Monthly Payments or as Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds, proceeds of any REO Disposition or otherwise, which represent late payments or collections of Monthly Payments due but delinquent for a previous Due Period and not previously recovered.

               Lifetime Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate shall not be adjusted, as set forth in the related Mortgage Note and Mortgage Loan Schedule.

               Liquidation Proceeds: Amounts, other than PMI Proceeds, Government Insurance Proceeds, Condemnation Proceeds and Other Insurance Proceeds, received by Countrywide in connection with the liquidation of a defaulted Mortgage Loan through trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 3.13 of this Agreement.

               LPMI Fee: The portion of the Mortgage Interest Rate relating to an LPMI Loan, which is set forth on the related Mortgage Loan Schedule, to be retained by Countrywide to pay the premium due on the PMI Policy with respect to such LPMI Loan.

               LPMI Loan: Any Mortgage Loan with respect to which Countrywide is responsible for paying the premium due on the related PMI Policy with the proceeds generated by the LPMI Fee relating to such Mortgage Loan, as set forth on the related Mortgage Loan Schedule.

               MERS: Mortgage Electronic Registration Systems, Inc. or any successor or assign thereto.

               MIC: A mortgage insurance certificate issued by HUD.

               Monthly Advance: The advances made or required to be made by Countrywide on any Remittance Date pursuant to this Agreement.

               Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

               Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Mortgage Loan, or a second lien, in the case of a Second Lien Mortgage Loan, upon a leasehold estate of the Mortgagor, as the case may be.

               Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, as adjusted from time to time in accordance with the provisions of the related Mortgage Note.

               Mortgage Loan: Any mortgage loan that is sold pursuant to this Agreement, as evidenced by such mortgage loan's inclusion on the related Mortgage Loan Schedule, which mortgage loan includes the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds (if applicable), Government Insurance Proceeds (if applicable), Other Insurance Proceeds, REO Disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding the servicing rights relating thereto. Unless the context requires otherwise, any reference to the Mortgage Loans in this Agreement shall refer to the Mortgage Loans constituting a Mortgage Loan Package.

               Mortgage Loan Package: The Mortgage Loans sold to the Purchaser pursuant to a Purchase Confirmation.

               Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the interest rate payable to the Purchaser on each Remittance Date which shall equal the Mortgage Interest Rate less the Servicing Fee and the LPMI Fee, if applicable.

               Mortgage Loan Schedule: With respect to each Mortgage Loan Package, the schedule of Mortgage Loans included therein and made a part of the related Purchase Confirmation, which schedule shall include, the following information with respect to each Mortgage Loan: (i) Countrywide's loan number identifying such Mortgage Loan; (ii) the Mortgage Interest Rate, less any LPMI Fee, as of the Cut-off Date; (iii) with respect to any Adjustable Rate Mortgage Loan, the Gross Margin, the Periodic Rate Cap, the Lifetime Rate Cap, the next Interest Adjustment Date and whether such Adjustable Rate Mortgage Loan is a Convertible Mortgage Loan, (iv) with respect to a LPMI Loan, the LPMI Fee, (v) with respect to each First Lien Mortgage Loan, the LTV at origination and, with respect to each Second Lien Mortgage Loan, the Combined LTV at origination; (vi) the remaining term as of the Cut-off Date and the original term of such Mortgage Loan, (vii) whether such Mortgage Loan is a First Lien Mortgage Loan or a Second Lien Mortgage Loan (viii) any other information pertaining to such Mortgage Loan as may be reasonably requested by the Purchaser, (ix) with respect to each Option ARM Mortgage Loan, (a) the maximum negative amortization percentage, and
(b) the recast period, (x) name, address, city and ZIP Code of Mortgagor, (xi) the Stated Principal Balance, (xii) appraisal amount, (xiii) purchase amount,
(xiv) loan amount, (xv) first Monthly Payment Due Date, (xvi) credit score,
(xvii) document type, (xviii) occupancy type, (xix) payment current through date, (xx) Prepayment Penalty flag and term, and (xxi) interest-only term, if applicable. The information set forth in the Mortgage Loan Schedule relating to the Mortgage Interest Rate, Periodic Rate Cap and Lifetime Rate Cap with respect to any LPMI Loan, as applicable, is exclusive of the LPMI Fee.

               Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

               Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

               Mortgagee: The mortgagee or beneficiary named in the Mortgage and the successors and assigns of such mortgagee or beneficiary.

               Mortgagor: The obligor on a Mortgage Note.

               Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given.

               Option ARM Mortgage Loan: An Adjustable Rate Mortgage Loan that gives the related Mortgagor three different payment options each month, which include: (i) a minimum monthly payment option, (ii) an interest-only payment option or (iii) a full principal and interest option which amortizes over 30 years or less.

               Other Insurance Proceeds: Proceeds of any title policy, hazard policy, pool policy or other insurance policy covering a Mortgage Loan, other than the PMI Policy, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that Countrywide would follow in servicing mortgage loans held for its own account.

               Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans by the Purchaser to a trust to be formed as part of a publicly issued or privately placed mortgage backed securities transaction.

               Payment Adjustment Date: As to each Mortgage Loan, the date on which an adjustment to the Monthly Payment on a Mortgage Note becomes effective.

               Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Adjustment Date above or below the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

               Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability corporation, unincorporated organization or government or any agency or political subdivision thereof.

               PMI Policy: A policy of private mortgage guaranty insurance relating to a Mortgage Loan and issued by a Qualified Insurer.

               PMI Proceeds: Proceeds of any PMI Policy.

               Prepayment Interest Shortfall Amount: With respect to any Remittance Date and Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Principal Prepayment Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan's Due Date in such calendar month, the amount of interest (at the Mortgage Loan Remittance Rate) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

               Prepayment Penalty: With respect to each Mortgage Loan, a prepayment penalty, charge, premium or fee, if any, payable upon the Principal Prepayment in full of such Mortgage Loan, as set forth in the related Mortgage Note or Mortgage.

               Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, excluding any Prepayment Penalty or premium thereon (unless the Purchase Confirmation provides otherwise), which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

               Principal Prepayment Period: As to any Remittance Date, the calendar month preceding the month of distribution.

               Purchase Confirmation: A letter agreement, substantially in the form of an exhibit to the Purchase Agreement, executed by Countrywide and the Purchaser in connection with the purchase and sale of each Mortgage Loan Package, which sets forth the terms relating thereto including a description of the related Mortgage Loans (including the Mortgage Loan Schedule), the purchase price for such Mortgage Loans, the Closing Date and the Servicing Fee Rate.

               Purchaser: The Person identified as the "Purchaser" in the preamble to this Agreement or its successor in interest or any successor or assign to the Purchaser under this Agreement as herein provided. Any reference to "Purchaser" as used herein shall be deemed to include any designee of the Purchaser, so long as such designation was made in accordance with the limitations set forth in Section 7.06 of this Agreement.

               Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, which insurer is approved in such capacity by an Agency.

               Qualified Substitute Mortgage Loan: A mortgage loan that must, on the date of such substitution, (i) have an unpaid principal balance, after deduction of all scheduled payments due in the month of substitution (or if more than one (1) mortgage loan is being substituted, an aggregate principal balance), not in excess of the unpaid principal balance of the repurchased Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by Countrywide in the month of substitution); (ii) have a Mortgage Interest Rate not less than, and not more than 1% greater than, the Mortgage Interest Rate of the repurchased Mortgage Loan; (iii) have a remaining term to maturity not greater than, and not more than one year less than, the maturity date of the repurchased Mortgage Loan; (iv) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in the related mortgage loan purchase agreement; (v) shall be the same type of Mortgage Loan (i.e., a Convertible Mortgage Loan or a Fixed Rate Mortgage Loan).

               Reconstitution Agreements: The agreement or agreements entered into by the Seller and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans sold hereunder, in connection with a Pass-Through Transfer or an Agency Transfer pursuant to Section 7.06.

               Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Pass-Through Transfer pursuant to Section 7.06 hereof. The Reconstitution Date shall be such date which the Purchaser shall designate. On such date, the Mortgage Loans transferred shall cease to be covered by this Agreement and Countrywide's servicing responsibilities shall cease under this Agreement with respect to the related transferred Mortgage Loans.

               Relief Act: The Servicemembers' Civil Relief Act.

               REMIC: A "real estate mortgage investment conduit" as defined in
Section 860D of the Code.

               REMIC Provisions: Provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of Subchapter M of Chapter 1, Subtitle A, of the Code, and related provisions, and proposed, temporary and final Treasury Regulations and any published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

               Remittance Date: The eighteenth (18th) day of any month, beginning with the month next following the month in which the related Cut-off Date occurs, or if such eighteenth (18th) day is not a Business Day, the first Business Day immediately following.

               REO Disposition: The final sale by Countrywide of any REO Property or the transfer of the management of such REO Property to the Purchaser as set forth in Section 3.13 of this Agreement.

               REO Property: A Mortgaged Property acquired by Countrywide on behalf of the Purchaser as described in Section 3.13 of this Agreement.

               Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which such amounts are being held in the Custodial Account for distribution in the month of repurchase.

               Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien on the related Mortgaged Property.

               Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses incurred in the performance by Countrywide of its servicing obligations, including the cost of (i) the preservation, restoration and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the REO Property, (iv) with respect to Government Mortgage Loans, amounts advanced to the Purchaser for which Countrywide may be entitled to receive reimbursement from a government agency and (v) compliance with the obligations under this Agreement including Section 3.09 hereof.

               Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to Countrywide, which shall, for a period of one full month, be equal to one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. Solely in the event Countrywide is terminated as servicer of the Mortgage Loans, the Servicing Fee shall be prorated (based upon the number of days of the related month Countrywide so acted as servicer relative to the total number of days in that month) for each part thereof. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by Countrywide, or as otherwise provided herein. Subject to the foregoing, and with respect to each Mortgage Loan, Countrywide shall be entitled to receive its Servicing Fee through the disposition of any related REO Property and the Servicing Fee payable with respect to any REO Property shall be based on the Stated Principal Balance of the related Mortgage Loan at the time of foreclosure.

               Servicing Fee Rate: With respect to any Mortgage Loan, the rate per annum set forth in the applicable Trade Confirmation or Purchase Confirmation.

               Servicing LP: Countrywide Home Loans Servicing LP, a Texas limited partnership, and its successors and assigns, in its capacity as servicer hereunder.

               Servicing Officer: Any officer of Countrywide involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by Countrywide to Purchaser upon request, as such list may from time to time be amended.

               Stated Principal Balance: With respect to each Mortgage Loan as of any date of determination: (i) the unpaid principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

               Trade Confirmation: A letter agreement substantially in the form of an exhibit attached to the Purchase Agreement executed by Countrywide and the Purchaser prior to the applicable Closing Date confirming the terms of a prospective purchase and sale of a Mortgage Loan Package.

               Transaction Documents: With respect to any Mortgage Loan, the related Trade Confirmation, the related Purchase Confirmation, this Agreement and the Purchase Agreement.

               Updated LTV: With respect to any Mortgage Loan, the outstanding principal balance of such Mortgage Loan as of the date of determination divided by the value of the related Mortgaged Property as determined by a recent appraisal of the Mortgaged Property.

               VA: The Department of Veterans Affairs.

               Whole Loan Transfer: The sale or transfer by the Purchaser of some or all of the Mortgage Loans in a whole loan format.

                                  ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

               Section 2.01 Representations and Warranties Respecting
Countrywide.

               Countrywide represents, warrants and covenants to the Purchaser that, as of each Closing Date:

               (a) Organization and Standing. Countrywide is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified and licensed to transact business in and is in good standing under the laws of each state where each Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement;

               (b) Due Authority. Countrywide has the full power and authority to (i) perform and enter into and consummate all transactions contemplated by this Agreement and (ii) to service each Mortgage Loan. This Agreement has been duly executed and delivered and constitutes the valid, legal, binding and enforceable obligation of Countrywide, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law. All requisite corporate action has been taken by Countrywide to make this Agreement valid and binding upon Countrywide in accordance with its terms;

               (c) No Conflict. Neither the servicing of the Mortgage Loans for the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Countrywide's organizational documents or result in a material breach of any legal restriction or any material agreement or instrument to which Countrywide is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Countrywide or its property is subject;

               (d) Approved Servicer. Countrywide is an approved servicer for each Agency in good standing. No event has occurred, including a change in insurance coverage, which would make Countrywide unable to comply with Fannie Mae, Freddie Mac eligibility requirements;

               (e) No Pending Litigation. There is no action, suit, proceeding, investigation or litigation pending or, to Countrywide's knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Countrywide would materially and adversely affect the servicing of the Mortgage Loans to the Purchaser or Countrywide's ability to perform its obligations under this Agreement;

               (f) No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Countrywide, of or compliance by Countrywide with, this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date; and

               (g) Reasonable Servicing Fee. Countrywide acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by Countrywide, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

                                  ARTICLE III.
                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

               Section 3.01 Countrywide to Act as Servicer.

               Countrywide shall service and administer Mortgage Loans sold pursuant to this Agreement in accordance with the terms of this Agreement and shall have full power and authority, acting alone, to do or cause to be done any and all things, in connection with such servicing and administration, that Countrywide may deem necessary or desirable and consistent with the terms of this Agreement. In servicing and administering the Mortgage Loans, Countrywide shall employ procedures in accordance with the customary and usual standards of practice of prudent mortgage servicers. Notwithstanding anything to the contrary contained herein, in servicing and administering Government Mortgage Loans, Countrywide shall not take, or fail to take, any action that would result in the denial of coverage under any LGC or MIC, as applicable. Without limiting the generality of the foregoing, with respect to any Government Mortgage Loan, Countrywide shall be permitted to deviate from the servicing practices set forth herein if such deviation would be consistent with the servicing practices employed in connection with any similar mortgage loan constituting a part of a GNMA mortgage-backed security.

               In accordance with the terms of the related mortgage loan purchase agreement, Countrywide may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in Countrywide's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser; provided, however, that Countrywide shall not permit any modification with respect to any Mortgage Loan that would decrease the Mortgage Interest Rate (other than by adjustments required by the terms of the Mortgage Note), result in the denial of coverage under a PMI Policy, LGC or MIC, reduce the outstanding principal amount (except for actual payments of principal) forgive the payment of principal or interest, or extend the final maturity date on such Mortgage Loan without the Purchaser's consent. Countrywide may permit forbearance or allow for suspension of Monthly Payments for up to one hundred and eighty (180) days if the Mortgagor is in default or Countrywide determines in its reasonable discretion, that default is imminent and if Countrywide determines that granting such forbearance or suspension is in the best interest of the Purchaser. If any modification, forbearance or suspension permitted hereunder allows the deferral of interest or principal payments on any Mortgage Loan, Countrywide shall include in each remittance for any month in which any such principal or interest payment has been deferred (without giving effect to such modification, forbearance or suspension) an amount equal to such month's principal and one (1) month's interest at the Mortgage Loan Remittance Rate on the then unpaid principal balance of the Mortgage Loan and shall be entitled to reimbursement for such advances only to the same extent as for Monthly Advances made pursuant to
Section 4.03 of this Agreement. Without limiting the generality of the foregoing, Countrywide shall continue, and is hereby authorized and empowered to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Property. If reasonably required by Countrywide, the Purchaser shall furnish Countrywide with any powers of attorney and other documents necessary or appropriate to enable Countrywide to carry out its servicing and administrative duties under this Agreement.

               If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, Countrywide shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action, that under the REMIC Provisions, if taken or not taken, as the case may be, could (i) materially and adversely affect the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860(a)(2) of the Code and the tax on "contributions" to a REMIC set forth in Section 860D of the Code) unless Countrywide has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not materially and adversely affect such REMIC status or result in the imposition of any tax on the REMIC.

               Section 3.02 Collection of Mortgage Loan Payments.

               Countrywide shall make reasonable efforts, in accordance with the customary and usual standards of practice of prudent mortgage servicers, to collect all payments due under each Mortgage Loan to the extent such procedures shall be consistent with this Agreement, the terms and provisions of any related PMI Policy, MIC or LGC, and applicable law. Countrywide shall take special care in ascertaining and estimating Escrow Payments in accordance with Accepted Servicing Practices.

               Section 3.03 Realization Upon Defaulted Mortgage Loans.

               (a) Foreclosure. Countrywide shall use reasonable efforts to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments. Countrywide shall use reasonable efforts to realize upon defaulted Mortgage Loans, in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, Countrywide shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by Countrywide through PMI Proceeds, Government Insurance Proceeds, Other Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property. Countrywide shall notify the Purchaser in writing of the commencement of foreclosure proceedings. Such notice may be contained in the reports prepared by Countrywide and delivered to the Purchaser pursuant to the terms and conditions of this Agreement. Countrywide shall be responsible for all costs and expenses incurred by it in any foreclosure proceedings; provided, however, that it shall be entitled to reimbursement thereof from proceeds from the related Mortgaged Property.

               Section 3.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

               Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Custodial Accounts, in the form of time deposit or demand accounts and shall be titled "[Countrywide] in trust for Sutton Funding LLC as Purchaser of Mortgage Loans and various Mortgagors." Countrywide shall provide the Purchaser with written evidence of the creation of such Custodial Account(s) within thirty (30) days of the Initial Closing Date.

               Countrywide shall deposit in the Custodial Account within two (2) Business Days following receipt thereof, and retain therein, the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

               (a) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

               (b) all payments on account of interest on the Mortgage Loans, adjusted to the Mortgage Loan Remittance Rate;

               (c) all proceeds from a Cash Liquidation;

               (d) all PMI Proceeds, Government Insurance Proceeds and Other Insurance Proceeds, including amounts required to be deposited pursuant to Sections 3.08 and 3.10 of this Agreement, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Countrywide's normal servicing procedures, the loan documents or applicable law;

               (e) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Countrywide's normal servicing procedures, the loan documents or applicable law;

               (f) all Monthly Advances;

               (g) all proceeds of any Mortgage Loan repurchased in accordance with Section 3.03 or 3.04 of the Purchase Agreement, and any amount required to be deposited by Countrywide in connection with any shortfall in principal amount of the Qualified Substitute Mortgage Loans and the repurchased Mortgage Loans as required pursuant to Section 3.03 of the Purchase Agreement;

               (h) any amounts required to be deposited by Countrywide pursuant to Section 3.10 of this Agreement in connection with the deductible clause in any blanket hazard insurance policy (such deposit shall be made from Countrywide's own funds, without reimbursement therefor);

               (i) the Prepayment Interest Shortfall Amount, if any, for the month of distribution (such deposit shall be made from Countrywide's own funds, without reimbursement therefor up to a maximum amount per month equal to the lesser of one half of (a) one-twelfth of the product of (i) the Servicing Fee Rate and (ii) the Stated Principal Balance of such Mortgage Loans, or (b) the aggregate Servicing Fee actually received for such month for the Mortgage Loans); and

               (j) any amounts required to be deposited by Countrywide in connection with any REO Property pursuant to Section 3.13 of this Agreement.

               The foregoing requirements for deposit in the Custodial Account are exclusive. The Purchaser understands and agrees that, without limiting the generality of the foregoing, payments in the nature of late payment charges, Prepayment Penalties and assumption fees (to the extent permitted by Section
3.16 of this Agreement) need not be deposited by Countrywide in the Custodial Account. Any interest paid by the depository institution on funds deposited in the Custodial Account shall accrue to the benefit of Countrywide and Countrywide shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 3.05(d) of this Agreement.

               Section 3.05 Permitted Withdrawals From the Custodial Account.

               Countrywide may, from time to time, withdraw funds from the Custodial Account for the following purposes:

               (a) to make payments to the Purchaser in the amounts and in the manner provided for in Sections 4.01 and 4.03 of this Agreement;

               (b) to reimburse itself for Monthly Advances (Countrywide's reimbursement for Monthly Advances shall be limited to amounts received on the related Mortgage Loan (or to amounts received on the Mortgage Loans as a whole if the Monthly Advance is made due to a shortfall in a Monthly Payment made by a Mortgagor entitled to relief under the Relief Act) which represent Late Collections, net of the related Servicing Fee and LPMI Fee, if applicable. Countrywide's right to reimbursement hereunder shall be prior to the rights of the Purchaser, except that, where Countrywide is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 3.04 of the Purchase Agreement, Countrywide's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loans. Notwithstanding the foregoing, Countrywide may reimburse itself for Monthly Advances from any funds in the Custodial Account if it has determined that such funds are nonrecoverable advances or if all funds, with respect to the related Mortgage Loan, have previously been remitted to the Purchaser);

               (c) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees (Countrywide's reimbursement for Servicing Advances and/or Servicing Fees hereunder with respect to any Mortgage Loan shall be limited to proceeds from Cash Liquidation, Liquidation Proceeds, Condemnation Proceeds, PMI Proceeds, Government Insurance Proceeds and Other Insurance Proceeds; provided, however, that Countrywide may reimburse itself for Servicing Advances and Servicing Fees from any funds in the Custodial Account if all funds, with respect to the related Mortgage Loan, have previously been remitted to the Purchaser. Notwithstanding the foregoing, with respect to each Government Mortgage Loan, Countrywide shall not be entitled to reimbursement of any Servicing Advances that constitute losses and expenses for which an issuer of GNMA securities would be responsible, pursuant to Chapter 4 of the GNMA Handbook 5500.2, if such Government Mortgage Loan had been included in a GNMA security);

               (d) to pay to itself as servicing compensation (i) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (ii) the Servicing Fee and the LPMI Fee, if applicable, from that portion of any payment or recovery of interest on a particular Mortgage Loan;

               (e) to pay to itself, with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 or 3.04 of the Purchase Agreement, all amounts received but not distributed as of the date on which the related Repurchase Price is determined;

               (f) to reimburse itself for any amounts deposited in the Custodial Account in error; and

               (g) to clear and terminate the Custodial Account upon the termination of this Agreement. Section 3.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

               Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Escrow Accounts in the form of time deposit or demand accounts, which accounts shall be Eligible Accounts. Countrywide shall provide the Purchaser with written evidence of the creation of such Escrow Account(s) within thirty (30) days of the Initial Closing Date.

               Countrywide shall deposit in the Escrow Account(s) within two (2) Business Days following receipt thereof, and retain therein, (a) all Escrow Payments collected on account of the Mortgage Loans, and (b) all Other Insurance Proceeds that are to be applied to the restoration or repair of any Mortgaged Property. Countrywide shall make withdrawals therefrom only to effect such payments as are required under this Agreement, and for such other purposes in accordance with Section 3.07 of this Agreement. Countrywide shall be entitled to retain any interest paid by the depository institution on funds deposited in the Escrow Account except interest on escrowed funds required by law to be paid to the Mortgagor or the related Mortgage. Countrywide shall pay Mortgagor interest on the escrowed funds at the rate required by law notwithstanding that the Escrow Account is non-interest bearing or the interest paid by the depository institution thereon is insufficient to pay the Mortgagor interest at the rate required by law.

               Section 3.07 Permitted Withdrawals From Escrow Account.

               Countrywide may, from time to time, withdraw funds from the Escrow Account(s) for the following purposes: (a) to effect timely payments of the following items, if applicable, ground rents, taxes, assessments, water rates, mortgage insurance premiums, fire and hazard insurance premiums, PMI Policy premiums, if applicable, and comparable items constituting Escrow Payments for the related Mortgage; (b) to reimburse Countrywide for any Servicing Advance made by Countrywide with respect to a related Mortgage Loan; provided, however, that such reimbursement shall only be made from amounts received on the related Mortgage Loan that represent late payments or collections of Escrow Payments thereunder; (c) to refund to the Mortgagor any funds as may be determined to be overages; (d) for transfer to the Custodial Account in accordance with the terms of this Agreement; (e) for application to restoration or repair of the Mortgaged Property; (f) to pay to Countrywide, or to the Mortgagors to the extent required by law, any interest paid on the funds deposited in the Escrow Account; (g) to reimburse itself for any amounts deposited in the Escrow Account in error; or (h) to clear and terminate the Escrow Account on the termination of this Agreement.

               Section 3.08 Transfer of Accounts.

               Countrywide may transfer the Custodial Account or the Escrow Account to a different depository institution from time to time provided that such Custodial Account and Escrow Account shall at all times be Eligible Accounts.

               Section 3.09 Payment of Taxes, Insurance and Other Charges; Maintenance of PMI Policies; Collections Thereunder.

               With respect to each Mortgage Loan, Countrywide shall maintain accurate records reflecting the status of (a) ground rents, taxes, assessments, water rates and other charges that are or may become a lien upon the Mortgaged Property; (b) primary mortgage insurance premiums; (c) with respect to Mortgage Loans insured by the FHA, mortgage insurance premiums, and (d) fire and hazard insurance premiums. Countrywide shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums, and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable using Escrow Payments which shall have been estimated and accumulated by Countrywide in amounts sufficient for such purposes. To the extent that the Mortgage does not provide for Escrow Payments, Countrywide shall determine that any such payments are made by the Mortgagor at the time they first become due. Countrywide assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills, irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and shall make advances from its own funds to effect such payments.

               Countrywide will maintain in full force and effect, a PMI Policy conforming in all respects to the description set forth in Section 3.02(v) of the Purchase Agreement, issued by an insurer described in that Section, with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the LTV or the Updated LTV of the related Mortgage Loan is reduced to 80% or less in the case of a Mortgage Loan having a LTV at origination in excess of 80%. or Countrywide, as applicable, will not cancel or refuse to renew any PMI Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement PMI Policy is obtained from and maintained with an insurer that is approved by an Agency. Countrywide shall not take any action that would result in non-coverage under any applicable PMI Policy of any loss that, but for the actions of Countrywide would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 3.16 herein, Countrywide shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions that may be required by such insurer as a condition to the continuation of coverage under the PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, Countrywide shall obtain a replacement PMI Policy as provided above.

               Unless otherwise provided in the related Purchase Confirmation, no Mortgage Loan has in effect as of the Closing Date any mortgage pool insurance policy or other credit enhancement, except for any PMI Policy, MIC or LGC and the insurance or guarantee relating thereto, as applicable (excluding such exception, the "Credit Enhancement"), and Countrywide shall not be required to take into consideration the existence of any such Credit Enhancement for the purposes of performing its servicing obligations hereunder. If the Purchaser shall at any time after the related Closing Date notify Countrywide in writing of its desire to obtain any such Credit Enhancement, the Purchaser and Countrywide shall thereafter negotiate in good faith for the procurement and servicing of such Credit Enhancement.

               Section 3.10 Maintenance of Hazard Insurance.

               Countrywide shall cause to be maintained, for each Mortgage Loan, fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount that is equal to the lesser of (a) the maximum insurable value of the improvements securing such Mortgage Loan or (b) the greater of (i) the unpaid principal balance of the Mortgage Loan, and (ii) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards and such flood insurance has been made available, Countrywide shall cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the National Flood Insurance Administration program (or any successor thereto) with a generally acceptable insurance carrier and with coverage in an amount not less than the lesser of (x) the unpaid principal balance of the Mortgage Loan; (y) the maximum insurable value of the improvements securing such Mortgage Loan; or
(z) the maximum amount of insurance which is available under the National Flood Insurance Reform Act of 1994. Countrywide shall also maintain on REO Property,
(1) fire and hazard insurance with extended coverage in an amount that is not less than the maximum insurable value of the improvements that are a part of such property; (2) liability insurance; and (3) to the extent required and available under the National Flood Insurance Reform Act of 1994, flood insurance in an amount as provided above. Countrywide shall deposit in the Custodial Account all amounts collected under any such policies except (A) amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property and (B) amounts to be released to the Mortgagor in accordance with Countrywide's normal servicing procedures. The Purchaser understands and agrees that no earthquake or other additional insurance on property acquired in respect of the Mortgage Loan shall be maintained by Countrywide or Mortgagor. All such policies shall be endorsed with standard mortgagee clauses with loss payable to Countrywide and shall provide for at least thirty (30) days prior written notice to Countrywide of any cancellation, reduction in the amount of coverage or material change in coverage. Countrywide shall not interfere with the Mortgagor's freedom of choice in selecting either the insurance carrier or agent; provided, however, that Countrywide shall only accept insurance policies from insurance companies acceptable to an Agency and licensed to do business in the state wherein the property subject to the policy is located.

               Section 3.11 [Reserved].

               Section 3.12 Fidelity Bond; Errors and Omissions Insurance.

               Countrywide shall cause to be maintained a blanket Fidelity Bond and an errors and omissions insurance policy with responsible companies, with broad coverage of all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan who handle funds, money, documents or papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure Countrywide against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of its officers, employees and agents. Such Fidelity Bond shall also protect and insure Countrywide against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 3.12 shall diminish or relieve Countrywide from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and errors and omissions insurance policy shall be at least equal to the corresponding amounts required by an Agency for an approved seller/servicer. Upon the request of the Purchaser, Countrywide shall provide to the Purchaser a certificate of insurance which certifies coverage of such Fidelity Bond and errors and omissions insurance policy under this Section 3.12. .

               Section 3.13 Title, Management and Disposition of REO Property.

               (a) Title. In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of Countrywide for the benefit of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person(s) as shall be consistent with an Opinion of Counsel obtained by Countrywide from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person(s) holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

               (b) Management. Countrywide shall either itself or through an agent selected by Countrywide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account. Countrywide shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter or more frequently as required by the circumstances. Countrywide shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Credit File and copies thereof shall be forwarded by Countrywide to the Purchaser within five (5) days of the Purchaser's request therefor. Countrywide shall attempt to sell the REO Property (and may temporarily rent the same for a period not greater than one year except as otherwise provided below) on such terms and conditions as Countrywide deems to be in the best interest of the Purchaser. Countrywide shall deposit, or cause to be deposited, within two
(2) Business Days of following receipt thereof, in the Custodial Account all revenues received with respect to each REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of each REO Property, including the cost of maintaining any hazard insurance pursuant to
Section 3.10 hereof and the fees of any managing agent acting on behalf of Countrywide. Notwithstanding anything contained in this Agreement to the contrary, upon written notice to Countrywide, the Purchaser may elect to assume the management and control of any REO Property; provided, however, that prior to giving effect to such election, the Purchaser shall reimburse Countrywide for all previously unreimbursed or unpaid Monthly Advances, Servicing Advances and Servicing Fees related to such REO Property.

               If a REMIC election is or is to be made with respect to the arrangement under which the Mortgage Loans and any REO Property are held, Countrywide shall manage, conserve, protect and operate each REO Property in a manner which does not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code or result in the receipt by such REMIC of any "income from non permitted assets" within the meaning of Section 860F(a)(2)(B) of the Code.

               (c) Disposition. Subject to the following paragraph, Countrywide shall use best efforts to dispose of each REO Property as soon as possible and shall sell each REO Property no later than one (1) year after title to such REO Property has been obtained, unless Countrywide determines, and gives an appropriate notice to the Purchaser, that a longer period is necessary for the orderly disposition of any REO Property. If a period longer than one (1) year is necessary to sell any REO Property, Countrywide shall, if requested by the Purchaser, report monthly to the Purchaser as to the progress being made in selling such REO Property. Countrywide shall also maintain, on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in Section 3.10 hereof.

               Each REO Disposition shall be carried out by Countrywide at such price and upon such terms and conditions as Countrywide deems to be in a manner that maximizes the net present value of the recovery to the Purchaser. If, as of the date title to any REO Property was acquired by Countrywide there were outstanding unreimbursed Servicing Advances, Monthly Advances or Servicing Fees with respect to the REO Property or the related Mortgage Loan, Countrywide upon an REO Disposition of such REO Property, shall be entitled to reimbursement for any related unreimbursed Servicing Advances, Monthly Advances and Servicing Fees from proceeds received in connection with such REO Disposition. The proceeds from the REO Disposition, net of any payment to Countrywide as provided above, shall be promptly deposited in the Custodial Account and distributed to the Purchaser in accordance with Section 4.01 of this Agreement.

               Section 3.14 Notification of Adjustments.

               With respect to each Adjustable Rate Mortgage Loan, Countrywide shall adjust the Mortgage Interest Rate on the related Interest Adjustment Date and shall adjust the Monthly Payment on the related Payment Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index is selected for determining the Mortgage Interest Rate because the original index is no longer available, the same index will be used with respect to each Mortgage Note which requires a new index to be selected, provided that such selection does not conflict with the terms of the related Mortgage Note. Countrywide shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. Countrywide shall promptly, upon written request therefor, deliver to the Purchaser such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by Countrywide or the Purchaser that Countrywide has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, Countrywide shall immediately deposit in the Custodial Account, from its own funds, the amount of any interest loss caused the Purchaser thereby without reimbursement therefor.

               Section 3.15 Notification of Maturity Date.

               With respect to each Balloon Mortgage Loan, Countrywide shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date and final balloon payment.

               Section 3.16 Assumption Agreements.

               Countrywide shall, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that Countrywide shall not exercise any such right if prohibited from doing so by law or the terms of the Mortgage Note or if the exercise of such right would impair or threaten to impair any recovery under the related PMI Policy, if any. If Countrywide reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, Countrywide shall enter into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such Person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 3.16, the Purchaser authorizes Countrywide, with the prior written consent of the primary mortgage insurer, if any, to enter into a substitution of liability agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

               In connection with any such assumption or substitution of liability, Countrywide shall follow the underwriting practices and procedures employed by Countrywide for mortgage loans originated by Countrywide for its own account in effect at the time such assumption or substitution is made. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan and the outstanding principal amount of the Mortgage Loan shall not be changed. Countrywide shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser or its designee the original of any such substitution of liability or assumption agreement, which document shall be added to the related Collateral File and shall, for all purposes, be considered a part of such Collateral File to the same extent as all other documents and instruments constituting a part thereof.

               Notwithstanding anything to the contrary contained herein, Countrywide shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption that Countrywide may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.16, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

               Section 3.17 Satisfaction of Mortgages and Release of Collateral Files.

               Upon the payment in full of any Mortgage Loan, or the receipt by Countrywide of a notification that payment in full will be escrowed in a manner customary for such purposes, Countrywide shall immediately notify the Purchaser after the Monthly Remittance Advice (as defined in Section 4.02) has been provided in accordance with Section 4.02 and Countrywide may request the release of any Mortgage Loan documents from the Purchaser in accordance with Section
3.17 hereof. Such notice shall include a statement to the effect that all amounts received or to be received in connection with such payment, which are required to be deposited in the Custodial Account pursuant to Section 3.04 of this Agreement, have been or will be so deposited and shall request delivery to it of the portion of the Collateral File held by the Purchaser. Upon receipt of such notice and request, the Purchaser shall within five (5) Business Days release or cause to be released to Countrywide the related Collateral Documents and Countrywide shall prepare and process any satisfaction or release. In the event that the Purchaser fails to release or cause to be released to Countrywide the related Collateral Documents within five (5) Business Days of Countrywide's request therefor, the Purchaser shall be liable to Countrywide for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by Countrywide resulting from such failure. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

               With respect to a Mortgage Loan paid in full as set forth in the above paragraph, if the Mortgage has been recorded in the name of MERS or its designee, Countrywide shall take all necessary action to effect the release of the Mortgage Loan on the records of MERS.

               In the event Countrywide satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, Countrywide, upon written demand of the Purchaser, shall promptly remit to the Purchaser the then unpaid principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. Countrywide shall maintain the Fidelity Bond and errors and omissions insurance policy as provided for in Section 3.12 insuring Countrywide against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

               From time to time and as appropriate for the service or foreclosure of a Mortgage Loan, including for the purpose of collection under any PMI Policy, the Purchaser shall, within five (5) Business Days of Countrywide's request and delivery to the Purchaser, or the Purchaser's designee, of a servicing receipt signed by a Servicing Officer, release or cause to be released to Countrywide the portion of the Collateral File held by the Purchaser or its designee. Pursuant to the servicing receipt, Countrywide shall be obligated to return to the Purchaser the related Collateral File when Countrywide no longer needs such file, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Collateral File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially. In the event that the Purchaser fails to release or cause to be released to Countrywide the portion of the Collateral File held by the Purchaser or its designee within five (5) Business Days of Countrywide's request therefor, the Purchaser shall be liable to Countrywide for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by Countrywide resulting from such failure. Upon receipt of notice from Countrywide stating that such Mortgage Loan was liquidated, the Purchaser shall release Countrywide from its obligations under the related servicing receipt.

               Section 3.18 Servicing Compensation.

               As compensation for its services hereunder, Countrywide shall be entitled to withdraw from the Custodial Account, or to retain from interest payments on the Mortgage Loans, the amounts provided for as Servicing Fees. Additional servicing compensation in the form of assumption fees (as provided in Section 3.16 of this Agreement), late payment charges, prepayment penalties or otherwise shall be retained by Countrywide e to the extent not required to be deposited in the Custodial Account. Countrywide shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided herein.

               Section 3.19 Restoration of Mortgaged Property

               Countrywide need not obtain the approval of the Purchaser prior to releasing any Other Insurance Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices and the terms of this Agreement. At a minimum, Countrywide shall comply with the following conditions in connection with any such release of Other Insurance Proceeds.

               (a) Countrywide shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

               (b) Countrywide shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens; and

               (c) Pending repairs and restoration, Countrywide shall place Other Insurance Proceeds in the Escrow Account.

               If the Purchaser is named as an additional loss payee, Countrywide is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

               Section 3.20 Compliance with Gramm-Leach-Bliley Act of 1999.

               With respect to each Mortgage Loan, Countrywide and the Purchaser shall comply with Title V of the Gramm-Leach-Bliley Act of 1999, as amended and as applicable, and all applicable regulations promulgated thereunder, and shall provide all notices required thereunder.

                                   ARTICLE IV.
                 PROVISIONS OF PAYMENTS AND REPORTS TO PURCHASER

               Section 4.01 Distributions.

               On each Remittance Date, Countrywide shall distribute to the Purchaser (a) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 3.05 hereof; plus (b) all Monthly Advances, if any, that Countrywide is obligated to distribute pursuant to Section 4.03 of this Agreement; minus (c) any amounts attributable to Principal Prepayments received after the related Principal Prepayment Period; minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date. It is understood that, by operation of Section 3.04 hereof, the remittance on the first Remittance Date is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate, collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in (b), (c) and (d) above.

               Section 4.02 Periodic Reports to the Purchaser.

               (a) Monthly Reports. Not later than each Remittance Date, Countrywide shall furnish to the Purchaser via an electronic medium mutually acceptable to the parties, a monthly report in a form reasonably acceptable to the parties ("a Monthly Remittance Advice"), which report shall include with respect to each Mortgage Loan the following loan-level information: (i) the scheduled balance as of the last day of the related Due Period, (ii) all Principal Prepayments applied to the Mortgagor's account during the related Principal Prepayment Period, and (iii) the delinquency and bankruptcy status of the Mortgage Loan, if applicable.

               (b) Miscellaneous Reports. Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, Countrywide shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property, which report may be included with any other reports prepared by Countrywide and delivered to the Purchaser pursuant to the terms and conditions of this Agreement. With respect to any REO Property, and upon the request of the Purchaser, Countrywide shall furnish to the Purchaser a statement describing Countrywide's efforts during the previous month in connection with the sale of such REO Property, including any rental of such REO Property incidental to the sale thereof and an operating statement. Following the foreclosure sale or abandonment of any Mortgaged Property, Countrywide shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code or any successor provision thereof. Countrywide shall also provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time. The Purchaser agrees to pay for all reasonable out-of-pocket expenses incurred by Countrywide in connection with complying with any request made by the Purchaser hereunder if such information is not customarily provided by Countrywide in the ordinary course of servicing mortgage loans similar to the Mortgage Loans.

               Section 4.03 Monthly Advances by Countrywide.

               Not later than the close of business on the Determination Date preceding each Remittance Date, Countrywide shall deposit in the Custodial Account an amount equal to all payments not previously advanced by Countrywide, whether or not deferred pursuant to Section 4.01 of this Agreement, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent as of the close of business on the Business Day prior to the related Determination Date. Notwithstanding anything to the contrary herein, Countrywide may use amounts on deposit in the Custodial Account for future distribution to the Purchaser to satisfy its obligation, if any, to deposit delinquent amounts pursuant to the preceding sentence. To the extent Countrywide uses any funds being held for future distribution to the Purchaser to satisfy its obligations under this Section 4.03 hereof, Countrywide shall deposit in the Custodial Account an amount equal to such used funds no later than the Determination Date prior to the following Remittance Date to the extent that funds in the Custodial Account on such Remittance Date are less than the amounts to be remitted to the Purchaser pursuant to Section 4.01 of this Agreement.

               Countrywide's obligation to make such advances as to any Mortgage Loan will continue through the earliest of: (a) the last Monthly Payment due prior to the payment in full of the Mortgage Loan; (b) the Remittance Date prior to the Remittance Date for the distribution of any Liquidation Proceeds, Other Insurance Proceeds or Condemnation Proceeds which, in the case of Other Insurance Proceeds and Condemnation Proceeds, satisfy in full the indebtedness of such Mortgage Loan; or (c) the Remittance Date prior to the date the Mortgage Loan is converted to REO Property; provided, however, with respect to any Government Mortgage Loan that is converted to REO Property, Countrywide's obligation to make such advances will continue in accordance with the applicable governmental agency's guidelines. In no event shall Countrywide be obligated to make an advance under this Section 4.03 of this Agreement if at the time of such advance it reasonably determines that such advance will be unrecoverable.

               Section 4.04 Annual Statement as to Compliance.

               Countrywide shall deliver to the Purchaser on or before March 5th of each calendar year, beginning in the year following the Closing Date, signed by a senior officer of Countrywide stating that (a) a review of the activities of Countrywide during the preceding fiscal year and of performance under this Agreement have been made under such officer's supervision, (b) based on such review, Countrywide has fulfilled all of its obligations under this Agreement throughout such fiscal year, or, if there has been a default in the fulfillment of any obligation, specifying each such default known to such officer and the nature and status thereof and the actions being taken by Countrywide to cure such default, and (iii) all reports and information provided to Purchaser by Countrywide, pursuant to Countrywide's reporting requirements under the Agreement, are accurate and complete in all material respects. Copies of such statement may be provided by Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans.

               Section 4.05 Annual Independent Certified Public Accountants' Servicing Report.

               Countrywide shall, on or before March 5th of each year, beginning in the year following the Closing Date, cause, at its sole cost and expense, a firm of independent public accountants, which is a member of the American Institute of Certified Public Accountants, to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records and performed certain other procedures relating to the servicing of the Mortgage Loans during the immediately preceding fiscal year of Countrywide and that such firm is of the opinion that, on the basis of such examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance therewith, except for such exceptions as shall be set forth in such statement.

               Section 4.06 Purchaser's Access to Countrywide's Records.

               The Purchaser shall have access upon reasonable notice to Countrywide, during regular business hours or at such other times as might be reasonable under applicable circumstances, to any and all of the books and records of Countrywide that relate to the performance or observance by Countrywide of the terms, covenants or conditions of this Agreement. Further, Countrywide hereby authorizes the Purchaser, in connection with a sale of the Mortgage Loans, to make available to prospective purchasers a Consolidated Statement of Operations of Countrywide, or its parent company, prepared by or at the request of Countrywide for the most recently completed three (3) fiscal years for which such a statement is available as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. Se also agrees to make available to any prospective purchaser, upon reasonable notice and during normal business hours, a knowledgeable financial or accounting officer for the purpose of answering questions respecting Countrywide's ability to perform under this Agreement. The Purchaser agrees to reimburse Countrywide for any out-of-pocket costs incurred by Countrywide in connection with its obligations under this
Section 4.06.

                                   ARTICLE V.
                            COVENANTS BY COUNTRYWIDE

               Section 5.01 Indemnification by Countrywide.

               Countrywide shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary attorneys' fees and expenses and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to (a) a material breach of any of the representations or warranties made by Countrywide in Section 2.01 of this Agreement, or (b) the failure of Countrywide to perform its obligations hereunder including its obligations to service and administer the Mortgage Loans in compliance with the terms of this Agreement. Notwithstanding the foregoing, the Purchaser shall indemnify Countrywide and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that Countrywide may sustain in any way related to (a) actions or inactions of Countrywide which were taken or omitted upon the instruction or direction of the Purchaser, (b) the failure of the Purchaser to perform its obligations hereunder, including subsections (i) and (ii) in Section 5.03 of this Agreement, or (c) failure of the Purchaser to comply with Section 3.20 of this Agreement.

               The indemnification rights set forth in this Section 5.01 shall survive the termination of this Agreement or the resignation or removal of Countrywide for any reason.

               Section 5.02 Merger or Consolidation of Countrywide.

               Countrywide shall keep in full effect its existence, rights and franchises as a corporation under the laws of the United States or under the laws of one of the states thereof, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans, and to perform its duties under this Agreement.

               Notwithstanding anything to the contrary contained herein, any Person into which Countrywide may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Countrywide shall be a party, or any Person succeeding to the business of Countrywide, shall be the successor of Countrywide hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business is the servicing of mortgage loans, unless otherwise consented to by the Purchaser, which consent shall not be unreasonably withheld, and shall be qualified to service mortgage loans on behalf of an Agency.

               Section 5.03 Limitation on Liability of Countrywide and Others.

               Neither Countrywide nor any of the officers, employees or agents of Countrywide shall be under any liability to the Purchaser for any action taken, or for refraining from taking any action, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect Countrywide or any such person against any breach of warranties or representations made herein, or the failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. Countrywide and any officer, employee or agent of Countrywide may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. Notwithstanding anything to the contrary contained in this Agreement, unless one or more Event(s) of Default by Countrywide shall occur and shall not have been remedied within the time limits set forth in Section 6.01(a) of this Agreement, the Purchaser shall not record or cause to be recorded an Assignment of Mortgage with the recording office. To the extent the Purchaser records with the recording office as permitted herein an Assignment of Mortgage which designates the Purchaser as the holder of record of the Mortgage, the Purchaser agrees that it shall (i) provide Countrywide with immediate notice of any action with respect to the Mortgage or the related Mortgaged Property and ensure that the proper department or person at Countrywide receives such notice; and (ii) immediately complete, sign and return to Countrywide any document reasonably requested by Countrywide to comply with its servicing obligations, including without limitation, any instrument required to release the Mortgage upon payment in full of the obligation or take any other action reasonably required by Countrywide. The Purchaser further agrees that Countrywide shall have no liability for the Purchaser's failure to comply with the subsections (i) or (ii) in the foregoing sentence. Countrywide shall have no liability to the Purchaser and shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that Countrywide may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable to protect the Purchaser's interests in the Mortgage Loans. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and Countrywide shall be entitled to be reimbursed therefor from the Purchaser upon written demand except when such expenses, costs and liabilities are subject to Countrywide's indemnification under Section 5.01 of this Agreement.

               Section 5.04 No Transfer of Servicing.

               Countrywide acknowledges that the Purchaser acts in reliance upon Countrywide's independent status, the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, Countrywide shall not assign this Agreement or the servicing rights hereunder, without the prior written approval of the Purchaser, which consent may not be unreasonably withheld; provided, however, that nothing in this Agreement shall limit the right of Countrywide to assign the servicing rights hereunder to Servicing LP. In the event Countrywide assigns the servicing rights to Servicing LP as contemplated in this Section 5.04, the Servicing LP shall assume all obligations of Countrywide, as servicer, under this Agreement from and after the date of such assignment.

               Section 5.05 Subservicing.

               Countrywide may enter into subservicing agreements or arrangements for the servicing and administration of any or all of the Mortgage Loans. Countrywide will remain obligated and primarily liable to the Purchaser for the servicing of the Mortgage Loans in accordance with the provisions of this Agreement, without diminution of such obligation or liability by virtue of the subservicing agreements or arrangements or by virtue of indemnification from the subservicer, and to the same extent and under the same terms and conditions as if Countrywide alone were servicing the Mortgage Loans. Countrywide will be solely liable for all fees owed by it to any subservicer.

                                   ARTICLE VI.
                     TERMINATION OF COUNTRYWIDE AS SERVICER

               Section 6.01 Termination Due to an Event of Default.

               (a) Each of the following shall be an Event of Default by Countrywide if it shall occur and, if applicable, be continuing for the period of time set forth therein:

                      (i) any failure by Countrywide to remit to the Purchaser
               any payment required to be made under the terms of this Agreement which such failure continues unremedied for a period of three (3) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall be given to Countrywide by the Purchaser; or

                      (ii) any failure on the part of Countrywide to duly
               observe or perform in any material respect any of the covenants or agreements on the part of Countrywide set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Countrywide by the Purchaser (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement; a failure on the part of Countrywide to deliver the statement or report, as applicable, required to be delivered under Section 4.04 or 4.05 of this Agreement, which continues unremedied for nine calendar days after receipt by Countrywide of written notice of such failure from the Purchaser (which failure shall continue no later than March 15th of each year ("Due Date") with respect to Section 4.04 or 4.05 of this Agreement; provided, however, Countrywide shall have received such written notice of such failure at least 5 Business Days prior to such Due Date); or

                      (iii) a decree or order of a court or agency or
               supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Countrywide and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

                      (iv) Countrywide shall consent to the appointment of a
               conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Countrywide or of or relating to all or substantially all of its property; or

                      (v) Countrywide shall admit in writing its inability to
               pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

                      (vi) Countrywide ceases to meet the servicer eligibility
               qualifications of a Fannie Mae and Freddie Mac; or

                      (vii) Countrywide fails to maintain its license to do
               business or service residential mortgage loans in any jurisdiction where the Mortgaged Properties are located if such license is required, which failure continues unremedied for a period of sixty-five (65) days, or such other additional time as mutually agreed upon by the Purchaser and Countrywide; provided, however, that it is understood by the Purchaser that the failure to cure within the timeframe provided for herein (or such additional time as mutually agreed upon by the Purchaser and the Servicer) shall constitute an Event of Default solely for the affected Mortgage Loan.

               In case one or more Events of Default by Countrywide shall occur and shall not have been remedied, the Purchaser, by notice in writing to Countrywide may, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, terminate without compensation (however, Countrywide shall be reimbursed for all outstanding and unreimbursed Servicing Advances and Monthly Advances), all the rights and obligations of Countrywide under this Agreement, the Purchase Agreement and in and to the Mortgage Loans and the proceeds thereof. Upon the receipt by Countrywide of such written notice, all authority and power of Countrywide under this Agreement and the Purchase Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Purchaser. Upon written request from the Purchaser, Countrywide shall prepare, execute and deliver, any and all documents and other instruments and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at Countrywide's sole expense. Countrywide agrees to cooperate with the Purchaser in effecting the termination of Countrywide's responsibilities and rights hereunder, including without limitation, the transfer to the Purchaser, for administration by it, of all cash amounts which shall at the time be credited by Countrywide to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

               (b) Waiver of Event of Default. The Purchaser may waive any default by Countrywide in the performance of Countrywide's obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Events of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereto except to the extent expressly so waived.

               Section 6.02 Termination by Other Means.

               The respective obligations and responsibilities of Countrywide shall terminate with respect to any Mortgage Loan Package upon the first to occur of: (a) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property in such Mortgage Loan Package and the remittance of all funds due hereunder; (b) by mutual consent of Countrywide and the Purchaser in writing; (c) the purchase by Countrywide of all outstanding Mortgage Loans and REO Property in a Mortgage Loan Package at a price mutually agreed upon by the parties; or (d) the Pass-Through Transfer of the last Mortgage Loan in such Mortgage Loan Package.

                                   ARTICLE VII.
                                  MISCELLANEOUS

               Section 7.01 Notices.

               All demands, notices and communications required to be provided hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, and return receipt requested, or, if by other means, when received by the other party at the address as follows:

               (i)    to Countrywide:

                      Countrywide Home Loans Inc.
                      4500 Park Granada
                      Calabasas, California 91302
                      Attn: Darren Bigby
                      With a copy to: General Counsel

               (ii)   the Purchaser:

                      Sutton Funding LLC
                      c/o Global Securitization Services, LLC
                      445 Broad Hollow Road, Suite 239
                      Melville, New York 11747
                      Attn: Vice President

                      Facsimile: (212) 302-8767

                      With a copy to: Barclays Bank PLC, as
                      administrator
                      200 Park Avenue, 5th Floor
                      New York, New York 10166
                      Attn: Mary Logan
                      Facsimile: (212) 412-3266
                      E-Mail: mary.logan@barclayscapital.com

                      and

                      Attn: Michael Dryden
                      Facsimile: (212) 412-6846
                      E-Mail: michael.dryden@barclayscapital.com

               To the address and contact set forth in the related Purchase Confirmation or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

               Section 7.02 Exhibits.

               The Exhibits to this Agreement and each Trade Confirmation and Purchase Confirmation executed by Countrywide and the Purchaser are hereby incorporated and made a part hereof and are an integral part of this Agreement.

               Section 7.03 General Interpretive Principles.

               For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (a). the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

               (b). accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

               (c). references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other Subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

               (d). reference to a Subsection without further reference to a
Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

               (e). the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

               (f). the term "include" or "including" shall mean without limitation by reason of enumeration; and

               (g). reference to the Transaction Documents or any other document referenced herein shall include all exhibits, schedules or other supplements thereto.

               Section 7.04 Reproduction of Documents.

               This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

               Section 7.05 Further Agreements.

               Countrywide shall execute and deliver to the Purchaser and the Purchaser shall be required to execute and deliver to Countrywide such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

               Section 7.06 Assignment of Mortgage Loans by the Purchaser; Pass-Through Transfers.

               (a) The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in a Whole Loan Transfer or Pass-Through Transfer and may assign this Agreement; provided, however, that the transferee will not be deemed to be the Purchaser hereunder unless such transferee shall agree in writing to be bound by the terms of this Agreement in the form of an assignment, assumption and recognition agreement ("AAR") reasonably acceptable to the Purchaser and Countrywide and an original counterpart of the AAR shall have been executed by the Purchaser and the transferee and delivered to Countrywide. Notwithstanding the foregoing, no transfer shall be effective if such transfer would result in there being more than three (3) "Purchasers" outstanding hereunder with respect to any Mortgage Loan Package. Any Person or trust to which Mortgage Loans may be transferred pursuant to this Section 7.06(a) or Section 7.06(b) hereunder shall constitute a single Purchaser for the purposes of the preceding sentence.

               (b) The Purchaser and Countrywide agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, but subject to the limitations set forth in Section 7.06(a) hereof, may effect Pass-Through Transfers, retaining Countrywide, as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the related Reconstitution Date, the Mortgage Loans transferred shall cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section 7.06 is rejected by the related transferee, Countrywide shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement. Countrywide shall cooperate with the Purchaser in connection with each Pass-Through Transfer in accordance with this Section 7.06. In connection therewith Countrywide shall:

                     (i) negotiate in good faith an AAR required to effectuate
              the Pass-Through Transfer, provided such AAR creates no greater obligation or cost on the part of Countrywide than otherwise set forth in this Agreement, and provided further that Countrywide shall be entitled to a servicing fee under that agreement at a rate per annum no less than the Servicing Fee Rate; and

                     (ii) provide as applicable:

                     (A) information pertaining to Countrywide of the type and
              scope customarily included in offering documents for residential mortgage-backed securities transactions involving multiple loan originators; and

                     (B) such opinions of counsel, letters from auditors, and
              certificates of public officials or officers of Countrywide as are reasonably believed necessary by the trustee, any rating agency or the Purchaser, as the case may be, in connection with such Pass-Through Transfer. The Purchaser shall pay all third party costs associated with the preparation of the information described in clause (ii)(A) above and the delivery of any opinions, letters or certificates described in this clause (ii)(B). Countrywide shall not be required to execute any AAR unless a draft of such AAR is provided to Countrywide at least 10 days before the Reconstitution Date, or such longer period as may reasonably be required for Countrywide and its counsel to review and comment on the agreement.

               (c) In connection with any Pass-Through Transfer, Countrywide shall not be required to "bring down" any of the representations and warranties in this Agreement (i.e., the representations and warranties only speak as of the applicable date set forth in the Purchase Agreement), or, except as provided in the following sentence, to make any other representations or warranties whatsoever. Upon request, Countrywide will bring down the representations and warranties in Section 2.01 of this Agreement to a date no later than the related Reconstitution Date.

               (d) Countrywide shall: (i) provide to the Purchaser any and all necessary information and appropriate verification of information which may be reasonably available to Countrywide, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) execute an indemnity agreement agreed upon by the Purchaser and Countrywide such as an Indemnification and Contribution Agreement in a form to be mutually agreed upon by the parties. Moreover, Countrywide agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements.

               (e) All Mortgage Loans not sold or transferred pursuant to Pass-Through Transfers shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

               Section 7.07 Conflicts between Transaction Documents.

               In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement, the Purchase Agreement and either the related Trade Confirmation or the related Purchase Confirmation, the terms of the related Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of the Trade Confirmation and the Purchase Confirmation, the terms of the Purchase Confirmation shall control. In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and the Purchase Agreement, the terms of this Agreement shall control.

               Section 7.08 Governing Law.

               This Agreement shall be deemed in effect when fully executed counterpart and shall be deemed to have been made in the State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be deemed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles), except to the extent preempted by applicable federal Law.

               Section 7.09  Severability Clause.

               Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to an amendment to this Agreement which places each party in the same or as economic position as each party would have been in except for such invalidity.

               Section 7.10 Successors and Assigns.

               This Agreement shall bind and inure to the benefit of and be enforceable by Countrywide, the Purchaser and the respective permitted successors and assigns of Countrywide and the Purchaser. Except as specifically set forth in Section 7.06 above, the Purchaser may not assign, pledge or hypothecate this Agreement to any Person without Countrywide's prior written consent.

               Section 7.11 Confidentiality.

               Countrywide and the Purchaser acknowledge and agree that the terms of the Transaction Documents shall be kept confidential and their contents will not be divulged to any party without the other party's consent, except to the extent that it is appropriate for Countrywide and the Purchaser to do so in working with legal counsel, auditors, taxing authorities, or other governmental agencies.

               Section 7.12 Entire Agreement.

               This Agreement and Purchase Confirmation constitute the entire understanding between the Countrywide and the Purchaser with respect to each Mortgage Loan Package and supersede all prior or contemporaneous oral or written communications regarding same. Countrywide and the Purchaser understand and agree that no employee, agent or other representative of Countrywide or the Purchaser has any authority to bind such party with regard to any statement, representation, warranty or other expression unless said statement, representation, warranty or other expression is specifically included within the express terms of this Agreement or the related Purchase Confirmation. Neither this Agreement nor the related Purchase Confirmation shall be modified, amended or in any way altered except by an instrument in writing signed by both parties.

               Section 7.13 Counterparts.

               This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

               Section 7.14 Waivers.

               No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

               Section 7.15 Waiver of Trial by Jury.

               COUNTRYWIDE AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

               Section 7.16  Consent to Service of Process.

               EACH OF THE PURCHASER AND COUNTRYWIDE IRREVOCABLY (I) SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT;
(II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER

                           (SIGNATURE PAGE TO FOLLOW)

               IN WITNESS WHEREOF, Countrywide and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        COUNTRYWIDE HOME LOANS INC.,
                                            Countrywide


                                        By: ____________________________________
                                            Name:
                                            Title:

                                        SUTTON FUNDING LLC,
                                            the Purchaser


                                        By: ____________________________________
                                            Name:
                                            Title:

                                   EXHIBIT N-1

                        WELLS FARGO ASSIGNMENT AGREEMENT

                      ASSIGNMENT AND RECOGNITION AGREEMENT

            THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 29, 2007 ("Agreement"), among Barclays Bank PLC ( the "Assignor"), BCAP LLC ("Assignee"), Wells Fargo Bank, National Association, as servicer (in such capacity, the "Servicer"), and as seller (in such capacity, the "Company") and Deutsche Bank National Trust Company , as trustee (the "Trustee"):

            For and in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment and Conveyance

            1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title, interest and obligations of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, the Seller's Warranties and Servicing Agreement-WFHM 2007-PA06 (the "Sale and Servicing Agreement"), dated as of March 1, 2007, between the Assignor, as purchaser (the "Purchaser") and the Company, as seller/servicer, solely insofar as the Sale and Servicing Agreement relate to the Mortgage Loans.

            From and after the date hereof, the Servicer shall service the Mortgage Loans in accordance with the Sale and Servicing Agreement as modified by this Agreement.

            The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Sale and Servicing Agreement that are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company

            2. From and after the date hereof (the "Securitization Closing Date"), each of the Company and the Servicer shall and does hereby recognize that the Assignee, in connection with a securitization of the Mortgage Loans (the "Securitization"), will transfer the Mortgage Loans and assign its rights under the Sale and Servicing Agreement (solely to the extent set forth herein) and this Agreement to BCAP LLC Trust 2007-AA4 (the "Trust") created pursuant to a Trust Agreement, dated as of June 1, 2007 (the "Trust Agreement"), among the Assignee, Wells Fargo Bank, National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Trust Agreement, the "Trustee"). Each of the Company, the Servicer and the Trustee on behalf of the Trust hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company and the Servicer shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust shall have and assume all the rights, remedies and obligations available to the Assignor, insofar as they relate to the Mortgage Loans, under the Sale and Servicing Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Article 2 of the Sale and Servicing Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, (iv) all references to the Purchaser under the Sale and Servicing Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust and (v) the Mortgage Loans will be part of a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code (a "REMIC"), and the Servicer shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage
Loan) in accordance with the Sale and Servicing Agreement but in no event in a manner that would (A) cause the REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon the REMIC, and all custodial accounts and escrow accounts maintained under the Sale and Servicing Agreement with respect to the Mortgage Loans shall be Eligible Accounts as set forth in this Agreement.

Representations and Warranties of the Company and the Servicer

            3. Each of the Company and the Servicer warrants and represents to the Assignor, the Assignee, the Trustee and the Trust as of the date hereof that:

            (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable;

            (b) It has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Sale and Servicing Agreement to which it is a party. The execution by it of this Agreement is in the ordinary course of its business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or bylaws or organization documents, as applicable, or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which its or its property is subject. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute its valid and legally binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

            (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by it in connection with the execution, delivery or performance by it of this Agreement; and

            (d) There is no action, suit, proceeding or investigation pending or to the best of its knowledge threatened against it, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Sale and Servicing Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in its ability to perform its obligations under this Agreement or the Sale and Servicing Agreement, and it is solvent.

Amendments to Sale and Servicing Agreements for the Securitization

            4. Solely with respect to the Mortgage Loans, the following amendments are hereby made to the Sale and Servicing Agreement:

            (a) Section 5.02 is deleted and replaced in entirety with the following:

            "Not later than the 10th Business Day of each month, the Company shall furnish to the Trustee a monthly remittance advice, with a trial balance report attached thereto, as to the remittance period ending on the last day of the preceding month."

            (b) in Section 6.04, the text "the Purchaser and any Depositor" and "the Purchaser and such Depositor" are deleted and replaced with "the Depositor."

            (c) in Section 6.06, the text "the Purchaser and any Depositor" and "the Purchaser and such Depositor" are deleted and replaced with "the Depositor."

            (d) in the first sentence of Section 4.13, add the words "or its agent" after the words "The Company."

Remedies for Breach of Representations and Warranties

            5. Each of the Company and the Servicer hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust in connection with any breach of the representations and warranties made by it set forth in Section 3 hereof shall be as set forth in Section 3.03 of the Sale and Servicing Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

            6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

            7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

            8. For all purposes of the Company's obligations in connection with Regulation AB compliance and filings of the Purchaser, pursuant to the Sale and Servicing Agreement (including indemnifications in favor of the Purchaser under Section 9.01), the term "Purchaser" shall include the Trust and the Trustee.

            9. This Agreement shall inure to the benefit of (i) the parties hereto and their respective successors and assigns and (ii) the Trust. Any entity into which the Assignor, Assignee, the Servicer or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee, the Servicer or Company, respectively, hereunder.

            10. Each of this Agreement and the Sale and Servicing Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Sale and Servicing Agreement (to the extent assigned hereunder) by the Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Sale and Servicing Agreement.

            11. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

            12. In the event that any provision of this Agreement conflicts with any provision of any Sale and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

            13. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Sale and Servicing Agreement.

            14. All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

                In the case of Barclays:

                Barclays Bank PLC
                200 Park Avenue, 5th Floor
                New York, New York  10166
                Attention:  Michael Wade
                Telephone:  (212) 412-2812

                In the case of the Depositor:

                BCAP LLC
                200 Park Avenue
                New York, New York  10166
                Attention:  General Counsel
                Telephone:  (212) 412-5271

                with a copy to:

                Barclays Bank PLC
                200 Park Avenue, 5th Floor
                New York, New York  10166
                Attention:  Michael Wade
                Telephone:  (212) 412-2812


                In the case of the Trustee


                for the purposes of notices and delivery of reports:
                Deutsche Bank Trust Company Americas
                1761 East St. Andrew Place
                Santa Ana, California 92705
                Trust Administration - BC0704



                for the purposes of remittance:
                Deutsche Bank Trust Company Americas
                ABA #: 021 001 033
                Acct. #: 01419663
                Acct. Name: NYLTD Funds Control-Stars West
                Ref: Trust Administration - BCAP 2007-AA4



                In the case of the Company and Servicer:
                Wells Fargo Bank, National Association
                1 Home Campus
                MAC X2302-033
                Des Moines, Iowa 50328-0001
                Attention: John Brown
                Fax: 515-324-3118
                Copy to: General Counsel, 1 Home Campus, MAC X2401-06T, Des Moines,
                Iowa 50328-001

            Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by the Trustee (i) it is acknowledged and agreed to by Deutsche Bank National Trust Company in the exercise of the powers and authority conferred and vested in it as Trustee under the Trust Agreement, (ii) each of the representations, undertakings and agreements herein made is intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Trust, and
(iii) Deutsche Bank National Trust Company in its individual capacity shall not be personally liable under any circumstance for the payment of any indebtedness or expenses or be personally liable for the breach of failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, as seller

                                          By: __________________________________
                                              Name:
                                              Its:

                                          WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION, as servicer

                                          By: __________________________________
                                              Name:
                                              Its:

                                          BARCLAYS BANK PLC

                                          By: __________________________________
                                              Name:
                                              Its:

                                          BCAP LLC

                                          By: __________________________________
                                              Name:
                                              Its:



ACKNOWLEDGED AND AGREED:

DEUTSCHE BANK NATIONAL TRUST COMPANY,
     solely as Trustee and not in its individual capacity

By:  _____________________________________________________
     Name:
     Title:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                   (Delivered to Trustee on the Closing Date)

                                   EXHIBIT N-2

                        COUNTRYWIDE ASSIGNMENT AGREEMENT

                      ASSIGNMENT AND RECOGNITION AGREEMENT

               THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 29, 2007 (the "Agreement"), among Barclays Bank PLC (the "Assignor"), BCAP LLC ("Assignee"), Countrywide Home Loans Servicing LP (the "Servicer"), Countrywide Home Loans, Inc. (the "Company") and Deutsche Bank National Trust Company, as trustee (the "Trustee"):

               For and in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

               1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the rights, title, interest and obligations of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Master Mortgage Loan Purchase Agreement, dated as of August 30, 2006 (the "Sale Agreement"), between Barclays, as purchaser (the "Purchaser"), and the Company, as seller, the Servicing Agreement, dated as of August 30, 2006 (the "Servicing Agreement"), between the Purchaser, and the Company, as servicer, as amended by Amendment Reg AB, dated as of August 30, 2006, among the Purchaser and the Company (together with the Sale Agreement and Servicing Agreement, the "Sale and Servicing Agreements"), solely insofar as the Sale and Servicing Agreements relate to the Mortgage Loans.

               From and after the date hereof, the Servicer shall service the Mortgage Loans in accordance with the Servicing Agreement as modified by this Agreement.

               The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Sale and Servicing Agreements that are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company
--------------------------

               2. From and after the date hereof (the "Securitization Closing Date"), each of the Company and the Servicer shall and does hereby recognize that the Assignee, in connection with a securitization of the Mortgage Loans (the "Securitization"), will transfer the Mortgage Loans and assign all of its rights, title, interest and obligations (to the extent relating to the Mortgage Loans) to and under the Sale and Servicing Agreements (solely to the extent set forth herein) and this Agreement to BCAP LLC Trust 2007-AA4 (the "Trust") created pursuant to a Trust Agreement, dated as of June 1, 2007 (the "Trust Agreement"), among the Assignee, Wells Fargo Bank, National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Trust Agreement, the "Trustee"). Each of the Company, the Servicer and the Trustee on behalf of the Trust hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company and the Servicer shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust shall have and assume all the rights, remedies and obligations available to the Assignor, insofar as they relate to the Mortgage Loans, under the Sale and Servicing Agreements, including, without limitation, the enforcement of the document delivery requirements set forth in Section 2 of the Sale Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, (iv) all references to the Purchaser under the Sale and Servicing Agreements insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust and (v) the Mortgage Loans will be part of a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code (a "REMIC"), and the Servicer shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage Loan) in accordance with the Sale and Servicing Agreements but in no event in a manner that would (A) cause the REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon the REMIC, and all custodial accounts and escrow accounts maintained under the Servicing Agreement with respect to the Mortgage Loans shall be Eligible Accounts as set forth in this Agreement.

Representations and Warranties of the Company and the Servicer
--------------------------------------------------------------

               3. Each of the Company and the Servicer warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable;

               (b) It has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Sale and Servicing Agreements to which it is a party. The execution by it of this Agreement is in the ordinary course of its business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or bylaws or organization documents, as applicable, or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which its or its property is subject. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute its valid and legally binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by it in connection with the execution, delivery or performance by it of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or to the best of its knowledge threatened against it, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Sale and Servicing Agreements, or which, either in any one instance or in the aggregate, would result in any material adverse change in its ability to perform its obligations under this Agreement or the Sale and Servicing Agreements, and it is solvent.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

               4. Each of the Company and the Servicer hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust in connection with any breach of the representations and warranties made by it set forth in Section 3 hereof shall be as set forth in Subsection 3.03 of the Sale Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Amendments to Sale and Servicing Agreements for the Securitization
------------------------------------------------------------------

               5. Solely with respect to the Mortgage Loans, the following amendments are hereby made to the Servicing Agreement:

               (a) The following definitions set forth in the Servicing Agreement are amended and restated in their entirety as follows:

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California, the State of Maryland, the State of Minnesota or the State of Texas are authorized or obligated by law or executive order to be closed.

Eligible Account: Either (i) an account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account at an institution acceptable to each Rating Agency. Each Eligible Account shall be a separate account.

Eligible Institution: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 30 days), or the long-term unsecured debt obligations of which are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations or other short-term deposits of which are rated at least "P-1" by Moody's and "F1+" by Fitch (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Servicers).

Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Company, or any of their respective affiliates:

                         (1) direct obligations of, or obligations fully
               guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                         (2) (A) such depository institution or trust company or
               its ultimate parent has a short-term uninsured debt rating in one of the two highest available rating categories of the Rating Agency and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

                         (3) repurchase obligations with respect to any security
               described in clause (1) above and entered into with a depository institution or trust company (acting as principal) rated A or higher by the Rating Agency;

                         (4) securities bearing interest or sold at a discount
               that are issued by any corporation incorporated under the laws of the United States of America, the District of Columbia or any state thereof and that are rated by the Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

                         (5) commercial paper (including both
               non-interest-bearing discount obligations and interest-bearing obligations) that is rated by the Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

                         (6) units of money market funds, including money market
               funds (which may be 12b-1 funds, as contemplated by the Commission under the Investment Company Act of 1940) registered under the Investment Company Act of 1940 including funds managed or advised by the Servicer, the Company having the highest applicable rating from the Rating Agency; and

                         (7) if previously confirmed in writing to the Assignee
               or its designee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agency in writing as a permitted investment of funds backing securities having ratings equivalent to its highest initial ratings of the senior certificates;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

Rating Agency: Any nationally recognized statistical rating agency rating the securities issued in the applicable Pass-Through Transfer.

Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Pass-Through Transfer pursuant to Section 7.06 hereof. The Reconstitution Date shall be May 31, 2007.

               (b) The first paragraph of Section 3.04 of the Servicing Agreement is amended and restated in its entirety as follows:

Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Custodial Accounts, in the form of time deposit or demand accounts and shall be titled "Countrywide in trust for BCAP LLC Trust 2007-AA4 as Purchaser of Mortgage Loans and various Mortgagors." Countrywide shall provide the Purchaser with written evidence of the creation of such Custodial Account(s) upon the request of the Purchaser.

               (c) The first paragraph of Section 3.13(c) of the Servicing Agreement is amended and restated in its entirety as follows:

Disposition. Subject to the following paragraph, Countrywide shall use best efforts to dispose of each REO Property as soon as possible and shall sell each REO Property no later than three (3) years after title to such REO Property has been obtained, unless Countrywide determines, and gives an appropriate notice to the Purchaser, that a longer period is necessary for the orderly disposition of any REO Property. If a period longer than one (1) year is necessary to sell any REO Property, Countrywide shall, if requested by the Purchaser, report monthly to the Purchaser as to the progress being made in selling such REO Property. Countrywide shall also maintain, on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in
Section 3.10 hereof.

               (d) The first paragraph of Section 4.02(a) of the Servicing Agreement is amended and restated in its entirety as follows:

Monthly Reports. Not later than no later than the fifteenth (15th) calendar day of each month (or if such fifteenth day is not a Business Day, the Business Day immediately preceding such fifteenth day), Countrywide shall furnish to the Purchaser via an electronic medium mutually acceptable to the parties, monthly reports in form and substance reasonably acceptable to the parties ("Monthly Remittance Advice") with respect to monthly remittance advices, defaulted Mortgage Loans and realized loss calculations, respectively, attached hereto as Exhibits B and C which reports shall include with respect to each Mortgage Loan the following loan-level information: (i) the scheduled balance as of the last day of the related Due Period, (ii) all Principal Prepayments applied to the Mortgagor's account during the related Principal Prepayment Period, and (iii) the delinquency and bankruptcy status of the Mortgage Loan, if applicable; provided, however, it is understood that Countrywide shall not be obligated to report on any prepayment penalties or charges.

               (e) Exhibits B and C attached hereto, are hereby added to the Servicing Agreement as Exhibits B and C.

               (f) Sections 4.04 and 4.05 of the Servicing Agreement are hereby deleted.

               (g) Section 3.04 of the Servicing Agreement is hereby amended by adding the following paragraph to the end thereof:

        Funds in the Custodial Account shall, if invested, be invested in Permitted Investments; provided, however, that the Servicer shall be under no obligation or duty to invest (or otherwise pay interest on) amounts held in the Custodial Account. All Permitted Investments shall mature or be subject to redemption or withdrawal no later than one Business Day prior to the next succeeding Remittance Date (except that if such Permitted Investment is an obligation of the Servicer, then such Permitted Investment shall mature not later than such applicable Remittance Date). Any and all investment earnings from any such Permitted Investment shall be for the benefit of the Servicer and shall be subject to its withdrawal or order from time to time, and shall not be part of the Trust. The risk of loss of moneys required to be remitted to the Master Servicer resulting from such investments shall be borne by and be the risk of the Servicer. The Servicer shall promptly deposit the amount of any such loss in the Custodial Account, but in no event later than the related Remittance Date.

               (h) Exhibit A to the Amendment Reg AB is hereby deleted in its entirety and replaced with Exhibit D attached hereto.

Miscellaneous
-------------

               6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee on behalf of the Trust.

               8. This Agreement shall inure to the benefit of (i) the parties hereto and their respective successors and assigns and (ii) the Trust. Any entity into which the Assignor, Assignee, the Servicer or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee, the Servicer or Company, respectively, hereunder.

               9. Each of this Agreement and the Sale and Servicing Agreements shall survive the conveyance of the Mortgage Loans and the assignment of the Sale and Servicing Agreements (to the extent assigned hereunder) by the Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Sale and Servicing Agreements.

               10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

               11. In the event that any provision of this Agreement conflicts with any provision of any Sale and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

               12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Sale and Servicing Agreements

               13. All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

                      In the case of the Assignor:

                      Barclays Bank PLC
                      200 Park Avenue, 5th Floor
                      New York, New York  10166
                      Attention: Jay Kim
                      Telephone: (212) 412-7621

                      j.kim@barcap.com

                      In the case of the Depositor:

                      BCAP LLC
                      200 Park Avenue
                      New York, New York  10166
                      Attention: General Counsel
                      Telephone: (212) 412-5271

                      In the case of the Trustee

                      for the purpose of notices:
                      Deutsche Bank Trust Company Americas
                      1761 East St. Andrew Place
                      Santa Ana, California 92705
                      Trust Administration -BC0704

                      for the purpose of remittance:
                      Deutsche Bank Trust Company Americas
                      ABA #: 021 001 033
                      Acct. #: 01419663
                      Acct. Name: NYLTD Funds Control-Stars West
                      Ref: Trust Administration - BCAP 2007-AA4

                      In the case of the Company and Servicer:

                      Countrywide Home Loans, Inc.
                      4500 Park Granada
                      Calabasas, California 91302
                      Attention: Darren Bigby


               Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by the Trustee (i) it is acknowledge and agreed to by Deutsche Bank National Trust Company in the exercise of the powers and authority conferred and vested in it as Trustee under the Trust Agreement, (ii) each of the representations, undertakings and agreements herein made is intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Trust, and
(iii) Deutsche Bank National Trust Company in its individual capacity shall not be personally liable under any circumstance for the payment of any indebtedness or expenses or be personally liable for the breach of failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                 COUNTRYWIDE HOME LOANS, INC.



                                 By: ___________________________________________
                                     Name:
                                     Its:


                                 COUNTRYWIDE HOME LOANS SERVICING LP



                                 By: Countrywide GP, Inc., its General Partner



                                 By: ___________________________________________
                                     Name:
                                     Its:


                                 BARCLAYS BANK PLC



                                 By: ___________________________________________
                                     Name:
                                     Its:


                                 BCAP LLC



                                 By: ___________________________________________
                                     Name:
                                     Its:



ACKNOWLEDGED AND AGREED:



DEUTSCHE BANK NATIONAL TRUST COMPANY,
    solely as Trustee and not in its individual capacity



By: ___________________________________________
    Name:
    Title:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                   (Delivered to Trustee on the Closing Date)

                                    EXHIBIT B
                                    ---------

                               Standard File Layout

-----------------------------------------------------------------------------------------------------------------------------
Column Name                   Description                                     Decimal    Format Comment                  Max
                                                                                                                        Size
-----------------------------------------------------------------------------------------------------------------------------
SER_INVESTOR_NBR              A value assigned by the Servicer to define a               Text up to 10 digits             20
                              group of loans.
-----------------------------------------------------------------------------------------------------------------------------
LOAN_NBR                      A unique identifier assigned to each loan by               Text up to 10 digits             10
                              the investor.
-----------------------------------------------------------------------------------------------------------------------------
SERVICER_LOAN_NBR             A unique number assigned to a loan by the                  Text up to 10 digits             10
                              Servicer. This may be different than the
                              LOAN_NBR.
-----------------------------------------------------------------------------------------------------------------------------
BORROWER_NAME                 The borrower name as received in the file. It              Maximum length of 30             30
                              is not separated by first and last name.                   (Last, First)
-----------------------------------------------------------------------------------------------------------------------------
SCHED_PAY_AMT                 Scheduled monthly principal and scheduled           2      No commas(,) or dollar           11
                              interest payment that a borrower is expected               signs ($)
                              to pay, P&I constant.
-----------------------------------------------------------------------------------------------------------------------------
NOTE_INT_RATE                 The loan interest rate as reported by the           4      Max length of 6                   6
                              Servicer.
-----------------------------------------------------------------------------------------------------------------------------
NET_INT_RATE                  The loan gross interest rate less the service       4      Max length of 6                   6
                              fee rate as reported by the Servicer.
-----------------------------------------------------------------------------------------------------------------------------
SERV_FEE_RATE                 The servicer's fee rate for a loan as               4      Max length of 6                   6
                              reported by the Servicer.
-----------------------------------------------------------------------------------------------------------------------------
SERV_FEE_AMT                  The servicer's fee amount for a loan as             2      No commas(,) or dollar           11
                              reported by the Servicer.                                  signs ($)
-----------------------------------------------------------------------------------------------------------------------------
NEW_PAY_AMT                   The new loan payment amount as reported by          2      No commas(,) or dollar           11
                              the Servicer.                                              signs ($)
-----------------------------------------------------------------------------------------------------------------------------
NEW_LOAN_RATE                 The new loan rate as reported by the                4      Max length of 6                   6
                              Servicer.
-----------------------------------------------------------------------------------------------------------------------------
ARM_INDEX_RATE                The index the Servicer is using to calculate        4      Max length of 6                   6
                              a forecasted rate.
-----------------------------------------------------------------------------------------------------------------------------
ACTL_BEG_PRIN_BAL             The borrower's actual principal balance at          2      No commas(,) or dollar           11
                              the beginning of the processing cycle.                     signs ($)
-----------------------------------------------------------------------------------------------------------------------------
ACTL_END_PRIN_BAL             The borrower's actual principal balance at          2      No commas(,) or dollar           11
                              the end of the processing cycle.                           signs ($)
-----------------------------------------------------------------------------------------------------------------------------
BORR_NEXT_PAY_DUE_DATE        The date at the end of processing cycle that               MM/DD/YYYY                       10
                              the borrower's next payment is due to the
                              Servicer, as reported by Servicer.
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_AMT_1               The first curtailment amount to be applied.         2      No commas(,) or dollar           11
                                                                                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_DATE_1              The curtailment date associated with the                   MM/DD/YYYY                       10
                              first curtailment amount.
-----------------------------------------------------------------------------------------------------------------------------
CURT_ADJ_ AMT_1               The curtailment interest on the first               2      No commas(,) or dollar           11
                              curtailment amount, if applicable.                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_AMT_2               The second curtailment amount to be applied.        2      No commas(,) or dollar           11
                                                                                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_DATE_2              The curtailment date associated with the                   MM/DD/YYYY                       10
                              second curtailment amount.
-----------------------------------------------------------------------------------------------------------------------------
CURT_ADJ_ AMT_2               The curtailment interest on the second              2      No commas(,) or dollar           11
                              curtailment amount, if applicable.                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_AMT_3               The third curtailment amount to be applied.         2      No commas(,) or dollar           11
                                                                                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_DATE_3              The curtailment date associated with the                   MM/DD/YYYY                       10
                              third curtailment amount.
-----------------------------------------------------------------------------------------------------------------------------
CURT_ADJ_AMT_3                The curtailment interest on the third               2      No commas(,) or dollar           11
                              curtailment amount, if applicable.                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
PIF_AMT                       The loan "paid in full" amount as reported by       2      No commas(,) or dollar           11
                              the Servicer.                                              signs ($)
-----------------------------------------------------------------------------------------------------------------------------
PIF_DATE                      The paid in full date as reported by the                   MM/DD/YYYY                       10
                              Servicer.
                                                                                         Action Code Key:                  2
                                                                                         15=Bankruptcy,
                                                                                         30=Foreclosure, , 60=PIF,
                                                                                         63=Substitution,
                                                                                         65=Repurchase,70=REO
-----------------------------------------------------------------------------------------------------------------------------
ACTION_CODE                   The standard FNMA numeric code used to
                              indicate the default/delinquent status of a
                              particular loan.
-----------------------------------------------------------------------------------------------------------------------------
INT_ADJ_AMT                   The amount of the interest adjustment as            2      No commas(,) or dollar           11
                              reported by the Servicer.                                  signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SOLDIER_SAILOR_ADJ_AMT        The Soldier and Sailor Adjustment amount, if        2      No commas(,) or dollar           11
                              applicable.                                                signs ($)
-----------------------------------------------------------------------------------------------------------------------------
NON_ADV_LOAN_AMT              The Non Recoverable Loan Amount, if                 2      No commas(,) or dollar           11
                              applicable.                                                signs ($)
-----------------------------------------------------------------------------------------------------------------------------
LOAN_LOSS_AMT                 The amount the Servicer is passing as a loss,       2      No commas(,) or dollar           11
                              if applicable.                                             signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SCHED_BEG_PRIN_BAL            The scheduled outstanding principal amount          2      No commas(,) or dollar           11
                              due at the beginning of the cycle date to be               signs ($)
                              passed through to investors.
-----------------------------------------------------------------------------------------------------------------------------
SCHED_END_PRIN_BAL            The scheduled principal balance due to              2      No commas(,) or dollar           11
                              investors at the end of a processing cycle.                signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SCHED_PRIN_AMT                The scheduled principal amount as reported by       2      No commas(,) or dollar           11
                              the Servicer for the current cycle -- only                 signs ($)
                              applicable for Scheduled/Scheduled Loans.
-----------------------------------------------------------------------------------------------------------------------------
SCHED_NET_INT                 The scheduled gross interest amount less the        2      No commas(,) or dollar           11
                              service fee amount for the current cycle as                signs ($)
                              reported by the Servicer -- only applicable
                              for Scheduled/Scheduled Loans.
-----------------------------------------------------------------------------------------------------------------------------
ACTL_PRIN_AMT                 The actual principal amount collected by the        2      No commas(,) or dollar           11
                              Servicer for the current reporting cycle --                signs ($)
                              only applicable for Actual/Actual Loans.
-----------------------------------------------------------------------------------------------------------------------------
ACTL_NET_INT                  The actual gross interest amount less the           2      No commas(,) or dollar           11
                              service fee amount for the current reporting               signs ($)
                              cycle as reported by the Servicer -- only
                              applicable for Actual/Actual Loans.
-----------------------------------------------------------------------------------------------------------------------------
PREPAY_PENALTY_ AMT           The penalty amount received when a borrower         2      No commas(,) or dollar           11
                              prepays on his loan as reported by the                     signs ($)
                              Servicer.
-----------------------------------------------------------------------------------------------------------------------------
PREPAY_PENALTY_ WAIVED        The prepayment penalty amount for the loan          2      No commas(,) or dollar           11
                              waived by the servicer.                                    signs ($)
-----------------------------------------------------------------------------------------------------------------------------

MOD_DATE                      The Effective Payment Date of the                          MM/DD/YYYY                       10
                              Modification for the loan.
-----------------------------------------------------------------------------------------------------------------------------
MOD_TYPE                      The Modification Type.                                     Varchar - value can be           30
                                                                                         alpha or numeric
-----------------------------------------------------------------------------------------------------------------------------
DELINQ_P&I_ADVANCE_AMT        The current outstanding principal and               2      No commas(,) or dollar           11
                              interest advances made by Servicer.                        signs ($)
-----------------------------------------------------------------------------------------------------------------------------


Exhibit C: Standard File Layout - Delinquency Reporting

-----------------------------------------------------------------------------------------------------------------------------
Column/Header Name                                Description                             Decimal     Format Comment
-----------------------------------------------------------------------------------------------------------------------------
SERVICER_LOAN_NBR          A unique number assigned to a loan by
                           the Servicer. This may be different than
                           the LOAN_NBR
-----------------------------------------------------------------------------------------------------------------------------
LOAN_NBR                   A unique identifier assigned to each
                           loan by the originator.
-----------------------------------------------------------------------------------------------------------------------------
CLIENT_NBR                 Servicer Client Number
-----------------------------------------------------------------------------------------------------------------------------
SERV_INVESTOR_NBR          Contains a unique number as assigned by
                           an external servicer to identify a group
                           of loans in their system.
-----------------------------------------------------------------------------------------------------------------------------
BORROWER_FIRST_NAME        First Name of the Borrower.
-----------------------------------------------------------------------------------------------------------------------------
BORROWER_LAST_NAME         Last name of the borrower.
-----------------------------------------------------------------------------------------------------------------------------
PROP_ADDRESS               Street Name and Number of Property
-----------------------------------------------------------------------------------------------------------------------------
PROP_STATE                 The state where the  property located.
-----------------------------------------------------------------------------------------------------------------------------
PROP_ZIP                   Zip code where the property is located.
-----------------------------------------------------------------------------------------------------------------------------
BORR_NEXT_PAY_DUE_DATE     The date that the borrower's next                                            MM/DD/YYYY
                           payment is due to the servicer at the
                           end of processing cycle, as reported by
                           Servicer.
-----------------------------------------------------------------------------------------------------------------------------
LOAN_TYPE                  Loan Type (i.e. FHA, VA, Conv)
-----------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_FILED_DATE      The date a particular bankruptcy claim                                       MM/DD/YYYY
                           was filed.
-----------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_CHAPTER_CODE    The chapter under which the bankruptcy
                           was filed.
-----------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_CASE_NBR        The case number assigned by the court to
                           the bankruptcy filing.
-----------------------------------------------------------------------------------------------------------------------------
POST_PETITION_DUE_DATE     The payment due date once the bankruptcy                                     MM/DD/YYYY
                           has been approved by the courts
-----------------------------------------------------------------------------------------------------------------------------
                           The Date The Loan Is Removed From                                            MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_     Bankruptcy. Either by Dismissal,
DATE                       Discharged and/or a Motion For Relief
                           Was Granted.
-----------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_APPR_DATE         The Date The Loss Mitigation Was                                             MM/DD/YYYY
                           Approved By The Servicer
-----------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_TYPE              The Type Of Loss Mitigation Approved For
                           A Loan Such As;
-----------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_EST_COMP_DATE     The Date The Loss Mitigation /Plan Is                                        MM/DD/YYYY
                           Scheduled To End/Close
-----------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_ACT_COMP_DATE     The Date The Loss Mitigation Is Actually                                     MM/DD/YYYY
                           Completed
-----------------------------------------------------------------------------------------------------------------------------
FRCLSR_APPROVED_DATE       The date DA Admin sends a letter to the                                      MM/DD/YYYY
                           servicer with instructions to begin
                           foreclosure proceedings.
-----------------------------------------------------------------------------------------------------------------------------
ATTORNEY_REFERRAL_DATE     Date File Was Referred To Attorney to                                        MM/DD/YYYY
                           Pursue Foreclosure
-----------------------------------------------------------------------------------------------------------------------------
FIRST_LEGAL_DATE           Notice of 1st legal filed by an Attorney                                     MM/DD/YYYY
                           in a Foreclosure Action
-----------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_EXPECTED_DATE  The date by which a foreclosure sale is                                      MM/DD/YYYY
                           expected to occur.
-----------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_DATE           The actual date of the foreclosure sale.                                     MM/DD/YYYY
-----------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_AMT            The amount a property sold for at the                             2          No commas(,) or
                           foreclosure sale.                                                            dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
EVICTION_START_DATE        The date the servicer initiates eviction                                     MM/DD/YYYY
                           of the borrower.
-----------------------------------------------------------------------------------------------------------------------------
EVICTION_COMPLETED_DATE    The date the court revokes legal
                           possession of the property from the                                          MM/DD/YYYY
                           borrower.
-----------------------------------------------------------------------------------------------------------------------------
LIST_PRICE                 The price at which an REO property is                             2
                           marketed.                                                                    No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
LIST_DATE                  The date an REO property is listed at a
                           particular price.                                                            MM/DD/YYYY
-----------------------------------------------------------------------------------------------------------------------------
OFFER_AMT                  The dollar value of an offer for an REO                           2          No commas(,) or
                           property.                                                                    dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
OFFER_DATE_TIME            The date an offer is received by DA                                          MM/DD/YYYY
                           Admin or by the Servicer.
-----------------------------------------------------------------------------------------------------------------------------
REO_CLOSING_DATE           The date the REO sale of the property is                                     MM/DD/YYYY
                           scheduled to close.
-----------------------------------------------------------------------------------------------------------------------------
REO_ACTUAL_CLOSING_DATE    Actual Date Of REO Sale                                                      MM/DD/YYYY
-----------------------------------------------------------------------------------------------------------------------------
OCCUPANT_CODE              Classification of how the property is
                           occupied.
-----------------------------------------------------------------------------------------------------------------------------
PROP_CONDITION_CODE        A code that indicates the condition of
                           the property.
-----------------------------------------------------------------------------------------------------------------------------
PROP_INSPECTION_DATE       The date a  property inspection is                                           MM/DD/YYYY
                           performed.
-----------------------------------------------------------------------------------------------------------------------------
APPRAISAL_DATE             The date the appraisal was done.                                             MM/DD/YYYY

-----------------------------------------------------------------------------------------------------------------------------
CURR_PROP_VAL              The current "as is" value of the                                  2
                           property based on brokers price opinion
                           or appraisal.
-----------------------------------------------------------------------------------------------------------------------------
REPAIRED_PROP_VAL          The amount the property would be worth                            2
                           if repairs are completed pursuant to a
                           broker's price opinion or appraisal.
-----------------------------------------------------------------------------------------------------------------------------
If applicable:
-----------------------------------------------------------------------------------------------------------------------------
DELINQ_STATUS_CODE         FNMA Code Describing Status of Loan
-----------------------------------------------------------------------------------------------------------------------------
DELINQ_REASON_CODE         The circumstances which caused a
                           borrower to stop paying on a loan. Code
                           indicates the reason why the loan is in
                           default for this cycle.
-----------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_FILED_DATE        Date Mortgage Insurance Claim Was Filed                                      MM/DD/YYYY
                           With Mortgage Insurance Company.
-----------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_AMT               Amount of Mortgage Insurance Claim Filed                                     No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_PAID_DATE         Date Mortgage Insurance Company                                              MM/DD/YYYY
                           Disbursed Claim Payment
-----------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_AMT_PAID          Amount Mortgage Insurance Company Paid                            2          No commas(,) or
                           On Claim                                                                     dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_FILED_DATE      Date Claim Was Filed With Pool Insurance                                     MM/DD/YYYY
                           Company
-----------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_AMT             Amount of Claim Filed With Pool                                   2          No commas(,) or
                           Insurance Company                                                            dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_PAID_DATE       Date Claim Was Settled and The Check Was
                           Issued By The Pool Insurer                                                   MM/DD/YYYY
-----------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_AMT_PAID        Amount Paid On Claim By Pool Insurance                            2          No commas(,) or
                           Company                                                                      dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_          Date FHA Part A Claim Was Filed With HUD                                     MM/DD/YYYY
FILED_DATE
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_AMT       Amount of FHA Part A Claim Filed                                  2          No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_PAID      Date HUD Disbursed Part A Claim Payment
_DATE                                                                                                   MM/DD/YYYY
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_PAID_AMT  Amount HUD Paid on Part A Claim                                   2          No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_          Date FHA Part B Claim Was Filed With                                         MM/DD/YYYY
FILED_DATE  HUD
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_AMT       Amount of FHA Part B Claim Filed                                  2          No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_          Date HUD Disbursed Part B Claim                                              MM/DD/YYYY
PAID_DATE                  Payment
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_PAID_AMT  Amount HUD Paid on Part B Claim                                   2          No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_FILED_DATE        Date VA Claim Was Filed With the                                             MM/DD/YYYY
                           Veterans Admin
-----------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_PAID_DATE         Date Veterans Admin. Disbursed VA Claim                                      MM/DD/YYYY
                           Payment
-----------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_PAID_AMT          Amount Veterans Admin. Paid on VA Claim                           2          No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT D
                                    ---------

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE


-------------------------------------------------------------------------------------------------------------------------
                                                                                                     Applicable Servicing
                                                    Servicing Criteria                                     Criteria
-------------------------------------------------------------------------------------------------------------------------
      Reference                                         Criteria
-------------------------------------------------------------------------------------------------------------------------
                                            General Servicing Considerations
----------------                                                                                      -------------------
                       Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction
1122(d)(1)(i)          agreements.                                                                            X
----------------                                                                                      -------------------
                       If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's
1122(d)(1)(ii)         performance and compliance with such servicing activities.                             X
----------------                                                                                      -------------------
                       Any requirements in the transaction agreements to maintain a back-up
1122(d)(1)(iii)        servicer for the mortgage loans are maintained.
                       A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with
1122(d)(1)(iv)         the terms of the transaction agreements.                                               X
----------------                                                                                      -------------------
                                           Cash Collection and Administration
----------------                                                                                      -------------------
                       Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified
1122(d)(2)(i)          in the transaction agreements.                                                         X
----------------                                                                                      -------------------
                       Disbursements made via wire transfer on behalf of an obligor or to an
1122(d)(2)(ii)         investor are made only by authorized personnel.                                        X
----------------                                                                                      -------------------
                       Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction
1122(d)(2)(iii)        agreements.                                                                            X
----------------                                                                                      -------------------
                       The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set
1122(d)(2)(iv)         forth in the transaction agreements.                                                   X
----------------                                                                                      -------------------
                       Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities
1122(d)(2)(v)          Exchange Act.                                                                          X
----------------                                                                                      -------------------
1122(d)(2)(vi)         Unissued checks are safeguarded so as to prevent unauthorized access.                  X
----------------                                                                                      -------------------
                        Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A)
                       mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of
1122(d)(2)(vii)        days specified in the transaction agreements.                                          X
----------------                                                                                      -------------------
                                           Investor Remittances and Reporting
----------------                                                                                      -------------------
                       Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D)
                       agree with investors' or the trustee's records as to the total unpaid
1122(d)(3)(i)          principal balance and number of mortgage loans serviced by the Servicer.               X
----------------                                                                                      -------------------
                       Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the
1122(d)(3)(ii)         transaction agreements.                                                                X
----------------                                                                                      -------------------
                       Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of days specified
1122(d)(3)(iii)        in the transaction agreements.
----------------                                                                                      -------------------
                       Amounts remitted to investors per the investor reports agree with
1122(d)(3)(iv)         cancelled checks, or other form of payment, or custodial bank statements.
----------------                                                                                      -------------------
                                               Pool Asset Administration
----------------                                                                                      -------------------
                       Collateral or security on mortgage loans is maintained as required by the
1122(d)(4)(i)          transaction agreements or related mortgage loan documents.                             X
----------------                                                                                      -------------------
                       Mortgage loan and related documents are safeguarded as required by the
1122(d)(4)(ii)         transaction agreements                                                                 X
----------------                                                                                      -------------------
                       Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements
1122(d)(4)(iii)        in the transaction agreements.                                                         X
----------------                                                                                      -------------------
                       Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in
1122(d)(4)(iv)         accordance with the related mortgage loan documents.                                   X
----------------                                                                                      -------------------
                       The Servicer's records regarding the mortgage loans agree with the
1122(d)(4)(v)          Servicer's records with respect to an obligor's unpaid principal balance.              X
----------------                                                                                      -------------------
                       Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction
1122(d)(4)(vi)         agreements and related pool asset documents.                                           X
----------------                                                                                      -------------------
                       Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the
1122(d)(4)(vii)        transaction agreements.                                                                X
----------------                                                                                      -------------------
                       Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or
1122(d)(4)(viii)       unemployment).                                                                         X
----------------                                                                                      -------------------
                       Adjustments to interest rates or rates of return for mortgage loans with
1122(d)(4)(ix)         variable rates are computed based on the related mortgage loan documents.              X
----------------                                                                                      -------------------
                       Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction
1122(d)(4)(x)          agreements.                                                                            X
----------------                                                                                      -------------------
                       Payments made on behalf of an obligor (such as tax or insurance payments)
                       are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the
1122(d)(4)(xi)         transaction agreements.                                                                X
----------------                                                                                      -------------------
                       Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or
1122(d)(4)(xii)        omission.                                                                              X
----------------                                                                                      -------------------
                       Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other
1122(d)(4)(xiii)       number of days specified in the transaction agreements.                                X
----------------                                                                                      -------------------
                       Delinquencies, charge-offs and uncollectible accounts are recognized and
1122(d)(4)(xiv)        recorded in accordance with the transaction agreements.                                X
----------------                                                                                      -------------------
                       Any external enhancement or other support, identified in Item 1114(a)(1)
                       through (3) or Item 1115 of Regulation AB, is maintained as set forth in
1122(d)(4)(xv)         the transaction agreements.
-------------------------------------------------------------------------------------------------------------------------


                      ASSIGNMENT AND RECOGNITION AGREEMENT

               THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 29, 2007 (the "Agreement"), among Sutton Funding LLC (the "Assignor"), BCAP LLC ("Assignee"), Countrywide Home Loans Servicing LP (the "Servicer"), Countrywide Home Loans, Inc. (the "Company") and Deutsche Bank National Trust Company, as trustee (the "Trustee"):

               For and in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

               1. The Assignor hereby conveys, sells, grants transfers and assigns to the Assignee all of the rights, title, interest and obligations of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Master Mortgage Loan Purchase Agreement, dated as of February 26, 2007 (the "Sale Agreement"), between Sutton Funding LLC, as purchaser, and the Company, as seller, the Servicing Agreement, dated as of February 26, 2007 (the "Servicing Agreement"), as amended by Amendment Reg AB, dated as of February 26, 2007, among Sutton Funding LLC and the Company (together with the Sale Agreement and Servicing Agreement, the "Sale and Servicing Agreements"), solely insofar as the Sale and Servicing Agreements relate to the Mortgage Loans.

               From and after the date hereof, the Servicer shall service the Mortgage Loans in accordance with the Servicing Agreement as modified by this Agreement.

               The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Sale and Servicing Agreements that are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company
--------------------------

               2. From and after the date hereof (the "Securitization Closing Date"), each of the Company and the Servicer shall and does hereby recognize that the Assignee, in connection with a securitization of the Mortgage Loans (the "Securitization"), will transfer the Mortgage Loans and assign all of its rights, title, interest and obligations (to the extent relating to the Mortgage Loans) to and under the Sale and Servicing Agreements (solely to the extent set forth herein) and this Agreement to BCAP LLC Trust 2007-AA4 (the "Trust") created pursuant to a Trust Agreement, dated as of June 1, 2007 (the "Trust Agreement"), among the Assignee, Wells Fargo Bank, National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Trust Agreement, the "Trustee"). Each of the Company, the Servicer and the Trustee on behalf of the Trust hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company and the Servicer shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust shall have and assume all the rights, remedies and obligations available to the Assignor, insofar as they relate to the Mortgage Loans, under the Sale and Servicing Agreements, including, without limitation, the enforcement of the document delivery requirements set forth in Section 2 of the Sale Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, (iv) all references to the Purchaser under the Sale and Servicing Agreements insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust and (v) the Mortgage Loans will be part of a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code (a "REMIC"), and the Servicer shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage Loan) in accordance with the Sale and Servicing Agreements but in no event in a manner that would (A) cause the REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon the REMIC, and all custodial accounts and escrow accounts maintained under the Servicing Agreement with respect to the Mortgage Loans shall be Eligible Accounts as set forth in this Agreement.

Representations and Warranties of the Company and the Servicer
--------------------------------------------------------------

               3. Each of the Company and the Servicer warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable;

               (b) It has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Sale and Servicing Agreement to which it is a party. The execution by it of this Agreement is in the ordinary course of its business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or bylaws or organization documents, as applicable, or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which its or its property is subject. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute its valid and legally binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by it in connection with the execution, delivery or performance by it of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or to the best of its knowledge threatened against it, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Sale and Servicing Agreements, or which, either in any one instance or in the aggregate, would result in any material adverse change in its ability to perform its obligations under this Agreement or the Sale and Servicing Agreements, and it is solvent.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

               4. Each of the Company and the Servicer hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust in connection with any breach of the representations and warranties made by it set forth in Section 3 hereof shall be as set forth in Subsection 3.03 of the Sale Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Amendments to Sale and Servicing Agreements for the Securitization
------------------------------------------------------------------

               5. Solely with respect to the Mortgage Loans, the following amendments are hereby made to the Servicing Agreement:

               (a) The following definitions set forth in the Servicing Agreement are amended and restated in their entirety as follows:

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in either the State of California, the State of Maryland, the State of Minnesota or the State of Texas are authorized or obligated by law or executive order to be closed.

Eligible Account: Either (i) an account maintained with a federal or state-chartered depository institution or trust company that complies with the definition of Eligible Institution, (ii) an account maintained with the corporate trust department of a federal depository institution or state-chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the U.S. Code of Federal Regulation Section 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or (iii) any other account at an institution acceptable to each Rating Agency. Each Eligible Account shall be a separate account.

Eligible Institution: A federal or state-chartered depository institution or trust company the commercial paper, short-term debt obligations, or other short-term deposits of which are rated "A-1+" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days (or at least "A-2" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 30 days), or the long-term unsecured debt obligations of which are rated at least "AA-" by Standard & Poor's if the amounts on deposit are to be held in the account for no more than 365 days, and the commercial paper, short-term debt obligations or other short-term deposits of which are rated at least "P-1" by Moody's and "F1+" by Fitch (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Servicers).

Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Company, or any of their respective affiliates:

                         (1) direct obligations of, or obligations fully
               guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

                         (2) (A) such depository institution or trust company or
               its ultimate parent has a short-term uninsured debt rating in one of the two highest available rating categories of the Rating Agency and (B) any other demand or time deposit or deposit which is fully insured by the FDIC;

                         (3) repurchase obligations with respect to any security
               described in clause (1) above and entered into with a depository institution or trust company (acting as principal) rated A or higher by the Rating Agency;

                         (4) securities bearing interest or sold at a discount
               that are issued by any corporation incorporated under the laws of the United States of America, the District of Columbia or any state thereof and that are rated by the Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

                         (5) commercial paper (including both
               non-interest-bearing discount obligations and interest-bearing obligations) that is rated by the Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

                         (6) units of money market funds, including money market
               funds (which may be 12b-1 funds, as contemplated by the Commission under the Investment Company Act of 1940) registered under the Investment Company Act of 1940 including funds managed or advised by the Servicer, the Company having the highest applicable rating from the Rating Agency; and

                         (7) if previously confirmed in writing to the Assignee
               or its designee, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agency in writing as a permitted investment of funds backing securities having ratings equivalent to its highest initial ratings of the senior certificates;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

Rating Agency: Any nationally recognized statistical rating agency rating the securities issued in the applicable Pass-Through Transfer.

Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of a Pass-Through Transfer pursuant to Section 7.06 hereof. The Reconstitution Date shall be May 31, 2007.

               (b) The first paragraph of Section 3.04 of the Servicing Agreement is amended and restated in its entirety as follows:

Countrywide shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one (1) or more Custodial Accounts, in the form of time deposit or demand accounts and shall be titled "Countrywide in trust for BCAP LLC Trust 2007-AA4 as Purchaser of Mortgage Loans and various Mortgagors." Countrywide shall provide the Purchaser with written evidence of the creation of such Custodial Account(s) upon the request of the Purchaser.

               (c) The first paragraph of Section 3.13(c) of the Servicing Agreement is amended and restated in its entirety as follows:

Disposition. Subject to the following paragraph, Countrywide shall use best efforts to dispose of each REO Property as soon as possible and shall sell each REO Property no later than three (3) years after title to such REO Property has been obtained, unless Countrywide determines, and gives an appropriate notice to the Purchaser, that a longer period is necessary for the orderly disposition of any REO Property. If a period longer than one (1) year is necessary to sell any REO Property, Countrywide shall, if requested by the Purchaser, report monthly to the Purchaser as to the progress being made in selling such REO Property. Countrywide shall also maintain, on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the National Flood Insurance Act of 1968, as amended, flood insurance in the amount required in
Section 3.10 hereof.

               (d) The first paragraph of Section 4.02(a) of the Servicing Agreement is amended and restated in its entirety as follows:

Monthly Reports. Not later than no later than the fifteenth (15th) calendar day of each month (or if such fifteenth day is not a Business Day, the Business Day immediately preceding such fifteenth day), Countrywide shall furnish to the Purchaser via an electronic medium mutually acceptable to the parties, monthly reports in form and substance reasonably acceptable to the parties ("Monthly Remittance Advice") with respect to monthly remittance advices, defaulted Mortgage Loans and realized loss calculations, respectively, attached hereto as Exhibits B and C which reports shall include with respect to each Mortgage Loan the following loan-level information: (i) the scheduled balance as of the last day of the related Due Period, (ii) all Principal Prepayments applied to the Mortgagor's account during the related Principal Prepayment Period, and (iii) the delinquency and bankruptcy status of the Mortgage Loan, if applicable; provided, however, it is understood that Countrywide shall not be obligated to report on any prepayment penalties or charges.

               (e) Exhibits B and C attached hereto, are hereby added to the Servicing Agreement as Exhibits B and C.

               (f) Sections 4.04 and 4.05 of the Servicing Agreement are hereby deleted.

               (g) Section 3.04 of the Servicing Agreement is hereby amended by adding the following paragraph to the end thereof:

        Funds in the Custodial Account shall, if invested, be invested in Permitted Investments; provided, however, that the Servicer shall be under no obligation or duty to invest (or otherwise pay interest on) amounts held in the Custodial Account. All Permitted Investments shall mature or be subject to redemption or withdrawal no later than one Business Day prior to the next succeeding Remittance Date (except that if such Permitted Investment is an obligation of the Servicer, then such Permitted Investment shall mature not later than such applicable Remittance Date). Any and all investment earnings from any such Permitted Investment shall be for the benefit of the Servicer and shall be subject to its withdrawal or order from time to time, and shall not be part of the Trust. The risk of loss of moneys required to be remitted to the Master Servicer resulting from such investments shall be borne by and be the risk of the Servicer. The Servicer shall promptly deposit the amount of any such loss in the Custodial Account, but in no event later than the related Remittance Date.

               (h) Exhibit A to the Amendment Reg AB is hereby deleted in its entirety and replaced with Exhibit D attached hereto.

Miscellaneous
-------------

               6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee on behalf of the Trust.

               8. This Agreement shall inure to the benefit of (i) the parties hereto and their respective successors and assigns and (ii) the Trust. Any entity into which the Assignor, Assignee, the Servicer or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee, the Servicer or Company, respectively, hereunder.

               9. Each of this Agreement and the Sale and Servicing Agreements shall survive the conveyance of the Mortgage Loans and the assignment of the Sale and Servicing Agreements (to the extent assigned hereunder) by the Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Sale and Servicing Agreements.

               10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

               11. In the event that any provision of this Agreement conflicts with any provision of any Sale and Servicing Agreements with respect to the Mortgage Loans, the terms of this Agreement shall control.

               12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Sale and Servicing Agreements

               13. All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

                      In the case of the Assignor:

                      Sutton Funding LLC
                      c/o Global Securitization Services, LLC
                      445 Broad Hollow Road, Suite 239
                      Melville, New York 11747
                      Telephone:  (631) 587-4700

                      In the case of the Depositor:

                      BCAP LLC
                      200 Park Avenue
                      New York, New York  10166
                      Attention: General Counsel
                      Telephone: (212) 412-5271

                      In the case of the Trustee

                      for the purpose of notices:
                      Deutsche Bank Trust Company Americas
                      1761 East St. Andrew Place
                      Santa Ana, California 92705
                      Trust Administration -BC0704

                      for the purpose of remittance:
                      Deutsche Bank Trust Company Americas
                      ABA #: 021 001 033
                      Acct. #: 01419663
                      Acct. Name: NYLTD Funds Control-Stars West
                      Ref: Trust Administration - BCAP 2007-AA4

                      In the case of the Company and Servicer:

                      Countrywide Home Loans, Inc.
                      4500 Park Granada
                      Calabasas, California 91302
                      Attention: Darren Bigby


               Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by the Trustee (i) it is acknowledge and agreed to by Deutsche Bank National Trust Company in the exercise of the powers and authority conferred and vested in it as Trustee under the Trust Agreement, (ii) each of the representations, undertakings and agreements herein made is intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Trust, and
(iii) Deutsche Bank National Trust Company in its individual capacity shall not be personally liable under any circumstance for the payment of any indebtedness or expenses or be personally liable for the breach of failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                 COUNTRYWIDE HOME LOANS, INC.



                                 By: ___________________________________________
                                     Name:
                                     Its:


                                 COUNTRYWIDE HOME LOANS SERVICING LP



                                 By: Countrywide GP, Inc., its General Partner



                                 By: ___________________________________________
                                     Name:
                                     Its:



                                 BCAP LLC



                                 By: ___________________________________________
                                     Name:
                                     Its:


                                 SUTTON FUNDING LLC



                                 By: ___________________________________________
                                     Name:
                                     Its:


ACKNOWLEDGED AND AGREED:



DEUTSCHE BANK NATIONAL TRUST COMPANY,
    solely as Trustee and not in its individual capacity



By: ___________________________________________
    Name:
    Title:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                   (Delivered to Trustee on the Closing Date)

                                    EXHIBIT B
                                    ---------

                               Standard File Layout

-----------------------------------------------------------------------------------------------------------------------------
Column Name                   Description                                     Decimal    Format Comment                  Max
                                                                                                                        Size
-----------------------------------------------------------------------------------------------------------------------------
SER_INVESTOR_NBR              A value assigned by the Servicer to define a               Text up to 10 digits             20
                              group of loans.
-----------------------------------------------------------------------------------------------------------------------------
LOAN_NBR                      A unique identifier assigned to each loan by               Text up to 10 digits             10
                              the investor.
-----------------------------------------------------------------------------------------------------------------------------
SERVICER_LOAN_NBR             A unique number assigned to a loan by the                  Text up to 10 digits             10
                              Servicer. This may be different than the
                              LOAN_NBR.
-----------------------------------------------------------------------------------------------------------------------------
BORROWER_NAME                 The borrower name as received in the file. It              Maximum length of 30             30
                              is not separated by first and last name.                   (Last, First)
-----------------------------------------------------------------------------------------------------------------------------
SCHED_PAY_AMT                 Scheduled monthly principal and scheduled           2      No commas(,) or dollar           11
                              interest payment that a borrower is expected               signs ($)
                              to pay, P&I constant.
-----------------------------------------------------------------------------------------------------------------------------
NOTE_INT_RATE                 The loan interest rate as reported by the           4      Max length of 6                   6
                              Servicer.
-----------------------------------------------------------------------------------------------------------------------------
NET_INT_RATE                  The loan gross interest rate less the service       4      Max length of 6                   6
                              fee rate as reported by the Servicer.
-----------------------------------------------------------------------------------------------------------------------------
SERV_FEE_RATE                 The servicer's fee rate for a loan as               4      Max length of 6                   6
                              reported by the Servicer.
-----------------------------------------------------------------------------------------------------------------------------
SERV_FEE_AMT                  The servicer's fee amount for a loan as             2      No commas(,) or dollar           11
                              reported by the Servicer.                                  signs ($)
-----------------------------------------------------------------------------------------------------------------------------
NEW_PAY_AMT                   The new loan payment amount as reported by          2      No commas(,) or dollar           11
                              the Servicer.                                              signs ($)
-----------------------------------------------------------------------------------------------------------------------------
NEW_LOAN_RATE                 The new loan rate as reported by the                4      Max length of 6                   6
                              Servicer.
-----------------------------------------------------------------------------------------------------------------------------
ARM_INDEX_RATE                The index the Servicer is using to calculate        4      Max length of 6                   6
                              a forecasted rate.
-----------------------------------------------------------------------------------------------------------------------------
ACTL_BEG_PRIN_BAL             The borrower's actual principal balance at          2      No commas(,) or dollar           11
                              the beginning of the processing cycle.                     signs ($)
-----------------------------------------------------------------------------------------------------------------------------
ACTL_END_PRIN_BAL             The borrower's actual principal balance at          2      No commas(,) or dollar           11
                              the end of the processing cycle.                           signs ($)
-----------------------------------------------------------------------------------------------------------------------------
BORR_NEXT_PAY_DUE_DATE        The date at the end of processing cycle that               MM/DD/YYYY                       10
                              the borrower's next payment is due to the
                              Servicer, as reported by Servicer.
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_AMT_1               The first curtailment amount to be applied.         2      No commas(,) or dollar           11
                                                                                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_DATE_1              The curtailment date associated with the                   MM/DD/YYYY                       10
                              first curtailment amount.
-----------------------------------------------------------------------------------------------------------------------------
CURT_ADJ_ AMT_1               The curtailment interest on the first               2      No commas(,) or dollar           11
                              curtailment amount, if applicable.                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_AMT_2               The second curtailment amount to be applied.        2      No commas(,) or dollar           11
                                                                                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_DATE_2              The curtailment date associated with the                   MM/DD/YYYY                       10
                              second curtailment amount.
-----------------------------------------------------------------------------------------------------------------------------
CURT_ADJ_ AMT_2               The curtailment interest on the second              2      No commas(,) or dollar           11
                              curtailment amount, if applicable.                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_AMT_3               The third curtailment amount to be applied.         2      No commas(,) or dollar           11
                                                                                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SERV_CURT_DATE_3              The curtailment date associated with the                   MM/DD/YYYY                       10
                              third curtailment amount.
-----------------------------------------------------------------------------------------------------------------------------
CURT_ADJ_AMT_3                The curtailment interest on the third               2      No commas(,) or dollar           11
                              curtailment amount, if applicable.                         signs ($)
-----------------------------------------------------------------------------------------------------------------------------
PIF_AMT                       The loan "paid in full" amount as reported by       2      No commas(,) or dollar           11
                              the Servicer.                                              signs ($)
-----------------------------------------------------------------------------------------------------------------------------
PIF_DATE                      The paid in full date as reported by the                   MM/DD/YYYY                       10
                              Servicer.
                                                                                         Action Code Key:                  2
                                                                                         15=Bankruptcy,
                                                                                         30=Foreclosure, , 60=PIF,
                                                                                         63=Substitution,
                                                                                         65=Repurchase,70=REO
-----------------------------------------------------------------------------------------------------------------------------
ACTION_CODE                   The standard FNMA numeric code used to
                              indicate the default/delinquent status of a
                              particular loan.
-----------------------------------------------------------------------------------------------------------------------------
INT_ADJ_AMT                   The amount of the interest adjustment as            2      No commas(,) or dollar           11
                              reported by the Servicer.                                  signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SOLDIER_SAILOR_ADJ_AMT        The Soldier and Sailor Adjustment amount, if        2      No commas(,) or dollar           11
                              applicable.                                                signs ($)
-----------------------------------------------------------------------------------------------------------------------------
NON_ADV_LOAN_AMT              The Non Recoverable Loan Amount, if                 2      No commas(,) or dollar           11
                              applicable.                                                signs ($)
-----------------------------------------------------------------------------------------------------------------------------
LOAN_LOSS_AMT                 The amount the Servicer is passing as a loss,       2      No commas(,) or dollar           11
                              if applicable.                                             signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SCHED_BEG_PRIN_BAL            The scheduled outstanding principal amount          2      No commas(,) or dollar           11
                              due at the beginning of the cycle date to be               signs ($)
                              passed through to investors.
-----------------------------------------------------------------------------------------------------------------------------
SCHED_END_PRIN_BAL            The scheduled principal balance due to              2      No commas(,) or dollar           11
                              investors at the end of a processing cycle.                signs ($)
-----------------------------------------------------------------------------------------------------------------------------
SCHED_PRIN_AMT                The scheduled principal amount as reported by       2      No commas(,) or dollar           11
                              the Servicer for the current cycle -- only                 signs ($)
                              applicable for Scheduled/Scheduled Loans.
-----------------------------------------------------------------------------------------------------------------------------
SCHED_NET_INT                 The scheduled gross interest amount less the        2      No commas(,) or dollar           11
                              service fee amount for the current cycle as                signs ($)
                              reported by the Servicer -- only applicable
                              for Scheduled/Scheduled Loans.
-----------------------------------------------------------------------------------------------------------------------------
ACTL_PRIN_AMT                 The actual principal amount collected by the        2      No commas(,) or dollar           11
                              Servicer for the current reporting cycle --                signs ($)
                              only applicable for Actual/Actual Loans.
-----------------------------------------------------------------------------------------------------------------------------
ACTL_NET_INT                  The actual gross interest amount less the           2      No commas(,) or dollar           11
                              service fee amount for the current reporting               signs ($)
                              cycle as reported by the Servicer -- only
                              applicable for Actual/Actual Loans.
-----------------------------------------------------------------------------------------------------------------------------
PREPAY_PENALTY_ AMT           The penalty amount received when a borrower         2      No commas(,) or dollar           11
                              prepays on his loan as reported by the                     signs ($)
                              Servicer.
-----------------------------------------------------------------------------------------------------------------------------
PREPAY_PENALTY_ WAIVED        The prepayment penalty amount for the loan          2      No commas(,) or dollar           11
                              waived by the servicer.                                    signs ($)
-----------------------------------------------------------------------------------------------------------------------------

MOD_DATE                      The Effective Payment Date of the                          MM/DD/YYYY                       10
                              Modification for the loan.
-----------------------------------------------------------------------------------------------------------------------------
MOD_TYPE                      The Modification Type.                                     Varchar - value can be           30
                                                                                         alpha or numeric
-----------------------------------------------------------------------------------------------------------------------------
DELINQ_P&I_ADVANCE_AMT        The current outstanding principal and               2      No commas(,) or dollar           11
                              interest advances made by Servicer.                        signs ($)
-----------------------------------------------------------------------------------------------------------------------------


Exhibit C: Standard File Layout - Delinquency Reporting

-----------------------------------------------------------------------------------------------------------------------------
Column/Header Name                                Description                             Decimal     Format Comment
-----------------------------------------------------------------------------------------------------------------------------
SERVICER_LOAN_NBR          A unique number assigned to a loan by
                           the Servicer. This may be different than
                           the LOAN_NBR
-----------------------------------------------------------------------------------------------------------------------------
LOAN_NBR                   A unique identifier assigned to each
                           loan by the originator.
-----------------------------------------------------------------------------------------------------------------------------
CLIENT_NBR                 Servicer Client Number
-----------------------------------------------------------------------------------------------------------------------------
SERV_INVESTOR_NBR          Contains a unique number as assigned by
                           an external servicer to identify a group
                           of loans in their system.
-----------------------------------------------------------------------------------------------------------------------------
BORROWER_FIRST_NAME        First Name of the Borrower.
-----------------------------------------------------------------------------------------------------------------------------
BORROWER_LAST_NAME         Last name of the borrower.
-----------------------------------------------------------------------------------------------------------------------------
PROP_ADDRESS               Street Name and Number of Property
-----------------------------------------------------------------------------------------------------------------------------
PROP_STATE                 The state where the  property located.
-----------------------------------------------------------------------------------------------------------------------------
PROP_ZIP                   Zip code where the property is located.
-----------------------------------------------------------------------------------------------------------------------------
BORR_NEXT_PAY_DUE_DATE     The date that the borrower's next                                            MM/DD/YYYY
                           payment is due to the servicer at the
                           end of processing cycle, as reported by
                           Servicer.
-----------------------------------------------------------------------------------------------------------------------------
LOAN_TYPE                  Loan Type (i.e. FHA, VA, Conv)
-----------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_FILED_DATE      The date a particular bankruptcy claim                                       MM/DD/YYYY
                           was filed.
-----------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_CHAPTER_CODE    The chapter under which the bankruptcy
                           was filed.
-----------------------------------------------------------------------------------------------------------------------------
BANKRUPTCY_CASE_NBR        The case number assigned by the court to
                           the bankruptcy filing.
-----------------------------------------------------------------------------------------------------------------------------
POST_PETITION_DUE_DATE     The payment due date once the bankruptcy                                     MM/DD/YYYY
                           has been approved by the courts
-----------------------------------------------------------------------------------------------------------------------------
                           The Date The Loan Is Removed From                                            MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_     Bankruptcy. Either by Dismissal,
DATE                       Discharged and/or a Motion For Relief
                           Was Granted.
-----------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_APPR_DATE         The Date The Loss Mitigation Was                                             MM/DD/YYYY
                           Approved By The Servicer
-----------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_TYPE              The Type Of Loss Mitigation Approved For
                           A Loan Such As;
-----------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_EST_COMP_DATE     The Date The Loss Mitigation /Plan Is                                        MM/DD/YYYY
                           Scheduled To End/Close
-----------------------------------------------------------------------------------------------------------------------------
LOSS_MIT_ACT_COMP_DATE     The Date The Loss Mitigation Is Actually                                     MM/DD/YYYY
                           Completed
-----------------------------------------------------------------------------------------------------------------------------
FRCLSR_APPROVED_DATE       The date DA Admin sends a letter to the                                      MM/DD/YYYY
                           servicer with instructions to begin
                           foreclosure proceedings.
-----------------------------------------------------------------------------------------------------------------------------
ATTORNEY_REFERRAL_DATE     Date File Was Referred To Attorney to                                        MM/DD/YYYY
                           Pursue Foreclosure
-----------------------------------------------------------------------------------------------------------------------------
FIRST_LEGAL_DATE           Notice of 1st legal filed by an Attorney                                     MM/DD/YYYY
                           in a Foreclosure Action
-----------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_EXPECTED_DATE  The date by which a foreclosure sale is                                      MM/DD/YYYY
                           expected to occur.
-----------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_DATE           The actual date of the foreclosure sale.                                     MM/DD/YYYY
-----------------------------------------------------------------------------------------------------------------------------
FRCLSR_SALE_AMT            The amount a property sold for at the                             2          No commas(,) or
                           foreclosure sale.                                                            dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
EVICTION_START_DATE        The date the servicer initiates eviction                                     MM/DD/YYYY
                           of the borrower.
-----------------------------------------------------------------------------------------------------------------------------
EVICTION_COMPLETED_DATE    The date the court revokes legal
                           possession of the property from the                                          MM/DD/YYYY
                           borrower.
-----------------------------------------------------------------------------------------------------------------------------
LIST_PRICE                 The price at which an REO property is                             2
                           marketed.                                                                    No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
LIST_DATE                  The date an REO property is listed at a
                           particular price.                                                            MM/DD/YYYY
-----------------------------------------------------------------------------------------------------------------------------
OFFER_AMT                  The dollar value of an offer for an REO                           2          No commas(,) or
                           property.                                                                    dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
OFFER_DATE_TIME            The date an offer is received by DA                                          MM/DD/YYYY
                           Admin or by the Servicer.
-----------------------------------------------------------------------------------------------------------------------------
REO_CLOSING_DATE           The date the REO sale of the property is                                     MM/DD/YYYY
                           scheduled to close.
-----------------------------------------------------------------------------------------------------------------------------
REO_ACTUAL_CLOSING_DATE    Actual Date Of REO Sale                                                      MM/DD/YYYY
-----------------------------------------------------------------------------------------------------------------------------
OCCUPANT_CODE              Classification of how the property is
                           occupied.
-----------------------------------------------------------------------------------------------------------------------------
PROP_CONDITION_CODE        A code that indicates the condition of
                           the property.
-----------------------------------------------------------------------------------------------------------------------------
PROP_INSPECTION_DATE       The date a  property inspection is                                           MM/DD/YYYY
                           performed.
-----------------------------------------------------------------------------------------------------------------------------
APPRAISAL_DATE             The date the appraisal was done.                                             MM/DD/YYYY

-----------------------------------------------------------------------------------------------------------------------------
CURR_PROP_VAL              The current "as is" value of the                                  2
                           property based on brokers price opinion
                           or appraisal.
-----------------------------------------------------------------------------------------------------------------------------
REPAIRED_PROP_VAL          The amount the property would be worth                            2
                           if repairs are completed pursuant to a
                           broker's price opinion or appraisal.
-----------------------------------------------------------------------------------------------------------------------------
If applicable:
-----------------------------------------------------------------------------------------------------------------------------
DELINQ_STATUS_CODE         FNMA Code Describing Status of Loan
-----------------------------------------------------------------------------------------------------------------------------
DELINQ_REASON_CODE         The circumstances which caused a
                           borrower to stop paying on a loan. Code
                           indicates the reason why the loan is in
                           default for this cycle.
-----------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_FILED_DATE        Date Mortgage Insurance Claim Was Filed                                      MM/DD/YYYY
                           With Mortgage Insurance Company.
-----------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_AMT               Amount of Mortgage Insurance Claim Filed                                     No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_PAID_DATE         Date Mortgage Insurance Company                                              MM/DD/YYYY
                           Disbursed Claim Payment
-----------------------------------------------------------------------------------------------------------------------------
MI_CLAIM_AMT_PAID          Amount Mortgage Insurance Company Paid                            2          No commas(,) or
                           On Claim                                                                     dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_FILED_DATE      Date Claim Was Filed With Pool Insurance                                     MM/DD/YYYY
                           Company
-----------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_AMT             Amount of Claim Filed With Pool                                   2          No commas(,) or
                           Insurance Company                                                            dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_PAID_DATE       Date Claim Was Settled and The Check Was
                           Issued By The Pool Insurer                                                   MM/DD/YYYY
-----------------------------------------------------------------------------------------------------------------------------
POOL_CLAIM_AMT_PAID        Amount Paid On Claim By Pool Insurance                            2          No commas(,) or
                           Company                                                                      dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_          Date FHA Part A Claim Was Filed With HUD                                     MM/DD/YYYY
FILED_DATE
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_AMT       Amount of FHA Part A Claim Filed                                  2          No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_PAID      Date HUD Disbursed Part A Claim Payment
_DATE                                                                                                   MM/DD/YYYY
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_A_CLAIM_PAID_AMT  Amount HUD Paid on Part A Claim                                   2          No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_          Date FHA Part B Claim Was Filed With                                         MM/DD/YYYY
FILED_DATE  HUD
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_AMT       Amount of FHA Part B Claim Filed                                  2          No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_          Date HUD Disbursed Part B Claim                                              MM/DD/YYYY
PAID_DATE                  Payment
-----------------------------------------------------------------------------------------------------------------------------
FHA_PART_B_CLAIM_PAID_AMT  Amount HUD Paid on Part B Claim                                   2          No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_FILED_DATE        Date VA Claim Was Filed With the                                             MM/DD/YYYY
                           Veterans Admin
-----------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_PAID_DATE         Date Veterans Admin. Disbursed VA Claim                                      MM/DD/YYYY
                           Payment
-----------------------------------------------------------------------------------------------------------------------------
VA_CLAIM_PAID_AMT          Amount Veterans Admin. Paid on VA Claim                           2          No commas(,) or
                                                                                                        dollar signs ($)
-----------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT D
                                    ---------

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE


-------------------------------------------------------------------------------------------------------------------------
                                                                                                     Applicable Servicing
                                                    Servicing Criteria                                     Criteria
-------------------------------------------------------------------------------------------------------------------------
      Reference                                         Criteria
-------------------------------------------------------------------------------------------------------------------------
                                            General Servicing Considerations
----------------                                                                                      -------------------
                       Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction
1122(d)(1)(i)          agreements.                                                                            X
----------------                                                                                      -------------------
                       If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's
1122(d)(1)(ii)         performance and compliance with such servicing activities.                             X
----------------                                                                                      -------------------
                       Any requirements in the transaction agreements to maintain a back-up
1122(d)(1)(iii)        servicer for the mortgage loans are maintained.
                       A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with
1122(d)(1)(iv)         the terms of the transaction agreements.                                               X
----------------                                                                                      -------------------
                                           Cash Collection and Administration
----------------                                                                                      -------------------
                       Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified
1122(d)(2)(i)          in the transaction agreements.                                                         X
----------------                                                                                      -------------------
                       Disbursements made via wire transfer on behalf of an obligor or to an
1122(d)(2)(ii)         investor are made only by authorized personnel.                                        X
----------------                                                                                      -------------------
                       Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction
1122(d)(2)(iii)        agreements.                                                                            X
----------------                                                                                      -------------------
                       The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set
1122(d)(2)(iv)         forth in the transaction agreements.                                                   X
----------------                                                                                      -------------------
                       Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities
1122(d)(2)(v)          Exchange Act.                                                                          X
----------------                                                                                      -------------------
1122(d)(2)(vi)         Unissued checks are safeguarded so as to prevent unauthorized access.                  X
----------------                                                                                      -------------------
                        Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A)
                       mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of
1122(d)(2)(vii)        days specified in the transaction agreements.                                          X
----------------                                                                                      -------------------
                                           Investor Remittances and Reporting
----------------                                                                                      -------------------
                       Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D)
                       agree with investors' or the trustee's records as to the total unpaid
1122(d)(3)(i)          principal balance and number of mortgage loans serviced by the Servicer.               X
----------------                                                                                      -------------------
                       Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the
1122(d)(3)(ii)         transaction agreements.                                                                X
----------------                                                                                      -------------------
                       Disbursements made to an investor are posted within two business days to the Servicer's investor records, or such other number of days specified
1122(d)(3)(iii)        in the transaction agreements.
----------------                                                                                      -------------------
                       Amounts remitted to investors per the investor reports agree with
1122(d)(3)(iv)         cancelled checks, or other form of payment, or custodial bank statements.
----------------                                                                                      -------------------
                                               Pool Asset Administration
----------------                                                                                      -------------------
                       Collateral or security on mortgage loans is maintained as required by the
1122(d)(4)(i)          transaction agreements or related mortgage loan documents.                             X
----------------                                                                                      -------------------
                       Mortgage loan and related documents are safeguarded as required by the
1122(d)(4)(ii)         transaction agreements                                                                 X
----------------                                                                                      -------------------
                       Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements
1122(d)(4)(iii)        in the transaction agreements.                                                         X
----------------                                                                                      -------------------
                       Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in
1122(d)(4)(iv)         accordance with the related mortgage loan documents.                                   X
----------------                                                                                      -------------------
                       The Servicer's records regarding the mortgage loans agree with the
1122(d)(4)(v)          Servicer's records with respect to an obligor's unpaid principal balance.              X
----------------                                                                                      -------------------
                       Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction
1122(d)(4)(vi)         agreements and related pool asset documents.                                           X
----------------                                                                                      -------------------
                       Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the
1122(d)(4)(vii)        transaction agreements.                                                                X
----------------                                                                                      -------------------
                       Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or
1122(d)(4)(viii)       unemployment).                                                                         X
----------------                                                                                      -------------------
                       Adjustments to interest rates or rates of return for mortgage loans with
1122(d)(4)(ix)         variable rates are computed based on the related mortgage loan documents.              X
----------------                                                                                      -------------------
                       Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction
1122(d)(4)(x)          agreements.                                                                            X
----------------                                                                                      -------------------
                       Payments made on behalf of an obligor (such as tax or insurance payments)
                       are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the
1122(d)(4)(xi)         transaction agreements.                                                                X
----------------                                                                                      -------------------
                       Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or
1122(d)(4)(xii)        omission.                                                                              X
----------------                                                                                      -------------------
                       Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the servicer, or such other
1122(d)(4)(xiii)       number of days specified in the transaction agreements.                                X
----------------                                                                                      -------------------
                       Delinquencies, charge-offs and uncollectible accounts are recognized and
1122(d)(4)(xiv)        recorded in accordance with the transaction agreements.                                X
----------------                                                                                      -------------------
                       Any external enhancement or other support, identified in Item 1114(a)(1)
                       through (3) or Item 1115 of Regulation AB, is maintained as set forth in
1122(d)(4)(xv)         the transaction agreements.
-------------------------------------------------------------------------------------------------------------------------


                                   EXHIBIT N-3

                        CHEVY CHASE ASSIGNMENT AGREEMENT

                      ASSIGNMENT AND RECOGNITION AGREEMENT

               THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated June 29, 2007 ("Agreement"), among Sutton Funding, LLC ( the "Assignor"), BCAP LLC ("Assignee"), Chevy Chase Bank, F.S.B., as servicer (in such capacity, the "Servicer"), and as seller (in such capacity, the "Company") and Deutsche Bank National Trust Company, as trustee (the "Trustee"):

               For and in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Assignment and Conveyance
-------------------------

               1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title, interest and obligations of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, the Seller's Purchase, Warranties and Servicing Agreement dated as of December 1, 2006, as amended by Amendment No. 1, dated as of May 23, 2007 (the "Sale and Servicing Agreement"), between the Assignor, as purchaser (the "Purchaser") and the Company, as seller/servicer, solely insofar as the Sale and Servicing Agreement relate to the Mortgage Loans.

               From and after the date hereof, the Servicer shall service the Mortgage Loans in accordance with the Sale and Servicing Agreement as modified by this Agreement.

               The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the Sale and Servicing Agreement that are not the Mortgage Loans set forth on the Mortgage Loan Schedule and are not the subject of this Agreement.

Recognition of the Company
--------------------------

               2. From and after the date hereof (the "Securitization Closing Date"), each of the Company and the Servicer shall and does hereby recognize that the Assignee, in connection with a securitization of the Mortgage Loans (the "Securitization"), will transfer the Mortgage Loans and assign its rights under the Sale and Servicing Agreement (solely to the extent set forth herein) and this Agreement to BCAP LLC Trust 2007-AA4 (the "Trust") created pursuant to a Trust Agreement, dated as of June 1, 2007 (the "Trust Agreement"), among the Assignee, Wells Fargo Bank, National Association, as custodian, and Deutsche Bank National Trust Company, as trustee (including its successors in interest and any successor trustees under the Trust Agreement, the "Trustee"). Each of the Company, the Servicer and the Trustee on behalf of the Trust hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company and the Servicer shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust shall have and assume all the rights, remedies and obligations available to the Assignor, insofar as they relate to the Mortgage Loans, under the Sale and Servicing Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Article 2 of the Sale and Servicing Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, (iv) all references to the Purchaser under the Sale and Servicing Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust and (v) the Mortgage Loans will be part of a "real estate mortgage investment conduit" within the meaning of Section 860D of the Code (a "REMIC"), and the Servicer shall service the Mortgage Loans and any real property acquired upon default thereof (including, without limitation, making or permitting any modification, waiver or amendment of any term of any Mortgage
Loan) in accordance with the Sale and Servicing Agreement but in no event in a manner that would (A) cause the REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon the REMIC, and all custodial accounts and escrow accounts maintained under the Sale and Servicing Agreement with respect to the Mortgage Loans shall be Eligible Accounts as set forth in this Agreement.

Representations and Warranties of the Company and the Servicer
--------------------------------------------------------------

               3. Each of the Company and the Servicer warrants and represents to the Assignor, the Assignee, the Trustee and the Trust as of the date hereof that:

               (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable;

               (b) It has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Sale and Servicing Agreement to which it is a party. The execution by it of this Agreement is in the ordinary course of its business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or bylaws or organization documents, as applicable, or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which its or its property is subject. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute its valid and legally binding obligation, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by it in connection with the execution, delivery or performance by it of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or to the best of its knowledge threatened against it, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Sale and Servicing Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in its ability to perform its obligations under this Agreement or the Sale and Servicing Agreement, and it is solvent.

               4. Pursuant to Section 10.01 of the Sale and Servicing Agreement, the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsections 3.01 and 3.02 of the Sale and Servicing Agreement (other than those set forth in clauses (g), (m), (q), (r), and (xx) of Subsection 3.02 of the Sale and Servicing Agreement) are true and correct on the date hereof as if such representations and warranties were made on the date hereof.

Amendments to Sale and Servicing Agreements for the Securitization
------------------------------------------------------------------

               5. Solely with respect to the Mortgage Loans, the following amendments are hereby made to the Sale and Servicing Agreement:

               (a) the first paragraph in Section 5.02 is deleted and replaced in entirety with the following:

               "Not later than the 10th Business Day of each month, the Company shall furnish to the Trustee a monthly remittance advice, with a trial balance report attached thereto, as to the remittance period ending on the last day of the preceding month, which report shall be on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both the Trustee and the Servicer and in hard copy, and shall contain the following:"

               (b) in Section 6.04, the text "the Insurer" is deleted.

               (c) in Section 6.05, the text "the Insurer" is deleted.

Remedies for Breach of Representations and Warranties
-----------------------------------------------------

               6. Each of the Company and the Servicer hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust in connection with any breach of the representations and warranties made by it set forth in Section 3 hereof shall be as set forth in Section 3.03 of the Sale and Servicing Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous
-------------

               7. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

               8. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

               9. For all purposes of the Company's obligations in connection with Regulation AB compliance and filings of the Purchaser, pursuant to the Sale and Servicing Agreement (including indemnifications in favor of the Purchaser under Section 10.01), the term "Purchaser" shall include the Trust and the Trustee.

               10. This Agreement shall inure to the benefit of (i) the parties hereto and their respective successors and assigns and (ii) the Trust. Any entity into which the Assignor, Assignee, the Servicer or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee, the Servicer or Company, respectively, hereunder.

               11. Each of this Agreement and the Sale and Servicing Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Sale and Servicing Agreement (to the extent assigned hereunder) by the Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Sale and Servicing Agreement.

               12. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

               13. In the event that any provision of this Agreement conflicts with any provision of any Sale and Servicing Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

               14. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Sale and Servicing Agreement.

               15. All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered to:

                      In the case of the Assignor:
                      Sutton Funding, LLC
                      c/o Global; Securitization Services LLC
                      445 Broad Hollow Road, Suite 239
                      Melville, New York 11747
                      Attention: Vice President
                      Fax: 212-302-8767

                      with a copy to:

                      Barclays Bank PLC, as administrator
                      200 Park Avenue
                      New York, New York 10166
                      Attention: Mary Logan
                      Fax: 211-412-3266
                      E-mail: mary.logan@barclayscapital.com

                      In the case of the Depositor:

                      BCAP LLC
                      200 Park Avenue
                      New York, New York  10166
                      Attention: General Counsel
                      Telephone: (212) 412-5271

                      with a copy to:

                      Barclays Bank PLC
                      200 Park Avenue, 5th Floor
                      New York, New York  10166
                      Attention: Michael Wade
                      Telephone: (212) 412-2812


                      In the case of the Trustee

                      for the purposes of notices and delivery of reports:
                      Deutsche Bank Trust Company Americas
                      1761 East St. Andrew Place
                      Santa Ana, California 92705
                      Trust Administration - BC0704

                      for the purposes of remittance:
                      Deutsche Bank Trust Company Americas
                      ABA #: 021 001 033
                      Acct. #: 01419663
                      Acct. Name: NYLTD Funds Control-Stars West
                      Ref: Trust Administration - BCAP 2007-AA4

                      In the case of the Company, in its capacity as seller of the Mortgage Loans:

                      Chevy Chase Bank, F.S.B.
                      7501 Wisconsin Ave., 6th Floor West Tower
                      Bethesda, MD  20814
                      Attention: Tracy Schneible/Secondary Marketing

                      If to the Servicer:
                      Chevy Chase Bank, F.S.B.
                      6151 Chevy Chase Drive

                      Laurel, MD 20707
                      Attention: Vicki Parry / Servicing

                      with a copy to:

                      Chevy Chase Bank, F.S.B.
                      7501 Wisconsin Ave., 13th Floor West Tower
                      Bethesda, MD  20814
                      Attention: Sandra S. Barker / Legal

               Trustee Capacity. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by the Trustee (i) it is acknowledged and agreed to by Deutsche Bank National Trust Company in the exercise of the powers and authority conferred and vested in it as Trustee under the Trust Agreement, (ii) each of the representations, undertakings and agreements herein made is intended not as personal representations of the Trustee but is made and intended for the purpose of binding only the Trust, and
(iii) Deutsche Bank National Trust Company in its individual capacity shall not be personally liable under any circumstance for the payment of any indebtedness or expenses or be personally liable for the breach of failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                        CHEVY CHASE BANK, F.S.B., as seller



                                        By: ____________________________________
                                            Name:
                                            Its:


                                        CHEVY CHASE BANK, F.S.B., as servicer



                                        By: ____________________________________
                                            Name:
                                            Its:


                                        SUTTON FUNDING, LLC



                                        By: ____________________________________
                                            Name:
                                            Its:


                                        BCAP LLC



                                        By: ____________________________________
                                            Name:
                                            Its:






ACKNOWLEDGED AND AGREED:



DEUTSCHE BANK NATIONAL TRUST COMPANY,
    solely as Trustee and not in its individual capacity



By: ___________________________________________
    Name:
    Title:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT
                -------------------------------------------------

                             Mortgage Loan Schedule

                   (Delivered to Trustee on the Closing Date)

                                    EXHIBIT O

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [each Custodian], [each Servicer], [each Subservicer] and [each Subcontractor] shall address, at a minimum, the criteria identified as below as "Applicable Servicing Criteria." The responsibilities set forth herein may be amended without amending the Trust Agreement upon mutual agreement among the applicable party requesting such amendment and the other parties to the Agreement.

------------------------------------------------------------------------------------------------------------- ----------------------
                                                                                                                     APPLICABLE
                                                   SERVICING CRITERIA                                            SERVICING CRITERIA
------------------------------------------------------------------------------------------------------------- ----------------------
        Reference                                           Criteria
------------------ ------------------------------------------------------------------------------------------ ----------------------
                                                General Servicing Considerations
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(1)(i)      Policies and procedures are instituted to monitor any performance or other triggers and           Trustee
                   events of default in accordance with the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(1)(ii)     If any material servicing activities are outsourced to third parties, policies and                Trustee
                   procedures are instituted to monitor the third party's performance and compliance with such servicing activities.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(1)(iii)    Any requirements in the transaction agreements to maintain a back-up servicer for the               N/A
                   mortgage loans are maintained.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(1)(iv)     A fidelity bond and errors and omissions policy is in effect on the party participating in          N/A
                   the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
                                               Cash Collection and Administration
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(2)(i)      Payments on pool assets are deposited into the appropriate custodial bank accounts and            Trustee
                   related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(2)(ii)     Disbursements made via wire transfer on behalf of an obligor or to an investor are made           Trustee
                   only by authorized personnel.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(2)(iii)    Advances of funds or guarantees regarding collections, cash flows or distributions, and             N/A
                   any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
                   The related accounts for the transaction, such as cash reserve accounts or accounts
                   established as a form of overcollateralization, are separately maintained (e.g., with             Trustee
1122(d)(2)(iv)     respect to commingling of cash) as set forth in the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(2)(v)      Each custodial account is maintained at a federally insured depository institution as set         Trustee
                   forth in the transaction agreements.  For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities
                   Exchange Act.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(2)(vi)     Unissued checks are safeguarded so as to prevent unauthorized access.                             Trustee
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(2)(vii)    Reconciliations are prepared on a monthly basis for all asset-backed securities related           Trustee
                   bank accounts, including custodial accounts and related bank clearing accounts.  These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items.  These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
                                               Investor Remittances and Reporting
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(3)(i)      Reports to investors, including those to be filed with the Commission, are maintained in          Trustee
                   accordance with the transaction agreements and applicable Commission requirements.
                   Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(3)(ii)     Amounts due to investors are allocated and remitted in accordance with timeframes,                Trustee
                   distribution priority and other terms set forth in the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
                   Disbursements made to an investor are posted within two business days to the Servicer's           Trustee
1122(d)(3)(iii)    investor records, or such other number of days specified in the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
                   Amounts remitted to investors per the investor reports agree with cancelled checks, or            Trustee
1122(d)(3)(iv)     other form of payment, or custodial bank statements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
                                                    Pool Asset Administration
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(i)       Collateral or security on pool assets is maintained as required by the transaction              Custodian
                   agreements or related mortgage loan documents.
------------------ ------------------------------------------------------------------------------------------ ----------------------
                   Mortgage loan and related documents are safeguarded as required by the transaction               Custodian
1122(d)(4)(ii)     agreements
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(iii)    Any additions, removals or substitutions to the asset pool are made, reviewed and approved        Trustee
                   in accordance with any conditions or requirements in the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(iv)     Payments on mortgage loans, including any payoffs, made in accordance with the related              N/A
                   mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow)
                   in accordance with the related mortgage loan documents.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(v)      The Servicer's records regarding the mortgage loans agree with the Servicer's records with          N/A
                   respect to an obligor's unpaid principal balance.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(vi)     Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan              N/A
                   modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(vii)    Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in            N/A
                   lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(viii)   Records documenting collection efforts are maintained during the period a mortgage loan is          N/A
                   delinquent in accordance with the transaction agreements.  Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(ix)     Adjustments to interest rates or rates of return for mortgage loans with variable rates             N/A
                   are computed based on the related mortgage loan documents.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(x)      Regarding any funds held in trust for an obligor (such as escrow accounts):  (A) such               N/A
                   funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                   interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(xi)     Payments made on behalf of an obligor (such as tax or insurance payments) are made on or            N/A
                   before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(xii)    Any late payment penalties in connection with any payment to be made on behalf of an                N/A
                   obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
------------------ ------------------------------------------------------------------------------------------ ----------------------
                   Disbursements made on behalf of an obligor are posted within two business days to the
                   obligor's records maintained by the servicer, or such other number of days specified in             N/A
1122(d)(4)(xiii)   the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(xiv)     Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in               N/A
                   accordance with the transaction agreements.
------------------ ------------------------------------------------------------------------------------------ ----------------------
1122(d)(4)(xv)     Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or           Trustee,
                   Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.         if applicable.
------------------ ------------------------------------------------------------------------------------------ ----------------------

------------------ ------------------------------------------------------------------------------------------ ----------------------

                                    EXHIBIT P

                         Additional Form 10-D Disclosure

--------------------------------------------------------------------------------
                         ADDITIONAL FORM 10-D DISCLOSURE

----------------------------------------------------------------------------    ----------------------------------------------------
                             Item on Form 10-D                                                     Party Responsible
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 1: Distribution and Pool Performance Information

----------------------------------------------------------------------------    ----------------------------------------------------
             Information included in the Distribution Statement                                         Trustee
----------------------------------------------------------------------------    ----------------------------------------------------
 Any information required by 1121 which is NOT included on the Distribution                            Depositor
                                 Statement
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 2: Legal Proceedings

Any legal proceeding pending against the following entities or their respective property, that is material to Certificateholders, including any proceeding known to be contemplated by governmental authorities:
----------------------------------------------------------------------------    ----------------------------------------------------
Issuing Entity                                                                                          Trustee

                                                                                                       Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Depositor                                                                                              Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Trustee                                                                                                 Trustee
----------------------------------------------------------------------------    ----------------------------------------------------
Custodian                                                                                              Custodian
----------------------------------------------------------------------------    ----------------------------------------------------
Sponsors                                                                                               Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
1110(b) Originator                                                                                        N/A
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1108(a)(2) Servicer (other than the Trustee)                                                          N/A
----------------------------------------------------------------------------    ----------------------------------------------------
Any other party contemplated by 1100(d)(1)                                                             Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 3: Sale of Securities and Use of Proceeds                                             Depositor

Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsors, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K. Pricing information can be omitted if securities were not registered.
---------------------------------------------------------------------------- -------------------------------------------------------
            Item 4: Defaults Upon Senior Securities                                                     Trustee

Information from Item 3 of Part II of Form 10-Q:

Report the  occurrence  of any Event of Default  (after  expiration  of any grace period and provision of any required notice)
---------------------------------------------------------------------------- -------------------------------------------------------
            Item 5: Submission of Matters to a Vote of Security Holders                                 Trustee

Information from Item 4 of Part II of Form 10-Q
---------------------------------------------------------------------------- -------------------------------------------------------
            Item 6: Significant Obligors of Pool Assets                                                   N/A

Item 1112(b) - Significant Obligor Financial Information*
---------------------------------------------------------------------------- -------------------------------------------------------
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
---------------------------------------------------------------------------- -------------------------------------------------------
            Item 7: Significant Enhancement Provider Information

Item 1114(b)(2) - Credit Enhancement Provider Financial Information*
---------------------------------------------------------------------------- -------------------------------------------------------
Determining applicable disclosure threshold                                                            Depositor
---------------------------------------------------------------------------- -------------------------------------------------------
Requesting   required   financial   information   (including  any  required                            Depositor
   accountants'  consent to the use thereof) or effecting  incorporation by reference
---------------------------------------------------------------------------- -------------------------------------------------------
       Item 1115(b) - Derivative Counterparty Financial Information*
---------------------------------------------------------------------------- -------------------------------------------------------
Determining current maximum probable exposure                                                          Depositor
---------------------------------------------------------------------------- -------------------------------------------------------
Determining current significance percentage                                                            Depositor
---------------------------------------------------------------------------- -------------------------------------------------------
Requesting required financial information (including any required                                      Depositor
   accountants' consent to the use thereof) or effecting incorporation by reference
---------------------------------------------------------------------------- -------------------------------------------------------
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
---------------------------------------------------------------------------- -------------------------------------------------------
            Item 8: Other Information

Disclose any information required to be reported on Form 8-K during the          Any party to the Agreement responsible for the
period covered by the Form 10-D but not reported                                      applicable Form 8-K Disclosure item
---------------------------------------------------------------------------- -------------------------------------------------------
            Item 9: Exhibits

---------------------------------------------------------------------------- -------------------------------------------------------
               Distribution Statement to Certificateholders                                           Trustee
---------------------------------------------------------------------------- -------------------------------------------------------
     Exhibits required by Item 601 of Regulation S-K, such as material                                Depositor
                                agreements
---------------------------------------------------------------------------- -------------------------------------------------------

                                    EXHIBIT Q

                         Additional Form 10-K Disclosure

------------------------------------------------------------------------------------------------------------------------------------
                         ADDITIONAL FORM 10-K DISCLOSURE
----------------------------------------------------------------------------    ----------------------------------------------------
                             Item on Form 10-K                                                    Party Responsible
----------------------------------------------------------------------------    ----------------------------------------------------
                        Item 9B: Other Information                                  Any party to this Agreement responsible for
                                                                                             disclosure items on Form 8-K

Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported
----------------------------------------------------------------------------    ----------------------------------------------------
             Item 15: Exhibits, Financial Statement Schedules                                         Trustee

                                                                                                      Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
         Reg AB Item 1112(b): Significant Obligors of Pool Assets
----------------------------------------------------------------------------    ----------------------------------------------------
Significant Obligor Financial Information*                                                              N/A
----------------------------------------------------------------------------    ----------------------------------------------------
*This information need only be reported on the Form 10-K if updated information is required pursuant to Item 1112(b).
----------------------------------------------------------------------------    ----------------------------------------------------
 Reg AB Item 1114(b)(2): Credit Enhancement Provider Financial Information
----------------------------------------------------------------------------    ----------------------------------------------------
Determining applicable disclosure threshold                                                           Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Requesting required financial information (including any required                                     Depositor
accountants' consent to the use thereof) or effecting incorporation by reference
----------------------------------------------------------------------------    ----------------------------------------------------
* This information need only be reported on the Form 10-K if updated information is required pursuant to the Item.
----------------------------------------------------------------------------    ----------------------------------------------------
    Reg AB Item 1115(b): Derivative Counterparty Financial Information
----------------------------------------------------------------------------    ----------------------------------------------------
Determining current maximum probable exposure                                                         Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Determining current significance percentage                                                           Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Requesting required financial information (including any required                                     Depositor
accountants' consent to the use thereof) or effecting incorporation by reference
----------------------------------------------------------------------------    ----------------------------------------------------
* This information need only be reported on the Form 10-K if updated information is required pursuant to the Item.
----------------------------------------------------------------------------    ----------------------------------------------------
                    Reg AB Item 1117: Legal Proceedings

Any legal proceeding pending against the following entities or their respective property, that is material to Certificateholders, including any proceeding known to be contemplated by governmental authorities:
----------------------------------------------------------------------------    ----------------------------------------------------
Issuing Entity                                                                                  Trustee and Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Depositor                                                                                             Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Custodian                                                                                             Custodian
----------------------------------------------------------------------------    ----------------------------------------------------
Trustee                                                                                               Trustee
----------------------------------------------------------------------------    ----------------------------------------------------
Sponsors                                                                                              Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Servicer                                                                                              Servicer
----------------------------------------------------------------------------    ----------------------------------------------------
1110(b) Originator                                                                                    Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1108(a)(2) Servicer (other than the Servicer or Trustee)                                          Servicer
----------------------------------------------------------------------------    ----------------------------------------------------
Any other party contemplated by 1100(d)(1)                                                            Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
             Reg AB Item 1119: Affiliations and Relationships
----------------------------------------------------------------------------    ----------------------------------------------------
Whether (a) the Sponsors (Seller), Depositor or Issuing Entity is an                             Depositor as to (a)
affiliate of the following parties, and (b) to the extent known and                              Custodian as to (a)
material, any of the following parties are affiliated with one another:
are affiliated with one another:
----------------------------------------------------------------------------    ----------------------------------------------------
Servicer                                                                                              Servicer
----------------------------------------------------------------------------    ----------------------------------------------------
Trustee                                                                                           Trustee as to (a)
----------------------------------------------------------------------------    ----------------------------------------------------
Any other 1108(a)(3) servicer                                                                         Servicer
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1110 Originator                                                                                   Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1112(b) Significant Obligor                                                                       Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1114 Credit Enhancement Provider                                                                  Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1115 Derivative Counterparty Provider                                                             Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any other 1101(d)(1) material party                                                                   Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Whether there are any "outside the ordinary course business arrangements"                        Depositor as to (a)
other than would be obtained in an arm's length transaction between (a)
the Sponsors (Seller), Depositor or Issuing Entity on the one hand, and
(b) any of the following parties (or their affiliates) on the other hand, that exist  currently or within the past two years and that are material to a Certificateholder's understanding of the Certificates:
----------------------------------------------------------------------------    ----------------------------------------------------
Servicer                                                                                              Servicer
----------------------------------------------------------------------------    ----------------------------------------------------
Trustee                                                                                               Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any other 1108(a)(3) servicer                                                                         Servicer
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1110 Originator                                                                                   Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1112(b) Significant Obligor                                                                       Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1114 Credit Enhancement Provider                                                                  Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1115 Derivative Counterparty Provider                                                             Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any other 1101(d)(1) material party                                                                   Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Whether there are any specific relationships involving the transaction or                        Depositor as to (a)
 the pool assets between (a) the Sponsors (Seller), Depositor or Issuing
Entity on the one hand, and (b) any of the following parties (or their affiliates) on the other hand, that exist currently or within the past two years and that are material:
----------------------------------------------------------------------------    ----------------------------------------------------
Servicer                                                                                              Servicer
----------------------------------------------------------------------------    ----------------------------------------------------
Trustee                                                                                               Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any other 1108(a)(3) servicer                                                                         Servicer
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1110 Originator                                                                                   Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1112(b) Significant Obligor                                                                       Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1114 Credit Enhancement Provider                                                                  Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any 1115 Derivative Counterparty Provider                                                             Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Any other 1101(d)(1) material party                                                                   Depositor
----------------------------------------------------------------------------    ----------------------------------------------------

                                    EXHIBIT R

                         FORM 8-K DISCLOSURE INFORMATION

--------------------------------------------------------------------------------
                         FORM 8-K DISCLOSURE INFORMATION
----------------------------------------------------------------------------    ----------------------------------------------------
                             Item on Form 8-K                                                        Party Responsible
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 1.01- Entry into a Material Definitive Agreement                 The party to this Agreement entering into such
                                                                                          material definitive agreement

Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 1.02- Termination of a Material Definitive Agreement             The party to this Agreement requesting termination
                                                                                           of a material definitive agreement

Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 1.03- Bankruptcy or Receivership                                                    Depositor

Disclosure is required regarding the bankruptcy or receivership, with respect to any of the following:

----------------------------------------------------------------------------    ----------------------------------------------------
Sponsors (Seller)                                                                                    Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Depositor                                                                                            Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Trustee                                                                                               Trustee
----------------------------------------------------------------------------    ----------------------------------------------------
Significant Obligor                                                                                  Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Credit Enhancer (10% or more)                                                                        Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
Derivative Counterparty                                                                              Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 2.04- Triggering Events that Accelerate or Increase a Direct                        Depositor
Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement                          Trustee

Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the monthly statements to the certificateholders.
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 3.03- Material Modification to Rights of Security Holders                        Trustee/Depositor

Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Trust Agreement.
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 5.03- Amendments of Articles of Incorporation or Bylaws;                            Depositor
Change of Fiscal Year

Disclosure is required of any amendment "to the governing documents of the issuing entity."
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 6.01- ABS Informational and Computational Material                                  Depositor


----------------------------------------------------------------------------    ----------------------------------------------------
            Item 6.02- Change of Servicer or Trustee                                             Depositor /Trustee

Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10%
or more of pool assets at time of report, other material servicers or trustee.
----------------------------------------------------------------------------    ----------------------------------------------------
Reg AB disclosure about any new servicer or master servicer is also                                  Depositor
required.
----------------------------------------------------------------------------    ----------------------------------------------------
Reg AB disclosure about any new Trustee is also required.                                             Trustee
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 6.03- Change in Credit Enhancement or External Support                           Depositor/Trustee

Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided. Applies to external credit enhancements as well as derivatives.
----------------------------------------------------------------------------    ----------------------------------------------------
Reg AB disclosure about any new enhancement provider is also required.                               Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 6.04- Failure to Make a Required Distribution                                        Trustee
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 6.05- Securities Act Updating Disclosure                                            Depositor

If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.
----------------------------------------------------------------------------    ----------------------------------------------------
If there are any new servicers or originators required to be disclosed                               Depositor
under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 7.01- Reg FD Disclosure                                                             Depositor
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 8.01- Other Events                                                                  Depositor

 Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to certificateholders.
----------------------------------------------------------------------------    ----------------------------------------------------
            Item 9.01- Financial Statements and Exhibits                           Party responsible for reporting/disclosing the
                                                                                         financial statement or exhibit
----------------------------------------------------------------------------    ----------------------------------------------------

                                    EXHIBIT S

                       ADDITIONAL DISCLOSURE NOTIFICATION

BCAP LLC
200 Park Avenue
New York, New York  10166
Attention:  [_________]

**SEND VIA EMAIL TO DBSec.Notifications@db.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW

Deutsche Bank National Trust Company, as trustee
1761 St. Andrew Place
Santa Ana, California  92705
Email:  DBSec.Notifications@db.com

Attn.:   Trust & Securities Services- BCAP 2007-AA4

      Re:   RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required
            -------------------------------------------------------------

Ladies and Gentlemen:

            In accordance with Section 8.15 of the Trust Agreement, dated as of March 1, 2007, between BCAP LLC, as depositor, Wells Fargo Bank, N.A., as custodian and Deutsche Bank National Trust Company, as trustee. The undersigned, as [____], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

            Any inquiries related to this notification should be directed to [____], phone number: [____]; email address: [____].

                                        [NAME OF PARTY],
                                            as [role]

                                        By: ____________________________________
                                            Name:
                                            Title:

                                    EXHIBIT T

                                AMENDMENT REG AB

                                AMENDMENT REG AB
   TO THE MASTER MORTGAGE LOAN PURCHASE AGREEMENT AND THE SERVICING AGREEMENT

               This is Amendment Reg AB ("Amendment Reg AB"), dated as of August 30, 2006, by and between Barclays Bank PLC (the "Purchaser") and Countrywide Home Loans, Inc. (the "Company"), to that certain Master Mortgage Loan Purchase Agreement (the "Purchase Agreement") and that certain Servicing Agreement (the "Servicing Agreement"), each dated as of August 30, 2006 and each by and between the Company and the Purchaser (as amended, modified or supplemented, the "Existing Agreements").

                                 W I T N E S S E T H:
                                 - - - - - - - - - -

               WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Existing Agreements be amended to reflect agreed upon revisions to the terms of the Existing Agreements.

               Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Agreements are hereby amended as follows:

               1. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Existing Agreements. The Existing Agreements are hereby amended by adding the following definitions in their proper alphabetical order:

               Commission: The United States Securities and Exchange Commission.

               Company Information: As defined in Section 2(g)(i)(A)(1).

               Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               Exchange Act. The Securities Exchange Act of 1934, as amended.

               Master Servicer: With respect to any Securitization Transaction, the "master servicer," if any, identified in the related transaction documents.

               Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were either (x) originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines or (y) individually re-underwritten by the Company to the Designated Guidelines at the time such Mortgage Loans were acquired by the Company; (ii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iii) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that either Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company or the Mortgage Loans purchased by the Company substantially comply with the Designated Guidelines.

               Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

               Reconstitution Agreement: An agreement or agreements entered into by the Company and the Purchaser and/or certain third parties in connection with a Reconstitution with respect to any or all of the Mortgage Loans serviced under the Agreement.

               Regulation AB: Subpart 229.1100 -- Asset Backed Securities (Regulation AB), 17 C.F.R. s.s.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               Securities Act: The Securities Act of 1933, as amended.

               Securitization Transaction: Any transaction subject to Regulation AB involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered, rated mortgage-backed securities or (2) an issuance of publicly offered, rated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

               Servicer: As defined in Section 2(c)(iii).

               Servicing Criteria: The "servicing criteria" set forth in
Item 1122(d) of Regulation AB, as such may be amended from time to time.

               Static Pool Information: Static pool information as described in
Item 1105.

               Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

               Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term "Subservicer" shall not include any master servicer, or any special servicer engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any "back-up servicer" or trustee performing servicing functions on behalf of a Securitization Transaction.

               Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

               Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

               2. The Purchaser and the Company agree that the Existing Agreements is hereby amended by adding the following provisions:

               (a) Intent of the Parties; Reasonableness. The Purchaser and the Company acknowledge and agree that the purpose of Article 2 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, and agrees to negotiate in good faith with the Purchaser or any Depositor with regard to any reasonable requests for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, and any parties or items identified in writing by the Purchaser, including, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans necessary in order to effect such compliance.

               The Purchaser agrees that it will cooperate with the Company and provide sufficient and timely notice of any information requirements pertaining to a Securitization Transaction. The Purchaser will make all reasonable efforts to contain requests for information, reports or any other materials to items required for compliance with Regulation AB, and shall not request information which is not required for such compliance.

               (b) Additional Representations and Warranties of the Company.

                       (i) The Company shall be deemed to represent to the
               Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 2(c) that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Company's financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;
               (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions required to be disclosed under Item 1119 between the Company and any of the parties listed in Section 2(c)(i)(D)(1)-(9) which are identified in writing by the Purchaser or Depositor in advance of the Securitization Transaction pursuant to Section 2(c)(i)(D) of this Amendment Reg AB.

                       (ii) If so requested by the Purchaser or any Depositor on
               any date following the date on which information is first provided to the Purchaser or any Depositor under Section 2(c), the Company shall, within ten Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

               (c) Information to Be Provided by the Company. In connection with any Securitization Transaction the Company shall (1) within ten Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing reasonably required for compliance with Regulation AB, the information and materials specified in paragraphs (i), (ii),
(iii) and (vi) of this Section 2(c), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (as required by Regulation AB) the information specified in paragraph (iv) of this Section.

                       (i) If so requested by the Purchaser or any Depositor,
               the Company shall provide such information regarding (x) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), or (y) as applicable, each Third-Party Originator, and (z) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105 (subject to paragraph (b) below), 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                               (A) the originator's form of organization;

                               (B) to the extent material, a description of the
                       originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; if material, information regarding the size and composition of the originator's origination portfolio; and information that may be material to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                               (C) a brief description of any material legal or
                       governmental proceedings pending (or known to be contemplated by a governmental authority) against the Company, each Third-Party Originator, if applicable, and each Subservicer; and

                               (D) a description of any affiliation or
                       relationship between the Company, each Third-Party Originator, if applicable, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing within ten days in advance of such Securitization Transaction:

                                (1)  any servicer;
                                (2)  any trustee;
                                (3)  any originator;
                                (4)  any significant obligor;
                                (5)  any enhancement or support provider; and
                                (6)  any other material transaction party.

                       (ii) If so requested by the Purchaser or any Depositor,
               and required by Regulation AB, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (a) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), and/or (b) as applicable, each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or, if applicable, the Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator, as applicable) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format mutually agreed upon by the Purchaser and the Company; provided, however, that to the extent the Company provides Static Pool Information via weblink, the Company agrees to comply with the applicable provisions of Rule 312(a)(2), (a)(3), and (a)(4) of Regulation S-T under the Act.

                       Promptly following notice or discovery of a material
               error, as determined in the Company's judgment, in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph) during the applicable offering period for the securities, the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

                       If so requested by the Purchaser or any Depositor, the
               Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), procedures letters of certified public accountants pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company's or, if applicable, Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which shall be limited to any Sponsor, any Depositor, any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction or any other party that is reasonably and customarily entitled to receive such statements and letters in a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

                       (iii) If reasonably requested by the Purchaser or any
               Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a "Servicer"), as is reasonably requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

                                (A) the Servicer's form of organization;

                                (B) a description of how long the Servicer has
                       been servicing residential mortgage loans; a general discussion of the Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the reasonable determination of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                                (1)   whether any prior securitizations of
                                      mortgage loans of a type similar to the
                                      Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

                                (2)   the extent of outsourcing the Servicer
                                      utilizes;

                                (3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

                                (4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

                                (5) such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
                                      Item 1108(b)(2) of Regulation AB;

                                (C) a description of any material changes during
                       the three-year period immediately preceding the related Securitization Transaction to the Servicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

                                (D) information regarding the Servicer's
                       financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

                                (E) information regarding advances made by the
                       Servicer on the Mortgage Loans and the Servicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

                                (F) a description of the Servicer's processes
                       and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                                (G) a description of the Servicer's processes
                       for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

                                (H) information as to how the Servicer defines
                       or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

                       (iv) For the purpose of satisfying its reporting
               obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and, if applicable, any Third-Party Originator to)
               (a) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (1) any merger, consolidation or sale of substantially all of the assets of the Company, (2) the Company's entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company's obligations under the Agreement or any Reconstitution Agreement that qualifies as an "entry into a material definitive agreement" under Item 1.01 of the form 8-K, (3) any Event of Default under the terms of the Agreement or any Reconstitution Agreement to the extent not known by such Purchaser, Master Servicer or Depositor and (4) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third Party Originator.

                       (v) As a condition to the succession to the Company or
               any Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, the Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

                       (vi) The Company shall provide to the Purchaser and any
               Depositor a description of any affiliation or relationship required to be disclosed under Item 1119 of Regulation AB between the Company and any of the parties listed in Items 1119
               (a)(1)-(6) of Regulation AB that develops following the closing date of a Securitization Transaction (other than an affiliation or relationship that the Purchaser, the Depositor or the issuing entity is required to disclose under Item 1119 of Regulation AB) no later than 15 calendar days prior to the date the Depositor is required to file its Form 10 K disclosing such affiliation or relationship. For purposes of the foregoing, the Company
               (1) shall be entitled to assume that the parties to the Securitization Transaction with whom affiliations or relations must be disclosed are the same as on the closing date if it provides a written request (which may be by e-mail) to the Depositor or Master Servicer, as applicable, requesting such confirmation and either obtains such confirmation or receives no response within three (3) Business Days, (2) shall not be obligated to disclose any affiliations or relationships that may develop after the closing date for the Securitization Transaction with any parties not identified to the Company pursuant to clause (D) of paragraph (i) of this Section 2(c), and (3) shall be entitled to rely upon any written identification of parties provided by the Depositor, the Purchaser or any master servicer.

                       (vii) Not later than ten days prior to the deadline for
               the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D :

               (a) any material modifications, extensions or waivers of Mortgage Loan terms, fees, penalties or payments during the distribution period;

               (b) material breaches of Mortgage Loan representations or warranties or transaction covenants under the Existing Agreements, as amended herein; and

               (c) information regarding any Mortgage Loan changes (such as, additions, substitutions or repurchases) and with respect to a mortgage loan that the Company has substituted as a replacement for a Mortgage Loan ("Substituted Mortgage Loan"), the origination, underwriting and, if applicable, other Company criteria for the acquisition or selection of such Substituted Mortgage Loan.

               (d) Servicer Compliance Statement. On or before March 5 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser, the Master Servicer and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company's servicing activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the servicing provisions of this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its servicing obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

               (e) Report on Assessment of Compliance and Attestation.

               (i) On or before March 5 of each calendar year, commencing in 2007, the Company shall:

                                (A) deliver to the Purchaser, the Master
                       Servicer and any Depositor a report regarding the Company's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on Exhibit A hereto (wherein "Investor" shall mean the Master Servicer);

                                (B) deliver to the Purchaser, the Master
                       Servicer and any Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

                                (C) if required by Regulation AB, cause each
                       Subservicer and each Subcontractor determined by the Company pursuant to Section 2(f)(ii) to be "participating in the servicing function" within the meaning of
                       Item 1122 of Regulation AB (each, a "Participating Entity"), to deliver to the Purchaser, the Master Servicer and any Depositor an assessment of compliance and accountants' attestation as and when provided in paragraphs (i) and (ii) of this Section 2(e); and

                                (D) deliver or cause each Subservicer and
                       Subcontractor described in Section 2(e)(i)(C) above to deliver to the Purchaser, the Master Servicer, Depositor or any other Person that will be responsible for signing the certification (a "Sarbanes Certification") required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of
                       2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction, a certification signed by an appropriate officer of the Company, in the form attached hereto as Exhibit B; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any filing with the Commission.

               The Company acknowledges that the party identified in clause
(i)(D) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

                       (ii) Each assessment of compliance provided by a
               Subservicer pursuant to Section 2(e)(i)(A) shall address each of the applicable Servicing Criteria specified on Exhibit A hereto (wherein "Investor" shall mean the Master Servicer) delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Participating Entity pursuant to Section 2(e)(i)(C) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to
               Section 2(f).

               If reasonably requested by the Purchaser or the Master Servicer, the Company shall provide to the Purchaser or the Master Servicer, evidence of the authorization of the person signing any certification or statement provided pursuant to this Amendment Reg AB.

               (f) Use of Subservicers and Subcontractors.

               The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (i) of this Subsection (f). The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (ii) of this Subsection (f).

                       (i) It shall not be necessary for the Company to seek the
               consent of the Purchaser, the Master Servicer or any Depositor to the utilization of any Subservicer. If required by Regulation AB, after reasonable notice from the Purchaser of the parties involved in the Purchaser's Securitization Transaction, the Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2(b), 2(c)(iii), 2(c)(v), 2(d), and 2(e) of this Agreement, and to provide the information required with respect to such Subservicer under Section 2(c)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2(d), any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2(e) and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under
               Section 2(e) as and when required to be delivered.

                       (ii) It shall not be necessary for the Company to seek
               the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. If required by Regulation AB, after reasonable notice from the Purchaser of the parties involved in the Purchaser's Securitization Transaction, the Company shall promptly upon request provide to the Purchaser or any Depositor (or any designee of the Depositor, such as a master servicer or administrator) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (A) the identity of each such Subcontractor, (B) which (if any) of such Subcontractors are Participating Entities, and (C) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Participating Entity identified pursuant to clause (B)of this paragraph.

               The Company shall cause any such Participating Entity used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Section 2(e) of this Agreement. The Company shall be responsible for obtaining from each Participating Entity and delivering to the Purchaser, the Master Servicer and any Depositor any assessment of compliance and attestation and certificate required to be delivered by such Participating Entity under Section 2(e), in each case as and when required to be delivered.

               (g) Indemnification; Remedies.

                       (i) The Company shall indemnify the Purchaser and the
               Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers and employees of each of the foregoing and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                                (A)(1) any untrue statement of a material fact
                       contained or alleged to be contained in any information, report, certification or other material provided in written or electronic form under this Amendment Reg AB by or on behalf of the Company (including any Static Pool Information provided by the Company pursuant to Section 2(c)(ii)), or provided under this Amendment Reg AB by or on behalf of any Subservicer, Participating Entity or, if applicable, Third-Party Originator (collectively, the "Company Information"), or (2) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (2) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

                                (B) any failure by the Company, any Subservicer,
                       any Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg AB, including any failure by the Company to identify pursuant to
                       Section 2(f)(ii) any Participating Entity; or

                                (C) any breach by the Company of a
                       representation or warranty set forth in Section 2(b)(i) or in a writing furnished pursuant to Section 2(b)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing pursuant to under Section 2(b)(ii) to the extent made as of a date subsequent to such closing date; or

                                (D) the Company's failure to comply with
                       applicable provisions of Rule 312(a)(2), (a)(3), and
                       (a)(4) of Regulation S-T under the Act.

               In the case of any failure of performance described in clause
(i)(B) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Company, any Subservicer, any Participating Entity or any Third-Party Originator.

                       (ii) (A) Any failure by the Company, any Subservicer, any
               Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg AB, which continues unremedied for three Business Days after receipt by the Company and the applicable Subservicer, Subcontractor, or Third-Party Originator, so long as their addresses for notices have been provided in writing previously to the Purchaser or the Depositor, of written notice of such failure from the Purchaser or Depositor shall, except as provided in clause (B) of this paragraph, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement related thereto without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement related thereto to the contrary) of any compensation to the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided, however it is understood that the Company shall remain entitled to receive reimbursement for all unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                                (B) Any failure by the Company, any Subservicer
                       or any Participating Entity to deliver any information, report, certification or accountants' letter required under Regulation AB when and as required under Section 2(d) or 2(e), including any failure by the Company to identify a Participating Entity, which continues unremedied for nine calendar days after receipt by the Company of written notice of such failure from the Purchaser or Depositor (which failure shall continue no later than March 15th of each year ("Due Date") with respect to Section 2(d) or 2(e); provided, however the Company shall have received such written notice of such failure at least 5 Business Days prior to such Due Date) shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided, however it is understood that the Company shall remain entitled to receive reimbursement for all unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                                (C) The Company shall promptly reimburse the
                       Purchaser (or any affected designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Company, the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

                       (iii) The Purchaser agrees to indemnify and hold harmless
               the Company, any Subservicer, any Participating Entity, and, if applicable, any Third-Party Originator, each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the respective present and former directors, officers and employees of each of the foregoing from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in any filing with the Commission or the omission or alleged omission to state in any filing with the Commission a material fact required to be stated or necessary to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omission, or alleged omission relates to any filing with the Commission other than the Company Information. [Still open]

                       (iv) The indemnification obligations provided for in
               Section 2(g) shall survive the termination of this Amendment Reg AB or the termination of any party to this Amendment Reg AB.

               3. Notwithstanding any other provision of this Amendment Reg AB, the Company shall seek the consent of the Purchaser for the utilization of all Subservicers and Participating Entities, when required by and in accordance with the terms of the Existing Agreements.

               4. The Servicing Agreement is hereby amended by adding the Exhibit attached hereto as Exhibit A to the end thereto. References in this Amendment Reg AB to "this Agreement" or words of similar import (including indirect references to the Agreement) shall be deemed to be references to the Existing Agreements as amended by this Amendment Reg AB. Except as expressly amended and modified by this Amendment Reg AB, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. In the event of a conflict between this Amendment Reg AB and any other document or agreement, including without limitation the Existing Agreements, this Amendment Reg AB shall control.

               5. This Amendment Reg AB may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement. This Amendment Reg AB will become effective as of the date first mentioned above. This Amendment Reg AB shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the respective permitted successors and assigns of the Company and the successors and assigns of the Purchaser.

                            [Signature Page Follows]

               IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.


                                      BARCLAYS BANK PLC
                                          Purchaser



                                      By: ______________________________________
                                          Name:
                                          Title:


                                      COUNTRYWIDE HOME LOANS, INC.
                                          Company



                                      By: ______________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

               The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the applicable criteria identified below as "Applicable Servicing Criteria":


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Applicable Servicing
                                        Servicing Criteria                                                  Criteria
--------------------------------------------------------------------------------------------------------------------------------
      Reference                                          Criteria
--------------------------------------------------------------------------------------------------------------------------------
                                             General Servicing Considerations
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(i)           Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction
                        agreements.                                                                            X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(ii)          If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's
                        performance and compliance with such servicing activities.                             X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(iii)         Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(iv)          A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with
                        the terms of the transaction agreements.                                               X
--------------------------------------------------------------------------------------------------------------------------------
                                            Cash Collection and Administration
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(i)           Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified
                        in the transaction agreements.                                                         X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(ii)          Disbursements made via wire transfer on behalf of an obligor or to an                  X
                        investor are made only by authorized personnel.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(iii)         Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction
                        agreements.                                                                            X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(iv)          The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are
                        separately maintained (e.g., with respect to commingling of cash) as set               X
                        forth in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(v)           Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution
                        that meets the requirements of Rule 13k-1(b)(1) of the Securities                      X
                        Exchange Act.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vi)          Unissued checks are safeguarded so as to prevent unauthorized access.                  X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vii)          Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A)
                        mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations
                        for reconciling items. These reconciling items are resolved within 90                  X
                        calendar days of their original identification, or such other number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                                            Investor Remittances and Reporting
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(i)           Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed
                        with the Commission as required by its rules and regulations; and (D)                  X
                        agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(ii)          Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the
                        transaction agreements.                                                                X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(iii)         Disbursements made to an investor are posted within two business days to
                        the Servicer's investor records, or such other number of days specified                X
                        in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(iv)          Amounts remitted to investors per the investor reports agree with                      X
                        cancelled checks, or other form of payment, or custodial bank statements.
--------------------------------------------------------------------------------------------------------------------------------
                                                Pool Asset Administration
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(i)            Collateral or security on mortgage loans is maintained as required by                 X
                        the transaction agreements or related mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(ii)          Mortgage loan and related documents are safeguarded as required by the                 X
                        transaction agreements
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(iii)         Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements
                        in the transaction agreements.                                                         X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(iv)          Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and
                        allocated to principal, interest or other items (e.g., escrow) in                      X
                        accordance with the related mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(v)           The Servicer's records regarding the mortgage loans agree with the                     X
                        Servicer's records with respect to an obligor's unpaid principal balance.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vi)          Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction
                        agreements and related pool asset documents.                                           X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vii)         Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in
                        accordance with the timeframes or other requirements established by the                X
                        transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(viii)        Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling
                        plans in cases where delinquency is deemed temporary (e.g., illness or                 X
                        unemployment).
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(ix)          Adjustments to interest rates or rates of return for mortgage loans with               X
                        variable rates are computed based on the related mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(x)           Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned
                        to the obligor within 30 calendar days of full repayment of the related                X
                        mortgage loans, or such other number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xi)          Payments made on behalf of an obligor (such as tax or insurance payments)
                        are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar
                        days prior to these dates, or such other number of days specified in the               X
                        transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xii)         Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or
                        omission.                                                                              X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiii)        Disbursements made on behalf of an obligor are posted within two business
                        days to the obligor's records maintained by the servicer, or such other                X
                        number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiv)          Delinquencies, charge-offs and uncollectible accounts are recognized and              X
                        recorded in accordance with the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xv)          Any external enhancement or other support, identified in Item 1114(a)(1)
                        through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------

                                        [NAME OF COMPANY] [NAME OF SUBSERVICER]

                                        Date: __________________________________



                                           By:__________________________________
                                               Name:
                                               Title:

                                    EXHIBIT B

                          FORM OF ANNUAL CERTIFICATION

       Re: The [__] agreement dated as of [__], 200[_] (the "Agreement"), among [IDENTIFY PARTIES]

               I, ________________________________, the _______________________
of Countrywide Home Loans, Inc., certify to [the Purchaser], [the Depositor], [Master Servicer], [Securities Administrator] or [Trustee], and its officers, with the knowledge and intent that they will rely upon this certification, that:

               (1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the "Compliance Statement"), the report on assessment of the Company's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria"), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and Item 1122 of Regulation AB (the "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[_] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee] pursuant to the Agreement (collectively, the "Company Servicing Information");

               (2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

               (3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee];

               (4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

                           [Intentionally Left Blank]

               The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by each Subservicer and Participating Entity pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.



                                          Date:_________________________________



                                          By: __________________________________
                                              Name:
                                              Title:

                                AMENDMENT REG AB
   TO THE MASTER MORTGAGE LOAN PURCHASE AGREEMENT AND THE SERVICING AGREEMENT

               This is Amendment Reg AB ("Amendment Reg AB"), dated as of February 26, 2007, by and between Sutton Funding LLC (the "Purchaser") and Countrywide Home Loans, Inc. (the "Company"), to that certain Master Mortgage Loan Purchase Agreement (the "Purchase Agreement") and that certain Servicing Agreement (the "Servicing Agreement"), each dated as of February 26, 2007 and each by and between the Company and the Purchaser (as amended, modified or supplemented, the "Existing Agreements").


                                 W I T N E S S E T H:
                                 - - - - - - - - - -

               WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Existing Agreements be amended to reflect agreed upon revisions to the terms of the Existing Agreements.

               Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Agreements are hereby amended as follows:

               1. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Existing Agreements. The Existing Agreements are hereby amended by adding the following definitions in their proper alphabetical order:

               Commission: The United States Securities and Exchange Commission.

               Company Information: As defined in Section 2(g)(i)(A)(1).

               Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

               Exchange Act. The Securities Exchange Act of 1934, as amended.

               Master Servicer: With respect to any Securitization Transaction, the "master servicer," if any, identified in the related transaction documents.

               Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied:
(i) such Mortgage Loans were either (x) originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines or (y) individually re-underwritten by the Company to the Designated Guidelines at the time such Mortgage Loans were acquired by the Company; (ii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iii) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that either Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company or the Mortgage Loans purchased by the Company substantially comply with the Designated Guidelines.

               Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

               Reconstitution Agreement: An agreement or agreements entered into by the Company and the Purchaser and/or certain third parties in connection with a Reconstitution with respect to any or all of the Mortgage Loans serviced under the Agreement.

               Regulation AB: Subpart 229.1100 -- Asset Backed Securities (Regulation AB), 17 C.F.R. s.s.229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

               Securities Act: The Securities Act of 1933, as amended.

               Securitization Transaction: Any transaction subject to Regulation AB involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered, rated mortgage-backed securities or (2) an issuance of publicly offered, rated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

               Servicer: As defined in Section 2(c)(iii).

               Servicing Criteria: The "servicing criteria" set forth in
Item 1122(d) of Regulation AB, as such may be amended from time to time.

               Static Pool Information: Static pool information as described in
Item 1105.

               Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

               Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term "Subservicer" shall not include any master servicer, or any special servicer engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any "back-up servicer" or trustee performing servicing functions on behalf of a Securitization Transaction.

               Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

               Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

               2. The Purchaser and the Company agree that the Existing Agreements is hereby amended by adding the following provisions:

               (a) Intent of the Parties; Reasonableness. The Purchaser and the Company acknowledge and agree that the purpose of Article 2 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, and agrees to negotiate in good faith with the Purchaser or any Depositor with regard to any reasonable requests for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, and any parties or items identified in writing by the Purchaser, including, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans necessary in order to effect such compliance.

               The Purchaser agrees that it will cooperate with the Company and provide sufficient and timely notice of any information requirements pertaining to a Securitization Transaction. The Purchaser will make all reasonable efforts to contain requests for information, reports or any other materials to items required for compliance with Regulation AB, and shall not request information which is not required for such compliance.

               (b) Additional Representations and Warranties of the Company.

                       (i) The Company shall be deemed to represent to the
               Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 2(c) that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Company's financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;
               (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions required to be disclosed under Item 1119 between the Company and any of the parties listed in Section 2(c)(i)(D)(1)-(9) which are identified in writing by the Purchaser or Depositor in advance of the Securitization Transaction pursuant to Section 2(c)(i)(D) of this Amendment Reg AB.

                       (ii) If so requested by the Purchaser or any Depositor on
               any date following the date on which information is first provided to the Purchaser or any Depositor under Section 2(c), the Company shall, within ten Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

               (c) Information to Be Provided by the Company. In connection with any Securitization Transaction the Company shall (1) within ten Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing reasonably required for compliance with Regulation AB, the information and materials specified in paragraphs (i), (ii),
(iii) and (vi) of this Section 2(c), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (as required by Regulation AB) the information specified in paragraph (iv) of this Section.

                       (i) If so requested by the Purchaser or any Depositor,
               the Company shall provide such information regarding (x) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), or (y) as applicable, each Third-Party Originator, and (z) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105 (subject to paragraph (b) below), 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

                               (A) the originator's form of organization;

                               (B) to the extent material, a description of the
                       originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; if material, information regarding the size and composition of the originator's origination portfolio; and information that may be material to an analysis of the performance of the Mortgage Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

                               (C) a brief description of any material legal or
                       governmental proceedings pending (or known to be contemplated by a governmental authority) against the Company, each Third-Party Originator, if applicable, and each Subservicer; and

                               (D) a description of any affiliation or
                       relationship between the Company, each Third-Party Originator, if applicable, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing within ten days in advance of such Securitization Transaction:

                                (1)  any servicer;
                                (2)  any trustee;
                                (3)  any originator;
                                (4)  any significant obligor;
                                (5)  any enhancement or support provider; and
                                (6)  any other material transaction party.

                       (ii) If so requested by the Purchaser or any Depositor,
               and required by Regulation AB, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (a) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), and/or (b) as applicable, each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or, if applicable, the Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator, as applicable) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format mutually agreed upon by the Purchaser and the Company; provided, however, that to the extent the Company provides Static Pool Information via weblink, the Company agrees to comply with the applicable provisions of Rule 312(a)(2), (a)(3), and (a)(4) of Regulation S-T under the Act.

                       Promptly following notice or discovery of a material
               error, as determined in the Company's judgment, in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph) during the applicable offering period for the securities, the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

                       If so requested by the Purchaser or any Depositor, the
               Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), procedures letters of certified public accountants pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company's or, if applicable, Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which shall be limited to any Sponsor, any Depositor, any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction or any other party that is reasonably and customarily entitled to receive such statements and letters in a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

                       (iii) If reasonably requested by the Purchaser or any
               Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a "Servicer"), as is reasonably requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

                                (A) the Servicer's form of organization;

                                (B) a description of how long the Servicer has
                       been servicing residential mortgage loans; a general discussion of the Servicer's experience in servicing assets of any type as well as a more detailed discussion of the Servicer's experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer's portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the reasonable determination of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

                                (1)   whether any prior securitizations of
                                      mortgage loans of a type similar to the
                                      Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

                                (2)   the extent of outsourcing the Servicer
                                      utilizes;

                                (3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

                                (4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

                                (5) such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
                                      Item 1108(b)(2) of Regulation AB;

                                (C) a description of any material changes during
                       the three-year period immediately preceding the related Securitization Transaction to the Servicer's policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

                                (D) information regarding the Servicer's
                       financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

                                (E) information regarding advances made by the
                       Servicer on the Mortgage Loans and the Servicer's overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

                                (F) a description of the Servicer's processes
                       and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

                                (G) a description of the Servicer's processes
                       for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

                                (H) information as to how the Servicer defines
                       or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

                       (iv) For the purpose of satisfying its reporting
               obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and, if applicable, any Third-Party Originator to)
               (a) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (1) any merger, consolidation or sale of substantially all of the assets of the Company, (2) the Company's entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company's obligations under the Agreement or any Reconstitution Agreement that qualifies as an "entry into a material definitive agreement" under Item 1.01 of the form 8-K, (3) any Event of Default under the terms of the Agreement or any Reconstitution Agreement to the extent not known by such Purchaser, Master Servicer or Depositor and (4) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third Party Originator.

                       (v) As a condition to the succession to the Company or
               any Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, the Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

                       (vi) The Company shall provide to the Purchaser and any
               Depositor a description of any affiliation or relationship required to be disclosed under Item 1119 of Regulation AB between the Company and any of the parties listed in Items 1119
               (a)(1)-(6) of Regulation AB that develops following the closing date of a Securitization Transaction (other than an affiliation or relationship that the Purchaser, the Depositor or the issuing entity is required to disclose under Item 1119 of Regulation AB) no later than 15 calendar days prior to the date the Depositor is required to file its Form 10 K disclosing such affiliation or relationship. For purposes of the foregoing, the Company
               (1) shall be entitled to assume that the parties to the Securitization Transaction with whom affiliations or relations must be disclosed are the same as on the closing date if it provides a written request (which may be by e-mail) to the Depositor or Master Servicer, as applicable, requesting such confirmation and either obtains such confirmation or receives no response within three (3) Business Days, (2) shall not be obligated to disclose any affiliations or relationships that may develop after the closing date for the Securitization Transaction with any parties not identified to the Company pursuant to clause (D) of paragraph (i) of this Section 2(c), and (3) shall be entitled to rely upon any written identification of parties provided by the Depositor, the Purchaser or any master servicer.

                       (vii) Not later than ten days prior to the deadline for
               the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D :

               (a) any material modifications, extensions or waivers of Mortgage Loan terms, fees, penalties or payments during the distribution period;

               (b) material breaches of Mortgage Loan representations or warranties or transaction covenants under the Existing Agreements, as amended herein; and

               (c) information regarding any Mortgage Loan changes (such as, additions, substitutions or repurchases) and with respect to a mortgage loan that the Company has substituted as a replacement for a Mortgage Loan ("Substituted Mortgage Loan"), the origination, underwriting and, if applicable, other Company criteria for the acquisition or selection of such Substituted Mortgage Loan.

               (d) Servicer Compliance Statement. On or before March 5 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser, the Master Servicer and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company's servicing activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the servicing provisions of this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer's supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its servicing obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

               (e) Report on Assessment of Compliance and Attestation.

               (i) On or before March 5 of each calendar year, commencing in 2007, the Company shall:

                                (A) deliver to the Purchaser, the Master
                       Servicer and any Depositor a report regarding the Company's assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on Exhibit A hereto (wherein "Investor" shall mean the Master Servicer);

                                (B) deliver to the Purchaser, the Master
                       Servicer and any Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

                                (C) if required by Regulation AB, cause each
                       Subservicer and each Subcontractor determined by the Company pursuant to Section 2(f)(ii) to be "participating in the servicing function" within the meaning of
                       Item 1122 of Regulation AB (each, a "Participating Entity"), to deliver to the Purchaser, the Master Servicer and any Depositor an assessment of compliance and accountants' attestation as and when provided in paragraphs (i) and (ii) of this Section 2(e); and

                                (D) deliver or cause each Subservicer and
                       Subcontractor described in Section 2(e)(i)(C) above to deliver to the Purchaser, the Master Servicer, Depositor or any other Person that will be responsible for signing the certification (a "Sarbanes Certification") required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of
                       2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction, a certification signed by an appropriate officer of the Company, in the form attached hereto as Exhibit B; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any filing with the Commission.

               The Company acknowledges that the party identified in clause
(i)(D) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

                       (ii) Each assessment of compliance provided by a
               Subservicer pursuant to Section 2(e)(i)(A) shall address each of the applicable Servicing Criteria specified on Exhibit A hereto (wherein "Investor" shall mean the Master Servicer) delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Participating Entity pursuant to Section 2(e)(i)(C) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to
               Section 2(f).

               If reasonably requested by the Purchaser or the Master Servicer, the Company shall provide to the Purchaser or the Master Servicer, evidence of the authorization of the person signing any certification or statement provided pursuant to this Amendment Reg AB.

               (f) Use of Subservicers and Subcontractors.

               The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (i) of this Subsection (f). The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (ii) of this Subsection (f).

                       (i) It shall not be necessary for the Company to seek the
               consent of the Purchaser, the Master Servicer or any Depositor to the utilization of any Subservicer. If required by Regulation AB, after reasonable notice from the Purchaser of the parties involved in the Purchaser's Securitization Transaction, the Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2(b), 2(c)(iii), 2(c)(v), 2(d), and 2(e) of this Agreement, and to provide the information required with respect to such Subservicer under Section 2(c)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2(d), any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2(e) and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under
               Section 2(e) as and when required to be delivered.

                       (ii) It shall not be necessary for the Company to seek
               the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. If required by Regulation AB, after reasonable notice from the Purchaser of the parties involved in the Purchaser's Securitization Transaction, the Company shall promptly upon request provide to the Purchaser or any Depositor (or any designee of the Depositor, such as a master servicer or administrator) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (A) the identity of each such Subcontractor, (B) which (if any) of such Subcontractors are Participating Entities, and (C) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Participating Entity identified pursuant to clause (B)of this paragraph.

               The Company shall cause any such Participating Entity used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Section 2(e) of this Agreement. The Company shall be responsible for obtaining from each Participating Entity and delivering to the Purchaser, the Master Servicer and any Depositor any assessment of compliance and attestation and certificate required to be delivered by such Participating Entity under Section 2(e), in each case as and when required to be delivered.

               (g) Indemnification; Remedies.

                       (i) The Company shall indemnify the Purchaser and the
               Depositor and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers and employees of each of the foregoing and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                                (A)(1) any untrue statement of a material fact
                       contained or alleged to be contained in any information, report, certification or other material provided in written or electronic form under this Amendment Reg AB by or on behalf of the Company (including any Static Pool Information provided by the Company pursuant to Section 2(c)(ii)), or provided under this Amendment Reg AB by or on behalf of any Subservicer, Participating Entity or, if applicable, Third-Party Originator (collectively, the "Company Information"), or (2) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (2) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

                                (B) any failure by the Company, any Subservicer,
                       any Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg AB, including any failure by the Company to identify pursuant to
                       Section 2(f)(ii) any Participating Entity; or

                                (C) any breach by the Company of a
                       representation or warranty set forth in Section 2(b)(i) or in a writing furnished pursuant to Section 2(b)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing pursuant to under Section 2(b)(ii) to the extent made as of a date subsequent to such closing date; or

                                (D) the Company's failure to comply with
                       applicable provisions of Rule 312(a)(2), (a)(3), and
                       (a)(4) of Regulation S-T under the Act.

               In the case of any failure of performance described in clause
(i)(B) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Company, any Subservicer, any Participating Entity or any Third-Party Originator.

                       (ii) (A) Any failure by the Company, any Subservicer, any
               Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Amendment Reg AB, which continues unremedied for three Business Days after receipt by the Company and the applicable Subservicer, Subcontractor, or Third-Party Originator, so long as their addresses for notices have been provided in writing previously to the Purchaser or the Depositor, of written notice of such failure from the Purchaser or Depositor shall, except as provided in clause (B) of this paragraph, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement related thereto without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement related thereto to the contrary) of any compensation to the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided, however it is understood that the Company shall remain entitled to receive reimbursement for all unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                                (B) Any failure by the Company, any Subservicer
                       or any Participating Entity to deliver any information, report, certification or accountants' letter required under Regulation AB when and as required under Section 2(d) or 2(e), including any failure by the Company to identify a Participating Entity, which continues unremedied for nine calendar days after receipt by the Company of written notice of such failure from the Purchaser or Depositor (which failure shall continue no later than March 15th of each year ("Due Date") with respect to Section 2(d) or 2(e); provided, however the Company shall have received such written notice of such failure at least 5 Business Days prior to such Due Date) shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided, however it is understood that the Company shall remain entitled to receive reimbursement for all unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

                                (C) The Company shall promptly reimburse the
                       Purchaser (or any affected designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Company, the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

                       (iii) The Purchaser agrees to indemnify and hold harmless
               the Company, any Subservicer, any Participating Entity, and, if applicable, any Third-Party Originator, each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the respective present and former directors, officers and employees of each of the foregoing from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in any filing with the Commission or the omission or alleged omission to state in any filing with the Commission a material fact required to be stated or necessary to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omission, or alleged omission relates to any filing with the Commission other than the Company Information. [Still open]

                       (iv) The indemnification obligations provided for in
               Section 2(g) shall survive the termination of this Amendment Reg AB or the termination of any party to this Amendment Reg AB.

               3. Notwithstanding any other provision of this Amendment Reg AB, the Company shall seek the consent of the Purchaser for the utilization of all Subservicers and Participating Entities, when required by and in accordance with the terms of the Existing Agreements.

               4. The Servicing Agreement is hereby amended by adding the Exhibit attached hereto as Exhibit A to the end thereto. References in this Amendment Reg AB to "this Agreement" or words of similar import (including indirect references to the Agreement) shall be deemed to be references to the Existing Agreements as amended by this Amendment Reg AB. Except as expressly amended and modified by this Amendment Reg AB, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. In the event of a conflict between this Amendment Reg AB and any other document or agreement, including without limitation the Existing Agreements, this Amendment Reg AB shall control.

               5. This Amendment Reg AB may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement. This Amendment Reg AB will become effective as of the date first mentioned above. This Amendment Reg AB shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the respective permitted successors and assigns of the Company and the successors and assigns of the Purchaser.

                            [Signature Page Follows]

               IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.


                                      SUTTON FUNDING LLC
                                         Purchaser



                                      By: ______________________________________
                                          Name:
                                          Title:


                                      COUNTRYWIDE HOME LOANS, INC.
                                          Company



                                      By: ______________________________________
                                          Name:
                                          Title:

                                    EXHIBIT A

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

               The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the applicable criteria identified below as "Applicable Servicing Criteria":


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Applicable Servicing
                                        Servicing Criteria                                                  Criteria
--------------------------------------------------------------------------------------------------------------------------------
      Reference                                          Criteria
--------------------------------------------------------------------------------------------------------------------------------
                                             General Servicing Considerations
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(i)           Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction
                        agreements.                                                                            X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(ii)          If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's
                        performance and compliance with such servicing activities.                             X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(iii)         Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(1)(iv)          A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with
                        the terms of the transaction agreements.                                               X
--------------------------------------------------------------------------------------------------------------------------------
                                            Cash Collection and Administration
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(i)           Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified
                        in the transaction agreements.                                                         X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(ii)          Disbursements made via wire transfer on behalf of an obligor or to an                  X
                        investor are made only by authorized personnel.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(iii)         Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction
                        agreements.                                                                            X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(iv)          The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are
                        separately maintained (e.g., with respect to commingling of cash) as set               X
                        forth in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(v)           Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution
                        that meets the requirements of Rule 13k-1(b)(1) of the Securities                      X
                        Exchange Act.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vi)          Unissued checks are safeguarded so as to prevent unauthorized access.                  X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(2)(vii)          Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A)
                        mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations
                        for reconciling items. These reconciling items are resolved within 90                  X
                        calendar days of their original identification, or such other number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                                            Investor Remittances and Reporting
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(i)           Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed
                        with the Commission as required by its rules and regulations; and (D)                  X
                        agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(ii)          Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the
                        transaction agreements.                                                                X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(iii)         Disbursements made to an investor are posted within two business days to
                        the Servicer's investor records, or such other number of days specified                X
                        in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(3)(iv)          Amounts remitted to investors per the investor reports agree with                      X
                        cancelled checks, or other form of payment, or custodial bank statements.
--------------------------------------------------------------------------------------------------------------------------------
                                                Pool Asset Administration
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(i)            Collateral or security on mortgage loans is maintained as required by                 X
                        the transaction agreements or related mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(ii)          Mortgage loan and related documents are safeguarded as required by the                 X
                        transaction agreements
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(iii)         Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements
                        in the transaction agreements.                                                         X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(iv)          Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and
                        allocated to principal, interest or other items (e.g., escrow) in                      X
                        accordance with the related mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(v)           The Servicer's records regarding the mortgage loans agree with the                     X
                        Servicer's records with respect to an obligor's unpaid principal balance.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vi)          Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction
                        agreements and related pool asset documents.                                           X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(vii)         Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in
                        accordance with the timeframes or other requirements established by the                X
                        transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(viii)        Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling
                        plans in cases where delinquency is deemed temporary (e.g., illness or                 X
                        unemployment).
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(ix)          Adjustments to interest rates or rates of return for mortgage loans with               X
                        variable rates are computed based on the related mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(x)           Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned
                        to the obligor within 30 calendar days of full repayment of the related                X
                        mortgage loans, or such other number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xi)          Payments made on behalf of an obligor (such as tax or insurance payments)
                        are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar
                        days prior to these dates, or such other number of days specified in the               X
                        transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xii)         Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or
                        omission.                                                                              X
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiii)        Disbursements made on behalf of an obligor are posted within two business
                        days to the obligor's records maintained by the servicer, or such other                X
                        number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xiv)          Delinquencies, charge-offs and uncollectible accounts are recognized and              X
                        recorded in accordance with the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
1122(d)(4)(xv)          Any external enhancement or other support, identified in Item 1114(a)(1)
                        through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------

                                        [NAME OF COMPANY] [NAME OF SUBSERVICER]

                                        Date: __________________________________



                                           By:__________________________________
                                               Name:
                                               Title:

                                    EXHIBIT B

                          FORM OF ANNUAL CERTIFICATION

       Re: The [__] agreement dated as of [__], 200[_] (the "Agreement"), among [IDENTIFY PARTIES]

               I, ________________________________, the _______________________
of Countrywide Home Loans, Inc., certify to [the Purchaser], [the Depositor], [Master Servicer], [Securities Administrator] or [Trustee], and its officers, with the knowledge and intent that they will rely upon this certification, that:

               (1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the "Compliance Statement"), the report on assessment of the Company's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the "Servicing Criteria"), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the "Exchange Act") and Item 1122 of Regulation AB (the "Servicing Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[_] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee] pursuant to the Agreement (collectively, the "Company Servicing Information");

               (2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

               (3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee];

               (4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

                           [Intentionally Left Blank]

            (5) The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by each Subservicer and Participating Entity pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.



                                          Date:_________________________________



                                          By: __________________________________
                                              Name:
                                              Title:

                                    EXHIBIT U

                              REPRESENTATION LETTER

            THIS AGREEMENT, dated as of June 29, 2007 (the "Agreement") is entered into between Barclays Bank PLC ("BBPLC") and BCAP LLC (the "Depositor").

                                    RECITALS

            WHEREAS, reference is made to the Trust Agreement, dated as of June 1, 2007 (the "Trust Agreement"), among the Depositor, Deutsche Bank National Trust Company, as trustee (the "Trustee"), and Wells Fargo Bank, N. A., as custodian.

            WHEREAS, pursuant to the Seller's Warranties and Servicing Agreement, dated as of March 1, 2007, between BBPLC, as purchaser, and Wells Fargo Bank, N. A. ("Wells Fargo"), as seller, Wells Fargo has made representations and warranties regarding certain Group I Mortgage Loans (as defined in the Trust Agreement) as of the date specified therein (the "Wells Fargo Original Sale Date").

            WHEREAS, pursuant to the Seller's Warranties and Servicing Agreement, dated as of December 1, 2006, between Sutton Funding LLC ("Sutton"), as purchaser, and Chevy Chase Bank, F.S.B. ("Chevy Chase"), as seller, Chevy Chase has made representations and warranties regarding the Group II Mortgage Loans (as defined in the Trust Agreement) as of the date specified therein (the "Chevy Chase Original Sale Date").

            WHEREAS, pursuant to the Master Mortgage Loan Purchase Agreement, dated as of August 30, 2006, between BBPLC, as purchaser, and Countrywide Home Loans, Inc. ("CHL"), as seller (the "Countrywide August Agreement"), CHL has made representations and warranties regarding certain Group I Mortgage Loans (as defined in the Trust Agreement) as of the date specified therein (the "Countrywide Original Sale Date").

            WHEREAS, pursuant to the Master Mortgage Loan Purchase Agreement, dated as of February 26, 2007, between Sutton, as purchaser, and CHL, as seller (together with the Countrywide August Agreement, the "Countrywide Agreements"), CHL has made representations and warranties regarding certain Group I Mortgage Loans (as defined in the Trust Agreement) as of the Countrywide Original Sale Date.

            WHEREAS, pursuant to the Bill of Sale, dated as of June 29, 2007 (the "BPPLC Bill of Sale"), between the Depositor and BPPLC and the Bill of Sale, dated as of June 29, 2007 (the "Sutton Bill of Sale"), between the Depositor and Sutton, BPPLC and Sutton sold the Mortgage Loans to the Depositor.

            WHEREAS, BBPLC is the administrator of Sutton.

            NOW, THEREFORE, the parties hereto agree as follows:

                                   Definitions

            Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Trust Agreement.

                   Representations and Warranties of BBPLC

            With respect to the Group I Mortgage Loans, BBPLC hereby represents to the Depositor that, to the best of its knowledge, no event has occurred since the applicable Wells Fargo Original Sale Date that would render the representations and warranties made by Wells Fargo in paragraphs (a) through
(k), (n), (q), (r), (s), (ff), (xx) and (bbb) of Section 3.02 of the Wells Fargo Agreement to be untrue in any material respect as of the Closing Date.

            With respect to the Group I Mortgage Loans, BBPLC hereby represents to the Depositor that, to the best of its knowledge, no event has occurred since the applicable Countrywide Original Sale Date that would render the representations and warranties made by CHL in paragraphs (a) through (j), (l),
(m), (n), (o), (aa), (bb) and (mm) of Section 3.02 of the Countrywide Agreements to be untrue in any material respect as of the Closing Date.

            With respect to the Group II Mortgage Loans, BBPLC hereby represents to the Depositor that, to the best of its knowledge, no event has occurred since the applicable Chevy Chase Original Sale Date that would render the representations and warranties made by Chevy Chase in paragraphs (a) through
(n), (qq) and (ccc) of Section 3.02 of the Chevy Chase Agreements to be untrue in any material respect as of the Closing Date.

            In addition, BBPLC hereby represents to the Depositor that:

            (i) No Mortgage Loan is a Mortgage Loan categorized as "High Cost" or "Covered" pursuant to Appendix E of Standard & Poor's Glossary. No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act.

            (ii) Each loan at the time it was made complied in all material respects with applicable local, state and federal laws, including, but not limited to, all applicable predatory and abusive lending laws.

                          Repurchase of Mortgage Loans

            In the event of a breach by BBPLC of its representations and warranties above that materially and adversely affects Certificateholders, BBPLC shall repurchase each such Mortgage Loan within 60 days of the earlier of discovery or receipt of notice of breach with respect to each such Mortgage Loan at the Repurchase Price set forth in the Trust Agreement.

                             Third-Party Beneficiary

            This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Trustee and its successors and assigns under the Trust Agreement shall be a third-party beneficiary to the provisions of this Agreement, and shall be entitled to rely upon and directly to enforce such provisions of this Agreement, except as expressly limited by the terms hereof. Except as expressly stated otherwise herein or in the Trust Agreement, any right of the Trustee to direct, appoint, consent to, approve of, or take any action under this Agreement, shall be a right exercised by the Trustee in its sole and absolute discretion.

                                  Governing Law

            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

                                  Counterparts

            This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

                                   Amendments

            This Agreement may be amended from time to time by BBPLC and the Depositor, with the prior written consent of the Trustee.

                            [SIGNATURE PAGE FOLLOWS]

            Executed as of the day and year first above written.

                                       BARCLAY BANK PLC


                                       By:
                                          ______________________________________
                                          Name:
                                          Title:


                                       BCAP LLC


                                       By:
                                          ______________________________________
                                          Name:
                                          Title:

                                    EXHIBIT V

                      FORM OF SUBSEQUENT TRANSFER AGREEMENT

                             BCAP LLC TRUST 2007-AA4

Pursuant to a Purchase Agreement, Chevy Chase Bank, F.S.B. ("Chevy Chase"), has agreed to sell to Sutton Funding LLC (the "Sponsor" certain mortgage loans (each, a "roup II Mortgage Loan"). These Group II Mortgage Loans may in turn be sold by the Sponsor to BCAP LLC (the "Depositor") and then sold by the Depositor to the BCAP LLC Trust 2007-AA4 (the "Trust Fund"). The Trust Fund was established pursuant to a Trust Agreement dated as of June 1, 2007 (the "Trust Agreement"), among BCAP LLC, as depositor, Wells Fargo Bank, National Association, as Custodian ("Custodian"), and Deutsche Bank National Trust Company, as Trustee. The Trust Agreement permits a pre-funding feature, allowing for the acquisition by the Trust Fund of Subsequent Group II Mortgage Loans during the Pre-Funding Period. Representations and warranties with respect to the Group II Mortgage Loans have been made by Chevy Chase pursuant to a separate Assignment and Recognition Agreement.

Capitalized terms used herein and not defined herein have their respective meanings as set forth in the Trust Agreement.

Conveyance of Subsequent Group II Mortgage Loans.

The Sponsor does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Depositor, without recourse (except as otherwise explicitly provided for herein) all of its right, title and interest in and to the Subsequent Group II Mortgage Loans, exclusive of the obligations of the Sponsor or any other Person with respect to the Subsequent Group II Mortgage Loans but including specifically, without limitation, the Mortgages, the Custodial Files and all other documents, materials and properties appurtenant thereto and the Mortgage Notes, including all interest and principal collected by the Sponsor on or with respect to the Subsequent Group II Mortgage Loans after the related Subsequent Cut-off Date, together with all of its right, title and interest in and to the proceeds received after such Subsequent Cut-off Date of any related insurance policies on behalf of the Depositor.

The Depositor does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Trust Fund, without recourse (except as otherwise explicitly provided for herein) all of its right, title and interest in and to the Subsequent Group II Mortgage Loans, exclusive of the obligations of the Depositor or any other Person with respect to the Subsequent Group II Mortgage Loans but including specifically, without limitation, the Mortgages, the Custodial Files and all other documents, materials and properties appurtenant thereto and the Mortgage Notes, including all interest and principal collected by the Depositor on or with respect to the Subsequent Group II Mortgage Loans after the related Subsequent Cut-off Date, together with all of its right, title and interest in and to the proceeds received after such Subsequent Cut-off Date of any related insurance policies on behalf of the Trust Fund.

The expenses and costs relating to the delivery of the Subsequent Group II Mortgage Loans specified in this Subsequent Transfer Agreement and the Trust Agreement shall be borne by the Sponsor.

The Sponsor hereby affirms the representation and warranty set forth in Section
2.03 of the Trust Agreement with respect to the Subsequent Group II Mortgage Loans as of the date hereof. Chevy Chase hereby delivers notice and confirms that each of the conditions set forth in Section 2.01(c) of the Trust Agreement are satisfied as of the date hereof.

Additional terms of the sale are attached hereto as Attachment A.

To the extent permitted by applicable law, this Subsequent Transfer Agreement, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by each Servicer at the Sponsor's expense, but only when accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Subsequent Group II Mortgage Loans.

This Subsequent Transfer Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to the principles of conflicts of laws.

This Subsequent Transfer Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same Agreement.

All terms and conditions of the Trust Agreement are hereby ratified, confirmed and incorporated herein; provided, that in the event of any conflict the provisions of this Subsequent Transfer Agreement shall control over the conflicting provisions of the Trust Agreement.

[Remainder of Page Intentionally Left Blank]

                                         SUTTON FUNDING LLC,
                                              as Sponsor

                                         By:____________________________________
                                            Name:
                                            Title:

                                         BCAP LLC,
                                              as Depositor

                                         By:____________________________________
                                            Name:
                                            Title:

                                         CHEVY CHASE BANK, F.S.B., as a Servicer

                                         By:____________________________________
                                            Name:
                                            Title

                                         Acknowledged by:

                                         DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                              as Trustee

                                         By:____________________________________
                                            Name:
                                            Title: